As filed with the Securities and Exchange Commission on January 31, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CORONADO TOPCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	2835	87-4496285
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1001 Route 202

Raritan, NJ 08869

908-218-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph Busky

Chief Financial Officer

1001 Route 202

Raritan, NJ 08869

908-218-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan A. Murr	Michelle A. Hodges	David I. Brown
Stephen I. Glover	Phillip S. Askim	Bradley C. Faris
Branden C. Berns	Quidel Corporation	Richard Butterwick
Gibson, Dunn & Crutcher LLP	9975 Summers Ridge Road	Latham & Watkins LLP
555 Mission Street, Suite 3000	San Diego, CA 92121	555 Eleventh Street NW, Suite 1000
San Francisco, CA 94105-0921	(858) 552-1100	Washington, D.C. 20004
(415) 393-8373		(202) 637-2200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and completion of the Combinations described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

Information contained in this joint proxy statement/prospectus is subject to completion or amendment. A registration statement relating to the securities being offered by this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION, DATED JANUARY 31, 2022

BUSINESS COMBINATIONS PROPOSED—YOUR VOTE IS VERY IMPORTANT

[●], 2022

On December 22, 2021, Quidel Corporation (“Quidel”) and Ortho Clinical Diagnostics Holdings plc (“Ortho”) entered into a Business Combination Agreement (the “BCA”) by and among Quidel, Ortho, Coronado Topco, Inc. (“Topco”), Orca Holdco, Inc. (“U.S. Holdco Sub”) and Laguna Merger Sub, Inc. (“U.S. Merger Sub”), each wholly owned subsidiaries of Topco, and Orca Holdco 2, Inc., a wholly owned subsidiary of U.S. Holdco Sub (“U.S. Holdco Sub 2”), which provides for the acquisition of Ortho and Quidel by Topco. The combined company will unite world-class technologies and platforms to benefit customers with expanded access to clinical chemistry, immunoassay, molecular diagnostics, immunohematology, donor screening and point-of-care diagnostics offerings. We are extremely pleased about this transaction and look forward to the opportunities it presents. We are sending you this joint proxy statement/prospectus to ask you to vote in favor of these transactions and other related matters.

Pursuant to the BCA, the “Combinations” are expected to be implemented by means of (i) a scheme of arrangement to be undertaken by Ortho under Part 26 of the UK Companies Act (the “Ortho Scheme”), pursuant to which the Scheme Shares (as defined in the Scheme of Arrangement (hereinafter mentioned)) will be acquired by a nominee of Topco (or, if such nominee holds the Ortho Shares today, transferred within the nominee), such that Ortho will become a wholly owned subsidiary of Topco and (ii) a merger (the “Quidel Merger”) of U.S. Merger Sub with and into Quidel immediately following consummation of the Ortho Scheme, with Quidel surviving the merger as a wholly owned subsidiary of Topco. At the effective time of the Ortho Scheme, each Ortho Share, other than Ortho Shares held by Ortho in treasury, will be acquired by a nominee (or, if such nominee holds the Ortho Shares today, transferred within the nominee) on behalf and for the benefit of Topco in exchange for 0.1055 shares of common stock of Topco (the “Topco Shares”) and $7.14 in cash. At the effective time of the Quidel Merger, each share of common stock of Quidel (each, a “Quidel Share”), other than Quidel Shares held by Quidel, Ortho or U.S. Merger Sub, will be converted into the right to receive one Topco Share. The parties intend to list the Topco Shares to be issued in the Combinations on the Nasdaq Global Select Market (“Nasdaq”).

Under the terms of the BCA, which was unanimously approved by the board of directors of each of Quidel and Ortho, Quidel and Ortho are entering into a business combination under Topco, a new holding company to be controlled by Quidel stockholders, in which Ortho will be acquired for the per-share consideration described above, including $1.75 billion of cash in the aggregate, funded through cash on the Quidel balance sheet and expected incremental borrowings. Following the closing of the Combinations, Ortho’s current net debt of $2.0 billion is expected to continue to be outstanding. If the Combinations are completed, Ortho shareholders are expected to own approximately 38% of Topco and Quidel stockholders are expected to own approximately 62% of Topco on a fully diluted basis, based on the respective capitalizations of Ortho and Quidel as of the date the parties entered into the BCA.

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Topco, is a joint proxy statement/prospectus for Quidel and Ortho to solicit proxies for (i) the Quidel stockholders’ meeting to approve and adopt the BCA and the Quidel Merger and (ii) the Ortho shareholder meetings to approve the Ortho Scheme, amend the articles of association of Ortho and authorize the directors of Ortho to take all such action as they may consider necessary or appropriate for carrying the Ortho Scheme into effect. The registration statement includes the scheme circular with respect to the Ortho Scheme (as required by the UK Companies Act) and registers the Topco Shares to be issued in the Combinations.

Your vote is very important. We cannot complete these transactions unless the Quidel stockholders vote to approve the BCA, the Quidel Merger and certain matters related thereto, and the Ortho shareholders vote to approve the Ortho Scheme and certain matters related thereto. The Ortho Scheme also requires the sanction of the High Court of Justice of England and Wales (the “Court”). IT IS IMPORTANT THAT AS MANY ORTHO SHAREHOLDERS AS POSSIBLE VOTE AND/OR PROVIDE VOTING INSTRUCTIONS ON THE ORTHO SCHEME SO THAT THE COURT MAY BE SATISFIED THAT THERE IS A FAIR AND REASONABLE REPRESENTATION OF THE OPINION OF HOLDERS OF INTERESTS IN ORTHO SHARES.

Please carefully read this entire document, including the section entitled “Risk Factors” for a discussion of the risks relating to the Combinations and Topco following the Combinations. None of the SEC, any state securities regulatory authority or the UK Financial Conduct Authority (the “FCA”) has approved or disapproved of the Combinations or the securities to be issued in the Combinations or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

For the avoidance of doubt, this joint proxy statement/prospectus is not intended to be, and is not, a prospectus for the purposes of the Prospectus Rules made under Part 6 of the UK Financial Services and Markets Act 2000 (as set out in the FCA’s Handbook).

The accompanying joint proxy statement/prospectus is dated [●], 2022, and is first being mailed to Quidel stockholders and Ortho shareholders on or about [●], 2022.

Ortho Clinical Diagnostics Holdings plc

(Incorporated and registered in England and

Wales with registered number 13084624)

NOTICE OF COURT MEETING

TO BE HELD ON [●], 2022

IN THE HIGH COURT OF JUSTICE	CR-[●]

BUSINESS AND PROPERTY COURTS OF ENGLAND AND WALES

COMPANIES COURT (ChD)

IN THE MATTER OF ORTHO CLINICAL DIAGNOSTICS HOLDINGS PLC

– and –

IN THE MATTER OF THE UK COMPANIES ACT

NOTICE IS HEREBY GIVEN that, by an order dated [●], 2022, made in the above matters, the High Court of Justice of England and Wales (the “Court”) has given permission for a meeting (the “Ortho Court Meeting”) to be convened of the holders of Scheme Shares (as defined in the Scheme of Arrangement hereinafter mentioned) as at the Voting Record Time (each such term having the meaning given to it in the Scheme, as defined below) for the purpose of considering and, if thought fit, approving (with or without modification) a scheme of arrangement proposed to be made pursuant to Part 26 of the UK Companies Act (the “UK Companies Act”) between Ortho Clinical Diagnostics Holdings plc (“Ortho”) and the holders of the Scheme Shares (the “Scheme” or the “Scheme of Arrangement”) and that the Ortho Court Meeting will be held at [●], United States on [●], 2022, at [●] [a.m./ p.m.] (Eastern Standard Time) and [●] [a.m./ p.m.] (London time) at which place and time all Scheme Shareholders (as defined in the Scheme of Arrangement) are requested to attend by following the step by step procedures (see the below section entitled “Instructions for Accessing the Virtual Meeting Platform”).

A copy of the Scheme and a copy of the explanatory statement required to be published pursuant to Section 897 of the UK Companies Act are incorporated in the accompanying joint proxy statement/prospectus of which this notice forms part.

Unless the context requires otherwise, any capitalized term used but not defined in this notice shall have the meaning given to such term in the accompanying joint proxy statement/prospectus.

Voting on the resolution to approve the Scheme will be by poll, which shall be conducted as the Chair of the Ortho Court Meeting may determine. The poll shall remain open for a period of thirty minutes following the discussion of the matters to be determined at the Ortho Court Meeting to enable Scheme Shareholders to amend their vote, if they so wish.

Right to Appoint a Proxy; Procedure for Appointment

Scheme Shareholders are strongly encouraged to submit proxy appointments and instructions for the Ortho Court Meeting as soon as possible, using any of the methods (by hand, post or online) set out in the below Notes to this notice. Scheme Shareholders are also strongly encouraged to appoint the Chair of the Ortho Court Meeting as their proxy. If any other person is appointed as proxy, he or she will not be permitted to attend the Ortho Court Meeting in person, but will be able to attend, submit written questions and vote at the Ortho Court Meeting remotely via the Virtual Meeting Platform (as defined below). Instructions for accessing the Virtual Meeting Platform and information on how to appoint a proxy are set out in the below Notes to this notice.

Voting Record Time

Entitlement to attend (remotely, via the Virtual Meeting Platform) and vote (remotely, via the Virtual Meeting Platform, or by proxy) at the Ortho Court Meeting or any adjournment thereof and the number of votes which may be cast at the Ortho Court Meeting will be determined by reference to the register of members of Ortho at the “Voting Record Time,” which is [●] [a.m./ p.m.] (Eastern Standard Time) and [6:00] p.m. (London time) on [●], 2022 the date that is two Business Days (as defined herein) prior to the Ortho Court Meeting, or, if the Ortho Court Meeting is adjourned, [●] [a.m./ p.m.] (Eastern Standard Time) and [6:00] p.m. (London time) on the date which is two Business Days before the date fixed for the adjourned meeting. Changes to the register of members of Ortho after the relevant time shall be disregarded in determining the rights of any person to attend (remotely, via the Virtual Meeting Platform) and vote (remotely, via the Virtual Meeting Platform, or by proxy) at the Ortho Court Meeting.

Joint Holders

In the case of joint holders of Scheme Shares, the vote or appointment by (as applicable) the most senior who tenders a vote, whether remotely, via the Virtual Meeting Platform, or by proxy, will be accepted to the exclusion of the vote(s) or purported appointment(s) (as applicable) of the other joint holder(s). For this purpose, seniority will be determined by the order in which the names stand in the register of members of Ortho in respect of the joint holding.

Corporate Representatives

As an alternative to appointing a proxy, any holder of Scheme Shares which is a corporation may appoint one or more corporate representatives who may exercise on its behalf all its powers as a member, provided that if two or more corporate representatives purport to vote in respect of the same shares, if they purport to exercise the power in the same way as each other, the power is treated as exercised in that way, and in other cases the power is treated as not exercised.

By the said order, the Court has appointed Christopher Smith, or failing him, any other Ortho director to act as Chair of the Ortho Court Meeting and has directed the Chair to report the result thereof to the Court. The Scheme of Arrangement will be subject to the subsequent sanction of the Court.

YOUR VOTE IS IMPORTANT

Your vote at the Ortho Court Meeting is very important. You are strongly encouraged to submit proxy appointments and instructions for the Ortho Court Meeting as soon as possible.

Dated [●], 2022

Latham & Watkins (London) LLP

99 Bishopsgate

London EC2M 3XF

Solicitors for the Company

Notes:

The following notes explain your general rights as a Scheme Shareholder and your right to remotely attend and vote at the Ortho Court Meeting or to appoint a proxy to vote on your behalf.

1.	COVID-19 RESTRICTIONS

At the time of publication of this Notice, the UK Government has removed restrictions on large public gatherings. However, in light of the ongoing restrictions in the United States and the uncertainty surrounding COVID-19 and the possible reintroduction by the UK Government of measures restricting large public gatherings, and in order to protect the health and safety of the Ortho shareholders and Ortho directors, officers and employees, Ortho shareholders will not be permitted to attend the Ortho Court Meeting in person, except for the Chair of the Ortho Court Meeting and anyone else nominated by the Chair of the Ortho Court Meeting.

The COVID-19 situation is constantly evolving, and the UK and U.S. Governments may change current restrictions or implement further measures relating to the holding of shareholder meetings during the affected period. Any changes to the arrangements for the Ortho Court Meeting will be publicly communicated to Scheme Shareholders before the Ortho Court Meeting, including through Ortho’s investor relations website https://ir.orthoclinicaldiagnostics.com. The information contained on Ortho’s website is not incorporated into, and does not form a part of, the accompanying joint proxy statement/prospectus or any other report or document on file with or furnished to the U.S. Securities and Exchange Commission (the “SEC”).

2.	INSTRUCTIONS FOR ACCESSING THE VIRTUAL MEETING PLATFORM

Scheme Shareholders will be given the opportunity to remotely attend, speak, submit written questions and vote at the Ortho Court Meeting via a virtual meeting platform provided by Lumi AGM UK Limited (the “Virtual Meeting Platform”). Holders of the beneficial interests in Ortho ordinary shares will be able to submit written questions by email to IR@orthoclinicaldiagnostics.com (emails must be received no less than 48 hours before the start of the Ortho Court Meeting) and via the Virtual Meeting Platform from 7 days prior to the start of the Ortho Court Meeting and observe the Ortho Court Meeting remotely via the Virtual Meeting Platform. Access to the Virtual Meeting Platform will be in line with the steps set out below for Scheme Shareholders, provided such beneficiaries shall not be entitled to vote through such Virtual Meeting Platform. Please see the section entitled “Explanatory Statement—Beneficial Holders” of this joint proxy statement/prospectus for further information in respect of such holdings and interests.

Scheme Shareholders can access the Virtual Meeting Platform using a web browser, on a PC or smartphone device. The web browser must be compatible with the latest browser versions of Chrome, Firefox, Edge and Safari. To remotely attend, speak, submit written questions and/or vote using this method, please go to https://web.lumiagm.com.

(a)	How to access and vote at the Ortho Court Meeting remotely if you are a Scheme Shareholder

•	Log in at https://web.lumiagm.com/ at least 15 minutes before the Ortho Court Meeting starts.

•	Enter the meeting ID: [●].

•	Click on “I have a login.”

•	Enter your control number (which can be found on the Form of Proxy).

•	Enter the password: [●] (case sensitive).

If you are unable to access your control number, please call [Computershare], Ortho’s registrar, between [9:00] a.m. and [5:30] p.m. Monday to Friday [(except English and Welsh public holidays)] at [●]. Calls from outside the UK will be charged at the applicable international rate. Calls are charged at the standard geographic rate and will vary by provider. Different charges may apply to calls from mobile telephones. Please note that calls may be monitored or recorded and [Computershare], Ortho’s registrar, cannot provide advice on the merits of the Combinations or the Scheme or give any financial, legal or tax advice.

Access to the Ortho Court Meeting will be available from [●] [a.m./ p.m.] (Eastern Standard Time) and [a.m./ p.m.] (London time) on [●], 2022, although the voting functionality will not be enabled until the Chair of the Ortho Court Meeting declares the poll open. Scheme Shareholders will be permitted to speak and submit written questions (via the Virtual Meeting Platform) to the Ortho directors during the course of the Ortho Court Meeting. Scheme Shareholders may also submit written questions in advance of the Ortho Court Meeting by email to IR@orthoclinicaldiagnostics.com and via the Virtual Meeting Platform from 7 days prior to the start of the Ortho Court Meeting. Emails must be received no less than 48 hours before the start of the Ortho Court Meeting. The Chair of the Ortho Court Meeting will ensure that relevant matters relating to the formal business of the Ortho Court Meeting are addressed in the Ortho Court Meeting.

During the Ortho Court Meeting, you must ensure you are connected to the Internet at all times in order to submit written questions and vote when the Chair commences polling. Therefore, it is your responsibility to ensure connectivity for the duration of the Ortho Court Meeting via your wireless or other Internet connection. The Virtual Meeting Guide, which is available on Ortho’s investor relations website at https://ir.orthoclinicaldiagnostics.com, contains further information on accessing and participating in the Ortho Court Meeting remotely via the Virtual Meeting Platform. The information contained on Ortho’s website is not incorporated into, and does not form a part of, the accompanying joint proxy statement/prospectus or any other report or document on file with or furnished to the SEC.

If you wish to appoint a proxy and for them to attend the Ortho Court Meeting on the Virtual Meeting Platform on your behalf, please contact [Computershare], Ortho’s registrar, at [●].

If your ordinary shares are held through a broker, bank, trust company or other nominee and you wish to access the Virtual Meeting Platform, you will need to contact your broker, bank, trust company or other nominee immediately. Your broker, bank, trust company or other nominee will need to have completed a [letter of representation] and presented this to [Computershare], Ortho’s registrar, no later than 72 hours before the start of the meeting in order to obtain your unique login code and PIN number to access the Virtual Meeting Platform. If you are in any doubt about your shareholding, please contact [Computershare], Ortho’s registrar, at [●].

Lines are open from [●] [a.m./ p.m.] (Eastern Standard Time) and 9:00 a.m. to 5:30 p.m. (London time) Monday to Friday; calls are charged at the standard geographic rate and will vary by provider. Calls outside the UK will be charged at the applicable international rate.

3.	RIGHT TO APPOINT A PROXY; PROCEDURE FOR APPOINTMENT

Scheme Shareholders are strongly encouraged to submit proxy appointments and instructions for the Ortho Court Meeting as soon as possible, using any of the methods (by hand, post or online) set out below. Scheme Shareholders are also strongly encouraged to appoint the Chair of the Ortho Court Meeting as their proxy. If any other person is appointed as proxy, he or she will not be permitted to attend the Ortho Court Meeting in person, but will be able to attend, submit written questions and vote at the Ortho Court Meeting remotely via the Virtual Meeting Platform as described above.

The completion and return of the blue form of proxy by post (or appointment of a proxy online) will not prevent you from remotely attending, submitting questions and voting at the Ortho Court Meeting, in each case via the Virtual Meeting Platform, if you are entitled to and wish to do so.

Scheme Shareholders are entitled to attend and vote at the Ortho Court Meeting and may appoint one or more proxies to exercise all or any of such Scheme Shareholder’s rights to attend, submit written questions and, on a poll, to vote (in each case, remotely, via the Virtual Meeting Platform), on their behalf. A proxy need not be a Scheme Shareholder but must attend the meeting for the Scheme Shareholder’s vote to be counted. If a Scheme Shareholder appoints more than one proxy to attend the meeting, each proxy must be appointed to exercise the rights attached to a different share or shares held by the Scheme Shareholder. If a Scheme Shareholder wishes to appoint more than one proxy, they should contact [Computershare], Ortho’s registrar, for further blue forms of proxy or photocopy the blue form of proxy as required.

Scheme Shareholders who do not appoint a proxy will still be entitled to remotely attend, submit written questions and vote at the Ortho Court Meeting via the Virtual Meeting Platform.

The Chair shall seek the consent of the Court to be at liberty to accept forms of proxy (and to accept as having voted the number of Scheme Shares in respect of which the relevant Scheme Shareholder seeks to vote) notwithstanding that the form of proxy has not been completed in accordance with the instructions contained in the forms of proxy, provided the Chair considers that the information contained in the forms of proxy is sufficient to establish the entitlement of the Scheme Shareholder to vote and provided further that the Chair is satisfied as to the authority of the persons signing it to do so. In addition, the Chair shall seek the consent of the Court to be at liberty to accept any other forms of proxy or form of voting instructions that are customarily provided in relation to companies that are listed on Nasdaq.

(a)	Sending blue form of proxy by post

A blue form of proxy, for use at the Ortho Court Meeting, has been provided with this notice. Instructions for its use are set out on the form. It is requested that the blue form of proxy (together with any power of attorney or other authority, if any, under which it is signed, or a duly certified copy thereof) be returned in the pre-paid envelope provided by [Computershare], Ortho’s registrar, to [●], so as to be received as soon as possible and in any event not later than [●][a.m./ p.m.] (Eastern Standard Time) and [●] [a.m./ p.m.] (London time) on [●], 2022 (or, in the case of an adjournment of the Ortho Court Meeting, 48 hours (excluding any part of such 48-hour period falling on a non-working day) before the time appointed for the adjourned meeting).

If the blue form of proxy for the Ortho Court Meeting is not received by [Computershare], Ortho’s registrar, by the relevant time, it may be emailed to [●] or handed to the Chair at any time prior to the commencement of the Ortho Court Meeting otherwise it will be invalid.

(b)	Online appointment of proxies

As an alternative to completing and returning the printed blue form of proxy, proxies may be appointed electronically by logging on to the following website: [●] and following the instructions therein. Full details of the procedure to be followed to appoint a proxy electronically are given on the website. For an electronic proxy appointment to be valid, the appointment must be received by [Computershare], Ortho’s registrar, not later than 48 hours (excluding any part of such 48-hour period falling on a non-working day) before the time fixed for the Ortho Court Meeting or any adjournment thereof. If the electronic proxy appointment is not received by this time, the blue form of proxy may be emailed to [●] or handed to the Chair any time prior to the commencement of the Ortho Court Meeting or any adjournment thereof. Full details of the procedure to be followed to appoint a proxy electronically are given on the website referred to above.

(c)	Appointment of a proxy by joint holders

In the case of joint holders, where more than one of the joint holders purports to appoint one or more proxies, only the purported appointment submitted by the most senior holder will be accepted. For this purpose, seniority shall be determined by the order in which the names of the joint holders stand in the register of members of Ortho in respect of the joint holding.

4.	VOTES TO BE TAKEN BY A POLL AND RESULTS

At the Ortho Court Meeting, voting will be by poll rather than a show of hands. This is a more transparent method of voting as member votes are to be counted according to the number of ordinary shares held. The poll shall remain open for a period of thirty minutes following the discussion of the matters to be determined at the Ortho Court Meeting to enable Scheme Shareholders to amend their vote, if they so wish. The results of the poll will be announced by the filing of a Current Report on Form 8-K with the SEC and published on Ortho’s Internet website as soon as reasonably practicable following the conclusion of the Ortho Court Meeting.

Scheme Shareholders can either vote “FOR” or “AGAINST” the resolution approving the Scheme.

5.	WEBSITE PROVIDING INFORMATION REGARDING THE ORTHO COURT MEETING

Information regarding the Ortho Court Meeting and a copy of this Notice may be found on Ortho’s investor relations website at https://ir.orthoclinicaldiagnostics.com. The information contained on Ortho’s website is not incorporated into, and does not form a part of, this joint proxy statement/prospectus or any other report or document on file with or furnished to the SEC.

6.	ISSUED SHARE CAPITAL AND TOTAL VOTING RIGHTS

As at [●], 2022 (being the latest practicable date prior to the publication of this Notice), Ortho’s issued share capital consisted of [●] ordinary shares carrying one vote each. Therefore, the total voting rights in Ortho as at [●], 2022 were [●] votes.

Ortho Clinical Diagnostics Holdings plc

(Incorporated and registered in England and

Wales with registered number 13084624)

NOTICE OF GENERAL MEETING OF

ORTHO CLINICAL DIAGNOSTICS HOLDINGS PLC

TO BE HELD ON [●], 2022

NOTICE is hereby given that a General Meeting (the “Ortho General Meeting” and, together with the “Ortho Court Meeting,” the “Ortho Shareholder Meetings”) of Ortho Clinical Diagnostics Holdings plc, a public limited company incorporated under the laws of England and Wales (“Ortho”), will be held on [●], 2022, at [●][a.m./ p.m.] (Eastern Standard Time) and [●] [a.m./ p.m.] (London time) (or as soon thereafter as the meeting permitted by the High Court of Justice of England and Wales (the “Court”) (the “Ortho Court Meeting”) is concluded or adjourned), at [●], United States for the purpose of considering and, if thought fit, passing the following resolutions, one of which is a special resolution and one of which is an ordinary resolution.

Unless the context requires otherwise, any capitalized term used but not defined in this notice shall have the meaning given to such term in the accompanying joint proxy statement/prospectus.

Special resolution

General Authorization to Carry Scheme into Effect and Amendment of the Articles of Association

1.

THAT, for the purpose of giving effect to the scheme of arrangement dated [●], 2022 between Ortho and the holders of Scheme Shares (as defined in such scheme of arrangement), a print of which has been produced to this meeting and, for the purposes of identification, signed by the Chair of this meeting, in its original form or with or subject to any modification, addition, or condition as may be agreed from time to time (including, for the avoidance of doubt, after the date of this resolution) between Ortho, Quidel Corporation, a Delaware corporation (“Quidel”), Coronado Topco, Inc. a Delaware corporation and wholly owned subsidiary of Ortho (“Topco”), Laguna Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Topco (“U.S. Merger Sub”), Orca Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Topco (“U.S. Holdco Sub”), Orca Holdco 2, Inc., a Delaware corporation and wholly owned subsidiary of U.S. Holdco Sub (“U.S. Holdco Sub 2”) and which (if required) is approved by the High Court of Justice of England and Wales (the “Court”), or which is otherwise imposed by the Court and is mutually acceptable to Ortho, Quidel and Topco, each acting reasonably and in good faith (the “Scheme”):

(A)

the directors of Ortho (or a duly authorized committee of the directors) be and are hereby authorized to take all such action as they may consider necessary or appropriate for carrying the Scheme into effect; and

(B)

with effect from the passing of this special resolution, the draft articles of association of Ortho attached to this joint proxy statement/prospectus as Annex F and is incorporated herein by reference be adopted as the articles of association of Ortho in substitution for, and to the exclusion of, Ortho’s existing articles of association.

Ordinary resolution

Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements

2.

THAT, the compensation that may be paid or become payable to Ortho’s named executive officers in connection with the Combinations, as disclosed in the table entitled “Interests of Certain Persons in the Combinations (Ortho)—Golden Parachute Compensation” of the accompanying joint proxy statement/prospectus, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby approved.

YOUR VOTE IS IMPORTANT

Your vote at the Ortho General Meeting is very important. You are strongly encouraged to submit proxy appointments and instructions for the Ortho General Meeting as soon as possible.

By Order of the Board

Michael A. Schlesinger
Company Secretary

Registered Office:

Felindre Meadows, Pencoed, Bridgend Mid Glamorgan, Wales, CF35 5PZ

Ortho Clinical Diagnostics Holdings plc

Registered in England and Wales No. 13084624

Notes:

The following notes explain your general rights as an Ortho shareholder and your right to remotely attend and vote at the Ortho General Meeting or to appoint someone else to vote on your behalf.

1.	COVID-19 RESTRICTIONS

At the time of publication of this Notice, the UK Government has removed restrictions on large public gatherings. However, in light of the ongoing restrictions in the United States and the uncertainty surrounding COVID-19 and the possible reintroduction by the UK Government of measures restricting large public gatherings, and in order to protect the health and safety of the Ortho shareholders and Ortho directors, officers and employees, Ortho shareholders will not be permitted to attend the Ortho General Meeting in person, except for the Chair of the Ortho Court Meeting and anyone else nominated by the Chair of the Ortho General Meeting.

The COVID-19 situation is constantly evolving, and the UK and U.S. Governments may change current restrictions or implement further measures relating to the holding of shareholder meetings during the affected period. Any changes to the arrangements for the Ortho General Meeting will be publicly communicated to Ortho’s shareholders before the Ortho General Meeting, including through Ortho’s investor relations website https://ir.orthoclinicaldiagnostics.com. The information contained on Ortho’s website is not incorporated into, and does not form a part of, the accompanying joint proxy statement/prospectus or any other report or document on file with or furnished to the U.S. Securities and Exchange Commission (the “SEC”).

2.	INSTRUCTIONS FOR ACCESSING THE VIRTUAL MEETING PLATFORM

Ortho shareholders will be given the opportunity to remotely attend, speak, submit written questions and vote at the Ortho General Meeting via a virtual meeting platform provided by Lumi AGM UK Limited (the “Virtual Meeting Platform”). Holders of the beneficial interests in Ortho ordinary shares will be able to submit written questions by email to [●] (emails must be received no less than 48 hours before the start of the Ortho General Meeting) and via the Virtual Meeting Platform from 7 days prior to the start of the Ortho General Meeting and observe the Ortho General Meeting remotely via the Virtual Meeting Platform. Access to the Virtual Meeting Platform will be in line with the steps set out below for Ortho shareholders, provided such beneficiaries shall not be entitled to vote through such Virtual Meeting Platform. Please see the section entitled “Explanatory Statement—Beneficial Holders” of this joint proxy statement/prospectus for further information in respect of such holdings and interests.

Ortho shareholders can access the Virtual Meeting Platform using a web browser on a PC or smartphone device. The web browser must be compatible with the latest browser versions of Chrome, Firefox, Edge and Safari. To remotely attend, submit written questions and/or vote using this method, please go to https://web.lumiagm.com.

(a)	How to access and vote at the Ortho General Meeting remotely if you are an Ortho shareholder

•	Log in at https://web.lumiagm.com/ at least 15 minutes before the Ortho General Meeting starts.

•	Enter the meeting ID: [●].

•	Click on “I have a login.”

•	Enter your control number (which can be found on the Form of Proxy).

•	Enter the password: [●] (case sensitive).

If you are unable to access your control number, please call [Computershare], Ortho’s registrar, between 9:00 a.m. and 5:30 p.m. Monday to Friday (except English and Welsh public holidays) at [●]. Calls from outside the UK will be charged at the applicable international rate. Different charges may apply to calls from mobile telephones. Please note that calls may be monitored or recorded and [Computershare], Ortho’s registrar, cannot provide advice on the merits of the Combinations or the Scheme or give any financial, legal or tax advice.

Access to the Ortho General Meeting will be available from [●] [a.m./ p.m.] (Eastern Standard Time) and [a.m./ p.m.] (London time) on [●], 2022, although the voting functionality will not be enabled until the Chair of the Ortho General Meeting declares the poll open. Ortho shareholders will be permitted to speak and submit written questions (via the Virtual Meeting Platform) to the Ortho directors during the course of the Ortho General Meeting. Ortho shareholders may also submit written questions in advance of the Ortho General Meeting by email to [●] and via the Virtual Meeting Platform from

7 days prior to the start of the Ortho General Meeting. Emails must be received no less than 48 hours before the start of the Ortho General Meeting. The Chair of the Ortho General Meeting will ensure that relevant matters relating to the formal business of the Ortho General Meeting are addressed in the Ortho General Meeting.

During the Ortho General Meeting, you must ensure you are connected to the Internet at all times in order to submit written questions and vote when the Chair of the Ortho General Meeting commences polling. Therefore, it is your responsibility to ensure connectivity for the duration of the Ortho General Meeting via your wireless or other Internet connection. The Virtual Meeting Guide, which is available on Ortho’s investor relations website at https://ir.orthoclinicaldiagnostics.com, contains further information on accessing and participating in the Ortho General Meeting remotely via the Virtual Meeting Platform. The information contained on Ortho’s website is not incorporated into, and does not form a part of, the accompanying joint proxy statement/prospectus or any other report or document on file with or furnished to the SEC.

If you wish to appoint a proxy and for them to attend the Ortho General Meeting on the Virtual Meeting Platform on your behalf, please contact [Computershare], Ortho’s registrar, at +44 (0)371 277 1020.

If your shares are held through a broker, bank, trust company or other nominee and you wish to access the Virtual Meeting Platform, you will need to contact your broker, bank, trust company or other nominee immediately. Your broker, bank, trust company or other nominee will need to have completed a letter of representation and presented this [Computershare], Ortho’s registrar, no later than 72 hours before the start of the meeting in order to obtain your unique login code and PIN number to access the Virtual Meeting Platform. If you are in any doubt about your shareholding, please contact [Computershare], Ortho’s registrar, at [●].

Lines are open from [●] [a.m./ p.m.] (Eastern Standard Time) and 9:00 a.m. to 5:30 p.m. Monday to Friday (London time); calls are charged at the standard geographic rate and will vary by provider. Calls outside the UK will be charged at the applicable international rate.

3.	ENTITLEMENT TO ATTEND AND VOTE

Ortho has specified that only those shareholders registered on the register of members of Ortho at [●] [a.m./ p.m.] (Eastern Standard Time) and [6:00] p.m. (London time) on [●], 2022 (or, if the meeting is adjourned to a time more than 48 hours (excluding any part of a day that is a working day) after such time, at [●] [a.m./ p.m.] (Eastern Standard Time) and [6:00] p.m. (London time) on the day which is two days prior to the date of the adjourned meeting) (the “Voting Record Time”) shall be entitled to attend (remotely, via the Virtual Meeting Platform) and vote (remotely, via the Virtual Meeting Platform, or by proxy) at the Ortho General Meeting in respect of the number of ordinary shares registered in their name at that time. If the meeting is adjourned to a time not more than 48 hours after the Voting Record Time, that time will also apply for the purpose of determining the entitlement of members to attend and vote (and for the purposes of determining the number of votes they may cast) at the adjourned meeting. Changes to the register of members after the relevant deadline shall be disregarded in determining the rights of any person to attend and vote at the meeting.

4.	RIGHT TO APPOINT A PROXY; PROCEDURE FOR APPOINTMENT

Ortho shareholders are strongly encouraged to submit proxy appointments and instructions for the Ortho General Meeting as soon as possible, using any of the methods (by hand, post or online) set out below. Ortho shareholders are also strongly encouraged to appoint the Chair of the Ortho General Meeting as their proxy. An Ortho shareholder entitled to attend and vote at the Ortho General Meeting may appoint one or more proxies to exercise all or any of such Ortho shareholder’s rights to attend, submit written questions and, on a poll, to vote (in each case, remotely, via the Virtual Meeting Platform), on their behalf. If any other person is appointed as proxy, he or she will not be permitted to attend the Ortho General Meeting in person, but will be able to attend, submit written questions and vote at the Ortho General Meeting remotely via the Virtual Meeting Platform as described above.

The completion and return of the white form of proxy by post (or appointment of a proxy online) will not prevent you from remotely attending, submitting questions and voting at the Ortho General Meeting, in each case via the Virtual Meeting Platform, if you are entitled to and wish to do so.

An Ortho shareholder entitled to attend and vote at the Ortho General Meeting may appoint one or more proxies to exercise all or any of such Ortho shareholder’s rights to attend, submit written questions and, on a poll, to vote (in each case, remotely, via the Virtual Meeting Platform), on their behalf. A proxy need not be an Ortho shareholder but must remotely attend the Ortho General Meeting for the Ortho shareholder’s vote to be counted. If an Ortho shareholder appoints more than one proxy to attend the meeting, each proxy must be appointed to exercise the rights attached to a different share or shares held by the Ortho shareholder. If an Ortho shareholder wishes to appoint more than one proxy, the shareholder should contact [Computershare], Ortho’s registrar, for further white forms of proxy or photocopy the white form of proxy as required.

Ortho shareholders who do not appoint a proxy will still be entitled to remotely attend, submit written questions and vote at the Ortho General Meeting via the Virtual Meeting Platform.

(a)	Sending white form of proxy by post

A white form of proxy, for use at the Ortho General Meeting, has been provided with this notice. Instructions for its use are set out on the form. It is requested that the white form of proxy (together with any power of attorney or other authority, if any, under which it is signed, or a duly certified copy thereof) be returned in the pre-paid envelope provided by [Computershare], Ortho’s registrar, to [●], United Kingdom, so as to be received as soon as possible and in any event not later than [●] [a.m./ p.m.] (Eastern Standard Time) and [a.m./ p.m.] (London time) on [●], 2022 (or, in the case of an adjournment of the Ortho General Meeting, 48 hours (excluding any part of such 48-hour period falling on a non-working day) before the time appointed for the adjourned meeting).

If the white form of proxy for the Ortho General Meeting is not received by [Computershare], Ortho’s registrar, by the relevant time, it may be emailed to [●] or handed to the Chair at any time prior to the commencement of the Ortho General Meeting otherwise it will be invalid.

(b)	Online appointment of proxies

As an alternative to completing and returning the printed white form of proxy, proxies may be appointed electronically by logging on to the following website: [●] and following the instructions therein. Full details of the procedure to be followed to appoint a proxy electronically are given on the website referred to above. For an electronic proxy appointment to be valid, the appointment must be received by [Computershare], Ortho’s registrar, not later than 48 hours (excluding any part of such 48-hour period falling on a non-working day) before the time fixed for the Ortho General Meeting or any adjournment thereof. If the electronic proxy appointment is not received by this time, the white form of proxy may be emailed to [●] or handed to the Chair any time prior to the commencement of the Ortho General Meeting or any adjournment thereof. Full details of the procedure to be followed to appoint a proxy electronically are given on the website referred to above.

5.	APPOINTMENT OF A PROXY BY JOINT HOLDERS

In the case of joint holders, where more than one of the joint holders purports to appoint one or more proxies, only the purported appointment submitted by the most senior holder will be accepted. For this purpose, seniority shall be determined by the order in which the names of the joint holders stand in the register of members of Ortho in respect of the joint holding.

6.	CORPORATE REPRESENTATIVES

As an alternative to appointing a proxy, any Ortho shareholder which is a corporation may appoint one or more corporate representatives who may exercise on its behalf all of its powers, provided that if two or more representatives purport to vote in respect of the same shares: if they purport to exercise the power in the same way as each other, the power is treated as exercised in that way; and in other cases, the power is treated as not exercised.

7.	VOTES TO BE TAKEN BY A POLL AND RESULTS

At the Ortho General Meeting, voting on the resolutions will be by poll rather than a show of hands. This is a more transparent method of voting as member votes are to be counted according to the number of ordinary shares held. The poll shall remain open for a period of thirty minutes following the discussion of the matters to be determined at the Ortho General Meeting to enable Ortho shareholders to amend their vote, if they so wish. The results of the poll will be announced by the filing of a Current Report on Form 8-K with the SEC and published on Ortho’s Internet website as soon as reasonably practicable following the conclusion of the Ortho General Meeting.

The “WITHHELD” option on the form of proxy is provided to enable Ortho shareholders to abstain from voting on the resolutions. However, a vote withheld is not a vote in law and will not be counted in the calculation of proportion of votes “FOR” and “AGAINST” the resolutions.

8.	WEBSITE PROVIDING INFORMATION REGARDING THE ORTHO GENERAL MEETING

Information regarding the Ortho General Meeting and a copy of this Notice may be found on Ortho’s investor relations website at https://ir.orthoclinicaldiagnostics.com. The information contained on Ortho’s website is not incorporated into, and does not form a part of, this joint proxy statement/prospectus or any other report or document on file with or furnished to the SEC.

9.	ISSUED SHARE CAPITAL AND TOTAL VOTING RIGHTS

As at [●], 2022 (being the latest practicable date prior to the publication of this Notice), Ortho’s issued share capital consisted of [●] ordinary shares carrying one vote each. Therefore, the total voting rights in Ortho as at [●], 2022 were [●] votes.

10.	FURTHER QUESTIONS AND COMMUNICATION

As set out in paragraph 1 above, Ortho shareholders will be permitted to submit written questions (via the Virtual Meeting Platform) to the Ortho directors during the course of the Ortho General Meeting. The Chair of the Ortho General Meeting will ensure that relevant matters relating to the formal business of the Ortho General Meeting are addressed in the Ortho General Meeting.

Ortho shareholders who have any queries about the Ortho General Meeting should contact the Shareholder Helpline operated by [Computershare], Ortho’s registrar, between 9:00 a.m. and 5:30 p.m. Monday to Friday (except English and Welsh public holidays) at [●]. Calls from outside the UK will be charged at the applicable international rate. Calls are charged at the standard geographic rate and will vary by provider. Different charges may apply to calls from mobile telephones. Please note that calls may be monitored or recorded and [Computershare], Ortho’s registrar, cannot provide advice on the merits of the Combinations or the Scheme or give any financial, legal or tax advice.

Ortho shareholders may not use any electronic address or fax number provided in this Notice or in any related documents to communicate with Ortho for any purpose other than those expressly stated. Any electronic communications, including the lodgment of any electronic proxy appointment, received by Ortho or its agents that is found to contain any virus will not be accepted.

QUIDEL CORPORATION

9975 Summers Ridge Road

San Diego, California 92121

(858) 552-1100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [●], 2022

To the Stockholders of Quidel Corporation (“Quidel”):

The special meeting of stockholders of Quidel (together with any adjournments or postponements thereof, the “Quidel Stockholders’ Meeting”) will be held on [●], 2022, at [●] a.m., Pacific Time.

PLACE	The Quidel Stockholders’ Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/QDEL2022SM.

ITEMS OF BUSINESS

1.  Proposal to approve and adopt the Business Combination Agreement (the “BCA”), dated December 22, 2021, by and among Quidel, Ortho Clinical Diagnostics Holdings plc (“Ortho”), Coronado Topco, Inc. (“Topco”), Orca Holdco, Inc. (“U.S. Holdco Sub”) and Laguna Merger Sub, Inc. (“U.S. Merger Sub”), each wholly owned subsidiaries of Topco, and Orca Holdco 2, Inc., a wholly owned subsidiary of U.S. Holdco Sub, including the Quidel Merger (as defined in this joint proxy statement/prospectus) and the transactions contemplated thereby (the “Merger Proposal”)

2.  Proposal to approve, on a non-binding, advisory basis, certain compensation arrangements for Quidel’s named executive officers in connection with the BCA (the “Advisory Merger Compensation Proposal”)

3.  Proposal to approve any motion to adjourn the Quidel Stockholders’ Meeting to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Quidel Stockholders’ Meeting to approve the Merger Proposal (the “Adjournment Proposal”)

RECORD DATE	[●], 2022

PROXY VOTING	It is important that your shares be represented and voted at the Quidel Stockholders’ Meeting. You can submit a proxy to vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card or voting instruction card. Voting instructions are printed on your proxy card and are included in this joint proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, follow the instructions you receive from your nominee on how to vote your shares. You can revoke a proxy at any time prior to its exercise at the Quidel Stockholders’ Meeting by following the instructions in the joint proxy statement/prospectus or by voting your shares virtually at the Quidel Stockholders’ Meeting. Virtual attendance by stockholders of record at the Quidel Stockholders’ Meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Quidel Stockholders’ Meeting.

This joint proxy statement/prospectus describes the proposals listed above in more detail. Please refer to the attached document, including the BCA and all other annexes and any documents incorporated by reference herein, for further information with respect to the business to be transacted at the Quidel Stockholders’ Meeting.

Your proxy is being solicited by the Quidel board of directors. The Quidel board of directors has determined that the transactions to be implemented pursuant to the BCA (the “Combinations”), including the Quidel Merger and the other transactions contemplated by the BCA, are consistent with and will further the business strategies and goals of Quidel, and are in the best interests of Quidel and its stockholders, and (a) has unanimously approved and declared advisable the BCA and Combinations, including the Quidel Merger and the transactions contemplated by the BCA, and (b) has determined, subject to its duties under applicable law, to recommend that the Quidel stockholders adopt the BCA and the transactions contemplated by the BCA.

Accordingly, the Quidel board of directors recommends that Quidel stockholders vote:

1.	“FOR” the Merger Proposal;

2.	“FOR” the Advisory Merger Compensation Proposal; and

3.	“FOR” the Adjournment Proposal.

The Quidel board of directors has fixed the close of business on [●], 2022, as the record date for determining the Quidel stockholders entitled to receive notice of, and to vote at, the Quidel Stockholders’ Meeting. Only holders of record of shares of common stock of Quidel (each, a “Quidel Share”) at the close of business on the record date are entitled to receive notice of, and to vote at, the Quidel Stockholders’ Meeting.

Your vote is very important. Whether or not you plan to attend the Quidel Stockholders’ Meeting, we urge you to submit a proxy to vote by Internet or telephone to ensure that your shares are represented at the Quidel Stockholders’ Meeting. We cannot complete the Combinations unless you approve and adopt the BCA, the Quidel Merger and the Combinations.

A failure to submit a proxy or attend the Quidel Stockholders’ Meeting, a broker non-vote (if any) or an abstention will have the same effect as a vote “AGAINST” the Merger Proposal. A failure to submit a proxy or attend the Quidel Stockholders’ Meeting or a broker non-vote as to the Advisory Merger Compensation Proposal or the Adjournment Proposal will have no effect on these proposals, while an abstention will have the same effect as a vote “AGAINST” the Advisory Merger Compensation Proposal and the Adjournment Proposal.

By order of the Board of Directors,

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Quidel from other documents that Quidel has filed with the SEC. For a listing of documents incorporated by reference into this joint proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus.

You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by visiting the SEC’s website at http://www.sec.gov, or from Quidel by visiting www.quidel.com, respectively, or by requesting them in writing or by telephone from Quidel at the following address and telephone number. The information contained on Quidel’s website is not incorporated into, and does not form a part of, the accompanying joint proxy statement/prospectus or any other report or document on file with or furnished to the SEC.

Quidel Corporation

9975 Summers Ridge Road

San Diego, California 92121

Attention: Phillip S. Askim, VP, Associate General Counsel & Secretary

(858) 552-1100

If you are a Quidel stockholder, you may also request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning Quidel, without charge, by written or telephonic request directed to Innisfree M&A Incorporated, Quidel’s proxy solicitor, by calling (877) 750-0537. If you would like to request any documents, please do so by [●], 2022 in order to receive them before the Quidel Stockholders’ Meeting.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Topco (File No. 333-[●]), constitutes a prospectus of Topco under the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the Topco Shares to be issued pursuant to the BCA.

This document also constitutes a proxy statement of each of Quidel and Ortho under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Quidel Stockholders’ Meeting and the Ortho Shareholder Meetings, respectively. It also constitutes a notice of meeting with respect to the Ortho Court Meeting and the Ortho General Meeting and contains an explanatory statement in respect of the Ortho Scheme as required by Section 897 of the UK Companies Act.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No person has been authorized to provide you with information that is different from what is contained in, or incorporated by reference into, this joint proxy statement/prospectus, and, if given or made by any person, such information must not be relied upon as having been authorized. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than its date as specified on the cover unless otherwise specifically provided herein. Further, you should not assume that the information contained in or incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to Quidel stockholders and Ortho shareholders nor the issuance by Topco of Topco Shares pursuant to the BCA will create any implication to the contrary.

None of the SEC, the FCA, nor any securities commission of any jurisdiction has approved or disapproved any of the transactions described in this joint proxy statement/prospectus or the securities to be issued under this joint proxy statement/prospectus or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense. This joint proxy statement/prospectus does not constitute an offer to buy or sell, or a solicitation of an offer to buy or sell, any securities, or a solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. The distribution or possession of this joint proxy statement/prospectus in or from certain jurisdictions may be restricted by law. For the avoidance of doubt, this joint proxy statement/prospectus does not constitute an offer to buy or sell securities or a solicitation of an offer to buy or sell any securities in the United Kingdom or any state in the European Economic Area or a solicitation of a proxy under the laws of England and Wales, and it is not intended to be, and is not, a prospectus or an offer document for the purposes of the FCA’s Prospectus Rules. You should inform yourself about and observe any such restrictions, and none of Quidel, Ortho or Topco accepts any liability in relation to any such restrictions.

The information concerning Quidel contained or incorporated by reference in this joint proxy statement/prospectus has been provided by Quidel, and the information concerning Ortho, Topco, U.S. Holdco Sub, U.S. Merger Sub and U.S. Holdco Sub 2 contained in this joint proxy statement/prospectus has been provided by Ortho. As used in this joint proxy statement/prospectus, except where otherwise stated or indicated by the context, all references to Quidel are to Quidel Corporation and its consolidated subsidiaries, and all references to Ortho are to Ortho Clinical Diagnostics Holdings plc and its consolidated subsidiaries.

i

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

All dates and times relating to the Ortho Scheme are based on Ortho’s and Quidel’s current expectations and are subject to change. If any of the dates or times in this expected timetable change materially, the revised dates and/or times will be published by public announcement in the United States and by making such announcement available on Ortho’s website at [●].

Event	Expected Time and/or Date[i]

Directions hearing	February 15, 2022

Non-registered shareholder record time	[●] [a.m./ p.m.] (London time) on [●], 2022

Publication of this document	[●], 2022

Latest time for receipt by Ortho’s registrar of forms of proxy for the Ortho Court Meeting (blue form)	[●] [a.m./ p.m.] (London time) on [●], 2022ii

Latest time for receipt by Ortho’s registrar of forms of proxy for the Ortho General Meeting (white form)	[●] [a.m./ p.m.] (London time) on [●], 2022iii

Voting Record Time	[6:00] [p.m.] (London time) on , 2022iv

Ortho Court Meeting	[●] [a.m./ p.m.] (London time) on [●], 2022

Ortho General Meeting	[●] [a.m./ p.m.] (London time) on [●], 2022[v]

The following dates and times associated with the Ortho Scheme are presented for illustrative purposes only, are subject to change and will depend on, among other things, the date on which the conditions to the Ortho Scheme are satisfied or, if capable of waiver, waived, the date on which the Court sanctions the Ortho Scheme and the date on which the Court Order is delivered to the Registrar of Companies in England and Wales (the “Registrar”). Ortho will give adequate notice of all of these dates and times, when known, by public announcement in the United States and by making the announcement available of Ortho’s website at [●]. Further updates and changes to these times will be notified in the same way.

Court Sanction Hearing (as defined herein)	D -[●]

Last day of dealings in, and for registration of transfers of, Ortho Shares	D - [●]

Scheme Record Time	[6:00] [p.m.] (London time) on D-1

Effective Date	D (“D”)vi

Date for dispatch of cheques/settlement for cash consideration (including any cash entitlement in respect of fractional shares) due under the Ortho Scheme	[●]vii

Cancellation of listing of Ortho Shares on Nasdaq	[●]

[Listing of, and commencement of dealings in, Topco Shares on Nasdaq]	[●]

New Topco Shares credited by the Exchange Agent (as defined herein) to Cede & Co., as nominee for DTC (in respect of Ortho Shares held in book-entry form through DTC)	[●]viii

New Topco Shares credited by the Exchange Agent in book-entry form on its books (in respect of Ortho Shares held in certificated or book-entry form on books of the Exchange Agent)	[●]viii

[i]	The dates and times given are indicative only and are based on current expectations and are subject to change.
ii

It is requested that the blue form of proxy for the Ortho Court Meeting be received by [●] [a.m./ p.m.] (London time) on [●], 2022, or, if the Ortho Court Meeting is adjourned, 48 hours prior to the time fixed for the adjourned Ortho Court Meeting (excluding any part of such 48-hour period falling on a non-working day). If the blue form of proxy is not lodged by this time, it may be emailed to [●] or handed to the Chair at any time prior to the commencement of the Ortho Court Meeting.

iii

In order to be valid, the white form of proxy for the Ortho General Meeting must be received by [●] [a.m./ p.m.] (London time) on [●], 2022 or, if the Ortho General Meeting is adjourned, 48-hours prior to the time fixed for the adjourned Ortho General Meeting (excluding any part of such 48 hour period falling on a non-working day).

iv

If either the Ortho Court Meeting or the Ortho General Meeting is adjourned, the Voting Record Time for the relevant adjourned meeting will be [6:00] [p.m.] (London time) on the day which is two Business Days prior to the date of the adjourned meeting.

[v]	To commence at [●] [a.m./ p.m.] (London time) on [●], 2022 or as soon thereafter as the Ortho Court Meeting concludes or is adjourned.
vi	The Ortho Scheme will become effective pursuant to its terms upon the Court Order being delivered to the Registrar.
vii

The Cash Consideration under the Ortho Scheme shall be settled in accordance with the terms of the Ortho Scheme on or as soon as reasonably practicable following the Effective Date (and in any event no later than 2 Business Days following the Effective Date).

viii

The Share Consideration under the Ortho Scheme shall be settled in accordance with the terms of the Ortho Scheme as soon as reasonably practicable following the Effective Date (and in any event no later than 2 Business Days following the Effective Date).

v

QUESTIONS AND ANSWERS ABOUT THE COMBINATIONS, THE QUIDEL STOCKHOLDERS’ MEETING AND THE ORTHO SHAREHOLDER MEETINGS

Q:	What is this document?

A:

This document, which we refer to as the “joint proxy statement/prospectus,” (i) serves as the proxy statement through which Quidel and Ortho will solicit proxies to seek to obtain the necessary Quidel stockholder and Ortho shareholder approvals for the Combinations, (ii) informs holders of Quidel Shares of the upcoming Quidel Stockholders’ Meeting at which Quidel stockholders will vote on the adoption of the BCA and the Quidel Merger and provides details of the BCA and the consideration Quidel stockholders will receive upon completion of the Combinations, (iii) informs holders of Ortho Shares of the upcoming Ortho Shareholder Meetings at which Ortho shareholders will vote on the Ortho Scheme, authorize the directors of Ortho (or a duly authorized committee of the directors) to take all such action as they may consider necessary or appropriate for carrying the Ortho Scheme into effect, amend the articles of association of Ortho and approve (on a non-binding, advisory basis) certain compensation that may be paid or become payable to Ortho’s named executive officers in connection with the Combinations, as disclosed in the table entitled “Interests of Certain Persons in the Combinations (Ortho)—Golden Parachute Compensation,” (iv) provides details of the BCA and the consideration Ortho shareholders will receive upon completion of the Combinations, (v) serves as the prospectus by which Topco will issue Topco Shares to Quidel stockholders and Ortho shareholders in connection with the Combinations and (vi) provides Quidel stockholders and Ortho shareholders with important details about Topco and their rights as potential holders of Topco Shares.

Q:	What is the proposed transaction I am being asked to vote on, and how will it be implemented?

A:

On December 22, 2021, Quidel entered into the BCA with Ortho, Topco, U.S. Holdco Sub, U.S. Merger Sub and U.S. Holdco Sub 2, which provides for the acquisition of Ortho and Quidel by Topco. Pursuant to the BCA, the Combinations are expected to be implemented by way of:

(i) a scheme of arrangement to be undertaken by Ortho under Part 26 of the UK Companies Act (the “Ortho Scheme”), pursuant to which the Scheme Shares will be acquired by a nominee of Topco (or, if such nominee holds the Ortho Shares today, transferred within the nominee), such that Ortho will become a wholly owned subsidiary of Topco; and

(ii) a merger (the “Quidel Merger”) of U.S. Merger Sub with and into Quidel immediately following consummation of the Ortho Scheme, with Quidel surviving the merger as a wholly owned subsidiary of Topco (the transactions in (i) and (ii) together, the “Combinations”).

For more information about the Ortho Scheme, see the sections entitled “Scheme Proposal and the Ortho Shareholder Meetings—Explanatory Statement” and “The Ortho Scheme” of this joint proxy statement/prospectus. For more information about the Quidel Merger, see the section entitled “The Quidel Stockholders’ Meeting—Proposal No. 1—The Merger” of this joint proxy statement/prospectus.

Q:	Why are Quidel and Ortho proposing this transaction?

A:

The board of directors of each of Quidel and Ortho believes that the transaction will benefit Quidel stockholders and Ortho shareholders by creating a combined company that will bring together innovative and highly complementary diagnostic portfolios with world-class technologies and platforms that enhance the health and well-being of patients across the globe.

For more details on the reasons for the transaction, see the sections entitled “The Combinations—Quidel Reasons for the Combinations and Recommendation of the Quidel Board of Directors” and “The Combinations—Ortho Reasons for the Combinations and Recommendation of the Ortho Board of Directors” of this joint proxy statement/prospectus.

Q:	Why did I receive this joint proxy statement/prospectus and proxy card?

A:

You are receiving this joint proxy statement/prospectus because you were a stockholder of record of Quidel on the record date for the Quidel Stockholders’ Meeting and/or a shareholder of record of Ortho on the record date for the Ortho Court Meeting and Ortho General Meeting, and are accordingly entitled to vote at the Quidel Stockholders’ Meeting, the Ortho Court Meeting or the Ortho General Meeting (as applicable). This document serves (i) as a proxy statement of Quidel used to solicit proxies to obtain the necessary stockholder approval for the Merger Proposal at the Quidel Stockholders’ Meeting and the approval (on a non-binding, advisory basis) of certain compensation arrangements at the Quidel Stockholders’ Meeting, (ii) as a proxy statement of Ortho used to solicit proxies to obtain the necessary shareholder approval for the Ortho Scheme at the Ortho Court Meeting and for the general authorization of the directors of Ortho (or a duly authorized committee of the directors) to take all such action as they may consider necessary or appropriate for carrying the Ortho Scheme into effect, the adoption of new Ortho articles of association and the approval (on a non-binding, advisory basis) of certain compensation arrangements at the Ortho Shareholder Meetings, and (iii) as a prospectus of Topco used to offer Topco Shares in exchange for Quidel Shares and Ortho Shares pursuant to the terms of the BCA. The enclosed voting materials allow both Quidel stockholders and Ortho shareholders to vote their shares by proxy without attending their respective meeting virtually.

Q:	What will Quidel stockholders and Ortho shareholders receive in the Combinations?

A:

If the Combinations are approved, at the effective time of the Ortho Scheme (the “Ortho Effective Time”), each Ortho Share, other than Ortho Shares held by Ortho in treasury, if any, will be acquired by a nominee (or, if such nominee holds the Ortho Shares today, transferred within the nominee) on behalf and for the benefit of Topco in exchange for 0.1055 Topco Shares and $7.14 in cash. At the effective time of the Quidel Merger (the “Quidel Effective Time” and together with the Ortho Effective Time, the “Effective Times”), each share of common stock of Quidel (each, a “Quidel Share”), other than Quidel Shares held by Quidel, Ortho or U.S. Merger Sub, will be converted into the right to receive one Topco Share. The parties intend to list the Topco Shares to be issued in the Combinations on the Nasdaq Global Select Market (“Nasdaq”).

Q:	What percentage will former Quidel stockholders and Ortho shareholders hold in Topco following completion of the Combinations?

A:

It is anticipated that, immediately following completion of the Combinations, former Quidel stockholders will own approximately 62% of Topco on a fully diluted basis and former Ortho shareholders will own approximately 38% of Topco on a fully diluted basis, based on the respective capitalizations of Quidel and Ortho as of the date the parties entered into the BCA. The exact equity stakes that former Quidel stockholders and former Ortho shareholders will hold in Topco immediately following the Combinations will depend on the number of Quidel Shares and Ortho Shares issued and outstanding immediately prior to the Effective Times.

Q:	If the Combinations are completed, will Topco Shares be listed for trading?

A:

Yes. The Topco Shares you will receive in the Combinations are expected to be listed on Nasdaq as of the completion of the Combinations, which will occur on the date of the Effective Times. Completion of the Combinations is subject to the Topco Shares being approved for listing on Nasdaq, subject to official notice of issuance. Topco Shares received in the Combinations are expected to be freely transferable under applicable securities laws (subject to any applicable minimum holding period in respect of Topco Shares received in exchange for Quidel Shares or Ortho Shares delivered upon vesting of certain equity awards), except for any Topco Shares held by Topco’s affiliates.

Q:	How will fractional entitlements to Topco Shares be dealt with?

A:

Fractions of Topco Shares that Scheme Shareholders would otherwise be entitled to will not be allotted to Scheme Shareholders. Instead, Scheme Shareholders will receive, in lieu of such fractional entitlements, cash in an amount in U.S. dollars (rounded down to the nearest cent) equal to such fractional amount multiplied by the aggregate net proceeds from the sale of all such fractional entitlements. The Exchange Agent will orchestrate the sale of the fractional entitlements on Nasdaq in the ten Business Days following the Scheme Effective Date (as defined herein).

Q:	When do you expect the Combinations to be completed?

A:

The Combinations are expected to close before the end of the first half of 2022, subject to the approvals of Quidel stockholders and Ortho shareholders, receipt of regulatory approvals and consents and satisfaction of other closing conditions.

Q:	What happens if the Combinations are not completed?

A:

If Quidel stockholders do not approve the Merger Proposal, if the Ortho shareholders do not approve the Ortho Scheme or if the Combinations are not completed for any other reason, Quidel and Ortho will remain independent companies. In the event of a termination, Quidel Shares and Ortho Shares will continue to be listed and traded individually on Nasdaq and both Quidel and Ortho will continue to be registered under the Exchange Act and file periodic reports with the SEC.

Quidel or Ortho may each terminate the BCA under certain circumstances, including, among others, where the other party breaches its representations, warranties or covenants contained in the BCA (subject to customary materiality thresholds and cure periods). In connection with the termination of the BCA under specified circumstances, Quidel or Ortho may be required to pay the other party a termination fee of approximately $207.8 million, in the case of payment by Quidel, or approximately $46.9 million, in the case of payment by Ortho, or may be required to reimburse the other party for its out-of-pocket expenses incurred in connection with the BCA.

Q:	What regulatory approvals are needed to complete the Combinations?

A:

Quidel and Ortho have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the BCA. These approvals include clearance under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and other merger control and foreign investment laws and regulations. Quidel and Ortho have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals.

For further details on regulatory approvals, see the section entitled “The Combinations—Antitrust and Merger Control” of this joint proxy statement/prospectus.

Q:	What other conditions must be satisfied to complete the Combinations?

A:

In addition to Quidel stockholder and Ortho shareholder approvals and clearance from antitrust, competition and foreign investment authorities in certain areas where Quidel and Ortho operate, closing of the Combinations is subject to certain additional conditions, including (i) the absence of any law or order prohibiting the Combinations, (ii) effectiveness of a registration statement for the Topco Shares to be issued in the Combinations, (iii) Nasdaq listing approval for Topco Shares and (iv) sanction of the Ortho Scheme by the High Court of Justice of England and Wales (the “Court”) and the delivery of the order of the Court sanctioning the Ortho Scheme to the Registrar.

Q:	What are the U.S. federal income tax considerations to Quidel stockholders and Ortho shareholders of the Combinations?

A:

The exchange of Quidel Shares for Topco Shares pursuant to the Quidel Merger, taken together with the Ortho Scheme, will qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”). As a result, subject to the limitations and qualifications described in the section entitled “Material U.S. Federal Income Tax Considerations” of this joint proxy statement/prospectus no gain or loss is expected to be recognized by the U.S. Holders of Quidel Shares as a result of the Quidel Merger.

The exchange of Ortho Shares for Topco Shares and cash pursuant to the Ortho Scheme, taken together with the Quidel Merger, will qualify as a transaction described in Section 351 of the Code. As a result, subject to the limitations and qualifications described in the section entitled “Material U.S. Federal Income Tax Considerations” of this joint proxy statement/prospectus, gain (but not loss) is expected to be recognized on the exchange of Ortho Shares for a combination of cash and Topco Shares pursuant to the Ortho Scheme in an amount equal to the lesser of: (a) the excess of (i) the sum of the fair market value of the Topco Shares and the amount of cash received by such U.S. Holder over (ii) such U.S. Holder’s tax basis in its Ortho Shares, and (b) the amount of cash received by such U.S. Holder pursuant to the Ortho Scheme. The treatment of the cash received in lieu of fractional Topco Shares is discussed separately in the section entitled “Material U.S. Federal Income Tax Considerations” of this joint proxy statement/prospectus.

Please carefully review the information set forth in the section entitled “Material U.S. Federal Income Tax Considerations” of this joint proxy statement/prospectus for a general discussion of material U.S. federal income tax considerations relating to the Quidel Merger and the Ortho Scheme. You are strongly urged to consult your tax advisors as to the specific tax consequences to you.

Q:	What are the UK tax considerations to shareholders of the Combinations?

A:	See the section entitled “Material UK Tax Considerations” of this joint proxy statement/prospectus.

Q:	As Ortho is a UK public limited company, do the UK rules on takeovers apply to the proposed Combinations?

A:

The UK Panel on Takeovers and Mergers has confirmed that the City Code on Takeovers and Mergers (the “City Code”) will not apply to any transaction involving Ortho (including the Combinations) because the place of central management and control of Ortho for purposes of the City Code is outside of the UK, the Isle of Man and the Channel Islands.

Q:	Are either Quidel stockholders or Ortho shareholders entitled to exercise dissenters’, appraisal, cash exit, or similar rights?

A:	No. Neither Quidel stockholders nor Ortho shareholders are entitled to appraisal or dissenters’ rights in connection with the transaction.

Q:	What impact will the Ortho Scheme have on Ortho mandates relating to the payment of dividends?

A:

Any mandates relating to the payment of dividends on any Scheme Shares and other instructions (including communications preferences) given to Ortho by Scheme Shareholders in force at the Scheme Record Time relating to Scheme Shares will, as from the Scheme Effective Date, cease to be valid.

Q:	As an Ortho shareholder, why did I receive two forms of proxy?

A:

Ortho shareholders are entitled to vote at two meetings, the Ortho Court Meeting and the Ortho General Meeting. Each Ortho shareholder received a blue form of proxy for use in respect of the Ortho Court Meeting and a white form of proxy for use in respect of the Ortho General Meeting.

Q:	Whose proxies are being solicited and who is entitled to vote at the Quidel Stockholders’ Meeting and the Ortho Shareholder Meetings?

A:

Only Quidel stockholders are entitled to vote at the Quidel Stockholders’ Meeting and only Ortho shareholders are entitled to vote at the Ortho Court Meeting and Ortho General Meeting. The record date for the Quidel Stockholders’ Meeting is [●], 2022. Only holders of record of Quidel Shares as of the close of business on the record date are entitled to notice of, and to vote at, the Quidel Stockholders’ Meeting. Each holder of Quidel Shares is entitled to cast one vote on each matter properly brought before the Quidel Stockholders’ Meeting for each Quidel Share that such holder owned of record as of the close of business on the record date.

The Voting Record Time for the Ortho Shareholder Meetings is [●] [a.m./ p.m.] (Eastern Standard Time) and [6:00] p.m. (London time) on [●], 2022. Only those shareholders registered on the register of members of Ortho as of such time are entitled to vote at the Ortho Shareholder Meetings. Each holder of Ortho Shares is entitled to cast one vote on each matter properly brought before the Ortho Court Meeting and one vote on each matter properly brought before the Ortho General Meeting for each Ortho Share that such holder owned of record as of the Voting Record Time.

Q:	What do I need to do now?

A:

Carefully read through this joint proxy statement/prospectus. Consider all the consequences that would occur should you vote “FOR” or “AGAINST” or “ABSTAIN” / “WITHHELD” on the proposals at the Quidel Stockholders’ Meeting if you are a Quidel stockholder, or at the Ortho Court Meeting or the Ortho General Meeting (as applicable) if you are an Ortho shareholder, and the consequences that would occur if you fail to submit a proxy. Confer with any advisors you think necessary to make the best decision. Fill out your proxy card(s) and send it back to Quidel or Ortho, as applicable, as soon as possible in accordance with the instructions contained herein.

Even if you plan to attend the Quidel Stockholders’ Meeting, the Ortho Court Meeting or the Ortho General Meeting (as applicable), after carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit your proxy promptly to ensure that your shares are represented at the respective meeting(s). If you decide to attend the meeting(s) and vote virtually, your vote by ballot will revoke any proxy previously submitted. Your attendance at a meeting will not automatically revoke your proxy. Both the Quidel Stockholders’ Meeting and the Ortho Shareholder Meetings will be entirely virtual.

If you are a beneficial owner (i.e., hold Quidel Shares or Ortho Shares in “street name”), please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote virtually at your respective meeting(s), you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Q:	Do I need to do anything with my Quidel Shares or my Ortho Shares other than voting for the proposals at the Quidel Stockholders’ Meeting, the Ortho Court Meeting or the Ortho General Meeting?

A:	No. You do not need to take any action at this time with respect to your shares. Please do not send your stock certificates, if any, with your proxy card.

Q:	What happens if I sell my Quidel Shares before the Quidel Stockholders’ Meeting, or sell my Ortho Shares before the Ortho Court Meeting and Ortho General Meeting?

A:

The record date for the Quidel Stockholders’ Meeting and the Voting Record Time for the Ortho Shareholder Meetings is earlier than the date of each such meeting and the date that the Combinations are expected to be completed. If you transfer your shares after the record date or Voting Record Time, as applicable, but before the Quidel Stockholders’ Meeting, the Ortho Court Meeting or the Ortho General Meeting, as applicable, you will, unless the transferee receives a proxy from you, retain your right to vote at the respective meeting(s), but you will have transferred the right to receive the consideration in connection with the Combinations. In order to receive the consideration, you must hold your Quidel Shares or Ortho Shares through the Quidel Effective Time or the Ortho Effective Time, as applicable.

Q:	What is the recommendation of the board of directors of Quidel as to each proposal that may be voted on at the Quidel Stockholders’ Meeting?

A:

The Quidel board of directors has determined that the Combinations, including the Quidel Merger and the other transactions contemplated by the BCA, are consistent with and will further the business strategies and goals of Quidel, and are in the best interests of Quidel and its stockholders, and (a) has unanimously approved and declared advisable the BCA and Combinations, including the Quidel Merger and the transactions contemplated by the BCA, and (b) has determined, subject to its duties under applicable law, to recommend that the Quidel stockholders adopt the BCA and the transactions contemplated by the BCA.

Accordingly, the Quidel board of directors recommends that Quidel stockholders vote:

1.	“FOR” the Merger Proposal;

2.	“FOR” the Advisory Merger Compensation Proposal; and

3.	“FOR” the Adjournment Proposal.

See the section entitled “The Combinations—Quidel Reasons for the Combinations and Recommendation of the Quidel Board of Directors” of this joint proxy statement/prospectus.

Q:	What is the recommendation of the board of directors of Ortho as to each proposal that may be voted on at the Ortho Court Meeting and Ortho General Meeting?

A:	The Ortho board of directors considers the terms of the Ortho Scheme to be in the best interests of Ortho and its shareholders taken as a whole.

Accordingly, the Ortho board of directors recommends that Ortho shareholders vote:

1.	“FOR” the approval of the Scheme of Arrangement at the Ortho Court Meeting; and

2.	“FOR” the approval of each of the resolutions at the Ortho General Meeting.

See the section entitled “The Combinations—Ortho Reasons for the Combinations and Recommendation of the Ortho Board of Directors” of this joint proxy statement/prospectus.

Q:

What votes of the Quidel stockholders and the Ortho shareholders are required to approve the proposals presented at the Quidel Stockholders’ Meeting, the Ortho Court Meeting and the Ortho General Meeting?

A:

At the Quidel Stockholders’ Meeting, approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding Quidel Shares entitled to vote on such matter in person (virtual attendance by stockholders of record at the Quidel Stockholders’ Meeting will constitute presence in person for the purpose of determining the number of votes cast) or represented by proxy at the Quidel Stockholders’ Meeting, voting as a single class.

At the Ortho Court Meeting, approval of the Ortho Scheme requires the affirmative vote by a majority in number representing 75% in value of the holders of Ortho Shares who vote in person (virtual attendance by shareholders of record at the Ortho Court Meeting will constitute presence in person for the purpose of determining the number of votes cast) or by proxy at the Ortho Court Meeting. At the Ortho General Meeting, approval of each proposal to be considered at the Ortho General Meeting and passed as an ordinary resolution requires the affirmative vote of a majority of the voting rights represented at the Ortho General Meeting in person or by proxy and entitled to vote on such proposal, and approval of each proposal to be considered at the Ortho General Meeting and passed as a special resolution requires the affirmative vote of not less than 75% of the votes cast by Ortho shareholders present (in person or by proxy) at the meeting and entitled to vote on such proposal.

Q:	Will the Scheme Shareholders vote as one class at the Ortho Court Meeting?

A:

We expect that the High Court of Justice of England and Wales will confirm at a directions hearing on February 15, 2022 that the Scheme Shareholders (as defined in the Scheme of Arrangement) should be treated as a single class of shareholders for the purpose of voting at the Ortho Court Meeting, in which case, there will be no separate class votes in respect of the Scheme Proposal.

Q:	What are the effects of abstentions and broker non-votes at the Quidel Stockholders’ Meeting, the Ortho Court Meeting and the Ortho General Meeting?

A:

In connection with the Quidel Stockholders’ Meeting, abstentions and broker non-votes (if any) will be considered in determining the presence of a quorum. An abstention occurs when a stockholder abstains from voting (either in person or by proxy) on one or more of the proposals. Broker non-votes occur when a broker, bank, trust or other nominee returns a proxy but does not have authority to vote on a particular proposal. You should therefore provide your broker, bank, trust or other nominee with instructions as to how to vote your Quidel Shares or Ortho Shares (as applicable).

A failure to submit a proxy or attend the Quidel Stockholders’ Meeting, a broker non-vote (if any) or an abstention will have the same effect as a vote “AGAINST” the Merger Proposal. A failure to submit a proxy or attend the Quidel Stockholders’ Meeting or a broker non-vote as to the Advisory Merger Compensation Proposal or the Adjournment Proposal will have no effect on these proposals, while an abstention will have the same effect as a vote “AGAINST” the Advisory Merger Compensation Proposal and the Adjournment Proposal.

In connection with the Ortho Shareholder Meetings, abstentions and broker non-votes will be considered in determining the presence of a quorum. However, abstentions and broker non-votes are not considered votes cast under the UK Companies Act. An abstention occurs when an Ortho shareholder abstains from voting (either in person or by proxy) on one or more of the proposals. Broker non-votes occur when a broker, bank, trust or other nominee returns a proxy but does not have authority to vote on a particular proposal. As a result, for purposes of determining whether each of the resolutions set out in the Notice of Ortho Court Meeting and Notice of Ortho General Meeting has been approved in accordance with the UK Companies Act, abstentions and broker non-votes will not have any effect on the outcome of the vote.

Q:	If I am a stockholder of record for either Quidel Shares or Ortho Shares, how do I vote?

A:

If you are the stockholder of record with respect to your Quidel Shares or Ortho Shares, you may vote virtually at the Quidel Stockholders’ Meeting, the Ortho Court Meeting or the Ortho General Meeting (as applicable) or by proxy. Virtual attendance by stockholders of record at the Quidel Stockholders’ Meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Quidel Stockholders’ Meeting.

If you do not wish to vote virtually or if you will not be attending your respective meeting(s), you may submit a proxy. You can vote by proxy over the Internet by going to www.proxyvote.com, by mail by returning the proxy card or by telephone by calling the number listed on your proxy card for your respective meeting(s) and, in each case, following the instructions provided. Even if you plan to attend the Quidel Stockholders’ Meeting, the Ortho Court Meeting and/or the Ortho General Meeting and vote virtually (as applicable), we recommend you submit a proxy so your vote will be counted even if your plans change.

Both Quidel and Ortho provide Internet proxy voting to allow you to submit a proxy to vote your Quidel Shares or Ortho Shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.

Q:	If I am a beneficial owner of either Quidel Shares or Ortho Shares held in street name, how do I vote?

A:

If, on the Quidel record date, your shares were held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the organization holding your account is considered the stockholder of record for purposes of voting at the Quidel Stockholders’ Meeting.

If you are a beneficial owner of Quidel Shares registered in the name of your broker, bank, dealer or other similar organization and you wish to vote in person at the Quidel Stockholders’ Meeting, you must obtain a valid proxy from the organization that holds your Quidel Shares. If you do not wish to vote in person or you will not be attending the Quidel Stockholders’ Meeting, you should have received a proxy card and voting instructions with this joint proxy statement/prospectus from that organization. Please follow the voting instructions provided by your broker, bank, dealer or other similar organization to ensure that your vote is counted. Virtual attendance by stockholders of record at the Quidel Stockholders’ Meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Quidel Stockholders’ Meeting.

If your Ortho Shares are held through a broker, bank, trust company or other nominee and you wish to access the Virtual Meeting Platform, you will need to contact your broker, bank, trust company or other nominee immediately. Your broker, bank, trust company or other nominee will need to have completed a [letter of representation] and presented this to [Computershare], Ortho’s registrar, no later than 72 hours before the start of the meeting in order to obtain your unique login code and PIN number to access the Virtual Meeting Platform. Holders of the beneficial interests in Ortho Shares will be able to submit written questions by email to [●] (emails must be received no less than 48 hours before the start of the Ortho Shareholder Meetings) and observe the Ortho Shareholder Meetings remotely via the Virtual Meeting Platform. Please see the section entitled “Scheme Proposal and the Ortho Shareholder Meetings—Explanatory Statement—Beneficial Holders” of this joint proxy statement/prospectus for further information in respect of such holdings and interests. If you are in any doubt about your shareholding, please contact [Computershare], Ortho’s registrar, at [●].

Q:	What happens if I am an Ortho shareholder located outside of the United States?

A:

The availability of the Ortho Scheme and the transaction deliverables to overseas Ortho shareholders (i.e., those outside the United States) may be affected by the laws of the relevant jurisdictions. Overseas Ortho shareholders should inform themselves about, and should observe, any applicable legal requirements. It is the responsibility of all overseas Ortho shareholders to satisfy themselves as to their full compliance with the laws of the relevant jurisdiction, including obtaining any governmental, exchange control or other consents which may be required and their compliance with any other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction. If you are in any doubt regarding such matters, you should consult an independent professional adviser in the relevant jurisdiction without delay. Overseas Ortho shareholders should consult their own legal and tax advisers with respect to the legal and tax consequences of the Combinations in their particular circumstances.

Q:	What happens if I hold both Quidel Shares and Ortho Shares?

A:

You will receive separate proxy or voting instruction cards for each of the Quidel Stockholders’ Meeting, the Ortho Court Meeting and the Ortho General Meeting (as applicable), and are advised to complete, sign and date each proxy or voting instruction card and return each proxy or voting instruction card in the appropriate postage-paid envelope or, if available, submit a proxy or voting instruction by telephone or through the Internet for each company.

Q:	How do I appoint a proxyholder?

A:

Your proxyholder is the person you appoint to cast your votes on your behalf at the Quidel Stockholders’ Meeting, the Ortho Court Meeting or the Ortho General Meeting (as applicable), if you do not attend and vote virtually. You can choose anyone you want to be your proxyholder; it does not have to be the persons Quidel or Ortho has designated. To designate a different person to be your proxyholder, if you are a holder of Quidel Shares, write in the name of the person you would like to appoint in the blank space provided in the proxy card and, if you are a holder of Ortho Shares, contact [Computershare], Ortho’s registrar, at [●]. An Ortho shareholder entitled to attend and vote at the Ortho Court Meeting and Ortho General Meeting may appoint one or more proxies to exercise all or any of such Ortho shareholder’s rights to attend, submit written questions and, on a poll, to vote (in each case, remotely, via the Virtual Meeting Platform), on their behalf. Please ensure that the person you have appointed will be attending the Quidel Stockholders’ Meeting, the Ortho Court Meeting or the Ortho General Meeting (as applicable) and is aware that he or she will be voting your shares.

If you sign the proxy card without naming your own proxyholder and you are a holder of Quidel Shares, you thereby appoint [●] as your proxyholders, who will be authorized to vote and otherwise act for you at the Quidel Stockholders’ Meeting in accordance with the instructions on the proxy card. If you sign the proxy card without naming your own proxyholder and you are a holder of Ortho Shares, you thereby appoint the Chair of Ortho as your proxyholder, who will be authorized to vote and otherwise act for you at the Ortho General Meeting, but not the Ortho Court Meeting, in accordance with the instructions on the proxy card.

Q:	How many proxies can I appoint?

A:

An Ortho shareholder of record may appoint one or more proxies to exercise all or any of such Ortho shareholder’s rights to attend, submit written questions and, on a poll, to vote (in each case, remotely, via the Virtual Meeting Platform), on their behalf. If an Ortho shareholder of record appoints more than one proxy to attend the meeting, each proxy must be appointed to exercise the rights attached to a different share or shares held by such shareholder. If an Ortho shareholder of record wishes to appoint more than one proxy, they should contact [Computershare], Ortho’s registrar, for additional blue/white forms of proxy or photocopy the blue/white form of proxy as required.

Q:	How will my shares be voted at the Ortho Court Meeting and the Ortho General Meeting if I submit my proxy?

A:

On the proxy card, you can indicate how you want your proxyholder to vote your shares. If you have specified on the proxy card how you want to vote on a particular proposal (by marking as applicable “FOR” or “AGAINST”), then your proxyholder must vote your shares accordingly. With respect to the Ortho General Meeting, but not the Ortho Court Meeting, you can let your proxyholder decide for you by signing and returning the proxy card without indicating a voting preference for one or all proposals. With respect to the Ortho Court Meeting, if you sign your proxy card without giving instructions, you will have granted authority to your proxy to vote “FOR” each of the Scheme Implementation Proposal and the Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements but not the Scheme Proposal.

Q:	When should I submit my proxy?

A:

You should submit your proxy as soon as possible so that your shares will be voted at the Quidel Stockholders’ Meeting, the Ortho Court Meeting or the Ortho General Meeting (as applicable). If you are either a Quidel stockholder of record or an Ortho shareholder of record, your proxy must be received by Internet or telephone (in the case of Quidel only) before the Quidel Stockholders’ Meeting, or by hand, email or post (in the case of Ortho only) before the Ortho Court Meeting or the Ortho General Meeting (as applicable) in order for your shares to be voted at the applicable meeting(s). If you are either a Quidel stockholder of record or an Ortho shareholder of record and you received a printed set of proxy materials, you also have the option of completing and returning the proxy card enclosed with the proxy materials so that it is received by Quidel or Ortho, respectively, before the respective meeting(s) in order for your shares to be voted at the meeting. If you hold your shares in street name through a broker, bank or other nominee, please comply with the deadlines included in the voting instructions provided by the broker, bank or other nominee that holds your shares. For a proxy appointment to be valid in respect of the Ortho Court Meeting and the Ortho General Meeting, the appointment must be received by [Computershare], Ortho’s registrar, not later than 48 hours (excluding any part of such 48-hour period falling on a non-working day) before the time fixed for the Ortho Court Meeting and the Ortho General Meeting or any adjournment thereof. If the appointment is not received by [Computershare], Ortho’s registrar, by the relevant time, it may be emailed to [•] or handed to the Chair at any time prior to the commencement of the Ortho Court Meeting and Ortho General Meeting, as applicable, otherwise it will be invalid.

Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:

Yes. You may revoke your proxy and change your vote at any time before the final vote at the Quidel Stockholders’ Meeting, the Ortho Court Meeting or the Ortho General Meeting (as applicable). The most recent proxy card or telephone (in the case of Quidel only) or Internet proxy received by the inspector of elections (for Quidel) or registrar (for Ortho) for each meeting is the one that is counted.

Quidel Stockholder of Record: If you are a Quidel stockholder of record, you may revoke your proxy or change your vote in any one of the following ways:

•

you may send a written notice that you are revoking your proxy to Quidel’s Secretary at Quidel Corporation, Attention: Phillip S. Askim, 9975 Summers Ridge Road, San Diego, California 92121, United States of America;

•	you may send a subsequent properly completed proxy card in accordance with the instructions in this joint proxy statement/prospectus;

•	you may grant a subsequent proxy by telephone or through the Internet in accordance with the instructions in this joint proxy statement/prospectus; or

•

you may attend the Quidel Stockholders’ Meeting and either vote or revoke your proxy in writing. Your attendance at the Quidel Stockholders’ Meeting will not automatically revoke your proxy unless you vote again at the Quidel Stockholders’ Meeting or specifically request in writing that your prior proxy be revoked. Virtual attendance by stockholders of record at the Quidel Stockholders’ Meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Quidel Stockholders’ Meeting.

Ortho Shareholder of Record: If you are an Ortho shareholder of record, you may revoke your proxy or change your vote for either meeting in any one of the following ways:

•	you may send a subsequent properly completed proxy card in accordance with the instructions in this joint proxy statement/prospectus;

•	you may grant a subsequent proxy through the Internet in accordance with the instructions in this joint proxy statement/prospectus;

•	you may send a written notice that you are revoking your proxy to Ortho Clinical Diagnostics Proxy, Attention: [●]; or

•	you may attend the Ortho Court Meeting and/or the Ortho General Meeting and vote via the Virtual Meeting Platform. Your attendance at either meeting will not automatically revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials for a particular meeting?

A:

You may receive more than one set of voting materials for the same meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, a holder of Quidel Shares or Ortho Shares who holds shares in more than one brokerage account would receive a separate voting instruction card for each brokerage account in which such holder holds shares. Additionally, a holder of record of shares whose shares are registered in more than one name would receive more than one proxy card.

In order to ensure that all of your shares are voted at the Quidel Stockholders’ Meeting, the Ortho Court Meeting or the Ortho General Meeting (as applicable), please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Are there risks associated with the Combinations that I should consider in deciding how to vote?

A:

Yes. You should carefully read the detailed description of the risks associated with the Combinations and Topco’s operations following the Combinations described in the section entitled “Risk Factors” of this joint proxy statement/prospectus. You also should read and carefully consider the risk factors associated with the businesses of both Quidel and Ortho that are included in, or contained in the documents that are incorporated by reference into, this joint proxy statement/prospectus because these risks will relate to the business of Topco following the completion of the Combinations.

Q:	Who will count the votes at each meeting?

A:

At the Quidel Stockholders’ Meeting, American Election Services LLC will serve as inspector of elections and will count the votes. At the Ortho Shareholder Meetings, [●] will serve as registrar and will count the votes.

Q:	Where can I find the voting results of the Quidel Stockholders’ Meeting, the Ortho Court Meeting and the Ortho General Meeting?

A:

Regarding the Quidel Stockholders’ Meeting and the Ortho Shareholder Meetings, the preliminary voting results will be announced at each meeting. In addition, within four Business Days following certification of the final voting results, each of Quidel and Ortho intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q:	What is “householding”?

A:

The SEC has adopted rules that permit companies and intermediaries (such as brokers or banks) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single notice or proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

Several brokers and banks with accountholders who are Quidel stockholders or Ortho shareholders will be “householding” Quidel’s or Ortho’s proxy materials. As indicated in the notices provided by these brokers to Quidel stockholders and Ortho shareholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in “householding” and you prefer to receive a separate proxy statement, if you are a Quidel stockholder, please notify your broker or contact Quidel’s proxy solicitor, Innisfree M&A Incorporated, at (877) 750-0537, or if you are an Ortho shareholder, please notify your broker or Ortho’s proxy solicitor, MacKenzie Partners, Inc., toll-free at 1-800-322-2885. Quidel stockholders or Ortho shareholders who currently receive multiple copies of this joint proxy statement/prospectus at their address and would like to request “householding” of their communications should contact their broker or nominee.

See the section entitled “Householding of Proxy Materials” of this joint proxy statement/prospectus for additional information.

Q:	Who can answer my questions?

A:

The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information contained in this joint proxy statement/prospectus. You should read carefully the entire joint proxy statement/prospectus, including the information in the annexes. See the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus. If you would like additional copies of this joint proxy statement/prospectus or the enclosed proxy card, without charge, or if you have questions about the Combinations, including the procedures for voting your shares, you should contact:

If you are a Quidel stockholder:

Quidel Corporation

9975 Summers Ridge Road

San Diego, California 92121

Attention: Phillip S. Askim, Vice President,

Associate General Counsel & Secretary

(858) 552-1100

and

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll free: (877) 750-0537

Banks and brokers may call collect: (212) 750-5833

If you are an Ortho shareholder:

Ortho Clinical Diagnostics Holdings plc

1001 Route 202

Raritan, New Jersey 08869

Attention: Michael A. Schlesinger, Executive Vice President, General Counsel and Secretary

(908) 218-8000

and

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

Attn: Bob Marese, President

(800) 322-2885

No other methods of communication from stockholders will be accepted. You may not use any electronic address provided in this joint proxy statement/prospectus or any related documents to communicate with Quidel or Ortho for any purposes other than those expressly stated.

NOTE ON PRESENTATION

Ortho Financial Information

Historical financial information of Ortho included in this joint proxy statement/prospectus has been derived from (i) the audited consolidated financial statements of Ortho as of January 3, 2021 and December 29, 2019 and for each of the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018 and (ii) the unaudited consolidated financial statements of Ortho as of October 3, 2021 and for the fiscal nine months ended October 3, 2021 and September 27, 2020, in each case, included elsewhere in this joint proxy statement/prospectus.

The consolidated financial statements of Ortho are reported pursuant to U.S. generally accepted accounting principles (“U.S. GAAP”) and are presented in U.S. dollars.

Quidel Financial Information

Financial information of Quidel included in this joint proxy statement/prospectus has been derived from (i) the audited consolidated financial statements of Quidel as of December 31, 2020 and 2019 and for each of the three years in the three-year period ended December 31, 2020 included in “Item 8. Financial Statements and Supplementary Data” of Quidel’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 19, 2021 and (ii) Quidel’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2021, June 30, 2021, and September 30, 2021, filed with the SEC on May 7, 2021, August 6, 2021, and November 5, 2021, respectively, and incorporated by reference into this joint proxy statement/prospectus. Each of Quidel’s fiscal quarters ends on the Sunday closest to the end of the calendar quarter. For ease of reference, the calendar quarter end dates are used herein.

The consolidated financial statements of Quidel are reported pursuant to U.S. GAAP and are presented in U.S. dollars.

Certain totals in the tables included in this joint proxy statement/prospectus may not add up due to rounding.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and might not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus, including the annexes, for a more complete understanding of the Combinations. In addition, Quidel incorporates by reference into this joint proxy statement/prospectus important business and financial information about Quidel. See the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus for more information.

Information about the Parties to the Combinations

Quidel Corporation

Quidel commenced operations in 1979 and was originally incorporated as Monoclonal Antibodies, Inc. in California. In 1987, Quidel re-incorporated as Quidel Corporation in the State of Delaware. Quidel has a leadership position in the development, manufacturing and marketing of rapid diagnostic testing solutions. These diagnostic testing solutions are separated into four product categories: rapid immunoassay, cardiometabolic immunoassay, molecular diagnostic solutions and specialized diagnostic solutions. Quidel sells products directly to end users and distributors, in each case, for professional use in physician offices, hospitals, clinical laboratories, reference laboratories, urgent care clinics, leading universities, retail clinics, pharmacies and wellness screening centers, as well as for individual, non-professional, over-the-counter (“OTC”) use. Quidel markets its products through a network of distributors and a direct sales force. Quidel operates in one business segment that develops, manufactures and markets its products globally.

Quidel Shares are listed on Nasdaq under the symbol “QDEL.”

The principal executive offices of Quidel are located at 9975 Summers Ridge Road, San Diego, California 92121, United States of America, and its telephone number is (858) 552-1100.

Ortho Clinical Diagnostics Holdings plc

Ortho is a leading global provider of in-vitro diagnostics (“IVD”) solutions to the clinical laboratory and transfusion medicine communities. Ortho maintains a direct or indirect commercial presence in more than 130 countries and territories, with a direct presence in 36 countries. Ortho’s instruments, assays, reagents and other consumables are used in hospitals, laboratories, clinics, blood banks and donor centers worldwide. Ortho is globally operated with manufacturing facilities in the United States and the United Kingdom and with sales centers, administrative offices and warehouses located throughout the world.

Ortho Shares are listed on Nasdaq under the symbol “OCDX.”

The principal executive offices of Ortho are located at 1001 Route 202, Raritan, New Jersey 08869, United States of America, and its telephone number at that address is (908) 218-8000.

Coronado Topco, Inc.

Coronado Topco, Inc., a Delaware corporation (“Topco”), is a wholly owned subsidiary of Ortho. Ortho formed Topco on December 17, 2021, for the purpose of entering into the BCA. Pursuant to the BCA, after the Quidel Effective Time on the date on which the Ortho Scheme Order is duly filed with the Registrar (the “Scheme Effective Date”), Topco will become the parent company for the combined businesses of Quidel and Ortho.

The principal executive offices of Topco are located at c/o Ortho Clinical Diagnostics Holdings plc, 1001 Route 202, Raritan, New Jersey 08869, United States of America, and its telephone number at that address is (908) 218-8000.

Laguna Merger Sub, Inc.

Laguna Merger Sub, Inc., a Delaware corporation (“U.S. Merger Sub”), is a wholly owned subsidiary of Topco formed solely for the purpose of effecting the Combinations. U.S. Merger Sub will not conduct any business operations other than those incidental to its formation and in connection with the transactions contemplated by the BCA.

The principal executive offices of U.S. Merger Sub are located at c/o Ortho Clinical Diagnostics Holdings plc, 1001 Route 202, Raritan, New Jersey 08869, United States of America, and its telephone number at that address is (908) 218-8000.

Orca Holdco, Inc.

Orca Holdco, Inc., a Delaware corporation (“U.S. Holdco Sub”), is a wholly owned subsidiary of Topco formed solely for the purpose of effecting the Combinations. U.S. Holdco Sub will not conduct any business operations prior to closing of the Combinations other than those incidental to its formation and in connection with the transactions contemplated by the BCA.

The principal executive offices of U.S. Holdco Sub are located at c/o Ortho Clinical Diagnostics Holdings plc, 1001 Route 202, Raritan, New Jersey 08869, United States of America, and its telephone number at that address is (908) 218-8000.

Orca Holdco 2, Inc.

Orca Holdco 2, Inc., a Delaware corporation (“U.S. Holdco Sub 2”), is a wholly owned subsidiary of U.S. Holdco Sub. U.S. Holdco Sub 2 will not conduct any business operations prior to closing of the Combinations other than those incidental to its formation and in connection with the transactions contemplated by the BCA.

The principal executive offices of U.S. Holdco Sub 2 are located at c/o Ortho Clinical Diagnostics Holdings plc, 1001 Route 202, Raritan, New Jersey, 08869, United States of America, and its telephone number at that address is +1 908  218-8000.

The Combinations and the Business Combination Agreement

The terms and conditions of the Combinations are contained in the BCA, a copy of which is attached as Annex A to this joint proxy statement/prospectus. Quidel and Ortho encourage you to read the entire BCA carefully because it is the principal document governing the Combinations. For more information on the Combinations, see the section entitled “The Combinations” of this joint proxy statement/prospectus.

Structure and Effective Times

The Combinations will be implemented in two main steps. First, pursuant to the Ortho Scheme, each Ortho Share will be acquired by a nominee of Topco (or, if such nominee holds the Ortho Shares today, transferred within the nominee), such that Ortho will become a wholly owned subsidiary of Topco. Second, immediately following the consummation of the Ortho Scheme, U.S. Merger Sub will merge with and into Quidel with Quidel surviving the merger as a wholly owned subsidiary of Topco. The Combinations will become effective sequentially (i) with the Ortho Scheme Order becoming effective on the Scheme Effective Date and at the time the Ortho Scheme Order is duly delivered to the Registrar, such time being the “Ortho Effective Time,” and (ii) with the certificate of merger relating to the Quidel Merger (the “Quidel Certificate of Merger”) becoming effective on the Scheme Effective Date immediately following the Ortho Effective Time (or such subsequent time as Ortho and Quidel shall agree and as shall be specified in the Quidel Certificate of Merger, and in no event prior to the Ortho Effective Time), such time being the “Quidel Effective Time.”

As a result of the Combinations, Ortho and Quidel will each become wholly owned subsidiaries of Topco, and Ortho shareholders and Quidel stockholders will become Topco stockholders. If the Combinations are completed, Ortho shareholders are expected to own approximately 38% of Topco and Quidel stockholders are expected to own approximately 62% of Topco, on a fully diluted basis, based on the respective capitalizations of Ortho and Quidel as of the date the parties entered into the BCA.

The closing of the Combinations will take place on the Scheme Effective Date (the “Closing Date”). Subject to the terms and conditions set forth in the BCA, on the Closing Date, and as soon as practicable after the Ortho Scheme Order is duly filed with the Registrar, Quidel will file the Quidel Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”) and shall make all other filings or recordings required under the DGCL.

Merger Consideration

Ortho Shares Consideration

The BCA provides that, at the Ortho Effective Time, each Ortho Share, other than Ortho Shares held by Ortho in treasury, will be acquired by a nominee (or, if such nominee holds the Ortho Shares today, transferred within the nominee) on behalf and for the benefit of Topco in exchange for 0.1055 Topco Shares and $7.14 in cash.

Quidel Shares Consideration

The BCA provides that, at the Quidel Effective Time, each Quidel Share, other than Quidel Shares held by Quidel, Ortho or U.S. Merger Sub, will be converted into the right to receive one Topco Share.

Treatment of Ortho Equity Awards

Stock Options

At the Ortho Effective Time, each Ortho Stock Option, whether vested or unvested, that is outstanding immediately prior to the Ortho Effective Time will cease to represent an option to acquire Ortho Shares and will be converted into (a) an option to purchase Topco Shares (each, a “Topco Stock Option”) on the same terms and conditions as were applicable to such Ortho Stock Option immediately prior to the Ortho Effective Time, except as adjusted by the BCA, (b) with respect to the portion of such Ortho Stock Option that is vested as of the Ortho Effective Time, the right to receive payment, in cash, equal to the cash consideration payable in respect of the Ortho Shares subject to the vested portion of such Ortho Stock Option and (c) with respect to the portion of such Ortho Stock Option that is not vested as of the Ortho Effective Time, the right to receive payment, in cash, equal to the cash consideration payable in respect of the Ortho Shares subject to the unvested portion of such Ortho Stock Option when it vests in accordance with its terms. See the section of this joint proxy statement/prospectus entitled “The Business Combination Agreement—Treatment of Ortho Equity Awards” for further details on the treatment of Ortho Stock Options.

Restricted Stock Units

At the Ortho Effective Time, each Ortho Equity Right that is outstanding immediately prior to the Ortho Effective Time will cease to relate to or represent a right to receive Ortho Shares and will be converted into a Topco Equity Right of the same type and on the same terms and conditions as were applicable to the corresponding Ortho Equity Right immediately prior to the Ortho Effective Time. Upon the subsequent vesting of any portion of such Ortho Equity Right, such portion of the Ortho Equity Right shall also be entitled to a right to receive payment, in cash, equal to the cash consideration in respect of the Ortho Shares subject to the unvested portion of the Ortho Equity Right when it vests in accordance with its terms. See the section of this joint proxy statement/prospectus entitled “The Business Combination Agreement—Treatment of Ortho Equity Awards” for further details on the treatment of Ortho Equity Rights.

Treatment of Quidel Equity Awards

Stock Options

At the Quidel Effective Time, each outstanding option to purchase Quidel Shares (a “Quidel Stock Option”) granted under the Quidel employee and director stock plans (each, a “Quidel Stock Plan” and together, the “Quidel Stock Plans”), whether vested or unvested, will cease to represent an option to acquire Quidel Shares and will automatically, without any action on the part of the holder thereof, be converted into a Topco Stock Option on the same terms and conditions (including applicable vesting conditions) applicable to such Quidel Stock Option under the applicable Quidel Stock Plan and award agreement in effect immediately prior to the Quidel Effective Time, except as adjusted by the BCA. See the section of this joint proxy statement/prospectus entitled “The Business Combination Agreement—Treatment of Quidel Equity Awards” for further details on the treatment of Quidel Stock Options.

Restricted Stock Units

At the Quidel Effective Time, each outstanding Quidel restricted stock unit (a “Quidel RSU”) granted under the Quidel Stock Plans will automatically, without any action on the part of the holder thereof, be converted into a restricted stock unit of Topco (a “Topco RSU”) on the same terms and conditions (including applicable vesting conditions) applicable to such Quidel RSU under the applicable Quidel Stock Plan and award agreement in effect immediately prior to the Quidel Effective Time. See the section of this joint proxy statement/prospectus entitled “The Business Combination Agreement—Treatment of Quidel Equity Awards” for further details on the treatment of Quidel RSUs.

Performance Restricted Stock Units

At the Quidel Effective Time, each outstanding Quidel performance restricted stock unit (a “Quidel PSU”) granted under a Quidel Stock Plan will automatically, without any action on the part of the holder thereof, be converted into a performance restricted stock unit of Topco (a “Topco PSU”) on the same terms and conditions (including applicable vesting conditions) applicable to such Quidel PSU under the applicable Quidel Stock Plan and award agreement in effect immediately prior to the Quidel Effective Time. See the section of this joint proxy statement/prospectus entitled “The Business Combination Agreement—Treatment of Quidel Equity Awards” for further details on the treatment of Quidel PSUs.

Ortho Reasons for the Combinations and Recommendation of the Ortho Board of Directors

The Ortho board of directors has determined, having been so advised by J.P. Morgan Securities LLC (“J.P. Morgan”), financial advisor to Ortho in connection with the financial terms of the Combinations, that the transactions contemplated by the BCA, including the Ortho Scheme, are fair to, and in the best interests of Ortho and its shareholders. At its meeting on December 22, 2021, the Ortho board of directors, among other things, (a) determined that the Ortho Scheme and the transactions contemplated by the BCA as a whole are in the best interests of Ortho, would further the business goals and strategies of Ortho and would promote the success of Ortho for the benefit of its shareholders as a whole, (b) approved the terms of the BCA, including but not limited to the Ortho Scheme, (c) directed that the Ortho Scheme be recommended to Ortho’s shareholders and, subject to receiving the vote of Ortho’s shareholders, approved and (d) approved the execution and delivery of the BCA by any director of Ortho.

In arriving at its conclusion, the Ortho board of directors consulted with Ortho’s management, legal, financial and other advisors, reviewed a significant amount of information and considered a number of factors in its deliberations. For a more detailed discussion of these factors, see the section entitled “The Combinations—Ortho Reasons for the Combinations and Recommendation of the Ortho Board of Directors” of this joint proxy statement/prospectus.

Quidel Reasons for the Combinations and Recommendation of the Quidel Board of Directors

The Quidel board of directors has determined that the Combinations, including the Quidel Merger and the other transactions contemplated by the BCA, are consistent with and will further the business strategies and goals of Quidel, and are in the best interests of Quidel and its stockholders. At its meeting on December 22, 2021, the Quidel board of directors (a) unanimously approved and declared advisable the BCA and the Combinations, including the Quidel Merger and the transactions contemplated by the BCA, and (b) determined, subject to its duties under applicable law, to recommend that the Quidel stockholders adopt the BCA and the transactions contemplated by the BCA, including the Quidel Merger.

In arriving at its conclusion, the Quidel board of directors consulted with Quidel’s management and its legal, financial and other advisors, reviewed a significant amount of information and considered a number of factors in its deliberations. For a more detailed discussion of these factors, see the section entitled “The Combinations—Quidel Reasons for the Combinations and Recommendation of the Quidel Board of Directors” of this joint proxy statement/prospectus.

Opinion of J.P. Morgan Securities LLC as Financial Advisor to Ortho

Pursuant to an engagement letter, Ortho retained J.P. Morgan as its financial advisor in connection with the Combinations. At the meeting of the Ortho board of directors on December 22, 2021, J.P. Morgan rendered its oral opinion to the Ortho board of directors that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Ortho Scheme Consideration to be paid to the holders of Ortho Shares was fair, from a financial point of view, to such holders. J.P. Morgan confirmed its December 22, 2021 oral opinion by delivering its written opinion, dated as of December 23, 2021, to the Ortho board of directors that, as of such date, the Ortho Scheme Consideration was fair, from a financial point of view, to the holders of Ortho Shares.

The full text of the written opinion of J.P. Morgan, dated December 23, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of Ortho Shares are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Ortho board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the Combinations, was directed only to the Ortho Scheme Consideration to be paid in the Combinations and did not address any other aspect of the Combinations. J.P. Morgan expressed no opinion as to the fairness of the Ortho Scheme Consideration to the holders of any other class of securities, creditors or other constituencies of Ortho or as to the underlying decision by Ortho to engage in the Combinations. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of Ortho as to how such shareholder should vote with respect to the Combinations or any other matter. For a description of the opinion that the Ortho board of directors received from J.P. Morgan, see the section entitled “The Combinations—Opinion of J.P. Morgan Securities LLC as Financial Advisor to Ortho.”

Opinion of Perella Weinberg Partners LP as Financial Advisor to Quidel

Quidel retained Perella Weinberg Partners LP (“Perella Weinberg”) to act as its financial advisor in connection with the Combinations. Quidel selected Perella Weinberg based on its qualifications, expertise and reputation and its knowledge of the business and affairs of Quidel and the industry in which Quidel conducts its businesses. On December 22, 2021, Perella Weinberg rendered its oral opinion, subsequently confirmed in writing, to the Quidel board of directors that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the consideration of 0.1055 Topco Shares and $7.14 in cash per Ortho Share (collectively, the “Consideration”) to be paid by Quidel pursuant to the BCA was fair, from a financial point of view, to Quidel, taking into account the one Topco Share per Quidel Share to be received by the Quidel stockholders in the Combinations (the “Quidel Exchange Ratio”).

The full text of Perella Weinberg’s written opinion, dated December 22, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Perella Weinberg in preparing its opinion, is attached hereto as Annex D and is incorporated herein by reference. Holders of Quidel Shares should read the opinion carefully and in its entirety. Perella Weinberg’s opinion does not address Quidel’s underlying business decision to enter into the BCA or the relative merits of the Combinations as compared with any other strategic alternative that may be available to Quidel. Perella Weinberg was not authorized to solicit, and did not solicit, indications of interest in a transaction with Quidel from any party. Perella Weinberg’s opinion was not intended to be and does not constitute a recommendation to any holder of Quidel Shares or Ortho Shares, or any other person, as to how such person should vote or otherwise act with respect to the Combinations or any other matter. Perella Weinberg’s opinion does not in any manner address the prices at which the Quidel Shares, the Ortho Shares or the Topco Shares will trade at any time. In addition, Perella Weinberg expressed no opinion as to the fairness of the Combinations to, or any consideration received in connection with the Combinations by, the holders of any other class of securities, creditors or other constituencies of Quidel. Perella Weinberg provided its opinion for the information and assistance of the Quidel board of directors in connection with, and for the purposes of its evaluation of, the Combinations. The summary of the written opinion of Perella Weinberg is qualified in its entirety by reference to the full text of the written opinion attached as Annex D to this joint proxy statement/prospectus. For a description of the opinion that the Quidel board of directors received from Perella Weinberg, see the section entitled “The Combinations—Opinion of Perella Weinberg Partners LP as Financial Advisor to Quidel.”

Material U.S. Tax Considerations

Material U.S. Federal Income Tax Considerations to U.S. Holders of Ortho Shares of the Ortho Scheme

The exchange of Ortho Shares for Topco Shares and cash pursuant to the Ortho Scheme, taken together with the Quidel Merger, is expected to qualify as a transaction described in Section 351 of the Code. As a result, subject to the limitations and qualifications described in the section entitled “Material U.S. Federal Income Tax Considerations” of this joint proxy statement/prospectus, gain (but not loss) will be recognized on the exchange of Ortho Shares for a combination of cash and Topco Shares pursuant to the Ortho Scheme in an amount equal to the lesser of: (a) the excess of (i) the sum of the fair market value of the Topco Shares and the amount of cash received by such U.S. Holder over (ii) such U.S. Holder’s tax basis in its Ortho Shares, and (b) the amount of cash received by such U.S. Holder pursuant to the Ortho Scheme. The treatment of the cash received in lieu of fractional Topco Shares is discussed separately in the section entitled “Material U.S. Federal Income Tax Considerations” of this joint proxy statement/prospectus.

Material U.S. Federal Income Tax Considerations to U.S. Holders of Quidel Shares of the Quidel Merger

The exchange of Quidel Shares for Topco Shares pursuant to the Quidel Merger, taken together with the Ortho Scheme, will qualify as a transaction described in Section 351 of the Code. As a result, subject to the limitations and qualifications described in the section entitled “Material U.S. Federal Income Tax Considerations” of this joint proxy statement/prospectus, no gain or loss is expected to be recognized by the U.S. Holders of Quidel Shares as a result of the Quidel Merger.

Material U.S. Federal Income Tax Considerations to Non-U.S. Holders of Owning and Disposing of Topco Shares Received in the Combinations

Distributions to Non-U.S. Holders with respect to Topco Shares will generally be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) to the extent such distributions are dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Dividends that are effectively with the Non-U.S. Holder’s conduct of a trade or business within the United States will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates and, for Non-U.S. Holders that are corporations, may be subject to an additional branch profits tax at a rate of 30% (or a lower rate specified by an applicable income tax treaty).

Subject to the exceptions and qualifications described in “Material U.S. Federal Income Tax Considerations,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of Topco Shares.

Please carefully review the information set forth in the section entitled “Material U.S. Federal Income Tax Considerations” of this joint proxy statement/prospectus for a discussion of certain U.S. federal income tax considerations relating to the Combinations. Please consult your tax advisors as to the specific tax consequences to you of the Combinations.

Material UK Tax Considerations

Subject to the comments below in relation to Section 137 of the UK Taxation of Chargeable Gains Act 1992 (the “TCGA”), the receipt of Topco Shares by an Ortho shareholder in respect of, and in proportion to, such shareholder’s Ortho Shares pursuant to the Combinations may potentially be treated as a scheme of reconstruction for the purposes of UK capital gains tax or corporation tax on chargeable gain (collectively, “CGT”). On that basis, an Ortho shareholder would not be treated as making a disposal of their Ortho Shares and, therefore, no liability to CGT would arise in respect of the receipt of Topco Shares by an Ortho shareholder pursuant to the Combinations. For the purposes of CGT, the Topco Shares received by an Ortho shareholder would be treated as the same asset, acquired at the same time and for the same amount, as the Ortho Shares in respect of which they are issued.

If the “rollover” treatment described above is not available (and no assurance is or can be given that such treatment will be available), an Ortho shareholder would be treated as having made a full disposal of their Ortho Shares and may, depending on such shareholder’s personal circumstances, be liable to pay CGT.

Under Section 137 of the TCGA, any Ortho shareholder who holds (when his, her or its relevant holding is aggregated with that of persons connected with him, her or it) more than 5% of, or of any class of, shares in or debentures of Ortho will not in any event receive the possible “rollover” treatment described above if the relevant transaction has not been effected for bona fide commercial reasons or if it forms part of a scheme or arrangement of which the main purpose, or one of the main purposes, is the avoidance of liability to CGT or UK corporation tax. It is possible to apply for statutory clearance from HM Revenue & Customs (“HMRC”) under Section 138 of the TCGA confirming that this anti-avoidance provision does not apply. No application for clearance has been made to HMRC under Section 138 of the TCGA in respect of the receipt of Topco Shares pursuant to the Combinations. For the avoidance of doubt, please note that any Ortho shareholder who holds (when their relevant holding is aggregated with that of persons connected with them) 5% or less of, or of any class of, shares in or debentures of Ortho would not have to satisfy this anti-avoidance provision.

For a further discussion of the material UK tax considerations relating to the Combinations, see the section entitled “Material UK Tax Considerations” of this joint proxy statement/prospectus. Please consult your tax advisors as to the specific tax consequences to you of the Combinations.

Delisting and Deregistration of Ortho Shares and Quidel Shares

Promptly after the Ortho Effective Time, the Ortho Shares will be delisted from Nasdaq and deregistered under the Exchange Act, and promptly after the Quidel Effective Time, the Quidel Shares will be delisted from Nasdaq and deregistered under the Exchange Act. Topco will be the successor to Quidel for purposes of Topco’s Nasdaq listing.

Interests of Quidel Officers and Directors in the Combinations

Quidel’s executive officers and directors have interests in the Combinations that are different from, or in addition to, the interests of Quidel stockholders generally. These interests may include, but are not limited to:

•	the treatment in the Combinations of equity awards held by Quidel directors and executive officers;

•	the continued engagement and/or employment, as applicable, of certain executive officers of Quidel;

•	the continued positions of certain directors of Quidel as directors on the board of directors of Topco; and

•	severance payments payable under existing employment and severance arrangements or arrangements that may be entered into in connection with the Combinations.

The Quidel board of directors was aware of these potentially differing interests and considered them, among other matters, in reaching its decision to adopt the BCA, approve the Combinations and to recommend that you vote in favor of the Merger Proposal and the approval (on a non-binding, advisory basis) of certain compensation arrangements.

For further information with respect to arrangements between Quidel and its executive officers and directors, as well as arrangements for Topco director nominees, see the section entitled “Interests of Certain Persons in the Combinations (Quidel)” of this joint proxy statement/prospectus.

See the sections entitled “The Combinations—Background of the Combinations” and “The Combinations—Quidel Reasons for the Combinations and Recommendation of the Quidel Board of Directors” of this joint proxy statement/prospectus. Quidel stockholders should take these interests into account in deciding whether to vote “FOR” the Merger Proposal.

Interests of Ortho Officers and Directors in the Combinations

Ortho’s executive officers and directors have interests in the Ortho Scheme that are different from, or in addition to, the interests of Ortho shareholders generally. These interests may include, but are not limited to:

•	the continued engagement and/or employment, as applicable, of certain board members and executive officers of Ortho;

•	the continued positions of certain directors of Ortho as directors on the board of directors of Topco;

•	the treatment in the Combinations of equity awards and stock options held by Ortho directors and executive officers;

•	retention bonus awards, 40% of which will be payable at the closing of the Combinations and the remaining 60% of which will be payable on the first anniversary of the closing of the Combinations;

•	transaction bonuses payable upon the closing of the Combinations; and

•	severance payments payable under existing employment and severance arrangements or arrangements that may be entered into in connection with the Combinations.

The Ortho board of directors was aware of these potentially differing interests and considered them, among other matters, in reaching its decision to adopt the BCA, approve the Combinations and to recommend that you vote in favor of all proposals to be approved at the Ortho Shareholder Meetings.

For further information with respect to arrangements between Ortho and its executive officers and directors, as well as arrangements for Topco director nominees, see the section entitled “Interests of Certain Persons in the Combinations (Ortho)” of this joint proxy statement/prospectus.

See the sections entitled “The Combinations—Background of the Combinations” and “The Combinations—Ortho Reasons for the Combinations and Recommendation of the Ortho Board of Directors” of this joint proxy statement/prospectus. Ortho shareholders should take these interests into account in deciding whether to vote “FOR” the proposals to be approved at the Ortho Shareholder Meetings.

Indemnification and Insurance

Pursuant to the terms of the BCA, Ortho’s, Quidel’s and any of their subsidiaries’ directors, officers and employees will be entitled to certain ongoing indemnification and insurance coverage from Topco. For additional information, see the section entitled “The Business Combination Agreement—Indemnification and Insurance” of this joint proxy statement/prospectus.

Board of Directors and Management of Topco Following Completion of the Combinations

Effective as of the Ortho Effective Time, the Topco board of directors will consist of 12 members, comprised of: (i) eight directors designated by Quidel prior to closing, one of whom will be the Chief Executive Officer of Quidel immediately prior to the Quidel Effective Time, and at least four of whom will qualify as an “independent director” under applicable rules of Nasdaq, and (ii) four directors designated by Ortho prior to closing, at least two of whom will qualify as an “independent director” under the applicable rules of Nasdaq. Each of the members of the Topco board of directors designated by Ortho shall be reasonably acceptable to the nominating and corporate governance committee of the current Quidel board of directors.

As of the Ortho Effective Time, the Topco board of directors will form the following board committees: the audit committee (the “Audit Committee”), the compensation committee (the “Compensation Committee”) and the nominating and corporate governance committee (the “Nominating and Governance Committee”). The Audit Committee, the Compensation Committee and the Nominating and Governance Committee will each be chaired by a member of the Topco board of directors designated by Quidel. The Audit Committee, the Compensation Committee and the Nominating and Governance Committee will each consist of one member of the Topco board of directors designated by Ortho and not less than two additional members of the Topco board of directors designated by Quidel, in each case, subject to applicable legal and regulatory requirements, and, in the case of the Ortho designees, such designees must be reasonably acceptable to the Topco board of directors. The charters for the Audit Committee, the Compensation Committee and the Nominating and Governance Committee will each be substantially similar to the charters for the respective committees of the Quidel board of directors that were in effect as of the date of the BCA.

Pursuant to the terms of the BCA, at the Ortho Effective Time, Douglas Bryant, current President and Chief Executive Officer of Quidel, will serve as Chair and Chief Executive Officer of Topco. Joseph M. Busky, current Chief Financial Officer of Ortho, will serve as Chief Financial Officer of Topco. Robert J. Bujarski, current Chief Operating Officer of Quidel, will serve as President and Chief Operating Officer of Topco. Michael S. Iskra, current Executive Vice President of Commercial Excellence & Strategy at Ortho, will serve as Chief Commercial Officer of Topco.

Acquisition Proposals

Pursuant to the terms of the BCA, each of Quidel and Ortho agrees that it will not, and agrees to cause its subsidiaries and its and their respective officers, directors and employees not to (and use reasonable best efforts to cause its and its subsidiaries’ other representatives not to), directly or indirectly:

•

initiate, solicit or knowingly facilitate or encourage (including by way of furnishing information) any inquiries, discussions or the making, submission or announcement of any proposal, request or offer that constitutes, or could reasonably be expected to lead to or result in, an Acquisition Proposal (as defined in the section entitled “The Business Combination Agreement—Acquisition Proposals” of this joint proxy statement/prospectus);

•

have any discussion with any person relating to an Acquisition Proposal (other than, solely with respect to an Acquisition Proposal that does not result from a material breach of this provision, to clarify the terms of an Acquisition Proposal submitted to such party after the date of the BCA for the sole purpose of enabling the Quidel board of directors or Ortho board of directors, as applicable, to evaluate such Acquisition Proposal for the purposes of this provision), engage in, continue or otherwise participate in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal;

•	provide any non-public or confidential information or data or afford access to its books or records or directors, officers, employees or advisors, to any person in relation to an Acquisition Proposal;

•

terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by it or any of its subsidiaries (other than to the extent the Quidel board of directors or Ortho board of directors, as applicable, determines in good faith, after consultation with its financial and outside legal advisors, that failure to take any such actions under this provision would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law);

•	approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal;

•

approve or recommend, propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, business combination agreement, option agreement or other similar agreement relating to any Acquisition Proposal;

•	take any action to make the provisions of any takeover law inapplicable to any transactions contemplated by any Acquisition Proposal; or

•	propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

For more information, see the section entitled “The Business Combination Agreement—Acquisition Proposals” of this joint proxy statement/prospectus.

Conditions to the Combinations

The obligations of the parties to consummate the Combinations are subject to the satisfaction or waiver by the parties of the following conditions:

•

the Quidel Requisite Vote (as defined in the section entitled “The Business Combination Agreement—Acquisition Proposals” of this joint proxy statement/prospectus) shall have been obtained at the Quidel Stockholders’ Meeting and the Ortho Requisite Vote (as defined in the section entitled “The Business Combination Agreement—Acquisition Proposals” of this joint proxy statement/prospectus) shall have been obtained at the Ortho Shareholder Meetings;

•	the Topco Shares issuable in the Combinations shall have been authorized for listing on Nasdaq, subject to official notice of issuance;

•

no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order or law which is in effect and prohibits, restrains, prevents or makes illegal consummation of the transactions contemplated by the BCA;

•

the Registration Statement shall have been declared effective by the SEC under the Securities Act, and shall not be the subject of any stop order which is in effect suspending the effectiveness of the Registration Statement or any proceedings for that purpose;

•	certain antitrust, competition and foreign investment approvals designated by the parties shall have been obtained or any waiting periods thereunder shall have expired or been terminated; and

•	the Ortho Scheme Order shall have been sanctioned by the Court and the Ortho Scheme Order shall have been delivered to the Registrar with due confirmatory receipt thereof.

The obligations of Ortho and Topco to consummate the Combinations are subject to the satisfaction or waiver by Ortho of each of the following additional conditions:

•

certain representations and warranties of Quidel set forth in the BCA relating to the authorized capital stock of Quidel are true and correct (except for de minimis inaccuracies) as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date);

•

certain representations and warranties of Quidel set forth in the BCA regarding the authorization of and other matters relating to the capitalization of Quidel and the corporate authority of Quidel are true and correct in all material respects as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date);

•

each of the other representations and warranties of Quidel set forth in the BCA are true and correct (disregarding all qualifications or limitations as to “material,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of the BCA and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Quidel;

•	Quidel shall, in all material respects, have performed and complied with all obligations required to be performed or complied with by it under the BCA;

•

at any time after the date of the BCA there shall not have occurred and be continuing any effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Quidel; and

•	Ortho shall have received a certificate dated as of the Closing Date executed by a duly authorized officer of Quidel as to the satisfaction of the conditions set forth above.

The obligations of Quidel to consummate the Combinations are subject to the satisfaction or waiver by Quidel of the following additional conditions:

•

certain representations and warranties of Ortho set forth in the BCA relating to the authorized capital stock of Ortho and Topco are true and correct (except for de minimis inaccuracies) as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date);

•

certain representations and warranties of Ortho set forth in the BCA regarding the authorization of and other matters relating to the capitalization of Ortho and the corporate authority of Ortho are true and correct in all material respects as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date);

•

each of the other representations and warranties of Ortho (and, as applicable, Topco, U.S. Merger Sub, U.S. Holdco Sub and U.S. Holdco Sub 2) set forth in the BCA are true and correct (disregarding all qualifications or limitations as to “material,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of the BCA and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ortho;

•	Ortho shall, in all material respects, have performed and complied with all obligations required to be performed or complied with by it under the BCA;

•

at any time after the date of the BCA, there shall not have occurred and be continuing any effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Ortho; and

•	Quidel shall have received a certificate dated as of the Closing Date executed by a duly authorized officer of Ortho as to the satisfaction of the conditions set forth above.

Termination

The BCA may be terminated at any time prior to the Ortho Effective Time, whether before or after receipt of the Quidel Requisite Vote or Ortho Requisite Vote, as follows:

•	by the mutual written consent of Quidel and Ortho;

•

by either Quidel or Ortho, if the Ortho Effective Time has not occurred by September 22, 2022 (the “Termination Date”); provided, however, that such date shall automatically be extended to January 22, 2023, if the only conditions that have not been satisfied (other than those conditions that Quidel and Ortho have mutually agreed to waive, if and to the extent that such waiver is permitted by applicable law, and other than those conditions that by their nature can only be satisfied at or immediately prior to the Scheme Effective Date) are one or more of the conditions set forth in (a) clause (iii) under “Conditions to the Combinations” above to the extent relating to an approval required by clause (v) under “Conditions to the Combinations” above or (b) clause (v) under “Conditions to the Combinations” above; provided, further, that the right to terminate the BCA pursuant to this provision may not be exercised by any party whose failure to perform any material covenant or obligation under the BCA has been the primary cause of, or primarily resulted in, the failure of any such closing condition to be satisfied on or before the Termination Date;

•

by either Quidel or Ortho, if (a) the Quidel Requisite Vote has not been obtained at the Quidel Stockholders’ Meeting (or at any adjournment or postponement thereof) or (b) the Ortho Requisite Vote has not been obtained at the Ortho Shareholder Meetings (or at any adjournment or postponement thereof) or the Ortho Scheme is not sanctioned and the Ortho Scheme Order is not issued by the Court;

•

by either Quidel or Ortho, if any governmental entity that must grant a required regulatory approval has denied such grant in writing and such denial has become final, binding and non-appealable, or any order permanently restraining, enjoining or otherwise prohibiting consummation of the Combinations has become final and non-appealable;

•

by Quidel, at any time prior to the receipt of the Ortho Requisite Vote, if the Ortho board of directors has effected an Ortho Change in Recommendation (whether or not in compliance with the applicable provisions of the BCA);

•

by Quidel, at any time prior to the Ortho Effective Time, if Ortho breaches or fails to perform any of its covenants or agreements contained in the BCA, or if any of the representations or warranties of Ortho contained therein fails to be true and correct, which breach or failure (a) would give rise to the failure of the conditions to Quidel’s obligation to close and (b) is not reasonably capable of being cured by Ortho by the Termination Date or is not cured by Ortho within 45 days after receiving written notice from Quidel, unless Quidel’s failure to perform any material covenant or obligation under the BCA has been the primary cause of, or primarily resulted in, the failure of any such closing condition to be satisfied on or before the Termination Date;

•

by Quidel, at any time prior to the receipt of the Quidel Requisite Vote, if the Quidel board of directors has effected a Quidel Change in Recommendation in compliance with the BCA in response to a Quidel All Cash Superior Proposal and in order for Quidel to enter into a merger agreement, acquisition agreement or other similar agreement that the Quidel board of directors has authorized and directed Quidel to execute with respect to such Quidel All Cash Superior Proposal; provided, however, that the BCA may not be so terminated unless (a) prior to or simultaneously with such termination the Quidel Termination Payment (as defined below) has been made in full to Ortho, and (b) simultaneously or promptly following such termination Quidel enters into such agreement;

•

by Ortho, at any time prior to the receipt of the Quidel Requisite Vote, if the Quidel board of directors has effected a Quidel Change in Recommendation (whether or not in compliance with the applicable provisions of the BCA);

•

by Ortho, at any time prior to the Ortho Effective Time, if Quidel breaches or fails to perform any of its covenants or agreements contained in the BCA, or if any of the representations or warranties of Quidel contained therein fails to be true and correct, which breach or failure (a) would give rise to the failure of the conditions to Ortho’s obligation to close and (b) is not reasonably capable of being cured by Quidel by the Termination Date or is not cured by Quidel within 45 days after receiving written notice from Ortho, unless Ortho’s failure to perform any material covenant or obligation under the BCA has been the primary cause of, or primarily resulted in, the failure of any such closing condition to be satisfied on or before the Termination Date; or

•

by Ortho, at any time prior to the receipt of the Ortho Requisite Vote, if the Ortho board of directors has effected an Ortho Change in Recommendation in compliance with the BCA in response to an Ortho All Cash Superior Proposal and in order for Ortho to enter into a merger agreement, acquisition agreement or other similar agreement that the Ortho board of directors has authorized and directed Ortho to execute with respect to such Ortho All Cash Superior Proposal; provided, however, that the BCA may not be so terminated unless (a) prior to or simultaneously with such termination, the Ortho Termination Payment (as defined below) has been made in full to Quidel, and (b) simultaneously or promptly following such termination, Ortho enters into such agreement.

For more information, see the section entitled “The Business Combination Agreement—Termination” of this joint proxy statement/prospectus.

Expenses and Termination Fees

All costs and expenses incurred in connection with the BCA and the Combinations and the other transactions contemplated by the BCA generally are to be paid by the party incurring such costs and expenses, but Quidel and Ortho will share equally all expenses associated with antitrust filings, the Nasdaq listing application and the filing, printing and mailing of this joint proxy statement/prospectus, the Registration Statement and other disclosure documents required in connection with the Combinations.

Quidel must pay Ortho a termination fee of approximately $207.8 million (the “Quidel Termination Payment”) if:

•	the BCA is terminated by Ortho, as a result of a Quidel Change in Recommendation;

•

the BCA is terminated by either Quidel or Ortho if (i) the Combinations are not consummated by the Termination Date or (ii) the Quidel Requisite Vote has not been obtained at the Quidel Stockholders’ Meeting and, at the time of such termination, Ortho had a right to terminate as a result of a Quidel Change in Recommendation;

•

(a) an Acquisition Proposal for Quidel shall have been publicly announced or made publicly known or otherwise communicated or made known to Quidel management or the Quidel board of directors (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal) and not withdrawn prior to termination or such vote to adopt the BCA, as applicable, at any time after the date of the BCA and (b) the BCA is subsequently terminated by Ortho as a result of Quidel’s breach of the BCA or is terminated by either Quidel or Ortho because (i) the Combinations are not consummated by the Termination Date or (ii) the Quidel Requisite Vote has not been obtained at the Quidel Stockholders’ Meeting and, at the time of such termination, Ortho had a right to terminate the BCA as a result of a failure by Quidel to perform any of its covenants or agreements contained in the BCA;

•	the BCA is terminated by Quidel in connection with a Quidel All Cash Superior Proposal, subject to certain additional conditions; or

•

(a) an Acquisition Proposal for Quidel has been publicly announced or made publicly known or otherwise communicated or made known to Quidel management or the Quidel board of directors (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal) and not withdrawn prior to termination or such vote to adopt the BCA, as applicable, at any time after the date of the BCA, (b) the BCA is subsequently terminated by Quidel or Ortho because (i) the Combinations are not consummated by the Termination Date or (ii) the Quidel Requisite Vote has not been obtained at the Quidel Stockholders’ Meeting, and (c) within nine months of such termination, Quidel or any of its subsidiaries executes an acquisition agreement with respect to, or consummates, or approves or recommends to the Quidel stockholders to accept, any Acquisition Proposal (provided that, for purposes of this clause (c), the term “Acquisition Proposal” is defined as in the section entitled “The Business Combination Agreement—Acquisition Proposals” of this joint proxy statement/prospectus, except that each reference to “15% or more” in the definition of “Acquisition Proposal” and “Major Subsidiary” shall be deemed to be a reference to “50% or more”).

In the event that the BCA is terminated because the Quidel Requisite Vote has not been obtained at the Quidel Stockholders’ Meeting, and the Quidel Termination Payment is not otherwise payable, then Quidel shall pay, or cause to be paid, to Ortho by way of reimbursement its reasonable documented out-of-pocket costs, fees and expenses incurred in connection with its investigation, consideration, documentation, diligence and negotiations of the BCA and the transactions contemplated thereby, including all reasonable fees and expenses of Ortho’s and its subsidiaries’ respective representatives and financing sources.

In the event the Quidel Termination Payment is payable by Quidel to Ortho after the time Quidel pays any expense reimbursement to Ortho in accordance with the terms of the BCA, the amount of the Quidel Termination Payment payable by Quidel to Ortho will be reduced by the amount of such expense reimbursement actually paid to Ortho.

Ortho must pay Quidel a termination fee of approximately $46.9 million (the “Ortho Termination Payment”) if:

•	the BCA is terminated by Quidel, as a result of an Ortho Change in Recommendation;

•

the BCA is terminated by either Quidel or Ortho if (i) the Combinations are not consummated by the Termination Date or (ii) the Ortho Requisite Vote has not been obtained at the Ortho Shareholder Meetings or the Ortho Scheme is not sanctioned and the Ortho Scheme Order is not issued by the English Court and, at the time of such termination, Quidel had a right to terminate as a result of an Ortho Change in Recommendation;

•

(a) an Acquisition Proposal for Ortho shall have been publicly announced or made publicly known or otherwise communicated or made known to Ortho management or the Ortho board of directors (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal) and not withdrawn prior to termination or such vote to adopt the BCA, as applicable, at any time after the date of the BCA and (b) the BCA is subsequently terminated by Quidel as a result of Ortho’s breach of the BCA or is terminated by either Quidel or Ortho because (i) the Combinations are not consummated by the Termination Date or (ii) the Ortho Requisite Vote has not been obtained at the Ortho Shareholder Meetings or the Ortho Scheme is not sanctioned and the Ortho Scheme Order is not issued by the English Court and, at the time of such termination, Quidel had a right to terminate the BCA as a result of a failure by Ortho to perform any of its covenants or agreements contained in the BCA;

•	the BCA is terminated by Ortho in connection with an Ortho All Cash Superior Proposal, subject to certain additional conditions; or

•

(a) an Acquisition Proposal for Ortho has been publicly announced or made publicly known or otherwise communicated or made known to Ortho management or the Ortho board of directors (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal) and not withdrawn prior to termination or such vote to adopt the BCA, as applicable, at any time after the date of the BCA, (b) the BCA is subsequently terminated by Quidel or Ortho because (i) the Combinations are not consummated by the Termination Date or (ii) the Ortho Requisite Vote has not been obtained at the Ortho Shareholder Meetings or the Ortho Scheme is not sanctioned and the Ortho Scheme Order is not issued by the English Court, and (c) within nine months of such termination, Ortho or any of its subsidiaries executes an acquisition agreement with respect to, or consummates, or approves or recommends to the Ortho shareholders to accept, any Acquisition Proposal (provided that, for purposes of this clause (c), the term “Acquisition Proposal” is defined as in the section entitled “The Business Combination Agreement—Acquisition Proposals” of this joint proxy statement/prospectus, except that each reference to “15% or more” in the definition of “Acquisition Proposal” and “Major Subsidiary” shall be deemed to be a reference to “50% or more”).

In the event that the BCA is terminated because the Ortho Requisite Vote has not been obtained at the Ortho Shareholder Meetings or the Ortho Scheme is not sanctioned and the Ortho Scheme Order is not issued by the English Court, and the Ortho Termination Payment is not otherwise payable, then Ortho shall pay, or cause to be paid, to Quidel by way of reimbursement its reasonable documented out-of-pocket costs, fees and expenses incurred in connection with its investigation, consideration, documentation, diligence and negotiations of the BCA and the transactions contemplated thereby, including all reasonable fees and expenses of Quidel’s and its subsidiaries’ respective representatives and financing sources.

In the event the Ortho Termination Payment is payable by Ortho to Quidel after the time Ortho pays any expense reimbursement to Quidel in accordance with the terms of the BCA, the amount of the Ortho Termination Payment payable by Ortho to Quidel will be reduced by the amount of such expense reimbursement actually paid to Quidel.

Regulatory Matters

Ortho and Quidel have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the BCA. These approvals include clearance under the HSR Act, and other merger control and foreign investment laws and regulations. Ortho and Quidel have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals.

For more information, see the section entitled “The Combinations—Regulatory Matters” of this joint proxy statement/prospectus.

Security Ownership of Quidel Directors and Executive Officers

As of close of business on [●] (the closest possible date to the record date for which the number of outstanding Quidel Shares is known), directors and executive officers of Quidel and their affiliates were entitled to vote [●] Quidel Shares, or approximately [●]% of the Quidel Shares outstanding and entitled to vote on that date.

For more information, see the section entitled “Security Ownership of Certain Quidel Beneficial Owners and Management” of this joint proxy statement/prospectus.

Security Ownership of Ortho Directors and Executive Officers

As of close of business on [●] (the closest possible date to the record date for which the number of outstanding Ortho Shares is known), directors and executive officers of Ortho and their affiliates were entitled to vote [●] Ortho Shares, or approximately [●]% of the Ortho Shares outstanding and entitled to vote on that date.

For more information, see the section entitled “Security Ownership of Certain Ortho Beneficial Owners and Management” of this joint proxy statement/prospectus.

No Appraisal Rights for Quidel Stockholders

Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to Quidel stockholders in connection with the Combinations.

No Delaware Appraisal Rights for Ortho Shareholders

As shareholders in a UK public limited company, Ortho shareholders do not have appraisal rights similar to the statutory rights under the DGCL that enable shareholders who object to certain extraordinary transactions to demand that the corporation pay such shareholders the fair value of their shares instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Listing of Topco Shares on Stock Exchanges

Topco Shares currently are not traded or quoted on a stock exchange or quotation system. The parties expect that, following completion of the Combinations, Topco Shares will be listed for trading on Nasdaq, and it is a condition to the parties’ obligations to effect the Combinations that the Topco Shares be authorized for listing on Nasdaq, subject to official notice of issuance.

Accounting Treatment

Topco will account for the Combinations using the acquisition method of accounting in accordance with ASC Topic 805. For further information, see the section entitled “Unaudited Pro Forma Combined Financial Information” of this joint proxy statement/prospectus.

Comparison of Rights of Stockholders of Quidel, Ortho and Topco

Quidel and Topco are organized under the laws of the State of Delaware. Ortho is organized under the laws of England and Wales. If the Combinations are consummated, the Quidel stockholders and Ortho shareholders will become stockholders of Topco. After giving effect to the Combinations, the rights of stockholders of Topco and the relative powers of the Topco board of directors will be governed by Delaware law and by the Topco Charter and Topco Bylaws. Each Topco Share will be issued pursuant to, and will carry with it the rights and obligations set forth in, the Topco Charter. As a result of differences between the respective organizational documents of Quidel, Ortho and Topco, and applicable governing law, there will be material differences between the rights of Quidel stockholders and Ortho shareholders before consummation of the Combinations and the rights of Topco stockholders after consummation of the Combinations.

For a full description of these differences, see the section entitled “Comparison of Rights of Stockholders of Quidel, Ortho and Topco” of this joint proxy statement/prospectus.

Please Read the Risk Factors

You should carefully read the detailed description of the risks associated with the Combinations and Topco’s operations following the Combinations described in the section entitled “Risk Factors” of this joint proxy statement/prospectus. You also should read and carefully consider the risk factors associated with the businesses of both Quidel and Ortho that are included in, or contained in the documents that are incorporated by reference into, this joint proxy statement/prospectus, because these risks will relate to the business of Topco following the completion of the Combinations.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements within the meaning of federal securities laws concerning Quidel, Ortho, Topco, the Combinations and other matters that involve material risks, assumptions and uncertainties. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or other matters, based on the current beliefs of the management of Quidel and Ortho as well as assumptions made by, and information currently available to, the management of both companies. Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions, although some forward-looking statements are expressed differently. These statements are subject to various risks and uncertainties, many of which are outside the parties’ control. Therefore, you should not place undue reliance on these statements. Factors that could cause actual results to differ materially from those discussed in these forward-looking statements include, but are not limited to, risks and uncertainties detailed in the section entitled “Risk Factors” of this joint proxy statement/prospectus, and in Quidel’s periodic public filings with the SEC, including those discussed in the section entitled “Risk Factors” of Quidel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on February 19, 2021, factors contained or incorporated by reference into such documents and in subsequent filings by Quidel with the SEC, and the following factors:

•	global economic conditions;

•

the occurrence of any change, effect, event, occurrence, development, matter, state of facts, series of events or circumstances that could give rise to the termination of the BCA, including a termination of the BCA under circumstances that could require Quidel to pay a termination fee or expense reimbursement to Ortho or require Ortho to pay a termination fee or expense reimbursement to Quidel;

•

failure to obtain applicable regulatory or stockholder and shareholder approvals in a timely manner or otherwise, or being required to accept conditions that could reduce the anticipated benefits of the Combinations as a condition to obtaining regulatory approvals;

•	failure to satisfy other closing conditions to the Combinations;

•	risks associated with tax liabilities, or changes in U.S., UK or other tax laws or interpretations to which the companies are subject;

•	risks that the newly combined businesses will not be integrated successfully or that the cost, time and effort required to integrate the newly combined businesses may be greater than anticipated;

•

failure to effectively manage the newly combined businesses, or that Topco will not realize any or all of the estimated cost savings, value of certain tax assets, synergies and growth or that such benefits may take longer to realize than expected;

•

the inability to close the proposed transaction, the inability to achieve any or all of the anticipated benefits and synergies of Topco’s operations following the Combinations or the effects of the Combinations on Topco’s financial condition or operating results;

•	the inability of Quidel and Ortho to meet expectations regarding the timing, completion, accounting and tax treatments with respect to the Combinations;

•	reductions in customer or government spending, a slowdown in payments and changes in customer or government demand for products and services;

•	unanticipated changes relating to competitive factors in the industries in which the companies operate;

•	the ability to hire and retain personnel;

•	diversion of the attention of Quidel’s and Ortho’s management from ongoing business concerns;

•	limitations placed on the ability of Quidel and Ortho to operate their respective businesses by the BCA pending consummation of the Combinations;

•

operating costs, customer loss or business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, distributors or suppliers) being greater than expected in anticipation of, or, if consummated, following, the Combinations;

•	the outcome of any legal proceedings that may be instituted against Quidel, Ortho and/or others relating to the Combinations;

•	the potential impact of the announcement or consummation of the Combinations on relationships with third parties, including customers, employees and competitors;

•	the ability to attract new customers and retain existing customers in the manner anticipated;

•	the impact of acquisitions that the companies have made or may make;

•	reliance on and integration of information technology (“IT”) systems;

•	changes in legislation or governmental regulations affecting the companies;

•	international, national or local economic, social or political conditions that could adversely affect Ortho, Quidel or their respective customers;

•

the market price for Topco Shares potentially being affected following the Combinations by factors that historically have not affected the market price for Quidel Shares or Ortho Shares when Quidel and Ortho were standalone companies;

•	conditions in the capital and credit markets;

•	risks associated with assumptions the parties make in connection with critical accounting estimates and legal proceedings;

•	the parties’ international operations, which are subject, among other factors, to the risks of currency fluctuations and foreign exchange controls;

•

the possibility that Topco could fail to realize the anticipated benefits and synergies expected from the Combinations, which could adversely affect its business, financial condition and operating results; and

•

the unaudited prospective financial information for Quidel and Ortho included in this joint proxy statement/prospectus reflects management estimates and may not prove to be reflective of actual future financial results.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties’ businesses, including those described in this joint proxy statement/prospectus, and information contained in or incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus for more information.

Nothing in this joint proxy statement/prospectus is intended, or is to be construed, as a profit projection or to be interpreted to mean that earnings per Ortho Share or Quidel Share for the current or any future financial years or those of Topco will necessarily match or exceed the historical published earnings per Ortho Share or Quidel Share, as applicable.

Except as otherwise required by applicable securities laws, Quidel, Ortho and Topco are under no obligation, and each expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Persons reading this joint proxy statement/prospectus are cautioned not to place undue reliance on these forward-looking statements, which only speak as of the date hereof.

RISK FACTORS

Investing in Topco Shares involves risks, some of which are related to the Combinations. You should carefully consider the risks described below, as well as the other information included in or incorporated by reference into this joint proxy statement/prospectus, including the risk factors described in Quidel’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 19, 2021. In particular, you should carefully consider the risks associated with each of the businesses of Ortho and Quidel because these risks will relate to the business of Topco following the completion of the Combinations. The business of Topco, as well as the respective businesses of Ortho and Quidel, as well as their respective financial condition or results of operations, could be materially adversely affected by any of these risks.

For information on where you can find the documents Quidel has filed with the SEC and which are incorporated into this joint proxy statement/prospectus by reference, please see the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus.

Risks Relating to the Combinations

Completion of the Combinations is subject to certain conditions, some of which are outside of the parties’ control, and if these conditions are not satisfied or waived, the Combinations will not be completed.

The closing of the Combinations is subject to certain conditions, including (i) Quidel stockholder approval of the Merger Proposal and related matters, (ii) Ortho shareholder approval of the Ortho Scheme, amendments to the articles of association of Ortho and certain related matters, (iii) receipt of clearance from competition and foreign investment authorities in certain areas where the companies operate, including the expiration or termination of the waiting period under the HSR Act, (iv) the absence of any law, injunction, order or other judgment prohibiting the Combinations, (v) the effectiveness of the registration statement on Form S-4 for the Topco Shares, (vi) receipt of Nasdaq listing approval for the Topco Shares, (vii) subject to certain materiality exceptions, the accuracy of each of Ortho’s and Quidel’s representations and warranties in the BCA and performance by each of Ortho and Quidel of its obligations under the BCA and (viii) the sanctioning of the Ortho Scheme by the Court and the delivery of the order of the Court of sanctioning the Ortho Scheme to the Registrar.

The requirement to satisfy each of the foregoing conditions could delay completion of the Combinations for a significant period of time or prevent them from occurring at all. Any delay in completing the Combinations could cause Topco not to realize some or all of the benefits that the parties expect Topco to achieve if the Combinations are successfully completed within the expected timeframe. Further, as a condition to approving the Combinations, governmental authorities may impose conditions, terms, obligations or restrictions on the conduct of the parties’ business after the completion of the Combinations. Under the terms of the BCA, the parties are not required to proffer or negotiate, or agree or consent to, any action (including any contractual, behavioral or conduct restriction, agreement, commitment or remedy) that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (as defined in the section entitled “The Business Combination Agreement—Representations and Warranties” of this joint proxy statement/prospectus) on Topco. Notwithstanding the provisions of the BCA, if the parties were to become subject to any conditions, terms, obligations or restrictions (whether because such conditions, terms, obligations and restrictions do not rise to the specified level of materiality or because the parties consent to their imposition), it is possible that such conditions, terms, obligations or restrictions will delay completion of the Combinations or otherwise adversely affect the parties’ business, financial condition, or operations. Furthermore, governmental authorities may require that the parties divest assets or businesses as a condition to the closing of the Combinations. If the parties are required to divest assets or businesses, there can be no assurance that Quidel and Ortho will be able to negotiate such divestitures expeditiously or on favorable terms or that the governmental authorities will approve the terms of such divestitures. There can be no assurance that the conditions to the closing of the Combinations will be satisfied or, where applicable, waived or that the Combinations will be completed.

In addition, if the Ortho Effective Time shall not have occurred by September 22, 2022 (subject to certain extension rights), either Ortho or Quidel may choose not to proceed with the Combinations. Quidel and Ortho may also terminate the BCA under certain specified circumstances, including, among others, in order to enter into an agreement with respect to an all-cash proposal (A) that is determined by the Quidel board of directors, in the case of a proposal to Quidel, or (B) that is determined by the Ortho board of directors, in the case of a proposal to Ortho, to be superior to the BCA, subject to the terms and conditions of the BCA (including a requirement that the terminating party pay a termination fee to the other party in accordance with the BCA).

Some of the conditions to the Combinations and termination rights may be waived by Ortho or Quidel without resoliciting Ortho shareholder or Quidel stockholder approval.

Some of the conditions and termination rights set forth in the BCA may be waived by Ortho or Quidel, subject to certain limitations. If any conditions or termination rights are waived, Quidel and Ortho will evaluate whether amendment of this joint proxy statement/prospectus and resolicitation of proxies would be warranted. Subject to applicable law, if Quidel and Ortho determine that resolicitation of Quidel stockholders or Ortho shareholders is not warranted, the parties will have the discretion to complete the Combinations without seeking such additional Ortho shareholder approval or Quidel stockholder approval, as applicable. No action by the Quidel board of directors or Ortho board of directors with respect to the BCA may adversely affect the stockholders of Quidel or shareholders of Ortho, respectively, or affect the consideration to be received by the stockholders of Quidel or the shareholders of Ortho in the Combinations, unless their stockholders or shareholders, as applicable, approve such action.

Failure to complete the Combinations could negatively impact the stock price and the future business and financial results of Quidel and Ortho.

If the Combinations are not completed for any reason, including as a result of Quidel stockholders failing to adopt the BCA or Ortho shareholders failing to approve the Ortho Scheme, the ongoing businesses of Quidel and Ortho may be adversely affected and, without realizing any of the benefits of having completed the Combinations, Quidel and Ortho would be subject to a number of risks, including the following:

•	Quidel may be required, under certain circumstances, to pay Ortho a termination fee of approximately $208 million or reimburse Ortho for certain fees and expenses;

•	Ortho may be required, under certain circumstances, to pay Quidel a termination fee of approximately $47 million or reimburse Quidel for certain fees and expenses;

•

Quidel and Ortho are subject to certain restrictions on the conduct of their businesses prior to completing the Combinations, which may adversely affect their respective abilities to execute certain of their respective business strategies going forward if the Combinations are not completed;

•

Ortho and Quidel have incurred and will continue to incur significant costs and fees associated with the proposed Combinations, such as legal, accounting, financial advisor and printing fees, regardless of whether the Combinations are completed;

•	Ortho and Quidel may experience negative reactions from the financial markets, including negative impacts on their stock prices;

•	Ortho and Quidel may experience negative reactions from their customers, regulators and employees; and

•

matters relating to the Combinations (including integration planning) will require substantial commitments of time and resources by Ortho’s and Quidel’s management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to Ortho and Quidel as independent companies.

In addition, Ortho and Quidel could be subject to litigation related to any failure to complete the Combinations or related to any enforcement proceeding commenced against Ortho, Quidel or Topco to perform its obligations under the BCA. If the Combinations are not completed, these risks may materialize and may adversely affect Ortho’s or Quidel’s respective businesses, financial conditions, financial results and stock price.

The number of Topco Shares that Quidel stockholders will receive in the Quidel Merger and that Ortho shareholders will receive in the Ortho Scheme is based on a fixed exchange ratio that will not be adjusted to reflect changes in the market value of Quidel Shares or Ortho Shares. Further, when Ortho shareholders and Quidel stockholders vote on the transactions contemplated in the BCA, they will not know the exact value of the Topco Shares that will be issued in connection with the Combinations. The value of the Topco Shares that Quidel stockholders and Ortho shareholders receive upon completion of the Combinations could vary based on changes in the market value of Quidel Shares and Ortho Shares from the time that the Quidel stockholders and Ortho shareholders vote to adopt the BCA or approve the Ortho Scheme, as applicable.

Upon completion of the Combinations, Quidel stockholders will be entitled to receive 1.00 Topco Share for each Quidel Share that they own and Ortho shareholders will be entitled to receive 0.1055 Topco Shares for each Ortho Share that they own. Immediately following consummation of the Combinations, it is expected that former Ortho shareholders will own approximately 38% of Topco and former Quidel stockholders will own approximately 62% of Topco, on a fully diluted basis, based on the respective capitalizations of Ortho and Quidel as of the date the parties entered into the BCA. The market value of the Topco Shares that Quidel stockholders will be entitled to receive when the Quidel Merger is completed and that Ortho shareholders will be entitled to receive when the Ortho Scheme is completed could vary significantly due to a change in the market value of Quidel Shares or Ortho Shares from the date the BCA was entered into, the date of this joint proxy statement/prospectus or the date of the Quidel Stockholders’ Meeting or the Ortho General Meeting. Because the applicable exchange ratios will not be adjusted to reflect any changes in the market value of Quidel Shares or Ortho Shares, such market price fluctuations may affect the relative value that Quidel stockholders will receive at the Quidel Effective Time and that Ortho shareholders will receive at the Ortho Effective Time. Share price changes may result from a variety of factors, including changes in the business, operations or prospects of Quidel or Ortho, market assessments of the likelihood that the Combinations will be completed, market assessments of the value of Topco, the timing of the Combinations, regulatory considerations, governmental actions, general market and economic conditions, legal proceedings and other factors, each of which may be beyond the control of Topco, Quidel or Ortho. Prior to making any investment decision, stockholders are urged to obtain updated market quotations for Quidel Shares and Ortho Shares.

The trading of Topco Shares after completion of the Combinations may cause the market price of Topco Shares to fall.

Following completion of the Combinations, Topco Shares are expected to be publicly traded on Nasdaq, enabling former Quidel stockholders and former Ortho shareholders to sell the Topco Shares that they receive in the Combinations. Such sales of Topco Shares may take place promptly following the Combinations and could have the effect of decreasing the market price for Topco Shares owned by former Quidel stockholders and Ortho shareholders below the market price of the Quidel Shares or Ortho Shares owned by such Quidel stockholders and Ortho shareholders, respectively, prior to completion of the Combinations.

The Combinations may be completed even though material adverse changes subsequent to the announcement of the Combinations, such as industry-wide changes or other events, may occur.

In general, either Quidel or Ortho can, on the terms and conditions set forth in the BCA, refuse to complete the Combinations if there is a material adverse change affecting the other party. However, some types of changes do not permit either Quidel or Ortho to refuse to complete the Combinations, even if such changes would have a material adverse effect on either of the parties. For example, a worsening of Quidel’s or Ortho’s financial condition or results of operations due to a decrease in commodity prices or general economic conditions, except to the extent affecting Quidel or Ortho, as applicable, in a disproportionate manner relative to other businesses operating in the industries in which they operate, or a drop in Quidel’s or Ortho’s stock price, would not give the other party the right to refuse to complete the Combinations. If adverse changes occur that affect either party, but the parties are still required to complete the Combinations, the share price of Topco Shares and the business and financial results of Topco may suffer.

The BCA contains provisions that restrict Ortho’s and Quidel’s ability to pursue alternatives to the Combinations and, in specified circumstances, would require Ortho or Quidel to pay the other party a termination fee.

Under the BCA, each of Ortho, Quidel and Topco is restricted, subject to certain exceptions, from soliciting, initiating, knowingly encouraging or facilitating, discussing or negotiating, or furnishing non-public information with regard to, any inquiry, proposal or offer for a competing acquisition proposal from any person or entity. If any party receives a competing acquisition proposal and such party’s board of directors determines (after consultation with such party’s financial advisors and outside legal counsel) that such proposal constitutes a Quidel All Cash Superior Proposal or an Ortho All Cash Superior Proposal, as the case may be, and the board of directors makes a change in recommendation in response to such proposal to the stockholders or shareholders of such company, Quidel, on the one hand, or Ortho, on the other hand, would be entitled, upon complying with certain requirements, to terminate the BCA, subject to the terms of the BCA. Under such circumstances, Quidel may be required to pay Ortho a termination fee of approximately $208 million, Ortho may be required to pay Quidel approximately $47 million, or either party may be required to reimburse the other party for its out-of-pocket expenses incurred in connection with the BCA. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of either company from considering or proposing such an acquisition, even if such third party was prepared to enter into a transaction that would be more favorable to one of the companies and its respective stockholders or shareholders than the Combinations. See the sections entitled “The Business Combination Agreement—Acquisition Proposals,” “The Business Combination Agreement—Termination” and “The Business Combination Agreement—Expenses and Termination Fees” of this joint proxy statement/prospectus.

Quidel and Ortho will incur significant transaction and merger-related costs in connection with the Combinations.

Ortho and Quidel have incurred and expect to incur a number of non-recurring direct and indirect costs associated with the Combinations. These costs and expenses include fees paid to financial, legal and accounting advisors, severance and other potential employment-related costs, including payments that may be made to certain Ortho and Quidel executives, filing fees, printing expenses and other related charges. Some of these costs are payable by Ortho and Quidel regardless of whether the Combinations are completed. There are also processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the Combinations and the integration of the two companies’ businesses. While both Ortho and Quidel have assumed that a certain level of expenses would be incurred in connection with the Combinations and the other transactions contemplated by the BCA and continue to assess the magnitude of these costs, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses.

There may also be additional unanticipated significant costs in connection with the Combinations that Ortho and Quidel may not recoup. These costs and expenses could reduce the realization of efficiencies and strategic benefits Ortho and Quidel expect Topco to achieve from the Combinations. Although Ortho and Quidel expect that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.

In connection with the Combinations, Quidel, Ortho and/or Topco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could negatively affect the business, assets, liabilities, prospects, outlook, financial condition and results of operations of Quidel, Ortho and/or Topco.

Although Quidel and Ortho have conducted extensive due diligence in connection with the Combinations and related transactions, they cannot assure you that this diligence revealed all material issues that may be present, that it would be possible to uncover all material issues through a customary amount of due diligence or that factors outside of Quidel’s and Ortho’s control will not later arise. Even if Quidel’s and Ortho’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Quidel’s and Ortho’s preliminary risk analysis. Further, as a result of the Combinations, purchase accounting and the proposed operation of Topco going forward, Quidel, Ortho and/or Topco may be required to take write-offs or write-downs, restructuring and impairment or other charges. As a result, Quidel, Ortho and/or Topco may be forced to write-down or write-off assets, restructure its operations or incur impairment or other charges that could negatively affect the business, assets, liabilities, prospects, outlook, financial condition and results of operations of Quidel, Ortho and/or Topco.

After the Combinations, Quidel stockholders and Ortho shareholders will have a reduced ownership and voting interest in Topco than they currently have in Quidel and Ortho respectively, and will exercise less influence over Topco’s management.

Immediately following consummation of the Combinations, it is expected that former Ortho shareholders will own approximately 38% of Topco and former Quidel stockholders will own approximately 62% of Topco, on a fully diluted basis, based on the respective capitalizations of Ortho and Quidel as of the date the parties entered into the BCA. Consequently, former Quidel stockholders will have a reduced ownership of Topco than they currently have of Quidel and will exercise less influence over the management and policies of Topco than they currently have over the management and policies of Quidel. Former Ortho shareholders will have a reduced ownership of Topco than they currently have of Ortho and will exercise less influence over the management and policies of Topco than they currently have over the management and policies of Ortho.

In addition, pursuant to the terms of the BCA, following the closing of the Combinations, the Topco board of directors will initially be comprised of 12 directors, consisting of eight individuals designated by Quidel prior to closing, at least four of whom will qualify as an “independent director” under the applicable rules of Nasdaq, and four individuals designated by Ortho prior to closing, at least two of whom will qualify as an “independent director” under the applicable rules of Nasdaq. Following the closing of the Combinations, (i) Douglas Bryant, the current President and Chief Executive Officer of Quidel, will serve as Chair and Chief Executive Officer of Topco, (ii) Robert Bujarski will serve as President and Chief Operating Officer of Topco, (iii) Joseph Busky will serve as Chief Financial Officer of Topco, (iv) Michael Iskra will serve as Chief Commercial Officer of Topco and (v) each of the committees of the Topco board of directors will consist of one director designated by Ortho (who is reasonably acceptable to the Topco board of directors) and not less than two additional directors designated by Quidel.

Ortho and Quidel may have difficulty attracting, motivating and retaining executives and other key employees due to uncertainty associated with the Combinations.

Topco’s success after completion of the Combinations will depend in part upon the ability of Topco to retain key employees of Ortho and Quidel. Competition for qualified personnel can be intense. Current and prospective employees of Ortho or Quidel may experience uncertainty about the effect of the Combinations, which may impair Ortho’s and Quidel’s ability to attract, retain and motivate key management, sales, marketing, manufacturing, technical and other personnel prior to and following the Combinations. Employee retention may be particularly challenging during the pendency of the Combinations, as employees of Ortho and Quidel may experience uncertainty about their future roles with Topco.

In addition, pursuant to change in control and/or severance provisions in Ortho’s severance schemes and executive employment agreements, as well as severance provisions in Quidel’s executive employment agreements, certain key employees of Quidel and Ortho are entitled to receive severance payments upon certain qualifying terminations of their employment. Certain key Quidel and Ortho employees potentially could terminate their employment following specified circumstances set forth in the applicable executive severance scheme or employment agreement, including certain changes in such key employees’ title, status, authority, duties, responsibilities or compensation, and be entitled to receive severance. Such circumstances could occur in connection with the Combinations as a result of changes in roles and responsibilities.

While Quidel and Ortho may employ the use of certain retention programs, there can be no guarantee that they will prove to be successful. If key employees of Ortho or Quidel depart, the integration of the companies may be more difficult and Topco’s business following the Combinations may be harmed. Furthermore, Topco may be required to incur significant costs in identifying, hiring, training and retaining replacements for departing employees and may lose significant expertise and talent relating to the businesses of Ortho or Quidel, which may adversely affect Topco’s ability to realize the anticipated benefits of the Combinations. In addition, there could be disruptions to or distractions for the workforce and management associated with activities of labor unions or works councils or integrating employees into Topco. Accordingly, no assurance can be given that Topco will be able to attract or retain key employees of Ortho and Quidel to the same extent that those companies have been able to attract or retain their own employees in the past.

Ortho’s and Quidel’s business relationships may be subject to disruption due to uncertainty associated with the Combinations.

Companies with which Ortho or Quidel do business may experience uncertainty associated with the Combinations, including with respect to current or future business relationships with Ortho, Quidel or Topco. Ortho’s and Quidel’s business relationships may be subject to disruption as customers, distributors, suppliers, vendors and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Ortho, Quidel or Topco. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of Topco, including an adverse effect on Topco’s ability to realize the anticipated benefits of the Combinations. The risk and adverse effect of such disruptions could be exacerbated by a delay in completion of the Combinations.

The COVID-19 pandemic may adversely affect Quidel’s and Ortho’s ability to timely consummate the Combinations.

COVID-19 and the various precautionary measures attempting to limit its spread taken by many governmental authorities worldwide have had a severe effect on global markets and the global economy. The extent to which the COVID-19 pandemic impacts Quidel’s and Ortho’s respective business operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, new information that may emerge concerning the severity of COVID-19, the nature and extent of governmental actions taken to contain COVID-19 or treat its impact, the availability of effective treatments and vaccines, the ultimate duration of the pandemic and how quickly and to what extent normal economic and operating conditions can resume. COVID-19 and official actions in response to it have made it more challenging for Quidel, Ortho and relevant third parties to adequately staff their respective businesses and operations, and may cause delay in the companies’ ability to obtain the relevant approvals for the consummation of the Combinations. The spread of COVID-19 has caused Quidel and Ortho to modify their business practices (including employee travel, employee work locations and physical participation in meetings, events and conferences), and each of Quidel and Ortho may take further actions as may be required by government authorities or that Quidel or Ortho determines are in the best interests of their employees, customers, partners, and suppliers. Such measures may not mitigate fully the risks posed by the virus, impairing Quidel’s and Ortho’s ability to perform critical functions.

In response to increased COVID-19 testing demand, Quidel is continuing to rapidly and significantly expand its manufacturing capacity, including expanding and scaling its infrastructure to support existing and anticipated COVID-19 testing demand and commercial activities. This rapid expansion has placed and may continue to place significant strain on Quidel’s management, personnel, operations, systems and financial resources. Failure to successfully manage this expansion, including due to inefficiencies in implementing such expansion or higher costs for materials, technology, equipment and human capital during the intensity of the COVID-19 pandemic, could negatively affect Quidel’s or Topco’s operating results.

The respective opinions of Ortho’s and Quidel’s financial advisors will not reflect changes in circumstances between the signing of the BCA and the completion of the Combinations.

The Ortho board of directors and the Quidel board of directors received opinions from their respective financial advisors in connection with their determinations to approve the BCA, the Combinations and all other transactions contemplated by the BCA. However, Ortho and Quidel do not expect to receive updated opinions from their respective financial advisors prior to completion of the Combinations, and thus, the opinions do not speak as of the time of the Ortho Shareholder Meetings, the Quidel Stockholders’ Meeting or completion of the Combinations or as of any date other than the date of such opinions. Changes in the operations and prospects of Ortho or Quidel, general market and economic conditions and other factors that may be beyond the control of Ortho or Quidel and on which the financial advisors’ opinions were based may significantly affect the relative value of Ortho and Quidel and the prices of Ortho Shares or Quidel Shares by the time the Combinations are completed. As a result, the opinions will not address the fairness, from a financial point of view, of the Ortho Scheme Consideration to be received by Ortho shareholders or to be paid by Quidel, as applicable, at the times of such meetings or the time the Combinations are completed. For a description of the opinions that Ortho and Quidel received from their respective financial advisors, see the sections entitled “The Combinations—Opinion of J.P. Morgan Securities LLC as Financial Advisor to Ortho” and “The Combinations—Opinion of Perella Weinberg Partners LP as Financial Advisor to Quidel” of this joint proxy statement/prospectus.

Quidel’s and Ortho’s executive officers and directors have interests in the Combinations that may be different from the interests of Quidel stockholders or Ortho shareholders, respectively, generally.

When considering the recommendation of the Quidel board of directors that Quidel stockholders approve the Merger Proposal, Quidel stockholders should be aware that directors and executive officers of Quidel have certain interests in the Combinations that may be different from or in addition to the interests of Quidel stockholders generally. These interests include, but are not limited to, the treatment of Quidel equity awards in the Quidel Merger, severance protection provided for in compensation arrangements of certain executives, and potential changes to their roles and responsibilities with Topco following the completion of the Combinations. The Quidel board of directors was aware of these interests and considered them, among other things, in evaluating and negotiating the BCA and the Combinations and in recommending that the Quidel stockholders approve the Merger Proposal.

When considering the recommendation of the Ortho board of directors that Ortho shareholders approve the Ortho Scheme, Ortho shareholders should be aware that directors and executive officers of Ortho have certain interests in the Combinations that may be different from or in addition to the interests of Ortho shareholders generally. These interests include, but are not limited to, the treatment of Ortho equity compensation awards in the Ortho Scheme. The Ortho board of directors was aware of these interests and considered them, among other things, in evaluating and negotiating the BCA and the Combinations and in recommending that the Ortho shareholders approve the Ortho Scheme.

See the sections entitled “The Combinations—Background of the Combinations,” “Interests of Certain Persons in the Combinations” and “The Business Combination Agreement—Indemnification and Insurance” of this joint proxy statement/prospectus.

Completion of the Combinations may trigger change-in-control or other provisions in certain agreements that Quidel or Ortho is party to.

The completion of the Combinations may trigger change-in-control or other provisions in certain agreements that Quidel or Ortho is party to. If Quidel or Ortho, as applicable, is unable to negotiate waivers of those provisions, the respective counterparties may exercise their rights and remedies under the applicable agreements, including in some instances potentially terminating the agreements or seeking monetary damages. Even if Quidel or Ortho, as applicable, is able to negotiate waivers, the respective counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to the combined business.

If the Quidel Merger does not qualify as part of an exchange described under Section 351 of the Code or a “reorganization” within the meaning of Section 368(a) of the Code, U.S. stockholders of Quidel may be required to pay substantial U.S. federal income taxes. Likewise, if the Ortho Scheme does not qualify as part of an exchange described under Section 351 of the Code, U.S. shareholders of Ortho may be required to pay substantial U.S. federal income taxes.

For U.S. federal income tax purposes, the Combinations, taken together as a single integrated transaction, are intended to qualify as an exchange described under Section 351 of the Code and the payment of cash pursuant to the Combinations is intended to be treated as a payment pursuant to Section 351(b) of the Code (the “Intended Tax Treatment”). The Quidel Merger is also intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. All parties intend to report the Combinations consistent with the Intended Tax Treatment. However, neither Quidel nor Ortho intends to obtain a ruling from the IRS with respect to the tax consequences of the Combinations. If the IRS or a court determines that the Quidel Merger does not qualify as part of an exchange under Section 351 of the Code and does not qualify as a “reorganization” under Section 368(a) of the Code, a U.S. stockholder of Quidel would generally recognize taxable gain or loss upon the exchange of Quidel Shares for Topco Shares pursuant to the Combinations. If the IRS or a court determines that the Ortho Scheme does not qualify as part of an exchange under Section 351 of the Code, a U.S. shareholder of Ortho would generally recognize taxable gain or loss upon the exchange of its Ortho Shares for Topco Shares and cash pursuant to the Combinations (whereas if the Ortho Scheme qualifies as part of an exchange under Section 351 of the Code, the U.S. shareholder of Ortho would only recognize taxable gain on the exchange with respect to the cash portion of the consideration). See the section entitled “Material U.S. Federal Income Tax Considerations.”

Risks Relating to Topco Following Completion of the Combinations

In addition to the risks described below, you should carefully consider the risks discussed under “—Risks Relating to Quidel’s Business” and “—Risks Relating to Ortho’s Business,” as these risks will be applicable to the business of Topco following the completion of the Combinations.

The failure to integrate successfully the businesses of Quidel and Ortho in the expected timeframe would adversely affect Topco’s future business and financial performance following the Combinations.

The combination of two independent companies is a complex, costly and time-consuming process. As a result, the combined company will be required to devote significant management attention and resources to integrate the business practices and operations of Ortho and Quidel. The integration process may disrupt the business of either or both of the companies and, if implemented ineffectively, could preclude realization of the full benefits expected by Ortho and Quidel from the Combinations. The failure of Topco to meet the challenges involved in successfully integrating the operations of Ortho and Quidel or otherwise to realize the anticipated benefits of the Combinations could cause an interruption of the activities of Topco and could seriously harm its results of operations. In addition, the overall integration of the two companies may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships and diversion of management’s attention, and may cause Topco’s stock price to decline. The difficulties of combining the operations of Quidel and Ortho include, among others:

•	managing a significantly larger company;

•	coordinating geographically separate organizations, including extensive international operations;

•	the potential diversion of management’s focus and resources from other strategic opportunities and from operational matters;

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the Combinations and integrating the companies’ operations;

•	aligning and executing the strategy of Topco;

•	retaining existing customers and attracting new customers;

•	maintaining employee morale and retaining key management and other employees;

•	the disruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, systems, procedures and policies;

•	integrating two unique business cultures, which may prove to be incompatible;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations;

•	coordinating distribution and marketing efforts;

•	integrating IT, communications and other systems;

•	changes in applicable laws and regulations;

•	managing tax costs or inefficiencies associated with integrating the operations of Quidel and Ortho;

•	unforeseen expenses or delays associated with the Combinations; and

•	taking actions that may be required in connection with obtaining regulatory approvals.

Many of these factors will be outside of Topco’s control and any one of them could result in increased costs, decreased revenues and diversion of management’s time and energy, which could materially impact the combined company’s business, financial condition and results of operations. In addition, even if the operations of Ortho and Quidel are integrated successfully, Topco may not realize the full benefits of the Combinations, including the synergies, cost savings or sales or growth opportunities that Ortho and Quidel expect. These benefits may not be achieved within the anticipated timeframe, or at all. As a result, Ortho and Quidel cannot assure their respective shareholders and stockholders that the combination of Ortho and Quidel will result in the realization of the full benefits anticipated from the Combinations.

The synergies attributable to the Combinations may vary from expectations.

Topco may fail to realize the anticipated benefits and synergies expected from the Combinations, which could adversely affect its business, financial condition and operating results. The success of the Combinations will depend, in significant part, on Topco’s ability to successfully integrate the businesses of Quidel and Ortho and realize the anticipated strategic benefits and synergies from the Combinations. Quidel and Ortho believe that the combination of the two businesses will complement each party’s strategy by providing a balanced and diversified product portfolio, operational efficiencies, supply chain optimization, complementary geographic footprints, product development synergies and cash flow and margin enhancement opportunities. However, achieving these goals requires, among other things, realization of the targeted cost synergies expected from the Combinations. The anticipated benefits of the Combinations and actual operating, technological, strategic and revenue opportunities may not be realized fully or at all, or may take longer to realize than expected. If Topco is not able to achieve these objectives and realize the anticipated benefits and synergies expected from the Combinations within the anticipated timeframe or at all, Topco’s business, financial condition and operating results may be adversely affected.

The future results of Topco will suffer if Topco does not effectively manage its expanded operations following the Combinations.

Following the Combinations, the size of the business of Topco will increase significantly beyond the current size of either Quidel’s or Ortho’s business. Topco’s future results depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurance that Topco will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the Combinations.

Business issues currently faced by Quidel or Ortho may be imputed to the operations of the other.

To the extent either Quidel or Ortho currently has, or is perceived by customers to have, operational challenges, such as service performance, safety issues or workforce issues, those challenges may raise concerns by existing customers of the other company following the Combinations, which may limit or impede Topco’s future ability to obtain additional business from those customers.

Topco will be subject to certain risks relating to Ortho’s indebtedness.

In connection with the consummation of the Combinations, Ortho’s current net debt of $2.0 billion is expected to continue to be outstanding, and as a result, Topco will be subject to certain risks related to this indebtedness. For a discussion of the risks relating to this indebtedness and the related debt instruments, including the requirement to comply with certain covenants that may restrict Topco from realizing the anticipated benefits and synergies expected from the Combinations, see “—Risks Relating to Ortho’s Business—Risks Relating to Ortho’s Indebtedness.”

No trading market currently exists for Topco Shares.

Prior to the Combinations, no trading market exists for Topco Shares. Upon the closing of the Combinations, the Topco Shares are expected to be listed for trading on Nasdaq. However, there can be no assurance that an active trading market for Topco Shares will develop after the closing of the Combinations, or if it develops, that such market will be sustained. In the absence of an active trading market for the Topco Shares, investors may not be able to sell their Topco Shares at the time that they would like to sell.

The market price of Topco Shares may be volatile.

The market price of Topco Shares may be volatile. Broad general economic, political, market and industry factors may adversely affect the market price of Topco Shares, regardless of Topco’s actual operating performance and the success of the integration of Quidel and Ortho. Factors that could cause fluctuations in the price of Topco Shares include:

•	actual or anticipated variations in quarterly operating results and the results of competitors;

•	changes in financial projections by Topco, if any, or by any securities analysts that may cover Topco Shares;

•	conditions or trends in the industry, including regulatory changes or changes in the securities marketplace;

•	announcements by Topco or its competitors of significant acquisitions, strategic partnerships or divestitures;

•	announcements of investigations or regulatory scrutiny of Topco’s operations or lawsuits filed against it;

•	additions or departures of key personnel; and

•	issuances or sales of Topco Shares, including sales of shares by Topco’s directors and officers or its key investors.

Future sales of Topco Shares by Topco or its stockholders in the public market, or the perception that such sales may occur, could reduce the price of Topco Shares, and any additional capital raised by Topco through the sale of equity or convertible securities may dilute ownership in Topco.

The sale of Topco Shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of Topco Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for Topco to sell equity securities in the future at a time and at a price that Topco deems appropriate.

After the completion of the Combinations, Topco is expected to have approximately 66.7 million outstanding Topco Shares. Following the completion of the Combinations, it is expected that former Ortho shareholders will own approximately 38% of Topco and former Quidel stockholders will own approximately 62% of Topco, on a fully diluted basis, based on the respective capitalizations of Ortho and Quidel as of the date the parties entered into the BCA.

All Topco Shares that will be issued in connection with the Combinations are expected to be freely tradable without restriction or further registration under the Securities Act, except for any Topco Shares held by Topco’s affiliates, as that term is defined under Rule 144 of the Securities Act (“Rule 144”), including certain of Topco’s directors, executive officers and other affiliates, which shares may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144. Following the completion of the Combinations, Topco Shares covered by registration rights are expected to represent approximately 19% of Topco’s outstanding Topco Shares. Registration of any of these outstanding Topco Shares would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. As restrictions on resale end or if these stockholders exercise their registration rights, the market price of Topco Shares could drop significantly if the holders of these Topco Shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for Topco to raise additional funds through future offerings of Topco Shares or other securities.

In addition, Topco intends to file a registration statement with the SEC on Form S-8 providing for the registration of [●] Topco Shares issued or reserved for issuance under the Quidel 2018 Equity Plan, as proposed to be amended and assumed by Topco. Subject to the satisfaction of vesting conditions, shares registered under the registration statement on Form S-8 may be made available for resale immediately in the public market without restriction.

In the future, Topco may also issue its securities in connection with investments or acquisitions, or otherwise. Topco cannot predict the size of future issuances of Topco Shares or securities convertible into Topco Shares or the effect, if any, that future issuances and sales of Topco Shares will have on the market price of Topco Shares. Sales of substantial amounts of Topco Shares (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of Topco Shares.

If securities or industry analysts do not publish research or reports about Topco, the trading price of Topco Shares could decline.

The trading market for Topco Shares will be influenced by any research and reports that industry or securities analysts publish about Topco or its business. If one or more of these analysts cease coverage of Topco or fail to publish reports on Topco regularly, Topco could lose visibility in the financial markets, which in turn could cause Topco’s stock price or trading volume to decline. Moreover, if one or more of the analysts who cover Topco downgrade the Topco Shares or if Topco’s operating results do not meet their expectations, the trading price of Topco Shares could decline.

Topco Shares to be received by Ortho shareholders and Quidel stockholders as a result of the Combinations will have rights different from the Ortho Shares and Quidel Shares that they hold prior to the Effective Times of the Combinations.

Upon completion of the Combinations, the rights of former Ortho shareholders and Quidel stockholders who become stockholders of Topco will be governed by the certificate of incorporation of Topco (the “Topco Charter”) and the bylaws of Topco (the “Topco Bylaws”) and by the DGCL. The rights associated with Ortho Shares and Quidel Shares are different from the rights associated with Topco Shares. See the section entitled “Comparison of Rights of Stockholders of Quidel, Ortho and Topco” of this joint proxy statement/prospectus.

The Topco Bylaws will designate the Court of Chancery of the State of Delaware (the “Court of Chancery”) as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Topco’s stockholders, which could limit Topco’s stockholders’ ability to obtain a favorable judicial forum for disputes with Topco or its directors, officers, employees or agents.

The Topco Bylaws after the Combinations will provide that, unless Topco consents in writing to the selection of an alternative forum, (i) the Court of Chancery will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any claims (other than any cause of action arising under the Securities Act), including claims in the right of Topco that are based upon a violation of duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery, and (ii) the federal district courts of the United States of America will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of Topco’s capital stock will be deemed to have notice of, and to have consented to, the provisions of the Topco Bylaws described in the preceding sentence. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Topco or its directors, officers, employees or agents, which may discourage such lawsuits against Topco and such persons. Alternatively, if a court were to find these provisions of the Topco Bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Topco may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect Topco’s business, financial condition or results of operations.

If Topco fails to develop or maintain an effective system of internal controls, it may not be able to accurately report its financial results or prevent fraud. As a result, stockholders could lose confidence in Topco’s financial reporting, which would harm its business and the trading price of Topco Shares.

Effective internal controls are necessary for Topco to provide reliable financial reports, prevent fraud and operate successfully as a public company. If Topco cannot provide reliable financial reports or prevent fraud, its reputation and operating results would be harmed. Topco cannot be certain that its efforts to develop and maintain an effective system of internal controls will be successful, that it will be able to maintain adequate controls over its financial processes and reporting in the future, or that it will be able to comply with its obligations under Section 404 of the Sarbanes-Oxley Act of 2002. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving internal controls, could harm Topco’s operating results or cause Topco to fail to meet its reporting obligations. Ineffective internal controls could also cause investors to lose confidence in Topco’s reported financial information, which would likely have a negative effect on the trading price of the Topco Shares.

Topco’s IT systems may be vulnerable to hacker intrusion, malicious viruses and other cybercrime attacks, which may harm its business and expose it to liability.

Topco’s operations will depend to a great extent on the reliability and security of its IT systems, software and network, which are subject to damage and interruption caused by human error, problems relating to telecommunications networks, software failure, natural disasters, sabotage, viruses and similar events. Any interruption in Topco’s IT systems could have a negative effect on the quality of products and services offered and, as a result, on customer demand and volume of sales.

Topco will be exposed to significant risks in relation to compliance with anti-corruption laws and regulations and economic sanctions programs.

Doing business on a worldwide basis will require the combined company to comply with the laws and regulations of various jurisdictions, and Topco’s failure to successfully comply with these rules and regulations may expose it to liabilities. These laws and regulations apply to companies, individual directors, officers, employees and agents, and may restrict the combined company’s operations, trade practices, investment decisions and partnering activities. In particular, Topco’s international operations are subject to anti-corruption and anti-bribery laws and regulations, such as the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), the UK Bribery Act of 2010 (the “Bribery Act”) and the Brazilian Anti-Bribery Act (also known as the Brazilian Clean Company Act), among others, and economic and trade sanctions, including those administered by the United Nations, the European Union, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and the U.S. Department of State. The FCPA prohibits providing anything of value to foreign officials for the purposes of obtaining or retaining business or securing any improper business advantage. Topco may deal with state-owned business enterprises, the employees and representatives of which may be considered foreign officials for purposes of the FCPA. Topco is subject to the jurisdiction of various governments and regulatory agencies outside of the United States, which may bring Topco’s personnel into contact with foreign officials responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations. The provisions of the Bribery Act extend beyond bribery of foreign public officials and are more onerous than the FCPA in a number of other respects, including jurisdiction, non-exemption of facilitation payments and penalties. Economic and trade sanctions restrict Topco’s transactions or dealings with certain sanctioned countries, territories and designated persons, absent authorizations or exemptions under applicable law, such as OFAC’s licenses permitting certain humanitarian trade.

As a result of doing business in foreign countries, including through partners, distributors, agents and other third parties acting on Topco’s behalf, Topco will be exposed to a risk of violating anti-corruption and anti-bribery laws and sanctions regulations. Some of the international locations in which Topco will operate have developing legal systems and may have higher levels of corruption than more developed nations. Topco’s continued expansion and worldwide operations, including in developing countries, its development of joint-venture relationships worldwide and the employment of local agents in the countries in which Topco will operate increase the risk of violations of anti-corruption and anti-bribery laws and economic and trade sanctions. Though these distributors, manufacturers and other third parties acting on Topco’s behalf are not Topco’s affiliated legal entities, such violations could expose Topco to FCPA liability or liabilities under similar laws of the various jurisdictions in which Topco operates and/or Topco’s reputation may potentially be harmed by the third parties. Violations of anti-corruption and anti-bribery laws and economic and trade sanctions are punishable by civil penalties, including fines, denial of export privileges, injunctions, asset seizures, debarment from government contracts (and termination of existing contracts) and revocations or restrictions of licenses, as well as criminal fines and imprisonment. In addition, any major violations could have a significant impact on Topco’s reputation and consequently on its ability to win future business.

While Ortho and Quidel believe that Topco will have a strong culture of compliance and an adequate system of internal controls, including procedures to minimize and detect fraud in a timely manner, as well as processes for complying with OFAC authorizations or exemptions, Ortho and Quidel will seek to continuously improve Topco’s system of internal controls and to remedy any weaknesses identified. There can be no assurance, however, that Topco’s policies and procedures will be followed at all times or will effectively detect and prevent violations of the applicable laws by one or more of its employees, consultants, agents or partners and, as a result, Topco could be subject to penalties and material adverse consequences on its business, financial condition or results of operations.

Topco’s ability to utilize the U.S. net operating loss carryforwards may be limited.

The ability of Topco and its affiliates, including Quidel and Ortho, to utilize any U.S. federal net operating loss carryforwards (“NOLs”) and other tax attributes existing at the time of the Combinations to reduce future taxable income following the consummation of the Combinations is subject to limitations under U.S. federal income tax laws and depends on many factors, including its future income, which cannot be assured. In addition, Section 382 of the Code (“Section 382”) generally imposes an annual limitation on the amount of NOLs that may be used to offset taxable income when a corporation has undergone an “ownership change” (as determined under Section 382), as is expected to be the case for Ortho following the Combinations. An ownership change generally occurs if one or more stockholders (or groups of stockholders) who are each deemed to own at least 5% of such corporation’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Section 382 may apply as a result of the Combinations and limit the use of any NOLs prior to their expiration.

Topco and its subsidiaries will be subject to U.S. and foreign tax laws, and changes to such tax laws or differing interpretation of those laws by the relevant governmental authorities could adversely affect Topco.

The U.S. Congress, the Organisation for Economic Co-operation and Development and other government agencies in jurisdictions where Topco and its affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting,” where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. Additionally, changes proposed by the current U.S. administration, including significant tax reform, could significantly change the U.S. federal income tax rules and regulations applicable to Topco and its affiliates, although the prospect of tax reform, and the nature of any such reform, remains highly uncertain. Thus, the tax laws in the United States, the United Kingdom and other countries in which Topco and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect Topco.

In addition, the tax laws and regulations in the United States, the United Kingdom and the numerous other jurisdictions in which Topco and its subsidiaries operate are inherently complex, and Topco and its subsidiaries will be obligated to make judgments and interpretations about the application of these laws and regulations to Topco and its subsidiaries and their operations and businesses. The interpretation and application of these laws and regulations could be challenged by the relevant governmental authorities, which could result in material administrative or judicial procedures, actions or sanctions.

The unaudited prospective financial information for Quidel and Ortho included in this joint proxy statement/prospectus reflects management estimates and may not prove to be reflective of actual future financial results.

In connection with the Combinations, Quidel and Ortho prepared and considered, among other things, certain internal, unaudited prospective financial information for Quidel and Ortho. This unaudited prospective financial information included assumptions regarding future market conditions, operating cash flows, expenditures and growth of Quidel and Ortho, as applicable. This internal, unaudited prospective financial information speaks only as of the date made and, except as required by applicable securities laws, will not be updated. This unaudited prospective financial information is subject to significant economic, competitive, industry and other uncertainties, which may cause the unaudited prospective financial information or the underlying assumptions to be inaccurate. As a result of these contingencies, there can be no assurance that the unaudited prospective financial information of Quidel and Ortho will be achieved in full, at all or within projected timeframes. In light of these uncertainties, the inclusion of the unaudited prospective financial information of Quidel and Ortho in this joint proxy statement/prospectus should not be regarded as an indication that the Quidel board of directors, the Ortho board of directors, Quidel, Ortho, Perella Weinberg or J.P. Morgan or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future financial results.

The unaudited prospective financial information was prepared for internal use and to assist Quidel and Ortho with their due diligence investigations and their respective financial advisors with their respective financial analyses. The unaudited prospective financial information was not prepared with a view toward public disclosure or toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, Quidel’s and Ortho’s management. Ernst & Young LLP (Quidel’s independent registered public accounting firm) and PricewaterhouseCoopers LLP (Ortho’s independent registered public accounting firm) have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, Ernst & Young LLP and PricewaterhouseCoopers LLP have not expressed an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report incorporated by reference into this joint proxy statement/prospectus relates to Quidel’s previously issued financial statements and the PricewaterhouseCoopers LLP report included in this joint proxy statement/prospectus relates to Ortho’s previously issued financial statements. The reports do not extend to the prospective financial information and should not be read to do so. For additional information regarding the unaudited prospective financial information, see the section entitled “The Combinations—Unaudited Forward-Looking Financial Information” of this joint proxy statement/prospectus.

Topco’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this joint proxy statement/prospectus.

Topco has been recently incorporated and has no operating history and no revenues. While the unaudited pro forma financial information contained in this joint proxy statement/prospectus represents the best estimates of Quidel’s and Ortho’s management, it is presented for illustrative purposes only and may not be an accurate indication of Topco’s financial position or results of operations if the Combinations and associated financing transactions are completed on the dates indicated. The unaudited pro forma financial information has been derived from the audited and unaudited historical financial statements of Ortho and Quidel and certain adjustments and assumptions have been made regarding Topco after giving effect to the Combinations. The unaudited pro forma financial information does not include any fair value adjustments associated with the assets and liabilities of Ortho with the exception of the fair value of long-term borrowings and intangible assets, as Quidel and Ortho’s management have preliminarily concluded that these historical carrying values approximate their fair values as of September 30, 2021. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the unaudited pro forma financial information and the final acquisition accounting will occur and could have a material impact on the unaudited pro forma financial information and Topco’s financial position and future results of operations.

In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect Topco’s financial condition or results of operations following the closing of the Combinations. Any potential decline in Topco’s financial condition or results of operations may cause significant fluctuations in the price of Topco Shares. See the section entitled “Unaudited Pro Forma Combined Financial Information” of this joint proxy statement/prospectus.

Topco will be exposed to foreign currency exchange risk.

Upon completion of the Combinations, Topco will transact business in numerous countries around the world and expects that a significant portion of its business will continue to take place in international markets. Topco will conduct its business and prepare its consolidated financial statements in its functional currency, while the financial statements of each of its subsidiaries will be prepared in the functional currency of that entity and the business of that entity will be conducted in the functional currency of that entity. Accordingly, fluctuations in the exchange rate of the functional currencies of Topco’s foreign currency entities against the functional currency of Topco will impact its results of operations and financial condition. Accordingly, it is expected that Topco’s revenues and earnings will be exposed to the risks that may arise from fluctuations in foreign currency exchange rates, which could have a material adverse effect on Topco’s business, results of operations or financial condition.

A downgrade in Topco’s or its subsidiaries’ credit ratings following the Combinations could impact Topco’s access to capital and cost of doing business.

Following the Combinations, rating agencies may re-evaluate Topco’s and its subsidiaries’ credit ratings, and any additional actual or anticipated downgrades in such credit ratings could limit Topco’s ability to access credit and capital markets, or to restructure or refinance its indebtedness. As a result of any such downgrades, future financings or refinancings may result in higher borrowing costs and require more restrictive terms and covenants, including obligations to post collateral with third parties, which may further restrict operations and negatively impact liquidity.

Credit rating agencies perform independent analyses when assigning credit ratings. Each analysis includes a number of criteria, including, but not limited to, business composition, market and operational risks, and various financial tests. Credit rating agencies continue to review the criteria for industry sectors and various debt ratings and may make changes to those criteria from time to time. Credit ratings are not recommendations to buy, sell or hold investments in the rated entity. Ratings are subject to revision or withdrawal at any time by the rating agencies, which could have a material adverse effect on Topco’s business, results of operations or financial condition.

Risks Relating to Quidel’s Business

In addition to the foregoing risks, Quidel is, and will continue to be, and the combined company will be, subject to the risks described in Quidel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as such risks may be updated or supplemented in Quidel’s subsequently filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, to the extent incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus.

Risks Relating to Ortho’s Business

In addition to the foregoing risks, Ortho is, and will continue to be, and Topco will be, subject to the risks described below, other than to the extent inconsistent with the risks described in the section entitled “—Risks Relating to Topco Following Completion of the Combinations.”

Ortho has significant international sales and operations and faces risks related to health epidemics, including the ongoing global pandemic related to COVID-19. Ortho’s business, consolidated results of operations, financial position and cash flows have been and may continue to be negatively affected by the COVID-19 pandemic.

Any significant outbreak of contagious diseases and other adverse public health developments in countries where Ortho operates could have a material and adverse effect on Ortho’s business, financial condition and results of operations. Since the World Health Organization characterized COVID-19 as a pandemic in March 2020, COVID-19 has continued to spread throughout the United States and globally and it remains unclear when the COVID-19 pandemic will abate. Although the U.S. Food and Drug Administration (the “FDA”) has approved certain therapeutics and authorized three COVID-19 vaccines for emergency use, there has been some public resistance in the implementation of a national vaccine program, new strains of COVID-19 have been and may continue to be discovered, and the efficacy of the existing vaccines with respect to any such newly discovered strain of COVID-19 remains uncertain. The COVID-19 pandemic has resulted, and future significant outbreaks of contagious diseases in the human population could result, in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect demand for Ortho’s products and services and, as a result, likely impact Ortho’s operating results.

Many countries, including the United States, have and may continue to restrict travel and/or temporarily close businesses, schools and other public gathering spaces. Further, significant governmental measures, both in the United States and globally, have been and may continue to be implemented to control the spread of the virus, including restrictions on manufacturing, shipping and the movement of employees. As a result of such restrictions, Ortho has and may continue to experience some restrictions on its ability to efficiently distribute its products in the regions affected.

The COVID-19 pandemic has also resulted in global supply chain challenges and during the fiscal quarter ended October 3, 2021, Ortho began to experience some supply chain disruptions. For instance, supply chain shortages of certain key components of Ortho’s instruments and assays are affecting Ortho’s ability to fulfill customer orders on a timely basis and have had, and are expected to continue to have, a negative impact on Ortho’s business and results of operations, which could be material. Although Ortho and its contract manufacturer partners, suppliers of raw materials and other third-party vendors are pursuing additional sources for certain of these components, Ortho may be unable to identify additional suppliers and expects that these shortages and other supply chain challenges will continue to impact its business. Ortho has and may continue to encounter increases in idle facility costs and freight and distribution costs, which in some instances have affected the pricing of Ortho’s products. Any prolonged and significant supply chain disruptions or inability to provide products in countries adversely impacted by the COVID-19 pandemic would continue to impact Ortho’s revenues, increase Ortho’s costs and negatively affect Ortho’s business relationships and reputation, as well as Ortho’s operating results. It is also possible that Ortho will experience an adverse impact on collections and timing of cash receipts from its customers as a result of the impact of the COVID-19 pandemic, which could result in significant fluctuations in Ortho’s cash flows from period to period during the pandemic and in the periods that follow the end of the COVID-19 pandemic.

Ortho maintains a direct or indirect commercial presence in more than 130 countries and territories, with a direct presence in 36 countries, including in countries that have been severely impacted by the COVID-19 pandemic. Government imposed travel restrictions and local statutory quarantines, as well as the potential impact to personnel, to the extent Ortho’s employees become ill, may result in direct operational and administrative disruptions. Ortho’s business may also be impacted by the imposition of government orders relating to COVID-19 vaccination status or regular testing of Ortho’s employees, which could result in the loss of employees and may impact Ortho’s ability to manufacture or ship its products. Ortho may also face increased risks of disputes with Ortho’s business partners, litigation and governmental and regulatory scrutiny as a result of the effects of COVID-19.

Health regulatory agencies globally may also experience disruptions in their operations as a result of the COVID-19 pandemic. The FDA and comparable foreign regulatory agencies may have slower response times or be under-resourced and, as a result, review and approval of product registrations may be materially delayed. For example, as health authorities have redeployed resources to focus on the management of the pandemic, there is a reduction in available capacity for the review and approval of other less-critical product submissions. As a result, manufacturers may incur a delay in obtaining product registrations.

Ortho cannot reasonably estimate the length or severity of the COVID-19 pandemic. The extent to which the COVID-19 pandemic, in particular, impacts Ortho’s business or results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity and duration of the COVID-19 pandemic and the actions to contain it or treat its impact, among others.

To the extent the COVID-19 pandemic adversely affects Ortho’s business and financial results or those of Ortho’s customers, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section. The ultimate impact of the COVID-19 outbreak on Ortho’s business, financial condition and results of operations depends on many factors, including those discussed above, that are not within Ortho’s control.

Ortho faces significant competition, and Ortho’s failure to compete effectively could adversely affect Ortho’s sales and results of operations.

The markets in which Ortho and Ortho’s competitors operate are rapidly evolving, and developments are expected to continue at a rapid pace. Competition in these markets is intense and expected to increase as new products, services and technologies become available and as new competitors enter the market. Ortho faces competition from diagnostics divisions of large multinational healthcare companies and conglomerates. Some of Ortho’s existing or potential competitors have substantially greater research and development capabilities, clinical, manufacturing, regulatory and marketing experience and financial and managerial resources than Ortho does. Some of these competitors are divisions or subsidiaries of corporations with substantial resources. Ortho’s sales and results of operations may be adversely affected by:

•	customers’ perceptions of the comparative quality of Ortho’s competitors’ products or services;

•	Ortho’s ability to manufacture, in a cost-effective way, sufficient quantities of Ortho’s products to meet customer demand;

•	the ability of Ortho’s competitors to develop products, services and technologies that are more effective than Ortho’s or that render Ortho’s obsolete;

•	Ortho’s competitors’ ability to obtain patent protection or other intellectual property rights that would prevent Ortho from offering competing products or services;

•	the ability of Ortho’s competitors to obtain regulatory approval for the commercialization of products or services more rapidly or effectively than Ortho does; and

•	competitive pricing by Ortho’s competitors.

Ortho expects competition to intensify in the future as more companies enter Ortho’s markets. Increased competition and potential new entrants in these industries may result in lower prices and volumes, higher costs for resources and lower profitability for Ortho. Moreover, competitive and regulatory conditions in many markets in which Ortho and Ortho’s competitors operate restrict Ortho’s ability to fully recover through price increases, higher costs of acquired goods and services resulting from inflation, and other drivers of cost increases. Ortho may not be able to supply customers with products and services that they deem superior and at competitive prices, and Ortho may lose business to Ortho’s competitors. Ortho also faces risks related to customers finding alternative methods for testing, which could result in lower demand for Ortho’s products. If Ortho is unable to compete successfully in these highly competitive industries, it could have a material effect on Ortho’s business, financial condition and results of operations.

Ortho may experience difficulties that delay or prevent Ortho’s development, introduction or marketing of new or enhanced products or services.

Ortho’s success depends on Ortho’s ability to effectively introduce new and competitive products and services. The development of new or enhanced products or services is a complex, costly and uncertain process and is becoming increasingly complex and uncertain in the United States. Furthermore, developing and manufacturing new products and services requires Ortho to anticipate customers’ and patients’ needs and emerging technology trends accurately. Ortho may experience research and development, manufacturing, regulatory, marketing and other difficulties that could delay or prevent Ortho’s introduction of new or enhanced products and services, including the timelines for the introduction of new products as described in this joint proxy statement/prospectus. The research and development process in the healthcare industry generally takes a significant amount of time from design stage to product launch. This process is conducted in various stages, and each stage presents the risk that Ortho will not achieve its goals. In addition, innovations may not be accepted quickly in the marketplace because of, among other things, entrenched patterns of clinical practice or uncertainty over third-party reimbursements. In the event of such failure, Ortho may have to abandon a product in which it has invested substantial resources. Ortho cannot be certain that:

•	any of Ortho’s products or services under development will prove to be safe and effective in clinical trials;

•	Ortho will be able to obtain, in a timely manner or at all, necessary regulatory approvals;

•	the products and services Ortho develops can be manufactured or provided at acceptable cost and with appropriate quality; or

•	these products and services, if and when approved, can be successfully marketed.

These factors, as well as manufacturing or distribution problems or other factors beyond Ortho’s control, could delay the launch of new products or services. Any delay in the development, approval, production, marketing or distribution of a new product or service could materially and adversely affect Ortho’s competitive position, Ortho’s branding and Ortho’s results of operations. Additionally, customers could adopt alternative technologies, instead of Ortho’s technology, which could result in lower demand for Ortho’s products.

Global market, economic and political conditions may adversely affect Ortho’s operations and performance.

The growth of Ortho’s business and demand for Ortho’s products are affected by changes in the health of the overall global economy and, in particular, of the healthcare industry. Demand for Ortho’s products and services could change more dramatically than in previous years based on activity, funding reimbursement constraints and support levels from governments, universities, hospitals and the private industry, including laboratories. Ortho’s global business is adversely affected by decreases in the general level of economic activity, such as decreases in business and consumer spending, increases in unemployment rates and budgeting constraints of governmental entities. Disruptions in the United States, Europe or in other economies, or weakening of emerging markets, including China, could adversely affect Ortho’s sales, profitability and/or liquidity.

Ortho cannot assure you that there will not be a future deterioration in financial markets or confidence in major economies. These economic developments affect businesses such as Ortho’s in a number of ways. A tightening of credit in financial markets could adversely affect the ability of Ortho’s customers and suppliers to obtain financing for significant purchases and operations, could result in a decrease in or cancellation of orders for Ortho’s products and services and could impact the ability of Ortho’s customers to make payments. Similarly, a tightening of credit may adversely affect Ortho’s supplier base and increase the potential for one or more of Ortho’s suppliers to experience financial distress or bankruptcy. Ortho’s financial position, results of operations and cash flows could be materially adversely affected by difficult conditions and volatility in the capital, credit and commodities markets. Difficult conditions in these markets or in the overall economy could affect Ortho’s business in a number of ways. For example:

•

under such conditions, Ortho cannot assure you that borrowings under Ortho’s multicurrency senior secured revolving facility with commitments of $500.0 million (the “Revolving Credit Facility”) will be available or sufficient, and in such a case, Ortho may not be able to obtain additional financing on reasonable terms or at all; and

•

in order to respond to market conditions, Ortho may need to seek waivers of various provisions in the credit agreement governing Ortho’s senior secured credit facilities (the “Senior Secured Credit Facilities”), which consist of (i) the senior secured term loan facility in an original amount of $2,175.0 million, as increased by an incremental term loan of $200 million (collectively, the “Dollar Term Loan Facility”), (ii) the euro-denominated senior secured term loan facility in an amount equal to €337.4 million (the “Euro Term Loan Facility” and, together with the Dollar Term Loan Facility, the “Term Loan Facilities”), and (iii) the Revolving Credit Facility (as amended, the “Credit Agreement”), and Ortho might not be able to obtain such waivers on reasonable terms, if at all.

Ortho’s ability to obtain additional capital on commercially reasonable terms may be limited or non-existent.

Although Ortho believes its cash, cash equivalents and short-term investments, as well as future cash generated from operations and availability under Ortho’s Revolving Credit Facility, provide adequate resources to fund ongoing debt service and working capital requirements, capital expenditures and transition costs for the foreseeable future, Ortho may need to seek additional financing to compete effectively.

If Ortho is unable to obtain capital on commercially reasonable terms, or at all, it could:

•	result in reduced funds available to Ortho for purposes such as working capital, capital expenditures, research and development, strategic acquisitions and other general corporate purposes;

•	restrict Ortho’s ability to introduce new services or products or exploit business opportunities;

•	increase Ortho’s vulnerability to economic downturns and competitive pressures in the markets in which Ortho operates; and

•	place Ortho at a competitive disadvantage.

Ortho may engage in acquisitions and divestitures, and may encounter difficulties integrating acquired businesses with, or disposing of divested businesses from, Ortho’s current operations; therefore, Ortho may not realize the anticipated benefits of these acquisitions and divestitures.

Ortho may seek to grow through strategic acquisitions. Ortho’s due diligence reviews of Ortho’s acquisition targets may not identify all of the material issues necessary to accurately estimate the cost or potential loss contingencies with respect to a particular transaction, including potential exposure to regulatory sanctions resulting from an acquisition target’s previous activities as well as potential vulnerability to cybersecurity risks. Ortho may incur unanticipated costs or expenses, including post-closing asset impairment charges, expenses associated with eliminating duplicate facilities, litigation and other liabilities. Ortho also may encounter difficulties in integrating acquisitions with Ortho’s operations, applying Ortho’s internal controls processes to these acquisitions, retaining key technical and management personnel, complying with regulatory requirements, or in managing strategic investments. Additionally, Ortho may not achieve the benefits Ortho anticipates when Ortho first enters into a transaction in the amount or timeframe anticipated. Any of the foregoing could adversely affect Ortho’s business and results of operations. In addition, accounting requirements relating to business combinations, including the requirement to expense certain acquisition costs as incurred, may cause Ortho to experience greater earnings volatility and generally lower earnings during periods in which Ortho acquires new businesses. Furthermore, Ortho may make strategic divestitures from time to time. These divestitures may result in continued financial involvement in the divested businesses, such as through guarantees, indemnity obligations or other financial arrangements, following those transactions. Under these arrangements, nonperformance by those divested businesses could result in financial obligations imposed upon Ortho and could affect Ortho’s future financial results.

It may be difficult for Ortho to implement Ortho’s strategies for improving growth.

Ortho plans to continue expanding its commercial capabilities and the scope of its business, both domestically and internationally, while maintaining its commercial operations and administrative activities. For example, Ortho intends to pursue the following growth strategies: (i) maximize Lifetime Customer Value (“LCV”) to produce and maintain a growing and recurring, high margin, durable financial profile; (ii) provide an unparalleled customer experience to retain and attract existing and new customers; (iii) leverage Ortho’s global footprint to deliver innovative solutions to meet Ortho’s customers’ needs in both developed and emerging markets; (iv) create meaningful product innovation through menu expansion, development of novel instruments and enhancement of automation and informatics; (v) continue to identify operating efficiencies to allow for reinvestment in growth and improve margins; and (vi) pursue business development opportunities, partnerships and strategic acquisitions to enter adjacencies or expand Ortho’s current business units. However, Ortho’s ability to manage its business and conduct its global operations while also pursuing the aforementioned growth strategies requires considerable management attention and resources. Furthermore, it is subject to the challenges of supporting a growing business on a global basis.

Ortho’s failure to implement these strategies in a cost-effective and timely manner could have an adverse effect on Ortho’s business, results of operations and financial condition.

Ortho may need to recognize impairment charges related to goodwill, identified intangible assets and fixed assets.

Under the acquisition method of accounting for business combinations, the net assets acquired are recorded at their fair value as of the date of the acquisition, with any excess purchase price recorded as goodwill. Ortho was created pursuant to the acquisition by Ortho-Clinical Diagnostics Bermuda Co. Ltd., a Bermuda exempted limited liability company and direct wholly-owned subsidiary of Ortho, pursuant to a stock and asset purchase agreement, dated January 16, 2014 (the “Acquisition Agreement”), of (i) certain assets and liabilities and (ii) all of the equity interests and substantially all of the assets and liabilities of certain entities which, together with their subsidiaries, comprised the Ortho Clinical Diagnostics business from Johnson & Johnson (the “Acquisition”). The Acquisition resulted in significant balances of goodwill and identified intangible assets. As of October 3, 2021, the balance of goodwill and identified intangible assets was $570.8 million and $912.5 million, respectively. Ortho is required to test goodwill and any other intangible asset with an indefinite life for possible impairment on the same date each year and on an interim basis if there are indicators of a possible impairment. Ortho is also required to evaluate amortizable intangible assets and fixed assets for impairment if there are indicators of a possible impairment.

There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and fixed assets. If, as a result of a general economic slowdown, deterioration in one or more of the markets in which Ortho operates or impairment in Ortho’s financial performance and/or future outlook, the estimated fair value of Ortho’s long-lived assets decreases, Ortho may determine that one or more of Ortho’s long-lived assets is impaired. An impairment charge would be determined based on the estimated fair value of the assets and any such impairment charge could have a material adverse effect on Ortho’s results of operations and financial position.

Ortho may be unable to achieve some or all of the operational cost improvements and other benefits that Ortho expects to realize.

Ortho has previously announced several initiatives to strengthen its operational performance and has begun to execute certain of these initiatives. For example, Ortho has pursued a number of operational cost improvements associated with procurement, manufacturing, field service organization, distribution and logistics, quality and regulatory and other general and administrative functions. However, Ortho cannot be certain that it will be able to successfully realize all the expected benefits of these initiatives. A variety of risks could cause Ortho not to realize some or all of the expected benefits. These risks include, among others, higher-than-expected standalone overhead expenses, delays in the anticipated timing of activities related to such initiatives, increased difficulty and cost in establishing Ortho as a standalone business and the incurrence of other unexpected costs associated with operating the business. Moreover, Ortho’s continued implementation of these initiatives may disrupt its operations and performance and Ortho’s estimated cost savings from these initiatives are based on several assumptions that may prove to be inaccurate and, as a result, Ortho cannot assure you that it will realize these cost savings. If, for any reason, the benefits Ortho realizes are less than its estimates or if Ortho’s improvement initiatives adversely affect its operations or cost more or take longer to implement than Ortho projects, or if Ortho’s assumptions prove inaccurate, Ortho’s results of operations may be materially adversely affected.

Ortho’s collaboration arrangements may not operate according to its business strategy if its collaboration arrangement partners fail to fulfill their obligations.

As part of Ortho’s business, it has entered into collaboration arrangements with other companies, including the ongoing collaboration with Grifols Diagnostic Solutions, Inc. (the “Joint Business”), which is structured as a license, research and supply agreement, and Ortho may enter into additional collaboration arrangements in the future.

The nature of a collaboration arrangement requires Ortho to share control over significant decisions with unaffiliated third parties. Since Ortho may not exercise exclusive control over its current or future collaboration arrangements, Ortho may not be able to require its collaboration arrangement partners to take actions that Ortho believes are necessary to implement

Ortho’s business strategy. Additionally, differences in views among collaboration arrangement partners may result in delayed decisions or failures to agree on major issues. Disputes between Ortho and its collaboration arrangement partners could also result in litigation, which can be expensive and time-consuming. If these differences cause Ortho’s collaboration arrangements to deviate from its business strategy, Ortho’s results of operations could be materially adversely affected.

If Ortho delivers products with defects, Ortho may be subject to product recalls or negative publicity, Ortho’s credibility may be harmed, market acceptance of Ortho’s products may decrease and Ortho may be exposed to liability.

The manufacturing and marketing of professional and consumer diagnostics involve an inherent risk of product liability claims. For example, a defect in one of Ortho’s diagnostic products could lead to a false positive or false negative result, affecting the eventual diagnosis. Ortho’s product development and production are extremely complex and could expose Ortho’s products to defects. Ortho’s Immunohematology business in particular is subject to the risk of product liability claims, as even the slightest inaccuracies in a specimen’s analysis can lead to critical outcomes in the life of a patient, thereby leaving little to no room for error in the precision and accuracy of such testing.

Manufacturing and design defects could lead to recalls (either voluntary or required by the FDA or other government authorities) and could result in the removal of a product from the market. Depending on the corrective action Ortho takes to redress a product’s deficiencies, Ortho may be required to obtain new clearances or approvals before it may market or distribute the corrected device. Defects in Ortho’s products could also harm Ortho’s reputation, lead to negative publicity and decrease sales of Ortho’s products, and Ortho could also face additional regulatory enforcement action, including FDA warning letters, untitled letters, product seizure, injunctions, administrative penalties, or civil or criminal fines.

In addition, Ortho’s marketing of monitoring services may cause Ortho to be subjected to various product liability or other claims, including, among others, claims that inaccurate monitoring results lead to injury or death, or, in the case of Ortho’s toxicology monitoring services, the imposition of criminal sanctions. Any product liability or other claim brought against Ortho, regardless of merit, could be costly to defend and could result in an increase to Ortho’s insurance premiums. If Ortho is held liable for a claim, that claim could materially affect Ortho’s business and financial condition.

A decrease in the number of surgical procedures performed, and the resulting decrease in blood demand, could negatively impact Ortho’s financial results.

Ortho’s Immunohematology and Donor Screening products are frequently used in connection with the testing of blood prior to transfusion, which is typically associated with surgical procedures. A decrease in the number of surgeries being performed in the markets in which Ortho operates could result in decreased demand for blood for transfusions, which would in turn result in lower testing volumes and, therefore, decreased sales of Ortho’s products. For example, Ortho believes the market in developed countries has, at times, seen a decrease in the number of surgical procedures and lower demand for blood in recent years. A decrease in the number of surgical procedures performed could result from a variety of factors, such as fewer elective procedures and the improved efficacy and popularity of non-surgical treatments. In addition to lower surgical volumes, blood demand could also be negatively affected by more efficient blood utilization by hospitals. Blood is a large expense for hospital laboratories and pressure on hospital budgets due to macroeconomic factors and healthcare reform could force changes in the ways in which blood is used. Fewer surgeries and lower blood demand could negatively impact Ortho’s revenue, profitability and cash flows.

Ortho’s reagent rental model reduces Ortho’s cash flows during the initial part of the applicable contract, which causes Ortho’s cash flows to fluctuate from quarter to quarter.

Leases, rather than sales, of instruments under Ortho’s reagent rental model have the effect of reducing cash flows during the initial part of the applicable contract as Ortho supports those commercial transactions until Ortho is able to recover its investment over the life of the contract. The use of cash in connection with this model causes Ortho’s cash flows to fluctuate from quarter to quarter and may have a negative effect on Ortho’s financial condition.

Johnson & Johnson’s historical and future actions, or failure to comply with its indemnification obligations, may materially affect Ortho’s business and operating results.

Although Ortho is an independent company as a result of the Acquisition, Johnson & Johnson’s historical and future actions may still have a material impact on Ortho’s business and operating results. In connection with the Acquisition, Ortho entered into certain agreements with Johnson & Johnson, including the Acquisition Agreement and certain other transitional services agreements. In addition, Johnson & Johnson has, subject to certain exceptions and exclusions, agreed to indemnify Ortho under the Acquisition Agreement for certain liabilities relating to historical litigation matters and divestiture agreements, tax liabilities existing at the date of the Acquisition and certain employee-related liabilities. Ortho could incur material additional costs if Johnson & Johnson fails to meet its obligations or if Ortho otherwise is unable to recover costs associated with such liabilities.

Risks Relating to Ortho’s International Operations

As a global business, Ortho is subject to risks associated with Ortho’s non-U.S. operations where such risks are not present in the United States.

Ortho conducts its business on a global basis, with sales outside the United States constituting approximately 49% of Ortho’s total revenue for the fiscal quarter ended October 3, 2021, and a significant number of employees and contractors located in foreign countries. Ortho anticipates that international sales will continue to represent a substantial portion of Ortho’s revenue and that Ortho’s strategy for continued growth and profitability will entail further international expansion, particularly in emerging markets. Conducting business outside the United States subjects Ortho to numerous risks, including:

•	lost revenue as a result of macroeconomic developments;

•	decreased liquidity resulting from longer accounts receivable collection cycles typical of foreign countries;

•	lower productivity resulting from difficulties Ortho encounters in staffing and managing sales, support and research and development operations across many countries;

•	difficulties associated with enforcing agreements and collecting receivables through foreign legal systems;

•	disputes with third-party distributors of Ortho’s products or from third parties claiming distribution rights to Ortho’s products;

•	difficulties associated with navigating foreign laws and legal systems;

•	difficulties in identifying potential third-party distributors or distribution channels;

•	the imposition by foreign governments of trade barriers such as tariffs, quotas, preferential bidding and import restrictions;

•	import or export licensing requirements, both by the United States and foreign countries;

•	acts of war, terrorism, theft or other lawless conduct or other economic, social or political instability in or affecting foreign countries in which Ortho sells its products or operates;

•	international sanctions regimes;

•	adverse effects resulting from changes in foreign regulations, rules, policies or other laws affecting sales of Ortho’s products or Ortho’s foreign operations;

•	tax liability resulting from international tax laws;

•	increased financial accounting and reporting burdens and complexities;

•	increased costs to comply with changes in legislative or regulatory requirements;

•	failure of laws to protect Ortho’s intellectual property rights; and

•	delays in obtaining import or export licenses, transportation difficulties and delays resulting from inadequate local infrastructure.

The occurrence of any of these, or other factors over which Ortho does not have control, could lead to reduced revenue and profitability.

Currency translation risk and currency transaction risk may adversely affect Ortho’s financial condition, results of operations and cash flows.

Ortho derives a significant portion of its revenue from outside the United States (approximately 49% for the fiscal nine months ended October 3, 2021), and Ortho conducts its business and incurs costs in the local currency of most countries in which it operates. Because Ortho’s financial statements are presented in U.S. dollars, Ortho must translate earnings as well as assets and liabilities into U.S. dollars at exchange rates in effect during or at the end of each reporting period, as applicable. Therefore, increases or decreases in the value of the U.S. dollar against other currencies in countries where Ortho operates will affect Ortho’s results of operations and the value of balance sheet items denominated in foreign currencies. Furthermore, many of Ortho’s local businesses generate revenues and incur costs in a currency other than their functional currency, which can impact the operating results for these operations if Ortho is unable to mitigate the impact of foreign currency fluctuations. Additionally, in order to fund the purchase price for certain assets of Ortho and the capital stock of certain other non-U.S. entities, a combination of equity contributions and intercompany loans were utilized to capitalize certain non-U.S. subsidiaries. In many instances, the intercompany loans are denominated in currencies other than the functional currency of the affected subsidiaries. Where intercompany loans are not a component of permanently invested capital of the affected subsidiaries, increases or decreases in the value of the subsidiaries’ functional currency against other currencies will affect Ortho’s results of operations. Ortho cannot accurately predict the effects of exchange rate fluctuations upon its future operating results because of the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates. Accordingly, Ortho’s profitability could be affected by fluctuations in foreign exchange rates. Given the volatility of exchange rates, Ortho may not be able to effectively manage its currency transaction and/or translation risks, and any volatility in currency exchange rates may have an adverse effect on Ortho’s financial condition, results of operations and cash flows. Ortho has entered into hedging agreements to address certain of its currency risks and intends to utilize local currency funding of expansions when appropriate. Ortho does not intend to hold financial instruments for trading or speculative purposes.

New tariffs and other trade measures could adversely affect Ortho’s business and financial results.

Governments sometimes impose additional duties, tariffs or taxes on certain imported products. The imposition of import tariffs or restrictions, or other changes in U.S. trade policy, could trigger retaliatory actions by affected countries. For instance, the United States and China have implemented import tariffs and retaliatory tariffs on certain categories of goods, including from time to time, some of Ortho’s reagent products sold in China. These tariffs, depending upon their ultimate scope and value and how they are implemented, could negatively impact Ortho’s business by increasing Ortho’s costs and by making Ortho’s products less cost competitive in China.

The United Kingdom’s withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and Ortho’s business.

Ortho is a multinational company with worldwide operations, including significant business operations in Europe. Following a national referendum in which a majority of voters in the United Kingdom elected to withdraw from the European Union and the enactment of legislation by the government of the United Kingdom, the United Kingdom formally withdrew from the European Union on January 31, 2020. On December 24, 2020, the United Kingdom and the European Commission reached an agreement on the terms of its future cooperation with the European Union (the “UK-EU Trade and Cooperation Agreement”). On December 30, 2020, the UK Parliament provided its approval of the European Union (Future Relationship) Bill (now the European Union (Future Relationships) Act 2020) which implements, inter alia, the UK-EU Trade and Cooperation Agreement. However, significant political and economic uncertainty remains about whether the terms of the relationship will differ materially in practice from the terms before withdrawal and uncertainty continues to persist as there are a number of areas not covered by the UK-EU Trade and Cooperation Agreement.

These developments, or the perception that any of them could occur, have had and may continue to have a material adverse effect on global economic conditions and the stability of global financial markets, and could significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. The medium- and long-term impact of withdrawal of the United Kingdom from the European Union on these conditions and markets are not yet known. Asset valuations, currency exchange rates and credit ratings have been and may continue to be subject to increased market volatility. Lack of clarity about future United Kingdom laws and regulations as the United Kingdom determines which European Union laws to replace or replicate could depress economic activity and investment into the

United Kingdom and restrict Ortho’s access to capital. The full extent of the tax implications of the United Kingdom’s departure from the European Union are also not certain as of the date of this joint proxy statement/prospectus.

In addition, there is a risk of delays in the delivery of Ortho’s products from the United Kingdom to customers in the European Union and an increase in associated delivery costs. Restrictions on the free movement of goods (including as a result of customers’ duties, import tariffs or other restrictions on trade) could also have a material adverse effect on Ortho’s supply chains, production schedule and costs. In addition, Ortho may face challenges retaining or attracting EU staff in the United Kingdom, which could disrupt its business and growth in this market. The full impact of the changes to immigration laws following the United Kingdom’s departure from the European Union is not clear, but Ortho may face particular challenges attracting skilled talent (including scientists, engineers and laboratory technicians) if the conditions for EU nationals to be eligible to work in the United Kingdom are found, or are perceived, to be more onerous or expensive.

It is also possible that the resulting uncertainty and/or economic instability in the UK outlined above, could have a wider effect in other countries, for instance as a result of spreading economic market conditions or if other European Union member states are also prompted to leave.

Any of these factors could have a material adverse effect on Ortho’s business, financial condition and results of operations and prospects.

Risks Relating to Ortho’s Employees, Customers and Suppliers

Ortho must deliver products and services that meet customers’ needs and expectations or Ortho’s business and results of operations will be adversely impacted.

Ortho’s ability to retain customers, attract new customers, grow Ortho’s business and enhance its brand depends on Ortho’s success in delivering products and services that meet its customers’ needs and expectations. If Ortho is unable to deliver reliable products in a timely manner, promptly respond to and address quality issues, provide expected levels of customer service, develop and maintain cross-functional communication within Ortho’s company and comply with applicable regulations and rules, Ortho’s ability to deliver products that meet its customers’ needs and expectations, its competitive position, branding and results of operations may be adversely and materially affected. Furthermore, any improvement in the perception of the quality of Ortho’s competitors’ products or services relative to the quality of Ortho’s products and services could adversely and materially affect Ortho’s ability to retain Ortho’s customers and attract new customers. Additionally, the introduction of counterfeit products into the markets Ortho serves may have the effect of eroding confidence in Ortho’s products or in Ortho’s industry as a whole.

The success of many of Ortho’s products depends heavily on acceptance by directors of clinical laboratories, blood banks and hospitals, and Ortho’s failure to maintain a high level of confidence in its products could adversely affect its business.

Ortho maintains customer relationships with numerous directors of clinical laboratories, blood banks and hospitals. Ortho believes that sales of its products depend significantly on its customers’ confidence in, and recommendations of, its products. In addition, Ortho’s success depends on technicians’ acceptance and confidence in the effectiveness and ease-of-use of Ortho’s products, including its new products. In order to achieve acceptance by healthcare professionals, Ortho seeks to educate the healthcare community as to the distinctive characteristics, perceived benefits, clinical efficacy and cost-effectiveness of Ortho’s products compared to alternative products, including the products offered by its competitors. Acceptance of Ortho’s products also requires effective training of healthcare professionals in the proper use and application of Ortho’s products. Failure to effectively educate and train Ortho’s technician end-users and failure to continue to develop relationships with leading healthcare professionals could result in less frequent recommendations of Ortho’s products, which may adversely affect Ortho’s sales and profitability.

The healthcare industry and related industries that Ortho serves have undergone, and are in the process of undergoing, significant changes in an effort to reduce costs, which could adversely affect Ortho’s business, financial condition and results of operations.

The healthcare industry and related industries that Ortho serves have undergone, and are in the process of undergoing, significant changes in an effort to reduce costs.

Many of Ortho’s customers, and the end-customers to whom Ortho’s customers supply products, rely on government funding of and reimbursement for healthcare products and services and research activities. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, the “PPACA”), healthcare austerity measures in Europe and other potential healthcare reform changes and government austerity measures may reduce the amount of government funding or reimbursement available to customers or end-customers of Ortho’s products and services and/or the volume of medical procedures using Ortho’s products and services. Global economic uncertainty or deterioration can also adversely impact government funding and reimbursement.

Governmental and private healthcare providers and payors around the world are increasingly utilizing managed care for the delivery of healthcare services, forming group purchasing organizations to improve their purchasing leverage and using competitive bid processes to procure healthcare products and services.

Health insurance premiums, co-payments and deductibles have also generally increased in recent years. These increases may cause individuals to forgo health insurance, as well as medical attention. This behavior may reduce the number of lives managed by Ortho’s health information solutions, including Ortho’s health improvement programs.

These changes have increased tax costs and may cause participants in the healthcare industry to purchase fewer of Ortho’s products and services, reduce the prices they are willing to pay for Ortho’s products or services, reduce the amounts of reimbursement and funding available for Ortho’s products or services from governmental agencies or third-party payors, reduce the volume of medical procedures that use Ortho’s products and services and increase Ortho’s compliance and other costs. In addition, Ortho may be unable to enter into contracts with group purchasing organizations and integrated health networks on terms acceptable to Ortho, and even if Ortho does enter into such contracts, they may be on terms that negatively affect its current or future profitability.

All of the factors described above could adversely affect Ortho’s business, financial condition and results of operations.

Reductions in government funding and reimbursement to Ortho’s customers could negatively impact Ortho’s sales and results of operations.

Many of Ortho’s customers rely on government funding and on prompt and full reimbursement by Medicare and Medicaid and equivalent programs outside of the United States. Global economic uncertainty can result in lower levels of government funding or reimbursement. A reduction in the amount or types of government funding or reimbursement that affect Ortho’s customers could have a negative impact on Ortho’s sales. Additionally, the PPACA, which was enacted in 2010, substantially changed the way healthcare is financed by both governmental and private insurers in the United States and expanded Medicaid program eligibility and access to commercial health insurance coverage. Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the PPACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the PPACA brought by several states without specifically ruling on the constitutionality of the PPACA. Prior to the Supreme Court’s decision, President Biden issued an executive order to initiate a special enrollment period for purposes of obtaining health insurance coverage through the PPACA marketplace, from February 15, 2021 through August 15, 2021. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including, among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the PPACA. It is unclear how other healthcare reform measures of the Biden administration or other efforts, if any, to challenge, repeal or replace the PPACA will impact the law or our business.

In addition, other legislative changes have been proposed and adopted since the PPACA was enacted. The Budget Control Act of 2011, among other things, reduced Medicare payments to providers by 2% per fiscal year, effective on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020, through March 31, 2022, unless additional Congressional action is taken. Additionally, the American Taxpayer Relief Act of 2012, among other things, further reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. The Medicare Access and CHIP Reauthorization Act of 2015 (“MACRA”), enacted on April 16, 2015, repealed the formula by which Medicare made annual payment adjustments to physicians and replaced the former formula with fixed annual updates and a new system of incentive payments that are based on various performance measures and physicians’ participation in alternative payment models such as accountable care organizations. It is unclear what effect new quality and payment programs, such as MACRA, may have on our business, financial condition, results of operations or cash flows.

On January 1, 2018, CMS implemented certain provisions of the Protecting Access to Medicare Act of 2014 (“PAMA”), which made substantial changes to the way in which clinical laboratory services are paid under Medicare. Under PAMA, laboratories that receive the majority of their Medicare revenue from payments made under the CLFS or the Physician Fee Schedule are required to report to CMS, beginning in 2017 and every three years thereafter (or annually for “advanced diagnostics laboratory tests”), private payer payment rates and volumes for their tests. Laboratories that fail to report the required payment information may be subject to substantial civil monetary penalties. CMS uses the data to calculate a weighted median payment rate for each test, which is used to establish a revised Medicare reimbursement rate. Under PAMA, the revised Medicare reimbursement rates were scheduled to apply to clinical diagnostic laboratory tests furnished on or after January 1, 2018. The revised reimbursement methodology is expected to result in relatively lower reimbursement under Medicare for clinical diagnostic lab tests than has been historically available. Any reduction to payment rates resulting from the new methodology is limited to 10% per test per year in 2018 through 2020, and to 15% per test per year in 2021 through 2023. For clinical diagnostic laboratory tests that are assigned a new or substantially revised Healthcare Common Procedure Coding System code, initial payment rates for clinical diagnostic laboratory tests that are not advanced diagnostic laboratory tests will be assigned by the cross-walk or gap-fill methodology. Initial payment rates for new advanced diagnostic laboratory tests will be based on the actual list charge for the laboratory test. The Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), which was signed into law on March 27, 2020, amended the timeline for reporting private payer payment rates, and delayed by one year the payment reductions scheduled for 2021. On December 10, 2021, Congress passed the Protecting Medicare and American Farmers from Sequester Cuts Act (“PMAFSA”), which delays the next data-reporting period by an additional year and prevents any reduction in payment amounts from commercial payer rate implementation in 2022.

In addition to the CARES Act, Congress has enacted other laws in response to the COVID-19 pandemic to provide financial relief to healthcare providers and suppliers, including diagnostic laboratories, and to encourage implementation of diagnostic testing and treatment for COVID-19. For instance, the Families First Coronavirus Response Act (“FFCRA”), enacted on March 18, 2020, requires certain governmental and commercial insurance plans to provide coverage of COVID-19 diagnostic testing services without imposing cost-sharing (e.g., copays, deductibles or coinsurance) or other utilization management requirements. The CARES Act and the Paycheck Protection Program and Health Care Enhancement Act (“PPPHCEA”), enacted on April 24, 2020, each appropriated approximately $100 billion to provide financial relief for certain healthcare providers and to expand treatment and diagnostic testing capacity for COVID-19. The Consolidated Appropriations Act of 2021 (“CAA”), which was enacted on December 27, 2020 and included further pandemic relief measures, temporarily increased payment rates under the Medicare Physician Fee Schedule by 3.75% beginning January 1, 2021 through December 31, 2021. The PMAFSA further established a temporary 3% payment rate increase under the Medicare Physician Fee Schedule that will remain in effect beginning January 1, 2022 through December 31, 2022. The CARES Act, as subsequently amended by the CAA and PMAFSA, also suspended, for the period from May 1, 2020 to March 31, 2022, the 2% payment reduction created under the sequestration required by the Budget Control Act of 2011 (as amended by the American Taxpayer Relief Act of 2012), and extended the sequester by one year, through 2030.

It is unclear what impact new quality and payment programs, such as MACRA, or new pricing structures, such as those adopted under PAMA, the CARES Act, or other legislative measures enacted in response to the COVID-19 pandemic, may have on Ortho’s business, financial condition, results of operations or cash flows.

Ortho relies on certain suppliers and manufacturers for raw materials and components for Ortho’s products and services, and fluctuations in the availability and price of such materials, products and services may interfere with Ortho’s ability to meet Ortho’s customers’ needs.

For certain of Ortho’s products, including finished products, Ortho is dependent on a small number of key suppliers and manufacturers. Ortho also depends on key suppliers for critical raw materials and components. As a result, Ortho’s ability to obtain, enter into and maintain contracts with these manufacturers and suppliers is important to Ortho’s business. Ortho cannot ensure that it will be able to obtain, enter into or maintain all such contracts in the future, and difficulty in obtaining such products or raw materials could affect Ortho’s ability to achieve anticipated production levels. On occasion, Ortho has been forced to revalidate the raw materials and components of products when a supplier of critical raw materials or components terminated its contract or no longer made the materials or components available to Ortho. Stringent requirements of the FDA and other regulatory authorities regarding the manufacture of Ortho’s products may prevent Ortho from quickly establishing additional or replacement sources for the raw materials, products, components or manufacturing services that Ortho uses, or from doing so without excessive cost. Further, Ortho’s suppliers may be subject to regulation by the FDA and other regulatory authorities that could hinder their ability to produce necessary raw materials, products and components. As a result, a reduction or interruption in supply or an inability to secure alternative sources of raw materials, products, components or manufacturing services could have a material adverse effect on Ortho’s business, result of operations, financial condition and cash flows. If Ortho is unable to achieve anticipated production levels and meet Ortho’s customers’ needs, Ortho’s operating results could be adversely affected. For a discussion of the impact of global supply chain challenges on Ortho, including on Ortho’s ability to obtain certain key components of its instruments and fulfill customer orders on a timely basis, see “—Ortho has significant international sales and operations and faces risks related to health epidemics, including the ongoing global pandemic related to COVID-19. Ortho’s business, consolidated results of operations, financial position and cash flows have been and may continue to be negatively affected by the COVID-19 pandemic.” In addition, Ortho’s results of operations may be significantly impacted by unanticipated increases in the cost of labor, raw materials, freight, utilities and other items needed to develop, manufacture and maintain Ortho’s products and operate Ortho’s business. For example, Ortho may be disadvantaged when negotiating contract terms with its suppliers, which could increase costs and reduce its margins. Suppliers may also deliver products, components or materials that do not meet specifications, preventing Ortho from manufacturing or supplying products that meet Ortho’s design specifications or customer needs.

Ortho may not be able to recruit and retain the experienced and skilled personnel it needs to compete.

Ortho’s future success depends on its ability to attract, retain, develop and motivate highly skilled personnel. Ortho relies on qualified managers and skilled employees, such as scientists, engineers and laboratory technicians, with technical expertise in operations, scientific knowledge, engineering and quality management experience in order to operate Ortho’s business successfully. From time to time, there may be a shortage of skilled labor, which may make it more difficult and expensive for Ortho to attract and retain qualified employees. If Ortho is unable to attract and retain sufficient numbers of qualified individuals or Ortho’s costs to do so increase significantly, Ortho’s operations could be materially adversely affected. Additionally, if Ortho were to lose a sufficient number of its research and development scientists and were unable to replace them or satisfy its needs for research and development through outsourcing, it could adversely affect Ortho’s business.

The loss of key members of management and the risks inherent in succession planning could adversely affect Ortho’s results of operations or financial condition.

Ortho must have talented personnel to succeed and competition for senior management in Ortho’s industry is intense. Ortho’s ability to meet its performance goals depends upon the personal efforts and abilities of the principal members of Ortho’s senior management who provide strategic direction, develop Ortho’s business, manage Ortho’s operations and maintain a cohesive and stable work environment and upon their ability to work effectively as a team.

As part of their ongoing effort to maximize Ortho’s performance, Ortho’s board of directors regularly evaluates Ortho’s senior management capabilities in light of, among other things, Ortho’s business strategy, changes to Ortho’s capital structure, developments in Ortho’s industry and markets and Ortho’s ongoing financial performance, and will consider, where appropriate, supplementing, changing or otherwise enhancing Ortho’s senior management team and operational and financial management capabilities in order to maximize Ortho’s performance. Accordingly, Ortho’s organizational structure and senior management team may change in the future, which could result in a material business interruption, the risk of employment-related claims or proceedings, and the incurrence of material costs, including as a result of severance or other termination payments, damages or other compensation. Further, Ortho cannot assure you that it will retain or successfully recruit senior executives, or that their services will remain available to Ortho.

Consolidation of Ortho’s customer base and the formation of group purchasing organizations could materially adversely affect Ortho’s sales and results of operations.

Consolidation among healthcare providers and the formation of buying groups and, with respect to Ortho’s international operations, government-sponsored tendering processes, have put pressure on pricing and sales of Ortho’s products, and in some instances, required payment of fees to group purchasing organizations or providing lower pricing in the tendering process. Ortho’s success in these areas depends partly on Ortho’s ability to enter into contracts with integrated health networks and group purchasing organizations. If Ortho is unable to enter into contracts with these group purchasing organizations and integrated health networks on terms acceptable to Ortho or fails to have its pricing terms accepted in the tendering process, Ortho’s sales and results of operations may be adversely affected. Even if Ortho is able to enter into these contracts or have its pricing terms accepted in the tendering process, they may be on terms that negatively affect Ortho’s current or future profitability. Furthermore, given the average industry contract length of five to seven years, if Ortho is unable to enter into a contract with a new customer or renew a given contract with an existing customer, it may be several years before Ortho has an opportunity to acquire or reacquire, as applicable, such customer’s business, which may have a material adverse effect on Ortho’s results of operations in the interim period.

Ortho may experience manufacturing or warehousing problems or delays due to, among other reasons, Ortho’s volume and specialized processes, and any interruption in supply from certain of its contract manufacturers, suppliers of raw materials and other third-party vendors, which could result in decreased revenue or increased costs.

The global supply of Ortho’s products depends on the uninterrupted efficient operation of its manufacturing facilities, and the continued performance of Ortho’s contract manufacturers, suppliers of raw materials and other third-party vendors under Ortho’s contractual arrangements. Many of Ortho’s manufacturing processes are complex and involve sensitive scientific processes involving the use of unique and often proprietary antibodies and other raw materials that cannot be replicated or acquired through alternative sources without undue delay or expense. Other processes present difficult technical challenges to obtain the manufacturing yields necessary to operate profitably. In addition, Ortho’s manufacturing processes may require complex and specialized equipment, which can be expensive to repair or replace with required lead times of up to a year.

The manufacturing of certain of Ortho’s products is concentrated in one or more of Ortho’s plants, with limited alternate facilities. Any event that negatively impacts Ortho’s manufacturing facilities, Ortho’s manufacturing systems or equipment, or the facilities, systems or equipment of Ortho’s contract manufacturers or suppliers, could delay or suspend shipments of products or the release of new products or could result in the delivery of inferior products. Ortho’s revenue from the affected products would decline and Ortho could incur losses until such time as Ortho or its contract manufacturers are able to restore Ortho’s or their production processes or Ortho is able to put in place alternative contract manufacturers or suppliers. Similarly, given the specialized storage requirements for Ortho’s supplies and Ortho’s products, any disruption or other operational challenges to one of Ortho’s two primary warehouse facilities in Memphis, Tennessee and Strasbourg, France could result in decreased revenue or increased costs given the challenge in finding suitable alternative facilities. As a result of, among other factors, the impact of COVID-19 on supply chain operations as well as increased customer demand for Ortho’s products, Ortho is currently encountering, and may continue to encounter, increased customer backlogs of inventory shipments out of its warehouse facilities, particularly the Memphis, Tennessee facility. If these increased customer backlogs continue, they may adversely impact customer relationships and affect Ortho’s financial performance.

Ortho also relies on contract manufacturers to manufacture certain of its products, such as the instruments for Ortho’s Transfusion Medicine and Clinical Laboratories businesses, as well as suppliers of raw materials and other third-party vendors. Any change in Ortho’s relationship with its contract manufacturers, suppliers of raw materials and other third-party vendors or changes to contractual terms of Ortho’s agreements with any of them could adversely affect Ortho’s financial condition and results of operations. Ortho’s reliance on a small number of contract manufacturers and a large number of single and sole source suppliers makes Ortho vulnerable to possible capacity constraints, reduced control over product availability, delivery schedules and costs and reduced ability to monitor compliance with Ortho’s product manufacturing specifications.

If Ortho’s current contract manufacturers, suppliers of raw materials and other third-party vendors were unable or unwilling to manufacture or supply Ortho’s products or requirements for raw materials in required volumes and at required quality levels or renew existing terms under supply agreements, Ortho may be required to replace such manufacturers, suppliers and vendors and may be unable to do so in a timely or cost-effective manner, or at all. Any interruption of supply or any increase in price of the instruments or raw materials and other key products produced by such contract manufacturers or raw materials supplied by such suppliers and vendors could adversely affect Ortho’s profitability.

Risks Relating to Ortho’s Business—Government Regulation

If Ortho is unable to obtain required clearances or approvals for the commercialization of its products in the United States, Ortho would not be able to sell those products in the United States.

Ortho’s future performance depends on, among other matters, the timely receipt of necessary regulatory clearances and approvals for its products. Regulatory clearance and approval can be a lengthy, expensive and uncertain process. In addition, regulatory processes are subject to change, and new or changed regulations can result in increased costs and unanticipated delays.

In the United States, clearance or approval to commercially distribute new medical devices is received from the FDA through clearance of a Premarket Notification under Section 510(k) of the Federal Food, Drug, and Cosmetic Act (a “510(k)”), or through approval of a Premarket Approval application (a “PMA”). Approval to commercially distribute biologics is received from the FDA through approval of a Biologics License Application (a “BLA”) and may also require state licensing for the movement of biologics products in interstate commerce. The FDA may deny 510(k) clearance because, among other reasons, it determines that Ortho’s product is not substantially equivalent to another U.S. legally marketed device. The FDA may deny approval of a PMA or BLA because, among other reasons, it determines that Ortho’s product is not sufficiently safe or effective. Failure to obtain FDA clearance or approval would preclude commercialization in the United States, which could materially and adversely affect Ortho’s future results of operations.

Modifications or enhancements to a cleared or approved product that could significantly affect safety or effectiveness, or that constitute a major change in the intended use of the product, could require new 510(k) clearances or possibly approval of a new PMA or BLA, or a supplement to those applications. The FDA requires every manufacturer to make the determination regarding the need for a new 510(k) submission in the first instance, but the FDA may review a manufacturer’s decision not to seek a new 510(k). Ortho has made modifications to some of its products since receipt of initial 510(k) clearance. With respect to several of these modifications, Ortho filed new 510(k)s or PMAs; however, Ortho determined that submission was not necessary for all of the modifications. The FDA may not agree with any of Ortho’s determinations not to submit a new 510(k), PMA or PMA supplement, or BLA or BLA supplement for any modifications made to Ortho’s products. If the FDA requires Ortho to submit a new 510(k), PMA or PMA supplement, or BLA or BLA supplement for any product modification, Ortho may be prohibited from marketing the modified products until the new submission is cleared or approved by the FDA. In that case, Ortho may be required to recall and stop marketing its products as modified, which could require Ortho to redesign its products and conduct clinical studies to support any modifications, and Ortho could be subject to enforcement action.

If the results of clinical studies required to gain regulatory approval to sell Ortho’s products are not available when expected, or do not demonstrate the safety and effectiveness of those products, Ortho may be unable to sell those products.

Before Ortho can sell certain of its products, Ortho must conduct clinical studies intended to demonstrate that those products are safe and effective and perform as expected. The results of these clinical studies (which are experiments involving human patients having the diseases or medical conditions that the product is trying to evaluate or diagnose) are used to obtain regulatory clearance or approval from government authorities, such as the FDA. Conducting clinical studies is a complex, time-consuming and expensive process. In some cases, Ortho may spend several years completing the necessary clinical studies.

If Ortho fails to adequately manage its clinical studies, those clinical studies and corresponding regulatory clearances or approvals may be delayed or Ortho may fail to gain clearance or approval for its products altogether. Even if Ortho successfully manages its clinical studies, Ortho may not obtain favorable results and may not obtain regulatory clearance or approval. If Ortho is unable to market and sell its new products or is unable to obtain clearances or approvals in the time frame needed to execute its product strategies, Ortho’s business and results of operations would be materially and adversely affected.

Ortho is subject to the regulatory approval requirements of the foreign countries in which it sells its products, and these requirements may prevent or delay Ortho from marketing its products in those countries.

Ortho is subject to the regulatory approval requirements for each foreign country in which it sells its products. The process for complying with these approval requirements can be lengthy and expensive. Any changes in foreign approval requirements and processes may cause Ortho to incur additional costs or lengthen review times of Ortho’s products. Ortho may not be able to obtain foreign regulatory approvals on a timely basis, if at all, and any failure to do so may cause Ortho to incur additional costs or prevent it from marketing its products in foreign countries, which may have a material adverse effect on Ortho’s business, financial condition and results of operations.

Ortho’s business is subject to substantial regulatory oversight, and Ortho’s failure to comply with applicable regulations may result in significant costs or, in certain circumstances, the suspension or withdrawal of previously obtained clearances or approvals.

Ortho’s businesses are extensively regulated by the FDA and other federal, state and foreign regulatory agencies. These regulations impact many aspects of Ortho’s operations, including development, manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, physician interaction and record-keeping. Any material failure by Ortho to comply with such applicable governmental regulations could result in product recalls, the imposition of fines, restrictions on Ortho’s ability to conduct or expand its operations or the cessation of all or a portion of its operations.

The FDA and corresponding foreign regulatory agencies may require post-market testing and surveillance to monitor the performance of cleared or approved products or may place conditions on any product clearances or approvals that could restrict the commercial applications of those products. The discovery of problems with a product may result in restrictions on the product, including withdrawal of the product from the market. In addition, in some cases Ortho may sell products or provide services which are reliant on the use or commercial availability of products of third parties, including medical devices or equipment, and regulatory restrictions placed upon any such third-party products could have a material adverse impact on the sales or commercial viability of Ortho’s related products or services.

Ortho is subject to routine inspection by the FDA and other agencies for compliance with the FDA’s requirements applicable to Ortho’s products, including, without limitation, the Quality System Regulation and Medical Device Reporting requirements in the United States, and other applicable regulations worldwide. Ortho’s manufacturing facilities and those of its suppliers and distributors also are, or can be, subject to periodic regulatory inspections.

Ortho is also subject to laws relating to matters such as privacy, safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. Ortho may incur significant costs to comply with these laws and regulations. If Ortho fails to comply with applicable regulatory requirements, Ortho may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products or injunctions against Ortho’s distribution of products, termination of Ortho’s service agreements by its customers, disgorgement of money, operating restrictions and criminal prosecution.

Changes in applicable laws, changes in the interpretation or application of such laws, or any failure to comply with existing or future laws, regulations or standards could have a material adverse effect on Ortho’s results of operations, financial condition, business and prospects. Moreover, new laws may be enacted, or regulatory agencies may impose new or enhanced standards, that would increase Ortho’s costs, as well as expose Ortho to risks associated with non-compliance. Over the last several years, the FDA has proposed reforms to its 510(k) clearance process, and such proposals could include increased requirements for clinical data and a longer review period, or could make it more difficult for manufacturers to utilize the 510(k) clearance process for their products. For example, in November 2018, FDA officials announced steps that the FDA intended to take to modernize the premarket notification pathway under Section 510(k) of the Federal Food, Drug, and Cosmetic Act. Among other things, the FDA announced that it planned to develop proposals to drive manufacturers utilizing the 510(k) pathway toward the use of newer predicates. These proposals included plans to potentially sunset certain older devices that were used as predicates under the 510(k) clearance pathway, and to potentially publish a list of devices that have been cleared on the basis of demonstrated substantial equivalence to predicate devices that are more than ten years old. These proposals have not yet been finalized or adopted, although the FDA may work with Congress to implement such proposals through legislation. Accordingly, it is unclear the extent to which any proposals, if adopted, could impose additional regulatory requirements on Ortho that could delay its ability to obtain new 510(k) clearances, increase the costs of compliance, restrict Ortho’s ability to maintain its current clearances, or otherwise create competition that may negatively affect its business.

More recently, in September 2019, the FDA issued revised final guidance describing an optional “safety and performance based” premarket review pathway for manufacturers of “certain, well-understood device types” to demonstrate substantial equivalence under the 510(k) clearance pathway by showing that such device meets objective safety and performance criteria established by the FDA, thereby obviating the need for manufacturers to compare the safety and performance of their medical devices to specific predicate devices in the clearance process. The FDA maintains a list of device types appropriate for the “safety and performance based” pathway and continues to develop product-specific guidance documents that identify the performance criteria for each such device type, as well as recommended testing methods, where feasible. The FDA may establish performance criteria for classes of devices for which Ortho or its competitors seek or currently have received clearance, and it is unclear the extent to which such performance standards, if established, could impact Ortho’s ability to obtain new 510(k) clearances or otherwise create competition that may negatively affect Ortho’s business.

Ortho is subject to extensive regulatory requirements in connection with the emergency use authorizations (“EUAs”) that Ortho has received from the FDA for its COVID-19 antibody and antigen tests. If Ortho fails to comply with these requirements, or if the FDA otherwise determines that the conditions no longer warrant such authorization, Ortho will be unable to market its products pursuant to this authorization and its business may be harmed.

Ortho has received EUAs from the FDA authorizing Ortho to market its Anti-SARS-CoV-2 IgG Antibody test, Anti-SARS-CoV-2 IgG Quantitative Antibody test, Anti-SARS-CoV-2 Total (Anti-S) Antibody test, Anti-SARS-CoV-2 Total (Anti-N) Antibody test, SARS-CoV-2 Antigen test and related calibrators and controls on Ortho’s VITROS analyzers. These EUAs allow Ortho to market and sell its antibody tests to health-care professionals for the detection of certain SARS-CoV-2 antibodies to aid in identifying individuals with an adaptive immune response to SARS-CoV-2 and, for Ortho’s Antigen test, for the detection of acute infection of SARS-CoV-2, without the need to obtain premarket clearance or approval under the FDA’s standard review pathways, for the duration of the COVID-19 public health emergency. The FDA has also established certain conditions which must be met in order to maintain authorization under these EUAs. The requirements that apply to the manufacture and sale of these products may be unclear and are subject to change.

The FDA has the authority to issue an EUA during a public health emergency if it determines that, based on the totality of the scientific evidence, it is reasonable to believe that the product may be effective, that the known and potential benefits of a product outweigh the known and potential risks, that there is no adequate, approved and available alternative and if other regulatory criteria are met. These standards for marketing authorization are lower than if the FDA had reviewed Ortho’s tests under its traditional marketing authorization pathways, and Ortho cannot assure you that its tests would be cleared or approved under those more onerous clearance and approval standards. Moreover, the FDA’s policies regarding EUAs can change unexpectedly, and the FDA may revoke an EUA where it determines that the underlying health emergency no longer exists or warrants such authorization or if problems are identified with the authorized product. Ortho cannot predict how long its authorization will remain in place. FDA policies regarding diagnostic tests, therapies and other products used to diagnose, treat or mitigate COVID-19 remain in flux as the FDA responds to new and evolving public health information and clinical evidence. For example, in December 2021, the FDA issued a draft guidance describing a potential transition plan for the regulation and distribution of emergency-use-authorized medical devices in the event that the current EUA declaration is terminated. Changes to FDA regulations or requirements could require changes to Ortho’s authorized tests, necessitate additional measures or make it impractical or impossible for Ortho to market its test. The termination of an EUA for Ortho’s products could adversely impact Ortho’s business, financial condition and results of operations.

Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, cleared or approved or commercialized in a timely manner or at all, which could negatively impact Ortho’s business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the FDA have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for new medical devices and biologics or modifications to approved or cleared medical devices and biologics to be reviewed and/or cleared or approved by necessary government agencies, which would adversely affect Ortho’s business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical employees and stop critical activities.

Separately, in response to the COVID-19 pandemic, on March 10, 2020, the FDA announced its intention to postpone most inspections of foreign manufacturing facilities and products, and on March 18, 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. Subsequently, in July 2020, the FDA resumed certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. The FDA utilized this risk-based assessment system to assist in determining when and where it was safest to conduct prioritized domestic inspections. In May 2021, the FDA outlined a detailed plan to move toward a more consistent state of inspectional operations, and in July 2021, the FDA resumed standard inspectional operations of domestic facilities and was continuing to maintain this level of operation as of September 2021. More recently, the FDA continues to monitor and implement changes to its inspections and related activities to ensure the safety of its employees and those of the firms it regulates as it adapts to the evolving

COVID-19 pandemic. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process Ortho’s regulatory submissions, which could have a material adverse effect on Ortho’s business.

Ortho may face business disruption and related risks resulting from President Biden’s invocation of the Defense Production Act, which could have a material adverse effect on Ortho’s business.

In response to the COVID-19 pandemic, President Biden invoked the Defense Production Act, codified at 50 U.S.C. § 4501 et seq. (the “Defense Production Act”). Pursuant to the Defense Production Act, the federal government may, among other things, require domestic industries to provide essential goods and services needed for the national defense. For example, in March 2021, President Biden invoked the Defense Production Act to expand production of the COVID-19 vaccine. While Ortho has not experienced any impact on its business as a result of such actions, Ortho continues to assess the potential impact that the invocation of the Defense Production Act may have on its ability to effectively conduct its business operations as planned, either as a result of becoming directly subject to the requirements of the Defense Production Act, Ortho’s suppliers becoming so subject and diverting deliveries of raw materials elsewhere, or otherwise. There can be no assurance that Ortho will not be impacted by any action taken by the federal government under the Defense Production Act, and any resulting disruption on Ortho’s ability to conduct business could have a material adverse effect on Ortho’s financial condition and results or operations.

Ortho could incur costs complying with environmental and health and safety requirements, or as a result of liability for contamination or other potential environmental harm or liability caused by Ortho’s operations.

Ortho’s operations and facilities are subject to various foreign, federal, state and local environmental, health and safety laws, rules, regulations and other requirements, including those governing the generation, use, manufacture, handling, transport, storage, treatment and disposal of, or exposure to, regulated materials, discharges and emissions to air and water, the cleanup of contamination and occupational health and safety matters. Noncompliance with these laws, rules, regulations and other requirements can result in fines or penalties or limitations on Ortho’s operations or liability for remediation costs, as well as claims alleging personal injury, property, natural resource or environmental damages. Ortho believes that its operations and facilities are operated in compliance in all material respects with existing environmental, health and safety requirements, including the operating permits required thereunder.

Ortho’s research and development and manufacturing processes involve the use of regulated materials subject to environmental, health and safety regulations. Ortho may incur liability as a result of any contamination or injury arising from a release of or exposure to such regulated materials. Under some environmental laws and regulations, Ortho could also be held responsible for costs relating to any contamination at its past or present facilities and at third-party disposal sites where Ortho has sent wastes for treatment or disposal. Liability for contamination at contaminated sites may be imposed without regard to whether Ortho knew of, or caused, the release or disposal of such regulated substances and, in some cases, liability may be joint or several. Any such future expenses or liability could have a negative impact on Ortho’s financial condition and results of operations. The enactment of stricter laws or regulations, the stricter interpretation of existing laws and regulations or the requirement to undertake the investigation or remediation of currently unknown environmental contamination at Ortho’s current or former facilities or at third-party sites where Ortho has sent waste for treatment or disposal may require Ortho to make additional expenditures or subject Ortho to additional liability or claims.

In addition, Ortho’s workers, properties and equipment may be exposed to potential operational hazards such as fires, process safety incidents, releases of regulated materials, malfunction of equipment, accidents and natural disasters, which could result in personal injury or loss of life, damage to or destruction of property and equipment or environmental damage, and could potentially result in a suspension of operations, harm to Ortho’s reputation and the imposition of civil or criminal fines or penalties, all of which could adversely affect Ortho’s business. See “Business of Ortho—Health, Safety and Environmental.”

Ortho is subject to healthcare regulations that could result in liability, require Ortho to change its business practices and restrict its operations in the future.

Ortho is subject to healthcare fraud and abuse regulation and enforcement by both the federal government and the governments of states and foreign countries in which Ortho conducts its business. In the United States, these healthcare laws and regulations include, for example:

•

the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from soliciting, receiving, offering or providing remuneration, directly or indirectly, where one purpose is to induce either the referral of an individual for, or the purchase order or recommendation of, any item or services for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. The U.S. government has interpreted this law broadly to apply to the marketing and sales activities of medical device manufacturers. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

•

the federal civil and criminal false claims laws, including the federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other federal healthcare programs that are false or fraudulent. Moreover, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act;

•

the federal Civil Monetary Penalties Law, which prohibits, among other things, offering or transferring remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier;

•

the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which, in addition to privacy protections applicable to healthcare providers and other entities, prohibits, among other things, executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

•

the federal Physician Payments Sunshine Act which requires certain applicable manufacturers of drugs, devices, biologics and medical supplies for which payment is available under certain federal healthcare programs, to monitor and report to the Centers for Medicare & Medicaid Services, or CMS, certain payments and other transfers of value to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain other healthcare providers, including physician assistants and nurse practitioners, and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members;

•	the FDCA, which prohibits, among other things, the adulteration or misbranding of drugs, biologics and medical devices, and regulates device marketing;

•	U.S. federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm customers; and

•

state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws, which may apply to items or services reimbursed by any third-party payor, including commercial insurers; state laws requiring device companies to comply with specific compliance standards, restrict payments made to healthcare providers and other potential referral sources, and report information related to payments and other transfers of value to healthcare providers or marketing expenditures; and state laws related to insurance fraud in the case of claims involving private insurers.

These laws and regulations, among other things, constrain our business, marketing and other promotional and research activities by limiting the kinds of financial arrangements, including sales programs, we may have with hospitals, physicians or other potential purchasers of our products. In particular, these laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs, and other business arrangements, as well as interactions with healthcare professionals through consultant arrangements, product training, sponsorships, or other activities. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare and other laws and regulations will involve substantial costs. Due to the breadth of these laws, the narrowness of statutory exceptions and regulatory safe harbors available, and the range of interpretations to which they are subject, governmental authorities may possibly conclude that our business practices may not comply with healthcare laws and regulations.

To enforce compliance with the healthcare regulatory laws, certain enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Responding to investigations can be time-and resource-consuming and can divert management’s attention from the business. We may be subject to private qui tam actions brought by individual whistleblowers on behalf of the federal or state governments, with potential liability under the federal False Claims Act including mandatory treble damages and significant per-claim penalties. Additionally, as a result of these investigations and qui tam actions, we may have to agree to additional compliance and reporting requirements as part of a consent decree or corporate integrity agreement. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business, financial condition and results of operations. Even an unsuccessful challenge or investigation into our practices could cause adverse publicity, and be costly to respond to.

If our operations are found to be in violation of any of the federal and state laws described above or any other current or future fraud and abuse or other healthcare laws and regulations that apply to us, we may be subject to significant penalties, including significant criminal, civil, and administrative penalties, damages, fines, exclusion from participation in government programs, such as Medicare and Medicaid, imprisonment, contractual damages, reputational harm, oversight if we become subject to a consent decree or corporate integrity agreement, disgorgement and we could be required to curtail, restructure or cease our operations. Any of the foregoing consequences will negatively affect our business, financial condition and results of operations.

Ortho’s failure to comply with the anti-corruption laws of the United States and various international jurisdictions could negatively impact Ortho’s reputation and results of operations.

Doing business on a worldwide basis requires Ortho to comply with the laws and regulations of the U.S. government and those of various international and sub-national jurisdictions, and Ortho’s failure to successfully comply with these rules and regulations may expose Ortho to liabilities. These laws and regulations apply to companies, individual directors, officers, employees and agents, and may restrict Ortho’s operations, trade practices, investment decisions and partnering activities. In particular, Ortho’s international operations are subject to U.S. and foreign anti-corruption laws and regulations, such as the FCPA, as well as anti-corruption laws of the various jurisdictions in which Ortho operates. The FCPA and other laws prohibit Ortho, and Ortho’s officers, directors, employees and agents acting on Ortho’s behalf, from corruptly offering, promising, authorizing or providing anything of value to foreign officials or entities for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. As part of Ortho’s business, Ortho deals with state-owned business enterprises, the employees and representatives of which may be considered foreign officials for purposes of the FCPA. Ortho is subject to the jurisdiction of various governments and regulatory agencies outside of the United States, which may bring Ortho’s personnel into contact with foreign officials responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations. In addition, some of the international locations in which Ortho operates lack a developed legal system and have elevated levels of corruption. Ortho’s global operations expose Ortho to the risk of violating, or being accused of violating, the foregoing or other anti-corruption laws, including similar anti-corruption laws, rules and regulations of the various jurisdictions in which Ortho operates. Such violations could be punishable by criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be very expensive and disruptive. Additionally, Ortho faces a risk that its distributors, manufacturers and other third parties acting on Ortho’s behalf may potentially violate the FCPA or similar laws, rules or regulations of the various jurisdictions in which Ortho operates. Though these distributors, manufacturers and other third parties acting on Ortho’s behalf are not Ortho’s affiliated legal entities, such violations could expose Ortho to FCPA liability or liabilities under similar laws of the various jurisdictions in which Ortho operates and/or Ortho’s reputation may potentially be harmed by the distributors and manufacturers’ violations and resulting sanctions and fines.

Ortho’s international operations require it to comply with anti-terrorism laws and regulations and applicable trade embargoes.

Ortho is subject to trade and economic sanctions laws and other restrictions on international trade. The United States and other governments and their agencies impose sanctions and embargoes on certain countries, their governments and designated parties. In the United States, the economic and trade sanctions programs are principally administered and enforced by OFAC. Currently, OFAC maintains comprehensive trade and economic sanctions against the following countries and territories: Cuba, Iran, Syria, North Korea and the Crimea region of Ukraine. If Ortho fails to comply with these laws, Ortho could be subject to civil or criminal penalties, other remedial measures and legal expenses, which could adversely affect Ortho’s business, financial condition and results of operations.

Ortho cannot predict the nature, scope or effect of future regulatory requirements to which Ortho’s international sales and manufacturing operations might be subject or the manner in which existing laws might be administered or interpreted. Future regulations could limit the countries in which some of Ortho’s products may be manufactured or sold, or could restrict Ortho’s access to, or increase the cost of obtaining, products from foreign sources. The occurrence of any of the foregoing could have a material adverse effect on Ortho’s business, financial condition and results of operations.

Ortho’s collection, use and disclosure of personal information, including health information, is subject to federal and state privacy and security regulations, as well as data privacy and security laws outside the United States, including in the European Economic Area (the “EEA”) the United Kingdom and the People’s Republic of China, and Ortho’s failure to comply with those laws and regulations or to adequately secure the information Ortho holds could result in significant liability or reputational harm.

Ortho and its partners may be subject to federal, state, and foreign data protection laws and regulations. The legislative and regulatory landscape for privacy and data protection continues to evolve, and there has been an increasing focus on privacy and data protection issues, which may affect its business and may increase its compliance costs and exposure to liability. In the United States, numerous federal and state laws and regulations, including state security breach notification laws, federal and state health information privacy laws (including HIPAA) and federal and state consumer protection laws, govern the collection, use, disclosure, and protection of personal information, including health-related information. Each of these laws is subject to varying interpretations by courts and government agencies, creating complex compliance issues. If Ortho fails to comply with applicable laws and regulations it could be subject to penalties or sanctions, including criminal penalties if Ortho knowingly obtains or discloses individually identifiable health information from a covered entity in a manner that is not authorized or permitted by HIPAA or applicable state laws.

In the United States, HIPAA imposes, among other things, certain standards relating to the privacy, security, transmission and breach reporting of individually identifiable health information. Certain states have also adopted comparable privacy and security laws and regulations, some of which may be more stringent than HIPAA. Such laws and regulations will be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for Ortho and its future customers and strategic partners. For example, the California Consumer Privacy Act of 2018 (“CCPA”) went into effect on January 1, 2020. The CCPA creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Further, the California Privacy Rights Act (“CPRA”) recently passed in California. The CPRA will impose additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also create a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. Similar laws have passed in Virginia and Colorado, and have been proposed in other states and at the federal level, reflecting a trend toward more stringent privacy legislation in the United States. The enactment of such laws could have potentially conflicting requirements that would make compliance challenging. In the event that Ortho is subject to or affected by HIPAA, the CCPA, the CPRA or other domestic privacy and data protection laws, any liability from failure to comply with the requirements of these laws could adversely affect its financial condition.

Furthermore, the Federal Trade Commission (the “FTC”) and many state Attorneys General continue to enforce federal and state consumer protection laws against companies for online collection, use, dissemination and security practices that appear to be unfair or deceptive. For example, according to the FTC, failing to take appropriate steps to keep consumers’ personal information secure can constitute unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities.

HIPAA as well as numerous other federal and state laws and regulations, govern the collection, dissemination, use, privacy, security, confidentiality, integrity and availability of personally identifiable information (“PII”), including protected health information (“PHI”). HIPAA applies national privacy and security standards for PHI to covered entities, including certain types of healthcare entities and their service providers that access PHI, known as business associates. HIPAA requires covered entities and business associates to maintain policies and procedures governing PHI that is used or disclosed, and to implement administrative, physical and technical safeguards to protect PHI, including PHI maintained, used and disclosed in electronic form. These safeguards include employee training, identifying business associates with whom covered entities need to enter into HIPAA-compliant contractual arrangements and various other measures. While Ortho undertakes substantial efforts to secure the PHI Ortho maintains, uses and discloses in electronic form, a cyber-attack or other intrusion that bypasses Ortho’s information security systems causing an information security breach, loss of PHI, PII or other data subject to privacy laws or a material disruption of Ortho’s operational systems could result in a material adverse impact on Ortho’s business, along with potentially substantial fines and penalties. Ongoing implementation and oversight of these security measures involves significant time, effort and expense.

HIPAA requires covered entities and their business associates to report breaches of unsecured PHI to affected individuals without unreasonable delay and in no case later than 60 days after the discovery of the breach by the covered entity or its agents.

Notification must also be made to the U.S. Department of Health and Human Services (“HHS”) and, in certain situations involving large breaches, to the media. HIPAA rules created a presumption that all non-permitted uses or disclosures of unsecured PHI are breaches unless the covered entity establishes that there is a low probability the information has been compromised. A data breach affecting sensitive personal information, including health information, also could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on Ortho’s business.

HIPAA also authorizes state attorneys general to bring civil actions seeking either an injunction or damages in response to violations of HIPAA privacy and security regulations that threaten the privacy of state residents. While HIPAA does not create a private right of action allowing individuals to sue Ortho in civil court for violations of HIPAA’s requirements, its standards have been used as a basis for the duty of care in state civil suits, such as those for negligence or recklessness in the handling of PHI. In addition, HIPAA mandates that the Secretary of HHS conduct periodic compliance audits of covered entities and business associates.

In addition, many states in which Ortho operates may impose laws that are more protective of the privacy and security of PII than HIPAA. Where these state laws are more protective than HIPAA, Ortho may have to comply with their stricter provisions. Not only may some of these state laws impose fines and penalties upon violators, but some may afford private rights of action to individuals who believe their PII has been misused.

Both state and federal laws and regulations are subject to modification or enhancement of privacy and security protections at any time. Ortho’s business will continue to remain subject to any federal and state privacy-related laws and regulations that are more restrictive than the privacy regulations issued under HIPAA. Sweeping privacy measures in certain states such as the California Consumer Privacy Act impose European-like standards for the protection of personal data and allow for a private right of action. These statutes vary and could impose additional requirements on Ortho and more severe penalties for disclosures of confidential health information. New health and consumer information standards could have a significant effect on the manner in which Ortho does business, and the cost of complying with new standards could be significant. Ortho may not remain in compliance with the diverse privacy and security requirements in all of the jurisdictions in which Ortho does business. If Ortho fails to comply with such state laws, it could incur substantial civil monetary or criminal penalties.

Ortho is also subject to data privacy and security laws in jurisdictions outside of the United States. For example, in the EEA and the United Kingdom, Ortho is subject to the General Data Protection Regulation 2016/679 (the “GDPR”) and the United Kingdom data protection regime consisting primarily of the UK General Data Protection Regulation and the UK Data Protection Act 2018 (collectively, the “UK GDPR”), which could limit Ortho’s ability to collect, control, process, share, disclose and otherwise use personal data (including health and medical information which are subject to strict requirements). Maintaining compliance with the GDPR and UK GDPR could cause Ortho’s compliance costs to increase, ultimately having an adverse impact on Ortho’s business. Ortho is implementing measures to comply with these laws as part of Ortho’s comprehensive compliance program with input from external advisors to address Ortho’s compliance with these obligations under GDPR. Failure to comply with the GDPR and UK GDPR may result in fines up to the greater of €20 million / £17.5 million or 4% of total annual revenue. In addition to the foregoing, a breach of the GDPR and UK GDPR could result in regulatory investigations, reputational damage, orders to cease or change Ortho’s processing of its data, enforcement notices or assessment notices (for a compulsory audit). Ortho may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources and reputational harm. In addition, in September 2021, the UK government launched a consultation on its proposals for wide-ranging reform of UK data protection laws following Brexit. There is a risk that any material changes which are made to the UK data protection regime could result in the European Commission reviewing the UK adequacy decision (enabling data transfers from EU member states to the UK without additional safeguards) and the UK losing its adequacy decision if the European Commission deems the UK to no longer provide adequate protection for personal data. The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, and it is unclear how UK data protection laws and regulations will develop in the medium to long term, and how data transfers to and from the United Kingdom will be regulated in the long term. These changes could lead to additional costs and increase Ortho’s overall risk exposure.

Ortho is also subject to European Union and United Kingdom rules with respect to cross-border transfers of personal data out of the EEA and the United Kingdom, respectively. Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States. For instance, on July 16, 2020, the Court of Justice of the European Union (the “CJEU”) invalidated the EU-U.S. Privacy Shield Framework (the “Privacy Shield”) under which personal data could be transferred from the EEA to U.S. entities who had self-certified under the Privacy Shield scheme. While the CJEU did not invalidate standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. Ortho currently relies on the standard contractual clauses among other data transfer mechanisms allowed pursuant to the GDPR to transfer personal data outside the EEA or the United Kingdom, including to the United States. The European Commission has published revised standard contractual clauses for data transfers from the EEA: the revised clauses must be used for relevant new data transfers from September 27, 2021; existing standard contractual clauses arrangements must be migrated to the revised clauses by December 27, 2022. Ortho will be required to implement the revised standard contractual clauses, in relation to both relevant existing contracts and transfer arrangements and additional or new contracts and arrangements, within the relevant time frames. The revised standard contractual clauses apply only to the transfer of personal data outside of the EEA and not the United Kingdom; the UK’s Information Commissioner’s Office launched a public consultation on its draft revised data transfers mechanisms in August 2021. Ortho is monitoring the outcome of this, and we may be required to implement new or revised documentation and processes in relation to data transfers subject to the UK GDPR within the relevant time frames. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses cannot be used, and/or start taking enforcement action, Ortho could suffer additional costs, complaints, regulatory investigations or fines, and if Ortho is otherwise unable to transfer personal data between and among countries and regions in which Ortho operates, it could affect the manner in which Ortho provides its services and the geographical location or segregation of Ortho’s relevant systems and operations, which could adversely affect Ortho’s financial results.

Ortho depends on a number of third-parties in relation to the operation of its business, a number of which process personal data on Ortho’s behalf. With each such third party, Ortho attempts to mitigate the associated risks of using third parties by performing applicable security assessments and detailed due diligence, entering into contractual arrangements to require that providers only process personal data according to Ortho’s instructions, and that they have sufficient technical and organizational security measures in place. Where Ortho transfers personal data outside the EEA or the United Kingdom to such third parties, Ortho does so in compliance with the relevant data export requirements, as described above. There is no assurance that these contractual measures and Ortho’s own privacy and security-related safeguards will fully protect Ortho from the risks associated with the third-party processing. Any violation of data or security laws by Ortho’s third-party processors could have a material adverse effect on Ortho’s business and result in the fines and penalties outlined below.

Ortho is also subject to evolving privacy laws on cookies and e-marketing. In the European Union, regulators are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem, and current national laws that implement the ePrivacy Directive will be replaced by an EU regulation known as the ePrivacy Regulation which will significantly increase fines for non-compliance. While the text of the ePrivacy Regulation is still under development, a recent European court decision and regulators’ recent guidance are driving increased attention to cookies and tracking technologies. In the United States, the Federal Trade Commission and many state laws have increasingly focused on the collection and use of behavioral data including geolocation and biometric information. As regulators start to enforce a strict approach (which has already started in Germany), this could lead to substantial costs, require significant systems changes, limit the effectiveness of Ortho’s marketing activities, divert the attention of Ortho’s technology personnel, adversely affect Ortho’s margins, increase costs and subject Ortho to additional liabilities.

Recently many countries have enacted legislation to strengthen privacy laws to protect their residents’ personal data. Some countries’ laws have been modeled on GDPR, including fines and penalties such as Brazil’s enacted data protection law and similar pending legislation in Chile. Ortho is currently monitoring the evolving data protection landscape so that Ortho can comply with the requirements in the countries in which Ortho does business.

Data compliance in other countries outside EEA, the United Kingdom and the United States may be even more complex and varied making it difficult to comply with them all. China’s legislation and regulation of the healthcare industry involves multiple pieces of legislation prescribing complex regulatory requirements governing different types of data across a continuum of care, and various supervisory authorities frequently conduct inspections and investigations. For example, under China’s Cybersecurity Law, any collection, use, transfer and storage of personal information of a Chinese citizen through a network by the network operator should be based on the three principles of legitimacy, justification and necessity and requires the consent of the data subject. The rules, purposes, methods and ranges of such collection should also be disclosed to the data subject. China’s data localization requirements are becoming increasingly common in sector-specific regulations. China’s Cybersecurity Law requires operators of critical information infrastructure (“CIIOs”) to store personal information and important data collected and generated from the critical information infrastructure within China. Failure to do so can result in fines of up to RMB 100,000 for the relevant entity as well as for the personnel directly responsible.

China’s Data Security Law (“Data Security Law”) became effective on September 1, 2021. The primary purpose of the Data Security Law is to regulate data activities, safeguard data security, promote data development and usage, protect individuals and entities’ legitimate rights and interests, and safeguard state sovereignty, state security and development interests. The Data Security Law applies extraterritorially, and to a broad range of activities that involve “data” (not only personal or sensitive data). Under the Data Security Law, entities and individuals carrying out data activities must abide by various data security obligations. For example, the Data Security Law proposes to classify and protect data based on the importance of data to the state’s economic development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, or illegally acquired or used. The appropriate level of protective measures is required to be taken for each respective class of data. The Data Security Law also echoes the data localization requirement in the Cybersecurity Law and requires important data to be stored locally in China. Such important data may only be transferred outside of China subject to compliance with certain data transfer restrictions, such as passing a security assessment organized by the relevant authorities.

Notably, China’s Personal Information Protection Law (“PIPL”), similar to the GDPR, applies extraterritorially. The PIPL is intended to clarify the scope of application, the definitions of personal information and sensitive personal information (which includes medical and health information), the legality of personal information processing and the basic requirements of notice and consent, among other things. The PIPL also sets out data localization requirements for CIIOs and personal information processors who process personal information above a certain threshold prescribed by the relevant authorities. The PIPL also includes a list of rules which must be complied with prior to the transfer of personal information outside of China, such as compliance with a security assessment or certification by an agency designated by the relevant authorities or entering into standard form model contracts approved by the relevant authorities with the overseas recipient. Failure to comply with PIPL can result in fines of up to RMB 50 million or 5% of the prior year’s total annual revenue for the personal information processor and/or a suspension of services or data processing activities. Other potential penalties include a fine of up to RMB 1 million on the person in charge or directly responsible personnel and, in serious cases, individuals and entities may be exposed to criminal liabilities under other local Chinese law, such as the Criminal Law of the People’s Republic of China. The PIPL also prohibits responsible personnel for violations of the PIPL from holding high-level management or data protection officer positions in relevant enterprises.

In addition to China’s Cybersecurity Law, the Data Security Law and the PIPL, the relevant government authorities of People’s Republic of China promulgated several regulations or released a number of draft regulations for public comments which are designed to provide further implemental guidance in accordance with the laws mentioned above.

Ortho cannot predict what impact the new laws and regulations, in particular the Data Security Law or PIPL, or the increased costs of compliance, if any, will have on Ortho’s operations in China due to their recent enactment and the limited guidance available, particularly on PIPL, which entities are awaiting further guidance on. It is also generally unclear how the laws will be interpreted and enforced in practice by the relevant government authorities as often the abovementioned laws are drafted broadly and leaves great discretion to the relevant government authorities to exercise.

Compliance with China’s data laws mentioned above, the GDPR and UK GDPR and the various other global data privacy laws that Ortho is subject to has required, and may continue to require, significant company resources and expenditures, and may require further changes in Ortho’s products, services or business model that increase competition or reduce revenue.

Although Ortho works to comply with applicable laws, regulations and standards, its contractual obligations and other legal obligations, these requirements are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another or other legal obligations with which Ortho must comply. Any failure or perceived failure by Ortho or its employees, representatives, contractors, consultants, collaborators, or other third parties to comply with such requirements or adequately address privacy and security concerns, even if unfounded, could result in additional cost and liability to Ortho, damage its reputation, and adversely affect its business and results of operations.

Risks Relating to Ortho’s Information Technology and Intellectual Property

Ortho’s data management and information technology systems are critical to maintaining and growing Ortho’s business.

Ortho’s business is dependent on the effective use of information technology and, consequently, technology failure or obsolescence may negatively impact Ortho’s business. In addition, data acquisition, data quality control, data privacy, data security and data analysis are intense and complex processes subject to error. Untimely, incomplete or inaccurate data, flawed analysis of data or Ortho’s inability to properly integrate, implement, protect and update systems could have a material adverse impact on Ortho’s business and results of operations. Ortho expects that it will need to continue to improve and further integrate its information technology systems on an ongoing basis in order to effectively run Ortho’s business. If Ortho fails to successfully manage its information technology systems, its business and operating results could be adversely affected.

Ortho’s ability to protect its information systems and electronic transmissions of personal data and sensitive data from data corruption, cyber-based attacks, security breaches or privacy violations is critical to the success of Ortho’s business.

Ortho is highly dependent on information technology networks and systems, including its office networks, operational environment, special purpose networks, systems and software used to operate Ortho’s instruments and devices and those networks and systems managed by vendors or third parties, to securely process, transmit and store electronic information (including sensitive data such as trade secrets, confidential business information and personal data relating to employees, customers and business partners). Like any large corporation, from time to time the information systems on which Ortho relies, including those controlled and managed by third-parties, may be subject to computer viruses, malicious software, attacks by hackers and other forms of cyber intrusions or unauthorized access, any of which can create system disruptions, shutdowns or unauthorized disclosure of sensitive data. In addition, a security breach that leads to disclosure of information protected by privacy laws could compel Ortho to comply with breach notification requirements under applicable laws, potentially resulting in litigation or regulatory action, or otherwise subjecting Ortho to liability under laws that protect personal data.

If Ortho experiences a significant technology incident, such as a serious product vulnerability, security breach or a failure of a system that is critical for the operations of Ortho’s business, it could impair Ortho’s ability to operate its business, including its ability to provide maintenance and support services to Ortho’s customers. If this happens, Ortho’s revenues could decline and its business could suffer, and it may need to make significant further investments to protect data and infrastructure. An actual or perceived vulnerability, failure, disruption or breach of Ortho’s network or privileged account security in Ortho’s systems also could adversely affect the market perception of Ortho’s products and services, as well as Ortho’s perception among new and existing customers. Additionally, a significant security breach could subject Ortho to potential liability, litigation and regulatory or other government action. If any of the foregoing were to occur, Ortho’s business may suffer.

Ortho attempts to mitigate the above risks by employing a number of measures, including monitoring and testing of Ortho’s security controls, employee training and maintenance of protective systems and contingency plans. Further, Ortho’s contractual arrangements with service providers aim to ensure that third-party cybersecurity risks are appropriately mitigated. Ortho also maintains insurance relating to cybersecurity incidents, which Ortho cannot guarantee will be adequate. It is impossible to eliminate all cybersecurity risk and thus Ortho’s systems, products and services, as well as those of its service providers, remain potentially vulnerable to known or unknown threats. Additionally, Ortho’s information technology systems may also be vulnerable to damage or interruption from circumstances beyond Ortho’s control, including fire, natural disasters, power outages and system failures. Any system outages or security breaches, whether caused intentionally or unintentionally, can interrupt Ortho’s operations, delay production and shipments, result in theft of trade secrets and intellectual property, damage Ortho’s reputation, result in defective products or services, give rise to legal proceedings, liabilities and penalties, and cause Ortho to incur increased costs for insurance premiums, security, remediation, and regulatory compliance.

Information security risks have generally increased in recent years because of the increased proliferation, sophistication and availability of complex malware and hacking tools to carry out cyber-attacks. As a result of the COVID-19 pandemic, Ortho may also face increased cybersecurity risks due to its reliance on internet technology and the number of its employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, Ortho may be unable to anticipate these techniques or implement adequate preventative measures. Ortho may also experience security breaches that may remain undetected for an extended period of time. As cyber threats continue to evolve, Ortho may be required to expend additional resources to mitigate new and emerging threats while continuing to enhance Ortho’s information security capabilities or to investigate and remediate security vulnerabilities.

Ortho’s inability to protect and enforce its intellectual property rights could adversely affect its financial results.

Intellectual property rights both in the United States and in foreign countries, including patents, trade secrets, proprietary information, trademarks and trade names, are important to Ortho’s business and will be critical to its ability to grow and succeed in the future. Ortho makes strategic decisions on whether to apply for intellectual property protection and what kind of protection to pursue based on a cost-benefit analysis. While Ortho endeavors to protect its intellectual property rights in certain jurisdictions in which its products are produced or used and in jurisdictions into which Ortho’s products are imported, the decision to file for intellectual property protection is made on a case-by-case basis. Because of the differences in foreign trademark, patent and other laws concerning proprietary rights, Ortho’s intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States. Additionally, certain of Ortho’s intellectual property rights are held through its license agreements and collaboration arrangements with third parties. Because of the nature of these licenses and arrangements, Ortho cannot assure you that it would be able to retain all of these intellectual property rights upon termination of such licenses and collaboration arrangements. Ortho’s failure to obtain or maintain adequate protection of its intellectual property rights for any reason could have a material adverse effect on its business, results of operations and financial condition.

Ortho has applied for patent protection relating to certain existing and proposed products, processes and services in certain jurisdictions. While Ortho generally considers applying for patents in those countries where it intends to make, has made, uses or sells patented products, Ortho may not accurately assess all of the countries where patent protection will ultimately be desirable. If Ortho fails to timely file a patent application in any such country, Ortho may be precluded from doing so at a later date. Furthermore, Ortho cannot assure you that its pending patent applications will not be challenged by third parties or that such applications will eventually be issued by the applicable patent offices as patents. Ortho also cannot assure you that the patents issued as a result of its foreign patent applications will have the same scope of coverage as its U.S. patents. It is possible that only a limited number of the pending patent applications will result in issued patents, which may have a materially adverse effect on Ortho’s business and results of operations.

The patents Ortho owns could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide Ortho with any meaningful protection or commercial advantage. Furthermore, Ortho’s existing patents are subject to challenges from third parties which may result in invalidations and will all eventually expire, after which Ortho will not be able to prevent Ortho’s competitors from using Ortho’s previously patented technologies, which could materially adversely affect Ortho’s competitive advantage stemming from those products and technologies. Ortho also cannot assure you that competitors will not infringe Ortho’s patents, or that Ortho will have adequate resources to enforce Ortho’s patents.

Ortho also licenses third parties to use Ortho’s patents and know-how. In an effort to preserve Ortho’s intellectual property rights, Ortho enters into license agreements with these third parties, which govern the use of Ortho’s patents, know-how and other confidential, proprietary information. Although Ortho makes efforts to police the use of its intellectual property by its licensees, Ortho cannot assure you that these efforts will be sufficient to ensure that Ortho’s licensees abide by the terms of their licenses. In the event that Ortho’s licensees fail to do so, Ortho’s intellectual rights could be impaired.

Ortho also relies on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to Ortho’s unpatented technology. To protect Ortho’s trade secrets and other proprietary information, Ortho requires certain employees, consultants, advisors and collaborators to enter into confidentiality agreements as Ortho deems appropriate. Ortho cannot assure you that it will be able to enter into these confidentiality agreements or that these agreements will provide meaningful protection for Ortho’s trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If Ortho is unable to maintain the proprietary nature of Ortho’s technologies, it could be materially adversely affected.

Ortho relies on its trademarks, trade names and brand names to distinguish its products from the products of its competitors, and have registered or applied to register many of these trademarks. Ortho cannot assure you that its trademark applications will be approved. Third parties may also oppose Ortho’s trademark applications, or otherwise challenge Ortho’s use of the trademarks. In the event that Ortho’s trademarks are successfully challenged, Ortho could be forced to rebrand its products, which could result in loss of brand recognition, and could require Ortho to devote resources to advertising and marketing new brands. Further, Ortho cannot assure you that competitors will not infringe Ortho’s trademarks, or that Ortho will have adequate resources to enforce Ortho’s trademarks.

Risks Relating to Ortho’s Taxation

Legislative or taxation changes or HM Revenue & Customs (“HMRC”) enforcement actions may have a material adverse impact on Ortho’s business, results of operations and financial condition.

Ortho is subject to the laws of England and Wales and the taxation rules administered by HMRC. Changes in legislation or regulations and actions by regulators, including changes in administration and enforcement policies, could from time to time require operational improvements or modifications, including in relation to the conduct of reviews and audits, that could result in higher costs or restrict Ortho’s ability to operate its business and, as a result, have a material adverse effect on its business, results of operations and financial condition. HMRC may also take enforcement actions against Ortho which may result in fines, penalties and/or interest charges being imposed on Ortho which may have a material adverse effect on its business, results of operations and financial condition.

Ortho’s ability to use its net operating loss carry forwards to offset future taxable income are expected to be subject to certain limitations as a result of the Ortho Scheme.

As of January 3, 2021, Ortho had NOLs of approximately $830 million in the United States (this amount reflects the impact of the CARES Act, which was enacted on March 27, 2020) and approximately $450 million in Luxembourg due to prior period losses. In addition, Ortho had approximately $405 million of U.S. carryforward interest expense and approximately $173 million of Luxembourg carryforward interest expense as of January 3, 2021. Certain of these carryforwards, if not utilized, will begin to expire through 2037. Realization of these carryforwards depends on future income, and there is a risk that Ortho’s existing carryforwards could expire unused and be unavailable to offset future income tax liabilities, which could adversely affect Ortho’s cash flows.

In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its NOLs to offset future taxable income. The Ortho Scheme is expected to result in an ownership change under Section 382 of the Code. Ortho’s NOLs may also be impaired under state laws. There is also a risk that due to regulatory changes, or other unforeseen reasons, Ortho’s existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. Furthermore, any available NOLs would have value only to the extent there is income in the future against which such NOLs may be offset. For these reasons, Ortho may not be able to realize a tax benefit from the use of Ortho’s NOLs, whether or not Ortho attains profitability.

Risks Relating to Ortho’s Indebtedness

Ortho’s substantial indebtedness could adversely affect Ortho’s financial condition, limit Ortho’s ability to raise additional capital to fund its operations and prevent Ortho from fulfilling its obligations under its indebtedness.

Ortho has a significant amount of indebtedness. As a result of Ortho’s substantial indebtedness, a significant amount of Ortho’s cash flows are required to pay interest and principal on Ortho’s outstanding indebtedness, and Ortho may not generate sufficient cash flows from operations, or have future borrowings available under the Revolving Credit Facility, to enable Ortho to repay its indebtedness or to fund its other liquidity needs. As of October 3, 2021, Ortho had total indebtedness of $2,299.5 and availability of $455.0 million under its Revolving Credit Facility (net of $45.0 million in letters of credit issued under the facility).

Subject to the limits contained in the Credit Agreement, the indenture governing the $405.0 million in aggregate principal amount of 7.250% Senior Notes due 2028 issued by Ortho-Clinical Diagnostics S.A., a société anonyme organized under the laws of the Grand Duchy of Luxembourg (the “Lux Co-Issuer”) and Ortho-Clinical Diagnostics, Inc., a New York corporation (the “U.S. Co-Issuer”) (the “2028 Notes” and such indenture, the “2028 Notes Indenture”), the indenture governing the $240.0 million in aggregate principal amount of 7.375% Senior Notes due 2025 issued by the Lux Co-Issuer and the U.S. Co-Issuer (the “2025 Notes” and such indenture, the “2025 Notes Indenture”), the three-year accounts receivable program (the “Financing Program”) and Ortho’s other debt instruments, Ortho may incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If Ortho does so, the risks related to Ortho’s high level of debt would increase. Specifically, Ortho’s high level of debt could have important consequences to you, including:

•	making it more difficult for Ortho to satisfy its obligations with respect to Ortho’s debt, and if Ortho fails to comply with these obligations, an event of default could result;

•	limiting Ortho’s ability to obtain additional financing to fund future working capital, capital expenditures, investments or acquisitions or other general corporate requirements;

•

requiring a substantial portion of Ortho’s cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, investments or acquisitions and other general corporate purposes;

•	increasing Ortho’s vulnerability to general adverse economic and industry conditions;

•	exposing Ortho to the risk of increased interest rates as certain of Ortho’s borrowings, including borrowings under the Senior Secured Credit Facilities, are at variable rates of interest;

•	limiting Ortho’s flexibility in planning for and reacting to changes in the industry in which Ortho competes as well as changing business and economic conditions;

•	restricting Ortho from making strategic acquisitions or causing Ortho to make non-strategic divestitures;

•	impairing Ortho’s ability to obtain additional financing in the future;

•

preventing Ortho from raising the funds necessary to repurchase all of the 2025 Notes and the 2028 Notes (collectively, the “Senior Notes”) tendered to Ortho upon the occurrence of certain changes of control, which failure to repurchase would constitute an event of default under the 2025 Notes Indenture or the 2028 Notes Indenture;

•	placing Ortho at a disadvantage compared to other, less leveraged competitors and affecting Ortho’s ability to compete; and

•	increasing Ortho’s cost of borrowing.

The occurrence of any one of these events could have a material adverse effect on Ortho’s business, financial condition, results of operations and ability to satisfy Ortho’s obligations in respect of Ortho’s outstanding debt.

Furthermore, borrowings under Ortho’s Senior Secured Credit Facilities are at variable rates of interest and expose Ortho to interest rate risk. Recent interest rates have been at historically low levels. If interest rates increase, Ortho’s debt service obligations on the variable rate indebtedness will increase even though the amount borrowed may remain the same, and Ortho’s net income and cash flows, including cash available for servicing Ortho’s indebtedness, will correspondingly decrease. As of October 3, 2021, $1,292.8 million in aggregate principal amount of indebtedness under Ortho’s Term Loan Facilities is subject to variable interest rates subject to the London interbank offered rate (“LIBOR”). Assuming no prepayments of Ortho’s Term Loan Facilities and that Ortho’s Revolving Credit Facility is fully drawn (and to the extent that the LIBOR is in excess of the 0.00% floor rate applicable to Ortho’s Senior Secured Credit Facilities), each one-eighth percent change in interest rates, prior to the impact of derivative instruments, would result in a $3.7 million change in annual interest expense on the indebtedness under Ortho’s Senior Secured Credit Facilities. In addition, certain of Ortho’s variable rate indebtedness uses LIBOR as a benchmark for establishing the rate. LIBOR is the subject of recent national, international and other regulatory guidance and proposals for reform. These reforms and other pressures may cause LIBOR to disappear entirely or be deemed unrepresentative after June 30, 2023 to perform differently than in the past. The consequences of these developments cannot be entirely predicted, but could include an increase in the cost of Ortho’s variable rate indebtedness. Ortho has entered into a series of interest rate cap and interest rate swap agreements to hedge Ortho’s interest rate exposures related to Ortho’s variable rate borrowings under the Senior Secured Credit Facilities. However, it is possible that these interest rate cap and interest rate swap agreements or any future interest rate cap agreements or swaps Ortho enters into may not fully or effectively mitigate Ortho’s interest rate risk and Ortho may decide not to maintain interest rate swaps in the future.

In addition, amounts drawn under Ortho’s Senior Secured Credit Facilities may bear interest rates in relation to LIBOR, depending on Ortho’s selection of repayment options. On March 5, 2021, the ICE Benchmark Administration, the administrator of LIBOR, and the Financial Conduct Authority, the regulatory supervisor of the ICE Benchmark Administration, announced that the final publication or representativeness date for LIBOR for: (i) Sterling and Euros will be December 31, 2021, (ii) Dollars for 1-week and 2-month tenor settings will be December 31, 2021 and (iii) Dollars for overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. In the United States, the Alternative Rates Reference Committee, a group of market participants convened in 2014 to help ensure a successful transition away from USD LIBOR, has identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative rate. SOFR is a measure of the cost of borrowing cash overnight, collateralized by U.S. Treasury securities, and is based on directly observable U.S. Treasury-backed repurchase transactions. On December 24, 2021, Ortho entered into an amendment to the Senior Secured Credit Facilities to account for the cessation of LIBOR for Sterling, Euros and Japanese Yen and the alternative replacement rates with respect to such currencies, as applicable. As all tenor settings for LIBOR will cease to exist on June 30, 2023, Ortho will need to renegotiate certain provisions of its Senior Secured Credit Facilities and may not be able to do so with terms that are favorable to Ortho. The overall financing market may be disrupted as a result of the phase-out or replacement of LIBOR. Disruption in the financial market or the inability to renegotiate Ortho’s Senior Secured Credit Facilities with favorable terms could have a material adverse effect on Ortho’s business, financial position, operating results and cash flows.

Ortho may not be able to generate sufficient cash flows from operating activities to service all of its indebtedness, and may be forced to take other actions to satisfy its obligations under its indebtedness, which may not be successful.

Ortho’s inability to generate sufficient cash flows to satisfy its debt obligations, or to refinance Ortho’s indebtedness on commercially reasonable terms or at all, would materially and adversely affect Ortho’s business, financial position and results of operations and Ortho’s ability to satisfy its debt obligations.

Additionally, if Ortho cannot make scheduled payments on its debt, Ortho will be in default, and holders of the Senior Notes could declare all outstanding principal and interest to be due and payable, the lenders under the Senior Secured Credit Facilities could terminate their commitments to loan additional money to Ortho, the lenders could foreclose against the assets securing their borrowings and Ortho could be forced into bankruptcy or liquidation. All of these events could result in your losing all or a part of your investment.

Ortho’s ability to make scheduled payments on or refinance its debt obligations depends on Ortho’s financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to financial, business, legislative, regulatory and other factors beyond Ortho’s control. Ortho might not be able to maintain a level of cash flows from operating activities sufficient to permit Ortho to pay the principal, premium, if any, and interest on its indebtedness.

If Ortho’s cash flows and capital resources are insufficient to fund its debt service obligations, Ortho could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance its indebtedness. In addition, Ortho’s cash flows may be negatively impacted if Ortho is required to pay back borrowing under the Financing Program sooner than anticipated if there is a reduction in the borrowing base. Ortho may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow Ortho to meet its scheduled debt service obligations. The Credit Agreement, the 2025 Notes Indenture and the 2028 Notes Indenture restrict Ortho’s ability to dispose of assets and use the proceeds from such dispositions and may also restrict Ortho’s ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. Because of these restrictions, Ortho may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.

In addition, Ortho conducts substantially all of its operations through its subsidiaries, some of which are not guarantors of Ortho’s indebtedness. Accordingly, repayment of Ortho’s indebtedness is dependent on the generation of cash flows by Ortho’s subsidiaries and their ability to make such cash available to Ortho, by dividend, debt repayment or otherwise. Unless they are guarantors of Ortho’s indebtedness, Ortho’s subsidiaries do not have any obligation to pay amounts due on Ortho’s indebtedness or to make funds available for that purpose. Ortho’s subsidiaries may not be able to, or may not be permitted to, make distributions to enable Ortho to make payments in respect of its indebtedness. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit Ortho’s ability to obtain cash from its subsidiaries. While the Credit Agreement, the 2025 Notes Indenture and the 2028 Notes Indenture limit the ability of Ortho’s subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to Ortho, these limitations are subject to qualifications and exceptions. In the event that Ortho does not receive distributions from Ortho’s subsidiaries, Ortho may be unable to make required principal and interest payments on its indebtedness.

The terms of the Credit Agreement, the 2025 Notes Indenture and the 2028 Notes Indenture impose restrictions that may limit Ortho’s current and future operating flexibility, particularly Ortho’s ability to respond to changes in the economy or Ortho’s industry or to take certain actions, which could harm Ortho’s long-term interests and may limit Ortho’s ability to make payments on its indebtedness.

The Credit Agreement, the 2025 Notes Indenture and the 2028 Notes Indenture contain a number of restrictive covenants that impose significant operating and financial restrictions on Ortho and may limit Ortho’s ability to engage in acts that may be in Ortho’s long-term best interest, including restrictions on Ortho’s ability, and the ability of Ortho’s subsidiaries, to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions in respect of, or repurchase or redeem, capital stock;

•	prepay, redeem or repurchase certain indebtedness;

•	make loans and investments;

•	sell, transfer or otherwise dispose of assets;

•	incur liens;

•	enter into transactions with affiliates;

•	enter into new lines of business or alter the businesses Ortho conducts;

•	designate any of Ortho’s subsidiaries as unrestricted subsidiaries;

•	enter into agreements restricting Ortho’s subsidiaries’ ability to pay dividends; and

•	consolidate, merge, transfer or sell all or substantially all of Ortho’s assets or the assets of Ortho’s subsidiaries.

As a result of all of these restrictions, Ortho may be:

•	limited in how Ortho conducts its business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions might hinder Ortho’s ability to grow in accordance with its strategy.

While Ortho believes that they have not historically had this impact, these covenants could materially and adversely affect Ortho’s ability to finance its future operations or capital needs. Furthermore, they may restrict Ortho’s ability to expand, pursue Ortho’s business strategies and otherwise conduct Ortho’s business. Ortho’s ability to comply with these covenants may be affected by circumstances and events beyond Ortho’s control, such as prevailing economic conditions and changes in regulations, and Ortho cannot assure you that it will be able to comply with such covenants. These restrictions also limit Ortho’s ability to obtain future financings to withstand a future downturn in Ortho’s business or the economy in general. In addition, complying with these covenants may also cause Ortho to take actions that are not favorable to holders of its ordinary shares and may make it more difficult for Ortho to successfully execute its business strategy and compete against companies that are not subject to such restrictions.

In addition, the financial covenant in the Credit Agreement requires the maintenance of a maximum first lien leverage ratio, which ratio will be tested when it yields more than 30% at the end of any quarter when borrowings under the Revolving Credit Facility (including swingline loans and any unreimbursed drawings under any letters of credit to the extent not cash-collateralized but excluding any guarantees and performance or similar bonds issued under Ortho’s Revolving Credit Facility) exceed $105 million at such date. As of October 3, 2021, Ortho had no borrowings outstanding under the Revolving Credit Facility and was therefore not subject to the financial covenant. Due to the current economic and business uncertainty resulting from the ongoing COVID-19 pandemic, Ortho anticipates that Ortho will maintain increased cash on hand in order to preserve financial flexibility and that, as a result, Ortho may continue to borrow from Ortho’s Revolving Credit Facility, if needed. Ortho’s ability to meet the financial covenant could be affected by events beyond Ortho’s control.

A breach of the covenants under the Credit Agreement, the 2025 Notes Indenture or the 2028 Notes Indenture could result in an event of default under the applicable indebtedness. Such a default, if not cured or waived, may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt that is subject to an applicable cross-acceleration or cross-default provision. In addition, an event of default under the Credit Agreement would permit the lenders under Ortho’s Senior Secured Credit Facilities to terminate all commitments to extend further credit under the facilities. Furthermore, if Ortho were unable to repay the amounts due and payable under Ortho’s Senior Secured Credit Facilities, those lenders could proceed against the collateral securing such indebtedness. In the event Ortho’s lenders or holders of the Senior Notes accelerate the repayment of Ortho’s borrowings, Ortho and its subsidiaries may not have sufficient assets to repay that indebtedness.

Despite Ortho’s level of indebtedness, Ortho and its subsidiaries may still incur substantially more debt. This could further exacerbate the risks to Ortho’s financial condition described above and impair Ortho’s ability to operate its business.

Ortho and its subsidiaries may incur significant additional indebtedness in the future. Although the Credit Agreement, the 2025 Notes Indenture and the 2028 Notes Indenture contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, including with respect to Ortho’s ability to incur additional senior secured debt. The additional indebtedness Ortho may incur in compliance with these restrictions could be substantial. These restrictions also will not prevent Ortho from incurring obligations that do not constitute indebtedness. In addition, as of October 3, 2021, our Revolving Credit Facility provides for unused commitments of $455 million (net of $45.0 million of outstanding letters of credit). On February 5, 2021, we entered into a Fifth Amendment of our Senior Secured Credit Facilities (the “Fifth Amendment”), which increased our Revolving Credit Facility contained in the Credit Agreement by $150.0 million to an aggregate principal amount of $500.0 million and extended the maturity date to February 5, 2026, provided that such date may be accelerated subject to certain circumstances as set forth in the Fifth Amendment. To the extent that the aggregate principal amount of the Dollar Term Loan Facility and Euro Term Loan Facility (and any Refinancing Indebtedness with respect thereto that matures on or prior to June 30, 2025) outstanding as of March 31, 2025 exceeds $500.0 million then the maturity date with respect to the Revolving Credit Facility shall be March 31, 2025. All other terms of the Senior Secured Credit Facilities will remain substantially the same except as otherwise amended by the Fifth Amendment. In addition, as of October 3, 2021, the Revolving Credit Facility provides for unused commitments of $455 million (net of $45.0 million of outstanding letters of credit). Additionally, Ortho’s Senior Secured Credit Facilities may be increased by an amount equal to (x) a dollar amount of $375.0 million (which amount was utilized in connection with Ortho’s incurrence of the Euro Term Loan Facility), plus (y) an unlimited amount so long as on a pro forma basis Ortho’s First Lien Net Leverage Ratio (as set forth in the Credit Agreement) does not exceed 4.00 to 1.00 plus (z) an amount equal to all voluntary prepayments of term loans borrowed under the Credit Agreement and revolving loans under the Credit Agreement to the extent accompanied by a permanent reduction in the commitments therefor, subject to certain conditions. If new debt is added to Ortho’s current debt levels, the related risks that Ortho now faces would increase.

General Risks Relating to Ortho

The insurance Ortho maintains may not fully cover all potential exposures.

Ortho’s product liability, property, business interruption, cybersecurity, casualty and other insurance may not cover all risks associated with the operation of Ortho’s business and may not be sufficient to offset the costs of any losses, lost sales or increased costs experienced during business interruptions. For some risks, Ortho may not obtain insurance if Ortho believes the cost of available insurance is excessive related to the risks presented. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance policies may become unavailable or available only for reduced amounts of coverage. As a result, Ortho may not be able to renew Ortho’s insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. Losses and liabilities from uninsured or underinsured events and delay in the payment of insurance proceeds could have a material adverse effect on Ortho’s financial condition and results of operations.

Terrorist acts, conflicts, wars and natural disasters may materially adversely affect Ortho’s business, financial condition and results of operations.

As a multinational company with a large international footprint, Ortho is subject to increased risk of damage or disruption to it, its employees, facilities, partners, suppliers, distributors, resellers or customers due to terrorist acts, conflicts, wars, adverse weather conditions, natural disasters, power outages, pandemics or other public health crises and environmental incidents, wherever located around the world. The potential for future terrorist attacks and natural disasters, the national and international responses to such attacks and natural disasters or perceived threats to national security and other actual or potential conflicts or wars may create economic and political uncertainties. In addition, as a multinational company with headquarters and significant operations located in the United States, actions against or by the United States could result in a decrease in demand for Ortho’s products, make it difficult or impossible to deliver products to Ortho’s customers or to receive components from Ortho’s suppliers, create delays and inefficiencies in Ortho’s supply chain and pose risks to Ortho’s employees, resulting in the need to impose travel restrictions. Any interruption in production capability could require Ortho to make substantial capital expenditures to remedy the situation, which could negatively affect Ortho’s profitability and financial condition.

Ortho is subject to work stoppages, union negotiations, labor disputes and other matters associated with its labor force, which may adversely impact Ortho’s operations and cause Ortho to incur incremental costs.

Ortho has more than 4,800 employees located around the world consisting of commercial, supply chain, quality, regulatory and compliance, research and development and general administrative personnel. Approximately 20% of Ortho’s associates globally participate in a union or works council. Historically, Ortho has not experienced work stoppages; however, in the future, Ortho may be subject to potential union campaigns, work stoppages, union negotiations and other potential labor disputes. Additionally, future negotiations with unions or works councils in connection with existing labor agreements may (i) result in significant increases in Ortho’s cost of labor, (ii) divert management’s attention away from operating Ortho’s business or (iii) break down and result in the disruption of Ortho’s operations. The occurrence of any of the preceding outcomes could impair Ortho’s ability to manufacture Ortho’s products and result in increased costs and/or decreased operating results. Further, Ortho may be subject to work stoppages at Ortho’s suppliers or customers that are beyond Ortho’s control.

If Ortho is required to make unexpected payments to any pension plans applicable to Ortho’s employees, Ortho’s financial condition may be adversely affected.

Some of Ortho’s current and former employees participate or participated in defined benefit pension plans and Ortho assumed certain foreign underfunded and unfunded pension liabilities in relation to these plans. Several of these plans are unfunded and, while Ortho does not believe the liabilities in relation to these plans are significant, they will need to be satisfied as they mature from Ortho’s cash provided by operating activities. In jurisdictions where the defined benefit pension plans are intended to be funded with assets in a trust or other funding vehicle, Ortho expects that, while not significant, the liabilities will exceed the corresponding assets in each of the plans. Various factors, such as changes in actuarial estimates and assumptions (including in relation to life expectancy, discount rates and rate of return on assets), as well as actual return on assets, can increase the expenses and liabilities of the defined benefit pension plans. The assets and liabilities of the plans must be valued from time to time under applicable funding rules and as a result Ortho may be required to increase the cash payments it makes in relation to these defined benefit pension plans.

Ortho could also be required in some jurisdictions to make accelerated payments up to the full buy-out deficit in Ortho’s defined benefit pension plans, which would likely be far higher than the normal ongoing funding cost of the plans. Ortho’s operations and financial condition may be adversely affected to the extent that Ortho is required to (i) make any additional payments to any relevant defined benefit pension plans in excess of the amounts assumed in Ortho’s current projections and assumptions or (ii) report higher pension plan expenses under relevant accounting rules.

If Ortho is sued for infringing intellectual property rights of third parties, it will be costly and time-consuming, and an unfavorable outcome in any litigation would harm Ortho’s business.

Ortho cannot assure you that its activities will not, unintentionally or otherwise, infringe on the patents or other intellectual property rights owned by others. Significant litigation regarding patent rights exists in Ortho’s industry. Ortho’s competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with Ortho’s ability to make and sell its products. Ortho may spend significant time and effort and incur significant litigation costs if it is required to defend itself against intellectual property rights claims brought against it, regardless of whether the claims have merit. If Ortho is found to have infringed on the patents or other intellectual property rights of others, Ortho may be subject to substantial claims for damages, which could materially impact its cash flow, business, financial condition and results of operations. Ortho may also be required to cease development, use or sale of the relevant products or processes, or Ortho may be required to obtain a license on the disputed rights, which may not be available on commercially reasonable terms, if at all, or may require Ortho to re-design Ortho’s products or processes.

Ortho will incur increased costs as a result of operating as a publicly traded company, and Ortho’s management will be required to devote substantial time to new compliance initiatives.

As a publicly traded company, Ortho incurs additional legal, accounting and other expenses that it did not previously incur, which may be material in amount. In addition, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules of the SEC, and the stock exchange on which Ortho’s ordinary shares are listed, have imposed various requirements on public companies. Ortho’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives as well as investor relations. Moreover, these rules and regulations will increase Ortho’s legal and financial compliance costs and will make some activities more time-consuming and costly. For example, Ortho expects these rules and regulations to make it more difficult and more expensive for Ortho to obtain director and officer liability insurance, and Ortho may be required to incur additional costs to maintain the same or similar coverage.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On December 22, 2021, Quidel Corporation (“Quidel”) entered into a Business Combination Agreement (the “BCA”) by and among Quidel, Ortho Clinical Diagnostics Holdings plc (“Ortho”), Coronado Topco, Inc. (“Topco”), Orca Holdco, Inc. (“U.S. Holdco Sub”) and Laguna Merger Sub, Inc. (“U.S. Merger Sub”), each wholly owned subsidiaries of Topco, and Orca Holdco 2, Inc., a wholly owned subsidiary of U.S. Holdco Sub, which provides for the acquisition of Ortho and Quidel by Topco.

The following unaudited pro forma combined financial information, which is referred to in this joint proxy statement/prospectus as the unaudited pro forma financial information, is presented to illustrate the estimated effects of the transactions to be implemented pursuant to the BCA (the “Combinations”) based on the historical financial statements and accounting records of Quidel and Ortho after giving effect to the Combinations, and the Combinations-related pro forma adjustments as described in the accompanying notes to the unaudited pro forma financial information.

The fiscal year and interim period of each of Quidel and Ortho ends on the Sunday nearest December 31 and September 30, respectively, of the specified period. For ease of reference, the calendar year end and quarter end dates are used herein. The following unaudited pro forma combined balance sheet was prepared based on the following historical dates: (i) the unaudited historical consolidated balance sheet of Quidel as of September 30, 2021 and (ii) the unaudited historical consolidated balance sheet of Ortho as of September 30, 2021.

The following unaudited pro forma combined statement of income for the fiscal year ended December 31, 2020 was prepared based on the following historical periods: (i) the audited historical consolidated statement of income of Quidel for the year ended December 31, 2020 and (ii) the audited historical consolidated statement of income of Ortho for the year ended December 31, 2020.

The following unaudited pro forma combined statement of income for the nine months ended September 30, 2021 was prepared based on the following historical periods: (i) the unaudited historical consolidated statement of income of Quidel for the nine months ended September 30, 2021 and (ii) the unaudited historical consolidated statement of income of Ortho for the nine months ended September 30, 2021.

The following unaudited pro forma combined financial information has been prepared to reflect the Combinations and is provided for illustrative purposes only. The unaudited pro forma combined statements of income assume that the Combinations occurred on January 1, 2020, the beginning of the earliest period presented, but do not necessarily reflect what Topco’s results of operations would have been had the Combinations been completed on January 1, 2020, or for any future or historical period. The unaudited pro forma combined balance sheet assumes that the Combinations occurred on September 30, 2021, but does not necessarily reflect what Topco’s financial position would have been had the Combinations been completed on September 30, 2021, or for any future or historical period.

The unaudited pro forma financial information was prepared using the acquisition method of accounting with Quidel treated as the accounting acquirer and, therefore, the historical basis of Quidel’s assets and liabilities was not affected by the Combinations. The pro forma financial statements should be read in conjunction with the information contained in the sections entitled “The Combinations,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ortho” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Quidel” of this joint proxy statement/prospectus and the historical consolidated financial statements and related notes appearing elsewhere in, or incorporated in, this joint proxy statement/prospectus.

Certain historical balances of Ortho have been reclassified to conform to the pro forma combined presentation, see Note 4. Quidel and Ortho management expect that there could be additional reclassifications following the Combinations. Additionally, Quidel and Ortho management will continue to assess Quidel’s and Ortho’s respective accounting policies for any additional adjustments that may be required to conform Ortho’s accounting policies to those of Quidel.

The unaudited pro forma financial information is provided for illustrative purposes only and is based on adjustments that are preliminary and on available information and certain assumptions that Quidel and Ortho management believe are reasonable under the circumstances, as described in the accompanying notes to the unaudited pro forma financial information. For purposes of developing the unaudited pro forma condensed combined balance sheet as of September 30, 2021, the acquired Ortho assets, including property, plant and equipment, inventory and liabilities assumed, have been recorded at their current book values with the excess purchase price assigned to goodwill. Detailed valuations and assessments are in process and will not be completed until after the acquisition date.

The unaudited pro forma financial information has not been adjusted to give effect to certain expected financial benefits of the Combinations, such as revenue synergies, tax savings and cost synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities. The unaudited pro forma financial information does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Topco would have been had the Combinations occurred on the dates indicated, nor is it necessarily indicative of Topco’s future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, potentially significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the unaudited pro forma financial information. Accordingly, actual adjustments to Topco’s financial statements following the acquisition could differ, perhaps materially, from those reflected in the unaudited pro forma condensed combined financial information because the purchase price is subject to changes in the Quidel Share price on the acquisition date, and assets and liabilities acquired and share-based compensation awards will be recorded at their respective fair values on the date the acquisition is consummated.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2021

(in thousands)

	Historical Quidel	Historical Ortho after reclassification adjustments (Note 4)	Transaction accounting adjustments	Notes	Other transaction accounting adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$578,447	$255,900	$(1,742,946)	5a	$980,000	5a	$71,401
Accounts receivable, net	335,560	237,800	—		—		573,360
Inventories	196,976	308,300	—	5b	—		505,276
Prepaid expenses and other current assets	38,082	141,800	—		—		179,882

Total current assets	1,149,065	943,800	(1,742,946)		980,000		1,329,919
Property, plant and equipment, net	319,949	782,600	—	5c	—		1,102,549
Right-of-use assets	132,227	25,491	—		—		157,718
Goodwill	337,023	570,800	2,243,799	5d	—		3,151,622
Intangible assets, net	105,696	912,500	2,870,880	5e	—		3,889,076
Deferred tax asset	43,994	7,100	20,978	5f	—		72,072
Other non-current assets	18,428	67,609	(3,100)	5g	—		82,937

Total assets	$2,106,382	$3,309,900	$3,389,611		$980,000		$9,785,893

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$82,698	$139,300	$—		$—		$221,998
Accrued payroll and related expenses	30,149	101,767	—		—		131,916
Income tax payable	71,993	370	—		—		72,363
Operating lease liabilities	9,618	12,025	—		—		21,643
Contingent consideration	5,835	—	—		—		5,835
Deferred consideration	41,922	—	—		—		41,922
Current portion of borrowings	—	64,400	—		—		64,400
Other current liabilities	54,873	169,838	107,300	5h	—		332,011

Total current liabilities	297,088	487,700	107,300		—		892,088
Operating lease liabilities—non-current	133,212	13,828	—		—		147,040
Deferred consideration—non-current	35,545	—	—		—		35,545
Long-term borrowings	—	2,206,100	70,200	5i	980,000	5i	3,256,300
Employee-related obligations	—	39,900	—		—		39,900
Deferred tax liability	—	84,400	529,376	5f	—		613,776
Other non-current liabilities	6,470	81,072	—		—		87,542
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	100	(100)	5j	—		—
Common stock	42	—	25	5j	—		67
Additional paid-in capital	275,325	2,419,700	767,210	5k	—		3,462,235
Accumulated other comprehensive income (loss)	820	(61,000)	61,000	5l	—		820
Retained earnings (accumulated deficit)	1,357,880	(1,961,900)	1,854,600	5m	—		1,250,580

Total stockholders’ equity	1,634,067	396,900	2,682,735		—		4,713,702

Total liabilities and stockholders’ equity	$2,106,382	$3,309,900	$3,389,611		$980,000		$9,785,893

See accompanying “Notes to Unaudited Pro Forma Combined Financial Information.”

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except per share data)

	Historical Quidel after reclassification adjustments (Note 4)	Historical Ortho after reclassification adjustments (Note 4)	Transaction accounting adjustments	Notes	Other transaction accounting adjustments	Notes	Pro Forma Combined
Total revenues	$1,661,668	$1,766,200	$—		$—		$3,427,868
Cost of revenue excluding amortization of intangible assets	305,444	908,200	—		—		1,213,644

Gross profit	1,356,224	858,000	—		—		2,214,224

Research and development	84,292	112,900	—		—		197,192
Sales and marketing	114,076	248,393	—		—		362,469
General and administrative	66,586	244,800	107,300	6a	—		418,686
Amortization of intangible assets	27,250	131,900	246,438	6b	—		405,588
Acquisition and integration costs	3,694	—	—		—		3,694
Other operating expense, net	—	31,707	—		—		31,707

Total operating expenses	295,898	769,700	353,738		—		1,419,336

Operating income	1,060,326	88,300	(353,738)		—		794,888
Other expense, net
Interest expense, net	(8,504)	(198,200)	15,400	6c	(49,000)	6c	(240,304)
Tax indemnification expense	—	(31,200)	—		—		(31,200)
Loss on extinguishment of debt	(10,384)	(12,600)	—		—		(22,984)
Other expense, net	(1,119)	(71,600)	—		—		(72,719)

Total other expense, net	(20,007)	(313,600)	15,400		(49,000)		(367,207)

Income (loss) before income taxes	1,040,319	(225,300)	(338,338)		(49,000)		427,681
Provision for (benefit from) income taxes	230,032	(13,400)	(118,265)	6d	—		98,367

Net income (loss)	$810,287	$(211,900)	$(220,073)		$(49,000)		$329,314

Basic earnings per share	19.24						4.91
Diluted earnings per share	18.60						4.78
Shares used in basic per share calculation	42,124		24,984	6e			67,108
Shares used in diluted per share calculation	43,591		25,365	6e			68,956

See accompanying “Notes to Unaudited Pro Forma Combined Financial Information.”

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

(in thousands, except per share data)

	Historical Quidel after reclassification adjustments (Note 4)	Historical Ortho after reclassification adjustments (Note 4)	Transaction accounting adjustments	Notes	Other transaction accounting adjustments	Notes	Pro Forma Combined
Total revenues	$1,061,684	$1,521,800	$—		$—		$2,583,484
Cost of revenue, excluding amortization of intangible assets	274,639	748,700	—		—		1,023,339

Gross profit	787,045	773,100	—		—		1,560,145

Research and development	69,594	91,300	—		—		160,894
Sales and marketing	104,107	187,855	—		—		291,962
General and administrative	61,758	224,300	—		—		286,058
Amortization of intangible assets	20,496	100,300	183,453	6b	—		304,249
Acquisition and integration costs	1,754	—	—		—		1,754
Other operating expense, net	—	26,545	—		—		26,545

Total operating expenses	257,709	630,300	183,453		—		1,071,462

Operating income	529,336	142,800	(183,453)		—		488,683
Other expense, net
Interest expense, net	(4,699)	(112,500)	10,500	6c	(36,750)	6c	(143,449)
Tax indemnification income	—	600	—		—		600
Loss on extinguishment of debt	—	(50,300)	—		—		(50,300)
Other income (expense), net	347	(500)	—		—		(153)

Total other expense, net	(4,352)	(162,700)	10,500		(36,750)		(193,302)

Income (loss) before income taxes	524,984	(19,900)	(172,953)		(36,750)		295,381
Provision for (benefit from) income taxes	112,075	24,400	(68,537)	6d	—		67,938

Net income (loss)	$412,909	$(44,300)	$(104,416)		$(36,750)		$227,443

Basic earnings per share	9.91						3.41
Diluted earnings per share	9.72						3.35
Shares used in basic per share calculation	41,657		24,984	6e			66,641
Shares used in diluted per share calculation	42,471		25,327	6e			67,798

See accompanying “Notes to Unaudited Pro Forma Combined Financial Information.”

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1. Description of the proposed Combinations

On December 22, 2021, Quidel entered into the BCA by and among Quidel, Ortho, Topco, U.S. Holdco Sub and U.S. Merger Sub, each wholly owned subsidiaries of Topco, and Orca Holdco 2, Inc., a wholly owned subsidiary of U.S. Holdco Sub, which provides for the acquisition of Ortho and Quidel by Topco. The Combinations are expected to be implemented by way of (i) a scheme of arrangement to be undertaken by Ortho under Part 26 of the UK Companies Act 2006 (the “Ortho Scheme”), pursuant to which each issued and outstanding share of Ortho (the “Ortho Shares”) will be acquired by a nominee of Topco (or, if such nominee holds the Ortho Shares today, transferred within the nominee), such that Ortho will become a wholly owned subsidiary of Topco, and (ii) a merger (the “Quidel Merger”) of U.S. Merger Sub with and into Quidel immediately following consummation of the Ortho Scheme, with Quidel surviving the merger as a wholly owned subsidiary of Topco. At the effective time of the Ortho Scheme (the “Ortho Effective Time”), each Ortho Share, other than Ortho Shares held by Ortho in treasury, will be acquired by a nominee (or, if such nominee holds the Ortho Shares today, transferred within the nominee) on behalf and for the benefit of Topco in exchange for 0.1055 shares (the “Ortho Exchange Ratio”) of common stock of Topco (“Topco Shares”) and $7.14 in cash (collectively, the “Ortho Scheme Consideration”). At the effective time of the Quidel Merger (the “Quidel Effective Time” and together with the Ortho Effective Time, the “Effective Times”), each share of common stock of Quidel (each, a “Quidel Share”), other than Quidel Shares held by Quidel, Ortho or U.S. Merger Sub, will be converted into the right to receive one Topco Share (the “Quidel Exchange Ratio”) (the “Quidel Merger Consideration” and together with the Ortho Scheme Consideration, the “Combination Consideration”). Topco will apply to list the Topco Shares to be issued in the Combinations on the Nasdaq Global Select Market (“Nasdaq”).

At the Ortho Effective Time, each option to subscribe for Ortho Shares (each, an “Ortho Stock Option”), whether vested or unvested, that is outstanding immediately prior the Ortho Effective Time will cease to represent an option to acquire Ortho Shares and will be converted into (a) an option to purchase Topco Shares (each, a “Topco Stock Option”) on the same terms and conditions as were applicable to such Ortho Stock Option immediately prior to the Ortho Effective Time, except as adjusted by the BCA, (b) with respect to the portion of such Ortho Stock Option that is vested as of the Ortho Effective Time, the right to receive payment, in cash, equal to the cash consideration payable in respect of the Ortho Shares subject to the vested portion of such Ortho Stock Option and (c) with respect to the portion of such Ortho Stock Option that is not vested as of the Ortho Effective Time, the right to receive payment, in cash, equal to the cash consideration payable in respect of the Ortho Shares subject to the unvested portion of such Ortho Stock Option when it vests in accordance with its terms. The number of Topco Shares subject to each such Topco Stock Option will be equal to the product (rounded down to the nearest whole number) obtained by multiplying (i) the number of Ortho Shares subject to such Ortho Stock Option immediately prior to the Ortho Effective Time by (ii) the Ortho Exchange Ratio, and each such Topco Stock Option will have an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per Ortho Share of such Ortho Stock Option immediately prior to the Ortho Effective Time divided by (y) the Ortho Exchange Ratio.

At the Ortho Effective Time, each award of restricted stock, restricted stock units or other similar rights or awards granted under an Ortho stock plan and relating to Ortho Shares (any such award, an “Ortho Equity Right” and such awards together with the Ortho Stock Options, the “Ortho Stock Awards”) that is outstanding immediately prior to the Ortho Effective Time will cease to relate to or represent a right to receive Ortho Shares and will be converted into an award of restricted stock, restricted stock units or other similar rights or awards, as applicable, relating to Topco Shares (a “Topco Equity Right”) of the same type and on the same terms and conditions as were applicable to the corresponding Ortho Equity Right immediately prior to the Ortho Effective Time. Upon the subsequent vesting of any portion of such Ortho Equity Right, such portion of the Ortho Equity Right shall also be entitled to a right to receive payment, in cash, equal to the cash consideration in respect of the Ortho Shares subject to the unvested portion of the Ortho Equity Right when it vests in accordance with its terms. The number of Topco Shares covered by each such Topco Equity Right will be equal to the product (rounded to the nearest whole number) obtained by multiplying (i) the number of Ortho Shares subject to such Ortho Equity Right immediately prior to the Ortho Effective Time by (ii) the Ortho Exchange Ratio. See estimated preliminary purchase price discussed further in Note 3.

Furthermore, all of Quidel’s outstanding share-based compensation will be replaced with similar Topco awards as described in the section entitled “The Business Combination Agreement—Treatment of Quidel Equity Awards.”

Under the terms of the BCA, which was unanimously approved by the board of directors of each of Quidel and Ortho, Quidel and Ortho are entering into a business combination under Topco, a new holding company to be controlled by Quidel stockholders, in which Ortho will be acquired for total consideration of approximately $4.9 billion (which is based on the

January 12, 2022 closing price of $124.76 per Quidel Share, as described in further detail below), including $1.75 billion of cash, funded through cash on the balance sheet and expected incremental borrowings. Such consideration was equal to $6.0 billion based on the December 22, 2021 closing price of the Quidel Shares, and is subject to change based on the price of a Quidel Share. Topco is also expected to be subject to Ortho’s existing debt of $2.3 billion. If the Combinations are completed, Ortho shareholders are expected to own approximately 38% of Topco on a fully diluted basis and Quidel stockholders are expected to own approximately 62% of Topco on a fully diluted basis, based on the respective capitalizations of Quidel and Ortho as of the date the parties entered into the BCA.

2. Basis of pro forma presentation

The accompanying unaudited pro forma combined financial information was prepared in accordance with Article 11 of the SEC’s Regulation S-X. The historical financial statements were prepared in accordance with U.S. GAAP and presented in thousands of U.S. dollars.

The Combinations will be accounted for as a business combination using the acquisition method of accounting under the provisions of ASC Topic 805, “Business Combinations” (“ASC 805”), and using the fair value concepts defined in ASC Topic 820, “Fair Value Measurements” (“ASC 820”). ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. Under ASC 805, all assets acquired and liabilities assumed are recorded at their acquisition date fair value.

Fair value estimates were determined based on preliminary discussions between Quidel’s and Ortho’s management, due diligence efforts, and information available in public filings. The allocation of the aggregate Combination Consideration used in the preliminary unaudited pro forma combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change as of the Effective Times. The final determination of the allocation of the aggregate Combination Consideration will be based on the actual tangible assets, intangible assets, deferred tax assets, deferred tax liabilities and liabilities of Ortho at the Effective Times.

For pro forma purposes, the valuation of consideration transferred is based on, among other things, the closing price of Quidel Shares on January 12, 2022 of $124.76 per share. This is used for pro forma purposes only. The consideration transferred will ultimately be based on the price of Quidel Shares at the Effective Times of the Combinations and could materially change.

Significant accounting policies

The unaudited pro forma combined financial information has been compiled in a manner consistent with the accounting policies adopted by Quidel. Based on the procedures performed to date, the accounting policies of Ortho appear to be similar in all material respects to Quidel’s accounting policies. Upon completion of the Combinations, Quidel will perform a detailed review of Ortho’s accounting policies. As a result of that review, Quidel may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of Topco.

3. Preliminary Purchase Price

Ortho shareholders will receive 0.1055 Topco Shares and $7.14 in cash per Ortho Share as purchase consideration in connection with the Combinations as discussed above; however, because Quidel is the accounting acquirer and Ortho is the acquiree for accounting purposes, the unaudited pro forma financial information reflects the estimated fair value of the equity to be issued, as represented by the market price of Quidel Shares, to Ortho shareholders. The total purchase consideration to be received by Ortho shareholders will be based on the fair value of the equity deemed to be issued at the Effective Times of the Combinations. The preliminary purchase consideration below reflects the estimated fair value of equity issued, which is based on the January 12, 2022 closing price of Quidel Shares of $124.76 per share. The amount of total purchase consideration below is not necessarily indicative of the actual consideration that will be transferred at the Effective Times of the Combinations to Ortho shareholders as a result of potential changes to the price per Quidel Share.

The preliminary estimated purchase consideration and estimated fair value of Ortho’s net assets acquired as if the Combinations closed on September 30, 2021 is presented as follows:

(In thousands, except value per share data and Ortho Exchange Ratio)
Total Ortho Shares subject to exchange	236,815
Ortho Exchange Ratio	0.1055

Topco Shares to be issued	24,984
Value per Quidel Share as of January 12, 2022	$124.76

Estimated value of stock consideration	$3,117,004
Fair value of replacement stock awards (1)	69,931
Cash consideration (2)	1,742,946

Estimated purchase consideration	$4,929,881

(1)

Represents estimated fair value of replacement stock options, restricted stock units and restricted stock outstanding as of December 31, 2021 that is attributable to pre-combination service. Management is in the process of evaluating the expected impact of replacement stock awards subsequent to the Combinations. The portion of the fair value of the replacement stock awards attributable to post-combination service will be recognized as compensation expense based on the vesting terms of the replacement stock awards.

(2)	Represents cash consideration to be paid to outstanding Ortho shareholders and to vested Ortho Stock Option holders at the Ortho Effective Time.

	Shares	Cash Per share	Total
Number of Ortho Shares outstanding	236,815	$7.14	$1,690,860
Vested Ortho Stock Options	7,295	$7.14	52,086

Total cash consideration			$1,742,946

The estimate of consideration expected to be transferred reflected in these unaudited pro forma combined financial statements does not purport to represent what the actual consideration transferred will be when the Combinations are consummated. For purposes of these unaudited pro forma combined financial statements, the market price of Quidel Shares on January 12, 2022 and outstanding Ortho Shares as of December 31, 2021 was used to calculate the estimate of consideration expected to be transferred. However, the fair value of equity securities issued as the consideration transferred will be measured using the market price of Quidel Shares and outstanding Ortho Shares on the closing date of the Combinations. An increase/decrease of 10% in the price of Quidel Shares would increase/decrease the total consideration by $311.7 million, which would be reflected in these unaudited pro forma combined financial statements as an increase or decrease to goodwill. The estimated fair value of replacement equity awards is subject to change until the Effective Times of the Combinations due to equity awards vesting, grants or forfeitures. The estimated cash consideration was calculated using outstanding Ortho Shares and vested Ortho Stock Options as of December 31, 2021. The cash consideration at the closing of the Combinations will fluctuate due to changes in outstanding shares and vesting, grants or forfeitures of Ortho Stock Options.

Under the acquisition method of accounting, the Ortho assets and liabilities will be recorded at fair value at the date of the completion of the Combinations and combined with the historical carrying amount of the assets and liabilities of Quidel. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets as of September 30, 2021 and have been prepared by Quidel management and Ortho management to illustrate the estimated effect of the Combinations. The unaudited pro forma financial information does not include any fair value adjustments associated with the assets and liabilities of Ortho with the exception of the fair value of long-term borrowings and intangible assets, as Quidel and Ortho management have based the preliminary purchase accounting on the assumption that these historical carrying values approximate their fair values as of September 30, 2021. The purchase accounting is dependent upon certain valuation and other analyses that have not yet been completed. Accordingly, the preliminary purchase accounting is subject to further adjustments as additional information becomes available and as additional analyses and final valuations are conducted at and following the completion of the Combinations. The final valuations could differ materially from the preliminary valuations presented below and, accordingly, no assurances can be provided regarding the preliminary purchase accounting.

The following table summarizes the preliminary purchase accounting consideration to the identifiable assets acquired and liabilities assumed of Ortho, with the excess of the purchase consideration issued over the fair value of Ortho’s net assets recorded as goodwill (in thousands):

Cash and cash equivalents	$255,900
Accounts receivable, net	237,800
Inventories	308,300
Prepaid expenses and other current assets	141,800
Property, plant and equipment, net	782,600
Right-of-use assets	25,491
Goodwill	2,814,599
Intangible assets, net	3,783,380
Deferred tax asset	28,078
Other non-current assets	64,509

8,442,457
Accounts payable	(139,300)
Accrued payroll and related expenses	(101,767)
Income tax payable	(370)
Operating lease liabilities	(12,025)
Current portion of borrowings	(64,400)
Other current liabilities	(169,838)
Operating lease liabilities—non-current	(13,828)
Long-term borrowings	(2,276,300)
Employee related obligations	(39,900)
Deferred tax liability	(613,776)
Other non-current liabilities	(81,072)

(3,512,576)

Estimated purchase consideration	$4,929,881

4. Reclassifications

Quidel identified certain reclassification adjustments that were necessary to conform Ortho’s financial statement presentation to Quidel’s financial statement presentation. For purposes of the pro forma financial statements, Ortho’s historical balance sheet and statements of operations have been adjusted to reflect these reclassifications (in thousands):

Ortho Reclassifications As of September 30, 2021 (in thousands)	Historical Ortho	Reclassification Adjustments	Notes	Historical Ortho after Reclassification Adjustments
ASSETS
Current assets:
Cash and cash equivalents	$255,900	$—		$255,900
Accounts receivable, net	237,800	—		237,800
Inventories	308,300	—		308,300
Other current assets	141,800	(141,800)	4a	—
Prepaid expenses and other current assets	—	141,800	4a	141,800

Total current assets	943,800	—		943,800
Property, plant and equipment, net	782,600	—		782,600
Right-of-use assets	—	25,491	4b	25,491
Goodwill	570,800	—		570,800
Intangible assets, net	912,500	—		912,500
Deferred income taxes	7,100	(7,100)	4c	—
Deferred tax asset	—	7,100	4c	7,100
Other assets	93,100	(93,100)	4b, 4d	—
Other non-current assets	—	67,609	4d	67,609

Total assets	$3,309,900	$—		$3,309,900

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$139,300	$—		$139,300
Accrued liabilities	251,400	(251,400)	4e,4f,4g,4i	—
Accrued payroll and related expenses	—	101,767	4e	101,767
Income tax payable	—	370	4f	370
Operating lease liabilities	—	12,025	4g	12,025
Current portion of borrowings	64,400	—		64,400
Deferred revenue	32,600	(32,600)	4h	—
Other current liabilities	—	169,838	4h,4i	169,838

Total current liabilities	487,700	—		487,700
Operating lease liabilities—non-current	—	13,828	4j	13,828
Long-term borrowings	2,206,900	(800)	4k	2,206,100
Employee-related obligations	39,900	—		39,900
Deferred income taxes	84,400	(84,400)	4l	—
Deferred tax liability	—	84,400	4l	84,400
Other liabilities	94,100	(94,100)	4j,4m	—
Other non-current liabilities	—	81,072	4k,4m	81,072
Stockholders’ equity:
Preferred stock	100	—		100
Additional paid-in capital	2,419,700	—		2,419,700
Accumulated other comprehensive loss	(61,000)	—		(61,000)
Accumulated deficit	(1,961,900)	—		(1,961,900)

Total stockholders’ equity	396,900	—		396,900

Total liabilities and stockholders’ equity	$3,309,900	$—		$3,309,900

Ortho Reclassifications For the year ended December 31, 2020 (in thousands)	Historical Ortho	Reclassification Adjustments	Notes	Historical Ortho after Reclassification Adjustments
Total revenues	$1,766,200	$—		$1,766,200
Cost of revenue, excluding amortization of intangible assets	908,200	—		908,200

Gross profit	858,000	—		858,000

Research and development	112,900	—		112,900
Selling, marketing and administrative expenses	489,600	(489,600)	4n,4o	—
Sales and marketing	—	248,393	4n,4p	248,393
General and administrative	—	244,800	4o	244,800
Amortization of intangible assets	131,900	—		131,900
Other operating expense, net	35,300	(3,593)	4p	31,707

Total operating expenses	769,700	—		769,700

Operating income	88,300	—		88,300
Other expense, net
Interest expense, net	(198,200)	—		(198,200)
Tax indemnification expense	(31,200)	—		(31,200)
Loss on extinguishment of debt	—	(12,600)	4q	(12,600)
Other income (expense), net	(84,200)	12,600	4q	(71,600)

Total other expense, net	(313,600)	—		(313,600)

Loss before income taxes	(225,300)	—		(225,300)
Benefit from income taxes	(13,400)	—		(13,400)

Net loss	$(211,900)	$—		$(211,900)

Ortho Reclassifications For the nine months ended September 30, 2021 (in thousands)	Historical Ortho	Reclassification Adjustments	Notes	Historical Ortho after Reclassification Adjustments
Total revenues	$1,521,800	$—		$1,521,800
Cost of revenue, excluding amortization of intangible assets	748,700	—		748,700

Gross profit	773,100	—		773,100

Research and development	91,300	—		91,300
Selling, marketing and administrative expenses	411,000	(411,000)	4n,4o	—
Sales and marketing	—	187,855	4n,4p	187,855
General and administrative	—	224,300	4o	224,300
Amortization of intangible assets	100,300	—		100,300
Other operating expense, net	27,700	(1,155)	4p	26,545

Total operating expenses	630,300	—		630,300

Operating income	142,800	—		142,800
Other expense, net
Interest expense, net	(112,500)	—		(112,500)
Tax indemnification income	600	—		600
Loss on extinguishment of debt	—	(50,300)	4q	(50,300)
Other income (expense), net	(50,800)	50,300	4q	(500)

Total other expense, net	(162,700)	—		(162,700)

Loss before income taxes	(19,900)	—		(19,900)
Provision for income taxes	24,400	—		24,400

Net loss	$(44,300)	$—		$(44,300)

The following items represent certain reclassifications to conform the presentation of the historical financial statement line items of Ortho to the expected financial statement line items of Quidel (in thousands):

Ortho Balance Sheet items:

4a	Other current assets of $141,800 have been reclassified to Prepaid expenses and other current assets;

4b	Other assets of $25,491 have been reclassified to Right-of-use assets;

4c	Deferred income taxes of $7,100 have been reclassified to Deferred tax asset;

4d	Other assets of $67,609 have been reclassified to Other non-current assets;

4e	Payroll and compensation-related accruals of $101,767 have been reclassified from Accrued liabilities to Accrued payroll and related expenses;

4f	Income tax accruals of $370 have been reclassified from Accrued liabilities to Income tax payable;

4g	Operating lease liabilities of $12,025 have been reclassified from Accrued liabilities to Operating lease liabilities;

4h	Deferred revenue of $32,600 has been reclassified to Other current liabilities;

4i	Other miscellaneous liabilities of $137,238 have been reclassified from Accrued liabilities to Other current liabilities;

4j	Non-current operating lease liabilities of $13,828 have been reclassified from Other liabilities to Operating lease liabilities—non-current;

4k	Financing lease liabilities of $800 have been reclassified from Long-term borrowings to Other non-current liabilities;

4l	Deferred income taxes of $84,400 have been reclassified to Deferred tax liability;

4m	Other liabilities of $80,272 have been reclassified to Other non-current liabilities;

Ortho Statements of Income items:

4n

For the year ended December 31, 2020, Selling, marketing and administrative expenses of $244,800 related to sales and marketing was reclassified to Sales and marketing. For the nine months ended September 30, 2021, Selling, marketing and administrative expenses of $186,700 related to sales and marketing was reclassified to Sales and marketing;

4o

For the year ended December 31, 2020, Selling, marketing and administrative expenses of $244,800 related to general and administrative was reclassified to General and administrative. For the nine months ended September 30, 2021, Selling, marketing and administrative expenses of $224,300 related to general and administrative was reclassified to General and administrative;

4p

For the year ended December 31, 2020, Provision for credit losses, referred to as bad debt expense by Quidel, of $3,593 was reclassified from Other operating expense, net to Sales and marketing. For the nine months ended September 30, 2021, Provision for credit losses of $1,155 was reclassified from Other operating expense, net to Sales and marketing; and

4q

For the year ended December 31, 2020, Loss on extinguishment of debt of $12,600 was reclassified from Other expense, net to Loss on extinguishment of debt. For the nine months ended September 30, 2021, Loss on extinguishment of debt of $50,300 was reclassified from Other expense, net to Loss on extinguishment of debt.

The following items represent certain reclassifications and conforming adjustments to conform to the expected financial statement line items of Quidel following the Combinations (in thousands):

Quidel Reclassifications For the year ended December 31, 2020 (in thousands)	Historical Quidel	Reclassification Adjustments	Notes	Historical Quidel after Reclassification Adjustments
Total revenues	$1,661,668	$—		$1,661,668
Cost of revenue, excluding amortization of intangible assets	312,813	(7,369)	4r	305,444

Gross profit	1,348,855	7,369		1,356,224

Research and development	84,292	—		84,292
Sales and marketing	133,957	(19,881)	4s	114,076
General and administrative	66,586	—		66,586
Amortization of intangible assets	—	27,250	4r, 4s	27,250
Acquisition and integration costs	3,694	—		3,694

Total operating expenses	288,529	7,369		295,898

Operating income	1,060,326	—		1,060,326
Other expense, net
Interest and other expense, net	(9,623)	9,623	4t, 4u	—
Interest expense, net	—	(8,504)	4t	(8,504)
Loss on extinguishment of debt	(10,384)	—		(10,384)
Other expense, net	—	(1,119)	4u	(1,119)

Total other expense, net	(20,007)	—		(20,007)

Income before income taxes	1,040,319	—		1,040,319
Provision for income taxes	230,032	—		230,032

Net income	$810,287	$—		$810,287

Quidel Reclassifications For the nine months ended September 30, 2021 (in thousands)	Historical Quidel	Reclassification Adjustments	Notes	Historical Quidel after Reclassification Adjustments
Total revenues	$1,061,684	$—		$1,061,684
Cost of revenue, excluding amortization of intangible assets	280,131	(5,492)	4r	274,639

Gross profit	781,553	5,492		787,045

Research and development	69,594	—		69,594
Sales and marketing	119,111	(15,004)	4s	104,107
General and administrative	61,758	—		61,758
Amortization of intangible assets	—	20,496	4r,4s	20,496
Acquisition and integration costs	1,754	—		1,754

Total operating expenses	252,217	5,492		257,709

Operating income	529,336	—		529,336
Other expense, net
Interest and other expense, net	(4,352)	4,352	4t, 4u	—
Interest expense, net	—	(4,699)	4t	(4,699)
Loss on extinguishment of debt	—	—		—
Other income, net	—	347	4u	347

Total other expense, net	(4,352)	—		(4,352)

Income before income taxes	524,984	—		524,984
Provision for income taxes	112,075	—		112,075

Net income	$412,909	$—		$412,909

Quidel Statements of Income items:

4r

For the year ended December 31, 2020, Amortization expense related to cost of sales of $7,369 was reclassified to Amortization of intangible assets. For the nine months ended September 30, 2021, Amortization expense related to cost of sales of $5,492 was reclassified to Amortization of intangible assets;

4s

For the year ended December 31, 2020, Amortization expense related to sales and marketing of $19,881 was reclassified to Amortization of intangible assets. For the nine months ended September 30, 2021, Amortization expense related to sales and marketing of $15,004 was reclassified to Amortization of intangible assets;

4t

For the year ended December 31, 2020, Interest expense, net of $8,504 was reclassified from Interest and other expense, net to Interest expense, net. For the nine months ended September 30, 2021, Interest expense, net of $4,699 was reclassified from Interest and other expense, net to Interest expense, net; and

4u

For the year ended December 31, 2020, Other expense, net of $1,119 was reclassified from Interest and other expense, net to Other expense, net. For the nine months ended September 30, 2021, Other income, net of $347 was reclassified from Interest and other expense, net to Other income, net.

5. Transaction Accounting Adjustments for Pro Forma Combined Balance Sheet

The following represents an explanation of the various adjustments to the unaudited pro forma combined balance sheet.

(a) Cash and cash equivalents

Represents a net decrease in cash of $762.9 million due to $1,742.9 million of aggregate cash consideration paid to Ortho shareholders under the BCA and $20.0 million of estimated financing costs associated with expected borrowings offset by $1.0 billion from proceeds to be received from Quidel’s presumed borrowings.

(b) Inventories

Quidel has not yet determined the fair value of inventories; therefore, the historical carrying value has been used in the preliminary purchase price allocation reflected in the unaudited pro forma combined balance sheet. The fair value could be materially different from the historical carrying value. This assertion remains contingent upon receiving additional information and performing procedures to calculate the fair value of inventory. No adjustment was made to the unaudited pro forma combined statements of income, but the step-up of inventories would have a direct impact on earnings via increased cost of sales.

(c) Property and equipment, net

Quidel has not yet determined the fair value of property, plant and equipment to be acquired; therefore, the historical carrying value has been used in the preliminary purchase price allocation reflected in the unaudited pro forma combined balance sheet. The fair value could be materially different from the historical carrying value. This assertion remains contingent upon receiving additional information and performing procedures to calculate the fair value of property, plant and equipment. No adjustment was made to the unaudited pro forma combined statements of income, but any difference between the fair value and the historical carrying value would have a direct impact on future earnings via depreciation expense.

(d) Goodwill

Reflects adjustments to remove $570.8 million of historical Ortho goodwill and recognize preliminary estimated goodwill of $2,814.6 million. Goodwill represents the excess of the purchase price over the preliminary fair value of Ortho’s underlying net tangible and identifiable intangible assets net of liabilities. The goodwill created in the Combinations is not expected to be deductible for tax purposes and is subject to material revision as the purchase price allocation is completed.

(e) Intangible Assets

Represents adjustments to record the preliminary estimated fair value of Ortho’s intangible assets of approximately $3.8 billion, which is an increase of $2.9 billion over Ortho’s book value of intangible assets prior to the Combinations. The acquired identifiable intangible assets are expected to be comprised of definite-lived customer relationships, developed technology, and trade names related to various Ortho products.

The fair value of intangible assets and related amortization are preliminary and are based on management’s assessment of comparable industry transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and the related amount of amortization may differ materially from this preliminary allocation. In addition, the periods the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived, or where appropriate, based on the use of a straight-line method. Therefore, the amount of amortization following the Combinations may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

(f) Deferred tax asset and liability

Represents the removal of $7.1 million of Ortho deferred tax asset and the removal of $84.4 million of Ortho deferred tax liability previously recorded. After giving effect to the estimated impact of the Combinations and the release of Ortho’s U.S. valuation allowance of $358.9 million, $28.1 million of deferred tax assets, $339.5 million of U.S. net deferred tax liabilities and $274.3 million of foreign deferred tax liabilities were recorded. This estimate of deferred tax assets and liabilities is preliminary and is subject to change based upon the final determination of fair value of assets acquired and liabilities assumed, which could be materially different.

(g) Other non-current assets

Represents the adjustment to remove $3.1 million of capitalized financing costs related to Ortho’s revolving line of credit in connection with the fair value adjustment for purchase accounting.

(h) Other current liabilities

Represents the pro forma adjustment to other current liabilities of $107.3 million. Refer to the table below which reflects the components of other current liabilities impacted by pro forma adjustments, which reflect transaction costs expected to be incurred and not previously recognized in the historical balance sheets (in thousands):

Quidel transaction costs	$52,900
Ortho transaction costs	54,400

Net increase to other current liabilities	$107,300

(i) Long-term borrowings

Represents the net pro forma increase to long-term borrowings of $1.1 billion. Refer to the table below which reflects the components of debt impacted by pro forma adjustments (in thousands):

Ortho debt fair value adjustment (1)	$42,000
Removal of Ortho original issue discount and deferred financing fees	28,200
New Quidel borrowings (2)	1,000,000
Financing fees related to new Quidel borrowings	(20,000)

Net increase in Long-term borrowings	$1,050,200

(1)

Represents the estimated fair value adjustment increase of $42.0 million related to Ortho’s historical long-term borrowings. The fair value of Ortho’s debt was determined based on trades as reported by a third-party bond pricing service.

(2)	Represents presumed issuance of new Quidel debt for the purposes of financing a portion of the cash consideration discussed in Note 5a.

(j) Preferred and Common Stock

The preferred redeemable shares are redeemable for no consideration under the BCA and have been removed as part of the Combinations adjustments. The par value of Ortho historical common stock was immaterial. The net adjustment to common stock reflects the par value for the issuance of Topco Shares in exchange for Ortho Shares calculated by multiplying the number of shares to be exchanged (see Note 3 by the $0.001 par value of Topco Shares) (in thousands, except Ortho Exchange Ratio and per share data):

Number of Ortho Shares outstanding at December 31, 2021	236,815
Ortho Exchange Ratio	0.1055

Topco Shares issued in connection with the Combinations	24,984
Par value per Topco Share	0.001

Net adjustment for par value of Topco Shares	$25

(k) Additional paid-in capital

Represents the elimination of Ortho historical additional paid-in capital, as well as reflecting the excess of fair value over par value for the issuance of common stock and the fair value of acquired stock awards (in thousands):

Fair value of Combinations stock consideration	$3,117,004
Fair value of Ortho Stock Awards	69,931
Less: par value of Topco Shares	(25)
Elimination of historical Ortho additional paid-in capital	(2,419,700)

Net adjustment to additional paid-in capital	$767,210

(l) Accumulated other comprehensive loss

Represents the elimination of $61.0 million of historical accumulated other comprehensive loss of Ortho.

(m) Retained earnings (accumulated deficit)

Represents the pro forma adjustment to retained earnings of $1.9 billion. Refer to the table below which reflects the components of retained earnings (accumulated deficit) impacted by pro forma adjustments (in thousands):

Elimination of Ortho’s historical accumulated deficit	$1,961,900
Quidel transaction costs (1)	(52,900)
Ortho transaction costs (1)	(54,400)

Net adjustment to retained earnings (accumulated deficit)	$1,854,600

(1)

Reflects an estimate of Quidel’s and Ortho’s non-recurring transaction-related costs. Transaction costs related to the Combinations include advisory, banking, and legal fees. These amounts will be expensed as incurred and are also reflected in the unaudited pro forma combined statement of operations for the year ended December 31, 2020 (See Note 6(a)).

6. Transaction Accounting Adjustments for Pro Forma Combined Statements of Income

The following outlines the various adjustments to the unaudited pro forma combined statements of income.

(a) General and administrative

Reflects an adjustment to record an estimate of $107.3 million in the year ended December 31, 2020 for non-recurring transaction-related costs expected to be incurred by Quidel and Ortho in connection with the Combinations, which include costs related to advisory, banking, and legal fees.

(b) Amortization of intangible assets

Reflects the adjustments to record new amortization expense based on the fair value of the preliminary estimate of acquired intangible assets, which represents the portion of the purchase price allocated to Ortho’s definite-lived developed technology, customer relationships and trade names. The preliminary estimated useful life of the various Ortho acquired intangible assets is ten years.

For the year ended December 31, 2020, represents a net increase of $246.4 million from the elimination of historical Ortho intangible asset amortization of $131.9 million and the recognition of pro forma amortization expense of $378.3 million.

For the nine months ended September 30, 2021, represents a net increase of $183.5 million from the elimination of historical Ortho intangible asset amortization of $100.3 million and the recognition of pro forma amortization expense of $283.8 million.

Amortization expense has been calculated on a preliminary basis, using the straight-line method over the estimated useful lives. The effect of a 10% increase or decrease in preliminary estimated fair value would result in an increase or decrease of amortization expense of $37.8 million and $28.4 million for the year ended December 31, 2020 and the nine months ended September 30, 2021, respectively.

(c) Interest expense

Represents the assumed net increase in interest expense related to Quidel’s new borrowings of $1.0 billion, the elimination of the amortization of Ortho deferred financing fees and debt discounts, and the amortization of the premium associated with the fair value adjustment to debt as follows (in thousands):

	Year ended December 31, 2020	Nine months ended September 30, 2021
Elimination of the amortization of deferred financing fees and discounts (1)	$(10,700)	$(6,000)
Amortization of premium associated with the fair value adjustment to debt (2)	(4,700)	(4,500)
Interest expense related to the issuance of new Quidel debt	45,000	33,750
Amortization of financing fees associated with new Quidel debt	4,000	3,000

Net increase in interest expense	$33,600	$26,250

(1)	Represents an adjustment to eliminate the historical amortization of Ortho deferred financing fees and discounts recognized through interest expense.
(2)	Represents the annual incremental amortization of the premium related to the fair value adjustment increase of $42.0 million related to Ortho’s historical long-term debt.

(d) Income tax expense

Represents the income tax effect of unaudited pro forma combined statement of income adjustments related to the Combinations using a federal and state combined statutory tax rate of 23% estimated based upon the federal and state combined statutory tax rates. Because the adjustments contained in this unaudited pro forma combined financial information are based on estimates, the effective tax rate will likely vary from the effective rate in periods subsequent to the Combinations. Adjustments to established deferred tax assets and liabilities as well as the recognition of additional deferred tax assets and liabilities upon detailed analysis of the acquired assets and assumed liabilities may occur in conjunction with the finalization of the purchase accounting, and these items could be material.

(e) Earnings per share

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined basic and diluted weighted average shares, after giving effect to the Ortho Exchange Ratio and the Quidel Exchange Ratio. The historical basic and diluted weighted average shares of Ortho are assumed to be replaced by the shares expected to be issued by Topco to effect the Combinations, as follows (in thousands, except share and per share amounts):

	For the year ended	For the nine months ended
	December 31, 2020	September 30, 2021
Pro forma net income	$329,314	$227,443
Historical Quidel basic weighted-average shares outstanding	42,124	41,657
Issuance of Topco Shares to Ortho shareholders	24,984	24,984

Pro forma basic weighted-average shares outstanding	67,108	66,641

Pro forma basic earnings per share	$4.91	$3.41

	For the year ended	For the nine months ended
	December 31, 2020	September 30, 2021
Pro forma net income	$329,314	$227,443
Historical Quidel diluted weighted-average shares outstanding	43,591	42,471
Issuance of Topco Shares to Ortho shareholders	24,984	24,984
Dilutive impact of Ortho Stock Awards	381	343

Pro forma diluted weighted-average shares outstanding	68,956	67,798

Pro forma diluted earnings per share	$4.78	$3.35

COMPARATIVE HISTORICAL UNAUDITED PRO FORMA COMBINED PER SHARE INFORMATION

Set forth below are earnings and book value per share data for:

•	Quidel on a historical basis for the nine months ended September 30, 2021 and for the year ended December 31, 2020.

•	Ortho on a historical basis for the nine months ended September 30, 2021 and for the year ended December 31, 2020.

•

Pro forma per share information as of and for the nine months ended September 30, 2021 and for the year ended December 31, 2020. The pro forma per share information shows the effect of the Combinations from the perspective of a holder of Topco Shares.

The unaudited pro forma per share information below is presented for illustrative purposes only. It does not purport to represent the historical results or what Topco’s financial position would have been if the Combinations occurred on the date assumed and it is not necessarily indicative of Topco’s future results or financial position.

Quidel Per Share Information

	For the year ended	For the nine months ended
	December 31, 2020	September 30, 2021
Basic earnings per share	$19.24	$9.91
Diluted earnings per share	$18.60	$9.72

Ortho Per Share Information

	For the year ended	For the nine months ended
	December 31, 2020	September 30, 2021
Basic loss per share	$(1.45)	$(0.20)
Diluted loss per share	$(1.45)	$(0.20)

Topco Pro Forma Per Share Information

	For the year ended	As of and for the nine months ended
	December 31, 2020	September 30, 2021
Basic earnings per share	$4.91	$3.41
Diluted earnings per share	$4.78	$3.35
Book value per share (a)	N/A	$70.72

(a)	Pro forma book value per share = Pro forma total equity / pro forma shares outstanding

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

The following table sets forth the closing market price per share of Quidel Shares and Ortho Shares as reported on Nasdaq. In each case, the prices are given:

•	as of December 22, 2021 (the last trading day prior to the public announcement of the execution of the BCA); and

•	as of [●], 2022 (the latest practicable trading date prior to the date of this joint proxy statement/prospectus).

You are urged to obtain up-to-date market prices for Quidel Shares and Ortho Shares before making your decision with respect to the approval of the BCA. Quidel Shares are listed on Nasdaq under the symbol “QDEL.” Ortho shares are listed on Nasdaq under the symbol “OCDX.”

The market price per share of Quidel Shares and Ortho Shares could change significantly and may not be indicative of the value of Topco Shares once they start trading on or after the date of completion of the Combinations.

Date	Quidel Shares			Ortho Shares
December 22, 2021		$166.24			$19.79
[●], 2022	$	[	●]	$	[	●]

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Ortho shareholders in determining whether to approve the Ortho Scheme or the Quidel stockholders in determining whether to approve the Quidel Merger. You are urged to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve the Ortho Scheme or Quidel Merger, as applicable. Although the exchange ratios are fixed, the market price of Quidel Shares and Ortho Shares will fluctuate between the date of this joint proxy statement/prospectus and the Effective Times of the Combinations. No assurance can be given concerning the market price of Quidel Shares and Ortho Shares before or on the date of completion of the Combinations, or the market price of Topco Shares on or after the date of completion of the Combinations. See the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus.

Dividends

Neither Quidel nor Ortho have historically paid any dividends to their respective shareholders.

SCHEME PROPOSAL AND THE ORTHO SHAREHOLDER MEETINGS— EXPLANATORY STATEMENT

(In compliance with Section 897 of the UK Companies Act 2006)

[●], 2022

To the holders of Ortho Shares and, for information only, to the holders of options or awards under any Ortho Clinical Diagnostics Holdings plc employee benefit plan providing for equity or equity-based compensation.

RECOMMENDED ACQUISITION OF ORTHO AND QUIDEL BY TOPCO

Introduction

The following section of this joint proxy statement/prospectus explains, among other things, the effect of the Ortho Scheme and, together with the further information contained elsewhere in this joint proxy statement/prospectus, constitutes the explanatory statement in respect of the Ortho Scheme as required by section 897 of the UK Companies Act. Accordingly, in addition to the information contained in the following section of this joint proxy statement/prospectus, your attention is drawn to the further information contained elsewhere in this joint proxy statement/prospectus and you are advised to read this joint proxy statement/prospectus in full.

On December 22, 2021, it was announced that Ortho entered into the BCA with Quidel, Topco, U.S. Merger Sub, U.S. Holdco Sub and U.S. Holdco Sub 2, pursuant to which, among other things, the entire issued and to be issued share capital of Ortho will be transferred to GTU Ops Inc. (a Computershare entity) or another company mutually acceptable to Quidel and Ortho and falling within Section 67(6) of the Finance Act 1986 (the “DR Nominee”) (or, if the DR Nominee holds the Ortho Shares today, transferred within the DR Nominee) on behalf of Topco in exchange for the aggregate transaction deliverables (the “Ortho Combination”) by means of a court-sanctioned scheme of arrangement under Part 26 of the UK Companies Act.

Your attention is drawn to the section entitled “The Combinations” of this joint proxy statement/prospectus, which contains, among other things, (i) information on the reasons for and expected benefits of the Combinations and (ii) the unanimous recommendation by the Ortho board of directors to Ortho shareholders to vote in favor of the resolutions to be proposed at the Ortho Court Meeting and the Ortho General Meeting. The Ortho Scheme is set out in full in the section entitled “The Ortho Scheme” of this joint proxy statement/prospectus.

The Ortho Combination

The Ortho Combination is to be effected by means of the Ortho Scheme, a UK court-sanctioned scheme of arrangement between Ortho and the holders of Ortho Shares (i) in issue at the date of this document, (ii) issued after the date of this joint proxy statement/prospectus and prior to the Voting Record Time (if any), and (iii) issued at or after the Voting Record Time and prior to the Scheme Record Time (if any), either on terms that the original or any subsequent holders thereof shall be bound by or in respect of which the holders thereof shall have agreed in writing to be bound, by in each case, remaining in issue at the Scheme Record Time but excluding any Excluded Ortho Shares (as defined herein) and whose names appear in the register of members of Ortho at the Scheme Record Time (“Scheme Shares” and the holders thereof, “Scheme Shareholders”), under Part 26 of the UK Companies Act. Implementation of the Ortho Combination requires (i) the approval of the Ortho Scheme by the Ortho shareholders at the Ortho Court Meeting (the “Scheme Proposal”) and (ii) the approval of the proposal to (a) authorize the Ortho board of directors to take all action necessary or appropriate for carrying the Ortho Scheme into effect and (b) adopt the Ortho Articles in substitution for, and to the exclusion of, Ortho’s existing articles of association in order to facilitate the Combinations by the Ortho shareholders at the Ortho General Meeting (the “Scheme Implementation Proposal”). The Ortho Scheme also requires the sanction of the Court. The Ortho Scheme is set out in full in the section entitled “The Ortho Scheme” of this joint proxy statement/prospectus.

The purpose of the Ortho Scheme is to enable the DR Nominee, on Topco’s behalf, to acquire (or transfer within, as the case may be) the entire issued and to be issued share capital of Ortho. This is to be achieved by the DR Nominee, on Topco’s behalf, acquiring (or transferring within itself) the Ortho Shares held by the Scheme Shareholders at [●] [a.m./ p.m.] (Eastern Standard Time) and [6:00] p.m. (London time) on the Business Day immediately prior to the Ortho Effective Date (“Scheme Record Time”), in return for which the Scheme Shareholders will receive the cash consideration and the share deliverable for their Scheme Shares on the basis set out in the Ortho Scheme.

If the Ortho Combination is completed:

•	all Ortho Shares will be acquired by (or held within, as the case may be) the DR Nominee, on Topco’s behalf; and

•

holders of Ortho Shares as of the Scheme Record Time will, on the terms set out in the Ortho Scheme, have the right to receive for each Ortho Share held by them at such time the scheme deliverables, consisting of an amount equal to $7.14 in cash plus 0.1055 shares of common stock, par value $0.001 per share, of Topco.

Topco Shares shall be admitted to trading on Nasdaq under the trading symbol “[●]” no later than the time at which the Ortho Scheme shall be delivered to the Registrar and become effective. The Ortho Scheme consideration of 0.1055 Topco Shares and $7.14 in cash per Ortho Share had an implied value of $24.75 per Ortho Share based upon the closing price of Quidel Shares on December 21, 2021. Please refer to the opinions of Perella Weinberg and J. P. Morgan in the sections entitled “The Combinations—Opinion of Perella Weinberg Partners LP as Financial Advisor to Quidel” and “The Combinations—Opinion of J.P. Morgan Securities LLC as Financial Advisor to Ortho,” for further details of how such implied value was calculated and analysed.

No fractional Topco Shares will be issued pursuant to the Ortho Scheme to any holder of Ortho Shares. Each holder of Ortho Shares whom would otherwise have been entitled to receive a fraction of a Topco Share shall receive from the Exchange Agent, in lieu thereof, cash (without interest) in an amount representing such holder’s proportionate interest in the net proceeds from the sale (after deduction of the expenses of the sale, including commissions, taxes and out-of-pocket transaction costs of the Exchange Agent) by the Exchange Agent on behalf of all such holders of Topco Shares which would otherwise be issued (the “Excess Topco Shares”). The sale of the Excess Topco Shares by the Exchange Agent shall be executed on Nasdaq, and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to such former holders of Ortho Shares, the Exchange Agent shall hold such proceeds in trust for such holders (the “Fractional Interests Trust”). Topco shall pay all commissions, transfer taxes and other out-of-pocket transaction costs incurred in connection with such sale of the Excess Topco Shares. The Exchange Agent shall determine the portion of the Fractional Interests Trust to which each holder of Ortho Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Fractional Interests Trust by a fraction, the numerator of which is the amount of fractional Topco Shares to which such former holder of Ortho Shares is entitled and the denominator of which is the aggregate amount of fractional Topco Shares to which all holders of Ortho Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Ortho Shares in lieu of fractional Topco Shares, the Exchange Agent shall make available such amounts to such former holders of Ortho Shares, without interest and subject to any required tax withholding. Any such sale shall be made within ten Business Days or such shorter period as may be required by applicable law as soon as reasonably practicable after the Ortho Effective Time.

Prior to the Ortho Court Meeting, Quidel will irrevocably commit to Topco and, as may be required, the Court (on terms satisfactory to each of them) to make available to Topco the cash consideration due pursuant to the Ortho Scheme, such that Quidel shall deposit, or cause to be deposited, in each case on behalf of Topco, with the Exchange Agent, for the benefit of Scheme Shareholders, for exchange through the Exchange Agent, sufficient cash to make delivery of the cash consideration pursuant to the Ortho Scheme (the “Cash Portion”).

Conditions to Complete the Combinations

The respective obligations of Ortho, Quidel, Topco, U.S. Merger Sub, U.S. Holdco Sub and U.S. Holdco Sub 2 to complete the Combinations are subject to the satisfaction (or, to the extent permitted by applicable law, waiver by such parties) of the following conditions:

(i)	the receipt of the required Quidel stockholder approvals;

(ii)	the receipt of the required Ortho shareholder approvals;

(iii)	the sanction of the Ortho Scheme by the Court and delivery to the Registrar of the Ortho Scheme Order with due confirmatory receipt;

(iv)

the absence of any judgments, orders, decisions, writs, injunctions, decrees, stipulations, legal or arbitration awards, rulings or other findings or agency requirements promulgated, issued or entered by or with (or settlement or consent agreement subject to) any court or other governmental authority of any competent jurisdiction that remains in effect and prohibits, restrains, prevents or makes illegal the completion of the Combinations;

(v)

the absence of any applicable law enacted, entered, promulgated, adopted, enacted, issued or entered into by or with or enforced by any governmental authority or any United States or non-United States commission, board, agency or body that is not a governmental authority but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, electronic communication networks, insurance companies or agents, investment companies or investment advisers, including Nasdaq, that remains in effect and prohibits, restrains, prevents or makes illegal completion of the Combinations;

(vi)

the Registration Statement of which this joint proxy statement/prospectus forms a part shall have been declared effective by the SEC under the Securities Act, and shall not be the subject of any stop order which is in effect suspending the effectiveness of the Registration Statement or any proceedings for that purpose;

(vii)	Topco Shares to be delivered to Ortho shareholders and Quidel stockholders in connection with the Combinations being authorized for listing on Nasdaq, subject to official notice of issuance; and

(viii)

any waiting period (and any extensions thereof) applicable to the Combinations and any agreement (including any timing agreement) with any governmental entity not to consummate the Combinations shall have, in each case, expired, been terminated, or been obtained, as applicable.

The obligation of Ortho and Topco to complete the Combinations is subject to the satisfaction (or, to the extent permitted by applicable law, waiver by Ortho) of the following additional conditions:

(i)	Quidel having performed, in all material respects, all obligations required to be performed by Quidel at or prior to the closing of the Combinations;

(ii)	the representations and warranties of Quidel being true and correct to the extent specified in the BCA;

(iii)	no material adverse effect with respect to Quidel shall have occurred since December 22, 2021; and

(iv)	the receipt of a certificate from an officer of Quidel confirming, on behalf of Quidel, the satisfaction of the conditions set forth in the immediately preceding three clauses.

The obligation of Quidel to complete the Combinations is subject to the satisfaction (or, to the extent permitted by applicable law, waiver by Quidel) of the following additional conditions:

(i)	Ortho having performed, in all material respects, all of its obligations required to be performed by it at or prior to the closing of the Combinations;

(ii)	the representations and warranties of Ortho being true and correct to the extent specified in the BCA;

(iii)	no material adverse effect with respect to Ortho shall have occurred since December 22, 2021; and

(iv)	the receipt of a certificate from an officer of Ortho confirming the satisfaction of the conditions set forth in the immediately preceding three clauses.

The Ortho Scheme can only become effective if all conditions to the Combinations, including the required Ortho shareholder approvals and the sanction of the Court, have been satisfied or (to the extent permitted by law) waived. The Ortho Scheme will become effective upon a copy of the Ortho Scheme Order being delivered to the Registrar. Subject to the satisfaction or waiver of the conditions to the Combinations, including the sanction of the Ortho Scheme by the Court, the Ortho Effective Time is expected to occur in the first half of 2022.

Shareholder Meetings

Before the Court’s sanction can be sought, the Ortho Scheme requires, among other things, approval of the Ortho Scheme terms and the Ortho Scheme by Scheme Shareholders at the Ortho Court Meeting. The Scheme Proposal must be approved by a simple majority in number of Ortho ordinary shareholders present and voting (and entitled to vote), either remotely (via the Virtual Meeting Platform) or by proxy, representing at least 75% in value of the Ortho Shares in respect of which a vote has been cast. Approval of the Scheme Proposal is required to consummate the Combinations. Ortho shareholders are also being asked to consider and approve the Scheme Implementation Proposal and the Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements (as defined below) at the Ortho General Meeting. If approved, the Scheme Implementation Proposal will (i) authorize the Ortho board of directors to take all action necessary or appropriate for carrying the Ortho Scheme into effect and (ii) adopt the Ortho Articles in substitution for, and to the exclusion of, Ortho’s existing articles of association in order to facilitate the Combinations. The Scheme Implementation Proposal will be proposed as a special resolution at the Ortho General Meeting, which means that the Scheme Implementation Proposal must be approved by at least 75% of the votes cast by Ortho ordinary shareholders present and voting (and entitled to vote), either remotely (via the Virtual Meeting Platform) or by proxy at the Ortho General Meeting. Approval of the Scheme Implementation Proposal is required to consummate the Combinations.

The Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that Ortho seek a non-binding, advisory vote from Ortho shareholders to approve the compensation that may be paid or become payable to Ortho’s named executive officers in connection with the Combinations and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed in the table entitled “Interests of Certain Persons in the Combinations (Ortho)—Golden Parachute Compensation” of this joint proxy statement/prospectus, including the associated narrative discussion (the “Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements”). The Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements will be proposed as an ordinary resolution at the Ortho General Meeting, which means that the Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements must be approved by a simple majority of the votes cast by Ortho ordinary shareholders present and voting (and entitled to vote), either remotely (via the Virtual Meeting Platform) or by proxy at the Ortho General Meeting. Unlike the Scheme Proposal and Scheme Implementation Proposal, the approval of the Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements is not required to consummate the Combinations.

Notices of both the Ortho Court Meeting and the Ortho General Meeting are set out at the beginning of this joint proxy statement/prospectus. Entitlement to attend and vote at these meetings and the number of votes which may be cast will be determined by reference to the register of members of Ortho at the Voting Record Time.

IF THE SCHEME OF ARRANGEMENT BECOMES EFFECTIVE, IT WILL BE BINDING ON ALL SCHEME SHAREHOLDERS, IRRESPECTIVE OF WHETHER OR NOT THEY ATTENDED OR VOTED AT THE ORTHO COURT MEETING OR THE GENERAL MEETING.

Date, Time, Place and Purpose of the Ortho Court Meeting

The Ortho Court Meeting will be held at [●], [●] at [●] [a.m./ p.m.] (Eastern Standard Time) and [●] [a.m./ p.m.] (London time) on [●], 2022 for Scheme Shareholders on the register of members as at the Voting Record Time to consider and, if thought fit, approve the Ortho Scheme.

At the Ortho Court Meeting, voting will be by poll and each Scheme Shareholder present remotely (via the Virtual Meeting Platform) or by proxy will be entitled to one vote for each Ortho Share held as at the Voting Record Time. The approval required at the Ortho Court Meeting is a simple majority in number of the Ortho ordinary shareholders present and voting (and entitled to vote) remotely (via the Virtual Meeting Platform) or by proxy, representing at least 75% in value of the Ortho Shares in respect of which a vote has been cast.

YOU ARE STRONGLY URGED TO SIGN AND RETURN YOUR BLUE FORM OF PROXY FOR THE ORTHO COURT MEETING AS SOON AS POSSIBLE. THE COMPLETION AND RETURN OF THE FORMS OF PROXY WILL NOT PREVENT YOU FROM REMOTELY ATTENDING, SUBMITTING QUESTIONS AND VOTING AT EITHER THE ORTHO COURT MEETING OR THE ORTHO GENERAL MEETING, OR ANY ADJOURNMENT THEREOF, IN EACH CASE VIA THE VIRTUAL MEETING PLATFORM, IF YOU ARE ENTITLED TO AND WISH TO DO SO. HOLDERS OF THE BENEFICIAL INTERESTS IN ORTHO SHARES WILL BE ABLE TO SUBMIT WRITTEN QUESTIONS AND OBSERVE THE ORTHO COURT MEETING REMOTELY VIA THE VIRTUAL MEETING PLATFORM.

Date, Time, Place and Purpose of the Ortho General Meeting

The Ortho General Meeting will be held at [●], [●] at [●] [a.m./ p.m.] (Eastern Standard Time) and [●] [a.m./ p.m.] (London time) on [●], 2022 for Ortho shareholders on the register of members as at the Voting Record Time to consider and, if thought fit, approve the Scheme Implementation Proposal as a special resolution and the Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements as an ordinary resolution.

At the Ortho General Meeting, voting on each of the Scheme Implementation Proposal and the Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements will be by poll and each Ortho shareholder present remotely (via the Virtual Meeting Platform) or by proxy will be entitled to one vote for each Ortho ordinary share held as at the Voting Record Time. The approval required for the Scheme Implementation Proposal to be passed is at least 75% of the votes validly cast on such resolution remotely (via the Virtual Meeting Platform) or by proxy. The approval required for the Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements to be passed is a simple majority of the votes validly cast on such resolution remotely (via the Virtual Meeting Platform) or by proxy.

YOU ARE STRONGLY URGED TO SIGN AND RETURN YOUR WHITE FORM OF PROXY FOR THE GENERAL MEETING AS SOON AS POSSIBLE. THE COMPLETION AND RETURN OF THE FORMS OF PROXY WILL NOT PREVENT YOU FROM REMOTELY ATTENDING, SUBMITTING QUESTIONS AND VOTING AT EITHER THE ORTHO COURT MEETING OR THE GENERAL MEETING, OR ANY ADJOURNMENT THEREOF, IN EACH CASE VIA THE VIRTUAL MEETING PLATFORM, IF YOU ARE ENTITLED TO AND WISH TO DO SO. HOLDERS OF THE BENEFICIAL INTERESTS IN ORTHO ORDINARY SHARES WILL BE ABLE TO SUBMIT WRITTEN QUESTIONS AND OBSERVE THE ORTHO COURT MEETING REMOTELY VIA THE VIRTUAL MEETING PLATFORM.

Adoption of the Ortho Articles

Ortho Shares issued after the Scheme Record Time will not be subject to the Ortho Scheme. In order to ensure that the DR Nominee, on Topco’s behalf, acquires the entire issued and to be issued share capital of Ortho, it is therefore proposed that, pursuant to the Scheme Implementation Proposal, the Ortho Articles be adopted in substitution for, and to the exclusion of, Ortho’s existing articles of association and pursuant to the Ortho Articles, Ortho Shares issued after the Scheme Record Time (if any), other than to Topco or its nominees, will be automatically acquired by the DR Nominee, on behalf of Topco, subject to the same terms as under the Ortho Scheme.

It is also proposed that, pursuant to the Scheme Implementation Proposal, the Ortho Articles be adopted to ensure that any Ortho Shares issued at or after the Voting Record Time but prior to the Scheme Record Time will also be acquired as if they were Scheme Shares subject to the Ortho Scheme.

Promptly after the time at which the Ortho Scheme shall be delivered to the Registrar and become effective the Ortho Shares shall be de-listed from Nasdaq and the DR Nominee, on Topco’s behalf, shall be the sole shareholder in Ortho. The adoption of Ortho Articles shall reflect Ortho’s status as a sole shareholder company.

Advisory Approval of the Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements

It is proposed that, as an ordinary resolution to be proposed at the Ortho General Meeting, the Ortho shareholders vote on the approval (on a non-binding advisory basis) of the compensation that may be paid or become payable to Ortho’s named executive officers in connection with the Combinations and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed in the table entitled “Interests of Certain Persons in the Combinations (Ortho)—Golden Parachute Compensation” of this joint proxy statement/prospectus, including the associated narrative discussion. Failure to obtain this non-binding approval will not prevent the consummation of the Combinations.

Recommendation of the Ortho Board of Directors

The Ortho board of directors has unanimously approved the BCA and the actions required and contemplated therein, including the Combinations, and determined that such actions are advisable and in the best interests of Ortho and its shareholders. The Ortho board of directors unanimously recommends that Ortho shareholders vote “FOR” the Scheme Proposal at the Ortho Court Meeting, “FOR” the Scheme Implementation Proposal at the Ortho General Meeting and “FOR” the Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements at the Ortho General Meeting. See the section entitled “The Combinations—Ortho Reasons for the Combinations and Recommendation of the Ortho Board of Directors” of this joint proxy statement/prospectus for a more detailed discussion of the Ortho board of directors’ recommendation with respect to the Scheme Proposal, the Scheme Implementation Proposal and the Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements, including with respect to the opinion provided to Ortho by J. P. Morgan as more fully described below in the section “The Combinations—Opinion of J.P. Morgan Securities LLC as Financial Advisor to Ortho.”

Entitlement to Vote at the Ortho Shareholder Meetings

If you hold Ortho Shares registered in your own name as of the Voting Record Time, you are entitled to attend the Ortho Court Meeting and the Ortho General Meeting to vote either remotely or to appoint another person or persons as your proxy or proxies to attend and vote on your behalf, in accordance with the procedures further outlined in this joint proxy statement/prospectus. You are strongly encouraged to appoint the Chair of the Ortho Shareholder Meetings as your proxy. Only directors of Ortho will be permitted to attend in person. If any other person is appointed as proxy, he or she will not be permitted to attend the Ortho Shareholder Meetings in person, but will be able to attend, submit questions and vote at the Ortho Shareholder Meetings remotely via the Virtual Meeting Platform. Holders of the beneficial interests in Ortho Shares will be able to submit written questions and observe the Ortho Shareholder Meetings remotely via the Virtual Meeting Platform. Please see the section entitled “Explanatory Statement—Beneficial Holders” of this joint proxy statement/prospectus for further information in respect of such holdings and interests.

Holders of Ortho Shares who hold their Ortho Shares indirectly through a broker, bank, trust company or other nominee must rely on the procedures of such broker, bank, trust company or other nominee in order to assert the rights of a holder of Ortho Shares to vote at the Ortho Shareholder Meetings. If this applies to you, we encourage you to consult your broker, bank, trust company or other nominee as soon as possible.

If you are a beneficial holder but not the legal holder of Ortho Shares then, as a matter of English law, your name is not entered in Ortho’s register of members. Accordingly, if you wish to attend and vote directly (i.e., in your own name) at the Ortho Court Meeting or Ortho General Meeting in respect of all or part of your holding, you must become a registered holder of Ortho Shares by arranging for the completion of a stock transfer form by the applicable registered holder in respect of the Ortho Shares that you wish to be transferred into your name, pay any related UK stamp duty, if applicable, and send the completed stock transfer form and related documentation (as applicable) to Ortho’s transfer agent, Computershare Investor Services at Investor Services at 462 South 4th Street, Suite 1600, Louisville, KY, 40202, United States, prior to the Voting Record Time. Beneficial holders who wish to attend and vote directly at the Ortho Court Meeting or Ortho General Meeting should send such stock transfer form in respect of their Ortho Shares to permit processing to be completed by Computershare prior to the Voting Record Time.

If either Ortho Shareholder Meeting is adjourned, only those Ortho shareholders on the register of members at [●] [a.m./ p.m.] (Eastern Standard Time) and [6:00] [a.m./ p.m.] (London time) on the date which is two Business Days before the adjourned meeting will be entitled to attend and vote.

Quorum

The presence at the Ortho General Meeting of two qualifying persons entitled to vote on the business to be transacted at the Ortho General Meeting, present remotely (via the Virtual Meeting Platform) or by proxy, shall be a quorum. A “qualifying person” means (a) an individual who is a shareholder of Ortho, (b) a person authorized to act as the representative of a corporation in relation to the Ortho General Meeting or (c) a person appointed as a proxy of a shareholder in relation to the meeting.

The Ortho Directors and the Effect of the Ortho Scheme on their Interests

Details of the interests of Ortho directors in the share capital of Ortho and awards in respect of such share capital, are set out in the section entitled “Interests of Certain Persons in the Combinations (Ortho)” of this joint proxy statement/prospectus. Scheme Shares held by the Ortho directors at the Scheme Record Time will be subject to the Ortho Scheme.

In common with the other participants who hold Ortho Equity Rights, the Ortho directors who hold Ortho Equity Rights will be able to receive Ortho Shares to the extent that such awards vest and are exercised prior to the effective time.

It is proposed that, as an ordinary resolution to be proposed at the Ortho General Meeting, the Ortho shareholders vote on the approval (on a non-binding, advisory basis) of the compensation that may be paid or become payable to its named executive officers in connection with the Combinations and the agreements and understandings pursuant to which such compensation may be paid or become payable, as disclosed in the table entitled “Interests of Certain Persons in the Combinations (Ortho)—Golden Parachute Compensation” of this joint proxy statement/prospectus, including the associated narrative discussion.

Except as set out in the section entitled “Interests of Certain Persons in the Combinations (Ortho)” of this joint proxy statement/prospectus and the provisions of the BCA applicable to directors as described in the section entitled “The Business Combination Agreement” of this joint proxy statement/prospectus, the effect of the Ortho Scheme on the interests of Ortho directors does not differ from its effect on the interests of any other Ortho shareholder.

Sanction of the Ortho Scheme by the Court

Under the UK Companies Act, the Ortho Scheme also requires the sanction of the Court. The Court Sanction Hearing is currently expected to be held in the first half of 2022. Scheme Shareholders are entitled to remotely attend the Court Sanction Hearing, should they wish to do so, in person or through counsel.

Following sanction of the Ortho Scheme by the Court, the Ortho Scheme will become effective in accordance with its terms upon a copy of the Court Order being delivered to the Registrar.

Upon the Ortho Scheme becoming effective, it will be binding on all Scheme Shareholders holding Scheme Shares at the Scheme Record Time, irrespective of whether or not they attended or voted in favor of, or against, the Ortho Scheme at the Ortho Court Meeting or in favor of, or against, or withheld their vote on the Scheme Implementation Proposal at the Ortho General Meeting.

If the Ortho Scheme does not become effective by September 22, 2022 (or, if extended, January 22, 2023, as further described in the section entitled “The Business Combination Agreement—Termination” of this joint proxy statement/prospectus), the BCA may be terminated by either Quidel or Ortho, and the Ortho Scheme may not become effective.

Solicitation of Proxies

Ortho will bear its own costs and expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus to Ortho shareholders and the retention of any information agent or other service provider in connection with the Combinations. This proxy solicitation is being made by Ortho on behalf of the Ortho board of directors. Ortho has hired MacKenzie Partners, Inc. to assist in the solicitation of proxies at an estimated total cost to Ortho of approximately in the range of $75,000 to $125,000, plus reimbursement of reasonable additional costs and out-of-pocket expenses. In addition to this mailing, proxies may be solicited by directors, officers or employees of Ortho or its affiliates in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services.

Listings, Dealings, Delisting and Settlement

Delisting of Ortho Shares

On the Closing Date, entitlements to Scheme Shares will be cancelled, and share certificates in respect of Scheme Shares held in certificated form will cease to be valid documents of title and should be destroyed or, at the request of Topco, delivered up to the DR Nominee, or to any person appointed by Topco to receive the same.

As a result of the consummation of the Combinations, Ortho will become a wholly owned subsidiary of Topco following Topco’s contribution of the depositary receipts in the Ortho Shares and deferred shares to U.S. Holdco Sub (and, at least two days following such contribution, further transfer such depositary interests and deferred shares to U.S. Holdco Sub 2) and it is intended that Ortho will be re-registered as a private limited company under the applicable provisions of the UK Companies Act.

It is intended that the last day for dealings in Ortho Shares on Nasdaq will be the last Business Day before the effective time or the day of the Ortho Effective Time. It is intended that, prior to the Ortho Effective Time, applications be made to delist the Ortho Shares from Nasdaq and terminate the registration of the Ortho Shares under the Exchange Act to take effect promptly following the Ortho Effective Time.

Listing and Dealings in Topco Shares

The Topco Shares to be delivered pursuant to the Ortho Scheme will be delivered credited as fully paid and non-assessable. The Topco Shares will rank pari passu in all respects with the Topco Shares in issue on the Effective Date, including the right to receive and retain dividends or other distributions on the common stock of Topco declared, made or paid after the closing date.

As of the Closing Date, the Topco Shares will be listed on Nasdaq, and are not expected to be listed on any other securities exchange.

Settlement

Subject to the Ortho Scheme becoming effective, settlement of the scheme deliverables to which any Ortho shareholder is entitled under the Ortho Scheme will be effected in accordance with paragraph 5 of the Ortho Scheme which is set out in full in the section entitled “The Ortho Scheme” of this joint proxy statement/prospectus, as summarized below.

Settlement of Cash Consideration

Settlement of the cash consideration due pursuant to the Ortho Scheme (as well as any cash entitlement in respect of fractional shares) will be effected by cheque. All cheques will be in U.S. dollars. Payments made by cheque will be payable to the Scheme Shareholder(s) concerned. Cheques will be despatched by mail (or by international post or airmail, if outside the United States) to the address appearing on Ortho’s share register at the Scheme Record Time (or, in the case of joint holders, to the address of that joint holder whose name stands first in the said register in respect of such joint holding). If Ortho shareholders would like to receive payments in cash (by way of wire transfer), please contact the Exchange Agent at [●] and complete and submit the form which will be provided in accordance with the instructions thereon on or before the date falling [5] Business Days prior to the Court Sanction Hearing. Please note there will be a $[100] fee which will be deducted at the Ortho shareholder’s expense for each wire transfer.

All cheques shall be despatched and, in respect of Ortho shareholders who have requested that the cash consideration to which they are entitled is paid in cash, all wire transfers shall be instructed for settlement, on or as soon as reasonably practicable following the Ortho Scheme becoming effective.

Settlement of Share Consideration

Topco shall issue to each Scheme Shareholder the number of Topco Shares to which such Scheme Shareholder is entitled under the Ortho Scheme, and shall credit, or cause to be credited through the facilities of the Exchange Agent, such Topco Shares in book-entry form to the respective account of such Scheme Shareholder on the Exchange Agent’s records or the participants in DTC’s electronic book-entry clearing and settlement system, as soon as reasonably practicable following the Effective Date (and in any event no later than two Business Days following the Effective Date).

Fractions of Topco Shares will not be allotted to Scheme Shareholders. Instead, Scheme Shareholders shall receive, in lieu of such fractional entitlements, cash in an amount in U.S. dollars (rounded down to the nearest cent) equal to such fractional amount multiplied by the aggregate net proceeds from the sale of such fractional entitlements.

The number of Topco Shares to which each Scheme Shareholder is entitled under the Scheme shall be subject to adjustment for any share split, consolidation or other action impacting the number of Topco Shares to be received under the Ortho Scheme.

General

All documents and remittances sent to, from or on behalf of Ortho shareholders will be sent entirely at their own risk.

Beneficial Holders

As at the date of this joint proxy statement/prospectus, Ortho has two registered holders of Ortho Shares, being GTU Ops Inc., in respect of Computershare, and Cede & Co., in respect of The Depository Trust Company, (together the “Registered Holders”) who hold the relevant Ortho Shares in their names ultimately on behalf of the beneficial holders of such Ortho Shares (the “Beneficial Holders”). The information set forth in this section is of importance to Beneficial Holders, as the Scheme Shares (in respect of the Ortho Court Meeting) and Ortho Shares (in respect of the Ortho General Meeting) are held by the Registered Holders on behalf of the Beneficial Holders. As at the date of this joint proxy statement/prospectus the Scheme Shareholders (in respect of the Ortho Court Meeting) and Ortho Shareholders (in respect of the Ortho General Meeting) are GTU Ops Inc. and Cede & Co. although this position might change at the time of the relevant Ortho Shareholder Meetings if a Beneficial Holder takes their Ortho Shares out of depositary arrangements and into their own name as described further in this joint proxy statement/prospectus and below.

Beneficial Holders (being holders of a book entry, beneficial or otherwise controlling voting and economic interest in an Ortho Share, the legal ownership of which is held on their behalf by a Registered Holder, and whose names do not therefore appear in the register of members of Ortho) will not be entitled to attend, speak at, vote at or otherwise participate in either the Ortho Court Meeting or the Ortho General Meeting (whether in person or remotely via the Virtual Meeting Platform, save in respect of an ability to submit questions and observe via the Virtual Meeting Platform as described in this joint proxy statement/prospectus and in the Virtual Meeting Guide prepared by Lumi).

Beneficial Holders as of [●] [a.m./ p.m.] (Eastern Standard Time) and [•] p.m. (London time) on [•] 2022 (the “Beneficial Holder Record Time”) will be entitled to instruct their brokers, investment firms, clearing houses and similar entities that own securities on behalf of the Beneficial Holders (the “Intermediaries”) how to vote the Scheme Shares and Ortho Shares in which they have a beneficial interest by completing and signing the materials provided to them in accordance with the instructions provided to them by their Intermediary.

Beneficial Holders should note that only proxies deposited by Scheme Shareholders and Ortho Shareholders (that is, individuals or entities whose names appear on the register of members of Ortho maintained by Computershare, acting as Ortho’s registrar, as registered holders of Scheme Shares and Ortho Shares) will be recognised and acted upon at the Ortho Court Meeting and the Ortho General Meeting. If Scheme Shares or Ortho Shares are listed in an account statement provided to a Beneficial Holder by an Intermediary, those Scheme Shares or Ortho Shares will, in all likelihood, be registered in the name of the Intermediary (or its agent). As at the date of this joint proxy statement/prospectus all such Scheme Shares and Ortho Shares are registered under the name of the Registered Holders.

The notice of the Ortho Court Meeting and Ortho General Meeting, the blue and white forms of proxy, the Virtual Meeting Guide and any other instructions as to voting from the Intermediaries (collectively, the “Meeting Materials”) will be sent to each Beneficial Holder by or on behalf of the Intermediary that holds Scheme Shares or Ortho Shares on their behalf. Intermediaries will typically use a service company to forward the Meeting Materials. The majority of Intermediaries now delegate responsibility for obtaining shareholder instructions from clients to [●]. [●] typically mails a Voting Instruction Form in lieu of the Form of Proxy. BENEFICIAL HOLDERS ARE REQUESTED TO VOTE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THE VOTING INSTRUCTION FORMS PROVIDED TO THEM BY THEIR INTERMEDIARIES. [●] will provide aggregate Scheme Shareholder and Ortho Shareholder voting instructions to the relevant Intermediary (or its tabulation agent), which will tabulate the results for the Ortho Court Meeting and the Ortho General Meeting and provide appropriate instructions with respect to the voting of the Scheme Shares and Ortho Shares to be represented at the Ortho Court Meeting and the Ortho General Meeting or the reconvening of any adjournment or postponement thereof.

Applicable securities regulatory policy requires Intermediaries, on receipt of materials that seek voting instructions from Beneficial Holders indirectly, to seek voting instructions from Beneficial Holders in advance of meetings of security holders. Every Intermediary has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Holders in order to ensure that their wishes are expressed at the Ortho Court Meeting and the Ortho General Meeting or the reconvening or any adjournment or postponement thereof. Often, the form of proxy supplied to a Beneficial Holder by its broker is identical to the form of proxy provided to Scheme Shareholders and Ortho Shareholders; however, its purpose is limited to instructing the relevant Scheme Shareholder and Ortho Shareholder that is an Intermediary on how to vote on behalf of the Beneficial Holder. In the ordinary course, Beneficial Holders’ securities can only be voted by their Intermediaries in accordance with the Beneficial Holders’ instructions. Beneficial Holders should carefully follow the instructions provided by their Intermediaries in order to ensure that their wishes in respect of the Scheme Shares and Ortho Shares that they control are reflected at the Ortho Court Meeting and Ortho General Meeting or the reconvening of or any adjournment or postponement thereof.

Beneficial Holders will not be entitled to attend, speak at, vote at or otherwise participate in either the Ortho Court Meeting or the Ortho General Meeting (whether in person or remotely via the Virtual Meeting Platform).

Beneficial Holders as of the Beneficial Holder Record Time will however be entitled to instruct their broker or other Intermediary how to vote the Scheme Shares and Ortho Shares in which they have a beneficial interest by completing and signing the materials provided to them in accordance with the instructions provided to them by their broker or other Intermediary.

Beneficial Holders will also be able to submit questions ahead of and observe (but not participate in) the Ortho Court Meeting and the Ortho General Meeting remotely via the Virtual Meeting Platform, as described in this joint proxy statement/prospectus and the Virtual Meeting Guide prepared by Lumi.

Beneficial Holders are entitled to switch from being a Beneficial Holder to a Scheme Shareholder and/or Ortho Shareholder (so that the Scheme Shares and/or Ortho Shares previously held by the relevant Intermediary will be held directly by them).

Overseas Ortho Shareholders

The availability of the Ortho Scheme and the transaction deliverables to Ortho shareholders in a jurisdiction outside the United States may be affected by the laws of the relevant jurisdictions. Such overseas Ortho shareholders should inform themselves about, and should observe, any applicable legal requirements. It is the responsibility of all overseas Ortho shareholders to satisfy themselves as to their full compliance with the laws of the relevant jurisdiction, including obtaining any governmental, exchange control or other consents which may be required and their compliance with any other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction. If you are in any doubt regarding such matters, you should consult an independent professional adviser in the relevant jurisdiction without delay.

Overseas Ortho shareholders should consult their own legal and tax advisers with respect to the legal and tax consequences of the Combinations in their particular circumstances.

Action to be Taken

The approval required for the Scheme Proposal at the Ortho Court Meeting is a simple majority in number of the Ortho ordinary shareholders present and voting (and entitled to vote) remotely (via the Virtual Meeting Platform) or by proxy, representing at least 75% in value of the Ortho Shares in respect of which a vote has been cast.

The approval required for the Scheme Implementation Proposal at the Ortho General Meeting is approval by at least 75% of the votes cast by Ortho ordinary shareholders present and voting (and entitled to vote), either remotely (via the Virtual Meeting Platform) or by proxy.

The approval required for the Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements at the Ortho General Meeting is approval by a simple majority of the votes cast by Ortho ordinary shareholders present and voting (and entitled to vote), either remotely (via the Virtual Meeting Platform) or by proxy.

IF THE SCHEME OF ARRANGEMENT BECOMES EFFECTIVE IT WILL BE BINDING ON ALL HOLDERS OF SCHEME SHARES IRRESPECTIVE OF WHETHER OR NOT THEY ATTENDED OR VOTED AT THE ORTHO COURT MEETING OR THE ORTHO GENERAL MEETING.

Forms of Proxy

Each copy of this joint proxy statement/prospectus mailed to holders of Ortho Shares is accompanied by two forms of proxy with instructions for voting. The blue form of proxy corresponds to the Ortho Court Meeting and the white form of proxy corresponds to the Ortho General Meeting. If you hold Ortho Shares in your name as a shareholder of record, you should complete and return both proxy cards accompanying this joint proxy statement/prospectus to ensure that your vote is counted at both of the Ortho Shareholder Meetings, or at any adjournment or postponement of the Ortho Shareholder Meetings, regardless of whether you plan to attend the Ortho Shareholder Meetings, so as to arrive as soon as possible but in any event at least 48 hours before the relevant meeting (excluding any part of such 48-hour period falling on a weekend or public holiday in the UK). You may also authorize a proxy to vote your shares online or electronically as set out in full on the proxy cards.

If the blue form of proxy relating to the Ortho Court Meeting is not lodged by the relevant time, it may be emailed to [●] or handed to the Chair at any time up to the Ortho Court Meeting, otherwise it will be invalid. In the case of the Ortho General Meeting, if the white form of proxy is not lodged so as to be received by the time mentioned above, it may be emailed to [●] or handed to the Chair at any time up to the Ortho General Meeting, otherwise it will be invalid. The completion and return of either form of proxy will not preclude you from attending the Ortho Court Meeting or the Ortho General Meeting and voting remotely (via the Virtual Meeting Platform), if you so wish.

If you hold your Ortho Shares in “street name” through a broker, bank, trust company or other nominee, you must direct your broker, bank, trust company or other nominee to vote in accordance with the instructions you have received from your broker, bank, trust company or other nominee.

The Ortho board of directors is not currently aware of any business to be acted upon at the Ortho Shareholder Meetings other than the matters described in this joint proxy statement/prospectus. If, however, other matters are properly brought before the Ortho Shareholder Meetings, the persons appointed as proxies will have discretion to vote or act on those matters as in their judgment is in the best interest of Ortho and its shareholders, except that Ortho will comply with any limitations on the exercise of such discretion under applicable law and stock exchange listing rules. The latest date by which Ortho is required to hold its annual general meeting is June 16, 2022 and such meeting shall not take place if the proposed Combinations have closed prior to this date.

The latest time for [Computershare] to receive your [Form of Proxy] will be [●] [a.m./ p.m.] (Eastern Standard Time) and [a.m./ p.m.] (London time) on [●], 2022 (or, in the case of an adjournment of the Ortho Court Meeting, 48 hours (excluding any part of such 48 hour period falling on a non-working day) before the time appointed for the adjourned meeting), being the latest time for receipt by Ortho’s Registrar of the blue form of proxy for the Ortho Court Meeting. You should allow sufficient time for posting for your [Form of Proxy] to be received. If the appointment is not received by [Computershare], Ortho’s registrar, by the relevant time, it may be emailed to [●] or handed to the Chair at any time prior to the commencement of the Ortho Court Meeting otherwise it will be invalid.

Further details on how to submit your Form of Proxy are set forth in the section entitled “[•]” of this joint proxy statement/prospectus.

YOU ARE STRONGLY URGED TO COMPLETE AND RETURN YOUR FORMS OF PROXY AS SOON AS POSSIBLE, WHETHER OR NOT YOU INTEND TO ATTEND THE SHAREHOLDER MEETINGS VIA THE VIRTUAL MEETING PLATFORM.

Further information

The terms of the Ortho Scheme are set out in full in the section entitled “Scheme Proposal and the Ortho Shareholder Meetings—Explanatory Statement” of this joint proxy statement/prospectus. A summary of material tax considerations are set out in the sections entitled “Material U.S. Federal Income Tax Considerations” and “Material UK Tax Considerations” of this joint proxy statement/prospectus. Further information regarding Quidel, Ortho, Topco, U.S. Merger Sub, U.S. Holdco Sub and U.S. Holdco Sub 2 are set out in the section entitled “Information about the Parties to the Combinations” of this joint proxy statement/prospectus.

THE ORTHO GENERAL MEETING

Ortho Proposal No. 1—Scheme Implementation Proposal

For the reasons described above, Ortho is requesting that the Ortho shareholders adopt the following resolution at the Ortho General Meeting, which is a special resolution:

THAT, for the purpose of giving effect to the scheme of arrangement dated [•], 2022 between Ortho Clinical Diagnostics Holdings plc (“Ortho”) and the holders of Scheme Shares (as defined in such scheme of arrangement), a print of which has been produced to this meeting and for the purposes of identification signed by the Chair of this meeting, in its original form or with or subject to any modification, addition, or condition as may be agreed from time to time (including, for the avoidance of doubt, after the date of this resolution) between Ortho, Quidel Corporation, a Delaware corporation (“Quidel”), Coronado Topco, Inc. a Delaware corporation and wholly owned subsidiary of Ortho (“Topco”), Laguna Merger Sub, Inc. a Delaware corporation and wholly owned subsidiary of Topco, (“U.S. Merger Sub”), Orca Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Topco (“U.S. Holdco Sub”), Orca Holdco 2, Inc., a Delaware corporation and wholly owned subsidiary of U.S. Holdco Sub (“U.S. Holdco Sub 2”), and which (if required) is approved by the High Court of Justice of England and Wales (the “Court”), or which is otherwise imposed by the Court and is mutually acceptable to Ortho, Quidel, U.S. Merger Sub, U.S. Holdco Sub and U.S. Holdco Sub 2 each acting reasonably and in good faith (the “Scheme”):

(A)

the directors of Ortho (or a duly authorized committee of the directors) be and are hereby authorized to take all such action as they may consider necessary or appropriate for carrying the Scheme into effect; and

(B)

with effect from the passing of this resolution, the articles of association of Ortho attached as Annex F and incorporated herein by reference be adopted as the articles of association of Ortho in substitution for, and to the exclusion of, Ortho’s existing articles of association

Vote Required and Ortho board of directors Recommendation

Assuming a quorum is present, the Scheme Implementation Proposal will be passed if at least 75% of the votes cast at the Ortho General Meeting (remotely via the Virtual Meeting Platform, or by proxy) are cast in favor of this proposal.

Completion of the Combinations is conditioned upon Ortho shareholder approval of the Scheme Implementation Proposal.

THE ORTHO BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE SCHEME IMPLEMENTATION

Ortho Proposal No. 2—Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements

In accordance with the Dodd-Frank Act and Section 14A of the Exchange Act, Ortho is providing Ortho shareholders with the opportunity to cast a non-binding advisory vote on the compensation that may be paid or become payable to the Ortho’s named executive officers in connection with the Combinations. As required by those rules, Ortho is asking Ortho shareholders to vote on the approval of the following resolution, which is an ordinary resolution:

“THAT, the compensation that may be paid or become payable to Ortho’s named executive officers in connection with the Combinations, as disclosed in the table entitled “Interests of Certain Persons in the Combinations (Ortho)—Golden Parachute Compensation” in this joint proxy statement/prospectus, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby approved.”

The vote on this proposal is a vote separate and apart from the Scheme Implementation Proposal. Accordingly, you may vote in favor of the Scheme Implementation Proposal and vote not to approve this proposal and vice versa. Because this proposal is only advisory in nature, it will not be binding on Ortho or the Ortho board of directors.

Accordingly, because Ortho is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the Combinations are consummated and regardless of the outcome of the advisory proposal.

Assuming a quorum is present, the Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements will be passed if a simple majority of the votes cast at the Ortho General Meeting (remotely via the Virtual Meeting Platform, or by proxy) are cast in favor of this resolution.

THE ORTHO BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY PROPOSAL TO APPROVE CERTAIN COMPENSATION ARRANGEMENTS.

Ortho Clinical Diagnostics Holdings plc

(Incorporated and registered in England and Wales with registered number 13084624)

Registered office: Felindre Meadows, Pencoed, Bridgend Mid

Glamorgan, Wales, CF35 5PZ, United Kingdom

TRANSACTION PROPOSED—YOUR VOTE IS VERY IMPORTANT

[●], 2022

Dear Fellow Shareholder:

As previously announced, on December 22, 2021, Ortho Clinical Diagnostics Holdings plc (“Ortho”) entered into a transaction agreement (as it may be amended, the “Transaction Agreement”) with Quidel Corporation, a Delaware corporation (“Quidel”), Coronado Topco, Inc. a Delaware corporation and wholly owned subsidiary of Ortho (“Topco”), Laguna Merger Sub, Inc. a Delaware corporation and wholly owned subsidiary of Topco, (“U.S. Merger Sub”), Orca Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Topco (“U.S. Holdco Sub”), Orca Holdco 2, Inc., a Delaware corporation and wholly owned subsidiary of U.S. Holdco Sub (“U.S. Holdco Sub 2”), pursuant to which the entire issued and to be issued share capital of Ortho will be transferred to the DR Nominee (as defined below) on behalf of Topco (the “Transaction”) by means of a court-sanctioned scheme of arrangement (the “Scheme of Arrangement”) under Part 26 of the UK Companies Act.

We cordially invite all holders of Ortho ordinary shares to attend two meetings of shareholders of Ortho. The first meeting (the “Court Meeting”) will be held at [●], [●] on [●], 2022 at [●] [a.m./ p.m.] (Eastern Standard Time) and [●] [a.m./ p.m.] (London time). The second meeting (the “General Meeting” and, together with the Court Meeting, the “Shareholder Meetings”) will be held at [●], United Kingdom on [●], 2022 at [●] [a.m./ p.m.] (Eastern Standard Time) and [●] [a.m./ p.m.] (London time) (or as soon thereafter as the Court Meeting shall have been concluded or adjourned).

At the Court Meeting, Ortho shareholders will be asked to consider and vote on the Scheme of Arrangement. At the General Meeting, Ortho shareholders will be asked to consider and vote on (1) a proposal (i) authorizing the Board of Directors of Ortho (the “Ortho Board”) to take all action necessary or appropriate for carrying the Scheme of Arrangement into effect and (ii) amending the articles of association of Ortho in order to facilitate the Transaction and (2) a non-binding advisory proposal to approve certain compensation arrangements for the named executive officers of Ortho.

Transaction Overview

If the Transaction is completed:

•

all ordinary shares, par value $0.00001 per share, of Ortho (“Ortho ordinary shares”) will be transferred to GTU Ops Inc. (a Computershare entity) or another company mutually acceptable to Ortho and Quidel falling within Section 67(6) of the UK Finance Act 1986 that Topco appoints in order to act as transferee of the Ortho ordinary shares pursuant to the Scheme of Arrangement (the “DR Nominee”); and

•

holders of Ortho ordinary shares as of the record time for the Scheme of Arrangement will, on the terms set out in the Scheme of Arrangement, have the right to receive for each Ortho ordinary share held by them at such time an amount equal to $7.14 in cash (the “cash consideration”) plus an amount of Topco ordinary shares, nominal value $0.001 per share (“Topco ordinary shares”), equal to 0.1055 Topco ordinary shares per Ortho ordinary share, subject to the provisions of paragraph 2.3 (“the exchange ratio”) (the “share deliverable” and, together with the cash consideration, the “scheme deliverables”).

Topco ordinary shares shall be admitted to trading on the Nasdaq Global Select Market under the trading symbol “[●]” no later than the time at which the Scheme of Arrangement shall be delivered to the Registrar of Companies in England and Wales and become effective.

COVID-19 Restrictions

At the time of mailing of this letter, the UK Government has removed restrictions on large public gatherings. However, in light of the ongoing restrictions in the United States and the uncertainty surrounding COVID-19 and the possible reintroduction by the UK Government of measures restricting large public gatherings, and in order to protect the health and safety of the Ortho shareholders and Ortho directors, officers and employees, Ortho shareholders will not be permitted to attend the Shareholder Meetings in person, except for the Chair of the Shareholder Meetings and anyone else nominated by the Chair of the Shareholder Meetings. However, holders of Ortho ordinary shares will be able to attend, submit written questions and vote at each Shareholder Meeting remotely via the Virtual Meeting Platform (as defined in the notices that follow), further details of which are set out in the accompanying joint proxy statement/prospectus. We would, however, nonetheless encourage all Ortho ordinary shareholders to vote by proxy as soon as possible, by returning the accompanying forms of proxy, even if they intend to attend the Shareholder Meetings remotely via the Virtual Meeting Platform. Holders of the beneficial interests in Ortho ordinary shares will be able to submit written questions and observe each Shareholder Meeting remotely via the Virtual Meeting Platform. Please see the section entitled “Explanatory Statement—Beneficial Holders” of this joint proxy statement/prospectus for further information in respect of such holdings and interests.

Voting

It is important that holders of Ortho ordinary shares vote at both of the Shareholder Meetings.

Holders of Ortho ordinary shares are encouraged to submit a form of proxy (by post, online or electronically through MacKenzie Partners, Inc.) for each of the Court Meeting and the General Meeting as soon as possible. Holders of Ortho ordinary shares who hold their Ortho ordinary shares indirectly through a broker, bank, trust company or other nominee must rely on the procedures of such broker, bank, trust company or other nominee in order to assert the rights of a holder of Ortho ordinary shares to vote at the Shareholder Meetings. If this applies to you, we encourage you to consult your broker, bank, trust company or other nominee as soon as possible.

For specific instructions on voting Ortho ordinary shares, please refer to the accompanying joint proxy statement/prospectus and forms of proxy.

Recommendation of the Ortho Board

The Ortho Board considers, having been so advised by its financial advisor J.P. Morgan Securities LLC, financial advisor to Ortho in connection with the Transaction, as to financial terms of the Transaction, the terms of the Transaction to be in the best interests of Ortho and its shareholders taken as a whole. Accordingly, the Ortho Board unanimously recommends that Ortho shareholders vote:

•	“FOR” the approval of the Scheme of Arrangement at the Court Meeting; and

•	“FOR” the approval of each of the resolutions at the General Meeting.

The Ortho Board made its determination after evaluating the Transaction in consultation with Ortho’s management and legal and financial advisors, and after considering a number of factors.

In considering the recommendation of the Ortho Board, you should be aware that directors and executive officers of Ortho may have certain interests in the Transaction that may be different from, or in addition to, the interests of Ortho shareholders generally. See the sections entitled “The Ortho General Meeting—Proposal No. 2 —Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements” and “Interests of Certain Persons in the Combinations (Ortho)” of the accompanying joint proxy statement/prospectus for further information regarding these interests.

We urge you to read the accompanying joint proxy statement/prospectus, including any documents incorporated by reference therein and the annexes thereto, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” in the accompanying joint proxy statement/prospectus for risks relating to the Transaction and Topco following the Transaction.

If you have any questions regarding the accompanying joint proxy statement/prospectus, including any questions on how to vote please contact Ortho’s registrar, Computershare, or Ortho’s proxy solicitor, MacKenzie Partners, Inc., at the contact information below. Please note that neither Computershare (Ortho’s registrar) nor MacKenzie Partners, Inc. (Ortho’s proxy solicitor) can provide advice on the merits of the Combinations or the Scheme or give any financial, legal or tax advice.

[●]

Email:[●]

Telephone (call charges apply): [●] between [●] a.m.— [●] p.m.

([●] time)

MacKenzie Partners, Inc.

Email: proxy@mackenziepartners.com

Telephone (call charges apply): 212-929-5500, between 8:00 a.m. - 7:00 p.m. ([●] eastern time)

Toll-free: 1-800-322-2885

On behalf of the Ortho board of directors, thank you for your consideration and continued support.

Yours sincerely,

Christopher Smith

Chairman and Chief Executive Officer, Ortho Clinical Diagnostics Holdings plc

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR THE UNITED KINGDOM FINANCIAL CONDUCT AUTHORITY HAS APPROVED OR DISAPPROVED THE TRANSACTION OR OTHER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE TRANSACTION, NOR HAVE THEY DETERMINED IF THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

For the avoidance of doubt, the accompanying joint proxy statement/prospectus is not intended to be, and is not, a prospectus for the purposes of the Prospectus Rules made under Part 6 of the UK Financial Services and Markets Act 2000 (as set out in the UK Financial Conduct Authority’s Handbook).

The accompanying joint proxy statement/prospectus is dated [●], 2022 and is first being mailed or otherwise delivered to Ortho shareholders on or about [●], 2022.

THE ORTHO SCHEME

IN THE HIGH COURT OF JUSTICE	CR-[●]

BUSINESS AND PROPERTY COURTS

OF ENGLAND AND

WALES COMPANIES

COURT (ChD)

IN THE MATTER OF ORTHO CLINICAL DIAGNOSTICS HOLDINGS PLC

and

IN THE MATTER OF THE COMPANIES ACT 2006 SCHEME OF ARRANGEMENT

(under Part 26 of the Companies Act 2006)

between

ORTHO CLINICAL DIAGNOSTICS HOLDINGS PLC

and

THE SCHEME SHAREHOLDERS

(as hereinafter defined)

A.	In this Scheme, unless inconsistent with the subject or context, the following expressions shall have the following meanings:

“Applicable Law”	means, with respect to any person, any federal, state, local or provincial municipal foreign, multinational or local common law, statute, treaty, ordinance, rule, regulation, Order, agency requirement, writ, franchise, variance, exemption, approval, certificate, notice, bylaw, standard, policy guidance, license, permit or other requirements, policies or instruments of any relevant jurisdiction issued, promulgated, adopted enacted, issued or entered into by or with any Governmental Authority that is binding on or applicable to such person, as the same may be amended from time to time;

“Business Day”	means a day, other than a Saturday, Sunday or other day on which banks are open for general business in New York, New York or London, England;

“Cash Consideration”	has the meaning given to it in paragraph 2.2(A);

“certificated” or “in certificated form”	means a share or security of the Company which is not in uncertificated form;

“Companies Act”	means the Companies Act 2006;

“Company”	means Ortho Clinical Diagnostics Holdings plc, a public limited company incorporated in England and Wales with registered number 13084624;

“Company Ordinary Shares”	means the ordinary shares of $0.00001 nominal value each in the capital of the Company;

“Computershare”	means Computershare Limited;

“Court”	means the High Court of Justice of England and Wales;

“Court Order”	means the order of the Court sanctioning this Scheme under Section 899 of the Companies Act;

“Court Sanction Hearing”	means the hearing of the Court (and any adjournment thereof) to sanction the Scheme pursuant to 899 of the Companies Act, at which the Court Order is expected to be granted;

“DR Nominee”	means GTU Ops Inc. (a Computershare entity) or another company mutually acceptable to the Company, Quidel and Topco falling within Section 67(6) and Section 93(3) of the Finance Act 1986 to act as transferee of the Scheme Shares pursuant to this Scheme appointed by Topco as nominee prior to the Effective Date in accordance with the provisions of the Transaction Agreement;

“DTC”	means the Depository Trust Company;

“Effective Date”	means the date on which this Scheme becomes effective in accordance with paragraph 9.1;

“Effective Time”	means the time on the Effective Date at which this Scheme becomes effective in accordance with paragraph 9.1;

“Exchange Agent”	means such U.S. bank or trust company or other independent financial institution in the United States as is reasonably satisfactory to the Company, Quidel and Topco and appointed by Topco as exchange agent prior to the Effective Date in accordance with the provisions of the Transaction Agreement;

“Exchange Ratio”	means 0.1055 Topco Shares for each Scheme Share held by a Scheme Shareholder;

“Exchange Shares”	means the Topco Shares to be delivered to Scheme Shareholders comprising the Share Consideration;

“Excluded Ortho Shares”	means any Company Ordinary Shares held in treasury;

“Governmental Authority”	means any government or governmental or regulatory authority, court or other judicial body, agency, commission, body or other governmental or regulatory entity, U.S. or non-U.S., national or supra-national, state, provincial, municipal or local, national, transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority and any arbitral tribunal;

“Latest Practicable Date”	means close of business on [●], 2022, being the latest practicable date prior to the date of this Scheme;

“Lien”	means, with respect to any Scheme Share, any mortgage, lien, pledge, charge, option, equity, power of sale, security interest, hypothecation, right of pre-emption, right of first refusal, contract for sale or restriction of any nature retention of title arrangement or other third party right, interest or claim of any kind or another type of preferential arrangement or any agreement or commitment to create or give any of the foregoing or any other encumbrance, whether voluntarily incurred or arising by operation of Applicable Law;

“Member”	means a member of the Company on the register of members on any relevant date;

“Nasdaq”	means, collectively, the Nasdaq Global Select Market and/or the Nasdaq Stock Market LLC (as applicable);

“Order”	means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent);

“person”	means any individual, corporation, partnership, limited liability partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision (in each case whether or not having separate legal personality);

“Quidel”	means Quidel Corporation, a Delaware corporation;

“Regulations”	means the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755), as amended from time to time;

“Relevant System”	means any computer-based system, and procedures, which enable title to units of a share or security to be evidenced and transferred without a written instrument, and which facilitate supplementary and incidental matters in accordance with the Regulations;

“Scheme”	means this scheme of arrangement in its present form or with or subject to any modification, addition or condition (i) as may be agreed between the Company, Quidel and Topco and which (if required) is approved by the Court, or (ii) which is otherwise imposed by the Court and mutually acceptable to the Company, Quidel and Topco, each acting reasonably and in good faith;

“Scheme Record Time”	means [6:00] p.m. (London time) on the Business Day immediately prior to the Effective Date;
“Scheme Shareholders”	means the holders of Scheme Shares whose names appear in the register of Members of the Company at the Scheme Record Time;

“Scheme Shares”	means the Company Ordinary Shares: (i) in issue at the date of this document; (ii) (if any) issued after the date of this document and prior to the Voting Record Time; and (iii) (if any) issued at or after the Voting Record Time and prior to the Scheme Record Time, either on terms that the original or any subsequent holders thereof shall be bound by this Scheme or in respect of which the holders thereof shall have agreed in writing to be bound by this Scheme; in each case, remaining in issue at the Scheme Record Time but excluding any Excluded Shares;

“Share Consideration”	has the meaning given to it in paragraph 2.1(B);

“Termination Date”	means (i) September 22, 2022 (unless otherwise automatically extended to January 22, 2023 or otherwise extended in accordance with the terms of the Transaction Agreement) or (ii) the date on which the Transaction Agreement is terminated in accordance with its terms;

“Topco”	means Coronado Topco, Inc., a Delaware corporation and a wholly owned subsidiary of the Company;

“Topco Shares”	means shares of common stock, par value $0.001 per share, of Topco;

“Transaction Agreement”	means the transaction agreement by and amongst others the Company, Quidel and Topco dated as of December 22, 2021, agreeing to certain matters in connection with the Acquisition and the matters contemplated by this Scheme, as it may be amended from time to time;

“uncertificated” or “in uncertificated form”	means any share or other security of the Company in respect of which title is evidenced and transferred by means of a Relevant System;

“Voting Record Time”	means [6:00] p.m. (London time) on the day which is two days (excluding non-working days) prior to the date of the Court Meeting and the General Meeting or, if the Court Meeting and/or the General Meeting is adjourned, [6:00] p.m. on the day which is two days (excluding non-working days) before the day of such adjourned meeting(s).

B.	Any reference to the parties or a recital or paragraph is to the parties (and permitted assignees) or the relevant recital or paragraph of this Scheme.

C.	Any reference to an individual includes a reference to his personal representatives, on whom this Scheme shall be binding.

D.	Any references to time are to local time in London (England).

E.	Paragraph headings are included for convenience only and shall not affect the interpretation of this Scheme.

F.	Recitals form part of this Scheme and shall have effect as if set out in full in the body of this Scheme and any reference to this Scheme includes the recitals.

G.

As at the Latest Practicable Date, the issued share capital of the Company was divided into [•] Company Ordinary Shares, all of which are credited as fully paid up and none of which were held in treasury as Excluded Shares;

H.	As at the date of this Scheme, neither Quidel nor Topco own any shares in the capital of the Company and it is not intended that Quidel will acquire any such shares.

I.

Topco and Quidel have agreed, in each case subject to the terms of the Transaction Agreement, to appear by counsel at the hearing to sanction this Scheme and to be bound by, and to undertake to the Court to be bound by, the terms of this Scheme and to execute and do, or procure to be executed and done, all such documents, acts and things as may be necessary or desirable to be executed or done by them for the purposes of giving effect to this Scheme.

The Scheme

1.	Transfer of the Scheme Shares

1.1

Upon and with effect from the Effective Time, the DR Nominee, on behalf and for the benefit of Topco, shall, in accordance with paragraph 1.2, acquire all of (or, if the DR Nominee holds the Scheme Shares at the Effective Time, transferred within the DR Nominee) the Scheme Shares fully paid, with full title guarantee, free from all Liens (other than transfer restrictions arising under applicable securities laws) and together with all rights at the Effective Time or thereafter attached or relating thereto, including voting rights and the right to receive and retain all dividends and other distributions (if any) and any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) thereon.

1.2

The Scheme Shares shall be transferred to the DR Nominee (or, if the DR Nominee holds the Scheme Shares at the Effective Time, transferred within the DR Nominee), on behalf and for the benefit of Topco, and to give effect to such transfer, any person may be appointed by Topco as attorney or agent and shall be authorized as such attorney or agent on behalf of each of the Scheme Shareholders concerned to execute and deliver as transferor such form(s) of transfer or other instrument(s) or instruction(s) giving effect to such transfer of, or otherwise give any instruction(s) giving effect to such transfer, the Scheme Shares and every form, instrument or instruction so executed or instruction so given shall be as effective as if it had been executed or given by the holder or holders of the Scheme Shares thereby transferred. Any such form of transfer or other instrument or instruction shall be deemed to be the principal instrument of transfer of the relevant Scheme Shares and the equitable or beneficial interest in the Scheme Shares shall only be transferred together with the legal interest in such Scheme Shares, pursuant to such form, instruction or instrument of transfer.

1.3	From the Effective Time and pending the transfer of the Scheme Shares pursuant to paragraphs 1.1 and 1.2, each Scheme Shareholder:

(A)	irrevocably appoints Topco (and/or its nominee(s) and/or each of their agents and directors) as its attorney and/or agent:

(i)

to exercise or direct the exercise of (in place of and to the exclusion of the relevant Scheme Shareholder) any voting rights attached to the Scheme Shares and any or all other rights and privileges attaching to the Scheme Shares (including the right to requisition the convening of a general meeting of the Company or of any class of its shareholders); and

(ii)

to sign on behalf of such Scheme Shareholder such documents, and to do such things, as may, in the opinion of Topco and/or its nominee(s) and/or each of their respective agents and directors (in each case acting reasonably), be necessary or desirable in connection with the exercise of any voting rights and any or all rights and privileges attaching to such Scheme Shares (including: (i) execute any consent to short notice of a general or separate class meeting; (ii) attend and/or execute a form of proxy or forms of proxy in respect of such Scheme Shares appointing any person nominated by Topco and/or its nominee(s) to attend general and separate class meetings of the Company; and (iii) exercise or refrain from exercising the votes attaching to the Scheme Shares held by such Scheme Shareholder on such Scheme Shareholders’ behalf);

(B)

authorizes the Company and/or its agents to send to Topco and/or its nominee(s) any notice, circular, warrant or other document or communication which may be required to be sent to them as a Member; and

(C)

agrees not to exercise any votes or any other rights attaching to the relevant Scheme Shares without the consent of Topco, and irrevocably undertakes not to appoint a proxy or representative for or to attend any general meeting or separate class meeting of the Company.

1.4	The authorities granted by each Scheme Shareholder pursuant to paragraph 1.2 and paragraph 1.3 shall be treated for all purposes as having been granted by deed.

1.5

The Company shall, subject to the UK stamping of any relevant instruments of transfer (to the extent required), register, or procure the registration of, any transfer(s) of shares effected in accordance with paragraphs 1.1 and 1.2.

2.	Consideration for the Transfer of the Scheme Shares

2.1

On or before the Effective Time, Quidel shall deposit, or cause to be deposited, in each case on behalf of Topco, with the Exchange Agent, for the benefit of the holders of the Scheme Shares, an amount equal to the Cash Consideration and, subject to and in exchange for the transfer of the Scheme Shares as provided in paragraphs 1.1 and 1.2, as soon as reasonably practicable following the Effective Time, Topco shall, subject as hereinafter provided:

(A)

in accordance with paragraph 5.1(A), pay, or procure that there shall be paid, a cash amount to, or for the account of, each Scheme Shareholder of $7.14 (seven U.S. dollars, 14 U.S. cents), without interest but subject to any adjustment in accordance with this Scheme and withholding tax required by Applicable Law, for each Scheme Share held by that Scheme Shareholder (the “Cash Consideration”); and

(B)

in accordance with paragraph 5.1(B), issue to or for the account of each Scheme Shareholder, such number of Topco Shares as such Scheme Shareholder is entitled to receive pursuant to the application of the Exchange Ratio, subject to the provisions of paragraph 2.3 and any adjustment in accordance with this Scheme (the “Share Consideration”), credited as fully paid, non-assessable and free from all Liens (other than transfer restrictions arising under applicable securities laws), and such Topco Shares will rank pari passu in all respects with the Topco Shares in issue on the Effective Date, including the right to receive and retain dividends and other distributions declared, made or paid by reference to a record date falling on or after the Effective Date and to participate in the assets of Topco upon a winding up of Topco. Applications will be made for the Topco Shares to be listed on Nasdaq.

2.2

If, between the date of the Transaction Agreement and the Effective Time, the outstanding Company Ordinary Shares or Topco Shares shall have been changed to, or exchanged for, a different number or class of shares or securities by reason of any stock dividend, bonus issue, scrip dividend, subdivision, reorganization, merger, consolidation, reclassification, redesignation, recapitalization, share split, reverse share split, combination or exchange of shares, or a stock or scrip dividend shall be declared with a record date within such period, or any similar event shall have occurred, then the amount of the Cash Consideration and/or Exchange Ratio shall be appropriately adjusted in accordance with the provisions of the Transaction Agreement to provide to Topco and the Scheme Shareholders the same economic effect as contemplated by the Transaction Agreement prior to such event.

2.3

Fractions of Topco Shares will not be allotted to Scheme Shareholders. Instead, Scheme Shareholders shall receive within ten Business Days or such shorter period as may be required by Applicable Law as soon as reasonably practicable after the Effective Time, in lieu of such fractional entitlements, cash in an amount in U.S. dollars (rounded down to the nearest cent) equal to such fractional amount multiplied by the aggregate net proceeds from the sale of such fractional entitlements.

3.	Share Certificates and Register of Members

3.1

With effect from and as of the Effective Time, all certificates representing Scheme Shares in certificated form, if any, shall cease to have effect as documents of title to the Scheme Shares comprised therein and each Scheme Shareholder shall be bound, at the request of Topco, to deliver up the same to the DR Nominee or to any person appointed by Topco to receive the same or, as Topco may direct, to destroy the same.

3.2

On or as soon as reasonably practicable after the Effective Time and subject to the completion of such transfers, forms, instruments or instructions as may be required in accordance with paragraph 1 and the UK stamping thereof (to the extent required), the Company shall procure that appropriate entries shall be made in the register of Members of the Company to reflect the transfer of the Scheme Shares in accordance with paragraph 1.

4.	Appointment of Exchange Agent

Prior to the Effective Time, Topco shall appoint the Exchange Agent to effect the technical implementation of the settlement of the Cash Consideration, the delivery of the Exchange Shares to all Scheme Shareholders and the sale of, and distribution of proceeds from the sale of, fractions of Topco Shares sold pursuant to paragraph 2.4.

5.	Settlement of the Cash Consideration and the Share Consideration

5.1	In the case of Scheme Shares held by Scheme Shareholders at the Scheme Record Time, settlement shall be effected as follows:

(A)	settlement of the Cash Consideration to which the Scheme Shareholder is entitled (including pursuant to paragraph 2.4) shall be effected by Topco, either directly or indirectly via the Exchange Agent:

(i)	by cheque; or

(ii)

[by cash (to be made by way of wire transfer), if the Scheme Shareholder has contacted the Exchange Agent at [●] and completed and submitted the form provided in accordance with the instructions thereon on or before the date falling five Business Days prior to the Court Sanction Hearing], in each case, which shall be dispatched (in the case of a cheque) or for settlement (in the case of a wire transfer) on or as soon as reasonably practicable following the Effective Date (and in any event no later than two Business Days following the Effective Date); and

(B)	settlement of the Share Consideration to which the Scheme Shareholder is entitled shall be effected by:

(i)

[where, immediately prior to the Scheme Record Time, a Scheme Shareholder holds their Scheme Shares in book-entry form through a DTC participant in DTC’s electronic book-entry clearing and settlement system, Topco shall procure that (1) the Topco Shares to which the holder of such Scheme Shares is entitled shall be issued to Cede & Co., which will be the registered holder of such shares, as nominee for DTC; (2) the interests in such Topco Shares shall be credited by DTC to the account of the DTC participant through which the Scheme Shareholder holds its Scheme Shares in book-entry form;] or

(ii)

where, immediately prior to the Scheme Record Time, a Scheme Shareholder holds their Scheme Shares in certificated or book-entry form on the records of the Exchange Agent, Topco procuring that the relevant Topco Shares are issued by the Exchange Agent in book-entry form on the records of the Exchange Agent, registered in the same name(s) and address as appeared on Ortho’s register of members for each relevant Scheme Shareholder, in each case, as soon as reasonably practicable following the Effective Date (and in any event no later than [2] Business Days following the Effective Date).

5.2

All deliveries of notices, certificates and/or cheques required to be made under this Scheme shall be made by sending the same by mail (or by international post or airmail, if outside United States), addressed to the person entitled thereto, to the address appearing in the register of members or, in the case of joint holders, to the address of the holder whose name stands first in such register in respect of the joint holding concerned at such time.

5.3

All cheques shall be in U.S. dollars and shall be made payable to the Scheme Shareholder concerned or, in the case of joint holders, to the holder whose name stands first in the register of members in respect of the joint holding concerned at the Scheme Record Time and the encashment of any such cheque or the making of any such wire transfer as is referred to in paragraph 5.1(A) shall be a complete discharge to Topco for the monies represented thereby.

5.4

None of the Company, Topco or their respective agents or nominees shall be responsible for any loss or delay in the transmission of the share certificates or cheques (as applicable) sent to Scheme Shareholders in accordance with this paragraph 5, which shall be posted at the risk of the Scheme Shareholder concerned.

6.	Oversees Shareholders

6.1

The provisions of paragraphs 2, 3, 4, and 5 shall be subject to any prohibition or condition imposed by Applicable Law. Without prejudice to the generality of the foregoing, if, in respect of any Scheme Shareholder with a registered address in a jurisdiction outside the United Kingdom or the United States, Topco or the Exchange Agent is advised that the delivery of Exchange Shares pursuant to paragraph 5 would or might infringe the laws of such jurisdiction or would require Topco, the Exchange Agent or the Company to observe any governmental or other consent or any registration, filing or other formality with which Topco, the Exchange Agent or the Company (as the case may be) is unable to comply, or compliance with which by such person is regarded by such person or by Topco (in the case of Topco, acting reasonably) as unduly onerous, the Exchange Agent may, in consultation with Topco, determine that the Exchange Shares shall not be delivered to such Scheme Shareholder and that (i) such Exchange Shares shall instead be sold by the Exchange Agent at the best price which can reasonably be obtained in the market at the time of sale and (ii) the net proceeds of such sale (after the deduction of any expenses and commissions incurred in connection with such sale, including any amounts in respect of tax including any value added tax payable thereon, without interest) shall be delivered by the Exchange Agent to the relevant Scheme Shareholder in accordance with the provisions of paragraphs 2.3, 5.1, 5.3 and 5.4 (as applicable) rounded up or down to the nearest U.S. cent.

6.2

In the absence of bad faith or willful default, none of the Company, Topco, the Exchange Agent, the nominee or any broker or agent of any of them shall have any liability for any loss or damage arising as a result of the timing or terms of any sale pursuant to paragraph 6.1

7.	Cessation of Rights

With effect from and on the Effective Time, the Scheme Shareholders shall in accordance with this Scheme cease to have any rights with respect to the Scheme Shares, except the right to receive the Cash Considerations and the Share Consideration in exchange for the Scheme Shares as set out in paragraph 2.

8.	Mandates and Dividends

All mandates relating to the payment of dividends on any Scheme Shares and other instructions (including communications preferences) given to the Company by Scheme Shareholders in force at the Scheme Record Time relating to Scheme Shares shall, as from the Effective Date, cease to be valid.

9.	Effective Time

9.1	This Scheme shall become effective as soon as a copy of the Court Order shall have been delivered to the Registrar of Companies in England and Wales.

9.2

Unless this Scheme shall have become effective on or before the Termination Date or such later date as the Company and Topco may agree and the Court may allow, this Scheme shall never become effective.

10.	Modification

The Company and Topco may jointly consent on behalf of all persons concerned to any modification of or addition to this Scheme or to any condition which the Court may think fit to approve or impose.

11.	Governing law

This Scheme, any claim, dispute or matter (whether contractual or non-contractual) and all rights and obligations arising out of or in connection with it, are governed by the laws of England and Wales and are subject to the exclusive jurisdiction of the English courts.

Dated [●], 2022

THE QUIDEL STOCKHOLDERS’ MEETING

General

This joint proxy statement/prospectus is being provided to the stockholders of Quidel as part of a solicitation of proxies by the Quidel board of directors for use at the Quidel Stockholders’ Meeting to be held at the time and place specified below. This joint proxy statement/prospectus provides stockholders of Quidel with the information they need to know to be able to vote or instruct their vote to be cast at the Quidel Stockholders’ Meeting.

TIME AND DATE	[●], 2022, at [●] a.m., Pacific Time.

PLACE	The Quidel Stockholders’ Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/QDEL2022SM

ITEMS OF BUSINESS	1. Proposal to approve the Merger Proposal 2. Proposal to approve the Advisory Merger Compensation Proposal 3. Proposal to approve the Adjournment Proposal

RECORD DATE	[●], 2022

PROXY VOTING	It is important that your shares be represented and voted at the Quidel Stockholders’ Meeting. You can submit a proxy to vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card or voting instruction card. Voting instructions are printed on your proxy card and are included in this joint proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, follow the instructions you receive from your nominee on how to vote your shares. You can revoke a proxy at any time prior to its exercise at the Quidel Stockholders’ Meeting by following the instructions in this joint proxy statement/prospectus or by voting your shares in person at the Quidel Stockholders’ Meeting.

YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE SUBMIT YOUR PROXY PROMPTLY BY TELEPHONE, BY INTERNET OR BY MAIL, WHETHER OR NOT YOU PLAN TO ATTEND THE QUIDEL STOCKHOLDERS’ MEETING IN PERSON.

Recommendation of the Quidel Board of Directors

After careful consideration, the Quidel board of directors has determined that the Combinations, including the Quidel Merger and the other transactions contemplated by the BCA, are consistent with and will further the business strategies and goals of Quidel, and are in the best interests of Quidel and its stockholders, and (a) has unanimously approved and declared advisable the BCA and Combinations, including the Quidel Merger and the transactions contemplated by the BCA, and (b) has determined, subject to its duties under applicable law, to recommend that the Quidel stockholders adopt the BCA and the Combinations.

Accordingly, the Quidel board of directors recommends that Quidel stockholders vote:

1.	“FOR” the Merger Proposal;

2.	“FOR” the Advisory Merger Compensation Proposal; and

3.	“FOR” the Adjournment Proposal.

Record Date; Stockholders Entitled to Vote

The Quidel board of directors has fixed the close of business on [●], 2022, as the record date for determining the Quidel stockholders entitled to receive notice of, and to vote at, the Quidel Stockholders’ Meeting. Only holders of record of issued and outstanding Quidel Shares at the close of business on the record date are entitled to receive notice of, and to vote at, the Quidel Stockholders’ Meeting.

At the close of business on [●], 2022 (the closest possible date to the record date for which the number of Quidel Shares that are issued and outstanding is known), there were [●] Quidel Shares issued and outstanding and entitled to vote at the Quidel Stockholders’ Meeting. Quidel stockholders are entitled to one vote for each Quidel Share they owned as of the close of business on the record date.

Voting by Quidel’s Directors and Executive Officers

At the close of business on [●], 2022 (the closest possible date to the record date for which the number of Quidel Shares that are issued and outstanding is known), directors and executive officers of Quidel and their affiliates were entitled to vote approximately [●] Quidel Shares, or approximately [●]% of the Quidel Shares outstanding on that date. We currently expect that Quidel’s directors and executive officers will vote their shares in favor of each of the proposals to be considered at the Quidel Stockholders’ Meeting.

Quorum

A majority of the Quidel Shares issued and outstanding as of the close of business on the record date and entitled to vote, present in person or represented by proxy, at the Quidel Stockholders’ Meeting will constitute a quorum for the Quidel Stockholders’ Meeting. Abstentions and broker non-votes (if any) will be counted for purposes of establishing a quorum at the Quidel Stockholders’ Meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding Quidel Shares entitled to vote on the matter at the Quidel Stockholders’ Meeting.

Approval of each of (i) the Advisory Merger Compensation Proposal and (ii) the Adjournment Proposal requires the affirmative vote of a majority of the voting power represented at the Quidel Stockholders’ Meeting in person or by proxy and entitled to vote on such proposals.

Failure to Either Submit a Proxy or Attend the Quidel Stockholders’ Meeting, Broker Non-Votes and Abstentions

In accordance with the rules of Nasdaq, brokers, banks, trust companies and other nominees who hold Quidel Shares in “street name” for their customers but do not have discretionary authority to vote the shares may not exercise their voting discretion with respect to the Merger Proposal. Accordingly, if brokers, banks, trust companies or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the Merger Proposal.

If you fail to submit a proxy or attend the Quidel Stockholders’ Meeting, fail to instruct your broker, bank, trust company or other nominee to vote (if there are any broker non-votes), or if you mark your proxy or voting instructions to abstain, it will have the effect of a vote “AGAINST” the Merger Proposal.

If you fail to submit a proxy or attend the Quidel Stockholders’ Meeting, it will have no effect on the Advisory Merger Compensation Proposal or the Adjournment Proposal, while if you mark your proxy or voting instructions to abstain, it will have the effect of a vote “AGAINST” the Advisory Merger Compensation Proposal and the Adjournment Proposal.

If you fail to instruct your broker, bank, trust company or other nominee to vote (if there are any broker non-votes), it will have no effect on the Advisory Merger Compensation Proposal or the Adjournment Proposal.

How to Vote Your Shares

Registered Quidel stockholders may grant a proxy to vote (i) through the Internet by logging onto the website indicated on the enclosed proxy card and following the prompts using the control number located on the proxy card; (ii) by telephone (from the United States, United States Territory and Canada) using the toll-free telephone number listed on the enclosed proxy card; or (iii) by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If your shares are held in the name of a bank, broker or other nominee, follow the instructions you receive from your nominee on how to vote your shares. Registered stockholders who attend the Quidel Stockholders’ Meeting may vote their shares in person even if they previously have voted their shares.

Voting in Person

Only Quidel stockholders as of the close of business on the record date or holders of a valid proxy for the meeting are entitled to attend the virtual Quidel Stockholders’ Meeting. Virtual attendance by stockholders of record at the Quidel Stockholders’ Meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Quidel Stockholders’ Meeting. You will be able to attend the Quidel Stockholders’ Meeting, as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/QDEL2022SM and entering the 16-digit control number included on your proxy card.

Voting of Proxies

When you provide your proxy, the Quidel Shares represented by the proxy will be voted in accordance with your instructions. If you sign your proxy card without giving instructions, you will have granted authority to [•] to vote “FOR” each of the Merger Proposal, the Advisory Merger Compensation Proposal and the Adjournment Proposal. Any proxy that is marked “AGAINST” the Merger Proposal will not be voted “FOR” the Adjournment Proposal. In all cases, the delivery of a signed proxy card shall confer authority upon the proxyholders to vote your shares in accordance with their judgment on any other matters properly presented at the Quidel Stockholders’ Meeting. The Quidel board of directors currently knows of no other business that will be presented for consideration at the Quidel Stockholders’ Meeting.

Revocation of Proxies

If you are a stockholder of record, you may revoke your proxy at any time before it is exercised in any one of four ways:

•	by giving written notice to the Secretary of Quidel,

•	by submitting a subsequently dated and properly signed proxy card in accordance with the instructions in this joint proxy statement/prospectus,

•	by granting a subsequent proxy by telephone or through the Internet or

•	by attending the virtual Quidel Stockholders’ Meeting and voting in person.

•

Your attendance at the Quidel Stockholders’ Meeting will not automatically revoke your proxy unless you vote at the Quidel Stockholders’ Meeting or specifically request in writing that your prior proxy be revoked.

The most recent proxy card or telephone or Internet proxy received by the inspector of elections for the Quidel Stockholders’ Meeting is the one that is counted. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Quidel Corporation, Attention: Phillip S. Askim, 9975 Summers Ridge Road, San Diego, California 92121, United States of America.

Please note that if your shares are held in the name of a broker, bank, trust company or other nominee, you may change your voting instructions by submitting new voting instructions to your broker, bank, trust company or other nominee in accordance with its established procedures.

Solicitation of Proxies

Directors, present and former officers and other employees of Quidel may solicit proxies by telephone, facsimile or mail, or by meetings with stockholders or their representatives. Quidel will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. Quidel has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies and provide related advice and informational support in connection with the Quidel Stockholders’ Meeting, for a service fee and the reimbursement of customary disbursements that are not expected to exceed $75,000 in the aggregate. All such expenses will be borne by Quidel.

Adjournments

The Chair of the Quidel Stockholders’ Meeting or the Quidel stockholders who hold a majority of the issued and outstanding Quidel Shares, present in person or represented by proxy, at the Quidel Stockholders’ Meeting, whether or not a quorum is present, has the power to adjourn the Quidel Stockholders’ Meeting until a later date and time. If the date and time of the adjourned meeting is given and the adjournment is for 30 days or less, no notice of the adjourned meeting need be given. At the adjourned Quidel Stockholders’ Meeting, if a quorum is present, Quidel may transact any business which might have been transacted at the original Quidel Stockholders’ Meeting.

Quidel Proposal No. 1—The Merger Proposal

(Item 1 on the Quidel proxy card)

This joint proxy statement/prospectus is being furnished to you as a stockholder of Quidel as part of the solicitation of proxies by the Quidel board of directors for use at the Quidel Stockholders’ Meeting to consider and vote upon a proposal to adopt the BCA, which is attached as Annex A to this joint proxy statement/prospectus.

The Quidel Merger cannot be completed without the approval of the Merger Proposal by the affirmative vote of the holders of a majority of the outstanding Quidel Shares entitled to vote on such proposal. If you are present in person or represented by proxy at the meeting but do not vote, or if you abstain, the effect will be the same as a vote “AGAINST” the Merger Proposal.

The Quidel board of directors, after due and careful discussions and consideration, has determined that the transactions to be implemented pursuant to the BCA, including the Quidel Merger and the other transactions contemplated by the BCA, are consistent with and will further the business strategies and goals of Quidel, and are in the best interests of Quidel and its stockholders, and (a) has unanimously approved and declared advisable the BCA and Combinations, including the Quidel Merger and the transactions contemplated by the BCA, and (b) has determined, subject to its duties under applicable law, to recommend that the Quidel stockholders adopt the BCA and the transactions contemplated by the BCA.

THE QUIDEL BOARD OF DIRECTORS ACCORDINGLY RECOMMENDS THAT QUIDEL STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

Quidel Proposal No. 2—The Advisory Merger Compensation Proposal

(Item 2 on the Quidel proxy card)

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that Quidel provide its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that would be paid or become payable to Quidel’s named executive officers that is based on or otherwise relates to the proposed Combinations, as disclosed in this joint proxy statement/prospectus, including the disclosures set forth in the section entitled “Interests of Certain Persons in the Combinations (Quidel)—Golden Parachute Compensation” of this joint proxy statement/prospectus. This non-binding, advisory vote is commonly referred to as a “golden parachute say on pay” vote. This non-binding, advisory vote relates only to contractual obligations of Quidel that may result in a payment to Quidel’s named executive officers in connection with, or following, the consummation of the proposed Combinations and does not relate to any compensation arrangement with Quidel’s directors or executive officers who are not named executive officers.

As an advisory vote, this proposal is not binding upon Quidel or the Quidel board of directors, and approval of this proposal is not a condition to completion of the Combinations or Quidel’s, Ortho’s or Topco’s obligations to effect the Combinations. The vote on executive compensation payable in connection with the proposed Combinations is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal, but vote not to approve the Advisory Merger Compensation Proposal. Because the vote is advisory, it will not be binding on Quidel. Accordingly, to the extent that Quidel is contractually obligated to pay certain merger-related compensation, such compensation will be payable, subject only to the contractual conditions applicable thereto, if the Combinations are consummated and regardless of the outcome of the advisory vote.

Approval of the Advisory Merger Compensation Proposal requires the affirmative vote of a majority of the voting power represented at the Quidel Stockholders’ Meeting in person or by proxy and entitled to vote on such proposal. If you are present in person or represented by proxy at the meeting but do not vote, or if you abstain, the effect will be the same as a vote “AGAINST” the Advisory Merger Compensation Proposal.

THE QUIDEL BOARD OF DIRECTORS RECOMMENDS THAT QUIDEL STOCKHOLDERS VOTE “FOR” THE ADVISORY MERGER COMPENSATION PROPOSAL.

Quidel Proposal No. 3—The Adjournment Proposal

(Item 3 on the Quidel proxy card)

At the Quidel Stockholders’ Meeting, Quidel stockholders (whether voting in person or by proxy) may be asked to vote on a proposal to adjourn the Quidel Stockholders’ Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Quidel Stockholders’ Meeting to approve the Merger Proposal. Quidel is asking that you authorize the holder of your proxy to vote in favor of any such Adjournment Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the voting power represented at the Quidel Stockholders’ Meeting in person or by proxy and entitled to vote on such proposal. If you are present in person or represented by proxy at the meeting but do not vote, or if you abstain, the effect will be the same as a vote “AGAINST” the Adjournment Proposal.

THE QUIDEL BOARD OF DIRECTORS RECOMMENDS THAT QUIDEL STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT THE PARTIES TO THE COMBINATIONS

Quidel Corporation

Quidel commenced operations in 1979 and was originally incorporated as Monoclonal Antibodies, Inc. in California. In 1987, Quidel re-incorporated as Quidel Corporation in the State of Delaware. Quidel has a leadership position in the development, manufacturing and marketing of rapid diagnostic testing solutions. These diagnostic testing solutions are separated into four product categories: rapid immunoassay, cardiometabolic immunoassay, molecular diagnostic solutions and specialized diagnostic solutions. Quidel sells products directly to end users and distributors, in each case, for professional use in physician offices, hospitals, clinical laboratories, reference laboratories, urgent care clinics, leading universities, retail clinics, pharmacies and wellness screening centers, as well as for individual, non-professional, OTC use. Quidel markets its products through a network of distributors and a direct sales force. Quidel operates in one business segment that develops, manufactures and markets its products globally.

Quidel Shares are listed on Nasdaq under the symbol “QDEL.”

The principal executive offices of Quidel are located at 9975 Summers Ridge Road, San Diego, California 92121, United States of America, and its telephone number is (858) 552-1100.

Ortho Clinical Diagnostics Holdings plc

Ortho is a leading global provider of IVD solutions to the clinical laboratory and transfusion medicine communities. Ortho maintains a direct or indirect commercial presence in more than 130 countries and territories, with a direct presence in 36 countries. Ortho’s instruments, assays, reagents and other consumables are used in hospitals, laboratories, clinics, blood banks and donor centers worldwide. Ortho is globally operated with manufacturing facilities in the United States and the United Kingdom and with sales centers, administrative offices and warehouses located throughout the world.

Ortho Shares are listed on Nasdaq under the symbol “OCDX.”

The principal executive offices of Ortho are located at 1001 Route 202, Raritan, New Jersey 08869, United States of America, and its telephone number at that address is (908) 218-8000.

Coronado Topco, Inc.

Coronado Topco, Inc., a Delaware corporation (“Topco”), is a wholly owned subsidiary of Ortho. Ortho formed Topco on December 17, 2021 for the purpose of entering into the BCA. Pursuant to the BCA, after the Quidel Effective Time, Topco will become the parent company for the combined businesses of Quidel and Ortho.

The principal executive offices of Topco are located at c/o Ortho Clinical Diagnostics Holdings plc, 1001 Route 202, Raritan, New Jersey 08869, United States of America, and its telephone number at that address is (908) 218-8000.

Laguna Merger Sub, Inc.

Laguna Merger Sub, Inc., a Delaware corporation (“U.S. Merger Sub”), is a wholly owned subsidiary of Topco formed solely for the purpose of effecting the Combinations. U.S. Merger Sub will not conduct any business operations other than those incidental to its formation and in connection with the transactions contemplated by the BCA.

The principal executive offices of U.S. Merger Sub are located at c/o Ortho Clinical Diagnostics Holdings plc, 1001 Route 202, Raritan, New Jersey 08869, United States of America, and its telephone number at that address is (908)  218-8000.

Orca Holdco, Inc.

Orca Holdco, Inc., a Delaware corporation (“U.S. Holdco Sub”), is a wholly owned subsidiary of Topco formed solely for the purpose of effecting the Combinations. U.S. Holdco Sub will not conduct any business operations prior to closing of the Combinations other than those incidental to its formation and in connection with the transactions contemplated by the BCA.

The principal executive offices of U.S. Holdco Sub are located at c/o Ortho Clinical Diagnostics Holdings plc, 1001 Route 202, Raritan, New Jersey 08869, United States of America, and its telephone number at that address is (908) 218-8000.

Orca Holdco 2, Inc.

Orca Holdco 2, Inc., a Delaware corporation (“U.S. Holdco Sub 2”), is a wholly owned subsidiary of U.S. Holdco Sub. U.S. Holdco Sub 2 will not conduct any business operations prior to closing of the Combinations other than those incidental to its formation and in connection with the transactions contemplated by the BCA.

The principal executive offices of U.S. Holdco Sub 2 are located at c/o Ortho Clinical Diagnostics Holdings plc, 1001 Route 202, Raritan, New Jersey 08869, United States of America, and its telephone number at that address is (908) 218-8000.

BUSINESS OF QUIDEL AND CERTAIN INFORMATION ABOUT QUIDEL

Quidel commenced operations in 1979 and was originally incorporated as Monoclonal Antibodies, Inc. in California. In 1987, Quidel re-incorporated as Quidel Corporation in the State of Delaware. Quidel’s executive offices are located at 9975 Summers Ridge Road, San Diego, California 92121, and its telephone number is (858) 552-1100. Additional information about Quidel and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus.

Overview of Business

Quidel’s primary mission is to advance diagnostics to improve human health. Quidel has a leadership position in the development, manufacturing and marketing of rapid diagnostic testing solutions. Quidel separates these into four product categories: rapid immunoassay, cardiometabolic immunoassay, molecular diagnostic solutions and specialized diagnostic solutions. Quidel currently sells its products directly to end users and distributors, in each case, for professional use in physician offices, hospitals, clinical laboratories, reference laboratories, urgent care clinics, leading universities, retail clinics, pharmacies and wellness screening centers, as well as for individual, non-professional, OTC use. More recently, Quidel has begun to reach significant new markets as it introduced its QuickVue® At-Home OTC COVID-19 test for reopening schools, and for health departments, employers, entertainment centers and many other locations. Quidel markets its products through a network of distributors and a direct sales force. Quidel operates in one business segment that develops, manufactures and markets its products globally.

Quidel launched its first products, dipstick-based pregnancy tests, in 1983. Since such time, Quidel’s product base and technology platforms have expanded through internal development and acquisitions of other products, technologies and companies. Quidel’s diagnostic solutions aid in the detection and diagnosis of many critical diseases and other medical conditions, including infectious diseases, cardiovascular diseases and conditions, women’s health, gastrointestinal diseases, autoimmune diseases, bone health and thyroid diseases.

In 2017, Quidel acquired the Triage® MeterPro® cardiovascular and toxicology business, and B-type Natriuretic Peptide (“BNP”) assay business run on Beckman Coulter analyzers from Alere Inc., which added an extensive cardiovascular and toxicology menu to its innovative medical diagnostics portfolio.

Products

Quidel provides diagnostic testing solutions under various brand names, including, among others, the following: Quidel®, QuickVue, QuickVue+®, QVue™, Sofia®, Triage, Solana®, Virena®, MicroVue™, Lyra®, FreshCells™, D3®, FastPoint®, ReadyCells®, Super E-Mix™, InflammaDry®, AdenoPlus®, ELVIRA®, ELVIS®, Thyretain® and Savanna®.

The products and platforms under each product category are described below.

Rapid Immunoassay. The rapid immunoassay product category includes the Sofia and Sofia 2 analyzers and the QuickVue, InflammaDry and AdenoPlus products. Sofia is the brand name for Quidel’s fluorescent immunoassay systems. The easy-to-use Sofia and Sofia 2 analyzers combine unique software and Sofia fluorescent immunoassay tests to yield an automatic, objective result that is readily available on the instrument’s screen, in a hard-copy printout, and in a transmissible electronic form that can network via a lab information system to hospital and medical center databases. Quidel launched the Sofia analyzer in 2011 and Sofia 2 in 2017. These systems provide for different operational modes to accommodate both small and large laboratories, as well as other features designed to facilitate use in a variety of healthcare settings, including hospitals, medical centers, and small clinics. Sofia 2 systems include additional benefits and features at a cost point that allows us to better address the lower-volume segment of the diagnostic testing market. Sofia 2 analyzers also incorporate enhanced optics, which provide added performance benefits and enable positive test results to be read in as few as three minutes. In 2021, Quidel also received an emergency use authorization to market its Sofia Q platform that offers similar features and benefits to the Sofia analyzers in a smaller and less expensive format.

QuickVue is the brand name for Quidel’s rapid, visually-read, lateral flow immunoassay products. Quidel has been a leader in the development and production of high-quality lateral flow diagnostics since the early 1990s and offers a broad portfolio of products to diagnose a wide variety of infectious diseases and medical conditions. The QuickVue At-Home OTC COVID-19 test has also recently become a leading at-home COVID-19 product for home use and is available through many retail and online outlets.

The InflammaDry and AdenoPlus products are rapid, lateral-flow based, point-of-care (“POC”) products for the detection of infectious and inflammatory diseases and conditions of the eye. InflammaDry is a test that detects elevated levels of MMP-9, a key inflammatory marker for dry eye. AdenoPlus is a test that differentiates between a viral and bacterial infection of acute conjunctivitis (pink eye).

Cardiometabolic Immunoassay. The cardiometabolic immunoassay product category includes the Triage MeterPro, Quidel’s portable testing platform that runs a comprehensive menu of tests that enable physicians to promote improved health outcomes through the rapid diagnosis of critical diseases and health conditions, as well as the detection of certain drugs of abuse. This system aids in the diagnosis, assessment and risk stratification of patients having critical care issues, including congestive heart failure, acute coronary syndromes, and acute myocardial infarction, and can reduce hospital admissions and improve clinical and economic outcomes. Triage cardiovascular rapid tests include immunoassays for BNP, creatine kinase-MB, d-dimer, myoglobin, troponin I and N-terminal pro-Brain Natriuretic Peptide (“NT-proBNP”). Triage tests for Troponin I, high sensitivity Troponin I, PlGF and NT-proBNP, as well as certain test panels which include a combination of immunoassays, are not available for sale in the United States. Quidel has also offered a version of the Triage BNP Test for use on Beckman Coulter Inc. lab analyzers historically but has nearly completed the transition of this business to Beckman Coulter following entry into agreements with Beckman Coulter to resolve litigation between Quidel and Beckman Coulter and provide for the transition of the BNP business to Beckman Coulter. Quidel will continue to supply Beckman Coulter products related to this business and receive payments of between $70 and $75 million per year through 2029 under these arrangements.

In addition to the cardiovascular menu, Quidel offers urine-specific screening tests for the detection of drug and/or the urinary metabolites for multiple drug classes, including Quidel’s new Triage TOX Drug Screen and a PlGF test for diagnosis of preterm pre-eclampsia in pregnant women.

Molecular Diagnostic Solutions. The molecular diagnostic solutions product category includes the Lyra assays and the Solana and Savanna systems. Lyra is Quidel’s open system molecular assays run on several thermocyclers currently on the market. Lyra Molecular Real-Time Polymerase Chain Reaction assays provide important benefits to the customer, including, among others, room temperature storage, reduced process time and ready-to-use reagent configurations.

The Solana system was developed using Quidel’s proprietary isothermal Helicase Dependent Amplification technology. Solana is an easy to run amplification and detection system that has the ability to concurrently run up to 12 assays at a time.

In late 2021, Quidel launched in Europe its CE-Marked Savanna multiplex molecular analyzer system and Savanna RVP4 assay. The Savanna system is a low-cost, fully-integrated, sample-to-result automated in vitro molecular diagnostic platform that enables analysis of up to 12 pathogens or targets, plus controls, from a single assay run in less than 30 minutes. The Savanna RVP4 assay is a rapid, multiplexed nucleic acid test intended for use with the Savanna instrument for the simultaneous qualitative detection and differentiation of influenza A, influenza B, respiratory syncytial virus and SARS-CoV-2 RNA isolated from human nasal or nasopharyngeal swabs. Quidel plans to launch the Savanna system in the United States in 2022.

Specialized Diagnostic Solutions. The specialized diagnostic solutions product category includes a wide variety of traditional cell lines, specimen collection devices, media and controls for use in laboratories that culture and test for many human viruses, including, among others, respiratory and herpes family viruses. Quidel provides cell-based products under the FreshCells brand in multiple formats, including tubes, shell vials and multi-well plates. Quidel’s virology product category includes the FDA-cleared bioassay, Thyretain, which is used for the differential diagnosis of an autoimmune disease called Graves’ Disease.

Quidel also provides a variety of biomarkers for bone health and produces both clinical and research products for the assessment of osteoporosis and the evaluation of bone resorption/formation, which, including Quidel’s metabolic bone markers, are used to monitor the effectiveness of therapy in pharmaceutical and related research. In the area of autoimmune disease, Quidel has developed enzyme linked immunosorbent assays and reagents for the detection of activation products from the three main complement pathways. Assays are developed on a microwell platform and are currently marketed to clinicians and researchers under the Quidel and MicroVue brands.

Digital and Telehealth Solutions

In 2022, Quidel introduced QVue Business, a mobile application that supports employee at-home testing using QuickVue At-Home OTC COVID-19 tests and a reporting system for employers to help track and trend COVID-19 test results within the workplace. The QVue Business application enables employees, contractors and other visitors to provide COVID-19 test results in near real time to employers. The application offers an at-home testing alternative to reduce the cost and effort of on-site testing and provides detailed videos to guide the user through the testing and reporting process. QVue Business is a flexible application that can be configured to an employer’s desired testing frequency to track employees’ symptoms or exposure risk and provide employees with a digital health passport for safe access into the workplace. Quidel plans to further expand its digital and telehealth solutions from the at-home testing, identity verification and reporting functions to the telehealth setting where patients can use Quidel’s digital testing and reporting functions to further interact with health care professionals for diagnosis, treatment and care.

Connectivity and Data Management

Virena is a wireless cellular data management and surveillance system that operates as a cloud-based solution connecting Sofia and Solana instruments across a healthcare system and automatically transmitting de-identified test results to a secure database. With Virena, a health system, physician office laboratory (“POL”), urgent care center or retail clinic has the ability to compile, analyze, map and generate reports of de-identified test results, improving operational efficiencies, quality and patient outcome initiatives.

Marketing and Distribution

Quidel’s current business strategy is designed to serve the continuum of healthcare delivery needs globally, starting with POC clinicians located in doctor’s office practices, to moderately complex POLs, and to highly complex hospital and clinical reference laboratories in North America and a variety of settings internationally. Within the inherent operational diversity of these various segments, Quidel focuses on differentiating itself and enhancing its market leadership by specializing in the diagnosis and monitoring of select disease states and conditions.

Quidel’s marketing strategy includes ensuring that its key product portfolios are supported by clinical validation and health economic and outcomes research that demonstrate that its tests deliver fast, high quality results, are cost-effective to use and improve patient outcomes.

Quidel’s North America distribution strategy takes into account the highly fragmented POC market, with many small or medium-sized customers. To reach customers using POC diagnostic tests, a network of national and regional distributors is employed, as well as Quidel’s own sales force. This sales force works closely with Quidel’s key distributors to drive market penetration of its products in the POC market.

The sales, distribution and service of Quidel’s cell culture tests are controlled primarily by Quidel. Quidel reaches laboratory end-users in hospitals and clinical reference laboratories using these diagnostic tests through Quidel’s direct sales force and technical support services that have specialized training and understanding of this product portfolio. Quidel sells products globally and markets and distributes products worldwide in a variety of ways, including a mix of direct and indirect distribution strategies.

Manufacturing

Quidel has five manufacturing sites. Two are in San Diego, California, one in Carlsbad, California, one in Athens, Ohio and one in Europe. Quidel seeks to conduct its manufacturing in compliance with Quality Management System (“QMS”) regulatory requirements of the United States, Australia, Brazil, Canada, Japan, Europe, South Korea and certain other countries. Quidel’s manufacturing facilities have passed routine regulatory inspections confirming compliance with the QMS regulatory requirements. Its facilities are registered with various regulatory bodies, including the FDA and the Department of Public Health of the State of California for its San Diego and Carlsbad facilities.

Business Strategy

Quidel’s strategy is to target market segments that represent significant total market opportunities, and in which Quidel can be successful by applying its expertise and know-how to develop differentiated technologies and products. Quidel’s diagnostic testing solutions are designed to provide specialized results that serve a broad range of customers by addressing the market requirements of ease of use, reduced cost, increased test accuracy and reduced time to result. In order to achieve its mission of advancing diagnostics to improve human health, Quidel’s strategy is to do the following:

•	focus on innovative products and markets and leverage core competency in new product development for the QuickVue, Sofia and Triage immunoassay brands and next-generation products;

•	leverage manufacturing expertise to address increasing demand for Quidel’s products, including through expanded manufacturing capacity;

•	utilize Quidel’s molecular assay development competencies to further develop its molecular diagnostics franchise that includes distinct testing platforms, such as Lyra, Solana and Savanna; and

•	strengthen Quidel’s position with distribution partners and end-user customers to gain more emphasis on its products and enter new markets.

BUSINESS OF ORTHO

Business of Ortho

Ortho is a leading global provider of IVD solutions to the clinical laboratory and transfusion medicine communities. Ortho maintains a direct or indirect commercial presence in more than 130 countries and territories, with a direct presence in 36 countries. Ortho’s instruments, assays, reagents and other consumables are used in hospitals, laboratories, clinics, blood banks and donor centers worldwide. Ortho is globally operated with manufacturing facilities in the United States and the United Kingdom and with sales centers, administrative offices and warehouses located throughout the world.

The principal executive offices of Ortho are located at 1001 Route 202, Raritan, New Jersey 08869, United States of America, and its telephone number at that address is (908) 218-8000.

Overview of Business

Ortho is a pure-play in the IVD business, pioneering life-impacting advances in diagnostics for over 80 years, from our earliest work in blood typing to our innovation in infectious diseases and our latest developments in laboratory solutions. Ortho is driven by its credo, “Because Every Test is A Life.” This guiding principle reflects the crucial role diagnostics play in global health and guides its priorities as an organization. As a leader in IVD, Ortho impacts approximately 800,000 patients every day. Ortho is dedicated to improving outcomes for these patients and saving lives through providing innovative and reliable diagnostic testing solutions to the clinical laboratory and transfusion medicine communities. Ortho’s global infrastructure and commercial reach allow Ortho to serve these markets with significant scale. Ortho has an intense focus on the customer. Ortho supports its customers with high quality diagnostic instrumentation, a broad test portfolio and market leading service. Ortho’s products deliver consistently fast, accurate and reliable results that allow clinicians to make better-informed treatment decisions. Ortho’s business model generates significant recurring revenues and strong cash flow streams from ongoing sales of high margin consumables. These consumables contribute more than 90% of Ortho’s total revenue. Ortho maintains close connectivity with its customers through its global presence, with more than 4,800 employees, including approximately 2,300 commercial sales, service and marketing teammates. This global organization allows it to support its customers across more than 130 countries and territories.

In 2014, Ortho was acquired by The Carlyle Group (“Carlyle”) from Johnson & Johnson and became an independent organization, solely focused on delivering high quality IVD products and service to its diagnostic customer base. At the time of the separation, its business had global scale, a reputation for high quality products, a strong quality management system and a research and development team with extensive scientific expertise. IVD testing is a critical tool in evaluating health in many different settings around the world. IVD is a core component of routine healthcare check-ups for those who are presenting with symptoms or require procedures, and it influences up to 70% of critical healthcare clinical decision-making. Consequently, its IVD solutions have a profound impact on the assessment of health and the delivery of care. IVD is also critical in monitoring the transmission and spread of infectious disease outbreaks, where Ortho’s longstanding excellence in infectious disease testing is particularly relevant. Ortho’s solutions are central to the operations of hospitals, clinics, blood banks and donor centers around the world, where they are used to help diagnose certain conditions, such as cancer or heart attacks, and infectious diseases, such as hepatitis, HIV, and most recently, COVID-19, where Ortho has launched four antibody tests and an antigen test, and Ortho is actively expanding its menu of tests to address the global pandemic.

Ortho operates two lines of business, Clinical Laboratories and Transfusion Medicine, which together generate its core revenue:

•

Clinical Laboratories: Focused on (i) clinical chemistry, which is the measurement of target chemicals in bodily fluids for the evaluation of health and the clinical management of patients, (ii) immunoassay instruments, which test the measurement of proteins as they act as antigens in the spread of disease, antibodies in the immune response spurred by disease, or markers of proper organ function and health, and (iii) testing to detect and monitor disease progression across a broad spectrum of therapeutic areas, and includes grant revenue related to development of our COVID-19 antibody and antigen tests.

•

Transfusion Medicine: Focused on (i) immunohematology instruments and tests used for blood typing to ensure patient-donor compatibility in blood transfusions; and (ii) donor screening instruments and tests used for blood and plasma screening for infectious diseases for customers primarily in the United States.

Ortho’s broad offerings allow it to support its customer base and maximize the opportunity to provide each of its customers with a comprehensive array of products and services over time. Ortho refers to this mutually beneficial approach as focusing on LCV. Ortho’s focus on LCV underpins everything it does, from the design and execution of its commercial and service model, to its instrument and assay innovation, to the composition of its global footprint. Ortho’s approach has informed its choice to focus on medium- to high-volume laboratories, which in turn has helped it become a leader in its Focus Markets and transformed its financial profile. Ortho intends to continue to invest in and evolve its LCV framework to best support its customers and maximize its financial results.

As an example, Ortho may begin a Clinical Laboratories customer relationship by providing a standalone instrument (often a clinical chemistry analyzer) and a set of assays that are relevant to that customer’s specific testing needs. In 2021, approximately 73% of its Clinical Laboratories installed base was comprised of standalone instruments. As the customer and its testing needs grow, Ortho looks to migrate the customer, where appropriate, to an integrated analyzer that performs both clinical chemistry and immunoassay testing. This migration helps Ortho increase its customers’ testing capabilities as well as the revenue it generates from customers. Building on its differentiation in dry chemistry, Ortho grew its integrated instrument installed base at a CAGR of approximately 13% from 2015 to 2021, and in 2021, approximately 27% of its Clinical Laboratories installed base was comprised of integrated instruments. For its larger customers, Ortho ultimately may expand its testing throughput by installing automation tracks that connect multiple analyzers along the automation track, while providing the full suite of its ever-expanding assay menu. In 2021, approximately 2% of its Clinical Laboratories installed base was comprised of automated systems. As Ortho has significantly expanded its test menu offering, its integrated analyzers are now more often where its Clinical Laboratories relationship starts. In Transfusion Medicine, the life cycle is similar, as customers graduate from manual testing processes to semi-automated capabilities to fully-automated blood and plasma screening instrumentation as their testing volumes and technical competencies grow over time. In 2021, its installed base of Immunohematology instruments grew approximately 3%. Ortho focuses on building long-term customer relationships and continuing to enhance both its offering and the customer’s ability to care for their patients, ultimately deepening its commercial relationship and driving its financial model.

Impact of Ortho’s Initial Public Offering and Secondary Offering

On February 1, 2021, Ortho completed the initial public offering (“IPO”) of its ordinary shares at a price of $17.00 per share. Ortho issued and sold 76,000,000 ordinary shares in the IPO and issued and sold an additional 11,400,000 ordinary shares on February 4, 2021 pursuant to the full exercise of the underwriters’ option to purchase additional shares from Ortho. The ordinary shares sold in the IPO were registered under the Securities Act pursuant to a Registration Statement on Form S-1, which was declared effective by the SEC on January 29, 2021. Ortho’s ordinary shares are listed on Nasdaq under the symbol “OCDX.” The offering, including proceeds from the full exercise of the underwriters’ option to purchase additional shares, generated net proceeds to Ortho of $1,426.4 million after deducting underwriting discounts and commissions.

Ortho used the net proceeds from the IPO (i) to redeem $160 million of its 2025 Notes, plus accrued interest thereon and $11.8 million of redemption premium, (ii) to redeem $270 million of its 2028 Notes, plus accrued interest thereon and $19.6 million of redemption premium, (iii) to repay $892.7 million in aggregate principal amount of borrowings under its Dollar Term Loan Facility, and (iv) for working capital and general corporate purposes.

In September 2021, Ortho completed an underwritten secondary offering of 25.3 million ordinary shares held by a selling shareholder affiliated with Carlyle, including 3.3 million ordinary shares pursuant to the full exercise of the underwriters’ option to purchase additional shares. The ordinary shares sold in the secondary offering were registered under the Securities Act pursuant to a Registration Statement on Form S-1, which was declared effective by the SEC on September 9, 2021. Ortho did not offer any ordinary shares in this transaction and did not receive any proceeds from the sale of the ordinary shares by the selling shareholder. Ortho incurred costs of $1.1 million in relation to the secondary public offering for the three and nine months ended October 3, 2021, which were recorded in Selling, marketing and administrative expenses in the unaudited consolidated statement of operations.

Ortho’s Competitive Strengths

Ortho believes it is well positioned to drive sustained and profitable growth through its relentless focus on LCV. This customer-centric approach informs the execution of its commercial and service model and underpins its go-to-market strategy. Ortho’s customer focus allows it to retain and grow its customers by providing a superior customer experience driven by unparalleled quality of service, continuous innovation and access to a diverse product portfolio. Ortho is able to leverage its global footprint to gain differentiated and leading positions across its Focus Markets. This intense focus on its customers has resulted in an attractive business model with high recurring revenues that allows it to continue to invest to reinforce its competitive strengths, which include:

Intense customer focus enabled by Ortho’s broad portfolio and market leading positions

Ortho’s broad portfolio of Clinical Laboratories and Transfusion Medicine instruments covering the full spectrum of manual to fully automated systems allows it to effectively target its Focus Markets. In addition to its instrument portfolio, Ortho offers a diverse menu of assays for the most commonly tested items, including infectious diseases, sepsis, cardiovascular conditions and both blood and plasma typing and screening. Ortho’s ability to respond to the full spectrum of its customers’ needs allows it to focus on and enhance LCV. Ortho supplements its instrument and assay offerings with its leading service, commercial, and operational excellence, which Ortho believes improves its customer retention, sales growth and profitability.

Ortho is a leader in its Focus Markets with leading positions in Clinical Laboratories and Transfusion Medicine. The market opportunities for its Clinical Laboratories and Transfusion Medicine businesses are largely connected and, in both Clinical Laboratories and Transfusion Medicine, Ortho can adapt and grow with its customers as they move from lower throughput to more automated solutions. In addition, Ortho has developed a strategy for new product introductions in order to enhance LCV. For example, in its Transfusion Medicine business, Ortho introduced semi-automated capabilities to increase its participation in certain emerging markets, such as China, Asia Pacific and Latin America, and continue the shift of certain customers from manual to semi-automated testing.

In Donor Screening, Ortho is a leading player and in late 2020, it won a five-year contract with a five-year extension option with Creative Testing Solutions, the largest U.S. blood donation testing organization, which provides testing for a majority of the U.S. blood supply and is jointly owned by three of the leading U.S. blood service providers: the American Red Cross, OneBlood and Vitalant. Pursuant to this contract, Ortho is Creative Testing Solutions’ primary supplier of serology Donor Screening testing in the United States. This contract provides for collaborative research and development on Ortho’s next generation Donor Screening instrument. With renewed commitment to the Donor Screening market and joint innovation with this customer, Ortho believes this relationship has the potential to support further growth in other international Donor Screening markets over time.

Ortho’s business model and customer-centric approach results in strong customer loyalty and a compelling financial profile with greater than 95% recurring revenue during 2021. The combination of its revenue growth and leading margin profile allows it to reinvest in innovation and commercial opportunities. In addition, Ortho believes its broad portfolio and diversified end markets provide a resilient growth profile. For instance, its strength in acute care and infectious disease testing is durable as it requires on-demand testing. Most of these tests are conducted in in-patient laboratories and demand tends to be insulated from economic downturns. In addition, Ortho believes the on-site laboratory contributes meaningfully to many of its hospital customers’ earnings and that its core market is relatively insulated from outsourcing to reference laboratories. Ortho believes this combination of product and end market diversification allowed it to generally outperform the market on a core revenue growth basis during the COVID-19 pandemic and Ortho believes this resiliency will continue into the future.

Superior customer experience and brand loyalty resulting in high customer retention and win rates

Ortho delivers industry-leading test performance in a way that is easy for laboratory directors and technical staff to manage their operations on a daily basis, which leads to excellent customer appeal and loyalty. In 2015, Ortho launched ORTHOCARE with the goal of providing best-in-class service and support program for hospitals, hospital networks, blood banks and laboratories. Ortho’s ORTHOCARE service program is a critical element of the superior customer experience that Ortho delivers to its customers. Since forming ORTHOCARE, Ortho was the highest recommended manufacturer for the last six consecutive years (2016 through 2021) in a survey of clinical laboratory professionals in U.S. hospitals conducted by ServiceTrak. In the same survey in 2021, Ortho was ranked #1 in seven out of eight categories relating to its manufacturing, system and service performance.

In Ortho’s Focus Markets, the simplicity and reliability of its instruments and tests often reduces the need for staff hands-on time, producing a lower total cost of ownership for its customers. Ortho believes that after instrument cost, the quality of service is the largest driver of customer choice when selecting a Clinical Laboratories vendor. Ortho’s superior service and customer performance contribute to its revenue retention rate of approximately 98% in 2021 and its average Clinical Laboratories and Transfusion Medicine customer relationships of almost 13 years and 15 years, respectively.

In Clinical Laboratories, beyond the simplicity of dry chemistry slides, Ortho offers instrument e-connectivity, customizable automation tracks, a suite of upgraded quality control reagents and market-leading calibration stability, producing higher efficiency and lower total cost of ownership. In Transfusion Medicine, its ORTHO VISION platform has expanded its leadership position because it automated and simplified the test workflow for time-strained blood bank staff, increasing throughput and efficiency.

Highly compelling solutions supported by its leading and innovative research and development capabilities

Ortho has a rich history of innovation spanning over eight decades and now has a portfolio of 17 instruments and over 245 assays across Clinical Laboratories and Transfusion Medicine. Ortho’s unique dry slide technology for clinical chemistry delivers accurate results, stability and reliability in challenging laboratory environments, an environmentally friendly profile and superior ease-of-use. Ortho’s XT Slides provide the ability to perform two tests on one slide, resulting in 40% greater VITROS throughput with 96% first-pass yield. Combined with its robust instrument design and development capabilities, Ortho engineers laboratory testing solutions for its customers that offer industry leading cost effectiveness for medium- and high-throughput testing applications, particularly where space is constrained. Ortho has partnered with Quotient to commercialize, when approved, the next generation product in IH that enables a high level of multiplexing and addresses the ultra-high throughput market. Since its separation from Johnson & Johnson, Ortho has engineered and delivered to market six new instrument platforms, and expanded its assay offering with over 120 new or improved assays, which has increased its product vitality, market share and revenue growth.

Extensive and balanced global commercial footprint with reinvigorated focus on growth

Ortho sells its products and services in more than 130 countries worldwide and has a direct presence in 36 countries. Ortho supports these commercial operations with approximately 2,300 commercial sales, service and regional marketing teammates and a network of more than 300 distributors globally. Ortho also has an extensive global network of manufacturing and distribution centers that allows it to be closer and more responsive to its customers while managing and optimizing its cost structure. Ortho’s global footprint allows it to effectively launch its new product innovations, including instrument platform developments and new assays, across the globe. Its geographic balance also provides revenue diversification, which helps it to hedge against currency fluctuations and potential regional economic downturns.

Ortho believes that opportunities in emerging markets represent a strong area of growth and profitability for its business. Ortho is using targeted commercial activities to expand in these attractive end markets. In addition, Ortho is developing lower cost instruments and market-specific assays to compete directly with low cost local players in certain regions.

Disciplined approach to streamline operations and optimize its cost structure

Ortho has taken a rigorous approach to continuously improving its operational and administrative resources and cost structure. Ortho has an efficient network of manufacturing, distribution and support centers to support worldwide product availability, with assay manufacturing in the United States and Wales, partner instrument manufacturing in Switzerland and Mexico, product distribution centers in multiple locations across the globe, shared service centers in the United States and Prague and certain operations in India. This not only brings it closer to its customers, but consolidates manufacturing and several other support functions to lower-cost geographies. Ortho has seen margin expansion over the last two years and hopes to continue capitalizing on operational efficiencies going forward.

Deeply committed leadership team with broad experience in healthcare and diagnostics

Ortho’s dedicated and highly respected Global Leadership Team (“GLT”) is comprised of 16 members with significant experience in the IVD and healthcare industries. For instance, Ortho’s Chair and Chief Executive Officer, Chief Financial Officer, Chief Innovation Officer, General Counsel, and Executive Vice President of Commercial Excellence and Strategy each have more than 25 years of experience in their respective fields of expertise and together have more than 125 years of experience with IVD or commercial healthcare companies. These individuals are supported by their GLT colleagues with extensive industry knowledge and long-term experience leading at Ortho or other multinational companies in the IVD industry. Under their leadership Ortho has transformed its mindset from standing up the business to executing on its growth strategies by increasing its customer focus and its emphasis on innovation and operational efficiency. Ortho believes that the industry knowledge and dedication of its GLT members, combined with their long-term experience profitably growing multinational companies, are instrumental for the successful execution of its growth strategy going forward.

Ortho’s Growth Strategy

Ortho’s heritage and strength lie in its long-term customer relationships and trusted brand, which create a steady base of recurring revenue and a foundation for future growth. By focusing on LCV, Ortho identifies ways in which it can utilize product innovation and impactful customer service and solutions to deepen these partnerships and add value over time. Ortho plans to grow its business by broadening its existing relationships, winning new customers and targeting high-growth end markets and adjacencies. Ortho is focused on sustainable long-term growth through commercial excellence that maximizes LCV, strengthens existing relationships through superior service and delivers innovative products for its customers and their patients. The key elements of its strategy to accelerate and sustain revenue growth and operating leverage include:

Focusing relentlessly on maximizing LCV, which is designed to produce and maintain a growing and recurring, high margin, durable financial profile and contributes to growth

Over its more than 80 years supporting the IVD testing needs of its customers, Ortho has developed deep and enduring relationships with its customers. Ortho seeks to expand its relationship with both new and existing customers by offering them higher throughput integrated instrumentation, automation, and an expanding assay menu that grows with them as their needs evolve. On average globally, when one of its Clinical Laboratories customers upgrades from a standalone instrument to an integrated instrument, Ortho typically sees an increase in annual consumable revenues of approximately 65%. After this initial increase in utilization, Ortho typically sees that customer’s recurring revenues increase by approximately 3% to 7% on an annual basis. In Ortho’s experience, by the time a customer is running sufficient volumes of tests to consider automation, annual reagent purchases have roughly doubled, and upgrading to an automated instrument increases this average by an additional 27%. This combined effect leads to an average increase of approximately 300% in annual revenues as a customer upgrades from an initial integrated placement to automation installation. In Transfusion Medicine, the pattern is even more striking. When customers move from manual testing to a semi-automated solution, the customers typically experience an approximately 70% increase in workflow efficiency, and Ortho sees an average 600% increase in revenues. When they graduate to Ortho’s fully automated ORTHO VISION instruments, these customers typically experience a 90% improvement in workflow efficiency and Ortho sees an additional increase of approximately 90% on average in recurring revenue.

Providing an unparalleled customer experience to retain and attract its existing and new customers

Ortho continues to invest in both technology and business model innovation to expand its service advantages. For instance, improvements in instrument and assay reliability have reduced its service intervention rate by more than 30% since mid-2014. In addition to Ortho’s core product innovations that continuously improve instrument reliability and ease-of-use-for instance, e-connectivity, improved controls, e-calibration and laboratory informatics- Ortho is implementing exciting technology applications to support its award-winning service team. From smart mobile applications that enable service alerts and remote monitoring to merged reality on mobile devices, including smart glasses that support field engineers and customers in service calls, Ortho continues to improve the efficiency and effectiveness of its service offerings. Over time, Ortho will also seek to increase its ability to monetize its service differentiation beyond simply enhancing customer retention and contract wins.

Leveraging Ortho’s global footprint to deliver innovative solutions to meet its customers’ needs in both developed and emerging markets

Ortho’s global commercial organization is comprised of approximately 2,300 commercial sales, service and regional marketing teammates. From 2018 through 2019, Ortho invested in expanding and improving its commercial capabilities in its two most critical markets—North America and China—adding sales and regional marketing personnel, strengthening its distributor networks, increasing sales analytics and targeting support though its customer relationship management system. Ortho focused its commercial teams more squarely on its Focus Markets, which increased its win rate and allowed its team to allocate resources and focus on relationship management, menu utilization and new assay adoption, helping drive its recent revenue growth in these markets. Since the execution of its U.S. commercial excellence program, Ortho has enjoyed 12 consecutive quarters of North America core recurring revenue growth and, up until the COVID-19 pandemic, Ortho experienced similar results following implementation of its China program. Ortho is also focused on high growth emerging markets including China, Asia Pacific, the Middle East, Africa, Eastern Europe and Latin America. Ortho is targeting increased investment in market-appropriate products and local capabilities in order to gain market share in these emerging markets and enhance its overall growth profile. For instance, Ortho is planning the development of lower cost instruments and assays that are suitable for these emerging markets. In some countries, the government is playing a significant role in expanding population access to healthcare and diagnostic testing, particularly in more rural populations. The Chinese government, for instance, has dramatically increased the portion of the population with access to healthcare services and is actively pushing diagnostic volumes to tiers of smaller hospitals at the regional and provincial level, hospitals that fit well into Ortho’s Focus Markets.

Creating meaningful product innovation through menu expansion, development of novel instruments and enhancement of automation and informatics

Since its separation from Johnson & Johnson, Ortho has focused significant investment on improving and expanding its test menu, with the introduction of over 120 new or improved tests, which Ortho believes has contributed meaningfully to its accelerating growth. Ortho continues to focus on developing significant new assays that are critical to its Focus Market customers while continuing to build its strength and differentiation in acute and critical care assays. In particular, recent launches in cardiac (hs Troponin, NT-proBNP II), infectious disease (HIV Combo, HTLV, T. Cruzi, COVID-19 antigen and multiple COVID-19 antibody tests), and sepsis (PCT, IL-6) are generating new growth.

Ortho will continue to invest in the next generation of instruments for Clinical Laboratories and Transfusion Medicine. Given the longer cycle of innovation, it is important that Ortho remains focused on the next platforms to drive customer acquisition and retention. In addition, Ortho’s team is looking into novel technologies that it can leverage across Clinical Laboratories and Transfusion Medicine. Ortho is also evaluating using its dry technology to increase multiplexing beyond dual slides and extending into dry immunoassay by leveraging patented microfluidics approaches. A completely dry integrated platform would likely reduce Ortho’s instrument footprint, increase test throughput and reduce user complexity with excellent test reliability and performance.

Ortho continues to build on advantages in ease-of-use and test workflow in the laboratory, with a primary focus on the needs of its target customer. Ortho is co-developing improved automation track components and a new quality control menu with one of its partners. ORTHO CONNECT continues to evolve and develop across CL and TM as next generation middleware that enables the customer to track and control data and key performance metrics across their laboratories. Beyond this new platform, Ortho plans to explore and seek to develop new digital solutions, such as laboratory informatics dashboards, to improve customer performance and workflow.

To support menu expansion and development of novel instruments, Ortho is pursuing “Follow the Sun” research and development and manufacturing capabilities and partnerships in targeted locations across the globe that Ortho believes will increase its local market access, tailor products for local market needs, reduce the time and cost required for product launches and accelerate its cadence of assay and instrument launches over time. As an example, Ortho has built up research and development capabilities at its Pencoed, Wales site, which has a lower cost basis and ensures proximity to manufacturing for sustaining engineering of products.

Continuing to identify operating efficiencies to allow for reinvestment in growth and improve margins

Ortho’s leadership team has taken a disciplined, continuous improvement approach to streamlining its operational resources and cost structure. Executing on its value capture program over the last several years, its team has identified areas to improve margins and cash flows through consolidation of manufacturing to lower-cost geographies, annual Six Sigma projects in areas such as procurement, and information technology improvements. Ortho opened a shared service center in Prague and has shifted several support functions abroad to manage costs. Ortho continues to reinvest a significant portion of these savings in commercial and research and development projects to spur further growth. Ortho expects to leverage its fixed cost base and the expansion of its diversified product portfolio to drive incremental margin improvement.

Pursuing business development opportunities, partnerships and strategic acquisitions to enter adjacencies or expand Ortho’s current business units

Ortho has a successful track record of partnering with a range of companies to accelerate research and development, add incremental competencies and/or co-develop products. Ortho believes that its partnerships with Thermo Fisher, IDEXX and

Quotient will help expand its capabilities in laboratory automation, veterinary and ultra-high throughput Immunohematology applications, respectively. In addition to these types of opportunities, Ortho plans to explore adjacencies in both Clinical Laboratories and Transfusion Medicine that will leverage its global footprint, hospital and donor center call points and/or technology advantages.

Ortho’s management team is focused on mergers and acquisitions, partnerships and business development opportunities that Ortho believes will ultimately enhance LCV and drive incremental top-line growth and profitability. Ortho intends to pursue strategic opportunities that will accelerate its expansion or entry into attractive end-markets and geographies. Ortho plans to maintain a disciplined approach to mergers and acquisitions and is constantly evaluating a wide range of opportunities that are natural adjacencies with the hospital and other call points in its Focus Markets.

Ortho’s Industry

IVD involves testing of human tissue or fluid samples outside of the body to screen and detect diseases, infections and medical conditions. IVD testing is a core component of routine healthcare check-ups for those who are presenting with symptoms or require procedures. It influences up to 70% of critical healthcare clinical decision-making and can occur in a range of clinical settings from large reference laboratories and hospitals, to physician offices and retail clinics.

The global IVD market represents approximately $76 billion in global revenue in 2020. IVD is divided among multiple testing disciplines, including Immunoassay, Clinical Chemistry, Molecular Diagnostics, Anatomical Pathology, Microbiology, Hematology and Coagulation, among others. Ortho competes in the two largest testing disciplines (excluding the impact of COVID-19), Immunoassay and Clinical Chemistry, which together comprise Clinical Laboratories, and represent approximately $24 billion of its current addressable market in 2020. Ortho is also the global leader in Transfusion Medicine, which includes hospital-based Immunohematology and Donor Screening for blood and plasma at hospitals and other donation centers, and represents approximately $2 billion of its current addressable market. Today, Ortho sells diagnostic instruments and reagents in a global market worth approximately $26 billion that is projected to grow at a CAGR of approximately 5% from 2020 to 2024.

Of the approximately $26 billion market, approximately 62% resides in the more developed regions of North America, Europe, and Japan, which are projected to grow at a CAGR of approximately 1% to 2% from 2020 to 2024. Approximately 38% is concentrated in the faster-growing regions of China, the Middle East and Africa, Asia Pacific and Latin America, which are projected to grow at a CAGR of approximately 8% to 11%. With approximately 31% of its core revenue coming from emerging markets, Ortho has a strong position in these growing markets. Embedded in Ortho’s strategy of developing new integrated analyzers and bringing them to market is the parallel refurbishment of used analyzers and resale of these systems, primarily in emerging markets. Ortho is focusing increased investment in market-appropriate products and local capabilities in order to gain market share in emerging markets and enhance its overall growth.

Ortho believes there are six key trends affecting its end markets that will drive increasing demand for its products and solutions and offer new opportunities for business expansion:

•

Aging population and increased need for testing of chronic conditions. Populations continue to age, particularly in the developed economies, which is driving increased prevalence of both chronic conditions and the acute diseases of later life, such as cancer, cardiac disease, and neurodegenerative disorders. This demographic trend is leading to an increase in surgical volumes and supports growing demand for diagnostic testing and pre-surgical screening on both an acute and routine health screening basis, and accounts for a significant portion of ongoing test menu expansion.

•

Expansion of healthcare, particularly in emerging markets. Continuing economic growth in emerging markets is increasing the size of the middle class and available disposable income, expanding resources available for healthcare. With most health decisions informed by diagnostic testing, economic development is driving instrument purchases and higher test volumes.

•

Consolidation and automation. Hospitals and laboratories continue to merge into larger healthcare systems. This trend, combined with a shortage of skilled laboratory technicians, has driven consolidation of testing volumes into medium- to high-volume centralized laboratories with fully automated instruments. These automated instruments offer higher test throughput versus standalone specialty instruments. To enhance productivity, these platforms are also often connected by software and automation tracks to enable more seamless routing and testing of patient samples.

•

Digital solutions and informatics. Diagnostic tests generate information that aids in clinical practice or the study of health and disease. This data, combined with the advancement of internet applications and software, offer new ways to create value for hospital and laboratory customers. Tying test data into laboratory information and electronic medical record systems is only the starting point. Digital solutions can also help laboratories manage test utilization, efficiency and inventory, aid in clinical decision support and pool test data for research purposes.

•

New diagnostic technologies and continued decentralization. Diagnostics continue to advance with new technologies changing and improving test accuracy and operational performance. New modalities have emerged with the advent of molecular and genetic diagnostics, the expansion of proteomics supporting improved and broader immunoassay testing, and technologies like miniaturization, sensors, and microfluidics enabling point-of-care testing. Diagnostic testing at emergency room and intensive care unit bedsides in the hospital, physician offices, urgent care centers, pharmacy minute clinics and at the patient’s home is increasing. These technologies are creating new opportunities within IVD and growth for the broader IVD market overall. As the COVID-19 pandemic has underscored, point-of-care tests typically have lower test accuracy than those performed on central lab instruments, are often more expensive on a per test basis and can struggle with throughput for mass screening.

•

Emergence and identification of new diseases and treatments to include plasma based therapies. The COVID-19 pandemic is the most salient example of the continuing emergence of new infectious diseases on a global scale which highlights the importance of accurate and efficient diagnostic testing. Ortho has witnessed the emergence of HIV, Ebola, Zika, SARS and MERS, and it is estimated that one new infectious disease is emerging every year. New diagnostic tests and test volumes are driven both by the emergence of new diseases and by the discovery of new or improved markers for disease. Beyond infectious diseases, significant assay innovation is occurring in a range of therapy areas, including oncology, neurology and cardiovascular disease.

Ortho’s Products, Pipeline and Services

Throughout eight decades of innovation, Ortho has been a leader in the diagnostics field and brought multiple innovations to market such as testing for RH phenotyping, HCV, Chagas’ Disease, and most recently COVID-19. Since its separation from Johnson & Johnson, Ortho has engineered and delivered to market six new instrument platforms and expanded its assay offering with over 120 new or improved assays, which has increased its product vitality and revenue growth.

Our revenue is driven by a “razor-razor blade” business model. Through this model, we generally sell or place instruments under long-term contracts, which support the ongoing sale of our assays, reagents and consumables. Our instruments are closed systems, requiring customers to purchase the assays, reagents and consumables from us. These sales generate a high proportion of recurring revenues. As of January 2, 2022, we had an installed base of approximately 21,000 instruments, which increased approximately 3% since January 3, 2021.

Clinical Laboratories

Ortho has been a pioneer of important technological advances in clinical diagnostics, including its unique dry slide technology which offers customers superior test performance with clear ease-of-use advantages and lower total cost of ownership. Dry slide technology combines the spreading, masking, scavenger and reagent layers into one postage-stamp-sized slide that provides clinicians with high-quality results quickly, efficiently and economically. Ortho’s slides are very stable. The current approximate six-month span between calibrations for slides is industry-leading and Ortho expects this to be significantly improved through ongoing research and development. Ortho carries a comprehensive clinical chemistry test menu, and dry slides have long shelf life with lower laboratory shelf space required. Ortho’s new XT7600 and XT3400 instruments extend these advantages with digital accuracy and XT multi-test slides, and Ortho has a pipeline opportunity to increase multi-test capacity further over time. Ortho’s dry slide chemistry is well positioned for rising environmental concerns given its eco-friendly profile with no water usage and significantly reduced clinical waste and biohazard.

Ortho’s flagship Clinical Laboratories platform is the VITROS family of instruments, which includes a series of clinical chemistry, immunoassay and integrated (combined chemistry and immunoassay) systems and automation and middleware solutions. The VITROS instruments run a wide range of assays, from infectious diseases, sepsis, cardiovascular conditions and anemia, to bone disease, diabetes, drugs of abuse / toxicology, oncology and renal disease. Ortho has six VITROS instrument analyzers that provide standardized performance, and are still sufficiently flexible to meet the needs of its customers across the spectrum of laboratory sizes and volumes. Ortho’s VITROS instruments are placed in centralized, higher-throughput testing sites (hospitals and laboratories) and decentralized, lower-throughput sites (physician offices, clinics and specialty settings).

Ortho launched the next generation of VITROS instruments—the XT 7600 integrated system and XT 3400 clinical chemistry analyzer – in 2018 and 2019, respectively. Both instruments deploy a highly accurate, digital reflectometer that measures test results and takes advantage of new XT chemistry slides, combining two tests that are frequently used together, and improving the economics for it and its customers. Additionally, Ortho believes that digital sensing will enable improved test accuracy through better image processing over time. Ortho believes the XT instruments offer several important advancements over prior generations:

•	40% greater test throughput when using its XT-slides

•	96% first-pass yield on test results

•	Designed to offer high reliability with a 98% up-time guarantee for U.S. customers

Ortho’s Clinical Laboratories assay menu is quite broad, covering 24 different therapeutic areas and approximately 90% of a typical laboratory’s testing needs. Ortho is particularly known for the strength of its dry clinical chemistry tests, as well as infectious disease and acute care immunoassays, including its high-performing cardiac markers for heart attack and congestive heart failure. In Greater China, for example, Ortho believes it is the clinical chemistry market leader in separate “STAT” testing laboratories that seek rapid, high-performing assays to drive rapid clinical decisions.

Key Products—Clinical Laboratories

Category	Description	Examples
Standalone CC instrument(s)	High efficiency scalable analyzers that run Ortho’s broad menu of general and special chemistry tests, including its differentiated dry chemistry Microslides, with no external water supply required	• VITROS 350 Chemistry System • VITROS XT3400 Chemistry System • VITROS 4600 Chemistry System

Standalone IA instrument(s)	Random access, scalable throughput analyzers that run Ortho’s broad immunoassay menu with no external water supply required	• VITROS ECiQ Immunodiagnostic System • VITROS 3600 Immunodiagnostic System

Integrated instruments (CC+IA)	Random access, high throughput analyzers that run Ortho’s expansive chemistry and immunoassay test menu within the same unit with no external water supply required	• VITROS 5600 Integrated System • VITROS XT7600 Integrated System

Dry chemistry slides & XT multi-slides

Differentiated “dry” Microslide technology avoids the potential variability caused by water impurities and the frequent calibration common in wet chemistry products.

XT slides deliver higher efficiency with two tests per slide

• VITROS XT MicroSlide Clinical Chemistry Technology

Acute Care-Cardiac and Sepsis markers for ED/ICU	Critical care assays that help deliver accurate, reliable results in acute care situations	• VITROS Immunodiagnostic Products High-sensitivity Troponin • VITROS Immunodiagnostic Products NT-proBNP II • VITROS Immunodiagnostic Products B●R●A●H●M●S PCT (Procalcitonin)

Infectious Diseases-Assays for patient management and blood donor screening	High performing assays to identify presence of antigen and antibodies across a wide spectrum of infectious diseases

•  VITROS HIV Combo Immunodiagnostic Assay

•  VITROS Anti-HCV Immunodiagnostic Assay

•  VITROS Anti-SARS CoV-2 IgG Immunodiagnostic Assay (1)

•  VITROS Anti-SARS-CoV2 Total Immunodiagnostic Assay (2)

•  VITROS SARS CoV-2 Antigen Immunodiagnostic Assay (3)

Other Key Assays	Microtip assays offer a wide range of special chemistry testing using wet reagents but with no external water supply needed.	• VITROS HbA1c MicroTip Assay

(1)

Marketed pursuant to FDA Emergency Use Authorization originally granted on April 24, 2020, and subsequently updated on September 8, 2021 for use in combination with the VITROS Immunodiagnostic Products Anti- SARS-CoV-2 IgG

Quantitative Calibrator. Ortho’s VITROS Anti-SARS-CoV-2 IgG antibody test has an estimated 100% specificity (95% confidence interval = 99.1-100%). Under the FDA’s Emergency Use Authorization for the use of COVID-19 convalescent plasma, before a plasma donation can be released to hospitals and patients, the donation must be tested in order to confirm the level or amounts of antibodies in such donation. Ortho’s VITROS Anti-SARS-CoV-2 IgG antibody test is currently specified by the FDA as acceptable for use in this manufacturing step to determine whether a donation qualifies as a high or low titer unit of COVID-19 convalescent plasma.
(2)

Marketed pursuant to FDA Emergency Use Authorization originally granted on April 14, 2020 and subsequently updated on July 22, 2021 and subsequently revised on November 16, 2021 for use in combination with the VITROS Immunodiagnostic Products Total N Antibody Calibrators.

(3)

Marketed throughout the European Union under CE Mark authority, designed to detect active SARS-CoV-2 (COVID-19) infection in symptomatic and asymptomatic individuals. Marketed in the United States pursuant to FDA Emergency Use Authorization originally granted on January 11, 2021 (product claims and indications for use vary between the European Union and U.S. markets).

Transfusion Medicine

Immunohematology

In Immunohematology, Ortho is the global market leader based on the strength of its instruments and assays. Ortho’s flagship IH analyzers are the ORTHO VISION and ORTHO VISION Max systems that automate blood typing and serology disease screening for blood banks. ORTHO VISION was originally launched in 2015, followed by the ORTHO VISION Max and the Next Gen ORTHO VISION Swift, which is designed to be faster, quieter and even more cyber-secure than previous generations of its products. ORTHO VISION has been extremely successful in driving workflow simplification and automation for the customer. In addition, Ortho sells the semi-automated Ortho Workstation for blood bank customers that have lower volumes or need for test automation.

In fiscal 2021, Ortho launched its enhanced ORTHO VISION Swift and ORTHO VISION Max Swift Analyzer systems that automate blood typing and serology disease screening for blood banks. Additionally, in fiscal 2021, Ortho launched the ORTHO OPTIX reader in North America. OPTIX is targeted at blood banks who desire greater precision reading their manual test results and is designed to provide improved software and integration with laboratory information systems, improved workflow and 99.9% concordance with ORTHO VISION test results. OPTIX provides an entry point for customers that want to move from manual to semi-automated testing.

Ortho also has a partnership with Quotient for the Immunohematology application of the MosaiQTM analyzer, which is designed to employ a cutting-edge microarray technology to allow advanced multiplexing. MosaiQ multiplexing is expected to enable multiple tests to be run simultaneously on a single, low-volume patient sample and drive significantly higher test throughput, which would strengthen its position in the ultra-high throughput segment of the IH market. It also offers the potential for streamlined inventory management and concordant results across donor screening and pre-transfusion testing and matching.

Ortho’s Immunohematology instruments operate with two different modalities of test consumables. In the United States, its automated systems use patented ID-Micro Typing System (“IS-MTS”) gel cards and outside the United States, Ortho sells BIOVUE cassettes that utilize column agglutination technology (“CAT”). Both approaches are designed to provide reliable test results and simplify test workflow. With the 2016 launch of ORTHO SERA reagents, Ortho offers a comprehensive test Immunohematology menu that Ortho believes covers more than 99% of most tested blood antigens and all the diseases regularly required for transfusion screening globally.

Donor Screening

Ortho’s Donor Screening business is focused on instruments and tests used for blood and plasma screening for infectious diseases for customers, which include some of the largest donor testing institutions, primarily in the United States. In Donor Screening, Ortho’s core instrument offering is the ORTHO VERSEIA Integrated Processor (“VIP”)-an automated pipetting and processing system that brings together the ORTHO VERSEIA pipettor and ORTHO Summit Processor to enable end-to-end pipetting and processing. For Donor Screening, its serology test menu covers the full range of blood types and a comprehensive set of infectious disease screens, including important tests for tropical diseases like Chagas’ that are critical for care in emerging markets.

Key Products—Transfusion Medicine

Category	Description	Examples
Immunohematology Manual and Semi-automated	The only 2-in-1 blood testing system using reliable Column Agglutination Technology (CAT). The Reader delivers objective grading, results interpretation concordant with the ORTHO VISION Analyzer	• Manual Blood Bank Reagents • ORTHO Workstation • ORTHO OPTIX™ Reader

Immunohematology Automated	A suite of automated instrument solutions connected with an optional middleware software that bridges the gap between instruments and hospital IT networks	• ORTHO VISION Swift Analyzer • ORTHO VISION Max Swift Analyzer • ORTHO CONNECT Middleware • ORTHO PROVUE • ORTHO AUTOVUE

Immunohematology BIOVUE	Safe, cost-effective test format that can be used manually or with the fully automated analyzers, the ORTHO BIOVUE cassette is easy to use and ideal for both routine and specialized immunohematology testing.	• BIOVUE Cassettes

Immunohematology ID-MTS Gel Cards	Safe, cost-effective test format that can be used manually or with the fully automated analyzers. The ID-MTS Gel card is easy to use and ideal for both routine and specialized immunohematology testing.	• ID-MTS Gel Cards

Immunohematology Key Screening & Typing Assays	BIOVUE and ID-MTS product lines offer comprehensive testing solutions including: Type and screen, Donor confirmation, Antibody screening and identification, Rh phenotype, Rare antigen testing, DAT	• Anti-Fya, Anti-Fyb, Anti-Jka, Anti-Jkb, Anti-S, Anti-s, Anti-K, Anti-D (IAT), Anti-D (DVI), Anti-P1, Anti-Lea, Anti-Leb and Anti-N

Category	Description	Examples
U.S. Donor Screening	Ultra-high throughput Donor Testing platform capable of 264 tests per hour. Designed to run a comprehensive panel of highly sensitive and specific assays for use in Donor Testing	• ORTHO VERSEIA Integrated Processor • ORTHO HBc ELISA • ORTHO T. cruzi ELISA • ORTHO HCV 3.0 ELISA

Ortho’s Services

In addition to the products Ortho provides, ORTHOCARE services are a critical element of how Ortho delivers value to its customers. As of January 2, 2022, Ortho had approximately 980 service teammates globally. Ortho employs highly trained service professionals including over 360 laboratory specialists with advanced qualifications. For example, approximately 95% of its U.S. laboratory specialists have medical technician degrees.

Ortho’s highly valued suite of ORTHOCARE service offerings includes:

•	Guarantee 98% up-time to Ortho’s U.S. customers—high instrument reliability and a proactive maintenance program.

•

E-CONNECTIVITY Remote Monitoring Software—More than 80% of Ortho’s installed base of VITROS 5600, XT 7600 and ORTHO VISION platforms are e-connected, enabling remote monitoring and improved analyzer availability.

•	Laboratory Informatics—Solutions designed to deliver incremental value to the laboratory, including inventory planning, laboratory productivity metrics and technical documentation.

•

ValuMetrix —A highly valued consulting service proven to increase laboratory workflow, productivity and laboratory service levels utilizing lean principles and process excellence. This service offering provides actionable insights into demand for new products, services and workflow.

•

Global Technical Solution Center—Seven technical solution centers delivering first line support in over 15 languages, meaning Ortho can resolve service issues remotely without an on-site visit approximately two-thirds of the time.

•

Smart Service Mobile App—First in class technology enabled on iPhone and Android devices that allows Ortho’s service teams to receive up-to-date analyzer health checks, proactive alerts and performance monitoring to ensure the highest level of reliability is achieved.

•	Training and Education—Flexible educational resources for the lifetime of the customer relationship, including virtual technical training, continuing education and professional development.

•

Smart Start—Concierge implementation program led by certified project managers. Easier implementation using collaborative software to keep up to date with real- time progress reports, customized dashboards and status updates.

•

Merged Reality—Enables product experts to provide remote ‘side by side’ assistance to field service engineers and customers through mobile devices, including smart glasses. This allows both parties to sees the same thing at the same time and provide guided instruction leading to better and faster fix rates.

Ortho is globally recognized for service excellence and continues to invest in people and technology to increase value for its customers.

Sales, Marketing and Distribution

Ortho uses state-of-the-art manufacturing and distribution capabilities to produce and deliver diagnostic instruments and assays for hospitals, laboratories and blood and plasma centers worldwide. Ortho’s primary distribution center locations are centrally located in the United States and Europe and have extended hours and efficient transportation processes.

Ortho’s sales team is comprised of highly skilled and experienced professionals. In the United States, Ortho uses a generalized sales force for Immunohematology and Clinical Laboratories and a separate specialist sales force for Donor Screening. Across this global footprint, Ortho operates a region-specific sales model. Ortho’s developed markets, specifically in North America and Western Europe, are served primarily through direct sales; however, Ortho generally utilizes third-party distributors in emerging markets, such as China, the Middle East, Africa and Eastern Europe as this model is more commercially effective.

Ortho’s global team strives to deliver a differentiated level of customer service and support by surrounding its customers with devoted and experienced professionals. Ortho’s network of field engineers is responsible for installing its instruments and providing customer support. In addition, Ortho’s call center team and laboratory specialists are available to provide customer training and ongoing customer support.

Research and Development

Ortho’s research and development focus is on designing and developing products while balancing its research and development team’s capacity, development timelines and overall cost. Ortho has been a pioneer of important technological advances in diagnostics, including its unique dry slide technology and its automated and semi-automated blood banking systems. Ortho’s research and development team is comprised of a balanced mix of experienced professionals with years of experience in the diagnostics industry and recently trained technologists, and together have the know-how and technical capabilities in information technology, biomedical science and engineering required to continue to innovate. Key strengths include new assay format development, new instrument systems development and the complex integration of the two. In addition, in order to create new opportunities, manage costs and adapt to a rapidly changing industry, Ortho also enters into strategic partnerships as part of its research and development process.

Ortho’s solutions are central to the operations of hospitals, clinics, blood banks and donor centers around the world, where they are used to help diagnose certain conditions, such as cancer or heart attacks, and infectious diseases, such as hepatitis, HIV, and most recently, COVID-19, where Ortho has launched four antibody tests and an antigen test. Ortho’s primary research and development facility is located in Rochester, New York, with certain functions conducted out of Raritan, New Jersey and Pencoed, Wales.

Suppliers and Raw Materials

Ortho obtains raw materials from reputable outside suppliers and believes its business relationships with them are good. Some of its products are derived from source biologic materials, which are available from a limited number of sources. To date, Ortho has been able to obtain sufficient quantities of required materials for use in manufacturing its products, but there can be no assurance that a sufficient supply of required materials will always be available to it. Ortho employs a number of strategies to mitigate raw material supply risk, including managing safety stock inventories as well as developing second sources for key raw materials.

In addition, Ortho has recently encountered some increasing pressures on raw material pricing. Ortho employs a number of strategies to mitigate raw material price increases, including identifying alternative sources for raw materials and implementing operational efficiencies.

Ortho sources certain instruments from industry specific suppliers. Ortho believes that its business relationships with its instrument suppliers are good. Each instrument supplier is placed under a contract that provides terms and conditions designed to preserve business continuity. In the event either party terminates the agreement, the “out clauses” provide sufficient time to effect a transition to a new supplier and maintain supply continuity. This transition would also be characterized by the build of a strategic inventory to bridge any time period required to initiate supply from an alternate provider.

Ortho has experienced and continues to manage through supply chain challenges relating to key components of its instruments. For instance, Ortho has experienced supply chain shortages of certain key components of its instruments and assays, which are impacting Ortho’s ability to fulfill customer orders on a timely basis and have had, and are expected to continue to have, a negative impact on Ortho’s business and results of operations, which could be material. Ortho is continuing to work closely with its primary suppliers of these components, alongside their downstream supply chain, in order to maintain supply to its customers. In addition, Ortho is employing a number of strategies to mitigate supply chain shortages, including pursuing additional suppliers for certain of these key components. See “Risk Factors—Risks Relating to Ortho’s Business—Ortho has significant international sales and operations and faces risks related to health epidemics, including the ongoing global pandemic related to COVID-19. Ortho’s business, consolidated results of operations, financial position and cash flows have been and may continue to be negatively affected by the COVID-19 pandemic” and “Risk Factors—Risks Relating to Ortho’s Business—Ortho relies on certain suppliers and manufacturers for raw materials, components for Ortho’s products and services, and fluctuations in the availability and price of such materials, products and services may interfere with Ortho’s ability to meet Ortho’s customers’ needs.”

Manufacturing

Ortho’s manufacturing operation benefits from its broad global footprint, scale and workforce capabilities. Ortho believes its plant capacity and available space is sufficient to accommodate growth, maintain quality and ensure continuity. Ortho uses state-of-the-art manufacturing capabilities to produce the instruments and assays that Ortho sells. Ortho’s manufacturing function has extensive process excellence and high operating standards, which provide it with the capabilities to offset inflation and control costs. Ortho’s primary manufacturing facilities are located in Raritan, New Jersey, Rochester, New York and Pencoed, Wales. Each is regulated by the FDA or other international public health and regulatory agencies.

Competition

Clinical Laboratories

The Clinical Laboratories market is fragmented and highly competitive. A majority of the key players compete globally and face competition from regional and local companies focused on particular markets and/or technologies.

Transfusion Medicine

The Transfusion Medicine market is comprised of Donor Screening, where blood and plasma is screened at donation for blood type and target diseases, and Immunohematology, where blood is typed and screened at the hospital blood bank before being transfused into the patient. The Transfusion Medicine market is highly competitive, with a variety of competitors globally.

Ortho also competes in the serology portion of Donor Screening, which features many significant competitors globally.

Intellectual Property

In the course of its business, Ortho has developed and will continue to develop proprietary products, technologies, software systems, processes and other intellectual property (“IP”). Ortho protects its IP through filing of patents, trademarks and domain names, as may be deemed applicable and appropriate, with appropriate regional coverage. For example, Ortho has applied for and/or obtained and maintains registrations in the United States and other countries numerous trademarks, including ORTHO CLINICAL DIAGNOSTICS, ORTHO, VITROS and ORTHO VISION. Ortho also seeks to protect its proprietary and confidential information and trade secrets through confidentiality agreements with employees, customers, vendors and other third parties, as well as administrative and technical safeguards.

Ortho also enters into agreements with third parties for the license and use of their intellectual property, although no one such license is material to the business as a whole.

IP is an essential part of its business, and IP assets are, as a whole, material to the performance of its business. No single IP asset, however, whether owned or licensed, is material to its business as a whole.

As of January 2, 2022, Ortho owned approximately 665 patents and 1,125 trademarks and Ortho had an additional approximately 44 trademark applications and more than 80 patent applications pending. The majority of its patents and patent applications are in its Clinical Laboratories line of business.

As of January 2, 2022, Ortho was not subject to any material claim or legal action alleging infringement of third-party owned IP.

Collaboration Arrangements

Ortho has various collaboration arrangements, which provide it with the rights to develop, produce and market products using certain know-how, technology and patent rights maintained by its collaborative partners. These arrangements are often entered into in order to share risks and rewards related to a specific program or product. Ortho’s collaborative arrangements include a number of ongoing relationships for test development, instrument development and automation track design and distribution.

Ortho’s Joint Business is a collaboration with Grifols relating to its Hepatitis and HIV diagnostics business. The arrangement is governed by an agreement originally entered into in 1989 with a 50-year term, which, among other things, provides for a profit sharing arrangement whereby, the profits Ortho generates from its production and sale of Hepatitis and HIV diagnostics products are shared with Grifols, and the profits generated by Grifols from its sale of certain antigens and licensing of certain intellectual property rights are shared with Ortho. The agreement also gives Ortho the right to use such intellectual property. The majority of the patents underlying these intellectual property rights have expired. Grifols also supplies Ortho with a portion of the antigens used in its production of these diagnostics products.

Human Capital Resources

As of January 2, 2022, Ortho had approximately 4,800 employees. Approximately 51% of its employees are located outside of the United States, primarily in Europe and Asia. Ortho employs approximately 1,025 manufacturing employees, approximately 2,300 in commercial sales, service and regional marketing positions worldwide including approximately 980 service teammates. Ortho’s highly trained service professionals include over 360 laboratory specialists with advanced qualifications. For example, approximately 95% of its U.S. laboratory specialists have medical technician degrees, and customer excellence training has been prepared for all teammates. Ortho supports unions, works councils and/or collective bargaining agreements in Austria, Belgium, Brazil, France, Germany, Italy, Spain, Sweden and the United Kingdom, with approximately 20% of its associates globally participating in a union, collective bargaining agreement or works council. Ortho believes that its relations with its employees are generally good.

Ortho’s human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our teammates into our highly collaborative culture. Ortho believes its success depends on its ability to attract, retain, develop and motivate diverse highly skilled personnel. In particular, Ortho depends upon the personal efforts and abilities of the principal members of its senior management to partner effectively as a team, and who provide strategic direction, develop its business, manage its operations and maintain a cohesive and stable work environment. Ortho also relies on qualified managers and skilled employees, such as scientists, engineers and laboratory technicians, with technical expertise in operations, scientific knowledge, engineering and quality management experience in order to operate its business successfully.

Ortho’s compensation program is designed to retain, motivate and, as needed, attract highly qualified executives and talented teammates. Accordingly, Ortho uses a mix of competitive base salary, cash-based annual incentive compensation, performance-based equity compensation awards and other employee benefits.

Ortho is committed to fostering a culture that supports diversity and an environment of mutual respect, equity and collaboration that helps drive our business. Ortho embraces diversity, equity and inclusion and celebrates the successes we achieve as “One Ortho.” As a global organization, Ortho’s unique perspectives, diverse background and collective strengths drive creative solutions, breakthrough innovation and highly productive teams. In April 2021, Ortho established its Diversity, Equity and Inclusion Council with a mission to foster a collaborative and innovative organization, ensuring all teammates lead with an inclusive mindset and feel confident that their voices are being heard. Ortho plans to expand upon its foundation of diversity and inclusion and deliver a unique and globally aware Ortho identity that accelerates our growth internally and externally.

Health, Safety and Environmental

Ortho’s operations and facilities are subject to various laws and regulations domestically and around the world governing the protection of the environment and health and safety, including the discharge and emissions of pollutants to air and water and the handling, management and disposal of hazardous substances.

Ortho is committed to employee health and safety in the workplace and has an excellent safety record. In the United States, its manufacturing facilities hold various certifications depending on the site. Our Raritan, NJ and Rochester, NY sites have both received the gold award for American Heart Association Workplace Solutions for the fourth year in a row. The Raritan and Rochester sites are also certified as part of the OSHA Voluntary Protection Programs. Ortho’s facility in Pencoed, Wales has received recognition by the Welsh government for facility safety and environmental performance.

Ortho believes that all of its manufacturing and distribution facilities are operated in compliance with existing environmental requirements in all material respects, including the operating permits required thereunder. Although Ortho does not currently expect the costs of compliance with existing environmental requirements to have a material impact on its financial position, Ortho may incur additional costs or obligations to comply with environmental and health and safety requirements as a result of changes in law or customer demands, including those relating to its products. In addition, many of its manufacturing sites have a long history of industrial operations, and remediation is or may be required at a number of these locations. Although Ortho does not currently expect outstanding remediation obligations to have a material impact on its financial position, the ultimate cost of remediation is subject to a number of variables and is difficult to accurately predict. See “Risk Factors—Risks Relating to Ortho’s Business—Ortho could incur costs complying with environmental and health and safety requirements, or as a result of liability for contamination or other potential environmental harm or liability caused by its operations.”

Government Regulation

Ortho’s products and operations are subject to extensive regulation by the FDA and other federal and state authorities in the United States, as well as comparable authorities in foreign jurisdictions. In the United States, its products are regulated as either medical devices under the Federal Food, Drug, and Cosmetic Act (“FDCA”) and its implementing regulations, or as biological products under the FDCA and the Public Health Service Act (“PHSA”) and their implementing regulations, each as amended and enforced by the FDA. The FDA regulates the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, recordkeeping, premarket clearance or approval, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices and biological products to ensure that such products distributed domestically are safe and effective for their intended uses and otherwise meet the applicable requirements of the FDCA and PHSA.

U.S. Regulation of Medical Devices

The majority of Ortho’s diagnostic products and analyzers are regulated by the FDA as medical devices in the United States. Unless an exemption applies, each medical device commercially distributed in the United States requires either FDA clearance of a 510(k) premarket notification, or approval of a PMA application. Under the FDCA, medical devices are classified into one of three classes-Class I, Class II or Class III-depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I devices are those with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of current good manufacturing practices (“cGMPs”) for medical devices known as the Quality System Regulation (“QSR”) facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising, and promotional materials. Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries and FDA guidance documents. Devices deemed by the FDA to pose the greatest risks, such as life sustaining, life supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III.

While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Class III devices require approval of a PMA application evidencing safety and effectiveness of the device. Ortho currently markets the majority of its diagnostic products in the United States pursuant to 510(k) clearances and PMA approvals.

To obtain 510(k) clearance, a manufacturer must submit a premarket notification demonstrating to the FDA’s satisfaction that the proposed device is “substantially equivalent” to another legally marketed device that itself does not require PMA approval (a predicate device). A predicate device is a legally marketed device that is not subject to premarket approval, i.e., a device that was legally marketed prior to May 28, 1976 (pre-amendments device) and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was found substantially equivalent through the 510(k) process. The FDA’s 510(k) clearance process usually takes from three to twelve months, but often takes longer. FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence. In addition, the FDA collects user fees for certain medical device submissions and annual fees for medical device establishments.

If the FDA agrees that the device is substantially equivalent to a lawfully marketed predicate device, it will grant 510(k) clearance to authorize the device for commercialization. If the FDA determines that the device is “not substantially equivalent,” the device is automatically designated as a Class III device. The device sponsor must then fulfill more rigorous PMA requirements, or can request a risk-based classification determination for the device in accordance with the de novo classification process, which is a route to market for novel medical devices that are low to moderate risk and are not substantially equivalent to a predicate device.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) clearance or, depending on the modification, PMA approval or de novo classification. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k), de novo classification request or a PMA in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination not to seek a new 510(k) or other form of marketing authorization for the modification to the 510(k)-cleared product, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until 510(k) clearance or PMA approval is obtained or a de novo classification is granted.

The PMA process is more demanding than the 510(k) premarket notification process. In a PMA, the manufacturer must demonstrate that the device is safe and effective, and the PMA must be supported by extensive data, including data from preclinical studies and human clinical trials. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption (“IDE”) regulations which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk,” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. In addition, the study must be approved by, and conducted under the oversight of, an Institutional Review Board (“IRB”) for each clinical site. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the study. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements.

In addition to clinical and preclinical data, the PMA must contain a full description of the device and its components, a full description of the methods, facilities, and controls used for manufacturing, and proposed labeling. Following receipt of a PMA, the FDA determines whether the application is sufficiently complete to permit a substantive review. If FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA, although in practice, the FDA’s review often takes significantly longer, and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a pre-approval inspection of the applicant or its third-party manufacturers’ or suppliers’ facilities to ensure compliance with the QSR.

The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval. Certain changes to an approved device, such as changes in manufacturing facilities, methods, or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a PMA supplement, or in some cases a new PMA.

In addition to the 510(k) clearance, PMA, and de novo classification pathways to market, the Commissioner of the FDA, under delegated authority from the Secretary of HHS may, under certain circumstances in connection with a declared public health emergency, allow for the marketing of a product that does not otherwise comply with FDA regulations by issuing an EUA for such product. Before an EUA may be issued by HHS, the Secretary must declare an emergency based on a determination that a public health emergency exists that effects or has the significant potential to affect, national security, and that involves a specified biological, chemical, radiological, or nuclear agent or agents, or a specified disease or condition that may be attributable to such agent or agents. On February 4, 2020, the HHS Secretary determined that the novel coronavirus presented a public health emergency that has a significant potential to affect national security or the health and security of U.S. citizens living abroad and declared that circumstances existed justifying the authorization of emergency use of in vitro diagnostics for detection and/or diagnosis of the novel coronavirus that causes COVID-19.

In order to be the subject of an EUA, the FDA Commissioner must conclude that, based on the totality of scientific evidence available, it is reasonable to believe that the product may be effective in diagnosing, treating, or preventing a disease attributable to the agents described above, that the product’s potential benefits outweigh its potential risks and that there is no adequate, approved alternative to the product. Products subject to an EUA must still comply with the conditions of the EUA, including labeling and marketing requirements. Moreover, the authorization to market products under an EUA is limited to the period of time the public health emergency declaration is in effect. In the U.S., Ortho markets its VITROS Anti-SARS-CoV-2 IgG Antibody test and calibrators and controls and VITROS Anti-SARS-CoV-2 Total Antibody test and calibrators and controls pursuant to EUAs originally granted by the FDA in April 2020, and Ortho markets its VITROS Anti-SARS-CoV-2 Antigen Test pursuant to an EUA originally granted by the FDA on January 11, 2021.

After a device is cleared or approved or otherwise authorized for marketing, numerous pervasive regulatory requirements continue to apply unless explicitly exempt. These include:

•	establishment registration and device listing with the FDA;

•

QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;

•

labeling and marketing regulations, which require that promotion is truthful, not misleading, fairly balanced and provide adequate directions for use and that all claims are substantiated, and also prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling; FDA guidance on off-label dissemination of information and responding to unsolicited requests for information;

•

clearance or approval of product modifications to 510(k)-cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of its cleared devices;

•

medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

•

correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

•

complying with requirements governing Unique Device Identifiers on devices and also requiring the submission of certain information about each device to the FDA’s Global Unique Device Identification Database;

•	the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and

•

post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

U.S. Regulation of Biological Products

Certain of Ortho’s blood screening products are regulated by the FDA as biological products, also called biologics. In the United States, biologics are subject to regulation under the FDCA, PHSA, and other federal, state, local and foreign statutes and regulations. The process required by the FDA before biologics may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests and animal studies performed in accordance with the FDA’s Good Laboratory Practice requirements;

•	submission to the FDA of an Investigational New Drug application (“IND”) which must become effective before clinical trials may begin;

•	approval by an IRB or ethics committee at each clinical site before the trial is commenced;

•	performance of adequate and well-controlled human clinical trials to establish the safety, purity and potency of the proposed biologic product candidate for its intended purpose;

•	preparation of and submission to the FDA of a BLA after completion of all pivotal clinical trials;

•	satisfactory completion of an FDA Advisory Committee review, if applicable;

•	a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;

•

satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with cGMPs and to assure that the facilities, methods and controls are adequate to preserve the biological product’s continued safety, purity and potency, and of selected clinical investigation sites to assess compliance with Good Clinical Practices; and

•	FDA review and approval of the BLA to permit commercial marketing of the product for particular indications for use in the United States.

Prior to beginning the first clinical trial of a biologic product candidate in the United States, Ortho must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug product to humans. An IND must become effective before human clinical trials may begin.

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. The BLA must include all relevant data available from preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of a use of the product, or from a number of alternative sources, including studies initiated by independent investigators. The submission of a BLA requires payment of a substantial application user fee to the FDA, unless a waiver or exemption applies.

After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced and of select clinical trial sites, the FDA may issue an approval letter or a Complete Response Letter (“CRL”). An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A CRL will describe all of the deficiencies that the FDA has identified in the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the CRL without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the CRL, the FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional information or clarification. The FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.

Any biologics manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual program fees for any marketed products. Biologic manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP, which impose certain procedural and documentation requirements upon it and its third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon it and any third-party manufacturers that Ortho may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

FDA Enforcement

The FDA may withdraw marketing authorization if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, imposition of post-market studies or clinical studies to assess new safety risks, or imposition of distribution restrictions or other restrictions. Other potential consequences include, among other things: restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market, product recalls, fines, warning letters, untitled letters, clinical holds on clinical studies, refusal of the FDA to approve pending applications or supplements to approved applications, product seizures or detention, refusal to permit the import or export of products, consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs, the issuance of corrective information, injunctions, or the imposition of civil or criminal penalties.

In addition, the FDA closely regulates the marketing, labeling, advertising and promotion of biologics and medical devices. A company can make only those claims relating to safety and efficacy, purity and potency that are cleared or approved by the FDA and in accordance with the provisions of the authorized label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties.

U.S. Healthcare Laws

The costs of healthcare have been and continue to be a subject of study, investigation and regulation by governmental agencies and legislative bodies around the world. In the United States, attention has been focused on programs that encourage doctors to recommend, use or purchase particular medical devices. Payers have become a more potent force in the marketplace and increased attention is being paid to medical device pricing, appropriate medical device utilization and the quality and costs of healthcare generally.

The implementation of the PPACA, in the United States, for example, has changed healthcare financing and delivery by both governmental and private insurers substantially, and affected medical device manufacturers significantly. The PPACA, among other things, provided incentives to programs that increase the federal government’s comparative effectiveness research, and implemented payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models. Additionally, the PPACA expanded eligibility criteria for Medicaid programs and created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research. Since its enactment, there have been judicial, executive and political challenges to certain aspects of the PPACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the PPACA brought by several states without specifically ruling on the constitutionality of the PPACA.

In addition, other legislative changes have been proposed and adopted since the PPACA was enacted. The Budget Control Act of 2011, among other things, reduced Medicare payments to providers by 2% per fiscal year, effective on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020, through March 31, 2022, unless additional Congressional action is taken. Additionally, the American Taxpayer Relief Act of 2012, among other things, further reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. MACRA, enacted on April 16, 2015, repealed the formula by which Medicare made annual payment adjustments to physicians and replaced the former formula with fixed annual updates and a new system of incentive payments that are based on various performance measures and physicians’ participation in alternative payment models such as accountable care organizations. It is unclear what effect new quality and payment programs, such as MACRA, may have on our business, financial condition, results of operations or cash flows.

On January 1, 2018, the Centers for Medicare and Medicaid Services (“CMS”) implemented certain provisions of PAMA, which made substantial changes to the way in which clinical laboratory services are paid under Medicare. Under PAMA, laboratories that receive the majority of their Medicare revenue from payments made under the Clinical Laboratory Fee Schedule or the Physician Fee Schedule are required to report to CMS, beginning in 2017 and every three years thereafter (or annually for “advanced diagnostics laboratory tests”), private payer payment rates and volumes for their tests. Laboratories that fail to report the required payment information may be subject to substantial civil monetary penalties. CMS uses the data to calculate a weighted median payment rate for each test, which is used to establish a revised Medicare reimbursement rate. Under PAMA, the revised Medicare reimbursement rates were scheduled to apply to clinical diagnostic laboratory tests furnished on or after January 1, 2018. The revised reimbursement methodology is expected to generally result in relatively lower reimbursement under Medicare for clinical diagnostic lab tests than has been historically available. Any reduction to payment rates resulting from the new methodology is limited to 10% per test per year in 2018 through 2020, and to 15% per test per year in 2021 through 2023. For clinical diagnostic laboratory tests that are assigned a new or substantially revised Healthcare Common Proceduring Coding System code, initial payment rates for clinical diagnostic laboratory tests that are not advanced diagnostic laboratory tests will be assigned by the cross-walk or gap-fill methodology. Initial payment rates for new advanced diagnostic laboratory tests will be based on the actual list charge for the laboratory test. The CARES Act, which was signed into law on March 27, 2020, amended the timeline for reporting private payer payment rates and delayed by one year the payment reductions scheduled for 2021. On December 10, 2021, Congress passed the PMAFSA, which delays the next data reporting period by an additional year and prevents any reduction in payment amounts from commercial payer rate implementation in 2022.

In addition to the CARES Act, Congress has enacted other laws in response to the COVID-19 pandemic to provide financial relief to healthcare providers and suppliers, including diagnostic laboratories, and encourage implementation of diagnostic testing and treatment for COVID-19. For instance, the FFCRA, enacted on March 18, 2020, requires certain governmental and commercial insurance plans to provide coverage of COVID-19 diagnostic testing services without imposing cost-sharing (e.g., copays, deductibles or coinsurance) or other utilization management requirements. The CARES Act and the PPPHCEA, enacted on April 24, 2020, each appropriated approximately $100 billion to provide financial relief for certain healthcare providers and to expand treatment and diagnostic testing capacity for COVID-19. The CAA, which was enacted on December 27, 2020 and included further pandemic relief measures, temporarily increased payment rates under the Medicare Physician Fee Schedule by 3.75% beginning January 1, 2021 through December 31, 2021. The PMAFSA further established a temporary 3% payment rate increase under the Medicare Physician Fee Schedule that will remain in effect beginning January 1, 2022 through December 31, 2022. The CARES Act, as subsequently amended by the CAA and PMAFSA, also suspended, for the period from May 1, 2020 to March 31, 2022, the 2% payment reduction created under the sequestration required by the Budget Control Act of 2011 (as amended by the American Taxpayer Relief Act of 2012), and extended the sequester by one year, through 2030.

The regulatory agencies under whose purview Ortho operates have administrative powers that may subject it to actions such as product withdrawals, recalls, seizure of products and other civil and criminal sanctions.

In addition, business practices in the healthcare industry have come under increased scrutiny, particularly in the United States, by government agencies and state attorneys general, and resulting investigations and prosecutions carry the risk of significant civil and criminal penalties under applicable laws. These laws include anti-kickback, false claims laws, civil monetary penalties laws, data privacy and security laws, and physician payment transparency laws. See “Risk Factors—Risks Relating to Ortho’s Business—Ortho is subject to healthcare regulations that could result in liability, require it to change its business practices and restrict its operations in the future.”

Available Information

ORTHO’S WEBSITE ADDRESS IS WWW.ORTHOCLINICALDIAGNOSTICS.COM AND ITS INVESTOR RELATIONS WEBSITE IS LOCATED AT HTTPS://IR.ORTHOCLINICALDIAGNOSTICS.COM. INFORMATION ON ITS WEBSITE IS NOT INCORPORATED BY REFERENCE HEREIN AND INCLUSION OF THE WEBSITE ADDRESS IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS AN INACTIVE TEXTUAL REFERENCE ONLY. ORTHO WILL MAKE AVAILABLE ON ITS WEBSITE, FREE OF CHARGE, ITS ANNUAL REPORT ON FORM 10-K, QUARTERLY REPORTS ON FORM 10-Q, CURRENT REPORTS ON FORM 8-K AND ANY AMENDMENTS TO THOSE REPORTS FILED OR FURNISHED PURSUANT TO SECTION 13(A) OR 15(D) OF THE EXCHANGE ACT, AS SOON AS REASONABLY PRACTICABLE AFTER ORTHO ELECTRONICALLY FILES SUCH MATERIAL WITH, OR FURNISHES IT TO, THE SEC. THE SEC MAINTAINS AN INTERNET SITE (HTTP://WWW.SEC.GOV) CONTAINING REPORTS, PROXY AND INFORMATION STATEMENTS, AND OTHER INFORMATION REGARDING ISSUERS THAT FILE ELECTRONICALLY WITH THE SEC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF QUIDEL

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I, Item 2 of Quidel’s Form 10-Q for the quarterly period ended September 30, 2021 filed with the SEC on November 5, 2021 (incorporated by reference herein), which can be obtained at the Internet website maintained by the SEC at www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ORTHO

The following discussion and analysis of Ortho’s financial condition and results of operations should be read in conjunction with the disclosure under “Risk Factors” and Ortho’s consolidated financial statements and the related notes to those statements included elsewhere in this joint proxy statement/prospectus. In addition to historical consolidated financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Some of the numbers included herein have been rounded for the convenience of presentation. Ortho’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in this joint proxy statement/prospectus.

Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ortho” to “we,” “our” and “us” refer to the business and operations of Ortho and its consolidated subsidiaries prior to the Combinations.

Overview

We are a pure-play IVD business driven by the credo, “Because Every Test is A Life.” This guiding principle reflects the crucial role diagnostics play in global health and guides our priorities as an organization. As a leader in IVD, we impact approximately 800,000 patients every day. We are dedicated to improving outcomes for these patients and saving lives through providing innovative and reliable diagnostic testing solutions to the clinical laboratory and transfusion medicine communities. Our global infrastructure and commercial reach allow us to serve these markets with significant scale. We have an intense focus on the customer. We support our customers with high quality diagnostic instrumentation, a broad test portfolio and market leading service. Our products deliver consistently fast, accurate and reliable results that allow clinicians to make better-informed treatment decisions. Our business model generates significant recurring revenues and strong cash flow streams from ongoing sales of high margin consumables. These consumables contribute more than 90% of our total revenue. We maintain close connectivity with customers through a global presence, with approximately 4,800 employees, including approximately 2,300 commercial sales, service and marketing teammates. This global organization allows us to support our customers across more than 130 countries and territories.

Key Components of Results of Operations

Net revenues

We manage our business geographically to better align with the market dynamics of the specific geographic region with reportable segments being Americas, EMEA and Greater China. We generate revenue primarily in the following lines of business:

Core:

•

Clinical Laboratories—Focused on (i) clinical chemistry, which is the measurement of target chemicals in bodily fluids for the evaluation of health and the clinical management of patients, (ii) immunoassay instruments, which test the measurement of proteins as they act as antigens in the spread of disease, antibodies in the immune response spurred by disease, or markers of proper organ function and health and (iii) testing to detect and monitor disease progression across a broad spectrum of therapeutic areas, and includes grant revenue related to development of our COVID-19 antibody and antigen tests.

•

Transfusion Medicine—Focused on (i) immunohematology instruments and tests used for blood typing to ensure patient-donor compatibility in blood transfusions and (ii) donor screening instruments and tests used for blood and plasma screening for infectious diseases for customers primarily in the United States.

Non-core:

•	Other Product Revenue—Includes revenues primarily from contract manufacturing.

•	Collaboration and Other Revenue—Includes collaboration and license agreements pursuant to which we derive collaboration and royalty revenues.

All non-core revenue is recorded in the Americas segment for all periods presented.

Cost of revenue, excluding amortization of intangible assets and gross profit

The primary components of our cost of revenue are purchased materials, the overhead costs related to manufacturing operations and direct labor associated with the manufacture of our instruments, assays, reagents and other consumables and depreciation of customer leased instruments.

Selling, marketing and administrative expenses

The primary components of our selling, marketing and administrative expenses are employee-related costs in its sales, marketing, administrative and support functions, marketing costs, distribution costs and an allocation of facility and information technology costs and other overhead costs. Employee-related costs include compensation and benefits, including stock-based compensation expense and commissions, employee recruiting and relocation expenses, employee training costs and travel-related costs.

Research and development expense

The primary components of our research and development expense are costs related to clinical trials and regulatory-related spending, as well as employee-related costs in these functions, and an allocation of facility and information technology costs and other overhead costs.

Amortization of intangible assets

Amortization of intangible assets consists of the amortization of intangible assets primarily related to the acquisition of Ortho from Johnson & Johnson by Carlyle.

Other operating expense, net

The primary components of other operating expense, net, are profit share expense related to our Joint Business and restructuring charges.

Interest expense, net

The primary components of interest expense, net are interest charges and amortization of deferred financing charges related to our borrowings.

Tax indemnification (income) expense, net

The primary components of tax indemnification (income) expense, net are gains and losses related to certain federal, state and foreign tax matters that relate to the period prior to the Acquisition and for which we have indemnification agreements. We are subject to income tax in approximately 36 jurisdictions outside the United States. Our most significant operations outside the United States are located in China, France, Japan and the United Kingdom. For these jurisdictions for which we have significant operations, the statute of limitations varies by jurisdiction, with 2013 being the oldest tax year still open. We are currently under audit in certain jurisdictions for tax years under the responsibility of Johnson & Johnson. Pursuant to the Acquisition Agreement, all tax liabilities related to these tax years will be indemnified by Johnson & Johnson.

Other expense (income), net

The primary components of other expense (income), net are foreign currency related gains and losses, including unrealized gains and losses on intercompany loans denominated in currencies other than the functional currency of the affected subsidiaries, and losses related to early extinguishment of certain borrowings.

Impact of the Initial Public Offering

Use of proceeds and impact of debt extinguishment

On February 1, 2021, we completed the IPO of our ordinary shares at a price of $17.00 per share. We issued and sold 76,000,000 ordinary shares in the IPO and issued and sold an additional 11,400,000 ordinary shares on February 4, 2021 pursuant to the full exercise of the underwriters’ option to purchase additional shares. The ordinary shares sold in the IPO were registered under the Securities Act pursuant to a Registration Statement on Form S-1, which was declared effective by the SEC on January 29, 2021. Our ordinary shares are listed on Nasdaq under the symbol “OCDX.” The offering, including proceeds from the full exercise of the underwriters’ option to purchase additional shares, generated net proceeds of $1,426.4 million after deducting underwriting discounts and commissions.

We used the net proceeds from the Ortho IPO (i) to redeem $160 million of its 2025 Notes, plus accrued interest thereon and $11.8 million of redemption premium, (ii) to redeem $270 million of its 2028 Notes, plus accrued interest thereon and $19.6 million of redemption premium, (iii) to repay $892.7 million in aggregate principal amount of borrowings under its Dollar Term Loan Facility and (iv) for working capital and general corporate purposes.

Incremental public company expenses

As a new public company, we have incurred significant expenses on an ongoing basis that we did not incur as a private company, including increased director and officer liability insurance expense, as well as third-party and internal resources related to accounting, auditing, Sarbanes-Oxley Act compliance, legal and investor and public relations expenses. These costs will generally be included in selling, marketing and administrative expenses.

Stock-based compensation expense

In connection with the IPO, in the fiscal year 2021, we may incur a one-time stock-based compensation expense related to performance-based options held by members of management that may vest upon the completion of certain liquidity and realization events. On May 3, 2021, the Ortho Board of Directors approved the modifications to the vesting of restricted stock and Liquidity Event option awards held by certain current and former members of management in accordance with the 2014 Equity Incentive Plan, which governs these grants. As a result of the modification, we recorded additional stock-based compensation expense of $1.6 million for the fiscal nine months ended October 3, 2021. Furthermore, during the fiscal quarter ended April 4, 2021, the Ortho Board of Directors approved the share pool associated with our long-term equity incentive plan.

Underwritten Secondary Offering

In September 2021, we completed an underwritten secondary offering of 25.3 million ordinary shares held by a selling shareholder affiliated with Carlyle, including 3.3 million ordinary shares pursuant to the full exercise of the underwriters’ option to purchase additional shares. The ordinary shares sold in the secondary offering were registered under the Securities Act pursuant to a Registration Statement on Form S-1, which was declared effective by the SEC on September 9, 2021. We did not offer any ordinary shares in this transaction and did not receive any proceeds from the sale of the ordinary shares by the selling shareholder. We incurred costs of $1.1 million in relation to the secondary public offering for the nine months ended October 3, 2021, which were recorded in Selling, marketing and administrative expenses in the unaudited consolidated statement of operations.

Impact of the COVID-19 Pandemic

In response to the global COVID-19 pandemic, we mobilized our research and development teams to bring to market COVID-19 antibody and antigen tests. Our COVID-19 antibody tests detect whether a patient has been previously infected by COVID-19 and our COVID-19 antigen test detects whether a patient is currently infected by COVID-19. We have received a combination of EUA from the FDA, authority to affix a CE Mark for sale in the European Union and various other regulatory approvals globally for our COVID-19 antibody tests. We have also received authority to affix a CE Mark for sale in the European Union and the FDA granted EUA to our COVID-19 antigen test. We sell these tests in various other markets globally and continue to work on gaining further regulatory approvals in other markets. All of our COVID-19 antibody and antigen tests run on our existing instruments.

In February 2020, we began to see a decrease in the number of tests run in China. This decline spread to certain other countries in EMEA and ASPAC in early March 2020 and resulted in a worldwide decrease in the number of tests run globally by the end of that month. In many countries, we also experienced a lag between the timing of the decrease in the number of tests run and the decrease in shipments of additional products to our customers, which began to occur during the fiscal quarter ended June 28, 2020. As a result, during the fiscal year ended January 3, 2021, we experienced decreased revenues and incurred idle or underutilized facilities costs, higher freight and higher distribution costs compared to the periods prior to the pandemic.

During the fiscal nine months ended October 3, 2021, we also continued to experience higher distribution costs due to higher shipping rates as a result of the COVID-19 pandemic, and during the fiscal quarter ended October 3, 2021, we began to experience some supply chain disruptions. These supply chain disruptions have resulted in shortages or delays in receipts for certain key components of our instruments, which are affecting our ability to fulfill customer orders on a timely basis and have impacted, and we expect will continue to impact, our results of operations and resulted in disruption to our business operations. We are continuously evaluating our supply chain to identify potential gaps and take steps to ensure continuity, including working closely with our primary suppliers of these components and pursuing additional suppliers for certain of these components, in order to maintain supply to our customers. We continue to monitor the potential impact of these issues on our business.

We are continually monitoring our business continuity plans. Due to the fact that our products and services are considered to be medically critical, our manufacturing and research and development sites are generally exempt from governmental orders in the U.S. and other countries requiring businesses to cease or reduce operations. For these sites, we have implemented steps to protect our employees. Our office-based work sites in the U.S. are subject to operating restrictions consistent with applicable health guidelines. We permit limited domestic travel for our employees, which has reduced our travel-related operating expenses.

On September 9, 2021, President Biden issued the Executive Order on Ensuring Adequate COVID Safety Protocols for Federal Contractors (the “Executive Order”), which directs executive departments and agencies to ensure that contracts covered by the Executive Order require relevant federal contractors and subcontractors to mandate their employees to be fully vaccinated against COVID-19 by certain dates that continue to be extended by the government. The Executive Order has faced several legal challenges and on December 7, 2021, the U.S. District Court for the Southern District of Georgia issued a nationwide injunction blocking enforcement of the federal contractor mandate which was upheld by the Eleventh Circuit on December 17, 2021. We continue to monitor all court developments as well as impacts of requirements as it relates to any applicable contracts.

As the global COVID-19 pandemic is an ongoing matter, our future assessment of the magnitude and duration of the COVID-19 pandemic, as well as other factors, could result in material impacts to our consolidated financial statements in future reporting periods.

Results of Operations

Fiscal nine months ended October 3, 2021 compared with the fiscal nine months ended September 27, 2020

Net loss

During the fiscal nine months ended October 3, 2021, reported net loss of $44.4 million decreased by $126.6 million compared with the fiscal nine months ended September 27, 2020. The decrease in net loss was primarily due to higher net revenue, a reduction in interest expense as a result of the debt pay down and a decrease in foreign currency losses, partially offset by higher operating expense and provision for income taxes. We also incurred losses on early extinguishment of debt due to our use of proceeds from our IPO to redeem portions of our 2025 Notes, 2028 Notes and Dollar Term Loan Facility.

Net revenue

Net revenue for the fiscal nine months ended October 3, 2021 increased by $272.3 million, or 21.8%, compared with the fiscal nine months ended September 27, 2020. Revenues for the fiscal nine months ended October 3, 2021 included an operational net revenue increase of 19.3% and a positive impact of 2.5% from foreign currency fluctuations, which was primarily driven by the weakening of the U.S. dollar against a variety of currencies, primarily the Chinese Yuan, Euro and British Pound, partially offset by the strengthening of the Brazilian Real and Japanese Yen. The increase in revenues for the fiscal nine months ended October 3, 2021, excluding the impact of foreign currency exchange, was mainly driven by our core lines of business, as we recorded higher revenues in certain geographic segments of our Clinical Laboratories business, and in all geographic segments of our Transfusion Medicine business.

The following table shows net revenue by line of business:

	Fiscal Nine Months Ended
(Dollars in millions)	October 3, 2021	September 27, 2020	% Change
Clinical Laboratories	$1,001.3	$819.2	22.2%
Transfusion Medicine	494.5	414.5	19.3%
Core Revenue	1,495.8	1,233.7	21.2%
Other Product Revenue	5.6	3.7	59.8%
Collaboration and Other Revenue	20.4	12.2	66.9%
Non-Core Revenue	26.0	15.9	65.3%
Net Revenue	$1,521.8	$1,249.6	21.8%

Core revenue

Clinical Laboratories revenue for the fiscal nine months ended October 3, 2021 increased by $181.9 million, or 22.2%, compared with the fiscal nine months ended September 27, 2020, including an increase of $9.9 million from our COVID-19 antibody and antigen tests, driven by the year-over-year increase in revenue from COVID-19 antibody and antigen tests in the first half of 2021. This increase included an operational net revenue increase of 19.7% and a positive impact of 2.5% from foreign currency fluctuations. The increase in Clinical Laboratories revenue was primarily due to higher reagent revenue, driven by the recovery of testing volumes, and higher instrument sales in the Americas, EMEA and Greater China regions.

Transfusion Medicine revenue for the fiscal nine months ended October 3, 2021 increased by $80.1 million, or 19.3%, compared with the fiscal nine months ended September 27, 2020. This increase included an operational net revenue increase of 16.8% and a positive impact of 2.5% from foreign currency fluctuations. The increase in Transfusion Medicine revenue, excluding the impact of foreign currency exchange, was primarily driven by a new customer in our Donor Screening business in the United States and higher reagent revenue in all geographical regions.

Non-core revenue

Other product revenue, related to our contract manufacturing business, increased by $2.1 million for the fiscal nine months ended October 3, 2021 compared with the fiscal nine months ended September 27, 2020, due to the timing of satisfying certain performance obligations related to a contract manufacturing arrangement in the current fiscal period.

Collaboration and other revenue for the fiscal nine months ended October 3, 2021 increased by $8.2 million, or 66.9%, compared with the fiscal nine months ended September 27, 2020. The increase was primarily due to an $8.5 million award from an arbitration proceeding related to one of our collaboration agreements.

Cost of revenue, excluding amortization of intangible assets, and Gross profit

	Fiscal Nine Months Ended
(Dollars in millions)	October 3, 2021	% of Total Revenue	September 27, 2020	% of Net Revenue
Cost of revenue, excluding amortization of intangible assets	$748.7	49.2%	$650.2	52.0%
Gross profit	773.1	50.8%	599.4	48.0%

The decrease in Cost of revenue, excluding amortization of intangible assets, and increase in Gross profit as a percentage of net revenue for the fiscal nine months ended October 3, 2021 compared with the fiscal nine months ended September 27, 2020 was primarily due to favorable product mix, including sales of COVID-19 antibody and antigen tests, lower manufacturing costs and lower underutilized facility costs, as well as the impact of the previously mentioned award from an arbitration proceeding related to one of our collaboration agreements, partially offset by higher freight costs.

Operating expenses

The following table provides a summary of certain operating expenses:

	Fiscal Nine Months Ended
(Dollars in millions)	October 3, 2021	% of Net Revenue	September 27, 2020	% of Net Revenue
Selling, marketing and administrative expenses	$411.0	27.0%	$347.9	27.8%
Research and development expense	91.3	6.0%	82.1	6.6%
Amortization of intangible assets	100.3	6.6%	98.7	7.9%
Other operating expense, net	27.7	1.8%	22.8	1.8%

Selling, marketing and administrative expenses

Selling, marketing and administrative expenses were $411.0 million for the fiscal nine months ended October 3, 2021, or 27.0% of net revenue, as compared with $347.9 million for the fiscal nine months ended September 27, 2020, or 27.8% of net revenue, an increase of $63.1 million. The increase in Selling, marketing and administrative expenses was primarily due to higher employee-related costs, including stock-based compensation, increased distribution costs due to higher shipment volumes and higher shipping rates as a result of the ongoing global COVID-19 pandemic, partially offset by decreased travel-related costs for our employees due to global travel restrictions.

Research and development expense

Research and development expense was $91.3 million for the fiscal nine months ended October 3, 2021, or 6.0% of net revenue, as compared with $82.1 million for the fiscal nine months ended September 27, 2020, or 6.6% of net revenue, an increase of $9.2 million. The increase was primarily due to an increased investment in costs to develop new assays, as well as an increase in employee-related costs, partially offset by the $7.5 million up-front payment made to Quotient Limited (“Quotient”) in the prior year period.

Amortization of intangible assets

Amortization of intangible assets was $100.3 million for the fiscal nine months ended October 3, 2021 as compared with $98.7 million for the fiscal nine months ended September 27, 2020. There were no significant changes in the composition of our intangible assets in the fiscal nine months ended October 3, 2021 compared to the fiscal nine months ended September 27, 2020.

Other operating expense, net

Other operating expense, net was $27.7 million, or 1.8% of net revenue, for the fiscal nine months ended October 3, 2021, as compared with $22.8 million, or 1.8% of net revenue, for the fiscal nine months ended September 27, 2020, an increase of $4.9 million. The increase was primarily due to higher profit share expense in the current year due to lower manufacturing costs related to our Joint Business, partially offset by the timing of government subsidies earned.

Non-operating items

Interest expense, net

Interest expense, net was $112.5 million for the fiscal nine months ended October 3, 2021, as compared with $148.6 million for the fiscal nine months ended September 27, 2020. The decrease of $36.1 million was primarily related to lower borrowings due to our use of net proceeds from the Ortho IPO for debt repayment, as detailed above.

Tax indemnification (income) expense, net

Tax indemnification income was $0.6 million for the fiscal nine months ended October 3, 2021. This primarily related to interest on our indemnification receivables related to certain tax matters included in our pre-acquisition audit reserve. Tax indemnification expense was $11.6 million for the fiscal nine months ended September 27, 2020. This primarily related to the release of certain tax reserves upon the settlement of certain state tax matters, with an offsetting benefit recorded to income tax expense.

Other expense, net

Other expense, net was $50.8 million for the fiscal nine months ended October 3, 2021 and was comprised primarily of loss on early extinguishment of debt of $50.3 million, which was related to the use of proceeds from the Ortho IPO to redeem portions of our outstanding 2025 Notes, 2028 Notes and Dollar Term Loan Facility.

Other expense, net was $61.1 million for the fiscal nine months ended September 27, 2020 and was comprised primarily of $49.4 million of net foreign currency losses, of which $51.1 million was unrealized, mainly related to intercompany loans denominated in currencies other than the functional currency of the affected subsidiaries, and loss on early extinguishment of the 2022 Notes of $12.6 million.

Provision for (benefit from) income taxes

During the fiscal nine months ended October 3, 2021, we incurred a loss before provision from income taxes of $20.0 million and recognized a provision for income taxes of $24.4 million, resulting in a negative effective tax rate of 122.2%. The effective tax rate for the fiscal nine months ended October 3, 2021 differs from the U.S. federal statutory rate primarily due to (i) a net cost of $27.5 million for the impacts of operating losses in certain subsidiaries not being benefited due to the establishment of valuation allowances, (ii) a net benefit of $10.9 million related to non-U.S. earnings being taxed at rates that are different than the U.S. statutory rate, and (iii) a net cost of $10.6 million for the tax expense associated with the remeasurement of deferred tax assets and liabilities due to the enactment of new tax rates, primarily in the United Kingdom.

During the fiscal nine months ended September 27, 2020, we incurred a loss before provision for income taxes of $173.4 million and recognized an income tax benefit of $2.4 million, resulting in an effective tax rate of 1.4%. The effective tax rate for the fiscal nine months ended September 27, 2020 differs from the U.S. federal statutory rate primarily due to (i) a net cost of $39 million for the impacts of operating losses in certain subsidiaries not being benefited due to the establishment of valuation allowances, (ii) a net benefit of $12 million related to the increase in the Company’s interest expense on prior year reserves for uncertain tax positions and (iii) a net cost of $9.7 million due to the non-U.S. earnings being taxed at rates that are different than the U.S. statutory rate.

Fiscal year ended January 3, 2021 compared with fiscal year ended December 29, 2019

Overview of results

During the fiscal year ended January 3, 2021, reported net loss of $211.9 million increased by $55.0 million compared with the fiscal year ended December 29, 2019. Our results were materially impacted by the global COVID-19 pandemic, as net revenue for the fiscal year ended January 3, 2021 decreased by $35.3 million compared with the fiscal year ended December 29, 2019. This decrease included operational net revenue declines of 1.3% and a negative impact of 0.7% from foreign currency fluctuations. We also incurred higher idle or underutilized facilities costs, higher freight costs and higher distribution costs, which were partially offset by cost containment measures to incur lower employee-related costs and lower travel-related costs. Our results were also affected by a research and development upfront payment of $7.5 million, higher foreign currency losses, primarily unrealized, and losses on early extinguishment of our 2022 Notes, partially offset by lower interest expense.

Net revenue

Net revenue for the fiscal year ended January 3, 2021 decreased by $35.3 million, or 2.0%, compared with the fiscal year ended December 29, 2019. Net revenue for the fiscal year ended January 3, 2021 included operational net revenue declines of 1.3% and a negative impact of 0.7% from foreign currency fluctuations, which was primarily driven by the strengthening of the U.S. dollar against a variety of currencies. The decrease in net revenue for the fiscal year ended January 3, 2021, excluding the impact of foreign currency exchange, was mainly driven by lower revenues in our Clinical Laboratories business in the EMEA, Greater China and other regions due primarily to the global COVID-19 pandemic and lower local HCV revenue in the Japan region of approximately $18 million, as well as lower revenues in our Transfusion Medicine business in all regions due primarily to the global COVID-19 pandemic. These decreases were partially offset by increases in our Clinical Laboratories business in the North America region related to sales of our COVID-19 antibody tests and other assays, instrument sales and grant revenue related to development of our COVID-19 antibody and antigen tests. The decrease in net revenue was also impacted by lower Other Product Revenue due to the reduction and timing of certain performance obligations in a contract manufacturing arrangement.

The following table shows total net revenue by line of business:

	Fiscal year ended
($ in millions)	January 3, 2021	December 29, 2019	% Change
Clinical Laboratories	$1,154.2	$1,142.3	1.0%
Transfusion Medicine	580.6	598.0	(2.9)%

Core Revenue	1,734.8	1,740.3	(0.3)%
Other Product Revenue	8.5	37.3	(77.2)%
Collaboration and Other Revenue	22.9	23.9	(4.2)%

Non-Core Revenue	31.4	61.2	(48.7)%

Net Revenue	$1,766.2	$1,801.5	(2.0)%

Core revenue

Clinical Laboratories revenue for the fiscal year ended January 3, 2021 increased by $11.9 million, or 1.0%, compared with the fiscal year ended December 29, 2019. This increase included operational net revenue gains of 2.3% partially offset by a negative impact of 1.2% from foreign currency fluctuations. Clinical Laboratories revenue increased in the North America region related to sales of our COVID-19 antibody tests and other assays, instrument sales and grant revenue related to development of our COVID-19 antibody and antigen tests. These increases were offset by lower revenues in the EMEA, Greater China and other regions due primarily to decreased shipments to customers as a result of the global COVID-19 pandemic and lower local HCV revenue in the Japan region of approximately $18 million.

Transfusion Medicine revenue for the fiscal year ended January 3, 2021 decreased by $17.4 million, or 2.9%, compared with the fiscal year ended December 29, 2019. This decrease included operational net revenue declines of 3.3% partially offset by a positive impact of 0.3% from foreign currency fluctuations. The decrease in Transfusion Medicine revenue was primarily due to decreased shipments to customers in all regions as a result of the global COVID-19 pandemic.

Non-core revenue

Other Product Revenue for the fiscal year ended January 3, 2021 decreased by $28.8 million, or 77.2%, compared with the fiscal year ended December 29, 2019. The decrease was due to the reduction and timing of certain performance obligations in a contract manufacturing arrangement.

Collaboration and Other Revenue for the fiscal year ended January 3, 2021 decreased by $1.0 million, or 4.2%, compared with the fiscal year ended December 29, 2019. The decrease was primarily due to lower revenues related to our HCV/HIV license agreements, partially offset by $7.5 million of license revenue related to the Joint Business granting a customer a license to sell certain products in Canada.

Cost of revenue, excluding amortization of intangible assets and Gross profit

	Fiscal year ended
($ in millions)	January 3, 2021	% of Net Revenue	December 29, 2019	% of Net Revenue
Cost of revenue, excluding amortization of intangible assets	$908.2	51.4%	$922.4	51.2%
Gross profit	858.0	48.6%	879.1	48.8%

The increase in cost of revenue, excluding amortization of intangible assets and decrease in gross profit as a percentage of net revenue for the fiscal year ended January 3, 2021 compared with the fiscal year ended December 29, 2019 was primarily due to idle or underutilized facility costs of $14.8 million and freight costs of $6.9 million incurred as a result of the global COVID-19 pandemic. This increase was partially offset by $11.0 million of lower restructuring costs in the fiscal year ended January 3, 2021 compared with the fiscal year ended December 29, 2019, which were primarily related to depreciation related charges incurred in the fiscal year ended December 29, 2019 related to assets no longer in use due to the transfer of certain production lines. See “ Restructuring Activities.”

Operating expenses

The following table provides a summary of certain operating expenses:

	Fiscal year ended
($ in millions)	January 3, 2021	% of Net Revenue	December 29, 2019	% of Net Revenue
Selling, marketing and administrative expenses	$489.6	27.7%	$515.1	28.6%
Research and development expense	112.9	6.4%	98.0	5.4%
Amortization of intangible assets	131.9	7.5%	131.7	7.3%
Other operating expense, net	35.3	2.0%	48.8	2.7%

Selling, marketing and administrative expenses

Selling, marketing and administrative expenses were $489.6 million for the fiscal year ended January 3, 2021, or 27.7% of net revenue, as compared with $515.1 million for the fiscal year ended December 29, 2019, or 28.6% of net revenue, a decrease of $25.5 million. The decrease in selling, marketing and administrative expenses was primarily due to decreased employee-related costs, including stock-based compensation and severance expense, and decreased travel-related costs, partially offset by increased distribution costs and increased third-party costs.

Research and development expense

Research and development expense was $112.9 million for the fiscal year ended January 3, 2021, or 6.4% of net revenue, as compared with research and development expense of $98.0 million for the fiscal year ended December 29, 2019, or 5.4% of net revenue, an increase of $14.9 million. The increase was primarily due to a research and development upfront payment of $7.5 million made to Quotient upon the signing of a binding letter agreement and costs incurred to perform research and development activities related to developing our COVID-19 antibody and antigen tests.

Amortization of intangible assets

Amortization of intangible assets was $131.9 million for the fiscal year ended January 3, 2021 as compared with $131.7 million for the fiscal year ended December 29, 2019. There were no major changes in the composition of our intangible assets in the fiscal year ended January 3, 2021 compared to the fiscal year ended December 29, 2019.

Other operating expense, net

Other operating expense, net, was $35.3 million, or 2.0% of net revenue, for the fiscal year ended January 3, 2021, as compared with $48.8 million, or 2.7% of net revenue, for the fiscal year ended December 29, 2019, a decrease of $13.5 million. The decrease was primarily due to lower profit share expense in the current year from lower revenue related to our Joint Business.

Non-operating items

Interest expense, net

Interest expense was $198.2 million for the fiscal year ended January 3, 2021, compared with $231.4 million for the fiscal year ended December 29, 2019. The decrease of $33.2 million was primarily related to lower interest rates on the Dollar Term Loan Facility.

Tax indemnification (income) expense, net

Tax indemnification income was $31.2 million for the fiscal year ended January 3, 2021, and was primarily related to the release of certain tax reserves upon the settlement of certain U.S. federal and state tax matters, with an offsetting benefit recorded to income tax expense. Tax indemnification expense was $29.2 million for the fiscal year ended December 29, 2019, and was primarily related to the release of certain tax reserves upon the settlement of certain state tax matters, with an offsetting benefit recorded to income tax expense.

Other expense, net

Other expense, net was $84.2 million for the fiscal year ended January 3, 2021 and primarily related to $69.5 million of foreign currency losses, of which $68.2 million was unrealized and loss on early extinguishment of the 2022 Notes of $12.6 million. The unrealized foreign currency losses are mainly related to intercompany loans denominated in currencies other than the functional currency of the affected subsidiaries.

Other expense, net was $5.7 million for the fiscal year ended December 29, 2019 and primarily related to $16.0 million of fair value losses on interest rate caps that did not qualify for hedge accounting, partially offset by $10.5 million of net foreign currency gains, of which $18.1 million was unrealized. The unrealized foreign currency gains are mainly related to intercompany loans denominated in currencies other than the functional currency of the affected subsidiaries.

Benefit from income taxes

During the fiscal year ended January 3, 2021, we incurred a loss before benefit from income taxes of $225.3 million and recognized a benefit from income taxes of $13.4 million resulting in an effective tax rate of 5.9%. The effective tax rate differs from the U.S. federal statutory rate primarily due to (1) the impact of operating losses in certain subsidiaries not being benefited due to the establishment of a valuation allowance (2) a decrease in our pre-Acquisition reserves for uncertain tax positions due to the settlement of certain tax matters, (3) partially offset by an increase in certain post-Acquisition non-U.S. reserves for uncertain tax positions and (4) non-U.S. earnings being taxed at rates that are different than the U.S. statutory rate.

During the fiscal year ended December 29, 2019, we incurred a loss before benefit from income taxes of $180.8 million and recognized a benefit from income taxes of $23.9 million resulting in an effective tax rate of 13.3%. The effective tax rate for each period differs from the U.S. federal statutory rate primarily due to (1) the impact of operating losses in certain subsidiaries not being benefited due to the establishment of a valuation allowance, (2) a decrease in our pre-Acquisition state and non-U.S. reserves for uncertain tax positions due to the settlement of certain tax matters, (3) an increase in our interest expense on prior year reserves for uncertain tax positions and (4) non-U.S. earnings being taxed at rates that are different than the U.S. statutory rate.

Use of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) to Adjusted EBITDA

We believe that our financial statements and the other financial data included in this joint proxy statement/prospectus have been prepared in a manner that complies, in all material respects, with GAAP, and are consistent with current practice, with the exception of the inclusion of financial measures that differ from measures calculated in accordance with GAAP. Adjusted EBITDA consists of net income (loss) before interest expense, net provision for (benefit from) income taxes and depreciation and amortization and eliminates (i) certain non-operating income or expense, and (ii) impacts of certain noncash, unusual or other items that are included in net income (loss) that we do not consider indicative of our ongoing operating performance. Management EBITDA consists of Adjusted EBITDA plus certain other management adjustments.

We use these financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Additionally, prior to fiscal year 2021, we used Management EBITDA in assessing the profitability of our geographic-based reportable segments and as a basis for calculating certain management incentive compensation programs. Effective January 4, 2021, we changed the basis by which we measure segment profitability to Adjusted EBITDA. In the case of Adjusted EBITDA and Management EBITDA, we believe that making such adjustments provides management and investors meaningful information to understand our operating performance and ability to analyze financial and business trends on a period-to-period basis. We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance. We use certain of these financial measures for business planning purposes and measuring our performance relative to that of our competitors.

Other companies in our industry may calculate Adjusted EBITDA and Management EBITDA differently than we do. As a result, these financial measures have limitations as analytical and comparative tools and you should not consider these items in isolation, or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA and Management EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. In calculating these financial measures, we make certain adjustments that are based on assumptions and estimates that may prove to have been inaccurate. In addition, in evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in the presentation of these metrics included in this joint proxy statement/prospectus. Our presentation of Adjusted EBITDA and Management EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items or changes in our customer base. Additionally, our presentation of Adjusted EBITDA may differ from that included in the Credit Agreement, the 2025 Notes Indenture and the 2028 Notes Indenture for purposes of covenant calculation.

Adjusted EBITDA and Management EBITDA have important limitations as an analytical tool and you should not consider it in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include the fact that Adjusted EBITDA and Management EBITDA:

•	do not reflect the significant interest expense on our debt, including the Senior Secured Credit Facilities, the 2025 Notes and the 2028 Notes;

•	eliminate the impact of income taxes on our results of operations; and

•

do not reflect any cash requirements for any future replacements of assets being depreciated and amortized, although the assets being depreciated and amortized will often have to be replaced in the future.

We compensate for these limitations by relying primarily on our GAAP results and using these financial measures only as a supplement to our GAAP results.

The following tables reconcile Net loss to Adjusted EBITDA for the fiscal nine months ended October 3, 2021 and September 27, 2020:

	Fiscal Nine Months Ended
(Dollars in millions)	October 3, 2021	September 27, 2020
Net loss	$(44.4)	$(171.0)
Interest expense, net	112.5	148.6
Provision for (benefit from) income taxes	24.4	(2.4)
Depreciation and amortization	246.6	239.6
Stock-based compensation(a)	19.5	6.2
Restructuring and severance-related costs(b)	4.7	9.3
Loss on extinguishment of debt	50.3	12.6
Arbitration award(c)	(7.4)	—
Tax indemnification (income) expense, net	(0.6)	11.6
Unrealized foreign currency exchanges losses, net(d)	—	46.0
Quotient upfront payment(e)	—	7.5
Other adjustments(f)	14.5	14.4
Adjusted EBITDA	$420.1	$322.4

(a)	Represents expenses related to awards granted under our 2014 Equity Incentive Plan.
(b)	Represents restructuring and severance costs related to several discrete initiatives intended to strengthen operational performance and to support building our commercial capabilities.
(c)	Represents an award from an arbitration proceeding related to one of our collaboration agreements of $8.5 million, partially offset by related legal fees of $1.1 million.
(d)

Represents noncash unrealized gains and losses resulting from the remeasurement of transactions denominated in foreign currencies primarily related to intercompany loans. Beginning in fiscal year 2021, we initiated programs to mitigate the impact of foreign currencies related to intercompany loans in our results, and such noncash net unrealized gains were approximately $38.0 million for the fiscal nine months ended October 3, 2021. We intend for these programs to mitigate the impact of foreign currency exchange rate fluctuations related to intercompany loans in current and future periods. Therefore, effective January 4, 2021, we no longer exclude non-cash unrealized gains and losses from Adjusted EBITDA.

(e)

Represents an initial, non-refundable upfront payment made to Quotient, one of our partners and suppliers. See Note 9 to our unaudited consolidated financial statements included elsewhere in this joint proxy statement/prospectus for further discussion of the Quotient relationship.

(f)

Represents miscellaneous other adjustments related to unusual items impacting our results, including the elimination of management fees and noncash derivative mark-to-market (gains) losses. See information below:

	Fiscal Nine Months Ended
(Dollars in millions)	October 3, 2021	September 27, 2020
EU medical device regulation transition costs	$2.9	$3.3
Principal shareholder management fee	2.3	2.3
Derivative mark-to-market loss (gain)	0.6	(0.7)
Other	8.7	9.5
Total other adjustments	$14.5	$14.4

The following tables reconcile Net loss to Adjusted EBITDA and Management EBITDA for fiscal years ended January 3, 2021 and December 29, 2019:

	Fiscal year ended
($ in millions)	January 3, 2021	December 29, 2019
Net loss	$(211.9)	$(156.9)
Interest expense, net	198.2	231.4
Depreciation and amortization	325.9	327.5
Benefit from income taxes	(13.4)	(23.9)
Unrealized foreign currency exchanges losses (gains)(a)	63.0	(19.6)
Restructuring and severance-related costs(b)	11.7	36.0
Debt refinancing costs and loss on extinguishment of debt	12.6	—
Stock-based compensation(c)	8.6	18.6
Tax indemnification expense, net(d)	31.2	29.2
Quotient upfront payment(e)	7.5	—
Other adjustments(f)	22.6	35.2

Adjusted EBITDA	456.0	477.5
Management adjustments and realized foreign exchange losses(g)	70.7	25.1

Management EBITDA	$526.7	$502.6

(a)	Represents noncash unrealized gains and losses resulting from the remeasurement of transactions denominated in foreign currencies primarily related to intercompany loans.
(b)

Represents restructuring and severance costs related to several discrete initiatives intended to strengthen operational performance and to support building our commercial capabilities including a project announced in fiscal year ended January 3, 2016 to outsource equipment manufacturing operations in Rochester, New York and a project announced in fiscal year ended December 30, 2018 to transfer certain production lines among facilities.

(c)

Represents stock-based compensation expense including the $14.7 million modification impact of a 2019 amendment to our stock option agreement, where performance-based options that did not previously vest based on applicable minimum earnings targets will vest over a specified future period of time.

(d)

Represents the reversal of the impact of tax indemnification income with Johnson & Johnson, primarily related to certain state tax matters, for which we recorded a tax reserve and indemnification. These state tax matters primarily include the taxability of the sale of our assets on the Acquisition date from Johnson & Johnson. Additionally, during the second quarter ended June 30, 2019, we recorded indemnification expense related to the release of certain tax reserves upon the settlement of certain state tax matters that were settled for an amount lower than what we had estimated.

(e)

Represents an initial, non-refundable upfront payment made to Quotient Ltd. (“Quotient”), one of our partners and suppliers. See Note 13, “Collaborations and other relationships,” to our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus for further discussion of the Quotient relationship.

(f)

Represents miscellaneous other adjustments related to unusual items impacting our results including the elimination of management fees, non-cash derivative mark-to-market (gain) loss and certain asset write-downs. See information below:

	Fiscal year ended
($ in millions)	January 3, 2021	December 29, 2019
EU medical device regulation transition costs	$4.3	$3.2
Principal shareholder management fee	3.0	3.1
Derivative mark-to-market (gain) loss	1.5	16.0
Noncash losses on property, plant and equipment disposals	0.6	2.5
Other	13.2	10.4

Total other adjustments	$22.6	$35.2

(g)	Represents realized foreign currency losses (gains), impact from adoption of accounting standards, costs in connection with COVID-19 and other immaterial management adjustments.

Segment Results

The key indicators that we monitor are as follows:

•	Net revenue—This measure is discussed in the section entitled “Results of Operations.”

•

Adjusted EBITDA—Adjusted EBITDA by reportable segment is used by our management to measure and evaluate the internal operating performance of our segments. It is also the basis for calculating certain management incentive compensation programs. We believe that this measurement is useful to investors as a way to analyze the underlying trends in our core business, including at the segment level, consistently across the periods presented and also to evaluate performance under management incentive compensation programs.

•

Management EBITDA—Management EBITDA by reportable segment is used by our management to measure and evaluate the internal operating performance of our segments. It is also the basis for calculating certain management incentive compensation programs. Management EBITDA is our Adjusted EBITDA further adjusted for other items including realized foreign currency gains and losses, impact from adoption of accounting standards, costs in connection with COVID-19 and other immaterial management adjustments. We believe that this measurement is useful to investors as a way to analyze the underlying trends in our core business, including at the segment level, consistently across the periods presented and also to evaluate performance under management incentive compensation programs. In the fiscal year ended January 3, 2021 we changed the methodology in which certain manufacturing expenses were allocated between Corporate and the reportable segments. As a result of the change in methodology, we have revised the Management EBITDA results by segment for the fiscal year ended December 29, 2019 in order to provide comparable information for all periods presented.

	Nine months ended			Fiscal year ended
($ in millions)	October 3, 2021	September 27, 2020	% Change	January 3, 2021	December 29, 2019	% Change
Segment net revenue
Americas	$924.2	$755.8	22.3%	$1,067.3	$1,042.5	2.4%
EMEA	203.5	168.2	20.9%	240.6	251.5	(4.3)%
Greater China	199.1	162.3	22.6%	229.6	242.5	(5.3)%
Other	195.1	163.2	19.6%	228.7	265.0	(13.7)%

Net revenue	$1,521.8	$1,249.6	21.8%	$1,766.2	$1,801.5	(2.0)%

In fiscal year 2021, Ortho changed the basis by which it measures segment profit or loss from Management EBITDA to Adjusted EBITDA. The new basis has been retroactively applied to the prior year comparable period presented.

	Fiscal nine months ended
($ in millions)	October 3, 2021	September 27, 2020	% Change
Segment Adjusted EBITDA
Americas	$394.2	$329.9	19.5%
EMEA	47.7	31.4	52.0%
Greater China	91.7	78.9	16.1%
Other	61.4	49.9	23.0%
Corporate	(174.8)	(167.8)	4.2%
Adjusted EBITDA	$420.1	$322.4	30.4%

	Fiscal year ended
($ in millions)	January 3, 2021	December 29, 2019	% Change
Segment Management EBITDA
Americas	$486.8	$418.4	16.3%
EMEA	50.9	54.9	(7.3)%
Greater China	107.3	118.4	(9.4)%
Other	73.5	88.8	(17.2)%
Corporate	(191.8)	(177.9)	7.8%

Total Management EBITDA	$526.7	$502.6	4.8%

Americas

Net revenue was $924.2 million for the fiscal nine months ended October 3, 2021 compared to net revenue of $755.8 million for the fiscal nine months ended September 27, 2020, including incremental sales of $3.9 million from our COVID-19 antibody and antigen tests. The increase of $168.4 million, or 22.3%, which included operational net revenue growth of 21.7% and a positive impact of 0.6% from foreign currency fluctuations, was primarily due to higher reagent revenue in our Clinical Laboratories business, higher instrument sales in our Clinical Laboratories business, a new customer in our Donor Screening business in the United States, grant revenue related to development of our COVID-19 antibody and antigen tests and an $8.5 million award from an arbitration proceeding related to one of our collaboration agreements.

Net revenue was $1,067.3 million for the fiscal year ended January 3, 2021 compared to net revenue of $1,042.5 million for the fiscal year ended December 29, 2019. The increase of $24.8 million, or 2.4%, which included operational net revenue growth of 4.1% partially offset by a negative impact of 1.7% from foreign currency fluctuations, was primarily due to higher Clinical Laboratories revenue in the North America region related to sales of our COVID-19 antibody tests and other assays, instrument sales and grant revenue related to development of our COVID-19 antibody and antigen tests. These increases were partially offset by decreased shipments to customers in the North America region in the Transfusion Medicine business and in the LATAM region for both the Clinical Laboratories and Transfusion Medicine businesses as a result of the global COVID-19 pandemic.

Adjusted EBITDA was $394.2 million for the fiscal nine months ended October 3, 2021 compared to Adjusted EBITDA of $329.9 million for the fiscal nine months ended September 27, 2020. The increase of $64.3 million, or 19.5%, was primarily due to higher revenues.

Management EBITDA was $486.8 million for the fiscal year ended January 3, 2021 compared to Management EBITDA of $418.4 million for the fiscal year ended December 29, 2019. The increase of $68.4 million, or 16.3%, was primarily due to higher revenues in the North America region, lower employee-related costs and lower travel-related costs.

EMEA

Net revenue was $203.5 million for the fiscal nine months ended October 3, 2021 compared to net revenue of $168.2 million for the fiscal nine months ended September 27, 2020, including incremental sales of $6.0 million from our COVID-19 antibody and antigen tests. The increase of $35.2 million, or 20.9%, which included operational net revenue growth of 14.8% and a positive impact of 6.1% from foreign currency fluctuations, was primarily due to higher reagent revenue in our Clinical Laboratories business, higher instrument sales in our Clinical Laboratories business and higher reagent revenue in our Immunohematology business.

Net revenue was $240.6 million for the fiscal year ended January 3, 2021 compared to net revenue of $251.5 million for the fiscal year ended December 29, 2019. The decrease of $10.9 million, or 4.3%, which included operational net revenue declines of 5.3% partially offset by a positive impact of 1.0% from foreign currency fluctuations, was primarily due to decreased shipments to customers as a result of the global COVID-19 pandemic.

Adjusted EBITDA was $47.7 million for the fiscal nine months ended October 3, 2021 compared to Adjusted EBITDA of $31.4 million for the fiscal nine months ended September 27, 2020. The increase of $16.3 million, or 52.0%, was primarily due to higher revenues.

Management EBITDA was $50.9 million for the fiscal year ended January 3, 2021 compared to Management EBITDA of $54.9 million for the fiscal year ended December 29, 2019. The decrease of $4.0 million, or 7.3%, was primarily due to decreased shipments to customers as a result of the global COVID-19 pandemic, partially offset by lower employee-related costs and lower travel-related costs.

Greater China

Net revenue was $199.1 million for the fiscal nine months ended October 3, 2021 compared to net revenue of $162.3 million for the fiscal nine months ended September 27, 2020. The increase of $36.7 million, or 22.6%, which included operational net revenue growth of 13.9% and a positive impact of 8.7% from foreign currency fluctuations, was primarily due to higher reagent revenue and instrument sales in our Clinical Laboratories business and higher reagent revenue in our Immunohematology business.

Net revenue was $229.6 million for the fiscal year ended January 3, 2021 compared to net revenue of $242.5 million for the fiscal year ended December 29, 2019. The decrease of $12.9 million, or 5.3%, which included operational net revenue declines of 6.0% partially offset by a positive impact of 0.7% from foreign currency fluctuations, was primarily due to decreased shipments to customers as a result of the global COVID-19 pandemic.

Adjusted EBITDA was $91.7 million for the fiscal nine months ended October 3, 2021 compared to Adjusted EBITDA of $78.9 million for the fiscal nine months ended September 27, 2020. The increase of $12.7 million, or 16.1%, was primarily due to higher revenues.

Management EBITDA was $107.3 million for the fiscal year ended January 3, 2021 compared to Management EBITDA of $118.4 million for the fiscal year ended December 29, 2019. The decrease of $11.1 million, or 9.4%, was primarily due to decreased shipments to customers as a result of the global COVID-19 pandemic, partially offset by lower travel-related costs.

Other

Net revenue was $195.1 million for the fiscal nine months ended October 3, 2021 compared to net revenue of $163.2 million for the fiscal nine months ended September 27, 2020. The increase of $31.9 million, or 19.6%, which included operational net revenue growth of 18.6% and a positive impact of 1.0% from foreign currency fluctuations, was primarily due to higher reagent revenue in our Clinical Laboratories business.

Net revenue was $228.7 million for the fiscal year ended January 3, 2021 compared to net revenue of $265.0 million for the fiscal year ended December 29, 2019. The decrease of $36.3 million, or 13.7%, which included operational net revenue declines of 14.0% partially offset by a positive impact of 0.3% from foreign currency fluctuations, was primarily due to decreased shipments to customers as a result of the global COVID-19 pandemic as well as the lower revenue related to a supply agreement in our HCV business in the Japan region.

Adjusted EBITDA was $61.4 million for the fiscal nine months ended October 3, 2021 compared to Adjusted EBITDA of $49.9 million for the fiscal nine months ended September 27, 2020. The increase of $11.5 million, or 23.0%, was primarily due to higher revenues.

Management EBITDA was $73.5 million for the fiscal year ended January 3, 2021 compared to Management EBITDA of $88.8 million for the fiscal year ended December 29, 2019. The decrease of $15.3 million, or 17.2%, was primarily due to decreased shipments to customers as a result of the global COVID-19 pandemic as well as lower revenue related to a supply agreement in our HCV business in the Japan region, partially offset by lower employee-related costs.

Liquidity and Capital Resources

As of October 3, 2021 and January 3, 2021, we had $255.9 million and $132.8 million of Cash and cash equivalents, respectively. As of October 3, 2021 and January 3, 2021, $186.2 million and $108.8 million, respectively, of these Cash and cash equivalents were maintained in non-U.S. jurisdictions, primarily held in foreign currencies. We believe our organizational structure allows us the necessary flexibility to move funds throughout our subsidiaries to meet our operational working capital needs.

Historical cash flows

The following table presents a summary of our net cash inflows (outflows) for the periods shown:

	Fiscal nine months ended		Fiscal year ended
($ in millions)	October 3, 2021	September 27, 2020	January 3, 2021	December 29, 2019
Net cash provided by (used in) operating activities	$188.2	$(48.6)	$46.1	$143.0
Net cash (used in) investing activities	(11.7)	(27.5)	(45.4)	(68.5)
Net cash provided by (used in) financing activities	(61.9)	71.3	55.8	(64.4)

Fiscal nine months ended October 3, 2021

Net cash flows provided by operating activities

Net cash provided by operating activities was $188.2 million for the fiscal nine months ended October 3, 2021. Factors resulting in Cash provided by operating activities included strong collections on Accounts receivable, as well as the impact of our new receivables purchase agreement, and cash inflows from earnings before interest, taxes, depreciation and amortization expense. These increases were partially offset by the payment of interest on borrowings of $109.2 million, settlement of Accrued liabilities and increased investments in inventories of $117.3 million, which includes $82.6 million of instrument inventories that were transferred from Inventories to Property, plant and equipment, net, related to customer leased instruments.

Net cash flows used in investing activities

Net cash used in investing activities was $11.7 million for the fiscal nine months ended October 3, 2021. The primary factor resulting in Cash used in investing activities was purchases of property, plant and equipment during the fiscal nine months ended October 3, 2021 of $27.2 million, offset by proceeds of $15.2 million related to the net settlement of our terminated cross currency swaps.

Net cash flows used in financing activities

Net cash used in financing activities was $61.9 million for the fiscal nine months ended October 3, 2021. During the fiscal nine months ended October 3, 2021, payments on long-term borrowings of $1,407.9 million and payments on short-term borrowings, net of $81.1 million, including the repayment of the outstanding balance of our Financing Program, were partially offset by net proceeds from our initial public offering of $1,426.4 million.

Fiscal nine months ended September 27, 2020

Net cash flows used in operating activities

Net cash used in operating activities was $48.6 million for the fiscal nine months ended September 27, 2020. Factors resulting in cash used in operating activities included payment of interest on borrowings of $155.5 million, settlement of accounts payable and an increased investment in inventories of $126.9 million, which includes $91.5 million of instrument inventories that were transferred from “Inventories” to “Property, plant and equipment, net,” related to customer leased instruments as well as an increase in other current and non-current assets of $27.6 million. These cash outflows were offset by cash inflows from earnings before interest, taxes, depreciation and amortization expense and other noncash items, as well as net collections of accounts receivable of $34.5 million.

Net cash flows used in investing activities

Net cash used in investing activities was $27.5 million for the fiscal nine months ended September 27, 2020. Purchases of property, plant and equipment during the fiscal nine months ended September 27, 2020 were $28.4 million. In addition, we made noncash transfers of $91.5 million of instrument inventories from “Inventories” to “Property, plant and equipment, net,” further increasing our investment in property, plant and equipment.

Net cash flows provided by financing activities

During the fiscal nine months ended September 27, 2020, net proceeds from the issuance of the 2025 Notes, 2028 Notes and Euro Term Loan Facility of $1,421.0 million were offset by payments on the 2022 Notes of $1,347.7 million. Net payments on short-term borrowings were $2.2 million.

Fiscal year ended January 3, 2021

Net cash flows provided by operating activities

Net cash provided by operating activities was $46.1 million for the fiscal year ended January 3, 2021. Factors resulting in cash provided by operating activities included cash inflows from earnings before interest, taxes, depreciation and amortization expense and other noncash items and lower accounts receivable of $33.3 million, partially offset by interest paid on borrowings of $191.8 million, net investment in inventories of $152.0 million, which includes $132.3 million of instrument inventories that were transferred from “Inventories” to “Property, plant and equipment, net”. Net cash provided by operating activities for fiscal year 2020 decreased $96.9 million compared to fiscal year 2019 primarily due to the impact of the global pandemic.

Net cash flows used in investing activities

Purchases of property, plant and equipment during the fiscal year ended January 3, 2021 were $44.1 million. As of January 3, 2021 and December 29, 2019, accounts payable and accrued liabilities included amounts related to purchases of property, plant and equipment and capitalized internal-use software costs, which totaled $11.4 million and $14.1 million, respectively. In addition to the capital expenditures of $44.1 million, we made noncash transfers of $132.3 million of instrument inventories from “Inventories” to “Property, plant and equipment, net” further increasing our investment in property, plant and equipment.

Net cash flows provided by financing activities

During the fiscal year ended January 3, 2021, net proceeds from the issuance of the 2025 Notes, 2028 Notes and Euro Term Loan Facility of $1,421.0 million were offset by payments on the 2022 Notes of $1,363.5 million. Net payments on short-term borrowings were $3.5 million.

Fiscal year ended December 29, 2019

Net cash flows provided by operating activities

Net cash provided by operating activities was $143.0 million for the fiscal year ended December 29, 2019. Factors resulting in cash provided by operating activities included cash inflows from earnings before interest, taxes, depreciation and amortization expense and other noncash items and higher accounts payable and accrued liabilities of $83.6 million, partially offset by interest paid on borrowings of $189.7 million, net investment in inventories of $108.6 million, which includes $118.6 million of instrument inventories that were transferred from “Inventories” to “Property, plant and equipment, net”.

Net cash flows used in investing activities

Purchases of property, plant and equipment during the fiscal year ended December 29, 2019 were $66.2 million. As of December 29, 2019 and December 30, 2018, accounts payable and accrued liabilities included amounts related to purchases of property, plant and equipment and capitalized internal-use software costs, which totaled $14.1 million and $17.2 million, respectively. In addition to the capital expenditures of $66.2 million, we made noncash transfers of $118.6 million of instrument inventories from “Inventories” to “Property, plant and equipment, net” further increasing our investment in property, plant and equipment.

Net cash flows used in financing activities

Net cash used in financing activities was $64.4 million for the fiscal year ended December 29, 2019 and was primarily related to net short-term borrowings payments of $17.2 million and payments on long-term debt of $49.7 million.

Debt capitalization

The following table details our debt outstanding as of October 3, 2021, January 3, 2021 and December 29, 2019:

($ in millions)	October 3, 2021	January 3, 2021	December 29, 2019
Senior Secured Credit Facilities
Dollar Term Loan Facility	$1,292.8	$2,185.5	$2,243.6
Euro Term Loan Facility	357.2	408.9	—
Revolving Credit Facility	—	—	—
2028 Notes	405.0	675.0	—
2025 Notes	240.0	400.0	—
2022 Notes	—	—	1,300.0
Accounts Receivable Financing	—	75.0	75.0
Sale and Leaseback Financing	—	20.5	20.5
Finance lease obligations	0.8	1.0	2.6
Other short-term borrowings	0.8	0.9	1.0
Other long-term borrowings	2.9	3.9	4.6
Unamortized deferred financing costs	(22.6)	(40.9)	(34.6)
Unamortized original issue discount	(5.6)	(11.3)	(13.6)

Total borrowings	2,271.3	3,718.5	3,599.1
Less: Current portion	(64.4)	(160.0)	(156.7)

Long-term borrowings	$2,206.9	$3,558.5	$3,442.4

As of October 3, 2021, January 3, 2021 and December 29, 2019, there were no outstanding borrowings under the Revolving Credit Facility. As of October 3, 2021, January 3, 2021 and December 29, 2019, letters of credit issued under the Revolving Credit Facility totaled $45.0 million, $37.5 million and $34.6 million, respectively, which reduced the availability under the Revolving Credit Facility. Availability under the Revolving Credit Facility was $455.0 million, $312.5 million and $315.4 million as of October 3, 2021, January 3, 2021 and December 29, 2019, respectively. Our debt agreements contain various covenants that may restrict our ability to borrow on available credit facilities and future financing arrangements or require us to remain below a specific credit coverage threshold. We believe that we are and will continue to be in compliance with these covenants.

As of October 3, 2021, January 3, 2021 and December 29, 2019, the remaining balance of deferred financing costs related to the Dollar Term Loan Facility was $8.6 million, $17.3 million and $20.9 million, respectively. As of October 3, 2021, January 3, 2021 and December 29, 2019, the remaining unamortized balance related to the Revolving Credit Facility was $3.1 million, $3.4 million and $4.8 million, respectively. The effective interest rate of the Dollar Term Loan Facility as of October 3, 2021 and January 3, 2021 was 5.65%.

On January 7, 2020, we entered into a third amendment to the Credit Agreement, which amended the financial covenant contained therein. After giving effect to the amendment, the financial covenant is tested when borrowings under the Revolving Credit Facility exceed $105 million at any period end reporting date and provides that Holdings will not permit the first lien net leverage ratio as of the end of such fiscal quarter of the Lux Co-Issuer and its restricted subsidiaries to be greater than (i) 6.00:1.00 for each fiscal quarter ending after January 7, 2020 and on or prior to June 30, 2021, (ii) 5.50:1.00 for each fiscal quarter ending after June 30, 2021 and on or prior to September 30, 2022 and (iii) 5.00:1:00 for each fiscal quarter ending thereafter.

On January 27, 2020, we entered into a fourth amendment to the Credit Agreement, where we entered into the Euro Term Loan Facility in an amount equal to the Euro-equivalent of $375 million, which bears interest at a rate of Euribor + 350 basis points per annum. The Euro Term Loan Facility will mature on June 30, 2025. The Euro Term Loan Facility is expected to amortize in equal quarterly installments in an amount equal to 1.00% per annum of the original aggregate principal amount thereof, with the remaining balance due at final maturity. We incurred deferred financing costs of $5.4 million related to the Euro Term Loan Facility, which were capitalized as deferred financing costs and are being amortized using the effective interest method as a component of interest expense over the life of the Euro Term Loan Facility. As of October 3, 2021 and January 3, 2021, the remaining balance of deferred financing costs related to the Euro Term Loan Facility was $3.8 million and $4.6 million, respectively.

On February 5, 2021, we entered into a fifth amendment to the Credit Agreement, which increased the Revolving Credit Facility contained in the credit agreement by $150 million to an aggregate amount of $500 million and extended the maturity date to February 5, 2026, provided that such date may be accelerated subject to certain circumstances as set forth in the fifth amendment. To the extent that the aggregate principal amount of the Dollar Term Loan Facility and Euro Term Loan Facility (and any Refinancing Indebtedness (as defined in the Credit Agreement) with respect thereto that matures on or prior to June 30, 2025) outstanding as of March 31, 2025 exceeds $500 million then the maturity date with respect to the Revolving Credit Facility shall be March 31, 2025.

On December 24, 2021, we entered into a sixth amendment to the Senior Secured Credit Facilities to account for the cessation of LIBOR for Sterling, Euros and Japanese Yen and the alternative replacement rates with respect to such currencies, as applicable. All other terms of the Senior Secured Credit Facilities remain substantially the same except as otherwise amended by the fifth and sixth amendments.

On February 5, 2021 and February 9, 2021, we used a portion of the proceeds from the Ortho IPO to repay $706.6 million and $186.1 million, respectively, of borrowings under the Dollar Term Loan Facility. In aggregate, we repaid $892.7 million of borrowings under the Dollar Term Loan Facility.

On January 27, 2020, we issued $675 million aggregate principal amount of the 2028 Notes, which bear interest at a rate of 7.250% per annum payable semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 2020. The 2028 Notes will mature on February 1, 2028. The 2028 Notes are our senior unsecured obligations and the 2028 Notes and the guarantees rank equally in right of payment with all of the Lux Co-Issuer’s and U.S. Co-Issuer’s (together, the “Issuers”) and guarantors’ existing and future senior debt, including the 2025 Notes. The 2028 Notes and the guarantees thereof are effectively subordinated to any of the Issuers’ and guarantors’ existing and future secured debt, including the Senior Secured Credit Facilities and the Financing Program, to the extent of the value of the assets securing such debt. In addition, the 2028 Notes and the guarantees thereof rank senior in right of payment to all of the Issuers’ and guarantors’ future subordinated debt and will be structurally subordinated to the liabilities of our non-guarantor subsidiaries. We incurred deferred financing costs of $12.9 million related to the 2028 Notes, which were capitalized as deferred financing costs and are being amortized using the effective interest method as a component of interest expense over the life of the 2028 Notes. On February 5, 2021, we used a portion of the proceeds from the Ortho IPO to redeem $270 million of the 2028 Notes, plus accrued interest thereon and $19.6 million of redemption premium.

Concurrent with the issuance of the $675 million aggregate principal amount of 2028 Notes, we entered into a $350 million U.S. dollar equivalent swap to Japanese Yen-denominated interest at a weighted average rate of 5.56%, for a five-year term. We terminated the cross currency swaps on April 1, 2021 and received $12.8 million of cash from net settlement in the fiscal nine months ended October 3, 2021.

On June 11, 2020, we issued $400 million aggregate principal amount of the 2025 Notes, which bear interest at a rate of 7.375% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2020. The 2025 Notes will mature on June 1, 2025. The 2025 Notes are our unsecured obligations and the 2025 Notes and the guarantees thereof rank equally in right of payment with all of the Issuers’ and guarantors’ existing and future senior debt, including the 2028 Notes. The 2025 Notes and the guarantees thereof are effectively subordinated to any of the Issuers’

and guarantors’ existing and future secured debt, including the Senior Secured Credit Facilities and the Financing Program, to the extent of the value of the assets securing such debt. In addition, the 2025 Notes and the guarantees thereof rank senior in right of payment to all of the Issuers’ and guarantors’ future subordinated debt and will be structurally subordinated to the liabilities of the Issuers’ non-guarantor subsidiaries. We incurred deferred financing costs of $7.5 million related to the 2025 Notes, which were capitalized as deferred financing costs and are being amortized using the effective interest method as a component of interest expense over the life of the 2025 Notes. On February 5, 2021, we used a portion of the proceeds from the Ortho IPO to redeem $160 million of the 2025 Notes, plus accrued interest thereon and $11.8 million of redemption premium.

In September 2016, we entered into an accounts receivable financing program (the “Financing Program”) with a financial institution. The Financing Program, which was fully paid off in June 2021 in connection with entry into the RPA (as defined below), was set to mature on January 24, 2022 and was secured by receivables from our U.S. business that are sold or contributed to a wholly owned, consolidated, bankruptcy remote subsidiary. The bankruptcy remote subsidiary’s sole business consists of the purchase or receipt of the receivables and subsequent granting of a security interest to the financial institution under the program, and its assets were available first to satisfy obligations and were not available to pay creditors of our other legal entities. Under the Financing Program, we could borrow up to the lower of $75.0 million or 85% of the accounts receivable borrowing base. Interest on outstanding borrowings under the Financing Program was charged based on a per annum rate equal to the London Inter-bank Offered Rate (the “LIBOR Rate”) (with a floor of 0% and as defined in the agreement) plus the LIBOR Rate margin (2.25 percentage points) if the related loan was a LIBOR Rate loan. Otherwise, the per annum rate was equal to a Base Rate (as defined in the Financing Program agreement) plus the base rate margin (1.25 percentage points). Interest was due and payable, in arrears, on the first day of each month. The Financing Program was also subject to termination under standard events of default as defined.

On June 11, 2021, Ortho-Clinical Diagnostics FinanceCo I, LLC (“Ortho FinanceCo I”), a wholly owned receivables financing subsidiary of us, entered into a receivables purchase agreement (the “RPA”) with Wells Fargo, N.A., as administrative agent (the “Agent”), and certain purchasers. Under the RPA, Ortho FinanceCo I may sell receivables in amounts up to a $75.0 million limit, subject to certain conditions, including that, at any date of determination, the aggregate capital paid to Ortho FinanceCo I does not exceed a “capital coverage amount,” equal to an adjusted net receivables pool balance minus a required reserve. Ortho FinanceCo I has guaranteed the prompt payment of the sold receivables, and to secure the prompt payment and performance of such guaranteed obligations, Ortho FinanceCo I has granted a security interest to the Agent, for the benefit of the purchasers, in all assets of Ortho FinanceCo I. We, in our capacity as master servicer under the RPA, are responsible for administering and collecting the receivables and have made customary representations, warranties, covenants and indemnities. We have also provided a performance guarantee for the benefit of Ortho FinanceCo I to cause the due and punctual performance by us of our obligations as master servicer. The proceeds of the RPA were used, in part, to pay off the outstanding balance of the Financing Program.

We or our affiliates, including investment funds affiliated with Carlyle, at any time and from time to time, may purchase Senior Notes or our other indebtedness. Any such purchases may be made through the open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices, as well as with such consideration, as we, or any of our affiliates, may determine. Such purchases could result in a change to the allocation between the Issuers of the indebtedness represented by the Senior Notes and could have important tax consequences for holders of the Senior Notes.

Restructuring activities

We have previously undertaken several initiatives intended to strengthen operational performance and to support building our capabilities to enable us to win in the marketplace. These activities to improve operational performance are primarily cost reduction and productivity improvement initiatives in procurement, manufacturing, supply chain and logistics. We expect these activities and other cost reduction and productivity improvement initiatives that we will implement to reduce pre-tax operating expenses and result in aggregate cost savings of approximately $43 million in fiscal years 2021 and 2022.

During the fiscal year ended January 3, 2016, we announced that we will outsource our equipment manufacturing operations in Rochester, New York and refurbishment operations in Neckargemund, Germany to a third-party contract manufacturing company. As a result of these initiatives, we had a reduction of approximately 110 positions worldwide from 2015 through 2018. These initiatives were substantially completed during the fiscal year ended December 29, 2019, with total charges incurred of $75.4 million. We made cash payments of $6.5 million during the fiscal year ended January 3, 2021 and have made cumulative cash payments of $71.0 million to date, respectively, related to these initiatives.

During the fiscal year ended December 30, 2018, we announced that we will transfer certain production lines among facilities in order to achieve operational and cost efficiencies. These initiatives were substantially completed during fiscal year 2021. As of October 3, 2021, we have incurred net charges of $19.5 million cumulative to date comprised of approximately $12 million in accelerated depreciation and $7.5 million in severance and other facility related costs. We have made cumulative cash payments of $6.3 million related to these initiatives through October 3, 2021.

For additional information on our restructuring activities, see Note 12, “Restructuring costs,” to our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

Liquidity Outlook

Short-term liquidity outlook

We expect that our cash and cash equivalents, cash flows from operations and amounts available under the Revolving Credit Facility will be sufficient to meet debt service requirements, working capital requirements, and capital expenditures for at least the next 12 months from the date of this joint proxy statement/prospectus. Our ability to make scheduled payments of principal or interest on, or to refinance, our indebtedness or to fund working capital requirements, capital expenditures and other current obligations will depend on our ability to generate cash from operations. Such cash generation is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We are focused on expanding the number of instruments placed in the field and solidifying long-term contractual relationships with customers. In order to achieve this goal, in certain jurisdictions where it is permitted, we have leveraged a reagent rental model that has been recognized as more attractive to certain customers. In this model, we lease, rather than sell, instruments to our customers. Over the term of the contract, the purchase price of the instrument is embedded in the price of the assays and reagents. Going forward, we intend to increase the number of reagent rental placements in developed markets, a strategy that we believe is beneficial to our commercial goals because it lowers our customers’ upfront capital costs and therefore allows purchasing decisions to be made at the lab manager level. For these same reasons, the reagent rental model also benefits our commercial strategy in emerging markets. We believe that the shift in our sales strategy will grow our installed base, thereby increasing sales of higher-margin assays, reagents and other consumables over the life of the customer contracts and enhancing our recurring revenue and cash flows. During the fiscal year ended January 3, 2021, we transferred $132.3 million of instrument inventories from “Inventories” to “Property, plant and equipment,” further increasing our investment in property, plant and equipment. During the fiscal nine months ended October 3, 2021, we transferred $82.6 million of instrument inventories from Inventories to Property, plant and equipment, further increasing our investment in property, plant and equipment. We currently estimate that we will transfer additional instrument inventories of approximately $25 million during fiscal 2021.

Based on our forecasts, we believe that cash flow from operations, available cash on hand and available borrowing capacity under our Revolving Credit Facility will be sufficient to fund continuing operations for at least the next 12 months from the issuance date of this joint proxy statement/prospectus. Our debt agreements contain various covenants that may restrict our ability to borrow on available credit facilities and future financing arrangements and require us to remain below a specific credit coverage threshold. Our credit agreement has a financial covenant (ratio of Net First Lien Secured Debt to Adjusted EBITDA not to exceed 5.5-to-1, subject to a 50 basis point step-down on September 30, 2022) that is tested when borrowings and letters of credit issued under the Revolving Credit Facility exceed 30% of the committed amount at any period end reporting date. As of October 3, 2021 and January 2, 2022, we had no outstanding borrowings under our Revolving Credit Facility. Due to the current economic and business uncertainty resulting from the ongoing COVID-19 pandemic, from time to time we may borrow from our Revolving Credit Facility, if needed. We believe that we will continue to comply with the financial covenant for the next 12 months. In the event we do not comply with the financial covenant of the Revolving Credit Facility, the lenders will have the right to call on all of the borrowings under the Revolving Credit Facility. If the lenders on the Revolving Credit Facility terminate their commitments and accelerate the loans, this would become a cross default to other material indebtedness. We believe that we will continue to be in compliance with these covenants. However, should it become necessary, we may seek to raise additional capital within the next 12 months through borrowings on credit facilities, other financing activities and/or the private sale of equity securities.

Long-term liquidity outlook

UK Holdco is a holding company with no business operations or assets other than the capital stock of its direct and indirect subsidiaries and intercompany loan receivables. Consequently, UK Holdco is dependent on loans, dividends, interest and other payments from its subsidiaries to make principal and interest payments on our indebtedness, meet working capital requirements and make capital expenditures. As presently structured, its operating subsidiaries are the sole source of cash for such payments and there is no assurance that the cash for those interest payments will be available. We believe our organizational structure will allow the necessary flexibility to move funds throughout our subsidiaries to meet our operational working capital needs. In the future, the Issuers and borrowers under our Senior Secured Credit Facilities may also need to refinance all or a portion of the borrowings under the Senior Notes and the Senior Secured Credit Facilities on or prior to maturity. If refinancing is necessary, there can be no assurance that we will be able to secure such financing on acceptable terms, or at all.

Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control as well as the factors described in “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” of this joint proxy statement/prospectus.

Contractual Obligations

The following table summarizes our contractual obligations as of January 3, 2021:

	Obligations due in:
($ in millions)	Total	2021	2022-2023	2024-2025	Thereafter
Debt, including current provision(1)
Dollar Term Loan	$2,185.5	$58.1	$116.2	$2,011.2	$—
Euro Term Loan	408.9	3.7	7.4	397.8	—
Accounts Receivable Financing	75.0	75.0	—	—	—
2028 Notes	675.0	—	—	—	675.0
2025 Notes	400.0	—	—	—	400.0
Other borrowing	26.2	23.2	2.4	0.6	—
Interest payments(1)	1,029.7	195.8	357.1	330.0	146.8
Operating leases	30.2	16.4	10.6	1.2	2.0
Pension contributions(2)	1.3	1.3	—	—	—
Purchase obligations(3)	127.3	127.3
Uncertain tax positions, including interest and penalties	—	—	—	—	—
Principal Shareholder management fee(4)	10.5	3.0	6.0	1.5	—

Total	$4,969.6	$503.8	$499.7	$2,742.3	$1,223.8

(1)

This does not reflect the use of proceeds from the Ortho IPO to repay $892.7 million aggregate principal amount under the Dollar Term Loan Facility, $160.0 million aggregate principal amount of the 2025 Notes and $270 million aggregate principal amount of the 2028 Notes. The contractual obligations table assumes that the Senior Secured Credit Facilities are repaid upon maturity, and there are no further drawdowns from the Revolving Credit Facility, which may or may not reflect future events. Future interest payments include commitment fees on the unused portion of the Revolving Credit Facility, and reflect the interest payments on our Term Loan Facilities and Senior Notes. Future interest payments assume January 3, 2021 interest rates will prevail throughout all periods. Actual interest payments and repayment amounts may change.

(2)

We expect to make contributions to our defined benefit plans beyond 2021; however, the amount of any contributions is dependent on the future economic environment and investment returns, and we are unable to reasonably estimate pension contributions beyond 2021.

(3)

Purchase obligations includes agreements to purchase goods or services that is enforceable and legally binding, and that specifies all significant terms, including (i) fixed or minimum quantities to be purchased, (ii) fixed, minimum or variable price provisions and (iii) the approximate timing of the transaction.

(4)

We entered into a consulting services agreement with an affiliate of Carlyle in connection with the Acquisition, which agreement was amended on October 15, 2020. For a description of the agreement, see Note 20, “Related party transactions,” to our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

Excluded from the above table are milestone payment obligations to partners and suppliers which are contingent on regulatory approval. Future launch-related milestone payments of up to $60.0 million may be owed to Quotient for MosaiQ, however the future timing of when such payments would be made, if ever, is unclear at this time. See Note 13, “Collaborations and other relationships,” to our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus for further discussion of the Quotient relationship.

As of January 3, 2021, we had approximately $27.5 million of uncertain tax positions, not including interest and penalties. Due to the high degree of uncertainty regarding future timing of cash flows associated with these liabilities, we are unable to estimate the years in which settlement will occur with the respective taxing authorities. These amounts have been excluded from the above table.

Critical Accounting Estimates and Summary of Significant Accounting Policies

The preparation of our audited consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of some assets and liabilities and, in some instances, the reported amounts of revenues and expenses during the applicable reporting period. Actual results could differ from these estimates. Management believes the accounting estimates discussed below represent those accounting estimates requiring the exercise of judgment where a different set of judgments could result in the greatest changes to our reported results.

Revenue recognition

In May 2014, the FASB issued an accounting standards update, as amended, on revenue from contracts with customers. The new guidance outlined a single comprehensive model for entities to use in accounting for revenue from contracts with customers. We adopted ASC 606 on January 1, 2018 using the modified retrospective method for all contracts not completed as of the date of adoption.

Revenue is recognized when obligations under the terms of a contract with a customer are satisfied; this occurs with the transfer of control of our goods or services. We consider revenue to be earned when all of the following criteria are met: we have a contract with a customer that creates enforceable rights and obligations; promised products or services are identified; the transaction price, or consideration we expect to receive for transferring the goods or providing services, is determinable; and we have transferred control of the promised items to the customer. A promise in a contract to transfer a distinct good or service to the customer is identified as a performance obligation. A contract’s transaction price is allocated to each performance obligation and recognized as revenue when, or as, the performance obligation is satisfied.

Product revenue includes sales of consumable supplies and test kits for equipment, sales and leases of instruments, as well as services related thereto. Revenue from sales of consumable supplies and test kits is generally recognized upon shipment or delivery based on the contractual shipping terms of the respective customer contract. Revenue from instrument sales is generally recognized upon installation and customer acceptance. Service revenue on equipment and instrument maintenance contracts is recognized over the life of the service arrangement or as services are performed.

A portion of our revenue relates to equipment lease transactions with our customers. We evaluate these leases to determine proper classification, which involves specific determinations and judgment. Revenue earned from operating leases is generally recognized on a straight-line basis over the lease term, which is normally five to seven years. Revenue earned from sales-type leases is recognized at the beginning of the lease, as well as a lease receivable and unearned interest associated with the lease.

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. We may also enter into transactions that involve multiple performance obligations, such as the sale of products and related services. In accounting for these transactions, we allocate the consideration to the deliverables by use of the relative standalone selling price method.

A portion of our product revenue includes revenue earned under reagent rental programs which provide customers the right to use instruments at no separate cost to the customer in consideration for a multi-year agreement to purchase reagents, assays and consumables. We allocate a portion of the revenue from the future consumable sale to the instrument based on the customers’ minimum volume commitment and recognize revenue at the time of the future sale of reagents, assays and consumables. The cost of the instrument is capitalized within property and equipment, and is charged to cost of product revenue on a straight-line basis over the term of the minimum purchase agreement. Revenue earned from operating leases is recognized over the lease term, which is normally five to seven years. Revenue earned under sales-type leases is recognized at the beginning of the lease, as well as a lease receivable and unearned interest associated with the lease. Revenue is recognized when control has transferred for the reagents, assays and consumables. Costs related to product sales are recognized at time of delivery.

We recognize product revenues at the net sales price, which includes estimates of variable consideration related to rebates and volume discounts. Rights of return are generally not included in our arrangements with customers. Our estimates of rebates and discounts are determined using the expected value method and take into consideration historical experience, contractual and statutory requirements, and other relevant information such as forecasted activity. These reserves reflect our best estimate of the amount of consideration to which it is entitled. The amount of variable consideration included in the net sales price is limited to the amount that is probable not to result in a significant future reversal of cumulative revenue under the contract.

We enter into collaboration arrangements that generate collaboration revenue and royalty revenue from license agreements. Revenue from collaborations is presented “gross” where we are deemed the principal in the arrangement and “net” where we are deemed the agent in the arrangement.

Inventories

Inventories are stated at the lower of cost and net realizable value on a first-in, first-out method. Elements of cost include raw materials, direct labor and manufacturing overhead.

We periodically review inventory for both potential obsolescence and potential declines in anticipated selling prices. In this review, we make assumptions about the future demand for and market value of the inventory and based upon these assumptions estimate the amount of any obsolete, unmarketable, slow moving or overvalued inventory. We write down the value of our inventories by an amount equal to the difference between the cost of the inventory and the net realizable value. Historically, such write-downs have not been significant. If actual market conditions are less favorable than those projected by management at the time of the assessment, however, additional inventory write-downs may be required, which could reduce our gross profit and earnings.

Customer leased instruments

Determining the economic life of our leased instruments requires significant accounting estimates and judgment. These estimates are based on our historical experience and existing contractual terms. Our estimate of the economic life of our instruments is ten years. We depreciate these assets over the lesser of the useful economic life and the length of the contract, which typically ranges between five and eight years. We believe these lives represent the periods during which the instruments are expected to be usable, with normal repairs and maintenance, for the purposes for which they are intended. We regularly evaluate the economic life of existing and new products for purposes of this determination.

Goodwill and other intangible assets

Goodwill

Goodwill represents costs in excess of fair values assigned to underlying net assets of acquired companies. We evaluate goodwill for impairment on an annual basis in our fiscal fourth quarter, unless conditions exist that would require a more frequent evaluation.

When testing goodwill for impairment, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (more than 50%) that the fair value of a reporting unit is less than its carrying amount. Such qualitative factors may include the following: macroeconomic conditions; industry and market considerations; cost factors; overall financial performance; and other relevant entity-specific events.

If we elect to perform a qualitative assessment and determine that an impairment is more likely than not, we will perform a quantitative impairment test, otherwise no further analysis is required. We may also elect not to perform the qualitative assessment and, instead, proceed directly to performing the quantitative impairment test, under which the evaluation of impairment involves comparing the current fair value of each reporting unit to its carrying value, including goodwill. The ultimate outcome of the goodwill impairment assessment for a reporting unit should be the same whether we choose to perform the qualitative assessment or proceed directly to the quantitative impairment test.

If the carrying amount of a reporting unit, including goodwill, exceeds the estimated fair value, then we would record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value (limited to the amount of goodwill).

We estimate the fair value of its reporting units by using forecasts of discounted future cash flows and peer market multiples. The inputs utilized in these analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, Fair Value Measurement.

The process of evaluating the potential impairment of goodwill is subjective because it requires the use of estimates and assumptions as to our future cash flows, which includes assumed revenue growth rates, long term growth rates and discount rates. Although we base cash flow forecasts on significant assumptions, including assumed revenue growth rates, long term growth rates and discount rates, that are consistent with plans and estimates we use to manage our Company, there is significant judgment in determining the cash flows. We also consider revenue and earnings trading multiples of the peer companies that have similar financial characteristics to the reporting units. Due to the inherent uncertainty in forecasting cash flows and earnings, actual future results may vary significantly from the forecasts. Based on the degree of uncertainty, we cannot quantify the potential effect of the change in estimate on our results of operations and financial position.

As of December 30, 2019, the beginning of fiscal year 2020, we changed the financial information that was regularly reviewed by the Chief Operating Decision Maker to measure performance and allocate resources. This resulted in a change to the Company’s operating segments and reporting units. Goodwill was allocated to the newly identified reporting units and we performed impairment assessments on the new reporting units following the change. Based upon our quantitative impairment tests performed as of December 30, 2019 and September 28, 2020, the fair value of each of our reporting units is in excess of its carrying value.

Other indefinite-lived intangible assets

In-process research and development projects acquired in a business combination are recorded as intangible assets at their fair value as of the acquisition date. Subsequent costs related to acquired in-process research and development projects are expensed as incurred. Upon completion of the research and development process, the carrying value of acquired in process research and development projects is reclassified as a definite-lived asset and is amortized over its useful life. If the project is abandoned, we record the write off as an impairment loss in the statement of operations. As of January 3, 2021, there are no in-process research and development intangible assets recorded within the consolidated balance sheet.

Impairment of long-lived assets

The process of evaluating the potential impairment of other long-lived assets, such as our property, plant and equipment and definite-lived intangible assets, such as technology, tradenames and customer relationships, is subjective and requires judgment. We review long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. This impairment test may be triggered by a decrease in the market price of a long-lived asset, an adverse change in the extent or manner in which the asset is being used, or a forecast of continuing losses associated with the use of the asset. If the fair value is less than the asset’s carrying amount, we recognize a loss for the difference. The fair value methodology used is an estimate of fair market value and is based on the discounted future cash flows of the asset or quoted market prices of similar assets. Based on these assumptions and estimates, we determine whether we need an impairment charge to reduce the value of the asset stated on our balance sheet to reflect its estimated fair value.

Income taxes

The provision for income taxes was determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the period. Deferred taxes result from differences between the financial and tax basis of our assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Deferred tax assets are also recognized for operating losses and tax credit carryforwards. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates applicable in the years in which they are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax law is recognized in income in the period that includes the enactment date.

We do not intend to permanently reinvest earnings of foreign subsidiaries at this time. Accordingly, we provide for income taxes and foreign withholding taxes, where applicable, on undistributed earnings. Any repatriation of undistributed earnings would be done at little or no tax cost.

The breadth of our operations and the global complexity of tax regulations require assessments of uncertainties and judgments in estimating taxes we will ultimately pay. The final taxes paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions, outcomes of tax litigation and resolution of disputes arising from federal, state and international tax audits in the normal course of business. A liability for uncertain tax positions is recorded when management concludes that the likelihood of sustaining such positions upon examination by taxing authorities is less than “more likely than not.” Interest and penalties accrued related to unrecognized tax benefits are included in the provision for taxes on income.

Stock-based compensation

Stock-based compensation, comprised of UK Holdco stock options and restricted shares, is measured at fair value on the grant date or date of modification, as applicable. Determining the amount of stock-based compensation expense to be recorded requires us to develop estimates to be used in calculating the grant-date fair value of stock options. Our valuation model requires us to make estimates of the following assumptions:

Fair value of our ordinary shares—Prior to Ortho’s initial public offering in January 2021, the valuation of our ordinary shares was determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. We considered numerous objective and subjective factors to determine our best estimate of the fair value of our ordinary shares, including but not limited to, the following factors:

•	the fact that we were a private company with illiquid securities;

•	historical operating results;

•	discounted future cash flows, based on projected operating results;

•	financial information of comparable public companies; and

•	the risk involved in the investment, as related to earnings stability, capital structure, competition and market potential.

Expected volatility—We are responsible for estimating volatility and have considered a number of factors, including third-party estimates and comparable companies, when estimating volatility.

Expected term—We estimate the remaining expected life of options as the mid-point between the expected time to vest and the maturity of the options.

Risk-free interest rate—The yield interpolated from U.S. Constant Maturity Treasury rates for a period commensurate with the expected term assumption is used as the risk-free interest rate.

Off Balance Sheet Arrangements

We do not have any significant off-balance sheet arrangements.

THE COMBINATIONS

This section of the joint proxy statement/prospectus describes material aspects of the Combinations. The description in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the BCA, a copy of which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. You should carefully read this entire document, including the full text of the BCA and the other documents referred to in this document, for a more complete understanding of the Combinations. This section is not intended to provide you with any factual information about Ortho or Quidel. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Quidel makes with the SEC, as described in the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus.

The Combinations

As discussed throughout this joint proxy statement/prospectus, Ortho is asking its shareholders to approve the Ortho Scheme and Quidel is asking its stockholders to adopt the BCA, pursuant to which Ortho and Quidel will enter into a business combination and operate under Topco, a new holding company incorporated in Delaware. The Combinations will be implemented in two main steps, which are the Ortho Scheme and the Quidel Merger.

In the Ortho Scheme:

•

each Ortho Share will be acquired by a nominee of Topco (or, if such nominee holds the Ortho Shares today, transferred within the nominee), such that Ortho will become a wholly owned subsidiary of Topco; and

•

at the effective time of the Ortho Scheme, each Ortho Share, other than Ortho Shares held by Ortho in treasury (if any), will be acquired by a nominee (or, if such nominee holds the Ortho Shares today, transferred within the nominee) on behalf and for the benefit of Topco in exchange for 0.1055 Topco Shares and $7.14 in cash.

In the Quidel Merger:

•	U.S. Merger Sub will merge with and into Quidel immediately following consummation of the Ortho Scheme, with Quidel surviving the merger as a wholly owned subsidiary of Topco; and

•	at the effective time of the Quidel Merger, each Quidel Share, other than Quidel Shares held by Quidel, Ortho or U.S. Merger Sub, will be converted into the right to receive one Topco Share.

As a result of the Combinations, Ortho and Quidel will each become wholly owned subsidiaries of Topco, and Ortho shareholders and Quidel stockholders will become Topco stockholders. Based on the respective capitalizations of Ortho and Quidel as of the date the parties entered into the BCA, immediately following consummation of the Combinations, it is expected that former Ortho shareholders will receive approximately $1.7 billion in cash in the aggregate (based on the number of Ortho Shares outstanding as of December 31, 2021) and will own approximately 38% of Topco and former Quidel stockholders will own approximately 62% of Topco, on a fully diluted basis, based on the respective capitalizations of Ortho and Quidel as of the date the parties entered into the BCA.

Based on the number of Ortho Shares and Quidel Shares outstanding as of December 31, 2021, Topco is expected to issue approximately 24,983,999 Topco Shares to the Ortho shareholders upon completion of the Ortho Scheme and approximately 41,686,165 Topco Shares to the Quidel stockholders upon completion of the Quidel Merger.

The parties intend to list the Topco Shares to be issued in the Combinations on Nasdaq.

Background of the Combinations

In the ordinary course of their respective businesses, senior management and the boards of directors of each of Quidel and Ortho regularly review, assess and discuss developments in their markets, their company’s performance, strategy and competitive position and potential strategic initiatives and alternatives in light of economic and market conditions. From time to time Quidel and Ortho have also reviewed and discussed with other parties potential business combinations, joint ventures, strategic alliances and other strategic transactions that might advance their strategic objectives and enhance stockholder value. As part of these ongoing reviews and discussions with respect to the Combinations, Quidel and Ortho have each considered, among other things, the significant opportunity presented by the Combinations to enhance their respective offerings in a rapidly evolving industry and the current strategic environment.

Prior to and following completion of its initial public offering, continuing into 2021, Ortho engaged in discussions with a number of potential strategic parties regarding potential strategic transactions, among other things, acquisition transactions consistent with Ortho’s growth strategy, strategic alliances and potential business combinations. From time to time during this period, Ortho engaged in discussions with a strategic party referred to as Party A with respect to a potential business combination transaction. Although Ortho and Party A discussed terms for a potential business combination transaction at a high level, Ortho and Party A mutually agreed in spring 2021 not to proceed further with negotiations.

During early 2021, consistent with Quidel’s growth strategy, Quidel engaged in discussions with several potential strategic parties regarding potential strategic transactions or acquisitions, including to assess strategic fit, financial fit and ability to execute. The Quidel board of directors determined that each such potential transaction was not a strategic fit at that time.

As part of Ortho’s ongoing consideration of strategic transaction opportunities, on May 18, 2021, Ortho held an M&A strategy session in Denver, Colorado with members of Ortho’s senior management, representatives of Carlyle (attending virtually) and representatives of Goldman Sachs & Co. LLC (“Goldman Sachs”), at which a range of potential strategic transaction opportunities were discussed, including potential transformative business combination transactions with three parties. At the conclusion of the meeting, Ortho senior management asked Goldman Sachs to initiate outreach to certain potential strategic partners, including Quidel, a strategic party referred to as “Party B” and a strategic party referred to as “Party C,” with respect to potential strategic transactions.

Following the meeting, as requested by Ortho senior management, a representative of Goldman Sachs contacted Doug Bryant, Quidel’s President and Chief Executive Officer, to seek approval to provide Mr. Bryant’s contact information to Christopher Smith, Ortho’s Chairman and Chief Executive Officer. On May 20, 2021, Mr. Bryant and Mr. Smith were introduced by email.

In addition, following the May 18 strategy session, representatives of Goldman Sachs contacted Party B and Party C to explore the possibility of strategic discussions with Ortho. Mr. Smith exchanged messages with the chief executive officer of Party B, but these messages did not result in any transaction proposals or substantive discussions. Party C indicated to representatives of Goldman Sachs that it would consider a transaction at an attractive valuation, but after further analysis, Ortho senior management concluded that a transaction with Party C was not an optimal strategic fit with Ortho, and that the transaction would result in limited growth opportunities.

On May 25, 2021, Mr. Bryant and Mr. Smith met telephonically to discuss potential transactions between Quidel and Ortho, including collaboration and partnership opportunities. In particular, Mr. Bryant and Mr. Smith discussed Quidel’s Sofia and Savanna platforms and how such platforms could complement Ortho’s larger-scale instrumentation for clinical chemistry and high-throughput immunoassay platforms. Mr. Bryant and Mr. Smith also discussed Ortho’s interests in expanding its product offerings into molecular testing products and leveraging Ortho’s global footprint and international sales force, along with the complementary nature of Quidel’s and Ortho’s customer bases and potential opportunities for the two companies to collaborate. In addition, Mr. Bryant and Mr. Smith discussed Quidel’s potential interest in exploring how their company might benefit from Ortho’s larger global commercial footprint for the launch of Quidel’s Savanna instrument. A potential combination of Quidel and Ortho was briefly discussed; however, Mr. Bryant and Mr. Smith agreed at that point to focus solely on jointly exploring various collaboration structures and to assess how working together might benefit both companies. Following the meeting, Mr. Bryant and Mr. Smith each agreed that they would convene a small group of executives to further explore collaboration opportunities and review publicly available investor relations materials about the other company.

On June 8, 2021, members of Quidel’s and Ortho’s senior management met at Ortho’s temporary office facility in Denver, Colorado to learn about the other company’s business at a high level and discuss potential collaboration frameworks. As a result of the discussions at the meeting, the parties identified complementary aspects of the businesses and determined that a collaboration had the potential to benefit both companies by fostering the ability through greater scale and scope to compete with larger diagnostic companies. Specifically, for Quidel, a collaboration would provide access to a larger global commercial footprint, and for Ortho, a collaboration would provide access to higher-growth IVD segments, including molecular and point-of care testing platforms. Quidel and Ortho also discussed potential opportunities for joint or complementary technology development to advance both companies’ R&D pipelines. The parties also decided to put in place a Confidentiality Agreement to initiate the exploration of potential collaboration frameworks.

On June 12, 2021, Quidel sent Ortho a draft Confidentiality Agreement, that included updates to an expired agreement entered into between the parties in August 2018. On June 18, 2021, Quidel and Ortho entered into a Confidentiality Agreement, covering the sharing of confidential information. The Confidentiality Agreement did not include a stand-still provision.

On June 25, 2021, at a business update meeting of the Quidel board of directors, members of Quidel’s senior management provided a summary of potential collaborations and other business development opportunities for Quidel, including potential collaboration opportunities with Ortho, as well as the potential acquisition of another target company. The Quidel board of directors and members of Quidel’s management reviewed preliminary information regarding factors relating to a potential acquisition of such target company prepared by representatives of Perella Weinberg, who Quidel management and the Quidel board of directors regularly consulted in the ordinary course of business regarding potential merger and acquisition transactions. The Quidel board of directors approved an outreach to such target company at the board meeting, but that outreach did not progress beyond an initial contact.

On July 8, 2021, Mr. Bryant and Mr. Smith met in Orange County, California to discuss each company’s goals for a potential collaboration. Mr. Bryant noted a collaboration could be a good strategic fit for Quidel, and could provide Quidel with an opportunity to expand its geographic reach and to compete more effectively with larger diagnostic players, especially in supporting the launch of Quidel’s Savanna platform. Mr. Smith agreed and noted that a collaboration could assist Ortho in expanding its product offerings, but emphasized that the collaboration would need to result in long-term sustainable growth for both companies.

Also on July 8, 2021, members of Quidel senior management discussed with representatives of Perella Weinberg preliminary financial information regarding a potential combination transaction with Ortho, assuming all-stock, all-cash or 50 percent stock/50 percent cash consideration. Quidel management had requested such information to assist them in developing preliminary thoughts on potential financial implications if the discussions with Ortho moved beyond a potential collaboration to a potential combination.

On July 19, 2021, Mr. Smith met with representatives of J.P. Morgan at their offices in New York, New York to discuss the strategic rationale for opportunities to collaborate with Quidel and engagement of J.P. Morgan for financial advice on such opportunities. A follow-up discussion on such matters occurred on July 23, 2021.

On July 20, 2021, members of Quidel’s and Ortho’s senior management met at Quidel’s offices in San Diego, California to continue discussions regarding potential collaboration and partnership opportunities between the two companies. During the meetings, members of management of each of Ortho and Quidel provided overviews of their respective businesses and discussed potential opportunities to collaborate.

On July 23, 2021, Mr. Bryant and Mr. Smith met telephonically to discuss the July 20 meeting and agreed that each company’s respective teams would continue working to assess whether and how the parties might collaborate. Mr. Bryant told Mr. Smith that he would provide the Quidel board of directors at the board meeting later that day with a brief update on the potential opportunities being discussed with Ortho. Mr. Bryant also told Mr. Smith that Mr. Bryant intended to provide the Quidel board of directors with a more detailed assessment of the potential opportunities identified by the companies at the regularly scheduled quarterly board meeting on August 30, 2021. During that same discussion, Mr. Smith informed Mr. Bryant that Ortho had begun working with J.P. Morgan to provide financial advice regarding the opportunities being discussed with Quidel. Mr. Bryant and Mr. Smith agreed to meet in person in New York in early September.

Later on July 23, 2021, at a business update meeting of the Quidel board of directors, members of Quidel’s senior management provided an update on the potential collaboration opportunity with Ortho, and the Quidel board of directors and management discussed potential financial advisors who might be able to advise the board and management with respect to the potential opportunities, including Perella Weinberg.

On August 5, 2021, as a follow-up to the July 20 meeting, Ed Russell, Quidel’s Senior Vice President, Business Development, Rhys de Callier, Quidel’s Vice President, Strategy and Portfolio Management, Michael S. Iskra, Ortho’s Executive Vice President of Commercial Excellence and Strategy, and Thomas Robinson, Ortho’s Vice President, Strategy and Corporate Development, met telephonically to discuss preliminary collaboration ideas and frameworks.

On August 6, 2021, at a business update meeting of the Quidel board of directors, Quidel’s senior management provided an update on the review of the potential collaboration opportunity with Ortho, among other topics.

On August 11, 2021, Mr. Bryant and Mr. Smith met telephonically to discuss the status of each company’s review of the potential collaboration opportunities.

On August 13, 2021, at a meeting of the Ortho board of directors to discuss various matters, Mr. Smith provided a summary of potential business development opportunities for Ortho, including potential collaboration opportunities with Quidel.

On August 13, 2021, Ortho’s senior management and representatives of J.P. Morgan met telephonically to discuss the meeting of the Ortho board of directors earlier that day and certain financial information regarding Quidel.

On August 18, 2021, Ortho provided Quidel with a proposal of potential collaboration opportunities that Ortho had identified, including: (1) in the United States, some form of commercial collaboration between the companies for the launch of Quidel’s Savanna platform, with the potential to expand to other Quidel products, (2) outside of the United States, Ortho could become a distributor for Quidel legacy products for select countries where Ortho had an existing direct commercial model, with the addition of Quidel’s Savanna platform when production capacity allowed, (3) a research and development collaboration to develop a ‘Sofia-like’ small benchtop point-of-care analyzer for clinical chemistry, using Ortho’s dry chemistry technology, and (4) certain potential collaborations relating to manufacturing and operations. This proposed collaboration framework did not contemplate a business combination between Ortho and Quidel.

On August 20, 2021, Ortho’s senior management and representatives of J.P. Morgan met telephonically for an initial discussion of exploring a potential merger of equals transaction with Quidel in parallel with the ongoing discussions of collaboration opportunities with Quidel, in light of the potential complexities of, and potentially lower synergies associated with, a strategic partnership.

On August 23, 2021, Robert Bujarski, Quidel’s Chief Operating Officer, Mr. Russell, Mr. Iskra, and Mr. Robinson met telephonically to discuss Ortho’s collaboration proposal. Following the August 23, 2021 meeting with Quidel, representatives of Ortho directed J.P. Morgan to focus more fully on the potential merger of equals in light of the potential complexities of a strategic partnership, Ortho’s initial perceptions of which were confirmed at the August 23, 2021 meeting.

On August 26, 2021, at the direction of management of Quidel and Ortho, respectively, representatives of Perella Weinberg and J.P. Morgan held an initial telephonic meeting to discuss a potential business combination between Quidel and Ortho and considerations regarding the process for exploring a potential transaction.

On August 30, 2021, at a regularly scheduled quarterly meeting of the Quidel board of directors, which was attended in part by certain members of Quidel’s senior management, among other matters, Mr. Russell provided an update on the collaboration discussions between Quidel and Ortho. At the request of the Quidel board of directors, senior management also discussed certain preliminary financial information relating to a potential combination of Quidel and Ortho prepared by Perella Weinberg that was based on information provided by Quidel senior management and publicly available information.

On September 1, 2021, J.P. Morgan delivered a presentation to Ortho’s senior management and representatives of Carlyle regarding its preliminary analysis of the potential combination of Ortho and Quidel.

On September 7, 2021, Mr. Bryant and Mr. Smith met in person in New York, New York, and discussed the potential benefits of a collaboration between the companies and considerations related to a potential combination of the companies as a merger of equals, including potential governance structures.

On September 8, 2021, Mr. Smith let Mr. Bryant know that Ortho announced and commenced a secondary offering on September 7, 2021. Mr. Smith also suggested they schedule a meeting in San Diego, California later that month.

On September 13, 2021, at the direction of Quidel’s and Ortho’s management, representatives from Perella Weinberg and J.P. Morgan met telephonically to discuss a possible business combination. Representatives from J.P. Morgan discussed the potential for a merger transaction between Quidel and Ortho. As proposed by Ortho, the combined company would have a chief executive officer from one company and a chairman from the other and the board of directors would be split based on relative ownership. Later in the call, representatives from Perella Weinberg and J.P. Morgan discussed whether the parties would exchange long-range plans.

Also on September 13, 2021, representatives of J.P. Morgan sent to Ortho an initial draft of a non-binding summary of proposed terms. On September 16, 2021, representatives of J.P. Morgan shared with representatives of Carlyle a draft non-binding summary of proposed terms, draft exclusivity agreement and illustrative work plan for the proposed combination with Quidel, reflecting input from Ortho senior management, certain representatives of Carlyle, Latham & Watkins LLP (“Latham”), Ortho’s outside counsel, and J.P. Morgan.

On September 21, 2021 Mr. Bryant, Randy Steward, Quidel’s Chief Financial Officer, Mr. Bujarski, Michelle Hodges, Quidel’s Senior Vice President, General Counsel, Mr. Smith, Joseph Busky, Ortho’s Chief Financial Officer, Mr. Robinson and Mr. Iskra met at Quidel’s offices in San Diego, California to discuss matters related to a proposed merger of equals, including the drivers for a combination, the potential exchange of each of Quidel’s and Ortho’s long-range plans, research and development opportunities, structuring of a combined company, and next steps, including undertaking an analysis of potential synergies from a combination and directing financial advisors for each company to prepare preliminary financial information relating to each of the companies and the proposed transaction.

On September 22, 2021, Mr. Smith suggested to Mr. Bryant that Mr. Steward and Mr. Busky share the long-range plans discussed at the prior day’s meeting. Mr. Smith also told Mr. Bryant that he would put Mr. Bryant in contact with representatives of Carlyle so that they could separately schedule a meeting, which he did on September 23, 2021.

On September 22, 2021, at the direction of Quidel management, representatives of Perella Weinberg delivered a copy of the Quidel long-range plan to J.P. Morgan, who then shared the Quidel long-range plan with members of Ortho’s senior management. See the section entitled “Ortho Unaudited Forward-Looking Financial Information—Ortho Management Projections for Quidel.”

On September 23, 2021, members of Ortho’s senior management met telephonically with representatives of J.P. Morgan and Latham to discuss high-level terms for a potential transaction with Quidel, including relating to structure and timing of sharing Ortho’s long-range plan. Members of Ortho’s senior management and representatives of Carlyle, J.P. Morgan and Latham met telephonically on September 24, 2021 to further discuss high-level transaction terms, including with respect to the relative ownership of the combined company, and agreed that Mr. Steward and Mr. Busky should work together to analyze potential synergies.

On September 27, 2021, Mr. Robinson sent Mr. Bryant, Mr. Steward and Mr. Bujarski high-level summaries of performance data for Ortho’s microslides and microwells for the proposed collaboration between Quidel and Ortho. Mr. Robinson also sent a request for information to prepare a mutual synergies document, which he suggested both parties use to prepare data ahead of a contemplated synergies workshop. Mr. Robinson also indicated that Mr. Smith planned to meet with the Ortho board of directors the next day to discuss next steps for a potential combination transaction.

On September 28, 2021, at a meeting of the Ortho board of directors that was attended by certain members of Ortho’s senior management and representatives of J.P. Morgan and Latham, Mr. Smith provided an overview of recent communications with Quidel and Mr. Robinson provided a summary of the strategic rationale for a combination. Representatives of J.P. Morgan provided a preliminary overview of certain financial information with respect to Quidel and Ortho. The members of the Ortho board of directors and representatives of J.P. Morgan discussed, among other things, the strategic rationale for a potential combination and next steps for pursuing a potential combination. The Ortho board of directors directed Ortho’s senior management and J.P. Morgan to advise Quidel, including through Perella Weinberg, that Ortho was willing to move forward to enter into an exclusivity agreement for a period of up to 60 days, subject to extension, based on a mutually acceptable non-binding summary of proposed terms. The Ortho board of directors authorized Ortho’s senior management and J.P. Morgan to provide to Quidel a non-binding summary of proposed terms and Ortho’s long-range plan.

On September 29, 2021, upon the request of Mr. Smith, Mr. Robinson sent Mr. Bryant a non-binding summary of proposed terms for a business combination, which would be structured as an all-stock merger of equals at a to-be-determined exchange ratio. The proposed terms provided for a 12-member board of directors with balanced representation, inclusive of board seats for Mr. Smith and Mr. Bryant, a headquarters of the combined company in San Diego and for further discussion regarding management and other key terms. The proposed terms also included a mutual exclusivity agreement, which was never signed by either party. In this communication, Mr. Robinson noted that representatives of J.P. Morgan would discuss the proposed terms with representatives of Perella Weinberg. Proposed next steps included further due diligence and workshops to analyze synergies and potential stockholder value opportunities.

Also on September 29, 2021, at the direction of the Ortho board of directors, senior management of Ortho provided representatives of Perella Weinberg with a copy of Ortho’s long range plan. See the section entitled “Ortho Unaudited Forward-Looking Financial Information—Ortho Management Projections for Ortho.”

On October 3, 2021, Mr. Bryant and Mr. Smith met telephonically to discuss the request for an exclusivity period and the potential benefits of a combination of Ortho and Quidel.

On October 8, 2021, at a meeting of the Quidel board of directors that was attended by certain members of Quidel’s senior management and representatives of Perella Weinberg, Mr. Bryant provided an overview of recent communications with Ortho’s senior management, including the summary of proposed terms received from Ortho. At the meeting, senior management of Quidel reviewed the strategic rationale for Quidel to enter into a potential merger-of-equals transaction, including, among other things, that the business combination would create a leading diagnostics player with a global presence, would create the potential for further advancement in telehealth technology and digital health, would increase Quidel’s global commercial footprint and infrastructure and would present an opportunity to realize significant cost and cross-selling revenue synergies. Representatives of Perella Weinberg also reviewed with the Quidel board of directors certain updated preliminary financial information relating to a potential combination of Quidel and Ortho. The members of the Quidel board of directors and representatives of Perella Weinberg discussed, among other things, the strategic rationale for a combination with Ortho, potential strategic alternatives and merger of equals considerations. The Quidel board of directors discussed the potential benefits and risks of a potential combination with Ortho, each company’s growth expectations and various strategic alternatives. The Quidel board of directors also discussed the proposed mutual exclusivity agreement and Ortho’s summary of proposed terms. Following this discussion, the Quidel board of directors determined that any agreement on exclusivity was premature, although they might consider such an agreement for a very short period later in the process after key terms were agreed upon, in order to finalize documentation. The Quidel board of directors then authorized Quidel senior management to proceed to the next stage of review of the potential business combination with Ortho, including to conduct business and legal diligence and to further discuss potential transaction structures with Ortho.

Later on October 8, 2021, Mr. Bryant and Mr. Smith met telephonically to discuss next steps for the proposed merger-of-equals transactions. At Mr. Bryant and Mr. Smith’s direction, Mr. Steward and Mr. Busky also met telephonically to discuss general process and to facilitate introductions of their respective finance teams, so that the finance teams could communicate regarding continued modeling of revenue and cost synergy assumptions and considerations of how a business combination could be beneficial for both parties. Mr. Bryant and Mr. Smith agreed to schedule a meeting between representatives of Carlyle and Mr. Bryant to begin discussing a potential strategic plan for the combined business and future governance, as well as potential deal terms and the cultures of each of Quidel and Ortho.

On October 10, 2021, Mr. Bryant explained to Mr. Smith Quidel’s position that exclusivity may be appropriate after key terms had been agreed upon, but not at the current stage.

On October 11, 2021, Mr. Steward and Mr. Busky met telephonically to discuss next steps regarding analysis of synergies and commencement of discussions regarding transaction structure.

On October 12, 2021, Mr. Bryant met with representatives from Carlyle. In the meeting, Mr. Bryant provided high-level information on Quidel and the parties discussed the rationale for a combination of Quidel and Ortho.

Also on October 12, 2021, Mr. Robinson proposed to Mr. Steward that Latham prepare an initial draft of the BCA, given the complexity of Ortho’s global legal structure, and the parties agreed on drafting responsibility for the BCA.

On October 14, 2021, representatives of Latham and Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) met telephonically for an initial discussion regarding, among other things, the legal due diligence process and transaction structure.

On October 15, 2021, at a business update meeting of the Quidel board of directors that was attended by certain members of Quidel’s senior management, Mr. Bryant provided an overview of the recent discussions with Mr. Smith and his meeting with representatives from Carlyle. Ms. Hodges provided an overview of the directors’ fiduciary duties in connection with their evaluation of the proposed merger-of-equals transaction, including considerations related to selection of advisors. At the same meeting, the Quidel board of directors approved the engagement of Perella Weinberg as Quidel’s financial advisor and Gibson Dunn as outside counsel.

Also on October 15, 2021, Mr. Steward, Mr. Busky, Mr. Iskra and Mr. Robinson met telephonically to continue discussions regarding synergy assumptions and related matters.

On October 17, 2021, representatives of Perella Weinberg and J.P. Morgan met telephonically to discuss the process of negotiations going forward as well as preliminary, high-level considerations relating to the relative values of the two companies and governance structures of a post-combination company.

On October 18, 2021, Mr. Bryant and Mr. Smith met telephonically to discuss expected synergies from the proposed merger-of-equals transaction, as well as diligence questions about the businesses. Mr. Bryant told Mr. Smith that as an initial matter, Quidel needed assistance in assessing the state of Ortho’s film technology and its opportunities to develop high sensitivity immunoassay products, as well as understanding the future of Ortho’s blood bank business. Mr. Smith told Mr. Bryant that Ortho needed assistance in understanding Quidel’s expectation for the future of Quidel’s COVID-19 business. Mr. Bryant and Mr. Smith committed to providing resources to assist in answering the other’s diligence questions.

Also on October 18, 2021, Quidel engaged Deloitte Touche Tohmatsu Limited (“Deloitte”) to serve as Quidel’s tax advisor for the proposed transaction.

On October 19, 2021, members of Quidel’s and Ortho’s management met telephonically with representatives from Deloitte, Gibson Dunn and Latham to discuss transaction structuring considerations, particularly with respect to tax consequences, and plans for further structuring discussions, as well as synergy analyses and drafting responsibilities.

On October 20, 2021, Mr. Steward, Mr. Bujarski, Mr. Busky, Mr. Robinson and Mr. Iskra met telephonically to continue discussions regarding synergy assumptions and related matters.

On October 21, 2021, at a business update meeting of the Quidel board of directors that was attended by certain members of Quidel’s senior management and representatives from Perella Weinberg, Mr. Bryant provided a detailed summary of the recent communications with Mr. Smith and representatives of Carlyle that were originally mentioned at the October 15, 2021 board meeting. The Quidel board of directors then discussed these communications and certain directors’ diligence questions regarding Ortho. At the same meeting, representatives of Perella Weinberg discussed with the Quidel board of directors certain updated preliminary financial information regarding Quidel and Ortho and the potential business combination.

During the period beginning on October 21, 2021 through the date of the execution of the BCA, representatives of Ortho and Quidel, with the assistance of their respective advisors, conducted oral and documentary due diligence with respect to each other’s business, financial, commercial, technology, legal and other matters and held discussions concerning their respective businesses, prospects, key standalone and pro forma opportunities and risks and potential synergies that could result from a potential combination. As part of the due diligence process, Ortho and Quidel each made available to the other and its advisors an electronic data room containing certain business, financial, commercial, technology, legal and other information of such party. A clean team agreement was executed on November 22, 2021 to facilitate the sharing of certain information among a designated clean team of each of Quidel and Ortho.

On October 26, 2021, members of Quidel management and Ortho management met to discuss their respective long range plans. Representatives of Perella Weinberg, J.P. Morgan and Carlyle also participated in this meeting.

On October 29, 2021, Ortho engaged The Boston Consulting Group (“BCG”) to perform market and customer due diligence on Quidel’s commercial product portfolio and to provide a qualitative and quantitative review of Quidel’s long range plan and potential cross-selling revenue synergies from a combination of Quidel and Ortho.

On November 5, 2021, members of Quidel’s and Ortho’s senior management met telephonically with representatives from Perella Weinberg and J.P. Morgan to review preliminary financial information relating to the proposed merger-of-equals transaction, including with respect to estimates of synergies.

On November 8, 2021, at a regularly scheduled quarterly meeting of the Quidel board of directors, which was attended in part by certain members of Quidel’s senior management, among other matters, Mr. Steward provided an update on the potential merger-of-equals transaction with Ortho, including key assumptions of potential cost and revenue synergies. Mr. Steward also discussed with the Quidel board of directors various options for the consideration to be paid to Ortho shareholders in the potential transaction and the Quidel board of directors provided feedback with respect to such options.

On November 12, 2021, members of Quidel’s and Ortho’s senior management met telephonically with representatives from J.P. Morgan, BCG, Perella Weinberg and Carlyle to discuss long-range plans for the two companies.

On November 15, 2021, Mr. Bryant and Mr. Smith met telephonically and Mr. Bryant shared Quidel’s position on the proposed transaction structure, including that Topco would need to be a U.S. entity so that the transaction would be tax-free to Quidel’s stockholders. Mr. Smith committed to update the Ortho board of directors that week. Mr. Smith also shared that he would like the companies to work together on a joint stockholder deck and set a goal of completing diligence and signing the BCA by mid-December. Following the meeting, Mr. Smith informed Mr. Bryant that Ortho was in agreement on a U.S. Topco and that Carlyle was aligned. He told Mr. Bryant that Mr. Steward and Mr. Busky should continue to work on the financial models.

On November 16, 2021, the Quidel board of directors met telephonically with certain members of Quidel’s senior management and representatives from Perella Weinberg to discuss the status of the proposed merger-of-equals transaction, including the status of transaction structure discussions and due diligence workstreams. Representatives of Perella Weinberg also discussed with the Quidel board of directors certain updated preliminary financial information relating to the potential transaction, including preliminary revenue and cost synergy estimates being developed by management of the two companies.

Also on November 16, 2021, members of Quidel’s and Ortho’s management met telephonically with representatives from Deloitte, PricewaterhouseCoopers LLP (“PwC”), Ortho’s tax advisor, and Latham to discuss tax structuring matters, including potential internal reorganizations and timing thereof. On November 16, 2021, Mr. Busky sent an e-mail to the Ortho board of directors to provide an update on the status of transaction structure discussions and general updates from Mr. Bryant and Mr. Smith’s telephonic meeting on November 15, 2021.

On November 18, 2021, Mr. Bryant and Mr. Smith communicated regarding Quidel’s November 16, 2021 board meeting and upcoming conversations between Mr. Smith and representatives of Carlyle.

On November 19, 2021, Quidel entered into an engagement letter with Perella Weinberg confirming the engagement of Perella Weinberg as its financial advisor.

On November 22, 2021, members of Quidel’s and Ortho’s senior management met telephonically with representatives from Deloitte, PWC and Perella Weinberg to discuss potential transaction structures and related tax implications.

Also on November 22, 2021, Mr. Bryant and Mr. Smith met telephonically to discuss the proposed merger-of-equals transaction. They agreed that Mr. Steward and Mr. Busky should meet in person to continue to work on the financial models and to discuss the proposed terms. Over the course of the following month, Mr. Steward and Mr. Busky, along with other members of the Quidel and Ortho finance teams, continued to meet regularly to discuss finance-related matters and develop analyses for joint synergies.

Also on November 22, 2021, at the direction of Quidel’s and Ortho’s management, representatives of Perella Weinberg and J.P. Morgan met telephonically and representatives of J.P. Morgan indicated that the exchange ratio should be based on trading prices over a longer time period, in light of volatility in stock prices. The parties discussed the fact that the proposed pro forma ownership represented an implied premium to the Ortho shareholders and considered whether such premium would result in adjustments to proposed governance rights for the Ortho shareholders in exchange.

On November 23, 2021, Mr. Bryant and Mr. Smith discussed the status of ongoing due diligence and details for an in-person meeting the following week.

On November 24, 2021, at a business update meeting of the Quidel board of directors that was attended by certain members of Quidel’s senior management and representatives from Perella Weinberg, Mr. Bryant provided a summary of his recent discussions with Mr. Smith and the plans for an upcoming meeting with Mr. Smith and representatives from Carlyle, where the parties expected to discuss potential terms for the proposed merger-of-equals transaction, including transaction structure, exchange ratio, management of the combined company, board size and relative composition, headquarters and combined company name. Following discussion, the Quidel board of directors approved proceeding with next steps for the proposed merger-of-equals transaction, including the planned meeting. At the same meeting, representatives from Perella Weinberg and the members of the Quidel board of directors discussed certain recent developments with respect to the proposed transaction, strategic rationale considerations for the proposed transaction, cost and revenue synergy estimates developed by management of the two companies and certain updated preliminary financial information relating to the proposed transaction.

On November 29, 2021, Mr. Smith communicated to Mr. Bryant regarding timing for delivery of the initial draft of the BCA in light of ongoing discussions regarding valuation, and Mr. Bryant asked that Mr. Smith instruct Latham to send the initial draft of the BCA even though such discussions were ongoing.

On November 30, 2021, Latham provided an initial draft of the BCA to Gibson Dunn.

In early December 2021, Quidel management discussed the potential transaction with representatives from Citigroup Global Markets Inc. (“Citi”), with whom Quidel management had a longstanding relationship. Quidel management identified benefits to Citi serving as an additional financial advisor with respect to the proposed transaction, particularly with respect to any financing needs that may arise.

On December 1, 2021, Mr. Bryant and Mr. Smith met in person in New York, New York to discuss each company’s views on a proposed merger-of-equals transaction, including factors such as synergies that would affect the ultimate success of such transaction. Representatives of Carlyle then joined Mr. Bryant and Mr. Smith to discuss the strategic rationale for the proposed merger-of-equals transaction.

On December 2, 2021, at a meeting of the Ortho board of directors that was attended by certain members of Ortho’s senior management and representatives from J.P. Morgan and Latham, Mr. Smith provided an update on progress with respect to the proposed transaction with Quidel since the September 28, 2021 meeting, including alignment on certain key deal terms and substantial progress on due diligence. Mr. Robinson noted that the exchange ratio for the proposed transaction and division of key leadership roles were key open issues. Representatives of BCG presented their findings with respect to market and customer diligence and answered questions from members of the Ortho board of directors. Mr. Busky then provided an overview of Ortho management’s analysis of Quidel’s long-range plan. Representatives of J.P. Morgan discussed updated preliminary financial information regarding Quidel and Ortho and a potential combination. Representatives of Latham then provided a summary of fiduciary duties of the members of the Ortho board of directors in their capacity as directors of a UK company. The Ortho board of directors directed Ortho and its advisors to finalize diligence and engage in negotiations regarding the proposed transaction with Quidel.

Also on December 2, 2021, Mr. Smith informed Mr. Bryant that he thought that good progress was made in the prior day’s meeting. Mr. Smith and Mr. Bryant discussed their mutual goal of working to complete diligence as quickly as possible in order to be in a position to execute the BCA prior to the upcoming holidays.

On December 5, 2021, Mr. Bryant and Mr. Smith met telephonically to discuss transaction terms and status ahead of the December 6, 2021 meeting of the Quidel board of directors.

On December 6, 2021, representatives of Latham and Gibson Dunn met telephonically with representatives of Erskine Chambers to discuss joint engagement of a Queen’s Counsel from Erskine Chambers for the Ortho Scheme and certain considerations in structuring the Ortho Scheme.

On December 6, 2021, representatives of BCG reviewed their view of potential cross-selling synergies with Mr. Steward and Kristin Caltrider, Quidel’s Vice President, Finance, Mr. Busky, Mr. Iskra and Mr. Robinson.

Also on December 6, 2021, at a business update meeting of the Quidel board of directors that was attended by certain members of Quidel’s senior management and representatives from Perella Weinberg, Mr. Bryant provided a summary of his recent meeting with Mr. Smith and representatives of Carlyle, during which the parties discussed items including a structure for the proposed merger-of-equals transaction, the exchange ratio, combined company management and Carlyle’s post-closing rights. At the same meeting, representatives from Perella Weinberg discussed with the Quidel board of directors certain updated preliminary financial information regarding Ortho, Quidel and the proposed transaction. The Quidel board of directors and representatives of Perella Weinberg also discussed the potential benefits of the proposed transaction and a proposed negotiation strategy. Ms. Hodges then described the proposed deal protections under the BCA and provided an overview of the BCA structure and other transaction terms.

Also on December 6, 2021, representatives of Perella Weinberg and J.P. Morgan met telephonically to discuss the pro forma ownership of the combined company. On behalf of Ortho, representatives from J.P. Morgan proposed that the Ortho shareholders and Quidel stockholders should own 49% and 51% of the combined company on a pro forma basis, respectively. Representatives from Perella Weinberg maintained, on behalf of Quidel and at the direction of Quidel management, that the Ortho shareholders and Quidel stockholders should own 45% and 55% of the combined company on a pro forma basis, respectively, based on that day’s closing stock prices and historical stock prices.

On December 7, 2021, Mr. Bryant and Mr. Smith met telephonically to discuss the status of the proposed transaction. Mr. Smith and Mr. Bryant later communicated regarding certain outstanding due diligence requests and the status of the revised summary of proposed terms.

Also on December 7, 2021, Mr. Smith and representatives of J.P. Morgan communicated regarding the appropriate exchange ratio and premium for Ortho shareholders, including in light of certain non-economic terms in Quidel’s favor, such as the location of the combined company’s headquarters.

Later on December 7, 2021, Mr. Bryant sent Mr. Smith a revised non-binding summary of proposed terms, which provided for an all-stock merger of equals, whereby the Ortho shareholders and Quidel stockholders would own 46% and 54% of the combined company on a pro forma basis, respectively. Under the summary of proposed terms, Mr. Bryant would serve as the chief executive officer of the combined company, Mr. Smith would serve as chairman of the board of directors of the combined company and the Quidel management team would continue at the combined company. The board of directors of the combined company would have 11 members, with five directors from Ortho and six directors from Quidel, and Ortho would have the right to designate one committee chair and Quidel would have the right to designate two committee chairs. The proposal included that the certificate of incorporation and bylaws of the combined company would be the same as Quidel’s current certificate of incorporation and bylaws in all material respects. With respect to the deal protection provisions in the BCA, the summary of proposed terms provided that there would not be a “force the vote” provision, the parties would have five and two Business Days, respectively, to match unsolicited offers and amendments thereto and the parties would have the same termination fee. Separately, the proposal included the right for Carlyle to appoint two board members as long as it held at least 20% of the combined company, and one board member as long as it held between 10% and 20% of the combined company, and also included a 24 month post-closing lock up for Carlyle.

Later on December 7, 2021, Mr. Smith confirmed receipt of the revised summary of proposed terms and told Mr. Bryant that he would follow up once he discussed the proposal with the Ortho board of directors, representatives from Carlyle and J.P. Morgan.

On December 8, 2021, Mr. Smith informed Mr. Bryant that Ortho and representatives from Carlyle were working through a few points from the summary of proposed terms. Mr. Bryant responded that from Quidel’s perspective, the major open point was the exchange ratio and pro forma ownership percentages.

Later on December 8, 2021, Mr. Smith sent Mr. Bryant a further revised non-binding summary of proposed terms, which provided for an all-stock merger of equals, whereby the Ortho shareholders and Quidel stockholders would own 49% and 51% of the combined company on a pro forma basis, respectively. Under this summary of proposed terms, Mr. Bryant would serve as the chief executive officer of the combined company, Mr. Smith would serve as chairman of the board of directors of the combined company and the management team of the combined company would include Mr. Busky as chief financial officer, Mr. Iskra as chief commercial officer and Mr. Bujarski as chief operating officer with the remaining officers selected from the best of each company’s management. The board of directors of the combined company would have 12 members, with six directors from each of Quidel and Ortho, and Ortho would have the right to designate one committee chair and Quidel would have the right to designate two committee chairs. The proposal included that the combined company would have a staggered board, which Quidel did not currently have. With respect to the deal protection provisions in the BCA, the summary of proposed terms provided that the respective boards of directors could respond to unsolicited offers based on a fiduciary out with a superior proposal standard, the parties would have five and three Business Days to match unsolicited offers and amendments thereto, respectively, there would be a “force-the-vote” provision, and the parties would each have a termination fee tailored to the maximum amounts typically permitted under Delaware and UK law, respectively. Separately, the proposal included the right for Carlyle to appoint two board members as long as it held at least 15% of the combined company, and one board member as long as it held between 10% and 15% of the combined company, and did not include a post-closing lock up for Carlyle. Furthermore, it included a right for Carlyle to sell up to 25% of its Ortho Shares after the filing of the Registration Statement on Form S-4, subject to certain conditions.

Also on December 8, 2021, members of Quidel’s and Ortho’s senior management met telephonically with representatives from J.P. Morgan, BCG, Perella Weinberg and Carlyle to discuss long-range plans for the two companies.

Also on December 8, 2021, at the direction of Ortho management, representatives from J.P. Morgan discussed with representatives from Perella Weinberg the proposed pro forma ownership percentages.

On December 9, 2021, Mr. Bryant met with Mr. Smith in person in Orange County, California to discuss the terms of the proposed merger-of-equals transaction, including the proposed exchange ratio.

Also on December 9, 2021, Mr. Smith proposed to Mr. Bryant transfer restrictions for Carlyle’s Ortho Shares, which proposal provided that (i) Carlyle would not sell shares prior to the filing of the Registration Statement on Form S-4 for the proposed transaction, (ii) after the filing, Carlyle could sell up to 25% of its holdings, but any sales made prior to the Ortho shareholder vote could only be to buyers who agree to be bound by comparable voting and transfer restrictions, and (iii) after the Ortho shareholder vote is obtained, all transfer restrictions would fall away.

On December 10, 2021, at the direction of Ortho management, representatives from J.P. Morgan followed up with representatives from Perella Weinberg and Citi to provide a summary of certain preliminary exchange ratio analyses. Representatives from J.P. Morgan reiterated Ortho’s position that the Ortho shareholders and Quidel stockholders should own 49% and 51% of the combined company on a pro forma basis, respectively.

On December 10, 2021, at a business update meeting of the Quidel board of directors that was attended by certain members of Quidel’s senior management and representatives from Perella Weinberg, Mr. Bryant provided a summary of his recent meeting with Mr. Smith and representatives of Carlyle, including discussions regarding the exchange ratio (including Ortho’s proposal of pro forma stock ownership of the combined company of 51% Quidel stockholders and 49% Ortho shareholders) and the premium Ortho expected its shareholders to receive in the proposed transaction in light of recent stock price changes and the intended composition of the board of directors of the combined company (including Ortho’s request for a classified board of directors), as well as certain registration rights of Carlyle in the combined company. Representatives from Perella Weinberg responded to questions from the Quidel board of directors regarding methods for establishing the exchange ratio at the market or at a premium and Quidel’s and Ortho’s respective positions with respect to the exchange ratio. The Quidel board of directors also discussed with Quidel management and representatives of Perella Weinberg the potential for incremental synergies from the proposed transaction, the expected time frame for Quidel’s stockholders to be able to benefit from such synergies and how this expected timing may change depending on whether the exchange ratio is set at the market or at a premium. At the same meeting, Ms. Hodges reviewed the directors’ fiduciary duties in connection with their evaluation of the proposed transaction and the Quidel board of directors discussed with the advisors considerations such as market checks, premiums, transaction rationale, opportunities for shareholder value creation and financial and related items. Representatives of Perella Weinberg also discussed with the Quidel board of directors certain updated preliminary financial information relating to Quidel, Ortho and the proposed transaction and an overview of certain other strategic alternatives.

Also on December 10, 2021, at the direction of the Quidel board of directors, Mr. Bryant reiterated to Mr. Smith that he thought the combination of the two companies would create significant revenue and cost synergies, which would, in turn, create a rare opportunity for both companies’ stockholders. Mr. Bryant then explained that Quidel could not accept pro forma stock ownership of the combined company greater than 47% ownership for the Ortho shareholders and less than 53% ownership for the Quidel stockholders. He also stated that upon further analysis, Quidel could not agree to allowing Carlyle to sell shares between signing of the BCA and closing of the proposed transaction, but would be receptive to considering alternatives. Mr. Smith agreed to discuss further with Carlyle. Mr. Bryant and Mr. Smith met telephonically to again discuss these topics later that day.

On December 11, 2021, Mr. Bryant sent Mr. Smith a further revised non-binding summary of proposed terms, which provided for an all-stock merger of equals, whereby the Ortho shareholders and Quidel stockholders would own 47% and 53% of the combined company on a pro forma basis, respectively. Under this summary of proposed terms, Mr. Bryant would serve as the chief executive officer of the combined company, Mr. Smith would serve as chairman of the board of directors of the combined company and the management team of the combined company would include Mr. Busky as chief financial officer, Mr. Iskra as chief commercial officer and Mr. Bujarski as chief operating officer with the remaining officers selected by the management team (with the final determination made by Mr. Bryant). The board of directors of the combined company would have 12 members, with six directors from each of Quidel and Ortho, and each of Quidel and Ortho would have the right to designate two committee chairs. The certificate of incorporation and bylaws of the combined company would be the same as Quidel’s current certificate of incorporation and bylaws in all material respects, with the parties to consider any changes proposed by Ortho, to the extent consistent with governance best practices. With respect to the deal protection provisions in the BCA, the summary of proposed terms provided that there would not be a “force-the-vote” provision based on a fiduciary out with a superior proposal, the parties would have five and three Business Days to match unsolicited offers and amendments thereto, respectively, and the parties would each have an equal termination fee. Separately, the proposal provided that Carlyle could not sell any shares prior to closing of the transaction, but would not be subject to a lock-up after closing.

Later on December 11, 2021, Mr. Bryant and Mr. Smith met telephonically to discuss the further revised non-binding summary of proposed terms that Mr. Bryant had sent earlier that day.

On December 12, 2021, Gibson Dunn delivered a revised draft of the BCA to Latham. Over the next two weeks, the parties and their advisors continued to work on the various workstreams, including exchanging drafts of the transaction documents, including the BCA, Principal Stockholders Agreement and Irrevocable Undertaking, and discussing open issues.

Also on December 12, 2021, Mr. Smith contacted Mr. Bryant to confirm receipt of the revised non-binding summary of terms and Mr. Bryant and Mr. Smith met telephonically to discuss the status of the transaction process.

On December 13, 2021, Mr. Smith sent Mr. Bryant a further revised non-binding summary of proposed terms, which provided for an all-stock merger of equals, whereby the Ortho shareholders and Quidel stockholders would own 48% and 52% of the combined company on a pro forma basis, respectively. The governance terms remained unchanged, except that Ortho proposed a staggered board of directors for the combined company. With respect to the deal protection provisions in the BCA, the summary of proposed terms provided that there would be a “force-the-vote” provision and the termination fee payable by Quidel would equal four percent of Quidel’s equity value and the termination fee payable by Ortho would equal one percent of Ortho’s equity value. Separately, the proposal included the right for Carlyle to appoint two board members as long as it held at least 10% of the combined company, and one board member as long as it held between 5% and 10% of the combined company, provided Carlyle certain board committee membership rights and gave Carlyle the right to designate one additional board member (who is not a current or former Carlyle employee) on a one-time basis at closing.

Later on December 13, 2021, Mr. Bryant and Mr. Smith met telephonically to discuss certain matters regarding the transaction.

Also on December 13, 2021, Mr. Bryant and representatives from Carlyle met telephonically to discuss whether Carlyle should have registration rights and information rights with respect to the combined company substantially similar to the rights that it had with respect to Ortho.

On December 14, 2021, Gibson Dunn sent Latham a further revised non-binding summary of proposed terms, which provided for an all-stock merger of equals, whereby the Ortho shareholders and Quidel stockholders would own 47% and 53% of the combined company on a pro forma basis, respectively. With respect to the governance terms, the summary of proposed terms removed the staggered board proposal and added that the directors appointed by each party must be reasonably acceptable to the nominating and corporate governance committee of the other party’s board of directors. With respect to the deal protection provisions in the BCA, the summary of proposed terms was revised to provide that both parties’ termination fee would equal one percent of such party’s equity value. Separately, the proposal included the right for Carlyle to appoint two board members as long as it held at least 15% of the combined company, and one board member as long as it held between 8% and 15% of the combined company, and deleted the committee membership rights.

Later on December 14, 2021, Mr. Bryant and Mr. Smith met telephonically to discuss the revised summary of proposed terms. Mr. Bryant also met telephonically with representatives from Carlyle regarding the same.

Also on December 14, 2021, Latham sent Gibson Dunn a draft of the Principal Stockholders Agreement, which provided for certain registration rights and information rights for Carlyle, as well as certain transfer restrictions, as described in the section entitled “Stockholders Agreement / Deed of Irrevocable Undertaking” of this joint proxy statement/prospectus.

On December 15, 2021, Mr. Bryant and Mr. Smith met telephonically to discuss the revised summary of proposed terms and Ms. Hodges and Mr. Schlesinger met telephonically to discuss certain legal diligence matters and the revised summary of proposed terms.

Also on December 15, 2021, representatives from Carlyle proposed to Mr. Bryant that the termination fee in the BCA payable by Quidel should equal four percent of the equity value for Quidel and that Carlyle’s representation on the board of directors of the combined company should initially be three directors (out of the six directors designated by Ortho), as well as one director appointed by Carlyle on each board committee.

Also on December 15, 2021, representatives from J.P. Morgan indicated to representatives from Citi that Latham was sending proposed language on the proposed termination fee for Quidel and the “force the vote” provision to Gibson Dunn. Citi responded to indicate that Quidel was not in agreement on the proposed “force the vote” language.

On December 16, 2021, Latham sent Gibson Dunn a further revised non-binding summary of proposed terms, which provided for an all-stock merger of equals, whereby the Ortho shareholders and Quidel stockholders would own 47% and 53% of the combined company on a pro forma basis, respectively. The governance terms previously proposed by Quidel were not revised. With respect to the deal protection provisions in the BCA, the summary of proposed terms provided that there would be a “force-the-vote” provision, except in the case of an all cash offer with no financing conditions that is determined to be a superior proposal by the recipient’s board of directors, and the termination fee payable by Quidel would equal three percent of Quidel’s equity value and the termination fee payable by Ortho would equal one percent of Ortho’s equity value, respectively, consistent with variations in Delaware and UK law. Separately, the proposal included the right for Carlyle to appoint two board members as long as it held at least 12% of the combined company and one board member as long as it held between 5% and 12% and gave Carlyle the right to designate one additional board member (who is not a current or former Carlyle employee) on a one-time basis at closing.

Later on December 16, 2021, at a meeting of the Ortho board of directors that was attended by certain members of Ortho’s senior management and representatives from J.P. Morgan and Latham, Mr. Robinson provided an update on certain financial metrics for Quidel that were adjusted to reflect changes in the prevalence of, and testing for, COVID-19 since the last meeting and to adjust certain cost synergies. Mr. Robinson also provided a summary of Ortho’s and its advisors’ due diligence, which was substantially complete. Representatives of J.P. Morgan provided an overview of financial terms and discussed the financial aspects of the proposed transaction. Mr. Schlesinger then provided a summary of certain key terms of the BCA, including with respect to deal protection and interim operating covenants, and an overview of various ancillary documents and related workstreams. Members of the Ortho board of directors agreed that Ortho and its advisors should seek to finalize transaction documents within the next few days, based on an understanding that Quidel and its advisors were working on a similar timeline.

Following the meeting of the Ortho board of directors, Mr. Smith and Mr. Bryant agreed that, because of the recent volatility in the stock market with respect to both companies’ stock prices, the parties should plan to sign the BCA before the stock markets open on December 20, 2021. Mr. Bryant agreed, provided the parties could reach an agreement on terms on that timeline.

On December 17, 2021, Gibson Dunn sent Latham a further revised non-binding summary of proposed terms; the only change was to delete the one-time right of Carlyle to designate a third board designee, at the closing of the Combinations.

On December 17, 2021, at a meeting of the Quidel board of directors that was attended by certain members of Quidel’s senior management and representatives from Perella Weinberg, representatives from Perella Weinberg discussed with the Quidel board of directors preliminary information relating to the proposed transaction, including an update on proposed premiums for the transaction and exchange ratio considerations. Members of Quidel’s senior management and the Quidel board of directors discussed the current price of Quidel common stock and the volatility observed in the stock prices of each of Quidel and Ortho. At the same meeting, Ms. Hodges provided a summary of the terms of the BCA and an overview of the transaction structure and the proposed board of directors and governance structure for the combined company. The Quidel board of directors discussed potential resolution of the open deal points and authorized Mr. Bryant to continue to negotiate these open deal points, and confirmed that the board remained fully supportive of the transaction and would continue discussion and consideration of any changes arising from such negotiations at their meeting scheduled for December 20, 2021.

On December 17, 2021, Mr. Bryant and Mr. Smith communicated before and after the meeting of the Quidel board of directors regarding the remaining open terms.

On December 19, 2021, Mr. Bryant and Mr. Smith met telephonically to discuss the status of the BCA draft and action items with respect to the proposed merger-of-equals transaction. Mr. Smith also inquired about Quidel’s business and the current events in South Africa relating to the Omicron variant of the coronavirus. They also discussed Quidel’s planned strategy and messaging points for obtaining approval of the transaction by its stockholders.

On December 19, 2021, Gibson Dunn sent Latham a draft of the deed of irrevocable undertaking (“Irrevocable Undertaking”), pursuant to which Carlyle would agree to vote or procure votes in favor of the Ortho Scheme at the Ortho Court Meeting and the resolutions to be proposed at the Ortho General Meeting the shares beneficially owned by Carlyle, as described in the section entitled “Stockholders Agreement / Deed of Irrevocable Undertaking” of this joint proxy statement/prospectus. On December 19, 2021, Gibson Dunn also sent Latham revised drafts of the BCA and the Stockholders Agreement, which Ortho’s senior management discussed with representatives of Carlyle and Latham on the afternoon of December 19, 2021.

At the request of Quidel’s management due to ongoing concerns establishing an appropriate exchange ratio for the proposed merger-of-equals transaction, particularly in light of the recent volatility of Quidel’s stock price, in part due to the surging Omicron variant of the coronavirus, and the relative stability of Ortho’s stock price, Citi provided Quidel with its analyses of the financial impact of a transaction utilizing cash and stock consideration, and related governance terms of precedent cash and stock transactions.

On December 19, 2021, Mr. Bryant and Mr. Smith met telephonically and Mr. Bryant notified Mr. Smith that Quidel would be sending a further revised proposal and outlined the challenges he would face in obtaining the approval of Quidel stockholders for the transaction at the previously proposed relative stock ownership of 47% for the Ortho shareholders and 53% for the Quidel stockholders, and that in light of the increase in Quidel’s stock price, this now represented an implied 40% premium for Ortho shareholders.

On the morning of December 20, 2021, Mr. Smith updated Mr. Bryant regarding the status of a revised proposal and testing data from South Africa and reiterated Ortho’s excitement about the opportunity to combine Quidel and Ortho.

Shortly thereafter, Mr. Bryant sent Mr. Smith a further revised non-binding summary of proposed terms (the “December 20 Proposal”) that reflected significant adjustments to the structure of the transaction. The December 20 Proposal provided for a transaction in which Ortho shareholders and Quidel stockholders would own approximately 34% and 66% of the combined company on a pro forma basis, respectively. Under the revised proposal, Ortho shareholders would receive implied total consideration of $22 per share, consisting of $6.13 in cash and 0.0895 Topco Shares per Ortho Share (representing a total of $1.5 billion in cash consideration). This reflected an implied 16.6% premium to Ortho shareholders based on then current stock prices. Under this summary of proposed terms, Mr. Bryant would serve as the chief executive officer of the combined company, a Quidel director would serve as chairman of the board of directors of the combined company, a Quidel officer would serve as president of the combined company and the management team of the combined company would include Mr. Busky as chief financial officer, Mr. Iskra as chief commercial officer and Mr. Bujarski as chief operating officer, with the remaining officers selected by the designated management team (with the final determination to be made by Mr. Bryant). The board of directors of the combined company would have 10 members, with three directors from Ortho and seven directors from Quidel, inclusive of the board seats for Mr. Smith and Mr. Bryant, and Quidel would have the right to designate all committee chairs. The deal protection terms were unchanged, as were Carlyle’s rights.

Ortho’s senior management participated in multiple teleconferences with representatives of J.P. Morgan and Carlyle to discuss the December 20 Proposal.

Shortly after delivery of the December 20 Proposal, Mr. Bryant inquired of Mr. Smith how the revised proposal was received by Ortho. Mr. Smith responded that Ortho had not received the proposal well, particularly given the volatility of Quidel’s stock price, and Ortho would formally respond after the next day’s meeting of the Ortho board of directors. Mr. Smith added that, at a high level, a business combination with governance terms comparable to an acquisition could be acceptable to Ortho, but the December 20 Proposal was inadequate and the Ortho shareholders needed to receive an appropriate premium for such a transaction. Representatives of J.P. Morgan also informed representatives of Citi that the December 20 Proposal was not acceptable and would need to be improved.

Later on December 20, 2021, at a meeting of the Quidel board of directors that was attended by certain members of Quidel’s senior management and representatives from Perella Weinberg, Mr. Bryant discussed with the Quidel board of directors the revised proposed transaction terms, including the addition of a cash component to the consideration. Mr. Bryant also described to the Quidel board of directors the feedback that he had received on Ortho’s reaction to the December 20 Proposal. Representatives from Perella Weinberg then discussed certain updated market information and certain preliminary financial information regarding the December 20 Proposal, taking into account recent increases in Quidel’s share price relative to Ortho’s share price. Following discussion of the financial information presented by Perella Weinberg and other information presented, the Quidel board of directors authorized Mr. Bryant and the financial advisors to continue to negotiate the transaction terms, including authority to increase the proposed consideration, and confirmed that the board remained fully supportive of the transaction and would continue discussion and consideration of any changes arising from such negotiations.

On December 21, 2021, Mr. Bryant communicated with Mr. Smith regarding the performance of the Quickvue and Sofia tests in detecting the Omicron variant of COVID-19 and noted that he expected an announcement from the FDA shortly with respect to the ability of such tests to detect the Omicron variant of the coronavirus. On December 21, 2021, Mr. Bryant and Mr. Smith also communicated regarding the timing of a response from Ortho to the December 20 Proposal.

On December 21, 2021, Ortho’s senior management participated in a series of teleconferences with representatives of Carlyle, J.P. Morgan and Latham to discuss a response to the proposal made by Quidel on December 20, 2021 in preparation for the meeting of the Ortho board of directors that afternoon.

On December 21, 2021, at the direction of the Quidel board of directors, representatives from Perella Weinberg and Citi spoke with representatives of J.P. Morgan by telephone to convey Quidel’s revised proposal, which provided that Ortho shareholders would receive $7.14 in cash and 0.0895 Topco Shares per Ortho Share (representing a total of $1.75 billion in cash) (the “Initial December 21 Proposal”). Such consideration would, based on Quidel’s closing stock price on December 21, 2021, represent total implied value of $24 per share, which would represent a 23% premium to Ortho’s current stock price, and result in Ortho shareholders owning approximately 37% of the combined company. Also on December 21, 2021, Mr. Bryant called Mr. Smith and delivered Quidel’s revised proposal.

Later on December 21, 2021, at a meeting of the Ortho board of directors that was attended by certain members of Ortho’s senior management and representatives from J.P. Morgan and Latham, J.P. Morgan provided a summary of the updated proposals made by Quidel on December 20, 2021 and December 21, 2021. The members of the Ortho board of directors discussed the Initial December 21 Proposal with J.P. Morgan and concluded that the deal was attractive, but that Ortho should continue to seek improved terms that include at least $1.75 billion in cash consideration and total implied value of $25 per share. The Ortho board of directors discussed the proposed fixed exchange ratio and possible alternative structures, such as a floating exchange ratio, or a cap or collar structure that could account for changes in the Quidel stock price prior to closing of the Combinations, potentially resulting in adjustments to the stock portion of the Ortho Scheme Consideration, but recognized that a fixed exchange ratio is the most common structure for stock merger transactions and offers certainty of relative ownership in the combined company (and resulting participation in anticipated synergies in the combined company), whereas such alternative structure negotiated for the Combinations would have been reciprocal, could have negatively impacted the value to be received by Ortho’s shareholders in the transaction (including the participation of Ortho’s shareholders in anticipated synergies in the combined company) and could have reduced certainty of closing of the Combinations if an additional termination right were negotiated as part of an alternative structure and would not be customary for transactions of this type. In addition, the Ortho board of directors acknowledged that the inclusion of a fixed amount of cash per share as a component of the overall consideration that Ortho shareholders would receive offered significant certainty in value to the Ortho shareholders.

Later on December 21, 2021, Mr. Bryant and Mr. Smith met telephonically and agreed in principle on the terms for the combination at an implied value of $24.75 per share based on Quidel’s closing stock price on December 21, 2021, consisting of $7.14 in cash and 0.1055 Topco Shares per Ortho Share.

On December 21, 2021, Ortho entered into an engagement letter with J.P. Morgan confirming the engagement of J.P. Morgan as its financial advisor.

On December 22, 2021, Mr. Bryant and Mr. Smith agreed in principle that the board of directors of the combined company would have 12 members, with four directors from Ortho and eight directors from Quidel.

On December 22, 2021, at a meeting of the Quidel board of directors that was attended by certain members of Quidel’s senior management and representatives from Perella Weinberg, Ms. Hodges provided an overview of the directors’ fiduciary duties in connection with their evaluation of the proposed transaction, and summarized the terms of the proposed transaction, as reflected in the BCA and the Stockholders Agreement. Representatives of Perella Weinberg then reviewed with the Quidel board of directors Perella Weinberg’s financial analysis with respect to the Consideration of 0.1055 Topco Shares and $7.14 in cash per Ortho Share to be paid by Quidel pursuant to the BCA, taking into account the Quidel Exchange Ratio of one Topco Share per Quidel Share to be received by the Quidel stockholders in the Combinations and rendered an oral opinion, subsequently confirmed in writing, to the Quidel board of directors that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the consideration of 0.1055 Topco Shares and $7.14 in cash per Ortho Share to be paid by Quidel pursuant to the BCA was fair, from a financial point of view, to Quidel, taking into account the Quidel Exchange Ratio, as described in the section entitled “The Combinations—Opinion of Perella Weinberg Partners LP as Financial Advisor to Quidel” of this joint proxy statement/prospectus. Ms. Hodges then presented a set of proposed resolutions approving the BCA and the transactions contemplated thereby. On a motion duly made and seconded, the Quidel board of directors approved the resolutions by a unanimous vote.

Later on December 22, 2021, at a meeting of the Ortho board of directors that was attended by certain members of Ortho’s senior management and representatives from J.P. Morgan and Latham, representatives of J.P. Morgan summarized the current proposal of consideration equal to $7.14 in cash and 0.1055 Topco Shares per Ortho Share, which would represent an implied premium of 25% when compared to Ortho’s closing stock price on December 22, 2021. Representatives of J.P. Morgan then reviewed with the Ortho board of directors the strategic rationale for the transaction and their financial analysis with respect to the proposed consideration, and rendered an oral opinion, subsequently confirmed in writing that, subject to customary qualifications and as of such date, the consideration of $7.14 in cash and 0.1055 Topco Shares per Ortho Share was fair from a financial perspective to Ortho shareholders, as described in the section entitled “The Combinations—Opinion of J.P. Morgan Securities LLC as Financial Advisor to Ortho” of this joint proxy statement/prospectus. Representatives of Latham then summarized key terms of the BCA, Stockholders Agreement and Irrevocable Undertaking, and summarized fiduciary duties of the members of the Ortho board of directors as directors of a UK company. On a motion duly made and seconded, the Ortho board of directors approved the resolutions previously circulated to the directors by a unanimous vote, unanimously agreed that Mr. Smith and Robert Schmidt of Carlyle were authorized to approve final changes to the BCA and transaction documents, and then adjourned the meeting.

Later on December 22, 2021, Ortho and Quidel executed the BCA. Also on December 22, 2021, Carlyle executed its Irrevocable Undertaking and Carlyle, Ortho and Quidel executed the Stockholders Agreement.

On December 23, 2021, Quidel entered into an engagement letter with Citi confirming the engagement of Citi as its financial advisor.

On December 23, 2021, Ortho and Quidel issued a joint press release announcing the transaction.

Ortho Scheme Consideration to Ortho Shareholders

The BCA provides that, at the Ortho Effective Time, each Ortho Share issued and outstanding immediately prior to the Scheme Record Time (other than Ortho Shares that are held in treasury by Ortho, if any (each, an “Excluded Ortho Share”)), will be acquired by GTU Ops Inc. (a Computershare entity) or another company mutually acceptable to Quidel and Ortho and falling within Section 67(6) of the Finance Act 1986 (the “DR Nominee”) (or, if the DR Nominee holds the Ortho Shares today, transferred within the DR Nominee) on behalf and for the benefit of Topco in exchange for (a) 0.1055 Topco Shares and (b) $7.14 in cash (collectively, the “Ortho Scheme Consideration”). As of the Ortho Effective Time, holders of Ortho Shares (and any holders of depositary interests in Ortho Shares) shall cease to have any rights with respect to Ortho Shares, except their rights under the Ortho Scheme to receive the Ortho Scheme Consideration.

Quidel Reasons for the Combinations and Recommendation of the Quidel Board of Directors

The Quidel board of directors has determined that the Combinations, including the Quidel Merger and the other transactions contemplated by the BCA, are consistent with and will further the business strategies and goals of Quidel, and are in the best interests of Quidel and its stockholders. At its meeting on December 22, 2021, the Quidel board of directors (a) unanimously approved and declared advisable the BCA and Combinations, including the Quidel Merger and the transactions contemplated by the BCA, and (b) determined, subject to its duties under applicable law, to recommend that the Quidel stockholders adopt the BCA and the transactions contemplated by the BCA, including the Quidel Merger.

The Quidel board of directors recommends that Quidel stockholders vote:

1.	“FOR” the Merger Proposal;

2.	“FOR” the Advisory Merger Compensation Proposal; and

3.	“FOR” the Adjournment Proposal.

The Quidel board of directors considered many factors in reaching its conclusion that the transactions contemplated by the BCA as a whole, including the Combinations, are fair to, and in the best interests of Quidel and its stockholders. In arriving at its conclusion, the Quidel board of directors consulted with Quidel’s management and its legal, financial and other advisors, reviewed a significant amount of information (including information prepared by its advisors) and considered the following factors in its deliberations:

Strategic Considerations. The Quidel board of directors believes that the Combinations present, and are expected to provide, a number of significant strategic opportunities and benefits to Quidel and its stockholders, including the following:

•

the belief that the combined company will meet patient testing needs at all points of the care continuum, including reference labs, hospitals, physicians’ offices, urgent care centers and at-home / retail locations, due to the complementary nature of the companies’ products and markets;

•

the belief that Ortho’s commercial team will better position and support a successful launch of Quidel’s new flagship product, the Savanna molecular platform, by providing access to more customers in the United States and worldwide;

•

the belief that the transaction will accelerate development of a global commercial footprint for sales of other Quidel products by utilizing Ortho’s commercial teams, customer support, regulatory teams and other infrastructure across over 130 countries and provide accelerated international commercial opportunities for products such as Sofia;

•

the belief that the transaction will provide immediate potential product development opportunities, including dry film technology expansion opportunities for Quidel’s point of care customers and immunoassay expansion opportunities for Ortho’s instruments, particularly given the strength of each company’s research and development capabilities;

•

the belief that the combined company will unite world-class technologies and platforms to benefit customers with multiple modalities to address increasingly diverse clinical and customer needs and expanded access to clinical chemistry, immunoassay, molecular diagnostics, immunohematology, donor screening and point-of-care diagnostics offerings;

•

the expectation that the transaction would provide Quidel with organic and inorganic expansion opportunities into significant new and emerging markets, including for continued diversification in telehealth technology and digital health;

•

the belief that the transaction will position Quidel as a leader in the diagnostics industry, bringing together innovative, complementary products, solutions and services that enhance the health and well-being of patients across the globe, including a larger more broad-based company with greater flexibility to support our communities in their testing needs;

•

the expectation that the combined company will realize approximately $90 million of run-rate cost-related synergies, excluding one-time costs, by the end of year three, driven primarily from operational efficiencies, supply chain optimization, and shared administrative functions, including public company costs, and has the potential to realize even greater synergies;

•

the expectation that the transaction will generate strong cross-selling revenue synergies in excess of $100 million by 2025 and meaningful adjusted EBITDA benefits, which are expected to be driven by the enhanced global commercial reach and expansive product portfolio of the combined company;

•	the expectation that the combined company will have improved talent attractiveness, offering more opportunities to employees functionally and globally;

•	the cultural alignment between Quidel and Ortho, which both have talented and experienced employees who share a commitment to customers, patients and the communities the companies serve;

•

the expectation that the transactions will result in a more diversified combined company with more stable and consistent revenue profile that can also continue to benefit from seasonal opportunities, and with a strong balance sheet with significant cash generation potential; and

•	the belief that the transaction provides an attractive use of Quidel’s cash and presents significant potential growth and value creation.

Other Factors Considered by the Quidel Board of Directors. In addition to considering the strategic factors described above, the Quidel board of directors considered the following additional factors, all of which it viewed as supporting its decision to approve the Combinations and make its recommendations to Quidel stockholders:

•

the fact that eight of the members of the 12-member Topco board of directors will be designated by Quidel, and that the committees of the Topco board of directors will be comprised of one director designated by Ortho and at least two directors designated by Quidel;

•

the fact that Douglas Bryant, current President and Chief Executive Officer of Quidel, will serve as the Chief Executive Officer of Topco and Chair of the Topco board of directors and that Robert Bujarski, current Chief Operating Officer of Quidel, will serve as the President and Chief Operating Officer of Topco;

•	the belief that the above-described governance matters would position the combined company for a successful integration process, future success and synergies realization;

•

the fixed exchange ratio of one Ortho Share for 0.1055 Topco Shares, which, by its nature, would not adjust to compensate for increases or declines in the price of Ortho Shares prior to completion of the transaction;

•

the fixed exchange ratio of one Quidel Share for one Topco Share, which, by its nature, would not adjust to compensate for increases or declines in the price of the Quidel Shares prior to completion of the Combinations;

•

the fact that, based on the shares outstanding as of the date of the BCA, Quidel’s former stockholders will own approximately 62% of the combined company following completion of the Combinations and will continue to participate in potential appreciation in equity value of the combined company;

•	the fact that, in certain circumstances, the Quidel board of directors has the right under the BCA to change its recommendation to Quidel stockholders that they adopt the BCA;

•	its knowledge and understanding of the Quidel business, operations, financial condition, earnings, strategy, risks and future prospects;

•

information and discussions with Quidel’s management regarding Ortho’s business, operations, financial condition, earnings, strategy and future prospects, and the results of Quidel’s due diligence review of Ortho;

•

the current and prospective business environment in which Quidel and Ortho operate, including the impact of the COVID pandemic, international, national and local economic conditions, the competitive and regulatory environment, and the likely effect of these factors on Quidel and the combined company;

•	the recommendation of Quidel’s senior management in favor of the Combinations;

•

the financial analyses presented by Perella Weinberg to the Quidel board of directors and the opinion of Perella Weinberg delivered to the Quidel board of directors to the effect that, as of December 22, 2021, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in Perella Weinberg’s written opinion, the Ortho Scheme Consideration of 0.1055 Topco Shares and $7.14 in cash per Ortho Share to be paid by Quidel pursuant to the BCA was fair, from a financial point of view, to Quidel, taking into account the Quidel Exchange Ratio of one Topco Share per Quidel Share, as more fully described in the section entitled “The Combinations—Opinion of Perella Weinberg Partners LP as Financial Advisor to Quidel” of this joint proxy statement/prospectus;

•

the likelihood that the Combinations will be completed on a timely basis and the belief that antitrust clearance could be obtained without the imposition of conditions that would be materially adverse to the combined company;

•	the fact that the Quidel Merger is subject to approval by the Quidel stockholders;

•

the fact that, subject to certain limited exceptions, Ortho is prohibited from soliciting, participating in any discussions or negotiations with respect to, providing non-public information to any third party with respect to or entering into any agreement providing for, the acquisition of Ortho;

•

the fact that Ortho may be required to pay Quidel a termination fee of approximately $46.9 million and/or reimburse Quidel for certain reasonable costs, fees and expenses it incurs if the BCA is terminated under certain circumstances specified in the BCA; and

•

the fact that the Quidel Exchange Ratio will not be negatively affected in the event of a decrease in the share price of the Quidel Shares prior to the Quidel Effective Time and that the terms of the BCA do not include termination rights for Ortho triggered in the event of an increase of the value of Ortho relative to the value of Quidel.

The Quidel board of directors also considered the following specific aspects of the BCA:

•

the representations and warranties of Ortho and Quidel, as well as the interim operating covenants requiring the parties to conduct their respective businesses in the ordinary course prior to completion of the Combinations, subject to specific limitations, which are generally reciprocal;

•	the likelihood of consummation of the Combinations and the Quidel board of directors’ evaluation of the likely time period necessary to complete the Combinations;

•

the nature of the closing conditions included in the BCA, including the exceptions to the events that would constitute a material adverse effect with respect to Ortho or Quidel for purposes of the BCA, as well as the likelihood of satisfaction of all conditions to consummation of the Combinations;

•

Quidel’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited Acquisition Proposal for Quidel (as defined in the section entitled “The Business Combination Agreement—Acquisition Proposals” of this joint proxy statement/prospectus), if the Quidel board of directors determines in good faith, after consultation with its outside legal and financial advisors, that such proposal constitutes or would reasonably be expected to lead to, a Superior Proposal (as defined in the section entitled “The Business Combination Agreement—Acquisition Proposals” of this joint proxy statement/prospectus);

•

the Quidel board of directors’ ability to change its recommendation that Quidel stockholders vote in favor of the adoption of the BCA if it determines in good faith after consultation with its outside counsel that failure to take such action would be inconsistent with its fiduciary duties under applicable law, subject to compliance by Quidel with certain obligations;

•	the requirement for the parties to use reasonable best efforts to obtain all regulatory approvals or clearances;

•

the restrictions in the BCA on Ortho’s ability to respond to and negotiate certain alternative transaction proposals from third parties and the requirement that Ortho pay Quidel an approximately $46.9 million termination fee if the BCA is terminated under certain circumstances;

•	certain other provisions in the BCA, including the termination provisions; and

•

the belief that the size of the termination fee that might be payable to Ortho pursuant to the BCA (i) was reasonable in light of the overall terms of the BCA, (ii) was within the range of termination fees in other transactions of this size and nature and (iii) would not be likely to preclude another party from making a competing proposal for Quidel.

The Quidel board of directors weighed these advantages and opportunities against a number of potentially negative factors in its deliberations concerning the BCA and the Combinations, including:

•

the Ortho Exchange Ratio will not be reduced in the event of an increase in the share price of Quidel Shares prior to the Quidel Effective Time, and that the terms of the BCA do not include termination rights for Quidel triggered in the event of a decrease in the value of Ortho relative to the value of Quidel;

•

the cash consideration payble to the Ortho shareholders by Quidel under the BCA is fixed and will not be reduced in the event of a decrease in the share price of Ortho Shares prior to the Effective Time;

•

the potential that the fixed exchange ratio under the BCA could result in Quidel delivering greater value to the Ortho shareholders than had been anticipated by Quidel should the value of the Quidel Shares increase relative to Ortho Shares after the date of execution of the BCA;

•

the significant costs to be incurred in connection with the Combinations, including the substantial cash and other costs required to integrate the businesses of Quidel and Ortho, as well as transaction expenses;

•

the fact that projections of future results of operations and synergies are necessarily estimates based on assumptions, the risk of not realizing the estimates of synergies anticipated by Quidel’s management to result from the Combinations and cost savings between Quidel and Ortho, or that such benefits may take longer than expected to be realized, if at all;

•

the difficulties inherent in the combination of two companies of the size and scope of Quidel and Ortho, including (i) challenges related to integrating and retaining management and employees and (ii) the possible diversion of management focus and resources from operational matters and other strategic opportunities for an extended period of time;

•

the adverse impact that business uncertainty prior to the closing of the Combinations and during the post-closing integration period could have on the ability of both Quidel and Ortho to attract, retain and motivate key personnel;

•	the potential adverse effect that the Combinations could have on Quidel’s business and relationships with employees, customers, suppliers, regulators and the communities in which it operates;

•

the risk that governmental entities may not approve the Combinations or may impose conditions on Quidel or Ortho in order to gain approval for the Combinations that may adversely impact the ability of Topco to realize the estimates of synergies anticipated by Quidel’s management to result from the Combinations;

•	the limited circumstances under which Quidel could terminate the BCA or refuse to consummate the Combinations;

•

that Quidel, subject to customary exceptions, is prohibited during the term of the BCA from soliciting, participating in any discussions or negotiations with respect to, and providing nonpublic information to any third party with respect to, the acquisition of Quidel and that Quidel is prohibited from terminating the BCA to enter into any agreement providing for the acquisition of Quidel;

•	that certain provisions of the BCA, although reciprocal, may have the effect of discouraging alternative proposals involving Quidel;

•

the risk that, pursuant to the terms of the BCA, Quidel may become obligated to pay a termination fee of approximately $207.8 million and/or reimburse Ortho for certain reasonable costs, fees and expenses it incurs in certain circumstances;

•

the generally reciprocal restrictions on operations until completion of the Combinations which could have the effect of preventing Quidel from pursuing certain other strategic transactions during the pendency of the BCA as well as taking certain other actions relating to the conduct of its business without the prior consent of Ortho;

•

the fact that, if the Quidel board of directors effects a Change in Laguna Recommendation (as defined in the BCA) (a “Quidel Change in Recommendation”), Quidel will nonetheless be obligated to hold the Quidel Stockholders’ Meeting and submit the proposals described in this joint proxy statement/prospectus to its stockholders for their vote unless Quidel terminates the BCA or except in the case of a Quidel All Cash Superior Proposal;

•

that failure to complete the Combinations could cause Quidel to incur significant fees and expenses and could lead to negative perceptions among investors, potential investors, customers and employees;

•	the potential for litigation relating to the Combinations and the associated costs, time, burden and inconvenience involved in defending those proceedings;

•	the risk that Ortho shareholders or Quidel stockholders, as applicable, may vote down the proposals at the Ortho Court Meeting or Quidel Stockholders’ Meeting; and

•	the other risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” of this joint proxy statement/prospectus.

The Quidel board of directors concluded that the uncertainties, risks and potentially negative factors relevant to the Combinations were outweighed by the potential benefits that it expected Quidel and the Quidel stockholders would achieve as a result of the Combinations.

The foregoing discussion of the information and factors considered by the Quidel board of directors is not exhaustive but is intended to reflect the material factors considered by the Quidel board of directors in its consideration of the business combination with Ortho. In view of the large number of factors considered and their complexity, the Quidel board of directors, both individually and collectively, did not find it practicable to and did not attempt to quantify or assign any relative or specific weight to the various factors. Rather, the Quidel board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Quidel board of directors may have given different weights to different factors. The foregoing discussion of the information and factors considered by the Quidel board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” of this joint proxy statement/prospectus.

Ortho Reasons for the Combinations and Recommendation of the Ortho Board of Directors

The Ortho board of directors has determined, having consulted with J.P. Morgan, financial advisor to Ortho in connection with the Combinations, that the transactions contemplated by the BCA, including the Ortho Scheme, are fair to, and in the best interests of, Ortho and its shareholders. At its meeting on December 22, 2021, the Ortho board of directors, among other things, (a) determined that the Ortho Scheme and the transactions contemplated by the BCA as a whole are in the best interests of Ortho, would further the business goals and strategies of Ortho and would promote the success of Ortho for the benefit of its shareholders as a whole, (b) approved the terms of the BCA, including but not limited to the Ortho Scheme, (c) directed that the Ortho Scheme be recommended to Ortho’s shareholders and, subject to receiving the vote of Ortho shareholders, that the Ortho Scheme be approved and (d) approved the execution and delivery of the BCA by any director of Ortho.

The Ortho board of directors recommends that Ortho shareholders vote “FOR” each of the proposals at the Ortho Court Meeting and “FOR” each of the proposals at the Ortho General Meeting.

The Ortho board of directors considered many factors in reaching its conclusion that the transactions contemplated by the BCA as a whole, including the Combinations, are fair to, and in the best interests of Ortho and its shareholders. In arriving at its conclusion, the Ortho board of directors consulted with Ortho’s management and its legal, financial and other advisors, reviewed a significant amount of information and considered the following factors in its deliberations:

•

the belief that the combination will result in the creation of a leader in the diagnostics industry with top-tier research and development capabilities, a more diverse product pipeline and a broader geographic footprint;

•

the belief that Ortho’s and Quidel’s product and service offerings are highly complementary and provide opportunities to capture significant growth globally while enhancing cross-selling opportunities across a diversified customer and channel mix, including by enhancing the ability to meet patient needs at all points of the care continuum;

•

the belief that Ortho and Quidel have complementary cultures and that their respective management teams will successfully integrate the two businesses after closing of the Combinations and provide a strong foundation for the combined management team to accelerate growth, stimulate the sharing of expertise and support faster innovation;

•	the belief that the combination will accelerate innovative product expansion through complementary capabilities and product development synergies;

•

the belief that the combination will allow Topco to achieve estimated cost synergies of $95 million by the end of the third year after closing of the Combinations, driven primarily by operational efficiencies, supply chain optimization and shared administrative functions, and cross-selling revenue synergies in excess of $100 million by 2025, as well as opportunities for adjusted EBITDA margin expansion, supporting enhanced cash generation;

These beliefs are based in part on the following factors that the Ortho board of directors considered:

•	its knowledge and understanding of Ortho’s business, operations, financial condition, earnings, strategy and future prospects;

•

information and discussions with Ortho’s management regarding Quidel’s business, operations, financial condition, earnings, strategy and future prospects, and the results of Ortho’s due diligence review of Quidel;

•	the fact that one-third of the Topco board of directors following completion of the Combinations will be designated by Ortho;

•

the fact that the Topco board of directors shall have an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee, each of which will include one director designated by Ortho at the closing of the Combinations;

•

the fact that Joseph M. Busky, the current chief financial officer of Ortho, will be the chief financial officer of Topco and Michael Iskra, the current executive vice president of commercial excellence and strategy of Ortho, will be the chief commercial officer of Topco;

•

the current and prospective economic climate generally and the competitive climate in the industries in which Ortho and Quidel operate, including the combination of certain other companies in such industries;

•

the fact that, based on the shares outstanding as of the date of signing of the BCA, Ortho’s former shareholders will own approximately 38% of Topco following completion of the Combinations and will continue to participate in potential appreciation in the equity value of Topco;

•

the financial analyses presented by J.P. Morgan and the oral opinion of J.P. Morgan delivered to the Ortho board of directors on December 22, 2021, which was confirmed by delivery of a written opinion, dated as of December 23, 2021, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Ortho Scheme Consideration was fair, from a financial point of view, to the holders of Ortho Shares, as more fully described below in the section entitled “Opinion of J.P. Morgan Securities LLC as Financial Advisor to Ortho” of this joint proxy statement/prospectus (with the full text of the written opinion of J.P. Morgan, dated as of December 23, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, attached as Annex E to this joint proxy statement/prospectus and incorporated herein by reference);

•

the review by the Ortho board of directors with its legal advisor of the structure of the proposed business combination transaction and the terms of BCA, including the conditions to their respective obligations and the termination provisions, as well as the likelihood of consummation of the Combinations and the Ortho board of directors’ evaluation of the likely time period necessary to complete the Combinations:

•

the degree of mutuality and symmetry of representations, obligations and rights of the parties under the BCA, the conditions to each party’s obligation to close the transaction and the circumstances in which each party is permitted to terminate the BCA, and the likelihood that the Combinations will be completed on a timely basis and the belief that antitrust clearance could be obtained without the imposition of conditions that would be materially adverse to Topco;

•

the nature of the closing conditions included in the BCA, including the exceptions to the events that would constitute a material adverse effect with respect to Ortho or Quidel for purposes of the BCA, as well as the likelihood of satisfaction of all conditions to consummation of the Combinations;

•

Ortho’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited Acquisition Proposal for Ortho (as defined in the section entitled “The Business Combination Agreement—Acquisition Proposals” of this joint proxy statement/prospectus), if the Ortho board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in the section entitled “The Business Combination Agreement—Acquisition Proposals” of this joint proxy statement/prospectus);

•

the Ortho board of directors’ ability to change its recommendation that Ortho shareholders vote in favor of the adoption of the BCA if it determines in good faith after consultation with its outside counsel that failure to take such action would be inconsistent with its fiduciary duties under applicable law, subject to compliance by Ortho with certain obligations;

•

the right of Ortho to terminate the BCA if the Ortho board of directors makes a Change in Orca Recommendation (as defined in the BCA) (an “Ortho Change in Recommendation”) in response to a Superior Proposal for Ortho that includes only cash consideration, is fully financed and does not include any financing condition (an “Ortho All Cash Superior Proposal”), subject to certain requirements; and

•	certain other provisions in the BCA, including the termination provisions;

•	the fact that the Ortho Scheme is subject to approval by the Ortho shareholders;

•

the fact that Carlyle Partners VI Cayman Holdings, L.P. (the “Carlyle Stockholder”) entered into a deed of irrevocable undertaking (as further described in the section entitled “Stockholders Agreement / Deed of Irrevocable Undertaking” of this joint proxy statement/prospectus), which requires the Carlyle Stockholder to vote its 118,106,000 Ortho Shares (representing approximately 49.79% of the Ortho Shares) in favor of the Combinations;

•

the fact that, subject to certain limited exceptions, Quidel is prohibited from soliciting, participating in any discussions or negotiations with respect to, providing non-public information to any third party with respect to or entering into any agreement providing for, the acquisition of Quidel;

•

the fact that Quidel may be required to pay Ortho a termination fee of approximately $208 million and/or reimburse Ortho for reasonable expenses it incurs if the BCA is terminated under certain circumstances specified in the BCA;

•

the fact that the Ortho shareholders will receive $7.14 in cash for each Ortho Share, which significantly increases certainty in the value of the Ortho Scheme Consideration to Ortho shareholders, regardless of changes in the price of the Quidel Shares; and

•

the fact that the Ortho Exchange Ratio of 0.1055 Topco Shares for each Ortho Share will not be reduced under the BCA in the event of a decrease in the share price of the Ortho Shares, or any increase in the price of Quidel Shares, prior to the Ortho Effective Time and that the terms of the BCA do not include termination rights for Quidel triggered in the event of an increase of the value of Quidel relative to the value of Ortho.

In making its determination, the Ortho board of directors also considered Ortho’s strategic alternatives to the proposed business combination with Quidel for maximizing shareholder value over the long-term, including the alternative of attempting to replicate the capabilities inherent in the proposed business combination by continuing as a standalone company or through an alternative business combination. In considering these alternatives, the Ortho board of directors weighed the potential risks, rewards and uncertainties associated with each and took into consideration the fact that, prior to the initial public offering of Ortho, Ortho’s financial advisors had explored alternative business combination opportunities and none were identified that were expected to be as attractive to Ortho and its shareholders as the Combinations. The Ortho board of directors concluded, based on its understanding of the business, assets, financial condition, results of operations, current business strategy, projections and prospects of Ortho, that the business combination transaction with Quidel was the best alternative reasonably available to Ortho.

The Ortho board of directors weighed these factors against the following uncertainties, risks and potentially negative factors relevant to the Combinations:

•

the Ortho Exchange Ratio will not be increased under the BCA in the event of an increase in the share price of Ortho Shares, or a decrease in the share price of the Quidel Shares prior to the Ortho Effective Time, and the terms of the BCA do not include termination rights for Ortho triggered in the event of a decrease in the value of Quidel relative to the value of Ortho;

•

the potential that the fixed exchange ratio under the BCA could result in greater value to the Quidel stockholders than had been anticipated by Ortho should the market value of the Ortho Shares increase relative to Quidel Shares after the date of execution of the BCA;

•

the adverse impact that business uncertainty prior to the closing of the Combinations and during the post-closing integration period could have on the ability of both Ortho and Quidel to attract, retain and motivate key personnel;

•

the challenges inherent in the combination of two business enterprises of the size and scope of Ortho and Quidel, including (a) the possible diversion of management focus and resources from operational matters and other strategic opportunities for an extended period of time and (b) difficulties in integrating and retaining management and employees;

•

the fact that projections of future results of operations and synergies are necessarily estimates based on assumptions, the risk of not realizing the estimates of synergies anticipated by Ortho’s management to result from the Combinations and cost savings between Ortho and Quidel and the risk that other anticipated benefits might not be realized;

•

the substantial costs to be incurred in connection with the transaction, including the substantial cash and other costs of integrating the businesses of Ortho and Quidel, as well as transaction expenses;

•	that failure to complete the Combinations could cause Ortho to incur significant fees and expenses and could lead to negative perceptions among investors, potential investors and customers;

•	the potential effect of the transaction on Ortho’s business and relationships with employees, customers, suppliers, regulators and the communities in which it operates;

•

the risk that governmental entities may not approve the transaction, or may impose conditions on Ortho or Quidel in order to gain approval for the transaction that may adversely impact the ability of Topco to realize the estimates of synergies anticipated by Ortho’s management to result from the Combinations;

•	the limited circumstances under which Ortho could terminate the BCA or refuse to consummate the Combinations;

•

that Ortho, subject to customary exceptions, is prohibited during the term of the BCA from soliciting, participating in any discussions or negotiations with respect to, and providing non-public information to any third party with respect to, the acquisition of Ortho and that, subject to limited exceptions in response to an Ortho All Cash Superior Proposal, Ortho may not terminate the BCA to enter into any agreement providing for the acquisition of Ortho;

•

the risk that, pursuant to the terms of the BCA, Ortho may become obligated to pay a termination fee of approximately $47 million and/or reimburse Quidel for certain reasonable costs, fees and expenses it incurs in certain circumstances;

•

the generally reciprocal restrictions on operations until completion of the Combinations which could have the effect of preventing Ortho from pursuing certain other strategic transactions during the pendency of the BCA as well as taking certain other actions relating to the conduct of its business without the prior consent of Quidel;

•

the fact that, if the Ortho board of directors effects an Ortho Change in Recommendation, subject to limited exceptions in response to an Ortho All Cash Superior Proposal, Ortho will nonetheless be unable to terminate the BCA and will be obligated to hold the Ortho Shareholder Meetings and submit the proposals described in this joint proxy statement/prospectus to its shareholders for their vote unless Quidel terminates the BCA;

•

the fact that the deed of irrevocable undertaking entered into by the Carlyle Stockholder will remain in effect after an Ortho Change in Recommendation such that the Carlyle Stockholder would still be required to vote in favor of the Combinations, notwithstanding the Ortho Change in Recommendation;

•

the possibility that the transaction might not be completed, or that completion might be unduly delayed, for reasons beyond either party’s control and the potential negative impact that may have on each party’s business and relationships with employees, customers, suppliers, regulators and the communities in which it operates;

•	the fact that, if the Combinations are completed, the Ortho Scheme will bind all Ortho shareholders, including those who did not vote to approve the Scheme Proposal at the Ortho Court Meeting;

•

the fact that, after announcement of the Combinations, the share price of Ortho Shares is expected to be influenced by the pendency of the Combinations and, in that context, changes in the share price of Quidel Shares, the perceived likelihood of completion of the Combinations and the anticipated performance of Topco after the Combinations could impact the price of Ortho Shares, in addition to the performance of Ortho as a standalone company;

•

the potentially differing interests of Ortho directors and executive officers with respect to the consummation of the Combinations, including in connection with (a) the continued engagement and/or employment of such directors and executive officers, (b) the continued positions of certain of such directors as directors on the Topco board of directors and (c) the treatment in the Combinations of equity awards held by Ortho directors and executive officers; and

•	the risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” of this joint proxy statement/prospectus.

The Ortho board of directors concluded that the uncertainties, risks and potentially negative factors relevant to the Combinations were outweighed by the potential benefits that it expected Ortho and the Ortho shareholders would achieve as a result of the Combinations.

The foregoing discussion of the information and factors considered by the Ortho board of directors is not exhaustive but is intended to reflect the material factors considered by the Ortho board of directors in its consideration of the business combination with Quidel. In view of the large number of factors considered and their complexity, the Ortho board of directors, both individually and collectively, did not find it practicable to and did not attempt to quantify or assign any relative or specific weight to the various factors. Rather, the Ortho board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Ortho board of directors may have given different weights to different factors. The foregoing discussion of the information and factors considered by the Ortho board of directors is forward-looking in nature. This information should be read in light of the factors described under the sections entitled “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” of this joint proxy statement/prospectus.

Opinion of Perella Weinberg Partners LP as Financial Advisor to Quidel

Quidel retained Perella Weinberg to act as its financial advisor in connection with the Combinations. Quidel selected Perella Weinberg based on its qualifications, expertise and reputation and its knowledge of the business and affairs of Quidel and the industry in which Quidel conducts its businesses. Perella Weinberg, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions as well as for corporate and other purposes.

On December 22, 2021, Perella Weinberg rendered its oral opinion, subsequently confirmed in writing, to the Quidel board of directors that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Ortho Scheme Consideration of 0.1055 Topco Shares and $7.14 in cash per Ortho Share to be paid by Quidel pursuant to the BCA was fair, from a financial point of view, to Quidel, taking into account the Quidel Exchange Ratio of one Topco Share per Quidel Share.

The full text of Perella Weinberg’s written opinion, dated December 22, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg in preparing its opinion, is attached hereto as Annex D and is incorporated herein by reference. Holders of Quidel Shares should read the opinion carefully and in its entirety. Perella Weinberg’s opinion does not address Quidel’s underlying business decision to enter into the BCA or the relative merits of the Combinations as compared with any other strategic alternative that may be available to Quidel. Perella Weinberg was not authorized to solicit, and did not solicit, indications of interest in a transaction with Quidel from any party. Perella Weinberg’s opinion was not intended to be and does not constitute a recommendation to any holder of Quidel Shares or Ortho Shares, or any other person, as to how such person should vote or otherwise act with respect to the Combinations or any other matter. Perella Weinberg’s opinion does not in any manner address the prices at which the Quidel Shares, the Ortho Shares or the Topco Shares will trade at any time. In addition, Perella Weinberg expressed no opinion as to the fairness of the Combinations to, or any consideration received in connection with the Combinations by, the holders of any other class of securities, creditors or other constituencies of Quidel. Perella Weinberg provided its opinion for the information and assistance of the Quidel board of directors in connection with, and for the purposes of its evaluation of, the Combinations. The summary of the written opinion of Perella Weinberg is qualified in its entirety by reference to the full text of the written opinion attached as Annex D to this joint proxy statement/prospectus.

In connection with rendering its opinion and performing its related financial analyses, Perella Weinberg, among other things:

•	reviewed certain publicly available financial statements and other business and financial information with respect to Quidel and Ortho, including equity research analyst reports;

•

reviewed certain internal financial statements, analyses and forecasts, including sensitivities thereto (the “Quidel Management Projections for Quidel”), and other financial and operating data relating to the business of Quidel, in each case, prepared by management of Quidel (as set forth in “Unaudited Forward-Looking Financial Information—Quidel Unaudited Forward-Looking Financial Information”);

•

reviewed certain internal financial statements, analyses and forecasts (the “Ortho Management Projections for Ortho”), and other financial and operating data relating to the business of Ortho, in each case, prepared by management of Ortho and approved for Perella Weinberg’s use by management of Quidel (as set forth in “Unaudited Forward-Looking Financial Information—Ortho Unaudited Forward-Looking Financial Information”);

•

reviewed certain internal financial statements, analyses and forecasts (the “Quidel Management Projections for Ortho”) relating to the business of Ortho prepared by management of Quidel (as set forth in “Unaudited Forward-Looking Financial Information—Quidel Unaudited Forward-Looking Financial Information”);

•	reviewed the Quidel Synergies Estimates (as defined below);

•

discussed the past and current business, operations, financial condition and prospects of Quidel, including the Quidel Synergies Estimates, with the management and other representatives of Quidel, and discussed the past and current business, operations, financial condition and prospects of Ortho with the management and other representatives of Quidel;

•	reviewed the relative financial contributions of Quidel and Ortho to the future financial performance of Topco on a pro forma basis;

•	compared the financial performance of Quidel and Ortho with that of certain other publicly traded companies which Perella Weinberg believed to be generally relevant;

•	compared the financial terms of the proposed Combinations with the publicly available financial terms of certain transactions which Perella Weinberg believed to be generally relevant;

•

reviewed the historical trading prices and trading activity for the Quidel Shares and Ortho Shares, and compared such prices and trading activity of the Quidel Shares and Ortho Shares with those of securities of certain other publicly traded companies which Perella Weinberg believed to be generally relevant;

•	participated in discussions among representatives of Quidel and Ortho and their respective advisors;

•	reviewed a draft, dated December 22, 2021, of the BCA; and

•	conducted such other financial studies, analyses and investigations, and considered such other factors, as Perella Weinberg deemed appropriate.

In arriving at its opinion, Perella Weinberg assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to it (including information that was available from generally recognized public sources) for purposes of its opinion and further relied upon the assurances of the management of Quidel that, to their knowledge, the information furnished, or approved for Perella Weinberg’s use, by them for purposes of Perella Weinberg’s analysis did not contain any material omissions or misstatements of material fact. With respect to the Quidel Management Projections for Quidel, Perella Weinberg was advised by the management of Quidel, and assumed, with the consent of the Quidel board of directors, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Quidel as to the future stand-alone financial performance of Quidel and the other matters covered thereby. Perella Weinberg expressed no view as to the assumptions on which the Quidel Management Projections for Quidel were based. With respect to the Ortho Forecasts, Perella Weinberg assumed, with the consent of the Quidel board of directors, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Ortho as to the future stand-alone financial performance of Ortho and the other matters covered thereby and Perella Weinberg expressed no view as to the assumptions on which they were based. With respect to the Quidel Management Projections for Ortho, Perella Weinberg assumed, with the consent of the Quidel board of directors, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Quidel as to the future standalone financial performance of Ortho and the other matters covered thereby and Perella Weinberg expressed no view as to the assumptions on which they were based. Perella Weinberg assumed, with the consent of the Quidel board of directors, that the Quidel Synergies Estimates and potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by management of Quidel to result from the Combinations will be realized in the amounts and at the times projected by management of Quidel, and Perella Weinberg expressed no view as to the assumptions on which they were based. Perella Weinberg relied without independent verification upon the assessment by the management of Quidel of the timing and risks associated with the integration of Quidel and Ortho. In arriving at its opinion, Perella Weinberg did not make any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Quidel or Ortho, nor was it furnished with any such valuations or appraisals. Perella Weinberg did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of Quidel or Ortho. In addition, Perella Weinberg did not evaluate the solvency of any party to the BCA (or the impact of the Combinations thereon), including under any applicable laws relating to bankruptcy, insolvency or similar matters. Perella Weinberg assumed that the final executed BCA would not differ from the form of the BCA that it reviewed in any respect material to its analysis, and that the Combinations would be consummated in accordance with the terms set forth in the BCA, without modification, waiver or delay in any respect material to its analysis. Perella Weinberg also assumed that the Quidel Merger and Ortho Scheme, taken together as a single integrated transaction, would qualify as an exchange described under Section 351 of the Code and that the Quidel Merger will also qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, Perella Weinberg assumed that in connection with the receipt of all the necessary approvals for the Combinations, no delays, limitations, conditions or restrictions would be imposed that could have an adverse effect on Quidel, Ortho or the contemplated benefits expected to be derived in the Combinations, in each case, in any way meaningful to its analysis. Perella Weinberg relied upon the advice of counsel as to all legal matters relevant to rendering its opinion.

Perella Weinberg’s opinion addressed only the fairness from a financial point of view, as of the date thereof, of the Ortho Scheme Consideration of 0.1055 Topco Shares and $7.14 in cash per Ortho Share provided for in the BCA to Quidel taking into account the Quidel Exchange Ratio of one Topco Share per Quidel Share. Perella Weinberg was not asked to, and it did not, offer any opinion as to any other term of the BCA or any other document contemplated by or entered into in connection with the BCA, the form, structure or financing of the Combinations or the likely timeframe in which the Combinations would be consummated. In addition, Perella Weinberg expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the BCA, or any class of such persons, whether relative to the Ortho Scheme Consideration of 0.1055 Topco Shares and $7.14 in cash per Ortho Share provided for in the BCA or otherwise. Perella Weinberg did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the BCA or any related document, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which it understood Quidel had received such advice as it deemed necessary from qualified professionals. Perella Weinberg’s opinion did not address the underlying business decision of Quidel to enter into the BCA or the relative merits of the Combinations as compared with any other strategic alternative which may have been available to Quidel. Perella Weinberg was not authorized to solicit, and did not solicit, indications of interest in a transaction with Quidel from any party.

Perella Weinberg’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. It should be understood that subsequent developments may affect Perella Weinberg’s opinion and the assumptions used in preparing it, and Perella Weinberg does not have any obligation to update, revise, or reaffirm its opinion. The issuance of Perella Weinberg’s opinion was approved by a fairness opinion committee of Perella Weinberg.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses performed by Perella Weinberg and reviewed with the Quidel board of directors in connection with Perella Weinberg’s opinion and does not purport to be a complete description of the financial analyses performed by Perella Weinberg. The order of analyses described below does not represent the relative importance or weight given to those analyses by Perella Weinberg. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Perella Weinberg’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Perella Weinberg’s financial analyses.

For purposes of its analyses, Perella Weinberg calculated that the Ortho Scheme Consideration of 0.1055 Topco Shares and $7.14 in cash per Ortho Share had an implied value of $24.75 per Ortho Share based upon the closing price of Quidel Shares on December 21, 2021.

Historical Stock Trading

Perella Weinberg reviewed the historical intraday market prices for each of the Quidel Shares and the Ortho Shares for the 52-week period ended on December 21, 2021 (the last trading day prior to the Quidel board of directors’ meeting approving the execution of the BCA). Perella Weinberg noted that the range of low and high intraday prices of the Quidel Shares during the 52-week period ended on December 21, 2021 was $103.31 to $265.00 and that the range of low and high closing prices of the Ortho Shares during the period commencing with Ortho’s initial public offering on January 28, 2021 and ended on December 21, 2021 was $15.14 to $22.99. Perella Weinberg also reviewed the historical intraday market prices of the Quidel Shares and the Ortho Shares for the six-month period ended December 21, 2021, which ranged from $109.75 to $180.06 per Quidel Share and from $17.34 to $22.86 per Ortho Share. Perella Weinberg compared these ranges to the closing price of $166.94 per Quidel Share and the closing price of $19.49 per Ortho Share on December 21, 2021 and to the implied value of $24.75 per Ortho Share in the Combinations.

Perella Weinberg then calculated the exchange ratio range implied by the 52-week historical stock trading review. Perella Weinberg calculated (i) the ratio of the highest intraday market price of the Ortho Shares (less $7.14 per share) to the lowest intraday market price of the Quidel Shares and (ii) the ratio of the lowest intraday market price of the Ortho Shares (less $7.14 per share) to the highest intraday market price of the Quidel Shares to derive a range of implied exchange ratios of 0.0302x to 0.1534x. Perella Weinberg compared this implied exchange ratio range to the exchange ratio of 0.1055 Topco Shares per Ortho Share provided for in the BCA. Perella Weinberg noted that the exchange ratio implied by the closing prices of the Ortho Shares and the Quidel Shares on December 21, 2021 (after deducting $7.14 per Ortho Share) was 0.0740x and that the range of such implied exchange ratios for the 90-day period ended on December 21, 2021 was 0.0690x to 0.1046x.

Equity Research Analyst Price Target Statistics

Perella Weinberg observed the most recent publicly available research analyst price targets for the Quidel Shares prepared and published by four selected equity research analysts prior to December 21, 2021. Perella Weinberg noted that the range of these recent equity analyst price targets for Quidel Shares was $74.23 to $203.21 per share, in each case as discounted to December 31, 2021 using an 8.0% cost of equity.

Perella Weinberg also observed the most recent publicly available research analyst price targets for the Ortho Shares prepared and published by six selected equity research analysts prior to December 21, 2021. Perella Weinberg noted that the range of these recent equity analyst price targets for the Ortho Shares was $23.20 to $29.69 per share, in each case as discounted to December 31, 2021 using an 8.0% cost of equity.

Perella Weinberg compared these ranges to the closing price of $166.94 per Quidel Share and the closing price of $19.49 per Ortho Share on December 21, 2021 and to the implied value of $24.75 per Ortho Share in the Combinations.

Perella Weinberg then calculated the exchange ratio range implied by the equity research analyst price target review. Perella Weinberg calculated the ratios of (i) the highest most recently publicly available research analyst price target for the Ortho Shares (discounted to December 31, 2021 using an 8.0% cost of equity less $7.14 per share) to the lowest most recently publicly available research analyst price target for Quidel Shares (discounted to December 31, 2021 using an 8.0% cost of equity) and (ii) the lowest most recently publicly available research analyst price target for the Ortho Shares (discounted to December 31, 2021 using an 8.0% cost of equity less $7.14 per share) to the highest most recently publicly available research analyst price target for Quidel Shares (discounted to December 31, 2021 using an 8.0% cost of equity) to derive an implied exchange ratio range of 0.0790x to 0.3038x. Perella Weinberg compared this implied exchange ratio range to the exchange ratio of 0.1055 Topco Shares per Ortho Share provided for in the BCA. Perella Weinberg noted that the exchange ratio implied by the closing prices of the Ortho Shares and the Quidel Shares on December 21, 2021 (after deducting $7.14 per Ortho Share) was 0.0740x and that the range of such implied exchange ratios for the 90-day period ended on December 21, 2021 was 0.0690x to 0.1046x.

The public market trading prices published by equity research analysts do not necessarily reflect current market trading prices for Quidel Shares or the Ortho Shares. Further, these estimates are subject to uncertainties, including the future financial performance of Quidel and Ortho and future market conditions, and the public market trading price targets published by these equity research analysts represent price targets to be achieved over a 12 month period.

Selected Publicly Traded Companies Analysis

Perella Weinberg reviewed and compared certain financial information for Quidel and Ortho with corresponding financial information, ratios and public market multiples for nine publicly held companies in the diagnostics industry described below (the “Selected Publicly Traded Companies”). Although none of the following companies is identical to Quidel or Ortho, Perella Weinberg selected these companies because they had publicly traded equity securities and were deemed to be similar to Quidel and Ortho in one or more respects, including operating in the diagnostics industry. Perella Weinberg selected the companies used in the analysis on the basis of its experience and knowledge of companies in the industry and various factors, including the size of the company and the similarity of the lines of business to Quidel and Ortho’s lines of business, as well as the business models, service offerings and end-market exposure of such companies.

For Quidel, Ortho and each of the Selected Publicly Traded Companies, Perella Weinberg calculated and compared financial information and various financial market multiples and ratios based on company filings for historical information and consensus third-party research estimates from FactSet. Perella Weinberg also calculated such information, multiples and ratios for the combined company based upon both (a) the Ortho Forecasts and Quidel Management Projections for Quidel (using the Case 1 projections as described below under “Unaudited Forward-Looking Financial Information—Quidel Unaudited Forward-Looking Financial Information”) and (b) consensus third-party research estimates.

With respect to Quidel, Ortho and each of the Selected Publicly Traded Companies, Perella Weinberg reviewed enterprise value (“EV”) as of December 21, 2021 as a multiple of both estimated revenue for the calendar year 2022 (“2022E

Revenue”) and estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for (i) the calendar year 2022 (“2022E EBITDA”) and (ii) the calendar year 2023 (“2023E EBITDA”). The results of these analyses are summarized in the following table:

Selected Publicly Traded Companies	EV/2022E Revenue	EV/2022E EBITDA	EV/2023E EBITDA
Thermo Fisher Scientific Inc.	7.1x	25.7x	23.8x
Abbott Laboratories	6.3x	21.8x	19.9x
Danaher Corporation	8.3x	24.3x	23.2x
Sysmex Corporation	7.4x	26.7x	24.4x
Bio-Rad Laboratories, Inc.	3.1x	14.0x	12.5x
Hologic, Inc.	5.5x	15.2x	14.7x
bioMérieux SA	4.3x	17.1x	16.4x
Qiagen N.V.	7.1x	19.1x	17.5x
DiaSorin S.p.A.	8.1x	23.0x	21.4x
Median	7.1x	21.8x	19.9x

Quidel	7.1x	15.2x	29.6x
Ortho	3.3x	12.1x	11.4x
Newco (Consensus)	4.5x	15.6x	18.2x
Newco (Ortho Forecasts/Quidel Management Projections for Quidel (Case 1))	4.2x	15.6x	12.8x

Based on the analysis of the relevant metrics described above and on professional judgments made by Perella Weinberg, Perella Weinberg selected and applied a range of multiples of 3.0x to 4.0x to 2022E Revenue of Ortho using both consensus third-party research estimates and the Ortho Forecasts and a range of 4.5x to 6.0x to 2022E Revenue of Quidel using consensus third-party research estimates and the Quidel Management Projections for Quidel (using the Case 1 Estimates as described below under “Unaudited Forward-Looking Financial Information—Quidel Unaudited Forward-Looking Financial Information”). Further, based on the analysis of the relevant metrics described above and on professional judgments made by Perella Weinberg, Perella Weinberg applied a range of 12.0x to 16.0x to 2022E EBITDA of Ortho using consensus third-party research estimates and the Ortho Forecasts and a range of 12.0x to 14.0x to 2022E EBITDA of Quidel using consensus third-party research estimates and the Quidel Management Projections for Quidel (using the Case 1 Estimates as described below under “Unaudited Forward-Looking Financial Information—Quidel Unaudited Forward-Looking Financial Information”). For purposes of this analysis utilizing the Ortho Forecasts, Perella Weinberg used 2022E EBITDA for Ortho of approximately $538 million as provided by management of Ortho. From these analyses, Perella Weinberg derived ranges of implied equity values for each of Ortho and Quidel. Perella Weinberg calculated implied values per share by dividing the implied equity values by the applicable fully diluted shares (based upon the number of issued and outstanding shares and other equity interests in each case provided by the managements of Ortho and Quidel, as applicable, and using the treasury method for calculation of option dilution). The ranges of implied values per share derived from these calculations are summarized in the following table:

	Metric	Implied Value Range Per Share
Ortho
Consensus Estimates	2022E Revenue	$17.31 - $25.63
	2022E EBITDA	$19.25 - $28.21
Ortho Forecasts	2022E Revenue	$18.11 - $26.70
	2022E EBITDA	$18.16 - $26.76

Quidel
Consensus Estimates	2022E Revenue	$109.89 - $142.46
	2022E EBITDA	$134.17 - $154.50
Quidel Management Projections for Quidel (Case 1)	2022E Revenue	$123.71 - $160.88
	2022E EBITDA	$132.44 - $152.48

Perella Weinberg compared these ranges to the closing price of $166.94 Quidel Share and the closing price of $19.49 per Ortho Share on December 21, 2021 and to the implied value of $24.75 per Ortho Share in the Combinations.

Perella Weinberg then calculated the exchange ratio ranges implied by the Selected Publicly Traded Companies analysis consensus third-party research estimates. For each of the foregoing analyses, Perella Weinberg calculated (i) the ratio of the highest implied value per Ortho Share (less $7.14 per share) to the lowest implied value per Quidel Share and (ii) the ratio of the lowest implied value per Ortho Share (less $7.14 per share) to the highest implied value per Quidel Share, in each case as derived from the Selected Publicly Traded Companies analysis. The following table sets forth the results of this analysis:

	Metric	Implied Exchange Ratio Range
Consensus Estimates	2022E Revenue	0.0714x - 0.1682x
	2022E EBITDA	0.0784x - 0.1570x

Perella Weinberg compared these implied exchange ratio ranges to the exchange ratio of 0.1055 Topco Shares per Ortho Share provided for in the BCA. Perella Weinberg noted that the exchange ratio implied by the closing prices of the Ortho Shares and the Quidel Shares on December 21, 2021 (after deducting $7.14 per Ortho Share) was 0.0740x and that the range of such implied exchange ratios for the 90-day period ended on December 21, 2021 was 0.0690x to 0.1046x.

Although the Selected Publicly Traded Companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to Ortho’s or Quidel’s business. Perella Weinberg’s comparison of Selected Publicly Traded Companies to Ortho and Quidel and analysis of the results of such comparisons were not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the Selected Publicly Traded Companies, Ortho and Quidel.

Selected Transactions Analysis

Using publicly available information, Perella Weinberg reviewed the financial terms of the selected precedent transactions described below (the “Selected Transactions”) involving companies that operated in, or were exposed to, the diagnostics industry announced between May 2011 and April 2021. Perella Weinberg selected these transactions in the exercise of its professional judgment and experience because Perella Weinberg deemed them to be most similar in size, scope and impact on the industry to Ortho or otherwise relevant to the Combinations.

For each of the Selected Transactions, Perella Weinberg calculated and compared the resulting EV in the transaction as a multiple of (i) revenue over the last 12 months (“LTM Revenue”) publicly reported prior to the announcement of the transaction (“EV/LTM Revenue”) and (ii) EBITDA over the last 12 months (“LTM EBITDA”) publicly reported prior to the announcement of the transaction (“EV/LTM EBITDA”).

The following table lists the Selected Transactions and summarizes the observed EV/LTM Revenue and EV/LTM EBITDA multiples:

EV / LTM
Announcement Date	Target	Acquiror	Revenue Multiple	EBITDA Multiple (1)
April 2021	Luminex Corporation	DiaSorin S.p.A.	4.1x	21.2x
March 2021	GenMark Diagnostics, Inc.	Roche Holding Ltd	10.4x	Not Meaningful
January 2021	Oxford Immunotec Global PLC	PerkinElmer, Inc.	7.3x	Not Meaningful
June 2017	EUROIMMUN US, Inc.	PerkinElmer, Inc.	5.0x	22.6x
September 2016	Cepheid	Danaher Corporation	7.1x	Not Meaningful
February 2016	Alere Inc.	Abbott Laboratories	3.2x	25.1x
September 2013	BioFire Diagnostics, LLC	bioMérieux SA	6.9x	NA
July 2012	One Lambda, Inc.	Thermo Fisher Scientific Inc.	5.1x	10.9x
April 2012	Gen-Probe Incorporated	Hologic, Inc.	6.4x	20.3x
May 2011	Phadia AB	Thermo Fisher Scientific Inc.	6.7x	16.6x
		Median	6.6x	20.7x
		Mean	6.2x	19.4x

(1)	EV/EBITDA multiples less than 0.0x or greater than 100.0x were deemed to be not meaningful for the analysis.

Based on the multiples of enterprise value to LTM Revenue and LTM EBITDA described above, Perella Weinberg’s analyses of the various Selected Transactions and on professional judgments made by Perella Weinberg with respect to, among other things, the financial performance and competitive positioning of Ortho and the target companies in the Selected Transactions, Perella Weinberg applied a range of multiples of 5.0x to 7.0x to Ortho’s estimated 2021 revenue based on consensus third-party research estimates to derive a range of implied values of approximately $33.17 to $49.49 per Ortho Share and a range of multiples of 16.0x to 20.0x to Ortho’s estimated 2021 EBITDA based on consensus third-party research estimates to derive a range of implied values of approximately $27.19 to $35.90 per Ortho Share. Perella Weinberg compared these ranges to the closing price of $19.49 per Ortho Share on December 21, 2021 and to the implied value of $24.75 per Ortho Share in the Combinations.

Although the Selected Transactions were used for comparison purposes, none of the Selected Transactions nor the companies involved in them was either identical or directly comparable to the Combinations or Ortho.

Discounted Cash Flow Analysis

Ortho

Perella Weinberg conducted a discounted cash flow analyses for Ortho based on the Ortho Forecasts, the Quidel Management Projections for Ortho and consensus third-party research estimates by:

•

calculating the present value as of December 31, 2021 of the estimated standalone unlevered free cash flows that Ortho could generate for fiscal year 2022 through fiscal year 2026 using discount rates ranging from 7.0% to 8.0% based on estimates of the weighted average cost of capital of Ortho derived using the Capital Asset Pricing Model (referred to as “CAPM”),

•	adding terminal values calculated using perpetuity growth rates ranging from 2.0% to 3.0% and discounted using rates ranging from 7.0% to 8.0%, and

•	adding the present value of the benefit of the utilization of net operating losses as provided by management of Ortho discounted using a rate of 7.5%.

The range of perpetuity growth rates was estimated by Perella Weinberg utilizing its professional judgment and experiences, taking into account the Ortho Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Perella Weinberg also cross-checked such estimates of perpetuity growth rates against the EBITDA multiples implied by such growth rates and a range of discount rates to be applied to Ortho’s future unlevered cash flow forecasts.

Perella Weinberg used a range of discount rates from 7.0% to 8.0% derived by application of the CAPM, which takes into account certain company-specific metrics, including Ortho’s target capital structure, the cost of long-term debt, forecasted tax rate and predicted (Barra) beta, as well as certain financial metrics for the United States financial markets generally.

From the range of implied enterprise values, Perella Weinberg derived ranges of implied equity values for Ortho. To calculate the implied equity value from the implied enterprise value, Perella Weinberg added cash and cash equivalents of $289 million and subtracted net debt of $2.283 billion as of December 31, 2021 as estimated by Ortho management. Perella Weinberg calculated implied value per share by dividing the implied equity value by the fully diluted shares (using the treasury method). Perella Weinberg performed the same analyses taking into account the present value, using a discount rate of 7.5%, of (i) approximately $88 million of annual run rate cost synergies by the end of the third year following the Combinations, as estimated by management of Ortho and Quidel to result from the Combinations, with illustrative 3% annual growth for two years thereafter and assuming costs to achieve such synergies equal to the run-rate cost synergies spread over two years and (ii) approximately $105 million of annual run-rate revenue synergies by the end of the fourth year following the Combinations, as estimated by management of Quidel to result from the Combinations, with illustrative 8.2% annual growth for one year thereafter and assuming approximately 50% margin contribution from revenue synergies.

These analyses resulted in the following reference ranges of implied equity value per Ortho Share:

Range of Implied Present Value Per Share
	Without Quidel Synergies Estimates	With Quidel Synergies Estimates
Ortho Forecasts	$24.94 – 38.42	$31.59-48.36
Quidel Management Projections for Ortho	$24.41-$37.68	$31.06 - $47.62
Consensus Estimates	$25.11 - $38.87	$31.76 - $48.82

Perella Weinberg compared these ranges to the closing price of $19.49 per Ortho Share on December 21, 2021 and to the implied value of $24.75 per Ortho Share in the Combinations.

Quidel

Perella Weinberg conducted discounted cash flow analyses for Quidel based on the Quidel Management Projections for Quidel (using both the Case 1 Estimates and Case 2 Estimates as described below under “Unaudited Forward-Looking Financial Information—Quidel Unaudited Forward-Looking Financial Information”) and consensus third-party research estimates by:

•

calculating the present value as of December 31, 2021 of the estimated standalone unlevered free cash flows that Quidel could generate for fiscal year 2022 through fiscal year 2026 using discount rates ranging from 7.0% to 8.0% based on estimates of the weighted average cost of capital of Quidel derived using the CAPM, and

•	adding terminal values calculated using perpetuity growth rates ranging from 2.0% to 3.0% and discounted using rates ranging from 7.0% to 8.0%.

The range of perpetuity growth rates was estimated by Perella Weinberg utilizing its professional judgment and experiences, taking into account the Quidel Management Projections for Quidel and market expectations regarding long-term real growth of gross domestic product and inflation. Perella Weinberg also cross-checked such estimates of perpetuity growth rates against the EBITDA multiples implied by such growth rates and a range of discount rates to be applied to Quidel’s future unlevered cash flow forecasts.

Perella Weinberg used a range of discount rates from 7.0% to 8.0% derived by application of the CAPM, which takes into account certain company-specific metrics, including Quidel’s target capital structure, the cost of long-term debt, forecasted tax rate and predicted (Barra) beta, as well as certain financial metrics for the United States financial markets generally.

From the range of implied enterprise values, Perella Weinberg derived ranges of implied equity values for Quidel. To calculate the implied equity value from the implied enterprise value, Perella Weinberg added cash and cash equivalents of $862 million and subtracted debt of $1 million and net non-operating liabilities of $85 million, as of December 31, 2021 as estimated by management of Quidel. Perella Weinberg calculated implied value per share by dividing the implied equity value by the fully diluted shares (using the treasury method).

These analyses resulted in the following reference ranges of implied equity value per Quidel Share:

Range of Implied Equity Values
Quidel Management Projections for Quidel (Case 1)	$200.49 - $280.56
Quidel Management Projections for Quidel (Case 2)	$171.74 - $238.98
Consensus Estimates	$93.33 - $122.00

Perella Weinberg compared these ranges to the closing price of $166.94 per Quidel Share on December 21, 2021.

Perella Weinberg then calculated (i) the ratio of the highest implied value per Ortho Share (less $7.14 per share) to the lowest implied value per Quidel Share and (ii) the ratio of the lowest implied value per Ortho Share (less $7.14 per share) to the highest implied value per Quidel Share, in each case as derived from these reference ranges of implied equity value per Ortho Share and per Quidel Share. Perella Weinberg derived ranges of implied exchange ratios as set forth in the following table:

Range of Implied Exchange Ratios
Ortho Forecasts/Quidel Management Projections for Quidel (Case 1)	0.0635x – 0.1560x
Quidel Management Projections for Ortho/Quidel Management Projections for Quidel (Case 2)	0.0723x – 0.1778x
Consensus Estimates	0.1473x – 0.3400x

Perella Weinberg compared these implied exchange ratio ranges to the exchange ratio of 0.1055 Topco Shares per Ortho Share provided for in the BCA. Perella Weinberg noted that the exchange ratio implied by the closing prices of the Ortho

Shares and the Quidel Shares on December 21, 2021 (after deducting $7.14 per Ortho Share) was 0.0740x and that the range of such implied exchange ratios for the 90-day period ended on December 21, 2021 was 0.0690x to 0.1046x.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying Perella Weinberg’s opinion. In arriving at its fairness determination, Perella Weinberg considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to Quidel, Ortho or the Combinations.

Perella Weinberg prepared the analyses described herein for purposes of providing its opinion to the Quidel board of directors as to the fairness, from a financial point of view, as of the date of such opinion, of the Ortho Scheme Consideration of 0.1055 Topco Shares and $7.14 in cash per Ortho Share provided for in the BCA to Quidel taking into account the Quidel Exchange Ratio of one Topco Share per Quidel Share. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Perella Weinberg’s analyses were based in part upon the Quidel Management Projections for Quidel, the Ortho Forecasts, the Quidel Management Projections for Ortho and third-party research analyst estimates, which are not necessarily indicative of actual future results, and which may be significantly more or less favorable than suggested by Perella Weinberg’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the BCA or their respective advisors, none of Quidel, Ortho, Perella Weinberg or any other person assumes responsibility if future results are materially different from those forecasted by the Quidel or Ortho management or third parties.

As described above, the opinion of Perella Weinberg to the Quidel board of directors was one of many factors taken into consideration by the Quidel board of directors in making its determination to approve the Combinations. Perella Weinberg was not asked to, and did not, recommend the specific consideration provided for in the BCA, which consideration was determined through arms-length negotiations between Quidel and Ortho. Perella Weinberg did not recommend any specific amount of consideration to the stockholders of Quidel or the Quidel board of directors or that any specific amount of consideration constituted the only appropriate consideration for the Combinations. Also, as discussed above, Perella Weinberg’s opinion was not intended to be and does not constitute a recommendation to any holder of Quidel Shares or Ortho Shares, or any other person, as to how such person should vote or otherwise act with respect to the proposed Combinations or any other matter and does not in any manner address the prices at which the Quidel Shares, the Ortho Shares or the Topco Shares will trade at any time.

Perella Weinberg has acted as financial advisor to Quidel in connection with the Combinations and, pursuant to the terms of the engagement letter between Perella Weinberg and Quidel, dated November 19, 2021, Quidel agreed to pay Perella Weinberg $5,000,000 upon the rendering of Perella Weinberg’s opinion (which amount would have also become payable if Perella Weinberg had determined that it was not able to deliver its opinion) and an additional fee of $25,000,000, which is contingent upon the consummation of the Combinations. In addition, Quidel agreed to reimburse Perella Weinberg for certain expenses that may arise, and to indemnify Perella Weinberg for certain liabilities and other items that may arise, out of its engagement by Quidel.

During the two-year period prior to the date of its opinion, no material relationship existed between Perella Weinberg and its corporate advisory affiliates and Ortho pursuant to which compensation was received by Perella Weinberg or its corporate advisory affiliates. In the past, Perella Weinberg and its corporate advisory affiliates have provided financial advisory services unrelated to the Combinations to The Carlyle Group, a controlling shareholder of Ortho, or its affiliates pursuant to which Perella Weinberg has received fees of approximately $8.33 million within the two-year period prior to the date of its opinion. In the past, Perella Weinberg and its affiliates have provided financial advisory and other financial services to Quidel and its affiliates unrelated to the Combinations, for which it has received no compensation within the two-year period prior to the date of its opinion. Perella Weinberg and its corporate advisory affiliates may in the future provide investment banking and other financial services to Quidel, Ortho, The Carlyle Group and their respective affiliates and in the future may receive compensation for the rendering of such services. In the ordinary course of its business activities, Perella Weinberg or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of Quidel, Ortho, The Carlyle Group or any of their respective affiliates.

Opinion of J.P. Morgan Securities LLC as Financial Advisor to Ortho

Pursuant to an engagement letter, Ortho retained J.P. Morgan as its financial advisor in connection with the Combinations.

At the meeting of the Ortho board of directors on December 22, 2021, J.P. Morgan rendered its oral opinion to the Ortho board of directors that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Ortho Scheme Consideration was fair, from a financial point of view, to the holders of Ortho Shares. J.P. Morgan confirmed its December 22, 2021 oral opinion by delivering its written opinion, dated December 23, 2021, to the Ortho board of directors that, as of such date, the Ortho Scheme Consideration was fair, from a financial point of view, to the holders of Ortho Shares.

The full text of the written opinion of J.P. Morgan, dated December 23, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of Ortho Shares are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Ortho board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the Combinations, was directed only to the Ortho Scheme Consideration and did not address any other aspect of the Combinations. J.P. Morgan expressed no opinion as to the fairness of the Ortho Scheme Consideration to the holders of any other class of securities, creditors or other constituencies of Ortho or as to the underlying decision by Company to engage in the Combinations. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of Ortho as to how such shareholder should vote with respect to the Combinations or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the Business Combination Agreement;

•	reviewed certain publicly available business and financial information concerning Ortho and Quidel and the industries in which they operate;

•

compared the financial and operating performance of Ortho and Quidel with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Ortho Shares and Quidel Shares and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by the management of Ortho relating to its business and Quidel’s business, as well as the estimated amount and timing of cost savings and related expenses and synergies expected to result from the Combinations; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Ortho and Quidel with respect to certain aspects of the Combinations, and the past and current business operations of Ortho and Quidel, the financial condition and future prospects and operations of Ortho, Quidel and Topco, the effects of the Combinations on the financial condition and future prospects of Ortho, Quidel and Topco, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Ortho and Quidel or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness, and pursuant to its engagement letter with Ortho, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Ortho, Quidel or Topco under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the

Ortho Management Projections for Ortho, the Ortho Management Projections for Quidel (each as defined in the section below entitled “Ortho Unaudited Forward-Looking Financial Information”) and the Ortho Synergies Estimates (as defined below) J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Ortho and Quidel to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Ortho Synergies Estimates) or the assumptions on which they were based. J.P. Morgan also assumed that the Combinations and the other transactions contemplated by the Business Combination Agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the Business Combination Agreement and this Joint Proxy Statement/Prospectus. J.P. Morgan also assumed that the representations and warranties made by Ortho and Quidel in the Business Combination Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Ortho with respect to such issues. J.P. Morgan further assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Combinations will be obtained without any adverse effect on Ortho, Quidel or Topco or on the contemplated benefits of the Combinations, in each case, that would be material to its analysis.

The Ortho Management Projections for Ortho and the Ortho Management Projections for Quidel furnished to J.P. Morgan were prepared by the management of Ortho as discussed below more fully under the section entitled “Unaudited Forward-Looking Financial Information”. Ortho does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Combinations, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Ortho’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section below entitled “Ortho Unaudited Forward-Looking Financial Information.”

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Ortho Scheme Consideration, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the Combinations to the holders of any other class of securities, creditors or other constituencies of Ortho or as to the underlying decision by Ortho to engage in the Combinations. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Combinations, or any class of such persons relative to the Ortho Scheme Consideration or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Ortho Shares, Quidel Shares or shares of Topco Common Stock will trade at any future time.

J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Ortho or any other alternative transaction.

The terms of the Business Combination Agreement were determined through arm’s length negotiations between Ortho and Quidel, and the decision to enter into the Business Combination Agreement was solely that of the Ortho board of directors and the Board of Directors of Quidel. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Ortho board of directors in its evaluation of the Combinations and should not be viewed as determinative of the views of the Ortho board of directors or its management with respect to the Combinations or the Ortho Scheme Consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Ortho board of directors on December 22, 2021 and in the financial analysis presented to the Ortho board of directors on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Ortho board of directors and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of Ortho and Quidel with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those engaged in by Ortho and Quidel, as applicable.

The companies selected by J.P. Morgan with respect to Ortho were as follows:

•	Avantor, Inc.

•	PerkinElmer, Inc.

•	Bio-Rad Laboratories, Inc.

•	Hologic, Inc.

•	BioMerieux SA

•	Grifols SA

•	Qiagen NV

•	DiaSorin S.p.A.

The companies selected by J.P. Morgan with respect to Quidel were as follows:

•	Avantor, Inc.

•	PerkinElmer, Inc.

•	Bio-Rad Laboratories, Inc.

•	Hologic, Inc.

•	BioMerieux SA

•	Grifols SA

•	Qiagen NV

•	DiaSorin S.p.A.

•	10X Genomics, Inc.

•	NanoString Technologies Inc.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, may be considered similar to those of Ortho and Quidel, as applicable. However, certain of these companies may have characteristics that are materially different from those of Ortho and Quidel, as applicable. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect Ortho and Quidel, as applicable.

Using publicly available information, J.P. Morgan calculated, for each selected company, the ratios of the company’s firm value (“FV”) to the consensus equity research analyst estimates for the company’s adjusted earnings before interest, taxes, depreciation and amortization post-stock based compensation (“Adj. EBITDA”) for the year ending December 31, 2022 (the “FV/2022E Adj. EBITDA”).

Selected Publicly Traded Companies	FV/2022E Adj. EBITDA
Avantor, Inc.	20.1x
PerkinElmer, Inc.	24.1x
Bio-Rad Laboratories, Inc.	12.0x
Hologic, Inc.	15.2x
BioMerieux SA	17.2x
Grifols SA	14.0x
Qiagen NV	19.1x
DiaSorin S.p.A.	22.0x
10X Genomics, Inc.	N/M	[1]
NanoString Technologies Inc.	N/M	[1]

[1]	Not meaningful

Based on the results of this analysis, J.P. Morgan selected a reference range of 12.0x – 24.0x for FV/2022E Adj. EBITDA for Ortho and a reference range of 12.0x – 22.0x for FV/2022E Adj. EBITDA for Quidel. After applying such ranges to the projected Adj. EBITDA for Ortho and Quidel for the twelve month period ending December 31, 2022, as set forth in the Ortho Management Projections for Ortho and the Ortho Management Projections for Quidel, as applicable, the analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) for Ortho Shares and Quidel Shares:

	Implied Per Share Equity Value
	Low	High
Ortho FV/2022E Adj. EBITDA	$20.50	$48.50
Quidel FV/2022E Adj. EBITDA	$165.50	$287.75

The ranges of implied per share equity values for Ortho Shares and Quidel Shares were compared to the closing share prices of Ortho Shares of $19.49 and Quidel Shares of $166.94 on December 21, 2021, the trading day immediately preceding the date on which J.P. Morgan rendered its oral opinion.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for Ortho Shares and Quidel Shares. J.P. Morgan calculated the unlevered free cash flows that Ortho and Quidel are expected to generate during fiscal years 2022E through 2026E (as set forth in the Ortho Management Projections for Ortho and the Ortho Management Projections for Quidel, as applicable, described in the section entitled “Ortho Unaudited Forward-Looking Financial Information,” which were discussed with, and approved by, the Ortho board of directors for use by J.P. Morgan in connection with its financial analyses). J.P. Morgan also calculated a range of terminal values for Ortho and Quidel at the end of this period by applying perpetual growth rates ranging from 2.0% to 3.0%, to estimates of the unlevered terminal free cash flows for each of Ortho and Quidel at the end of fiscal-year 2026E, as provided in the Ortho Management Projections for Ortho and the Ortho Management Projections for Quidel, as applicable. J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of December 31, 2021 using discount rates ranging from 6.5% to 7.5% for Ortho, and 7.5% to 8.5% for Quidel, which ranges were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Ortho and Quidel, respectively. The present value of the unlevered free cash flow estimates and the range of terminal values were then adjusted by subtracting net debt for each of Ortho and Quidel as of December 31, 2021, and for Ortho, by adding the value of Ortho’s net operating losses as provided by the management of Ortho.

Based on the foregoing, this analysis indicated the following ranges of implied per share equity value for Ortho Shares and Quidel Shares (rounded to the nearest $0.25):

	Implied Per Share Equity Value
	Low	High
Ortho Discounted Cash Flow	$24.00	$40.00
Quidel Discounted Cash Flow	$175.50	$240.75

The ranges of implied per share equity values for Ortho Shares and Quidel Shares were compared to the closing share prices of Ortho Shares of $19.49 and Quidel Shares of $166.94 on December 21, 2021, the trading day immediately preceding the date on which J.P. Morgan rendered its oral opinion.

Relative Value Analysis

J.P. Morgan compared the results for Ortho to the results for Quidel with respect to the public trading multiples and discounted cash flow analyses described above. J.P. Morgan compared the lowest equity value per share for Ortho to the highest equity value per share for Quidel to derive the lowest exchange ratio implied by each pair of results. J.P. Morgan also compared the highest equity value per share for Ortho to the lowest equity value per share for Quidel to derive the highest exchange ratio implied by each pair of results. The ranges of implied exchange ratios resulting from this analysis (adjusted to reflect cash consideration of $7.14 per share) were:

Implied Exchange Ratios
	Low	High
FV/2022E Adj. EBITDA	0.0463x	0.2491x
Discounted Cash Flow	0.0697x	0.1875x

The ranges of implied exchange ratios resulting from the foregoing analysis were compared to (i) the implied exchange ratio (adjusted to reflect cash consideration of $7.14 per share) of 0.0740x on December 21, 2021, the trading day immediately preceding the date on which J.P. Morgan rendered its opinion, and (ii) the stock consideration per Ortho Share of 0.1055x, as contemplated in the Business Combination Agreement.

Value Creation Analysis

J.P. Morgan conducted an analysis of the theoretical value creation to the existing holders of Ortho Shares that compared the estimated implied equity value of Ortho Shares and Quidel Shares on a standalone basis, based on the midpoint value determined in J.P. Morgan’s discounted cash flow analyses described above, to the estimated implied equity value of the ownership in the combined company of former holders of Ortho Shares, pro forma for the Combinations.

J.P. Morgan calculated the pro forma implied equity value of Ortho Shares by (1) adding the sum of (a) the implied equity value of Ortho on a stand-alone basis of approximately $7,276 million, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis of Ortho described above, (b) the implied equity value of Quidel on a stand-alone basis of approximately $8,652 million, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis of Quidel described above, and (c) the estimated value of the Ortho Synergies Estimates, as reflected in estimates Ortho’s management provided to J.P. Morgan for use in connection with its analysis, in the aggregate amount of approximately $2,176 million, (2) subtracting (a) the cash consideration to be paid to the holders of Ortho Shares in connection with the Combinations, in the aggregate amount of approximately $1,750 million and (b) estimated transaction expenses, in an aggregate amount of approximately $180 million, as estimated by J.P. Morgan and approved by the management of Ortho and (3) multiplying such result by the pro forma equity ownership of the combined company by the existing holders of Ortho Shares of approximately 37.7%. This analysis indicated that the Combinations implied equity value of the Topco Shares received by the holders of Ortho Shares of approximately $6,095 million, which, when combined with the cash consideration paid to the holders of Ortho Shares, represents accretion in value of approximately $569 million, or 7.8%, compared to the estimated standalone equity value of Ortho Shares. There can be no assurance, however, that the implied Ortho Synergies Estimates, transaction-related expenses and other impacts referred to above will not be substantially greater or less than those estimated by Ortho’s management and described above.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Ortho or Quidel. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Ortho or Quidel. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Ortho and Quidel. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Ortho and Quidel.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. J.P. Morgan was selected to advise Ortho with respect to the Combinations and deliver an opinion to Ortho’s board of directors with respect to the Combinations on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Ortho and the industries in which it operates.

Ortho has agreed to pay J.P. Morgan a fee of up to $50 million (but not less than $40 million), $3 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the Combinations. In addition, Ortho has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Ortho for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on offerings of debt securities of Ortho subsidiaries in May 2020 and January 2020, and joint lead bookrunner on offerings of Ortho’s equity securities in September 2021 and January 2021. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with The Carlyle Group Inc. (“Carlyle”), Ortho’s approximately 50% shareholder, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on an offering of debt securities of a Carlyle subsidiary in May 2021. In addition, during the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Carlyle portfolio companies for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included providing debt syndication, equity underwriting, debt underwriting and financial advisory services to Carlyle portfolio companies. J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Carlyle and Carlyle portfolio companies for which it receives customary compensation or other financial benefits. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any material financial advisory or other material commercial or investment banking relationships with Quidel. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common shares of each of Ortho, Carlyle and Quidel. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Ortho, Carlyle or Quidel for their own accounts or for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities or other financial instruments. During the two year period preceding the date of J.P. Morgan’s opinion, the aggregate fees recognized by J.P. Morgan from each of Ortho, Carlyle and its controlled portfolio companies, and Quidel were approximately $21 million, $278 million, and $0.2 million, respectively.

Unaudited Forward-Looking Financial Information

Quidel Unaudited Forward-Looking Financial Information

Quidel does not as a matter of course publicly disclose projections as to future sales, earnings, or other results due to the inherent unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the discussions regarding the Combinations, each of Quidel and Ortho supplied the other with certain unaudited business and financial information that was not publicly available. Quidel provided its board of directors, Perella Weinberg, and Ortho with certain financial projections that were prepared by and are the responsibility of the management of Quidel, and which are referred to in this section as the “Quidel Management Projections.” The Quidel Management Projections include projections for Quidel prepared by Quidel management (which Quidel refers to as the “Quidel Management Projections for Quidel”) and projections for Ortho prepared by Quidel management (which Quidel refers to as the “Quidel Management Projections for Ortho”). The Quidel Management Projections treat each of Quidel and Ortho on a stand-alone basis, without giving effect to, and as if Quidel and Ortho never contemplated, the Combinations, including the impact of negotiating or executing the BCA, the expenses that may be incurred in connection with consummating the Combinations, the potential synergies that may be achieved by the combined company as a result of the Combinations, the effect of any business or strategic decision or action that has been or will be taken as a result of the BCA having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the BCA had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Combinations.

The Quidel Management Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or GAAP, but, in the view of Quidel’s management, were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation and presented as of the time of preparation, to the best of Quidel’s management’s knowledge and belief, the reasonable projections of the future financial performance of Quidel and Ortho, respectively. Neither Quidel’s independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled or performed any procedures with respect to the Quidel Management Projections or expressed any opinion or any form of assurance related thereto. The summary of the projections is included in this joint proxy statement/prospectus solely to give you access to certain financial projections that were made available to the Quidel board of directors, Perella Weinberg and Ortho, and is not being included in this joint proxy statement/prospectus to influence a stockholder’s decision whether to vote for the Merger Proposal or any other proposal.

The Quidel Management Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of Quidel’s management. Because the projections cover multiple years, by their nature, they also become subject to greater uncertainty with each successive year. Please consider carefully the section entitled “Cautionary Statement Concerning Forward-Looking Statements” of this joint proxy statement/prospectus. Accordingly, there can be no assurance that the Quidel Management Projections will be realized, and actual results may vary materially from those shown.

The inclusion of the projections in this joint proxy statement/prospectus should not be regarded as an indication that Quidel, Ortho or any of their respective affiliates, advisors (including Perella Weinberg and J.P. Morgan), officers, directors or representatives considered or considers the Quidel Management Projections to be necessarily predictive of actual future events, and that the Quidel Management Projections should not be relied upon as such. Quidel does not intend to make publicly available any update or other revision to the Quidel Management Projections, except as otherwise required by law.

Certain of the projected financial information set forth herein may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Quidel may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a board of directors or financial advisor in connection with a business combination are excluded from the definition of non-GAAP financial measures under the rules of the SEC, and therefore the Quidel Management Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. No reconciliation of non-GAAP financial measures in the Quidel Management Projections to GAAP measures was created or used in connection with preparing the Quidel Management Projections. Accordingly, no reconciliation of the financial measures included in the Quidel Management Projections is provided in this joint proxy statement/prospectus.

In light of the foregoing factors and the uncertainties inherent in the Quidel Management Projections, Quidel stockholders are cautioned not to place undue, if any, reliance on the Quidel Management Projections.

Quidel Management Projections for Quidel

The following table sets forth a summary of the Quidel Management Projections for Quidel. In connection with the evaluation of the Combinations, Quidel’s management prepared projections of Quidel’s financial results for calendar years 2021 through 2026. Two sets of financial projections, which are referred to in this section as the Case 1 projections (the LRP projections) and the Case 2 projections (the adjusted LRP projections), respectively, were prepared by Quidel’s management in order to give the Quidel board of directors insight into possible alternative outcomes. The key difference between Case 1 and Case 2 is that Case 1 projections represent management’s view of Quidel’s projected financial results assuming a favorable outcome on a number of key assumptions, while the Case 2 projections were risk adjusted for years 2023 and beyond in consideration of a number of factors, and reflected what Quidel’s management and the Quidel board of directors believed to be a more conservative view of Quidel’s projected financial results for such years. The Quidel Management Projections for Quidel—LRP Projections (Case 1) was made available to Ortho in connection with its due diligence review of Quidel. The Quidel Management Projections for Quidel—Adjusted LRP Projections (Case 2) was not made available to Ortho prior to signing of the BCA.

LRP Projections (Case 1): For the Case 1 projections, Quidel’s management utilized Quidel’s long range plan projections (the “Quidel LRP”) initially developed in August 2021. Some of the key assumptions management took into consideration in preparing the Quidel LRP were: continued growth in sales of Quidel’s Sofia and QuickVue products after the COVID-19 pandemic ends, continued market demand for Quidel’s COVID-19 tests after the prevalence of the delta and omicron variants has decreased, and future success of its new product launches, specifically its Savanna instrumented system and assays and a U.S. launch of its high-sensitive troponin assay that would run on its MeterPro instrument. Also, Quidel’s management assumed that at-home testing and OTC testing will continue to grow due to the market movement toward more decentralized testing, which trend should favor both Quidel’s Sofia 2 and SofiaQ platforms, as well as its QuickVue product lines. Quidel’s management believes that its current products, and its new products that are expected to be launched over the next several years, will realize revenue growth due to the following product attributes of these products: ease of use, fast turn around time, and cost effectiveness.

Adjusted LRP Projections (Case 2): For the Case 2 projections, Quidel’s management discounted the Case 1 projections for years 2023 and beyond to take into account the following risks, among others: the risks associated with estimating the duration of the COVID-19 pandemic and its impact, the risks associated with Quidel’s development and commercialization of new products and markets, and the difficulty of estimating the timing, nature and magnitude of future opportunities for Quidel’s at-home testing products and services.

The Quidel board of directors instructed Perella Weinberg to use both the Case 1 and Case 2 Quidel Management Projections for Quidel for purposes of performing its financial analyses summarized under “The Combinations—Opinion of Perella Weinberg Partners LP as Financial Advisor to Quidel” in this joint proxy statement/prospectus.

	2021E	2022E	2023E	2024E	2025E	2026E	Terminal 2026E
	(dollars in millions)
Case 1 Projections of Quidel
Revenue	$1,360	$1,064	$1,233	$1,544	$1,896	$2,064	$2,064
EBITDA(1)	$695	$430	$551	$770	$989	$966	$690
Unlevered Free Cash Flow(2)	$397	$287	$381	$494	$659	$714	$481

Case 2 Projections of Quidel
Revenue	$1,360	$1,064	$1,121	$1,331	$1,665	$1,812	$1,812
EBITDA(1)	$695	$430	$462	$601	$776	$782	$602
Unlevered Free Cash Flow(2)	$397	$287	$335	$382	$510	$555	$407

(1)

EBITDA is a non-GAAP financial measure which is calculated as earnings before interest expense, net provision for (benefit from) income taxes, depreciation and amortization and should not be considered as an alternative to net income as a measure of operating performance.

(2)	Unlevered Free Cash Flow is calculated as EBITDA less taxes and capital expenditures, and adjusted for changes in net working capital.

Quidel Management Projections for Ortho

The following table sets forth a summary of the Quidel Management Projections for Ortho. The Quidel Management Projections for Ortho were prepared by Quidel management, after review of the Ortho Management Projections for Ortho made available to Quidel in connection with its due diligence review of Ortho and the Combinations and reflect the results of Quidel’s due diligence review and various assumptions and estimates as to future events made by Quidel management. These projections were used by the Quidel board of directors in connection with the evaluation of the Combinations and were made available to Perella Weinberg for purposes of performing its financial analyses summarized under “The Combinations—Opinion of Perella Weinberg Partners LP as Financial Advisor to Quidel” in this joint proxy statement/prospectus.

	2021E	2022E	2023E	2024E	2025E	2026E	Terminal 2026E
	(dollars in millions)
Revenue	$2,030	$2,149	$2,275	$2,432	$2,598	$2,796	$2,796
EBITDA(1)	$494	$538	$604	$662	$717	$789	$789
Unlevered Free Cash Flow(2)	$312	$267	$314	$379	$421	$471	$516

(1)

EBITDA is a non-GAAP financial measure which is calculated as earnings before interest expense, net provision for (benefit from) income taxes, depreciation and amortization and should not be considered as an alternative to net income as a measure of operating performance. Quidel’s projections do not eliminate (i) certain non-operating income or expense, and (ii) impacts of certain noncash, unusual or other items that are included in net income (loss) that Ortho does not consider indicative of its ongoing operating performance, including but not limited to stock based compensation expense on historical equity awards.

(2)	Unlevered Free Cash Flow is calculated as EBITDA less taxes and capital expenditures, and adjusted for changes in net working capital.

Ortho Unaudited Forward-Looking Financial Information

Ortho does not as a matter of course publicly disclose long-term financial projections due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. As a result, Ortho does not endorse unaudited forward-looking financial information as a reliable prediction of future results. The limited unaudited forward-looking financial information set out below is included in this joint proxy statement/prospectus solely because it was among the financial information made available to the Ortho board of directors and its financial advisors in connection with their respective evaluations of the Combinations.

The unaudited forward-looking financial information presented below includes projections for Ortho prepared by Ortho management (the “Ortho Management Projections for Ortho”) and projections for Quidel prepared by Ortho management

(the “Ortho Management Projections for Quidel”). Ortho refers to both the Ortho Management Projections for Ortho and the Ortho Management Projections for Quidel as the “Ortho Management Projections.” The Ortho Management Projections were based on estimates and assumptions made by management at the respective times of their preparation and speak only as of such times, as applicable. Except to the extent required by applicable law, Ortho has no intention to update or revise the forward-looking financial information included in this joint proxy statement/prospectus and, except as provided below, has not done so and does not intend to do so.

The inclusion of this unaudited forward-looking financial information should not be regarded as an indication that any of Ortho, Quidel, J.P. Morgan, Perella Weinberg or any of their respective affiliates, officers, directors, partners, advisors or other representatives considered, or now considers, it to be an accurate prediction of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to rely on this forward-looking information. There can be no assurance that the forward-looking results will be achieved or that actual results will not be significantly higher or lower than estimated.

Since the Ortho Management Projections cover multiple years, such information by its nature becomes less accurate with each successive year. Quidel stockholders and Ortho shareholders are urged to review the risk factors described in the section entitled “Risk Factors—Risks Relating to Ortho’s Business” of this joint proxy statement/prospectus with respect to the business of Ortho. Quidel stockholders and Ortho shareholders are also urged to review the risks and other factors described in the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” of this joint proxy statement/prospectus with respect to the business of Quidel. The Ortho Management Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of forward-looking financial information or U.S. GAAP. The Ortho Management Projections included in this proxy statement/prospectus have been prepared by, and is the responsibility of, Ortho management. PricewaterhouseCoopers LLP and Ernst & Young LLP have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Ortho Management Projections and, accordingly, PricewaterhouseCoopers LLP and Ernst & Young LLP do not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this document relates to Ortho’s previously issued financial statements. It does not extend to the Ortho Management Projections and should not be read to do so. The Ortho Management Projections include certain financial measures that are not consistent with U.S. GAAP. Adjusted EBITDA and Unlevered Free Cash Flow are non-U.S. GAAP financial measures that are not consistent with U.S. GAAP and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Financial measures that are not consistent with U.S. GAAP as used by Ortho may not be comparable to similarly titled amounts used by other companies. The footnotes to the table below provide certain supplemental information with respect to the calculation of these financial measures that are not consistent with U.S. GAAP. Furthermore, the Ortho Management Projections do not take into account any circumstances or events occurring after the date they were prepared and do not give effect to the Combinations.

Ortho Management Projections for Ortho

The following table sets forth a summary of the Ortho Management Projections for Ortho. The Ortho Management Projections for Ortho were prepared according to Ortho internal management financial reporting framework. These projections were used by the Ortho board of directors in connection with the evaluation of the Combinations and were made available to J.P. Morgan for purposes of performing its financial analyses summarized under “Opinion of J.P. Morgan Securities LLC as Financial Advisor to Ortho” in this joint proxy statement/prospectus. In addition, these projections were made available to Quidel in connection with its due diligence review of Ortho and the Combinations.

	Ortho Management Projections for Ortho
(In millions of dollars)	2021E	2022E	2023E	2024E	2025E	2026E	Terminal
Total Revenue	$2,030	$2,149	$2,275	$2,432	$2,598	$2,796	$2,866
Core Revenue(1)	2,012	2,128	2,266	2,423	2,589	2,788
Adjusted EBITDA (excluding Ortho Synergies Estimates)(2)	537	582	622	672	727	799	819
Unlevered Free Cash Flow(3)	313	283	336	381	423	474	469

(1)

Core Revenue is defined as revenue from Ortho’s Clinical Laboratories and Transfusion Medicine businesses and does not include “other product revenue” (primarily revenue from contract manufacturing) or revenue from collaboration and license agreements.

(2)

Adjusted EBITDA is a non-GAAP financial measure which is calculated as earnings before interest expense, net provision for (benefit from) income taxes, depreciation & amortization and eliminates (i) certain non-operating income or expense and (ii) impacts of certain noncash, unusual or other items that are included in net income (loss) that we do not consider indicative of our ongoing operating performance, including but not limited to stock based compensation expense on historical equity awards granted under Ortho’s 2014 Equity Incentive Plan prior to Ortho’s initial public offering, which commenced on January 27, 2021 (the “Ortho IPO”). Ortho’s projections include stock based compensation expense on equity awards granted after the Ortho IPO under Ortho’s 2021 Incentive Award Plan and any future equity incentive plans adopted by Ortho. Adjusted EBITDA should not be considered as an alternative to net income as a measure of operating performance.

(3)

Unlevered Free Cash Flow was calculated by J.P. Morgan, for purposes of its discounted cash flow analysis and based on estimates provided by Ortho management, as future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow for this purpose represents Adjusted EBITDA less taxes, capital expenditures, increases in net working capital, stock-based compensation and reagent rental instruments. For purposes of its discounted cash flow analyses and based on estimates provided by Ortho management, Perella Weinberg calculated Unlevered Free Cash Flow of Ortho for this purpose as EBITDA less taxes, plus depreciation and amortization, and less capital expenditures and increases in net working capital, resulting in Unlevered Free Cash Flow of approximately $313 million, $284 million, $337 million, $382 million, $425 million, $476 million and $523 million for 2021E, 2022E, 2023E, 2024E, 2025E, 2026E and the terminal year, respectively.

Although presented with numerical specificity, the Ortho Management Projections for Ortho reflect numerous assumptions and estimates as to future events made by Ortho management. At the time the Ortho Management Projections were prepared, Ortho management believed such assumptions and estimates were reasonable. In preparing the Ortho Management Projections, Ortho management made assumptions regarding, among other things, IVD market growth and the impact of COVID-19 in future years, sales of our COVID-19 assays, successful execution on our new product portfolio and movement of foreign currency. Ortho assumes that the IVD market will revert to its historical trajectory as the COVID-19 impact dissipates in fiscal year 2022. Ortho also anticipates that sales of our COVID-19 assays peaked in fiscal year 2021 and will substantially decline in fiscal year 2022 onwards. Foreign currency rates were projected based on rates at the time the projections were prepared. As of December 31, 2021, foreign currency has become a headwind as the U.S. dollar strengthened against Ortho’s key currencies.

In connection with commercial diligence, Ortho management provided to Quidel its initial estimates of the ability to utilize Ortho’s net operating losses over the projection period, which amounts were calculated as a tax benefit equal to $49 million in 2022, $53 million in 2023, $61 million in 2024, less than $1 million in 2025, and $0 thereafter. Perella Weinberg utilized these initial estimates for purposes of its financial analyses. After further internal review, Ortho management updated its estimates for purposes of the Ortho Management Projections for Ortho, calculating such tax benefit as the amount equal to, $16 million in 2022, $36 million in 2023, $50 million in 2024, $56 million in 2025 and $29 million in 2026. The updated estimates of tax benefits, which were not provided to Quidel or Perella Weinberg, were utilized by J.P. Morgan for purposes of its financial analyses.

Ortho Management Projections for Quidel

The following table sets forth a summary of the Ortho Management Projections for Quidel. The Ortho Management Projections for Quidel were prepared by Ortho management, after review of the Quidel Management Projections for Quidel—LRP Projections (Case 1) made available to Ortho in connection with its due diligence review of Quidel and the Combinations and reflect the results of Ortho’s due diligence review and various assumptions and estimates as to future events made by Ortho management. The Quidel Management Projections for Quidel—Adjusted LRP Projections (Case 2) was not made available to Ortho prior to signing of the BCA. These projections were used by the Ortho board of directors in connection with the evaluation of the Combinations and were made available to J.P. Morgan for purposes of performing its financial analyses summarized under “Opinion of J.P. Morgan Securities LLC as Financial Advisor to Ortho” in this joint proxy statement/prospectus.

	Ortho Management Projections
(In millions of dollars)	2021E	2022E	2023E	2024E	2025E	2026E	Terminal
Total Net Revenue	$1,574	$1,165	$998	$1,172	$1,430	$1,745	$1,789
Adjusted EBITDA (post-stock based compensation and excluding synergies)[1]	856	525	348	474	623	757	776
Unlevered Free Cash Flow[2]	$455	$379	$160	$279	$387	$467	$506

(1)

Adjusted EBITDA is a non-GAAP financial measure which is calculated as earnings before interest expense, net provision for (benefit from) income taxes, depreciation & amortization and eliminates (i) certain non-operating income or expense and (ii) impacts of certain noncash, unusual or other items that are included in net income (loss) that we do not consider indicative of our ongoing operating performance.

(2)

Unlevered Free Cash Flow was calculated by J.P. Morgan, for purposes of its discounted cash flow analysis and based on estimates provided by Ortho management, as future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow for this purpose represents adjusted EBITDA less taxes, capital expenditures, increases in net working capital, stock-based compensation and reagent rental instruments.

Although presented with numerical specificity, the Ortho Management Projections for Quidel reflect various assumptions and estimates as to future events made by Ortho management. At the time the Ortho Management Projections for Quidel were prepared, Ortho management believed such assumptions and estimates were reasonable. In preparing the Ortho Management Projections for Quidel, Ortho management made assumptions regarding, among other things, the market demand for COVID-19 testing, growth in Non-COVID PoC testing (Sofia and QuickVue) and successful execution on Quidel’s new product portfolio (Savanna launch). Ortho anticipates that there will be continued testing demand for COVID-19 as the disease transitions from a pandemic towards an endemic state, where it will be additive to other seasonal respiratory disease testing such as, but not limited to, Flu A/B and RSV. Ortho anticipates that at-home and OTC testing will remain a critical part of combating COVID-19 as additional variants emerge, and will shift over time to multiplex panel-based testing where Quidel is well-positioned with both antigen and molecular respiratory panels on the Sofia2 and Savanna platforms. Based on market and customer research, Ortho believes that the launch of the Savanna multiplex molecular platform will provide significant opportunity due to ease of use, rapid time to result, and relative cost position, and that the platform will be competitive across various molecular segments in both hospital and clinic-based settings, and across various geographies around the world.

Unaudited Pro Forma Synergy Estimates for Topco

In connection with the discussions regarding the Combinations, Quidel and Ortho jointly prepared estimates of the cost and revenue synergies expected to be realized by Topco following completion of the Combinations. These jointly prepared estimates included estimated cost synergies to be achieved by year 3 and revenue synergies for years 2022 through 2025 (the “Joint Synergies Estimates”). Each of Ortho and Quidel separately prepared an estimate of the revenue synergies for 2026.

While such potential cost and revenue synergies were collaboratively developed by Quidel management and Ortho management, each of Quidel and Ortho separately established its own assumptions relating to the timing of the cost and revenue synergies, any annual inflation adjustment to baseline costs and the expected cost to achieve these synergies.

This unaudited prospective financial information represents Ortho management’s and Quidel management’s joint estimates of potential cost synergies realizable in Topco through operational efficiencies, supply chain optimization and shared administrative functions, and revenue synergies realizable through Quidel’s expansive point-of-care diagnostics portfolio with access to Ortho’s broad global reach.

Quidel: Using the Joint Synergies Estimates and Quidel management’s estimate of the revenue synergies for 2026, Quidel management prepared estimates of the net cost synergies on a pre-tax and post-tax basis and estimates of the revenue synergies contribution to pre-tax and post-tax earnings (collectively, the “Quidel Synergies Estimates”). In preparing the Quidel Synergies Estimates, Quidel management used as the foundation for these estimates the unaudited forward-looking financial information presented to the Quidel board of directors on December 22, 2021 (referenced above in the section entitled “Quidel Unaudited Forward-Looking Financial Information” of this joint proxy statement/prospectus. Quidel management reviewed the Quidel Synergies Estimates with the Quidel board of directors on December 22, 2021. The Quidel Synergies Estimates were also provided to Perella Weinberg and, at the direction of the management of Quidel, were utilized by Perella Weinberg for purposes of its financial analyses as described above in the section entitled “Opinion of Perella Weinberg Partners LP as Financial Advisor to Quidel”. The following table sets forth a summary of the Quidel Synergies Estimates.

Cost Synergies

	Year Ending December 31,
(In millions of dollars)	2022E	2023E	2024E	2025E	2026E
Cost synergies	$29	$59	$88	$91	$94
Net realized synergies contribution to EBIT(1)	($15)	$15	$88	$91	$94
Total post-tax synergies	($11)	$11	$68	$71	$73

(1)	EBIT is a non-GAAP financial measure which is calculated as earnings before interest expense, net and provision for (benefit from) income taxes.

Revenue Synergies

	Year Ending December 31,
(In millions of dollars)	2022E	2023E	2024E	2025E	2026E
Revenue synergies	$5	$28	$61	$105	$114
Revenue synergies contribution to EBIT(1)	$3	$14	$31	$53	$57
Total post-tax synergies	$2	$11	$24	$41	$44

(1)	EBIT is a non-GAAP financial measure which is calculated as earnings before interest expense, net and provision for (benefit from) income taxes.

Ortho: Using the Joint Synergies Estimates and Ortho management’s estimate of the revenue synergies for 2026, Ortho management prepared estimates of the net cost synergies on a pre-tax and post-tax basis and estimates of the revenue synergies contribution to pre-tax and post-tax earnings (collectively, the “Ortho Synergies Estimates”). Ortho management reviewed the Ortho Synergies Estimates with the Ortho board of directors on December 22, 2021. The Ortho Synergies Estimates, which were not provided to Quidel or Perella Weinberg, were also provided to J.P. Morgan and, at the direction of the management of Ortho, were utilized by J.P. Morgan for purposes of its financial analyses as described above under the section entitled “Opinion of J.P. Morgan Securities LLC as Financial Advisor to Ortho”.

The following tables set forth a summary of the Ortho Synergies Estimates.

	Year Ending December 31,
(In millions of dollars)	2022E		2023E		2024E	2025E	2026E
Cost synergies (net of phase-in)	$57	(1)	$76	(1)	$93	$95	$97
Net realized synergies contribution to EBIT(2)	$13		$33		$93	$95	$97
Unlevered free cash flow	$10		$26		$73	$75	$76

(1)	Cost synergy amounts assume a 2.5% inflation adjustment starting from Year Ending December 31, 2023.
(2)	EBIT is a non-GAAP financial measure which is calculated as earnings before interest expense, net and provision for (benefit from) income taxes.

	Year Ending December 31,
(In millions of dollars)	2022E	2023E	2024E	2025E	2026E
Revenue synergies	$5	$28	$61	$105	$149
Revenue synergies contribution to EBIT(1)	$3	$14	$33	$55	$79
Total post-tax synergies	$2	$11	$26	$43	$62
Unlevered free cash flow	—	$7	$22	$43	$63

(1)	EBIT is a non-GAAP financial measure which is calculated as earnings before interest expense, net and provision for (benefit from) income taxes.

No assurances can be given that the assumptions made in preparing the Ortho Management Projections, the Quidel Management Projections, the Quidel Synergies Estimates or the Ortho Synergies Estimates will accurately reflect future conditions. The estimates and assumptions underlying the unaudited forward-looking financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” of this joint proxy statement/prospectus, all of which are difficult to predict and many of which are beyond the control of Ortho and/or Quidel and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited forward-looking financial information, whether or not the Combinations are completed.

Neither Quidel nor Ortho or any of their respective affiliates, advisors (including J.P. Morgan and Perella Weinberg), officers, directors or representatives has made or makes any representation to any Quidel stockholder, any Ortho shareholder or any other person regarding the ultimate performance of Quidel or Ortho compared to the information contained in the foregoing unaudited forward-looking financial information or can give any assurance that actual results will not differ materially from such unaudited forward-looking financial information, and none of them undertakes any obligation to update or otherwise revise or reconcile such unaudited forward-looking financial information to reflect circumstances existing after the date that such unaudited forward-looking financial information was generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying such unaudited forward-looking financial information are shown to be in error.

The unaudited forward-looking financial information referred to as the Ortho Management Projections above was prepared by Ortho management and was not approved by Quidel or any affiliate or employee thereof. The unaudited forward-looking financial information referred to as the Quidel Management Projections above was prepared by Quidel management and was not approved by Ortho or any affiliate or employee thereof.

ORTHO AND QUIDEL HAVE NOT UPDATED OR OTHERWISE REVISED AND DO NOT INTEND TO UPDATE OR OTHERWISE REVISE FOR THE PURPOSE OF THIS JOINT PROXY STATEMENT/PROSPECTUS THE ORTHO MANAGEMENT PROJECTIONS, THE QUIDEL MANAGEMENT PROJECTIONS, THE QUIDEL SYNERGIES ESTIMATES OR THE ORTHO SYNERGIES ESTIMATES TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORWARD-LOOKING FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Closing Date and Effective Times

Pursuant to the terms of the BCA, Ortho and Topco will each use their respective reasonable best efforts to obtain an order of the High Court of Justice of England and Wales under Part 26 of the UK Companies Act sanctioning the Ortho Scheme (the “Ortho Scheme Order”), which shall be effective once the Ortho Scheme Order is duly filed with the Registrar of Companies in England and Wales (the “Registrar”).

The closing of the Combinations will take place on the Closing Date the Ortho Scheme Order is duly filed with the Registrar (the “Scheme Effective Date”). Subject to the terms and conditions set forth in the BCA, on the Closing Date, and as soon as practicable after the Ortho Scheme Order is duly filed with the Registrar, Quidel will file the Quidel Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.

The Combinations will become effective sequentially (i) with the Ortho Scheme Order becoming effective on the Scheme Effective Date and at the time the Ortho Scheme Order is duly delivered to the Registrar, such time being the “Ortho Effective Time” and (ii) with the Quidel Certificate of Merger providing that the Quidel Merger shall become effective on the Scheme Effective Date immediately following the Ortho Effective Time (or such subsequent time as Ortho and Quidel shall agree and as shall be specified in the Quidel Certificate of Merger, and in no event prior to the Ortho Effective Time), such time being the “Quidel Effective Time.”

Subject to the satisfaction or waiver of the conditions to the closing described in the section entitled “The Business Combination Agreement—Conditions to the Combinations” of this joint proxy statement/prospectus, including the approval of the Ortho Scheme by Ortho shareholders at the Ortho Court Meeting and adoption of the BCA by the Quidel stockholders at the Quidel Stockholders’ Meeting, the sanction hearing of Ortho having taken place and the filing of the Ortho Scheme Order with the Registrar, it is anticipated that the Combinations will close in the first half of 2022. However, neither Ortho nor Quidel can predict the actual date on which the Combinations will be completed, or if the Combinations will occur at all, because completion of the Combinations is subject to conditions and factors outside the control of both companies. It is possible that factors outside the control of both companies could result in the Combinations being completed at a different time, or not at all.

Board of Directors and Management of Topco Following Completion of the Combinations

Board of Directors

Effective as of the Ortho Effective Time, the Topco board of directors will consist of 12 members and be composed as follows: (i) eight directors designated by Quidel prior to closing, one of whom will be the Chief Executive Officer of Quidel immediately prior to the Quidel Effective Time and at least four of whom will qualify as an “independent director” under applicable rules of Nasdaq, and (ii) four directors designated by Ortho prior to closing, at least two of whom will qualify as an “independent director” under the applicable rules of Nasdaq. Each of the members of the Topco board of directors designated by Ortho shall be reasonably acceptable to the nominating and corporate governance committee of the current Quidel board of directors. In connection with the BCA, Ortho and the Carlyle Stockholder executed a letter agreement pursuant to which Ortho agrees that, at the closing, the Ortho designees to the Topco board of directors will include two Carlyle nominees.

In addition, pursuant to the terms of the BCA, Douglas Bryant, current President and Chief Executive Officer of Quidel, will serve as the Chair of the Topco board of directors at the Ortho Effective Time.

Douglas C. Bryant, age [64], will serve as Chief Executive Officer of Topco and Chair of the Topco board of directors. Mr. Bryant is currently President and Chief Executive Officer of Quidel and a member of the Quidel board of directors. Prior to joining Quidel in 2009, Mr. Bryant served as Executive Vice President and Chief Operating Officer at Luminex Corporation, managing its Bioscience Group, Luminex Molecular Diagnostics (Toronto), manufacturing, R&D, technical operations and commercial operations. From 1983 to 2007, Mr. Bryant held various worldwide commercial operations positions with Abbott Laboratories, including, among others: Vice President of Abbott Vascular for Asia/Japan, Vice President of Abbott Molecular Global Commercial Operations and Vice President of Abbott Diagnostics Global Commercial Operations. Earlier in his career with Abbott, Mr. Bryant was Vice President of Diagnostic Operations in Europe, the Middle East and Africa and Vice President of Diagnostic Operations in Asia Pacific. Mr. Bryant has over 30 years of industry experience in sales and marketing, product development, manufacturing and service and support in both the diagnostics and life sciences markets. Mr. Bryant holds a B.A. in Economics from the University of California at Davis.

Committees of the Topco Board of Directors

As of the Ortho Effective Time, the Topco board of directors will form the following board committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Audit Committee, the Compensation Committee and the Nominating and Governance Committee will each be chaired by a member of the Topco board of directors designated by Quidel. The Audit Committee, the Compensation Committee and the Nominating and Governance Committee will each consist of one member of the Topco board of directors designated by Ortho and not less than two additional members of the Topco board of directors designated by Quidel, in each case, subject to applicable legal and regulatory requirements, and, in the case of the Ortho designees, such designees must be reasonably acceptable to the Topco board of directors. The charters for the Audit Committee, the Compensation Committee and the Nominating and Governance Committee will each be substantially similar to the charters for the respective committees of the Quidel board of directors that were in effect as of the date of the BCA.

Management

Pursuant to the terms of the BCA, at the Ortho Effective Time, Douglas Bryant, current President and Chief Executive Officer of Quidel, will serve as Chair and Chief Executive Officer of Topco.

In addition, at the Ortho Effective Time, the following individuals will serve as officers of Topco:

Joseph M. Busky, age 54, will serve as Chief Financial Officer. Mr. Busky is currently Chief Financial Officer of Ortho. Prior to joining Ortho in 2020, Mr. Busky served as chief financial officer for global medical device company, Vyaire Medical, Inc., from 2018 through 2020, as chief executive officer of Qualtek from 2017 to 2018, and as chief financial officer of FDH Velocitel from 2015 to 2017. He has also previously held leadership roles at InnerWorkings, Inc. and Siemens Medical Solutions Diagnostics/Dade Behring Holdings, Inc. Mr. Busky holds an MBA with a finance concentration, as well as a BBA in accounting, from Loyola University in Baltimore. He also holds a CPA certification in Maryland from the American Institute of Certified Public Accountants.

Robert J. Bujarski, age 53, will serve as President and Chief Operating Officer. Mr. Bujarski is currently Chief Operating Officer of Quidel, a position he has held since 2020. Previously, Mr. Bujarski was Quidel’s Senior Vice President, North America Commercial Operations from 2019 to 2020, Senior Vice President, General Counsel from 2007 to 2020, Senior Vice President, Business Development from 2009 to 2019 and General Counsel and Vice President from 2005 to 2007. Prior to joining Quidel, Mr. Bujarski was an associate attorney with the law firm of Gibson, Dunn & Crutcher LLP in its transactions practice group from 2001 to 2005. Mr. Bujarski holds a B.A. from the University of Arizona and a J.D. from the University of Arizona.

Michael S. Iskra, age 52, will serve as Chief Commercial Officer. Mr. Iskra is currently Executive Vice President of Commercial Excellence & Strategy at Ortho, a position he has held since 2020. Mr. Iskra was the President, North America for Ortho from 2015 through mid-2020. From 2014 to 2015, he served as Senior Vice President for business development at Healthways. Prior to that, he was Chief Operating Officer, from 2010 to 2012, and Chief Executive Officer, in 2013, for Simplex Healthcare. From 2007 to 2010, he was the Executive Vice President and General Manager at CCS Medical and prior to 2007, he spent 14 years at Bayer/Siemens Diagnostics in various sales and marketing roles. Mr. Iskra holds a B.A. from the University of Delaware.

No family relationships exist among any of the above-listed persons chosen to become officers, and there are no arrangements or understandings between any of the above-listed persons chosen to become officers and any other person pursuant to which they will serve as an officer. During the past ten years, none of the above-listed persons chosen to become officers was involved in any legal proceedings as defined in Item 401(f) of Regulation S-K. All persons chosen to become officers will be elected by the Topco board of directors to hold office until their successors are elected and qualified.

Accounting Treatment

Topco will account for the Combinations using the acquisition method of accounting in accordance with ASC Topic 805. For further information, see the section entitled “Unaudited Pro Forma Combined Financial Information” of this joint proxy statement/prospectus.

Regulatory Matters

Ortho and Quidel have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the BCA. These approvals include clearance under the HSR Act, and other merger control and foreign investment laws and regulations. Ortho and Quidel have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals.

Antitrust and Merger Control

United States. Under the HSR Act, and the rules and regulations promulgated thereunder, the Combinations may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and all applicable waiting periods have expired or been terminated. Ortho and Quidel each filed an HSR notification with the FTC and the Antitrust Division on January 10, 2022. The waiting period under the HSR Act with respect to the filed notifications expires at 11:59 p.m., Eastern Time, on February 9, 2022, unless extended or terminated earlier. Ortho and Quidel continue to expect the Combinations to close in the first half of 2022.

United Kingdom. Under the Enterprise Act 2002 and the rules and regulations promulgated thereunder, the merger control regime in the UK is voluntary. The parties will inform the UK Competition and Markets Authority (“UK CMA”) of the Combinations, but do not intend to make a voluntary filing unless the UK CMA opens or indicates that it intends to open an own-initiative investigation prior to closing of the Combinations.

Foreign Jurisdictions. Ortho and Quidel will also file notifications, notices or applications pursuant to antitrust and competition laws in Russia and Turkey and foreign investment laws in France, Italy and Spain. The parties must observe mandatory waiting periods and/or obtain the necessary waivers, consents, clearances, approvals or authorizations pursuant to these foreign antitrust, competition and foreign investment laws before completing the Combinations. The parties will also file a notification under foreign investment laws in Canada after closing of the Combinations.

At any time before or after completion of the Combinations, the Antitrust Division, the FTC, state attorneys general, or foreign antitrust, competition and foreign investment authorities could take any action under U.S. federal or state antitrust laws, or foreign laws, as they deem necessary or desirable in the public interest, including seeking to enjoin the Combinations, or seeking the divestiture of substantial assets or other divestiture, behavioral or conduct remedies, conditions or commitments. Private parties may also bring legal actions under U.S. federal, state or foreign antitrust, competition and foreign investment laws under certain circumstances. There can be no assurance that a challenge to the Combinations on antitrust, competition and foreign investment grounds will not be made or, if a challenge is made, of the result of the challenge.

Commitment to Obtain Approvals

Ortho and Quidel have agreed to cooperate with each other and use reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the Combinations as soon as practicable. These reasonable best efforts include an obligation to obtain as promptly as practicable all regulatory approvals and consents necessary or advisable in order to consummate the Combinations.

No Assurance of Approvals

As of the date of this joint proxy statement/prospectus, Ortho and Quidel have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals. The parties believe that the Combinations can be completed in compliance with all applicable regulatory laws. However, there can be no assurance that the antitrust, competition or foreign investment authorities will terminate or permit the applicable waiting periods to expire, or approve or clear the Combinations at all, or that they will do so without restrictions, required commitments or conditions. There also can be no assurance that a challenge to completion of the Combinations under the antitrust, competition or foreign investment laws will not be made or that, if such a challenge were made, the parties would prevail or would not be required to accept certain conditions, possibly including divestitures and behavioral and conduct restrictions, conditions or commitments, in order to complete the Combinations.

We cannot assure you that all of the regulatory approvals described above will be obtained, and, if obtained, we cannot assure you as to the date of any approvals or the absence of any litigation or remedies, conditions or commitments related to such approvals.

Ortho and Quidel are not aware of any material governmental approvals or actions that are required for completion of the Combinations other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

The Parties’ Intentions Regarding Ortho and Quidel

Quidel and Ortho have commenced, and following the Closing Date, Topco will continue, a comprehensive evaluation of Topco’s operations and will identify the best way to integrate the organizations in order to further improve Topco’s ability to serve its customers, as well as achieve revenue and cost synergies. Employees from both Ortho and Quidel are and will be involved in the evaluation, formation and execution of the integration plans.

Until these evaluations and formation of plans have been completed, Ortho and Quidel are not in a position to comment on prospective potential impacts upon employment, specific locations or any redeployment of fixed assets.

U.S. Federal Securities Law Consequences

Subject to the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, Topco Shares issued in the Combinations will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for Topco Shares issued to any Ortho shareholder or Quidel stockholder who may be deemed an “affiliate” of Topco after completion of the Combinations. This joint proxy statement/prospectus does not cover resales of Topco Shares received by any person upon completion of the Combinations, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale of Topco Shares.

Listing of Topco Shares on Stock Exchange

Topco Shares currently are not traded or quoted on a stock exchange or quotation system. The parties expect that, following completion of the Combinations, Topco Shares will be listed for trading on Nasdaq, and it is a condition to the parties’ obligations to effect the Combinations that the Topco Shares be authorized for listing on Nasdaq, subject to official notice of issuance.

Delisting and Deregistration of Ortho Shares and Quidel Shares

Promptly after the Ortho Effective Time, the Ortho Shares will be delisted from Nasdaq and deregistered under the Exchange Act, and promptly after the Quidel Effective Time, the Quidel Shares will be delisted from Nasdaq and deregistered under the Exchange Act. Topco will be the successor to Quidel for purposes of Topco’s Nasdaq listing.

DESCRIPTION OF TOPCO CAPITAL STOCK

General

The following information is a summary of the material terms of the capital stock of Topco (upon effectiveness of the Combinations). You are encouraged to read the Topco Charter and the Topco Bylaws, which, following completion of the Combinations, will be substantially in the forms attached hereto as Exhibit 3.1 and Exhibit 3.2 of this joint proxy statement/prospectus, respectively. For more information, see the comparison of relative rights described in the section entitled “Comparison of Rights of Stockholders of Quidel, Ortho and Topco” of this joint proxy statement/prospectus.

Common Stock

Topco’s authorized capital stock consists of [●] shares of common stock, par value $0.001 per share, and [●] shares of preferred stock, par value $0.001 per share.

Voting. Except as otherwise required by law (and subject to the rights of any other outstanding capital stock under the Topco Charter), each outstanding share of common stock is entitled to vote on each matter on which Topco’s stockholders are entitled to vote, and each holder thereof shall be entitled to one vote for each share of common stock held by such holder. Holders of shares of common stock do not have cumulative voting rights.

Dividends. Holders of Topco Shares have the right to receive dividends when, as and if declared by the Topco board of directors from funds legally available therefor.

Special Meetings and Notice Procedures. The Topco Bylaws provide that special meetings of stockholders may only be called by stockholders of record, as of the record date fixed as provided therein, holding in the aggregate not less than 50% of the voting power of Topco’s issued and outstanding capital stock. In addition, the Topco Bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election to the Topco board of directors or to propose matters to be acted upon at stockholders’ meetings. As a result, these provisions of the Topco Bylaws may delay stockholder actions with respect to business combinations or a change in management and may make it more difficult for third parties to acquire control of Topco.

Advanced Notice Bylaws. For director nominations or other business to be properly brought before an annual meeting by a stockholder, such stockholder must generally provide notice to Topco no later than 90 days and no more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting; provided, that if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, such notice must be delivered no more than 120 days prior to such annual meeting nor less than the later of (i) 90 days prior to such annual meeting and (ii) ten days after the day on which public disclosure of the date of such meeting is first made.

Exclusive Jurisdiction. The Topco Bylaws provide that unless Topco selects or consents in writing to the selection of an alternative forum, (i) the sole and exclusive forum for any complaint by any current or former stockholder asserting any internal corporate claims, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware), and (ii) the sole and exclusive forum for any complaint by any current or former stockholder asserting a cause of action arising under the Securities Act, to the fullest extent permitted by law, shall be the federal district courts of the United States of America.

Delaware Anti-takeover Statute. Topco has opted out of Section 203 of the DGCL, which is a statute that (if applicable) would have served to make certain types of unfriendly or hostile corporate takeovers, or other non-board approved transactions involving a corporation and one or more of its significant stockholders, more difficult.

Other Rights. Holders of Topco Shares do not have any preemptive, subscription or conversion rights under the Topco Charter.

Preferred Stock

The Topco board of directors is authorized to issue from time to time, without further vote or action by the stockholders, up to an aggregate of [●] shares of preferred stock in one or more series. The Topco board of directors is authorized, within the limitations and restrictions stated in the Topco Charter, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed on any wholly unissued series of preferred shares, and the number of shares constituting such series and the designation thereof. No preferred shares are currently outstanding.

Topco currently has no plans to issue any shares of preferred stock, but Topco believes that the ability to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting will provide Topco with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The Topco board of directors could issue shares of preferred stock having voting, dividend and liquidation rights superior to those of the shares of common stock, which could adversely affect the voting power of the common stockholders, including the loss of voting control to others, and delay, defer or prevent a change in control of Topco without further action by the stockholders. This could discourage an acquisition attempt or other transaction that stockholders might believe to be in their best interests or in which they might receive a premium for their stock over the then-market price of the stock.

If the Topco board of directors were to issue a new series of preferred stock, the issuance of such shares could:

•	decrease the amount of earnings and assets available for distribution to existing holders of Topco Shares;

•	make removal of Topco management more difficult;

•	result in restrictions upon the payment of dividends and other distributions to the existing holders of Topco Shares;

•	delay or prevent a change in control of Topco; and

•	limit the price that investors are willing to pay in the future for Topco Shares.

Registration Rights

Pursuant to the Stockholders Agreement, the Carlyle Stockholder (or its permitted transferees or affiliates) is entitled to demand and piggyback rights with respect to the registration of its Topco Shares under the Securities Act. In certain instances, the Carlyle Stockholder may cause Topco, at Topco’s expense, to file registration statements under the Securities Act covering resales of Topco Shares held by the Carlyle Stockholder (or such permitted transferees or affiliates) or to piggyback on other registration statements in certain circumstances. For more information, see the section entitled “Stockholders Agreement / Deed of Irrevocable Undertaking” of this joint proxy statement/prospectus.

THE BUSINESS COMBINATION AGREEMENT

This section of the joint proxy statement/prospectus describes material terms and conditions of the BCA. The description in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the BCA, a copy of which is attached as Exhibit 2.1 and is incorporated by reference into this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. You should carefully read this entire document, including the full text of the BCA and the other documents referred to therein, for a more complete understanding of the Combinations before making any decisions regarding the Combinations, including approval of the Ortho Scheme or the Merger Proposal, as applicable, as it is the legal document governing the Combinations.

Explanatory Note Regarding the Business Combination Agreement

The BCA and this summary of terms are included to provide you with information regarding the terms of the BCA. Factual disclosures about Quidel, Ortho and Topco contained in this joint proxy statement/prospectus or in the public reports of Quidel, Ortho and Topco filed with the SEC may supplement, update or modify the factual disclosures about Quidel, Ortho and Topco contained in the BCA. See the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus. The representations, warranties and covenants made in the BCA by Quidel, Ortho, Topco, U.S. Merger Sub, U.S. Holdco Sub and U.S. Holdco Sub 2 were qualified and subject to important limitations agreed to by Quidel, Ortho, Topco, U.S. Merger Sub, U.S. Holdco Sub and U.S. Holdco Sub 2 in connection with negotiating the terms of the BCA. In particular, in your review of the representations and warranties contained in the BCA and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the BCA may have the right, subject to certain materiality exceptions, not to consummate the Combinations if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk among the parties to the BCA, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders or stockholders and reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the confidential disclosures that Quidel and Ortho each delivered to the other party in connection with the BCA, which disclosures were not reflected in the BCA itself. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date on which they were made.

Execution of the Business Combination Agreement

On December  22, 2021, the parties executed the BCA.

Structure and Effective Times

The BCA provides for two transactions, which will occur in immediate succession. First, when the Ortho Scheme Order becomes effective upon the delivery of the Ortho Scheme Order to the Registrar, each issued and outstanding Ortho Share at the Ortho Effective Time (other than Excluded Ortho Shares) shall be transferred to the DR Nominee (or, if the DR Nominee holds the Ortho Shares today, transferred within the DR Nominee) for the benefit and on behalf of Topco in exchange for the consideration described under “Merger Consideration” below.

Immediately following the Ortho Effective Time, U.S. Merger Sub will merge with and into Quidel in a statutory merger under Delaware law, pursuant to which, following the Quidel Effective Time, the independent existence of U.S. Merger Sub will cease, with Quidel surviving as a wholly owned subsidiary of Topco, and pursuant to which each Quidel Share, other than any Quidel Shares held by Quidel, Ortho or U.S. Merger Sub (the “Excluded Quidel Shares”), will automatically be converted into the right to receive the Quidel Merger Consideration of one Topco Share, in each case subject to the terms and conditions of the BCA and as described under “Merger Consideration” below. Immediately following consummation of the Combinations, it is expected that former Quidel stockholders will own approximately 62% of Topco and former Ortho shareholders will own approximately 38% of Topco, on a fully diluted basis, based on the respective capitalizations of Quidel and Ortho as of the date the parties entered into the BCA.

The Quidel Merger will be completed at the Quidel Effective Time, which will immediately follow the Ortho Effective Time. Subject to the satisfaction or waiver of certain conditions contained in the BCA, as described under “Conditions to the Combinations” below, Topco and Ortho are required under the BCA to appear at the Ortho Court Meeting to seek sanctioning of the Ortho Scheme Order under Part 26 of the UK Companies Act.

On the date on which the Ortho Scheme Order is filed with the Registrar, and as soon as practicable after such time, and in no event prior thereto, Quidel will file the Quidel Certificate of Merger with the Secretary of State of the State of Delaware, which will provide that the Quidel Merger will become effective on such date.

Immediately following the Combinations, Topco shall transfer 100% of the depositary interests in the issued and outstanding Ortho Shares held by the DR Nominee and the deferred shares in Topco to U.S. Holdco Sub as a contribution to capital and, at least two days following such contribution, U.S. Holdco Sub will transfer such depositary interests and deferred shares to U.S. Holdco Sub 2.

Merger Consideration

Ortho Shares Consideration

The BCA provides that, at the Ortho Effective Time, each Ortho Share issued and outstanding immediately prior to the Ortho Effective Time, other than the Excluded Ortho Shares (if any), will be exchanged for (a) 0.1055 Topco Shares and (b) $7.14 in cash (collectively, the “Ortho Scheme Consideration”), and the Scheme of Arrangement further provides that such exchange shall be settled as soon as reasonably practicable following the Ortho Effective Date and in any event no later than two Business Days thereafter. As of the Ortho Effective Time, the holders of the Ortho Shares (and any holders of depositary interests in Ortho Shares) shall cease to have any rights with respect to the Ortho Shares, except their rights under the Ortho Scheme in accordance with the terms of the BCA. No fractional Topco Shares will be issued to any holders of Ortho Shares and such holders shall receive, in lieu of fractional Topco Shares, cash as described further in “Ortho Shareholder Meetings—Scheme of Arrangement.”

Quidel Shares Consideration

The BCA provides that, at the Quidel Effective Time, each Quidel Share issued and outstanding immediately prior to the Quidel Effective Time, other than Excluded Quidel Shares, will be exchanged for one Topco Share, in accordance with the terms of the BCA. As of the Quidel Effective Time, the holders of the Quidel Shares shall cease to have any rights with respect to the Quidel Shares, except their rights under the Quidel Merger in accordance with the terms of the BCA.

Pursuant to Section 262(b)(1) of the DGCL, Quidel stockholders are not entitled to exercise dissenters’, appraisal, cash exit or similar rights in connection with the Combinations.

Adjustments to Prevent Dilution

In the event that between the date of the BCA and the Ortho Effective Time, the outstanding Quidel Shares or Ortho Shares, or securities convertible into, or exercisable or exchangeable for Quidel Shares or Ortho Shares, change into a different number of shares or a different class by reason of any stock dividend, stock distribution or other similar event, then the Quidel Exchange Ratio or the Ortho Exchange Ratio, as the case may be, will be appropriately adjusted to provide to the stockholders of both Quidel and Ortho the same economic effect as contemplated by the BCA prior to such event.

Exchange of Shares

Ortho Scheme

Topco will appoint a U.S. bank or trust company or other independent financial institution in the United States reasonably satisfactory to Quidel and Ortho (the “Exchange Agent”) which will, among other things, deliver the Ortho Scheme Consideration and the Quidel Merger Consideration to former Ortho shareholders and former Quidel stockholders, respectively. Ortho Shares will be transferred under the Ortho Scheme in accordance with the terms of the BCA, the terms of the Ortho Scheme and the rules and procedures of any depositary or clearing agency through which such shares are held or traded and applicable law. Prior to the Court Sanction Hearing, Quidel will irrevocably commit to Topco and, as may be required, the Court to make available to Topco the Cash Portion, which will be deposited with the Exchange Agent on or before the Ortho Effective Time.

Quidel Merger

Topco will deposit with the Exchange Agent, for the benefit of holders of Quidel Shares, the number of Topco Shares issuable in the Quidel Merger (the “Exchange Fund”).

For Quidel Shares represented by certificates, as soon as practicable after the Quidel Effective Time, but in no event later than five days thereafter, Topco will cause the Exchange Agent to mail to each holder of a Quidel Share certificate a letter of transmittal and instructions describing how such holder may exchange its Quidel Shares for the Quidel Merger Consideration in respect of its shares under the BCA. Upon surrender of a certificate (or an affidavit of loss in lieu thereof, and, if required the posting of a bond) for cancellation to the Exchange Agent and delivery of a duly executed letter of transmittal in proper form, the holder of such shares will be entitled to receive the Quidel Merger Consideration (after giving effect to any required tax withholdings). Holders of Quidel Shares represented by certificates will not be entitled to receive the Quidel Merger Consideration or any other payments in respect of their shares under the BCA unless and until such holders have delivered a duly completed and executed letter of transmittal to the Exchange Agent, accompanied by the required share certificates and such other customary documents as may be reasonably required by the Exchange Agent. Surrendered share certificates will be cancelled.

Holders of Quidel Shares in book-entry form through DTC will automatically be entitled to receive, and Topco will cause the Exchange Agent to pay and deliver as promptly as practicable after the Quidel Effective Time, the Quidel Merger Consideration in respect of such shares.

As soon as practicable after the Quidel Effective Time, but in no event later than five days thereafter, Topco will cause the Exchange Agent to deliver to each holder of a Quidel Share that is held in book-entry form, but that is not held through DTC, a letter of transmittal and instructions describing how such holder may exchange its Quidel Shares for the Quidel Merger Consideration.

Lost, Stolen or Destroyed Certificates

If any certificate representing Quidel Shares has been lost, stolen or destroyed, the holder thereof will be entitled to receive, in exchange for such lost, stolen or destroyed Quidel Share certificate, the applicable Quidel Merger Consideration as contemplated by the BCA upon the making of an affidavit to the Exchange Agent by the holder claiming such certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Topco, the posting by such person of a bond in such sum as it may reasonably direct as indemnity against any claim with respect to such certificate.

No Transfers Following the Quidel Effective Time

As of the Quidel Effective Time, the stock transfer books of Quidel will be closed, and there will be no further registration of transfers on records of Quidel.

Termination of Exchange Fund

Any Topco Shares that remain in the Exchange Fund as of the first anniversary of the Ortho Effective Date will be delivered to Topco by the Exchange Agent if Topco so requires. Thereafter, holders of Quidel Shares will be entitled to look only to Topco with respect to the payment of the Quidel Merger Consideration. If, prior to six years after the Ortho Effective Date (or otherwise immediately prior to such time as the applicable amount would become the property of any governmental entity under applicable law), any holder of Quidel Share certificates or Quidel Shares held in book-entry form has not complied with the procedures set forth in the BCA to receive the Quidel Merger Consideration to which such holder would otherwise be entitled, such Quidel Merger Consideration will, to the extent permitted by applicable law, become the property of Topco, free and clear of all claims or interest of any person previously entitled thereto. Neither Topco nor the Exchange Agent will be liable to any former holder of Quidel Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Withholding Taxes

Each of Quidel, Ortho, Topco, the Quidel Merger surviving company, and the Exchange Agent will be entitled to deduct and withhold applicable taxes from the consideration otherwise payable pursuant to the BCA such amounts as it is required to deduct and withhold with respect to the making of such payment. Any amount so withheld will be treated for all purposes as having been paid to such holders.

Treatment of Ortho Equity Awards

Under the BCA, awards outstanding under the Ortho Stock Plans will be treated as follows:

Stock Options. At the Ortho Effective Time, each Ortho Stock Option, whether vested or unvested, that is outstanding immediately prior to the Ortho Effective Time will cease to represent an option to acquire Ortho Shares and will be converted into (a) a Topco Stock Option on the same terms and conditions as were applicable to such Ortho Stock Option immediately prior to the Ortho Effective Time, except as adjusted by the BCA, (b) with respect to the portion of such Ortho Stock Option that is vested as of the Ortho Effective Time, the right to receive payment, in cash, equal to the cash consideration payable in respect of the Ortho Shares subject to the vested portion of such Ortho Stock Option and (c) with respect to the portion of such Ortho Stock Option that is not vested as of the Ortho Effective Time, the right to receive payment, in cash, equal to the cash consideration payable in respect of the Ortho Shares subject to the unvested portion of such Ortho Stock Option when it vests in accordance with its terms. The number of Topco Shares subject to each such Topco Stock Option will be equal to the product (rounded down to the nearest whole number) obtained by multiplying (i) the number of Ortho Shares subject to such Ortho Stock Option immediately prior to the Ortho Effective Time by (ii) the Ortho Exchange Ratio, and each such Topco Stock Option will have an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per Ortho Share of such Ortho Stock Option immediately prior to the Ortho Effective Time divided by (y) the Ortho Exchange Ratio.

Based on the Ortho Stock Options outstanding as of December 20, 2021, and assuming no Ortho Stock Options are exercised between December 20, 2021 and the Ortho Effective Time, 1,375,955 Topco Shares will be issuable pursuant to Topco Stock Options issued in exchange for such Ortho Stock Options.

Restricted Stock Units and Restricted Stock. At the Ortho Effective Time, each Ortho Equity Right that is outstanding immediately prior to the Ortho Effective Time will cease to relate to or represent a right to receive Ortho Shares and will be converted into a Topco Equity Right of the same type and on the same terms and conditions as were applicable to the corresponding Ortho Equity Right immediately prior to the Ortho Effective Time. Upon the subsequent vesting of any portion of such Ortho Equity Right, such portion of the Ortho Equity Right shall also be entitled to a right to receive payment, in cash, equal to the cash consideration in respect of the Ortho Shares subject to the unvested portion of the Ortho Equity Right when it vests in accordance with its terms. The number of Topco Shares covered by each such Topco Equity Right will be equal to the product (rounded to the nearest whole number) obtained by multiplying (i) the number of Ortho Shares subject to such Ortho Equity Right immediately prior to the Ortho Effective Time by (ii) the Ortho Exchange Ratio.

Based on the Ortho Equity Rights outstanding as of December 20, 2021, and assuming none of such rights vest by their terms between December 20, 2021 and the Ortho Effective Time, 58,618 Topco Shares will be issuable pursuant to Topco Equity Rights issued in exchange for such Ortho Equity Rights.

If any Ortho Stock Award is, immediately prior to the Ortho Effective Time, subject to any performance-based vesting based on the attainment of a stock price level or target, such hurdle shall be adjusted to reflect the Ortho Scheme Consideration, and the Ortho board of directors will take all necessary action to effect such adjustment prior to the Ortho Effective Time, conditioned upon the consummation of the Combinations.

Treatment of Quidel Equity Awards

Pursuant to the terms of the BCA, each award of outstanding Quidel Stock Options, Quidel RSUs and Quidel PSUs will be treated as follows:

Stock Options. At the Quidel Effective Time, each outstanding Quidel Stock Option, granted under a Quidel Stock Plan, whether vested or unvested, will automatically, without any action on the part of the holder thereof, cease to represent an option to acquire Quidel Shares and be converted into a Topco Stock Option on the same terms and conditions (including applicable vesting conditions) applicable to such Quidel Stock Option under the applicable Quidel Stock Plan and award agreement in effect immediately prior to the Quidel Effective Time, except as adjusted by the BCA. The number of Topco Shares subject to each such Topco Stock Option will be equal to the number of Quidel Shares subject to such Quidel Stock Option immediately prior to the Quidel Effective Time, and each such Topco Stock Option will have an exercise price per share equal to the exercise price per Quidel Share of such Quidel Stock Option immediately prior to the Quidel Effective Time.

Based on the Quidel Stock Options outstanding as of December 22, 2021, and assuming no Quidel Stock Options are exercised between December 22, 2021 and the Quidel Effective Time, 722,034 Topco Shares will be issuable pursuant to Topco Stock Options issued in exchange for such Quidel Stock Options.

Restricted Stock Units. At the Quidel Effective Time, each outstanding Quidel RSU granted under a Quidel Stock Plan will automatically, without any action on the part of the holder thereof, be converted into a Topco RSU on the same terms and conditions (including applicable vesting conditions) applicable to such Quidel RSU under the applicable Quidel Stock Plan and award agreement in effect immediately prior to the Quidel Effective Time. The number of Topco Shares covered by each such Topco RSU will be equal to the number of Quidel Shares subject to such Quidel RSU immediately prior to the Quidel Effective Time.

Based on the Quidel RSUs outstanding as of December 22, 2021, and assuming none of such rights vest by their terms between December 22, 2021 and the Quidel Effective Time, 566,770 Topco Shares will be issuable pursuant to Topco RSUs issued in exchange for such Quidel RSUs.

Performance Restricted Stock Units. At the Quidel Effective Time, each outstanding Quidel PSU granted under a Quidel Stock Plan will automatically, without any action on the part of the holder thereof, be converted into a Topco PSU on the same terms and conditions (including applicable vesting conditions) applicable to such Quidel PSU under the applicable Quidel Stock Plan and award agreement in effect immediately prior to the Quidel Effective Time. The number of Topco Shares covered by each such Topco PSU will be equal to the number of Quidel Shares subject to such Quidel PSU immediately prior to the Quidel Effective Time. The Quidel board of directors, or an applicable committee thereof, may, prior to the Ortho Effective Time make such equitable adjustments, if any, to the applicable performance goals or conditions relating to such Quidel PSU, as the Quidel board of directors may determine to be necessary or appropriate as a result of the consummation of the Combinations, which equitable adjustments shall take effect upon and be subject to the consummation of the Combinations and, in each case, subject to and in accordance with the terms and conditions of the Quidel Stock Plans and Quidel PSU.

Based on the Quidel PSUs outstanding as of December 22, 2021, and assuming none of such rights vest by their terms between December 22, 2021 and the Quidel Effective Time, 19,642 Topco Shares will be issuable pursuant to Topco PSUs issued in exchange for such Quidel PSUs.

Representations and Warranties

The BCA contains representations and warranties that Quidel, on the one hand, and Ortho and Topco, on the other hand, have made to each other as of specific dates and are subject to and qualified by certain information included in certain public filings each of Quidel and Ortho has made. These representations and warranties have been made for the benefit of the other parties to the BCA and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in a confidential disclosure letter provided by Quidel to Ortho, on the one hand, and in a confidential disclosure letter provided by Ortho to Quidel, on the other hand, delivered in connection with the execution of the BCA. While the parties do not believe that these disclosure letters contain information required to be publicly disclosed under the applicable securities laws (other than information that has already been so disclosed), the disclosure letters do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the BCA. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Quidel or Ortho since they were made as of specific dates, may be intended merely as risk allocation mechanisms between Quidel and Ortho and are modified in important part by the confidential disclosure letters.

The BCA contains representations and warranties from Quidel to Ortho, on the one hand, and from Ortho to Quidel, on the other hand, in each case regarding the following:

•	organization, existence, good standing (if applicable), qualification to do business and corporate or other legal power;

•	capital structure, including the number of shares of capital stock, stock options and other equity-based awards outstanding;

•

corporate power and authority with respect to the due execution and delivery of the BCA and completion of the Combinations, the authorization and adoption of the BCA and the Combinations by the board of directors or similar governing body and the enforceability of the BCA;

•	absence of breaches of, or conflicts with, organizational documents, certain contracts and applicable laws as a result of entry into, or consummation of the transactions contemplated by, the BCA;

•	required consents, approvals, authorizations or permits of, or filings or registrations with or notifications to, governmental entities;

•	compliance with listing and corporate governance rules and regulations of Nasdaq and the SEC;

•	compliance with U.S. GAAP;

•	internal controls over financial reporting and disclosure controls and procedures;

•	conduct of business in the ordinary course of business consistent with past practice since December 31, 2020, in the case of Quidel, and January 3, 2021, in the case of Ortho;

•	absence of a Material Adverse Effect on Quidel or Ortho since December 31, 2020 or January 3, 2021, respectively;

•	compliance with laws and required permits;

•	absence of any civil, criminal, administrative or regulatory actions, suits, claims, litigation, hearings, investigations or proceedings pending or, to the knowledge of the parties, threatened;

•

absence of any judgments, orders, decisions, writs, injunctions, decrees, stipulations, legal or arbitration awards, rulings or other findings or agency requirements of any governmental entity outstanding against either party;

•	absence of undisclosed liabilities;

•	employee benefit matters and compliance with the Employee Retirement Income Security Act of 1974, as amended, as applicable;

•	compliance with tax laws and other tax matters;

•	collective bargaining agreements and other labor matters;

•	material contracts;

•	intellectual property;

•	data protection;

•	real and personal property;

•	environmental matters;

•	significant customers and suppliers;

•	absence of related party transactions;

•	inapplicability of takeover statutes;

•	insurance matters;

•	compliance with the FCPA, the UK Bribery Act 2010 and other anti-corruption laws, as applicable;

•	compliance with economic sanctions laws and other similar laws and regulations;

•	compliance with FDA regulations and other laws and regulations relating to healthcare matters;

•	accuracy of information supplied in connection with this joint proxy statement/prospectus and other public filings; and

•	brokers, finders or investment bankers entitled to fees or commissions in connection with the Combinations.

Certain of the representations and warranties in the BCA are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge. Many of the representations and warranties in the BCA are qualified by a materiality or a Material Adverse Effect standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a Material Adverse Effect on the company making such representation or warranty).

Subject to certain exclusions (which are summarized below), for purposes of the BCA, a “Material Adverse Effect,” when used in reference to Quidel, Ortho, or, following the consummation of the Combinations, Topco, as applicable, means any event, change, circumstance, effect, occurrence, state of facts or development (each, an “Effect”) that, individually or in the aggregate with all other such Effects, has a material adverse effect on the condition (financial or otherwise), assets, liabilities, business or results of operations of Quidel and its subsidiaries, Ortho and its subsidiaries, or, following the consummation of the Combinations, Topco and its subsidiaries, in each case taken as a whole, respectively (including for purposes of the references to Quidel, Ortho and Topco in the proviso below); provided, however, that none of the following, and no effect resulting from the following (to the extent attributable to the following), will constitute a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur:

•

any change or development in general or industry economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any other jurisdiction, except to the extent that such change or development affects Quidel, Ortho or Topco, respectively, in a disproportionate manner relative to other businesses operating in the industries in which Quidel, Ortho or Topco, respectively, operates;

•

any change or development to the extent resulting from the execution and delivery of the BCA or the public announcement, pendency or consummation of the Combinations or any of the other transactions contemplated by the BCA (in the case of execution and delivery of the BCA, or consummation, other than for purposes of any representation or warranty the purpose of which is to address the consequences resulting therefrom, including stockholder litigation and the impact of such changes or developments on the relationships, contractual or otherwise, of such party or any of its subsidiaries with employees, labor unions, clients, customers, suppliers or partners);

•

any change or development to the extent resulting from any failure of Quidel, Ortho or Topco, respectively, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect);

•

any change, in and of itself, in the market price, credit rating (with respect to such party or its securities) or trading volume of such party’s securities (it being understood that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect);

•

any change in applicable law or GAAP (or, in each case, authoritative interpretation thereof), except to the extent that such change or development affects Quidel, Ortho or Topco, respectively, in a disproportionate manner relative to other businesses operating in the industries in which Quidel, Ortho or Topco, respectively, operates;

•

geopolitical conditions, the outbreak of hostilities, any acts of war, sabotage or terrorism, any pandemic, epidemic or disease outbreak (including SARS-CoV-2, COVID-19, and any evolutions or other mutations thereof, collectively, “COVID-19”) or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism, pandemic, epidemic or disease outbreak threatened or underway as of the date of the BCA, except to the extent that such change or development affects Quidel, Ortho or Topco, respectively, in a disproportionate manner relative to other businesses operating in the industries in which Quidel, Ortho or Topco, respectively, operates;

•

any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent that such change or development affects Quidel, Ortho or Topco, respectively, in a disproportionate manner relative to other businesses operating in the industries in which Quidel, Ortho or Topco, respectively, operates; or

•

any change or development to the extent resulting from any action by Quidel, Ortho or Topco, respectively, that is expressly required to be taken by the BCA (other than any actions required to be taken under the section of the BCA relating to the operations of the businesses after signing of the BCA and prior to the consummation of the Combinations).

The representations and warranties of each of the parties to the BCA do not survive the consummation of the Combinations.

Conduct of Business Prior to the Effective Times

In the BCA, each of Quidel and Ortho has agreed that until the Quidel Effective Time or termination of the BCA in accordance with its terms, subject to certain specified exceptions, and unless the other party approves in writing (which approval will not be unreasonably withheld, conditioned or delayed, subject to certain exceptions), it will, and will cause its respective subsidiaries to use commercially reasonable efforts to:

•	conduct its business in the ordinary and usual course consistent with past practice; and

•

preserve intact its business organization and consistent with prior practice maintain its existing relations and goodwill with all governmental entities (including applicable regulatory authorities) and self-regulatory organizations, clients, customers, suppliers, distributors, creditors, lessors, employees, stockholders and other persons with which it or its subsidiaries has material business relations, as applicable.

In addition, without limiting the foregoing and subject to certain specified exceptions, each of Quidel and Ortho has agreed that until the Quidel Effective Time or termination of the BCA in accordance with its terms, subject to certain specified exceptions, and unless the other party approves in writing (which approval will not be unreasonably withheld, conditioned or delayed, subject to certain exceptions), it will not, and will not permit any of its subsidiaries to, do any of the following:

•	amend, modify or waive its organizational documents;

•	split, combine or reclassify its shares of capital stock;

•	declare, set aside or pay any dividend;

•	engage in another merger, restructuring or reorganization;

•

repurchase, redeem or acquire any shares of its capital stock, including securities that may convert into shares of capital stock, and that it will not allow its subsidiaries to do the same, except in connection with payment of the exercise price of stock awards in existence on the date of the BCA and disclosed to the other party, for tax withholding purposes with regard to such stock awards;

•

issue, sell, pledge, dispose of, or encumber any security that has the right to vote (or which is convertible into securities which have a right to vote) by its stockholders on any matter, except for (i) shares issuable pursuant to stock awards outstanding on or awarded prior to the signing date of the BCA or issued in the ordinary course of business, (ii) issuances up to the limits set forth in the disclosure letter of each party or (iii) in connection with internal reorganizations in the ordinary course of business;

•

incur indebtedness for borrowed money or issue debt securities, except for borrowing in amounts not to exceed $25 million in the aggregate (including pursuant to any drawdowns of credit facilities outstanding on the date of the BCA) (excluding with respect to financing required in order to consummate the Combinations);

•

make, authorize or commit to make any material capital expenditures, other than in the ordinary course of business and subject to an obligation to notify the other party of material capital expenditures not contemplated by the capital budget of the party making such material capital expenditures;

•	terminate, establish, adopt, enter into or materially amend any benefit plans;

•

materially increase salaries, wages, bonuses, fringe benefits or any other compensation of any director, manager, officer or employee of either party or enter into an arrangement to do so; other than in the ordinary course of business;

•	enter into agreements providing for payment to directors, managers, officers or employees in connection with or contingent upon the Combinations;

•	take any action to accelerate the vesting, payment or funding of any equity-related award or benefit plan in connection with the consummation of the Combinations;

•	establish, adopt, enter into, materially amend or terminate any collective bargaining agreement;

•

lease, license, transfer, exchange or swap, mortgage, pledge, abandon, allow to lapse, or otherwise dispose of, any portion of its assets, except for (a) dispositions individually or in the aggregate that have a fair market value of less than $25 million, (b) transactions between it and any of its subsidiaries (or between any such subsidiaries), or (c) in the ordinary course of business;

•	sell, lease, license, transfer, exchange, lien, pledge, abandon, allow to lapse or otherwise dispose of any material intellectual property, except for in the ordinary course of business;

•

make any acquisitions, except for acquisitions (a) entered into on an arm’s-length basis, (b) that do not exceed $25 million (including indebtedness assumed) and (c) which are not reasonably likely to prevent or materially delay satisfaction of the closing conditions set forth in the BCA;

•

settle any material litigation or arbitration (other than any litigation or arbitration brought by Quidel or Ortho against the other arising out of the BCA) if such settlement involves, individually or together with all such other settlements or compromises, a payment of money by such party or its subsidiaries in excess of $25 million over the available insurance coverage or applicable reserves (if any), or if the settlement would involve admission of material wrongdoing or any material non-monetary restriction on such party or its subsidiaries, except in the ordinary course of business;

•

modify, renew, amend or terminate in any material respect any of its material contracts (except in the ordinary course of business), or waive, release or assign any material rights thereunder in excess of $20 million, individually or in the aggregate, or enter into any contract that would be a material contract if existing on the date of the BCA, except in the ordinary course of business or as permitted by certain other provisions of this section;

•

except to the extent required by law or in the ordinary course of business, (a) make or change any material tax election; (b) adopt or change any material method of tax accounting; (c) file any material amended tax return or enter into a closing agreement or advance pricing agreement in respect of a material amount of taxes or compromise any material audit, assessment, notice, tax claim or proceeding relating to taxes; (d) surrender any material right to claim a refund or offset of any taxes; (e) agree to or request an extension or waiver of the statute of limitations with respect to any material amount of taxes; (f) surrender any material right to claim a refund or offset of any taxes; or (g) change the classification of Quidel or Ortho, as applicable, or any of its subsidiaries for U.S. tax purposes;

•	make any material changes in its financial accounting policies, except to adhere to any changes required by U.S. GAAP or SEC rules and regulations and authoritative interpretations thereof;

•

enter into contracts that grant most favored nation status to any counterparty or any non-compete or similar contract that would materially restrict Topco following the consummation of the Combinations;

•

make any material loans, advances or capital contributions to, or investments in any other person, except for routine business expenses in the ordinary course and trade credit to customers made in the ordinary course of business;

•	enter into any material new line of business outside of its existing business segments;

•

convene any regular or special meeting of its stockholders, except for (a) stockholder meetings to adopt the BCA and approve the Combinations and (b) regular annual meetings in the ordinary course of business;

•	implement or announce any material plant closing, material reductions in labor forces or other material group layoffs other than in the ordinary course of business;

•

subject to the provisions regarding Acquisition Proposals, take any action that would reasonably be expected to prevent or materially impair or delay the consummation of the Combinations or satisfaction of the closing conditions set forth in the BCA; or

•	authorize or enter into an agreement, arrangement or understanding to do any of the foregoing.

Acquisition Proposals

Pursuant to the terms of the BCA, each of Quidel and Ortho agrees that it will not, and agrees to cause its subsidiaries and its and their respective officers, directors and employees not to (and use reasonable best efforts to cause its and its subsidiaries’ other representatives not to), directly or indirectly:

•

initiate, solicit or knowingly facilitate or encourage (including by way of furnishing information) any inquiries, discussions or the making, submission or announcement of any proposal, request or offer that constitutes, or could reasonably be expected to lead to or result in, an Acquisition Proposal;

•

have any discussion with any person relating to an Acquisition Proposal (other than, solely with respect to an Acquisition Proposal that does not result from a material breach of this provision, to clarify the terms of an Acquisition Proposal submitted to such party after the date of the BCA for the sole purpose of enabling the Quidel board of directors or Ortho board of directors, as applicable, to evaluate such Acquisition Proposal for the purposes of this provision), engage in, continue or otherwise participate in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal;

•	provide any non-public or confidential information or data or afford access to its books or records or directors, officers, employees or advisors, to any person in relation to an Acquisition Proposal;

•

terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by it or any of its subsidiaries (other than to the extent the Quidel board of directors or Ortho board of directors, as applicable, determines in good faith, after consultation with its financial and outside legal advisors, that failure to take any such actions under this provision would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law);

•	approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal;

•

approve or recommend, propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, business combination agreement, option agreement or other similar agreement relating to any Acquisition Proposal;

•	take any action to make the provisions of any takeover law inapplicable to any transactions contemplated by any Acquisition Proposal; or

•	propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

Under the BCA and throughout this joint proxy statement/prospectus, an “Acquisition Proposal” with respect to Quidel or Ortho means any offer or proposal for, or any indication of interest in, (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of Quidel or Ortho, as applicable, or any of its subsidiaries that constitutes 15% or more of the consolidated gross revenue or consolidated gross assets of Quidel or Ortho, as applicable, and its subsidiaries, taken as a whole (such subsidiary, a “Major Subsidiary”); (b) any direct or indirect acquisition or purchase of (i) 15% or more of any class of equity securities or voting power or 15% or more of the consolidated gross assets of Quidel or Ortho, as applicable, or (ii) 15% or more of any class of equity securities or voting power of any of its Major Subsidiaries; (c) any tender offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities or voting power of Quidel or Ortho, as applicable; or (d) any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Quidel or Ortho, as applicable, or any Major Subsidiary of Quidel or Ortho, as applicable, in each case, with a person other than the other party or any of its affiliates.

Existing Discussions or Negotiations

Pursuant to the terms of the BCA, each of Quidel and Ortho agrees that it will immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of the BCA with any persons conducted prior to the signing of the BCA with respect to any Acquisition Proposal (or that could reasonably be expected to lead to an Acquisition Proposal), and request that any such person promptly return and destroy (and confirm destruction of) all non-public information. Unless the BCA will have been earlier terminated, neither Quidel nor Ortho will submit to the vote of its stockholders any Acquisition Proposal other than the Combinations.

Superior Proposals and Intervening Events

Pursuant to the terms of the BCA, if (a) in the case of Quidel, prior to the approval and adoption of the BCA by the holders of a majority of the outstanding Quidel Shares entitled to vote thereon (the “Quidel Requisite Vote”) and (b) in the case of Ortho, prior to the approval of the Ortho shareholders to the Ortho board of director’s implementation of the Ortho Scheme, adoption of the new Ortho articles of association (subject to any further amendments as the parties may agree) and the ancillary matters contemplated by the BCA (the “Ortho Requisite Vote”), (i) Quidel or Ortho, respectively, has received a bona fide Acquisition Proposal from a third party that was not received or obtained as a result of any violation of these provisions of the BCA, which the Quidel board of directors or the Ortho board of directors, respectively, determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined below) and (ii) the Quidel board of directors or the Ortho board of directors, respectively, determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, then Quidel or Ortho, as applicable, may (x) furnish non-public information to such person that has delivered such bona fide Acquisition Proposal and (y) engage in discussions or negotiations with such person with respect to the Acquisition Proposal. Under such circumstances, and prior to furnishing such information or engaging in any such discussion or negotiations, the applicable party must have received an executed confidentiality and standstill agreement from the proposing party, and any non-public information being provided to such proposing party not previously provided or made available to Quidel or Ortho, as applicable, will be made available to such party within 24 hours.

At any time prior to the earlier of (a) the receipt by Quidel of the Quidel Requisite Vote or receipt by Ortho of the Ortho Requisite Vote, as applicable, or (b) the termination of the BCA in accordance with its terms, subject to compliance with the provisions set forth below, the Quidel board of directors and the Ortho board of directors, respectively, will be entitled to make a Quidel Change in Recommendation or an Ortho Change in Recommendation, respectively, in each case (i) if such party receives a Superior Proposal or (ii) in response to an Intervening Event (as defined below), provided that, in each case, only to the extent such board of directors determines in good faith (after consultation with its outside legal counsel) that the failure to make such a change in recommendation would be inconsistent with its fiduciary duties under applicable law.

Neither of the Quidel board of directors nor the Ortho board of directors will be entitled to make a Quidel Change in Recommendation or an Ortho Change in Recommendation, respectively, unless (i) such party is in compliance with the relevant provisions of the BCA, (ii) such party provides the other with a written notice that it intends to make such a change in recommendation, (iii) such party complies with a five Business Day negotiation period with the other parties to the BCA to make such adjustments in the terms and conditions of the BCA so that any Superior Proposal ceases to constitute a Superior Proposal or, with respect to an Intervening Event, as would permit such board of directors to not change their recommendation with respect to the Combinations and (iv) such board of directors determines in good faith, after consultation with its outside legal and financial advisors, that such Superior Proposal continues to constitute a Superior Proposal or, as applicable, with respect to an Intervening Event, that its fiduciary duties still require it to make a Quidel Change in Recommendation or an Ortho Change in Recommendation, as applicable. Any amendment to the financial terms or any other material amendment of a Superior Proposal, or any material change to the facts and circumstances relating to an Intervening Event, as applicable, will require delivery of a new written notice described in the foregoing clause (ii), with a new notice period, but the reference to a “five Business Day negotiation period” in the preceding clause (iii) will be deemed to be a reference to a “three Business Day negotiation period.”

Under the BCA and throughout this joint proxy statement/prospectus, a “Superior Proposal” means, with respect to Quidel or Ortho, a bona fide Acquisition Proposal that did not result from a material breach of these provisions of the BCA and as to which the party recipient of the Acquisition Proposal complied with the applicable provisions of the BCA for or in respect of 80% or more of the outstanding Quidel Shares or Ortho Shares (as applicable) or 80% or more of the assets of Quidel and its subsidiaries, on a consolidated basis, or Ortho and its subsidiaries, on a consolidated basis, as applicable, in each case on terms that the Quidel board of directors or the Ortho board of directors, as applicable, determines in good faith (following receipt of the advice of its financial advisors and outside legal counsel) is reasonably likely to be consummated in accordance with its terms and, taking into account, among other things, (a) all legal, financial, antitrust or other regulatory, timing and other aspects of the Acquisition Proposal and the BCA deemed relevant by such board of directors (including conditions to, expected timing and risks of consummation of, and the ability of the party making such proposal to obtain financing for such Acquisition Proposal), (b) any improved terms that Ortho (in the case of an Acquisition Proposal for Quidel) or Quidel (in the case of an Acquisition Proposal for Ortho) may have offered pursuant to this section is more favorable from a financial point of view to Quidel and its stockholders or Ortho and its shareholders, as the case may be, than the Combinations (after taking into account any such improved terms) and (c) the value of the synergies expected to be recognized as a result of the Combinations.

Under the BCA and throughout this joint proxy statement/prospectus, an “Intervening Event” means any material event or development or material change in circumstances first occurring after the date of the BCA and prior to, in the case of Quidel, receipt by Quidel of the Quidel Requisite Vote and, in the case of Ortho, receipt by Ortho of the Ortho Requisite Vote, to the extent that such event, development or change in circumstances was not reasonably foreseeable as of or prior to the date of the BCA; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (a) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, or (b) changes in the market price or trading volume of Ortho Shares or Quidel Shares or the fact that a party meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period; provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (b).

Notice

Pursuant to the terms of the BCA, from and after the date of the BCA, Quidel or Ortho, as applicable, will promptly (and in any event within 24 hours) notify the other party orally and in writing in the event that it, one of its subsidiaries or any of its representatives receives (i) any Acquisition Proposal, (ii) any request for non-public information relating to such party or any of its subsidiaries, other than requests for information in the ordinary and usual course of business and consistent with past practice and unrelated to an Acquisition Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. Such notice must include the identity of such person and provide an unredacted copy of such Acquisition Proposal, inquiry or request (or, where no such copy is available, a reasonably detailed description of such Acquisition Proposal, inquiry or request), including any debt financing materials related thereto, if any. Subject to applicable law, Quidel or Ortho, as applicable, will keep the other party reasonably informed on a current basis of the status of any Acquisition Proposal, inquiry or request, and any material developments, discussions and negotiations related thereto.

Certain Permitted Disclosure

Nothing in the BCA will prevent Quidel or Ortho from complying with its disclosure obligations under applicable laws with regard to a competing Acquisition Proposal, except that Quidel and Ortho must nevertheless comply with their obligations under the BCA and any such disclosure (other than a “stop, look and listen” communication or similar communication contemplated by Section 14d 9(f) under the Exchange Act) shall be deemed to be a Quidel Change in Recommendation or an Ortho Change in Recommendation, as applicable, unless the Quidel board of directors or the Ortho board of directors, as applicable, expressly reaffirms its recommendation to its stockholders in favor of the approval of the BCA and the Combinations in such disclosure.

Stockholder Meetings

Quidel will take, in accordance with applicable law, the applicable rules and regulations of the SEC and Nasdaq and its organizational documents, all action necessary to convene the Quidel Stockholders’ Meeting as promptly as practicable after the later of (a) the expiration of any creditor rights opposition period under English law and (b) the date the Registration Statement is declared effective. Quidel will, unless a Quidel Change in Recommendation has been made in accordance with the BCA, use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the BCA and to take all other action reasonably necessary or advisable to secure the Quidel Requisite Vote. Any Quidel Change in Recommendation shall not limit or modify the obligation of Quidel to present the BCA for adoption at a meeting of its stockholders, and, if the BCA is not otherwise terminated by either Quidel or Ortho in accordance with the terms thereof, the BCA and the transactions contemplated thereby shall be submitted to the stockholders of Quidel at such meeting of the Quidel stockholders for the purpose of obtaining the Quidel Requisite Vote, except in the event of a Quidel Change in Recommendation made in accordance with the terms of the BCA in response to a Superior Proposal for Quidel that (i) includes only cash consideration and (ii) is fully financed and does not include any financing condition (including any financing contingency to the right of Quidel to seek specific performance) (a “Quidel All Cash Superior Proposal”).

Ortho will take, in accordance with applicable law, the applicable rules and regulations of the SEC and Nasdaq and its organizational documents, all action necessary to convene a meeting of its shareholders in accordance with Part 26 of the UK Companies Act to approve the Ortho Scheme, such as the Ortho Court Meeting, and a general meeting of its shareholders to adopt new articles of association and to resolve and approve the Ortho board of directors implementing the Ortho Scheme, and other matters as specified in the BCA, such as the Ortho General Meeting, as promptly as practicable after the later of (a) the expiration of any creditor rights opposition period under English law and (b) the date the Registration Statement is declared effective. Ortho will, unless an Ortho Change in Recommendation has been made in accordance with the BCA, use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of the terms relating to the Ortho Scheme and to take all other action reasonably necessary or advisable to secure the Ortho Requisite Vote. Any Ortho Change in Recommendation shall not limit or modify the obligation of Ortho to present the BCA for adoption at a meeting of its shareholders, and, if the BCA is not otherwise terminated by either Quidel or Ortho in accordance with the terms thereof, the BCA and the transactions contemplated thereby shall be submitted to the shareholders of Ortho at the Ortho Shareholder Meetings for the purpose of obtaining the Ortho Requisite Vote, except in the event of an Ortho Change in Recommendation made in accordance with the terms of the BCA in response to an Ortho All Cash Superior Proposal.

In accordance with the timetable for the Ortho Scheme and subject to any directions or requirements of the Court, Quidel and Ortho will each use their commercially reasonable efforts to cause the Quidel Stockholders’ Meeting and the Ortho Shareholder Meetings to be held on the same date.

Efforts to Complete the Combinations

In order to facilitate completion of the Combinations, the parties to the BCA, subject to certain exceptions, have agreed to use (and cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under the BCA and applicable law to consummate the Combinations and the other transactions contemplated by the BCA as soon as practicable, including:

•

preparing and filing all documentation to effect all necessary notices, reports and other filings as promptly as practicable and obtaining as promptly as practicable all consents, registrations, approvals, authorizations and other permits (including approvals related to applicable competition and antitrust laws) necessary or advisable to be obtained from any governmental entity or any self-regulatory organization in order to consummate the Combinations,

•

using their reasonable best efforts to resolve any objections as may be asserted with respect to the Combinations under any laws, including defending and contesting (through litigation on the merits and any appeals) any legal proceedings, whether judicial or administrative or otherwise, challenging the BCA or the consummation of the transactions contemplated thereby, including seeking to have any order entered by any court or other governmental entity vacated or reversed, and

•	executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the BCA pursuant to its terms and conditions.

Quidel and Ortho will each provide the other party and/or its counsel with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other party in connection with all submissions, filings or communications, and agree not to participate independently in any meeting with any governmental entity or self-regulatory organization in connection with the Combinations. Subject to applicable law, Quidel and Ortho will keep each other apprised of all correspondence and discussions with any governmental entity or any self-regulatory organization in connection with the transactions contemplated by the BCA. Further, Quidel and Ortho will keep the other apprised of the status of matters relating to the completion of the transactions contemplated by the BCA.

Indemnification and Insurance

The BCA provides that, to the extent permitted by applicable law, for a period of six years from and after completion of the Combinations, Topco will indemnify and hold harmless and provide advancement of expenses to each past and present (as of completion of the Combinations) director, officer, and employee of Quidel, Ortho or any of their subsidiaries against all costs or expenses (including reasonable attorneys’ fees and disbursements), judgments, inquiries, fines, losses, claims, damages or liabilities incurred by such individual in connection with any civil, criminal, administrative or investigative proceeding arising out of or pertaining to any act or omission of such director, officer or employee prior to completion of the Combinations (i) in each case, to the same extent as such person is indemnified or has the right to advancement of expenses as of the date of the BCA by Quidel, Ortho or their subsidiaries, as applicable, pursuant to the organizational documents and indemnification agreements thereof and (ii) to the fullest extent permitted by applicable law.

The BCA further provides that, for a period of not less than six years after completion of the Combinations, the organizational documents of Topco (and any successor thereto) will contain provisions providing for the elimination of liability of directors, indemnification of officers and directors and advancement of expenses to the fullest extent permitted by applicable law. Additionally, Topco will purchase a six-year “tail” prepaid policy on terms and conditions no less advantageous than the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained by each of Quidel and Ortho for the benefit of Quidel’s and Ortho’s officers and directors; provided that the amount paid for such policy shall not exceed, for each of Quidel and Ortho, 300% of the annual premiums currently paid by Quidel or Ortho, as applicable, for such policy; provided further, that with respect to Quidel’s officers and directors, Quidel may, in lieu of Topco’s purchase of a “tail” prepaid policy, elect to continue coverage for the insured under its current directors’ and officers’ liability insurance and fiduciary liability insurance.

Employee Matters

Quidel and Ortho agreed that continuing employees of each of Quidel and its subsidiaries (each, a “Quidel Continuing Employee”) and Ortho and its subsidiaries (each, an “Ortho Continuing Employee”) shall, until the first anniversary of the Quidel Effective Time and the Ortho Effective Time, receive base salary or base wage, severance benefit protections and pension and welfare benefits that are no less favorable, in the aggregate, than those provided to such employees immediately prior to the Quidel Effective Time or the Ortho Effective Time, as applicable; provided, however, that the requirements of the preceding sentence shall not apply to Quidel Continuing Employees or Ortho Continuing Employees who are covered by a collective bargaining agreement, union, labor or similar contract.

With respect to any benefit plan in which a Quidel Continuing Employee or Ortho Continuing Employee first becomes eligible to participate on or after the Quidel Effective Time or Ortho Effective Time, respectively (a “Relevant Benefit Plan”), each party shall use reasonable best efforts to (a) cause any pre-existing conditions or limitations and eligibility waiting periods under any of its group health plans which is a Relevant Benefit Plan to be waived with respect to the other party’s continuing employees and their eligible dependents, (b) give the other party’s continuing employees credit for the plan year in which the Quidel Effective Time or Ortho Effective Time, respectively, occurs (or the plan year in which any applicable continuing employee first becomes eligible to participate in the applicable Relevant Benefit Plan, if later) towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred during the plan year but prior to the Quidel Effective Time or Ortho Effective Time, respectively (or eligibility date, as applicable), for which payment has been made and (c) give the other party’s continuing employees service credit for such continuing employees’ employment with the other party for purposes of vesting, benefit accrual and eligibility to participate under each applicable Relevant Benefit Plan, as if such service had been performed with such party, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits (unless otherwise required under applicable law) or to the extent it would result in a duplication of benefits.

Corporate Governance Matters

Prior to the Ortho Effective Time, the sole stockholder of Topco will adopt the [Topco Charter] and the Topco board of directors will adopt the [Topco Bylaws], in each case to take effect as of the Ortho Effective Time (or prior to such time if mutually agreed by the parties). The [Topco Charter] and [Topco Bylaws] will remain in effect as of the Quidel Effective Time.

Pursuant to the terms of the BCA, the parties will cause the Topco board of directors to consist, at the Ortho Effective Time, of 12 members, comprised of: (a) eight members designated by Quidel, at least four of whom will qualify as an “independent director” under applicable rules of Nasdaq, and (b) four members designated by Ortho, at least two of whom will qualify as an “independent director” under applicable rules of Nasdaq. In connection with the BCA, Ortho and the Carlyle Stockholder executed a letter agreement pursuant to which Ortho agrees that, at the closing of the Combinations, the Ortho designees to the Topco board of directors will include two Carlyle nominees.

In addition, pursuant to the terms of the BCA, at the Ortho Effective Time, the Topco board of directors shall constitute the following committees, each of which shall consist of one member designated by Ortho and no less than two members designated by Quidel, in each case subject to applicable legal and regulatory requirements: (a) the Audit Committee, (b) the Nominating and Governance Committee and (c) the Compensation Committee.

Upon the consummation of the Combinations, unless otherwise agreed by Quidel and Ortho, Douglas Bryant will serve as the Chair and Chief Executive Officer, Robert Bujarski will serve as the President and Chief Operating Officer, Joseph Busky will serve as the Chief Financial Officer, and Michael Iskra will serve as the Chief Commercial Officer, in each case of Topco.

Other Covenants and Agreements

The BCA contains certain other covenants and agreements, including covenants relating to:

•	cooperation between the parties in the preparation and filing of the Registration Statement and this joint proxy statement/prospectus;

•	the convening by Quidel of the Quidel Stockholders’ Meeting and the convening by Ortho of the Ortho Shareholder Meetings;

•

cooperation between the parties in the preparation of the scheme terms relating to the Ortho Scheme and related formalities (including the application to the Court to convene the meeting of the Ortho shareholders and satisfaction of requirements under the Part 26 of the UK Companies Act);

•	the preparation and filing of the necessary documentation required to effect the Combinations with the applicable regulatory authorities in the United States and the United Kingdom;

•	obtaining the approval for listing of the Topco Shares issuable in the Combinations on Nasdaq;

•

delisting the Ortho Shares from Nasdaq and deregistering the Ortho Shares under the Exchange Act following the Ortho Effective Time and delisting the Quidel Shares from Nasdaq and deregistering the Quidel Shares under the Exchange Act following the Quidel Effective Time. Topco will be the successor to Quidel for purposes of Topco’s Nasdaq listing;

•	access to certain information about Quidel and Ortho during the period prior to the Quidel Effective Time;

•	press releases and public statements relating to the BCA or the Combinations;

•	certain matters relating to taxes and consummation of certain preliminary transactions;

•

the obligation, subject to certain exceptions described below in the section entitled “Expenses and Termination Fees,” of each party to pay the fees and expenses incurred by such party in connection with the Combinations;

•

the exemption under Rule 16b-3 under the Exchange Act with respect to dispositions of Quidel and Ortho securities and the acquisition of Topco Shares (including derivative securities) pursuant to the transactions contemplated by the BCA by officers or directors of Quidel or Ortho;

•	obtaining all necessary waivers or consents, or refinancing, renewing or replacing, contracts relating to indebtedness that becomes or may become due and payable as a result of the Combinations; and

•	the efforts by Quidel to obtain debt financing and Ortho to cooperate with such efforts.

Conditions to the Combinations

The obligations of the parties to consummate the Combinations are subject to the satisfaction or waiver by the parties of the following conditions:

(i)	the Quidel Requisite Vote shall have been obtained at the Quidel Stockholders’ Meeting and the Ortho Requisite Vote shall have been obtained at the Ortho Shareholder Meetings;

(ii)	the Topco Shares issuable in the Combinations shall have been authorized for listing on Nasdaq, subject to official notice of issuance;

(iii)

no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order or law which is in effect and prohibits, restrains, prevents or makes illegal consummation of the transactions contemplated by the BCA;

(iv)

the Registration Statement shall have been declared effective by the SEC under the Securities Act, and shall not be the subject of any stop order which is in effect suspending the effectiveness of the Registration Statement or any proceedings for that purpose;

(v)	certain antitrust, competition and foreign investment approvals designated by the parties shall have been obtained or any waiting periods thereunder shall have expired or been terminated; and

(vi)	the Ortho Scheme Order shall have been sanctioned by the Court and the Ortho Scheme Order shall have been delivered to the Registrar with due confirmatory receipt thereof.

The obligations of Ortho and Topco to consummate the Combinations are subject to the satisfaction or waiver by Ortho of each of the following additional conditions:

•

certain representations and warranties of Quidel set forth in the BCA relating to the authorized capital stock of Quidel are true and correct (except for de minimis inaccuracies) as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date);

•

certain representations and warranties of Quidel set forth in the BCA regarding the authorization of and other matters relating to the capitalization of Quidel and the corporate authority of Quidel are true and correct in all material respects as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date);

•

each of the other representations and warranties of Quidel set forth in the BCA are true and correct (disregarding all qualifications or limitations as to “material,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of the BCA and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Quidel;

•	Quidel shall, in all material respects, have performed and complied with all obligations required to be performed or complied with by it under the BCA;

•

at any time after the date of the BCA, there shall not have occurred and be continuing any effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Quidel; and

•	Ortho shall have received a certificate dated as of the Closing Date executed by a duly authorized officer of Quidel as to the satisfaction of the conditions set forth above.

The obligations of Quidel to consummate the Combinations are subject to the satisfaction or waiver by Quidel of the following additional conditions:

•

certain representations and warranties of Ortho set forth in the BCA relating to the authorized capital stock of Ortho and Topco are true and correct (except for de minimis inaccuracies) as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date);

•

certain representations and warranties of Ortho set forth in the BCA regarding the authorization of and other matters relating to the capitalization of Ortho and the corporate authority of Ortho are true and correct in all material respects as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date);

•

each of the other representations and warranties of Ortho (and, as applicable, Topco, U.S. Merger Sub, U.S. Holdco Sub and U.S. Holdco Sub 2) set forth in the BCA are true and correct (disregarding all qualifications or limitations as to “material,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of the BCA and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ortho;

•	Ortho shall, in all material respects, have performed and complied with all obligations required to be performed or complied with by it under the BCA;

•

at any time after the date of the BCA, there shall not have occurred and be continuing any effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Ortho; and

•	Quidel shall have received a certificate dated as of the Closing Date executed by a duly authorized officer of Ortho as to the satisfaction of the conditions set forth above.

Termination

The BCA may be terminated at any time prior to the Ortho Effective Time, whether before or after receipt of the Quidel Requisite Vote or Ortho Requisite Vote, as follows:

•	by the mutual written consent of Quidel and Ortho;

•

by either Quidel or Ortho, if the Ortho Effective Time has not occurred by September 22, 2022 (the “Termination Date”); provided, however, that such date shall automatically be extended to January 22, 2023, if the only conditions that have not been satisfied (other than those conditions that Quidel and Ortho have mutually agreed to waive, if and to the extent that such waiver is permitted by applicable law, and other than those conditions that by their nature can only be satisfied at or immediately prior to the Scheme Effective Date) are one or more of the conditions set forth in (a) clause (iii) under “Conditions to the Combinations” above to the extent relating to an approval required by clause (v) under “Conditions to the Combinations” above or (b) clause (v) under “Conditions to the Combinations” above; provided, further, that the right to terminate the BCA pursuant to this provision may not be exercised by any party whose failure to perform any material covenant or obligation under the BCA has been the primary cause of, or primarily resulted in, the failure of any such closing condition to be satisfied on or before the Termination Date;

•

by either Quidel or Ortho, if (a) the Quidel Requisite Vote has not been obtained at the Quidel Stockholders’ Meeting (or at any adjournment or postponement thereof) or (b) the Ortho Requisite Vote has not been obtained at the Ortho Shareholder Meetings (or at any adjournment or postponement thereof) or the Ortho Scheme is not sanctioned and the Ortho Scheme Order is not issued by the Court;

•

by either Quidel or Ortho, if any governmental entity that must grant a required regulatory approval has denied such grant in writing and such denial has become final, binding and non-appealable, or any order permanently restraining, enjoining or otherwise prohibiting consummation of the Combinations has become final and non-appealable;

•

by Quidel, at any time prior to the receipt of the Ortho Requisite Vote, if the Ortho board of directors has effected an Ortho Change in Recommendation (whether or not in compliance with the applicable provisions of the BCA);

•

by Quidel, at any time prior to the Ortho Effective Time, if Ortho breaches or fails to perform any of its covenants or agreements contained in the BCA, or if any of the representations or warranties of Ortho contained therein fails to be true and correct, which breach or failure (a) would give rise to the failure of the conditions to Quidel’s obligation to close and (b) is not reasonably capable of being cured by Ortho by the Termination Date or is not cured by Ortho within 45 days after receiving written notice from Quidel, unless Quidel’s failure to perform any material covenant or obligation under the BCA has been the primary cause of, or primarily resulted in, the failure of any such closing condition to be satisfied on or before the Termination Date;

•

by Quidel, at any time prior to the receipt of the Quidel Requisite Vote, if the Quidel board of directors has effected a Quidel Change in Recommendation in compliance with the BCA in response to a Quidel All Cash Superior Proposal and in order for Quidel to enter into a merger agreement, acquisition agreement or other similar agreement that the Quidel board of directors has authorized and directed Quidel to execute with respect to such Quidel All Cash Superior Proposal; provided, however, that the BCA may not be so terminated unless (a) prior to or simultaneously with such termination the Quidel Termination Payment (as defined below) has been made in full to Ortho, and (b) simultaneously or promptly following such termination Quidel enters into such agreement;

•

by Ortho, at any time prior to the receipt of the Quidel Requisite Vote, if the Quidel board of directors has effected a Quidel Change in Recommendation (whether or not in compliance with the applicable provisions of the BCA);

•

by Ortho, at any time prior to the Ortho Effective Time, if Quidel breaches or fails to perform any of its covenants or agreements contained in the BCA, or if any of the representations or warranties of Quidel contained therein fails to be true and correct, which breach or failure (a) would give rise to the failure of the conditions to Ortho’s obligation to close and (b) is not reasonably capable of being cured by Quidel by the Termination Date or is not cured by Quidel within 45 days after receiving written notice from Ortho, unless Ortho’s failure to perform any material covenant or obligation under the BCA has been the primary cause of, or primarily resulted in, the failure of any such closing condition to be satisfied on or before the Termination Date; or

•

by Ortho, at any time prior to the receipt of the Ortho Requisite Vote, if the Ortho board of directors has effected an Ortho Change in Recommendation in compliance with the BCA in response to an Ortho All Cash Superior Proposal and in order for Ortho to enter into a merger agreement, acquisition agreement or other similar agreement that the Ortho board of directors has authorized and directed Ortho to execute with respect to such Ortho All Cash Superior Proposal; provided, however, that the BCA may not be so terminated unless (a) prior to or simultaneously with such termination the Ortho Termination Payment (as defined below) has been made in full to Quidel, and (b) simultaneously or promptly following such termination Ortho enters into such agreement.

In the event the BCA is terminated by either Quidel or Ortho, the BCA will become void and of no effect and there will be no liability or obligation on the part of any party or any of their respective directors, officers, employees, agents, legal and financial advisors or other representatives, in each case, except with respect to certain obligations to pay certain expenses and termination fees provided for under the BCA, as described in the section entitled “Expenses and Termination Fees” below. Notwithstanding the foregoing, the termination of the BCA will not relieve any party from liability for any fraud or willful and material breach of any of its representations, warranties, covenants or agreements set forth in the BCA. In the event of any such termination, the parties will cooperate with each other in connection with the withdrawal of any applications to, or termination of proceedings before, any governmental entity or self-regulatory organization in connection with the transactions contemplated by the BCA.

Expenses and Termination Fees

All costs and expenses incurred in connection with the BCA and the Combinations and the other transactions contemplated by the BCA generally are to be paid by the party incurring such costs and expenses, but Quidel and Ortho will share equally all expenses associated with antitrust filings, the Nasdaq listing application and the filing, printing and mailing of this joint proxy statement/prospectus, the Registration Statement and other disclosure documents required in connection with the Combinations.

Quidel must pay Ortho a termination fee of $207,839,918.46 (the “Quidel Termination Payment”) if:

•	the BCA is terminated by Ortho, as a result of a Quidel Change in Recommendation;

•

the BCA is terminated by either Quidel or Ortho if (i) the Combinations are not consummated by the Termination Date or (ii) the Quidel Requisite Vote has not been obtained at the Quidel Stockholders’ Meeting and, at the time of such termination, Ortho had a right to terminate as a result of a Quidel Change in Recommendation;

•

(a) an Acquisition Proposal for Quidel shall have been publicly announced or made publicly known or otherwise communicated or made known to Quidel management or the Quidel board of directors (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal) and not withdrawn prior to termination or such vote to adopt the BCA, as applicable, at any time after the date of the BCA and (b) the BCA is subsequently terminated by Ortho as a result of Quidel’s breach of the BCA or is terminated by either Quidel or Ortho because (i) the Combinations are not consummated by the Termination Date or (ii) the Quidel Requisite Vote has not been obtained at the Quidel Stockholders’ Meeting and, at the time of such termination, Ortho had a right to terminate the BCA as a result of a failure by Quidel to perform any of its covenants or agreements contained in the BCA;

•	the BCA is terminated by Quidel in connection with a Quidel All Cash Superior Proposal, subject to certain additional conditions; or

•

(a) an Acquisition Proposal for Quidel has been publicly announced or made publicly known or otherwise communicated or made known to Quidel management or the Quidel board of directors (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal) and not withdrawn prior to termination or such vote to adopt the BCA, as applicable, at any time after the date of the BCA, (b) the BCA is subsequently terminated by Quidel or Ortho because (i) the Combinations are not consummated by the Termination Date or (ii) the Quidel Requisite Vote has not been obtained at the Quidel Stockholders’ Meeting, and (c) within nine months of such termination, Quidel or any of its subsidiaries executes an acquisition agreement with respect to, or consummates, or approves or recommends to the Quidel stockholders to accept, any Acquisition Proposal (provided that, for purposes of this clause (c), the term “Acquisition Proposal” is defined as in the section entitled “The Business Combination Agreement—Acquisition Proposals” of this joint proxy statement/prospectus, except that each reference to “15% or more” in the definition of “Acquisition Proposal” and “Major Subsidiary” shall be deemed to be a reference to “50% or more”).

In the event that the BCA is terminated because the Quidel Requisite Vote has not been obtained at the Quidel Stockholders’ Meeting, and the Quidel Termination Payment is not otherwise payable, then Quidel shall pay, or cause to be paid, to Ortho by way of reimbursement its reasonable documented out-of-pocket costs, fees and expenses incurred in connection with its investigation, consideration, documentation, diligence and negotiations of the BCA and the transactions contemplated thereby, including all reasonable fees and expenses of Ortho’s and its subsidiaries’ respective representatives and financing sources.

In the event the Quidel Termination Payment is payable by Quidel to Ortho after the time Quidel pays any expense reimbursement to Ortho in accordance with the terms of the BCA, the amount of the Quidel Termination Payment payable by Quidel to Ortho will be reduced by the amount of such expense reimbursement actually paid to Ortho.

Ortho must pay Quidel a termination fee of $46,880,426.11 (the “Ortho Termination Payment”) if:

•	the BCA is terminated by Quidel, as a result of an Ortho Change in Recommendation;

•

the BCA is terminated by either Quidel or Ortho if (i) the Combinations are not consummated by the Termination Date or (ii) the Ortho Requisite Vote has not been obtained at the Ortho Shareholder Meetings or the Ortho Scheme is not sanctioned and the Ortho Scheme Order is not issued by the Court and, at the time of such termination, Quidel had a right to terminate as a result of an Ortho Change in Recommendation;

•

(a) an Acquisition Proposal for Ortho shall have been publicly announced or made publicly known or otherwise communicated or made known to Ortho management or the Ortho board of directors (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal) and not withdrawn prior to termination or such vote to adopt the BCA, as applicable, at any time after the date of the BCA and (b) the BCA is subsequently terminated by Quidel as a result of Ortho’s breach of the BCA or is terminated by either Quidel or Ortho because (i) the Combinations are not consummated by the Termination Date or (ii) the Ortho Requisite Vote has not been obtained at the Ortho Shareholder Meetings or the Ortho Scheme is not sanctioned and the Ortho Scheme Order is not issued by the Court and, at the time of such termination, Quidel had a right to terminate the BCA as a result of a failure by Ortho to perform any of its covenants or agreements contained in the BCA;

•	the BCA is terminated by Ortho in connection with an Ortho All Cash Superior Proposal, subject to certain additional conditions; or

•

(a) an Acquisition Proposal for Ortho has been publicly announced or made publicly known or otherwise communicated or made known to Ortho management or the Ortho board of directors (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal) and not withdrawn prior to termination or such vote to adopt the BCA, as applicable, at any time after the date of the BCA, (b) the BCA is subsequently terminated by Quidel or Ortho because (i) the Combinations are not consummated by the Termination Date or (ii) the Ortho Requisite Vote has not been obtained at the Ortho Shareholder Meetings or the Ortho Scheme is not sanctioned and the Ortho Scheme Order is not issued by the Court, and (c) within nine months of such termination, Ortho or any of its subsidiaries executes an acquisition agreement with respect to, or consummates, or approves or recommends to the Ortho shareholders to accept, any Acquisition Proposal (provided that, for purposes of this clause (c), the term “Acquisition Proposal” is defined as in the section entitled “The Business Combination Agreement—Acquisition Proposals” of this joint proxy statement/prospectus, except that each reference to “15% or more” in the definition of “Acquisition Proposal” and “Major Subsidiary” shall be deemed to be a reference to “50% or more”).

In the event that the BCA is terminated because the Ortho Requisite Vote has not been obtained at the Ortho Shareholder Meetings or the Ortho Scheme is not sanctioned and the Ortho Scheme Order is not issued by the Court, and the Ortho Termination Payment is not otherwise payable, then Ortho shall pay, or cause to be paid, to Quidel by way of reimbursement its reasonable documented out-of-pocket costs, fees and expenses incurred in connection with its investigation, consideration, documentation, diligence and negotiations of the BCA and the transactions contemplated thereby, including all reasonable fees and expenses of Quidel’s and its subsidiaries’ respective representatives and financing sources.

In the event the Ortho Termination Payment is payable by Ortho to Quidel after the time Ortho pays any expense reimbursement to Quidel in accordance with the terms of the BCA, the amount of the Ortho Termination Payment payable by Ortho to Quidel will be reduced by the amount of such expense reimbursement actually paid to Quidel.

Specific Performance

Quidel and Ortho have agreed that Quidel and Ortho will be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the BCA by the other parties and to enforce specifically the terms and provisions of the BCA, in addition to any other remedy to which they are entitled. However, a party will not be entitled to both specific performance and the payment of any termination fee described above under “Expenses and Termination Fees.”

STOCKHOLDERS AGREEMENT / DEED OF IRREVOCABLE UNDERTAKING

Stockholders Agreement

In connection with execution of the BCA, Ortho, Quidel, Topco and the Carlyle Stockholder entered into a stockholders agreement (the “Stockholders Agreement”) which will replace the stockholders agreement currently in effect between Ortho and the Carlyle Stockholder, which provides for, among other things, certain registration and information rights (the “Current Ortho Stockholders Agreement”). A copy of the Stockholders Agreement is attached to this joint proxy statement/prospectus as Annex B and is incorporated by reference into this joint proxy statement/prospectus. The Stockholders Agreement provides, among other things, that:

•

Board Representation. So long as the Carlyle Stockholder holds at least 12% of the outstanding Topco Shares, then the Carlyle Stockholder may nominate two individuals to the Topco board of directors. If the Carlyle Stockholder holds at least 5% but less than 12% of the outstanding Topco Shares, then it may nominate one individual to the Topco board of directors. The Carlyle Stockholder is not entitled to any nomination rights with respect to the Topco board of directors if it holds less than 5% of the outstanding Topco Shares.

•

Registration Rights. The Stockholders Agreement grants the Carlyle Stockholder registration rights, including demand rights and piggyback rights, each subject to certain limitations. The Carlyle Stockholder’s demand rights (excluding rights with respect to “shelf” registrations) expire in the event that the Carlyle Stockholder owns less than 5% of the outstanding Topco Shares, and its other registration rights expire on a holder-by-holder basis when a given Carlyle Stockholder owns less than 1% of the outstanding Topco Shares, in each case, only if such Carlyle Stockholder can sell its Topco Shares without volume or manner of sale restrictions under Rule 144 under the Securities Act.

•	Corporate Opportunity Waiver. The Stockholders Agreement includes a customary corporate opportunity waiver provision, duly adopted by the Topco board of directors.

•

Information Rights. The Stockholders Agreement provides the Carlyle Stockholder with (a) customary rights to financial information so long as the Carlyle Stockholder holds 5% or more of the outstanding Topco Shares, and (b) additional access to information and Topco management so long as the Carlyle Stockholder holds 10% or more of the outstanding Topco Shares.

Current Ortho Stockholders Agreement

The Current Ortho Stockholders Agreement provides for registration and information rights that are generally similar to those that will exist under the Stockholders Agreement. However, there are certain changes in the Stockholders Agreement including: (i) an increase to the minimum transaction size for non-shelf demand offerings and shelf takedowns from $50 million to $250 million, (ii) termination of registration rights when the Carlyle Stockholder (with any affiliates or transferees) owns less than 5% of the outstanding Topco Shares or if it is able to sell Topco Shares under Rule 144 of the Securities Act, without volume or manner of sale restrictions, (iii) removal of the right to receive an annual budget and (iv) termination of access rights when the Carlyle Stockholder (with any affiliates or transferees) owns less than 10% of the outstanding Topco Shares. The Stockholders Agreement also includes director appointment rights, which are currently addressed in the articles of association of Ortho.

Irrevocable Undertaking

In connection with its entry into the BCA, Ortho and Quidel received from the Carlyle Stockholder a deed of irrevocable undertaking (“Irrevocable Undertaking”) to vote or procure votes in favor of the Ortho Scheme of arrangement at the Ortho Court Meeting and the resolution to be proposed at the Ortho General Meeting, in respect of 118,106,000 Ortho Shares beneficially owned by the Carlyle Stockholder, representing approximately 49.79% of the Ortho Shares. The Irrevocable Undertaking, which terminates if the BCA is terminated, requires the Carlyle Stockholder to vote their Ortho Shares in favor of and accept the Combinations, and, subject to certain exceptions, prohibits the applicable shareholder from dealing in (including transferring or encumbering) its Ortho Shares. A copy of the Irrevocable Undertaking is attached to this joint proxy statement/prospectus as Annex C and is incorporated by reference into this joint proxy statement/prospectus.

INTERESTS OF CERTAIN PERSONS IN THE COMBINATIONS (QUIDEL)

Quidel’s executive officers and directors have interests in the Combinations that are different from, or in addition to, the interests of Quidel stockholders generally. The Quidel board of directors was aware of these potentially differing interests and considered them, among other matters, in reaching its decision to adopt the BCA, approve the Combinations and to recommend that you vote in favor of the Merger Proposal.

See the sections entitled “The Combinations—Background of the Combinations” and “The Combinations—Quidel Reasons for the Combinations and Recommendation of the Quidel Board of Directors” of this joint proxy statement/prospectus. Quidel stockholders should take these interests into account in deciding whether to vote “FOR” the Merger Proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the table included under the section entitled “Golden Parachute Compensation.”

These interests may include, but are not limited to,

•	the treatment in the Combinations of equity awards held by Quidel directors and executive officers;

•	the continued engagement and/or employment, as applicable, of certain executive officers of Quidel, as described below in the section entitled “Topco Positions;”

•	the continued positions of certain directors of Quidel as directors on the board of directors of Topco, as described below in the section entitled “Topco Positions;” and

•	severance payments payable under existing employment and severance arrangements or arrangements that may be entered into in connection with the Combinations.

Additionally, Quidel retains the discretion to grant: (i) annual equity awards under the 2018 Equity Incentive Plan in connection with its annual equity award program in an amount up to 250,000 shares and (ii) equity awards for new hires and success and retention purposes in an amount up to 100,000 shares. Moreover, Quidel retains the discretion to pay (i) up to eight employees, including the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel and certain Vice President and Senior Director employees, with a cash bonus success fee related to the Combinations equal to up to one times base salary, which may be grossed up for tax purposes and (ii) up to $10 million in additional incremental cash payment programs for success and/or retention purposes, in each case, which may be payable at or following the consummation of the Combinations.

Treatment of Quidel Equity Awards

The Combinations will not constitute a change in control under the Quidel Stock Plans. Nonetheless, pursuant to the terms of the BCA, each award of outstanding Quidel Stock Options, Quidel RSUs and Quidel PSUs will be treated as follows:

Stock Options

At the Quidel Effective Time, each outstanding Quidel Stock Option granted under a Quidel Stock Plan, whether vested or unvested, will automatically, without any action on the part of the holder thereof, cease to represent an option to acquire Quidel Shares and be converted into a Topco Stock Option on the same terms and conditions (including applicable vesting conditions) applicable to such Quidel Stock Option under the applicable Quidel Stock Plan and award agreement in effect immediately prior to the Quidel Effective Time, except as adjusted by the BCA. The number of Topco Shares subject to each such Topco Stock Option will be equal to the number of Quidel Shares subject to such Quidel Stock Option immediately prior to the Quidel Effective Time, and such Topco Stock Option will have an exercise price per share equal to the exercise price per Quidel Share of such Quidel Stock Option immediately prior to the Quidel Effective Time.

Restricted Stock Units

At the Quidel Effective Time, each outstanding Quidel RSU granted under a Quidel Stock Plan will automatically, without any action on the part of the holder thereof, be converted into a Topco RSU on the same terms and conditions (including applicable vesting conditions) applicable to such Quidel RSU under the applicable Quidel Stock Plan and award agreement in effect immediately prior to the Quidel Effective Time. The number of Topco Shares covered by each such Topco RSU will be equal to the number of Quidel Shares subject to such Quidel RSU immediately prior to the Quidel Effective Time.

Performance Restricted Stock Units

At the Quidel Effective Time, each outstanding Quidel PSU granted under a Quidel Stock Plan will automatically, without any action on the part of the holder thereof, be converted into a Topco PSU on the same terms and conditions (including applicable vesting conditions) applicable to such Quidel PSU under the applicable Quidel Stock Plan and award agreement in effect immediately prior to the Quidel Effective Time. The number of Topco Shares covered by each such Topco PSU will be equal to the number of Quidel Shares subject to such Quidel PSU immediately prior to the Quidel Effective Time. The Quidel board of directors, or an applicable committee thereof, may, prior to the Ortho Effective Time make such equitable adjustments, if any, to the applicable performance goals or conditions relating to such Quidel PSU, as the Quidel board of directors may determine to be necessary or appropriate as a result of the consummation of the Combinations, which equitable adjustments shall take effect upon and be subject to the consummation of the Combinations and, in each case, subject to and in accordance with the terms and conditions of the Quidel Stock Plans and Quidel PSU.

Post-Combinations Compensation and Benefit Arrangements

Pursuant to the BCA, employees of Quidel and its subsidiaries at the Quidel Effective Time who continue to remain employed with Quidel or its subsidiaries (the “Quidel Continuing Employees”) shall, during the period commencing at the Quidel Effective Time and ending on the one-year anniversary thereof, be provided with base salary or base wage, severance benefit protections, and pension and welfare benefits that are no less favorable, in the aggregate, than those provided to such Quidel Continuing Employees immediately prior to the Quidel Effective Time.

In addition, executive officers and directors who are retained to provide services to Quidel following the consummation of the Combinations may enter into new individualized compensation arrangements. As of the date of this joint proxy statement/prospectus, no compensation arrangements have been established.

Executive Severance Arrangements

The Combinations will not constitute a change in control under the change in control agreements that Quidel has entered into with each of Douglas C. Bryant, Randall J. Steward, Robert J. Bujarski, Ratan S. Borkar and Dr. Werner Kroll (the “NEOs”), and therefore none of the NEOs will be entitled to compensation or benefits as a result of the Combinations under such arrangements. Messrs. Bryant and Bujarski, however, have each entered into separate employment agreements with Quidel, which provide for severance benefits in the event of a qualifying termination of employment that occurs outside the context of a change in control.

If Mr. Bryant’s employment with Quidel is terminated without “cause” (as defined in his employment agreement) or he terminates his employment for “good reason” (as defined in his employment agreement) and thereafter delivers and does not revoke a general release, he is entitled to a severance payment equal to 18 months of his then-current base salary and payment of health insurance premiums for a period of 18 months following termination. If Mr. Bujarski’s employment is terminated by Quidel without cause, he is entitled to a severance payment equal to six months of his annual then-current base salary.

“Cause” is generally defined in Mr. Bryant’s employment agreement as: (i) fraud; (ii) personal dishonesty involving money or property of Quidel or that results in material harm to Quidel; (iii) Mr. Bryant’s willful misconduct that is materially injurious to Quidel; (iv) a serious breach of a fiduciary duty to Quidel involving personal profit; (v) Mr. Bryant’s conviction for a felony (including via a guilty or nolo contendere plea), excluding traffic offenses; (vi) Mr. Bryant’s willful and continued neglect of duties (other than any such failure resulting from his incapacity because of physical or mental illness); or (vii) Mr. Bryant’s material breach of certain provisions of his employment agreement.

“Good reason” is generally defined in Mr. Bryant’s employment agreement as: (i) the failure to elect and continue Mr. Bryant as Chief Executive Officer of Quidel, or if the scope of Mr. Bryant’s duties and responsibilities are in the aggregate materially reduced; (ii) a requirement by Quidel or the Quidel board of directors that Mr. Bryant, without his prior consent, be relocated to a Quidel office more than 50 miles from the current executive offices of Quidel, or if Quidel requires Mr. Bryant to be based anywhere other than the principal executive offices of Quidel; (iii) any material reduction in Mr. Bryant’s base salary, provided that Quidel does not pay Mr. Bryant an appropriate cash amount to reimburse him for the base salary reduction; or (iv) a material breach by Quidel of any of the terms of the employment agreement.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of Quidel’s five current NEOs that is based on or otherwise relates to the Combinations and that will or may become payable to the NEOs at the Quidel Effective Time or upon a qualifying termination of employment at or following the Quidel Effective Time. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Combinations-related compensation payable to Quidel’s NEOs.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the transaction. For purposes of calculating such amounts, the following assumptions were used:

•	The Quidel Effective Time is [•], 2022, which is the assumed date of the closing of the Quidel Merger; and

•

Each NEO experienced a qualifying termination (i.e., a termination without “cause” or for “good reason,” as defined in the relevant agreements), immediately following the assumed Quidel Effective Time of [•], 2022. In the case of the NEOs, the relevant agreements will be those providing for severance payments and benefits to Messrs. Bryant and Bujarski, as described above in “Interests of Quidel Officers and Directors in the Combinations – Executive Severance Arrangements.”

As a result of the foregoing assumptions, the actual amounts, if any, to be received by a NEO may materially differ from the amounts set forth below.

Golden Parachute Compensation
Named Executive Officer	Cash ($)(1)	Equity ($)	Perquisites / Benefits ($)(2)	Total Value ($)
Douglas C. Bryant
Randall J. Steward
Robert J. Bujarski
Werner Kroll, Ph.D.
Ratan S. Borkar

(1)

Amounts shown reflect the severance payments payable to Messrs. Bryant and Bujarski pursuant to their respective employment agreements. The severance benefits payable to Messrs. Bryant and Bujarski are neither contingent upon nor related to the Combinations, but have been included out of an abundance of caution.

(2)

As described in greater detail in the section entitled “Executive Severance Arrangements,” upon a qualifying termination of employment, Mr. Bryant is entitled to receive payment of health insurance premiums for a period of 18 months following the termination of his employment.

Topco Positions

Effective as of the Ortho Effective Time, the Topco board of directors will consist of 12 members, comprised of (i) eight members designated by Quidel, one of whom shall be the Chief Executive Officer of Quidel immediately prior to the Quidel Effective Time and at least four of whom will qualify as an “independent director” under applicable rules of Nasdaq and (ii) four members designated by Ortho, at least two of whom will qualify as an “independent director” under applicable rules of Nasdaq. Each of the members of the Topco board of directors designated by Ortho shall be reasonably acceptable to the nominating and corporate governance committee of the current Quidel board of directors.

Douglas Bryant, current President and Chief Executive Officer of Quidel, will be one of the eight directors designated by Quidel, and will serve as the Chair of the Topco board of directors and as the Chief Executive Officer of Topco.

Additionally, Robert Bujarski, current Chief Operating Officer of Quidel, will serve as the President and Chief Operating Officer of Topco.

Insurance and Indemnification of Directors and Executive Officers

The terms of the BCA provide for certain post-closing covenants related to insurance and indemnification of directors and executive officers. For a description of such covenants, see the section entitled “The Business Combination Agreement—Indemnification and Insurance” of this joint proxy statement/prospectus.

INTERESTS OF CERTAIN PERSONS IN THE COMBINATIONS (ORTHO)

Ortho’s executive officers and directors have interests in the Ortho Scheme that are different from, or in addition to, the interests of Ortho shareholders generally. The Ortho board of directors was aware of these potentially differing interests and considered them, among other matters, in reaching its decision to adopt the BCA, approve the Combinations and to recommend that you vote in favor of all proposals to be approved at the Ortho Shareholder Meetings.

See the sections entitled “The Combinations—Background of the Combinations” and “The Combinations—Ortho Reasons for the Combinations and Recommendation of the Ortho Board of Directors” of this joint proxy statement/prospectus. Ortho shareholders should take these interests into account in deciding whether to vote “FOR” the Ortho Scheme Proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the table included under the section entitled “Golden Parachute Compensation.”

These interests may include, but are not limited to:

•	the continued engagement and/or employment, as applicable, of certain board members and executive officers of Ortho, as described in the section entitled “Topco Positions”;

•	the continued positions of certain directors of Ortho as directors on the board of directors of Topco, as described below in the section entitled “Topco Positions”;

•	the treatment in the Combinations of equity awards and stock options held by Ortho directors and executive officers;

•

retention bonus awards, 40% of which will be payable at the closing of the Combinations and the remaining 60% of which will be payable on the first anniversary of the closing of the Combinations, the amounts of which are described in the section entitled “Retention Bonuses”;

•	transaction bonuses payable upon the closing of the Combinations, the amounts of which are described in the section entitled “Transaction Bonuses”; and

•	severance payments payable under existing employment and severance arrangements or arrangements that may be entered into in connection with the Combinations.

In respect of the Ortho directors and named executive officers, the Combinations shall impact their board service and results in equity and cash based awards as summarized below:

Compensation Payable as a Result of the Combinations

All directors and executive officers of Ortho who are Ortho shareholders will receive Ortho Scheme Consideration in respect of their Ortho Shares, calculated in the same manner as the Ortho Scheme Consideration is calculated for all other Ortho shareholders. As described below in the section entitled “Interests of Certain Persons in the Combinations (Ortho)—Executive Severance Agreements” and as summarized in the table entitled “Interests of Certain Persons in the Combinations (Ortho)—Golden Parachute Compensation” Messrs. Smith, Iskra, Busky, Palaniappan and Schlesinger, as well as certain other executive officers who are Ortho shareholders, are eligible for severance payments under certain circumstances. The severance arrangements are contractual and were established prior to signing of the BCA and not in anticipation of the Combinations. As described below in the sections entitled “Interests of Certain Persons in the Combinations (Ortho)—Retention Bonuses” and “Interests of Certain Persons in the Combinations (Ortho)—Transaction Bonuses” and as summarized in the table entitled “Interests of Certain Persons in the Combinations (Ortho)—Golden Parachute Compensation,” Ortho has approved retention bonuses for Messrs. Busky, Iskra, Palaniappan and Schlesinger and transaction bonuses for Messrs. Smith, Busky, Iskra and Schlesinger. The retention bonuses and transaction bonuses were approved by the compensation committee of the Ortho board of directors in connection with the Combinations and are consistent with typical market practice in the United States for similarly situated executives in a transaction similar to the Combinations.

Compensation following the Combinations

The BCA contemplates that Mr. Busky will serve as the Chief Financial Officer of Topco, and Mr. Iskra will serve as the Chief Commercial Officer of Topco, in each case after closing the Combinations. Compensation for Messrs. Busky and Iskra

in such roles has not yet been determined. Quidel and Ortho have not yet identified which other executives of Ortho will serve in senior management positions of Topco, although the BCA provides that, for 12 months following the Ortho Effective Time, each Ortho Continuing Employee will receive base salary or wages, severance benefit protections and pension and welfare benefits that are no less favorable, in the aggregate, than those provided to such Ortho Continuing Employees immediately prior to the Ortho Effective Time. Four members of the post-closing board of directors of Topco will be appointed by Ortho, but Ortho and Quidel have not yet determined what compensation, if any, will be paid to such individuals in consideration for serving as directors.

Treatment of Ortho Equity Awards

See the section below entitled “Interests of Certain Persons in the Combinations (Ortho)—Treatment of Ortho Equity Awards” for a description of the treatment of Ortho Equity Awards held by members of the board of directors of Ortho and management of Ortho after closing of the Combinations. In general, directors and members of management will receive the same treatment as holders of other Ortho Equity Awards, provided that certain of Mr. Smith’s Ortho Equity Awards contain different vesting terms than apply to other holders of Ortho Equity Awards, and may result in certain of Mr. Smith’s unvested shares or restricted stock becoming vested upon the closing of the Combinations. These terms for Mr. Smith were not adopted in connection with or in anticipation of the Combinations.

Shareholding by Directors and Officers

See the section below entitled “Security Ownership of Certain Ortho Beneficial Owners and Management” for a summary of the shareholding of members of the board of directors of Ortho and the named executive officers of Ortho.

Compensation Actions in Connection with the Combinations

In connection with the Combinations, Ortho retained the discretion to take action to: (i) deem a “Liquidity Event” (as defined under the Ortho equity awards) to have occurred with respect to Ortho’s outstanding equity awards upon any of (A) the completion of the Combinations, (B) an involuntary (“without cause”) or constructive (“good reason”) termination of employment upon or following the completion of the Combinations, or (C) the completion of a specified period of service after the closing of the Combinations, and the deemed occurrence of a Liquidity Event may result in vesting of certain Ortho equity awards; (ii) modify vesting and related provisions of outstanding Ortho equity awards that, without modification, would result in forfeitures in connection with the Combinations; (iii) provide that outstanding equity awards held by Ortho’s non-employee directors who will not serve on the Topco board of directors following the completion of the Combinations will vest upon the closing of the Combinations; (iv) provide that Ortho’s outstanding equity awards will vest as a result of an involuntary (“without cause”) or constructive (“good reason”) termination of employment upon or following the completion of the Combinations; (v) provide for awards containing “Liquidity Event” vesting provisions to vest upon the earlier of the time specified in the applicable award agreement or upon a specified date that is not less than six months following the completion of the Combinations, (vi) enter into change in control severance agreements with officers and employees on terms and conditions no more favorable than those in place for comparable Quidel employees and (vii) provide for certain incremental cash payment programs for succession and/or retention purposes, payable upon or after completion of the Combinations.

Subsequent to the execution of the BCA, as detailed below, Ortho has approved certain retention and transaction bonus arrangement for Ortho’s executive officers and has determined that all of Ortho’s outstanding and unvested stock options, restricted stock and restricted stock units will vest on a “double trigger” basis in the event the holder’s service is terminated without cause in connection with the Combinations. In addition, prior to the closing of the Combinations, Ortho may make additional changes to compensation arrangements for Ortho’s officers and board members, as permitted under the BCA, although no determinations have yet been made in regard to the foregoing.

Treatment of Ortho Equity Awards

Stock Options

As of January 20, 2022, there were 12,723,304 outstanding Ortho Stock Options. If at the Ortho Effective Time there are outstanding Ortho Stock Options, then each such Ortho Stock Option will be converted into (i) a Topco Stock Option on the same terms and conditions as were applicable to such Ortho Stock Option immediately prior to the Ortho Effective Time,

(ii) with respect to the portion of the Ortho Stock Option that is vested at the Ortho Effective Time, a right to receive payment, in cash, upon the closing of the Combinations, equal to the Cash Portion in respect of the Ortho Shares that are subject to the vested portion of the Ortho Stock Option, and (iii) with respect to the portion of the Ortho Stock Options that are unvested at the Ortho Effective Time, a right to receive payment, in cash, equal to the Cash Portion in respect of the Ortho Shares that are subject to the unvested portion of the Ortho Stock Option, payable through the payroll system or payroll provider of Topco or its affiliate and subject to applicable withholding, as and when the corresponding portion of the Ortho Stock Option would have vested. The number of Topco Shares subject to each such Topco Stock Option shall be equal to the product (rounded down to the nearest whole number) of (x) the number of Ortho Shares subject to such Ortho Stock Option immediately prior to the Ortho Effective Time and (y) the Ortho Exchange Ratio, and such Topco Stock Option shall have an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Ortho Share of such option immediately prior to the Ortho Effective Time divided by (B) the Ortho Exchange Ratio; provided, however, that the exercise price and the number of Topco Shares purchasable pursuant to such Topco Stock Option will be determined in a manner consistent with the requirements of Section 409A of the Code, without reducing the total value of consideration provided to the holders of Ortho Stock Options hereunder; provided, further, that in the case of any Ortho Stock Option to which Section 422 of the Code applies, the exercise price and the number of Topco Shares purchasable pursuant to such Ortho Stock Option will be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code without reducing the total value of consideration provided to the holders of Ortho Stock Options hereunder.

In the event that the service of a holder of Ortho Stock Options is terminated without cause in connection with or following the closing of the Combinations, such holder’s Ortho Stock Options will become fully vested.

Restricted Stock Units and Restricted Stock

As of January 20, 2022, there were 166,250 Ortho restricted stock unit awards and 388,724 unvested shares of Ortho restricted stock outstanding. Each award of restricted stock, restricted stock units or other similar rights or awards granted under an Ortho Stock Plan and relating to Ortho Shares (any such award, an “Ortho Equity Right” and such awards together with the Ortho Stock Options, the “Ortho Stock Awards”) that is outstanding immediately prior to the Ortho Effective Time will automatically be converted, at the Ortho Effective Time, into (i) an award of restricted stock, restricted stock units or other similar rights or awards, as applicable, relating to Topco Shares (a “Topco Equity Right” and, together with the Topco Stock Options, “Topco Stock Awards”) of the same type and on the same terms and conditions as were applicable to the corresponding Ortho Equity Right, and (ii) a right to receive payment, in cash, equal to the Cash Portion in respect of the Ortho Shares that are subject to the Ortho Equity Right, payable through the payroll system or payroll provider of Topco or its affiliate and subject to applicable withholding, as and when the corresponding Ortho Equity Right vests. The number of Topco Shares covered by each such Topco Equity Right will be equal to the product (rounded to the nearest whole number) of (x) the number of Ortho Shares subject to the Ortho Equity Right immediately prior to the Ortho Effective Time and (y) the Ortho Exchange Ratio.

In the event that the service of a holder of Ortho restricted stock or restricted stock units is terminated without cause in connection with or following the closing of the Combinations, such holder’s restricted stock or restricted stock units will become fully vested. In addition, certain restricted stock held by Christopher Smith are eligible to vest upon Ortho’s stock price attaining certain levels, subject to additional vesting criteria. Under the terms of Mr. Smith’s restricted stock award agreement previously entered into with Ortho, if Ortho’s stock price (determined based on the total value of the consideration payable in the Combinations in respect of one Ortho Share at the time of the closing of the Combinations) equals or exceeds the relevant stock price hurdle, the restricted stock subject to such hurdle will vest upon closing of the Combinations.

The following table sets forth the number of Ortho Stock Options and Ortho Equity Rights that were awarded to and held by Ortho executive officers and non-employee directors as of January 20, 2022 under an Ortho Stock Plan and the value of these awards in the Combinations, assuming a per share value of Ortho’s ordinary shares equal to $20.79, which is the average of the closing price of Ortho’s ordinary shares over the first five trading days following the announcement of the Combinations. The foregoing equity awards will be treated in the same manner as outstanding equity awards generally and described above.

Executive Officers	Ortho Options (Vested) (#)	Ortho Options (Vested) ($)	Ortho Options (Unvested) (#)	Ortho Options (Unvested) ($)	Ortho Restricted Stock and Restricted Stock Units (Unvested) (#)	Ortho Restricted Stock and Restricted Stock Units (Unvested) ($)
Christopher Smith	590,473	$4,859,593	1,380,947	$11,365,194	358,515	$7,453,527
Joseph Busky	66,392	$546,406	331,958	$2,732,014	—	—
Michael Iskra	301,683	$3,793,707	225,732	$1,857,774	150,000	$3,118,500
Chockalingam Palaniappan, Ph.D.	53,113	$437,120	265,567	$2,185,616	—	—
Michael A. Schlesinger	186,303	$2,086,184	212,453	$1,748,488	—	—

Non-Employee Directors	Ortho Options (Vested) (#)	Ortho Options (Vested) ($)	Ortho Options (Unvested) (#)	Ortho Options (Unvested) ($)	Ortho Restricted Stock and Restricted Stock Units (Unvested) (#)	Ortho Restricted Stock and Restricted Stock Units (Unvested) ($)
Karen Bechtel	—	—	—	—	3,250	$67,568
Evelyn Dilsaver	—	—	—	—	3,250	$67,568
Allan Holt	—	—	—	—	—	—
Robert Yates	1,025,225	$14,876,015	—	—	3,250	$67,568
Thomas Mac Mahon	—	—	—	—	3,866	$80,374
Ronald Labrum	—	—	—	—	3,866	$80,374
David Perez	—	—	—	—	3,866	$80,374
Carl Hull	—	—	—	—	3,866	$80,374
Stephen H. Wise	—	—	—	—	—	—
Robert R. Schmidt	—	—	—	—	—	—

Executive Severance Agreements

Christopher Smith

Ortho previously entered into an employment agreement with Mr. Smith, pursuant to which he is eligible for severance payments and benefits in the event of a qualifying termination of employment. Specifically, if Mr. Smith’s employment is terminated without “cause” or he resigns for “good reason,” subject to his execution and non-revocation of a release in favor of Ortho, he is entitled to receive (i) an amount equal to one times the sum of his then-current base salary and target annual bonus, payable in installments for 12 months following Mr. Smith’s termination of employment, and (ii) payments lasting for up to 12 months equal to the amounts Mr. Smith would be required to pay for continued coverage under Ortho’s group medical and dental benefit plans.

For purposes of Mr. Smith’s employment agreement:

•

“cause” means, subject to notice and cure rights, Mr. Smith’s (i) failure to (A) substantially perform his duties with Ortho (other than any such failure resulting from disability) or (B) comply with, in a material respect, any of

Ortho’s policies, in each case that results in material damage to Ortho’s property, business or reputation, (ii) repeated failure in a material respect to carry out or comply with any lawful and reasonable directive of the Ortho board of directors within the scope of his duties, (iii) breach of a material provision of his employment agreement that results in material damage to Ortho’s property, business or reputation, (iv) conviction, plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any felony or crime involving moral turpitude, (v) unlawful use (including being under the influence) or possession of illegal drugs on Ortho’s (or any of its affiliate’s) premises or while performing his duties and responsibilities under the employment agreement or (vi) commission of an act of fraud, embezzlement, misappropriation, or breach of fiduciary duty against Ortho or any of its affiliates; and

•

“good reason” means, subject to notice and cure rights, Mr. Smith’s resignation following any of the following without his prior written approval: (i) a decrease in his annual base salary or target bonus, other than a reduction in annual base salary of less than 10% that is implemented in connection with a contemporaneous and proportional reduction in annual base salaries affecting all other senior executives of Ortho, (ii) a material decrease in his authority or areas of responsibility as are commensurate with his title or position (other than in connection with a corporate transaction where he continues to hold his position with respect to Ortho’s business, substantially as such business exists prior to the date of consummation of such corporate transaction, but does not hold such position with respect to the successor corporation) or (iii) Ortho’s material breach of any material agreement with him.

Michael Iskra

Pursuant to a severance letter agreement with Ortho, if Mr. Iskra’s employment is terminated without cause, he will be entitled to severance payments equal to six months of his annual base salary, 50% of his target bonus and subsidized health benefit coverage during the six-month period following his termination.

Joseph Busky

Pursuant to a severance letter agreement with Ortho, if Mr. Busky’s employment is terminated without cause, he will be entitled to severance payments equal to six months of his annual base salary.

Chockalingam Palaniappan

Pursuant to a severance letter agreement with Ortho, if Dr. Palaniappan’s employment is terminated without cause, he will be entitled to severance payments equal to 12 months of his annual base salary.

Michael A. Schlesinger

Ortho entered into an employment agreement with Mr. Schlesinger, pursuant to which he is eligible for severance payments and benefits in the event of a qualifying termination of employment. If Ortho terminates Mr. Schlesinger’s employment without “cause” or he resigns for “good reason,” subject to his execution and non-revocation of a release in favor of Ortho, he is entitled to receive (i) an amount equal to 1.25 times the sum of his then-current annual base salary and target annual bonus, payable in installments for 15 months following Mr. Schlesinger’s termination of employment, and (ii) payments lasting for up to 15 months equal to the amounts Mr. Schlesinger would be required to pay for continued coverage under Ortho’s group medical and dental benefit plans. For purposes of Mr. Schlesinger’s employment agreement, “cause” and “good reason” have substantially the same meaning as in Mr. Smith’s employment agreement.

Severance Pay Plan

Executive officers are eligible for severance benefits under the Ortho Clinical Diagnostics Severance Pay Plan (the “Severance Plan”). Under the Severance Plan, benefits are payable to employees upon a position elimination, reduction in force or such other reasons the Severance Plan administrator deems appropriate, subject to an employee’s execution and non-revocation of a release agreement. Severance benefits for executives who are eligible for the Ortho Executive Bonus Program include a minimum of 12 weeks’ base salary pay plus two weeks’ base salary pay for each completed year of service, up to a maximum of 26 weeks’ base salary pay, paid in substantially equal installments.

Continuing Employees

The BCA provides that from the Ortho Effective Time until 12 months following the Ortho Effective Time, each Ortho Continuing Employee will receive base salary or wages, severance benefit protections and pension and welfare benefits that are no less favorable, in the aggregate, than those provided to such Ortho Continuing Employees immediately prior to the Ortho Effective Time.

Retention Bonuses

In connection with the Combinations, Ortho approved the grant of retention bonuses to certain employees and executive officers (the “Retention Bonuses”). The Retention Bonuses, which will be administered by the compensation committee of the Ortho board of directors, are being put in place to retain key talent during the period between the signing of the BCA and the consummation of the Combinations and the 12-month period following the consummation of the Combinations. Forty percent of the Retention Bonus is expected to be paid out to recipients at the consummation of the Combinations, with the remaining 60% payable on the first anniversary thereof, subject to earlier payment upon termination if the employee or executive officer is terminated without cause. Retention Bonuses in the following amounts for the executive officers are: Mr. Busky: $384,375; Mr. Iskra: $375,000; Dr. Palianiappan: $461,250; and Mr. Schlesinger: $421,563.

Transaction Bonuses

In connection with the Combinations, Ortho approved the grant of transaction bonuses to certain employees and executive officers (the “Transaction Bonuses”). The Transaction Bonuses, which will be administered by the compensation committee of the Ortho board of directors, are being put in place to reward key talent and will be payable upon the consummation of the Combinations. Transaction Bonuses in the following amounts for the executive officers are: Mr. Smith: $937,500; Mr. Busky: $384,375; Mr. Iskra: $375,000; and Mr. Schlesinger: $421,563.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of Ortho’s five current named executive officers that is based on or otherwise relates to the Combinations and that will or may become payable to the named executive officers at the Ortho Effective Time or on a qualifying termination of employment on or following the Ortho Effective Time. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Ortho Scheme-related compensation payable to Ortho’s named executive officers.

The amounts in the following table are estimates based on multiple assumptions that may not actually occur, including assumptions described in this joint proxy statement/prospectus, and do not include amounts that were vested as of the assumed closing date of the Combinations as described below. In addition, certain amounts will vary depending on the actual date of closing of the Combinations, which is presently expected to be in the first half of 2022. As a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. In the footnotes to the table below, we refer to payments that are conditioned on the occurrence of both the Combinations and the named executive officer’s qualifying termination of employment as being payable on a “double trigger” basis and payment or benefits that are conditioned only upon the occurrence of the Combinations as being payable on a “single trigger” basis.

The potential payments in the table below are based on the following assumptions:

•	the closing date of the Combinations is April 30, 2022, which is the estimated date of the completion of the Combinations solely for purposes of this golden parachute compensation disclosure; and

•

the per share value of Ortho’s ordinary shares is $20.79, which is the average of the closing price of Ortho’s ordinary shares over the first five trading days following the announcement of the Combinations.

Name	Cash ($)(1)	Equity($)(2)	Perquisites/ Benefits ($) (3)	Other (4)	Total($)
Christopher Smith	2,500,000	18,818,721	28,503	937,500	22,284,724
Chair and Chief Executive Officer

Joseph Busky	256,250	2,732,014	12,480	768,750	3,757,014
Chief Financial Officer

Michael Iskra	412,500	4,976,274	13,529	750,000	5,726,274
Executive Vice President, Strategy & Commercial Excellence

Chockalingam Palaniappan, Ph.D.	461,250	1,748,488	7,888	461,250	2,687,876
Chief Innovation Officer

Michael A. Schlesinger	1,053,908	1,748,488	23,402	843,126	3,668,924
Executive Vice President, General Counsel & Secretary

(1)	Cash severance is payable only if the named executive officer is terminated without cause or, for Messrs. Smith or Schlesinger, resigns for good reason.

(2)

The amounts in this column represent the value of unvested equity awards held by each named executive officer that will be accelerated, cancelled and converted to amounts in cash. Such amounts with respect to Ortho Stock Options reflect Ortho’s amendment to the terms of Ortho Options to provide for “double trigger” vesting. For Christopher Smith, the amount also includes the accelerated vesting of 39,835 restricted stock, which represents the amount of Mr. Smith’s restricted shares that would vest on a “single-trigger” basis, regardless of whether Mr. Smith’s service is terminated, based on attainment of the relevant stock price hurdles assuming an Ortho stock price of $20.79 (the average of the closing price of Ortho’s ordinary shares over the first five trading days following the announcement of the Combinations).

(3)

For Messrs. Smith, Iskra and Schlesinger, represents the value of continued health benefits pursuant to their Severance Agreements, which would be payable only if such named executive officers are terminated without cause or, for Messrs. Smith or Schlesinger, resign for good reason. For Messrs. Busky and Palaniappan, represents the value of continued health benefits payable to them pursuant to the Severance Plan.

(4)

Includes the value of retention bonuses and transaction bonuses approved by Ortho. Retention bonuses are payable 40% upon the closing of the Combinations and 60% upon the first anniversary, subject to continued employment through such dates; provided that the retention bonuses will become payable upon a termination without cause by Ortho. Messrs. Busky, Iskra, Palaniappan and Schlesinger are eligible for retention bonuses equal to $384,375, $375,000, $461,250, and $421,563, respectively. Transaction bonuses are payable upon the closing of the Combinations, subject to continued employment through such dates; provided that the transaction bonuses will become payable upon a termination without cause by Ortho. Messrs. Smith, Busky, Iskra and Schlesinger are eligible for transaction bonuses equal to $937,500, $384,375, $375,000 and $421,563.

Topco Positions

The post-closing Topco board of directors will consist of 12 members, comprised of: (i) four members designated by Ortho, two of whom will qualify as an “independent director” under applicable rules of Nasdaq, and (ii) eight members designated by Quidel, four of whom will qualify as an “independent director” under applicable rules of Nasdaq.

Douglas Bryant, the current President and Chief Executive Officer of Quidel, will be the Chief Executive Officer of Topco and Chair of the Topco board of directors. Additionally, Robert Bujarski, the current Chief Operating Officer of Quidel, will serve as the President and Chief Operating Officer of Topco. The chairperson of each of the Audit Committee, the Nominating and Governance Committee and the Compensation Committee shall be selected from among the eight directors designated by Quidel and each of the committees of the Topco board of directors will consist of one director designated by Ortho (who is reasonably acceptable to the Topco board of directors) and not less than two additional directors designated by Quidel.

Joseph Busky, the current Chief Financial Officer of Ortho, will serve as the Chief Financial Officer of Topco. Additionally, Michael Iskra, the current Executive Vice President of Commercial Excellence and Strategy at Ortho, will serve as the Chief Commercial Officer of Topco.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations to U.S. Holders (as defined below) of Ortho Shares of the Ortho Scheme and to U.S. Holders and Non-U.S. Holders of Quidel Shares of the Quidel Merger, and the material U.S. federal income tax considerations to Non-U.S. Holders of owning and disposing of Topco Shares received in the Combinations. The discussion is based on and subject to the Code, the U.S. Treasury Regulations promulgated thereunder, administrative guidance and court decisions, in each case, as of the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The discussion assumes that Ortho shareholders hold their Ortho Shares, Quidel stockholders hold their Quidel Shares, and both Ortho shareholders and Quidel stockholders will hold their Topco Shares, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Ortho Shares, Quidel Shares, or Topco Shares in light of their personal circumstances, including any tax consequences arising under the Medicare contribution tax on net investment income, or to any holders subject to special treatment under the Code, such as:

•	banks, thrifts, mutual funds and other financial institutions;

•	real estate investment trusts and regulated investment companies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	brokers or dealers in securities;

•	tax-exempt organizations or governmental organizations;

•	insurance companies;

•	dealers or brokers in securities or foreign currency;

•	individual retirement and other deferred accounts;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	“passive foreign investment companies” or “controlled foreign corporations,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax;

•	U.S. Holders who own, or are deemed to own, 5% or more of Topco’s or Ortho’s voting stock;

•	persons who hold their shares as part of a straddle, hedging, conversion, constructive sale or other risk reduction transaction;

•	persons who purchase or sell their shares as part of a wash sale for tax purposes;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes, or

•	other pass-through entities (and investors therein); and

•	persons who received their shares through the exercise of employee stock options or otherwise as compensation or through a tax qualified retirement plan.

No rulings will be sought by Topco, Ortho or Quidel from the IRS with respect to the Combinations and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences described herein. The discussion does not address any non-income tax considerations or any non-U.S., state or local tax considerations. For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Ortho Shares, Quidel Shares or, after the completion of the Combinations, Topco Shares that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Ortho Shares, Quidel Shares or, after the completion of the Combinations, Topco Shares who is an individual, corporation, estate or trust, in each case, that is not a U.S. Holder.

If a partnership, including for this purpose any arrangement or entity that is treated as a partnership for U.S. federal income tax purposes, holds Ortho Shares, Quidel Shares or, after the completion of the Combinations, Topco Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership for U.S. federal income tax purposes and the partners in such partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of the Combinations and the ownership and disposition of the Topco Shares.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS OF ORTHO SHARES AND QUIDEL SHARES OR, AFTER THE COMPLETION OF THE COMBINATIONS, TOPCO SHARES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE COMBINATIONS AND THE OWNERSHIP AND DISPOSITION OF TOPCO SHARES TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES OF SUCH MATTERS ARISING UNDER THE U.S. FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Material U.S. Federal Income Tax Considerations to U.S. Holders of Ortho Shares of the Ortho Scheme

The following discussion regarding U.S. federal income tax considerations relating to the Ortho Scheme assumes that the Combinations will be consummated as described in the BCA and this joint proxy statement/prospectus. Neither Topco nor Ortho (or any of their affiliates) intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Ortho Scheme. Consequently, no assurance can be given that the IRS will not challenge the tax treatment described below, or that a court would not sustain such challenge. The following discussion assumes that Ortho was not a passive foreign investment company, as described below under “Passive Foreign Investment Company Status.”

Receipt of Topco Shares and Cash in Exchange for Ortho Shares

The exchange of Ortho Shares for Topco Shares and cash pursuant to the Ortho Scheme, taken together with the Quidel Merger, will qualify as a transaction described in Section 351 of the Code. Section 351 provides that gain (but not loss) will be recognized on the exchange of Ortho Shares for a combination of cash and Topco Shares pursuant to the Ortho Scheme in an amount equal to the lesser of: (a) the excess of (i) the sum of the fair market value of the Topco Shares and the amount of cash received by such U.S. Holder over (ii) such U.S. Holder’s tax basis in its Ortho Shares, and (b) the amount of cash received by such U.S. Holder pursuant to the Ortho Scheme. The aggregate adjusted tax basis of the Topco Shares received pursuant to the Ortho Scheme will be equal to the aggregate adjusted tax basis of the Ortho Shares surrendered by the U.S. Holder, reduced by the amount of cash such U.S. Holder receives and increased by the amount of gain such U.S. Holder of Ortho Shares recognizes. The holding period of Topco Shares received pursuant to the Ortho Scheme will include the holding period of the Ortho Shares exchanged for such Topco Shares. Lastly, if a U.S. Holder acquired different blocks of Ortho Shares at different times and different prices, any gain or loss will be determined separately with respect to each block of Ortho Shares, and the cash received will be allocated pro rata to each such block of shares. Any gain recognized by a U.S. Holder in connection with such receipt of cash in exchange for Topco Shares will generally constitute capital gain, and any such capital gain will constitute long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year as of the date of the Ortho Scheme. Any gain recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.

The discussion above assumes that Section 304 of the Code is not applicable to the Ortho Scheme because Ortho shareholders who, in the aggregate, owned stock possessing at least 50% of the total combined voting power of all shares of Ortho, will not also own at least 50% of the total combined voting power of Topco following the Combinations. U.S. Holders of Ortho Shares should consult their own tax advisors regarding the possibility and consequences of the application of Section 304 of the Code to them.

U.S. Holders should consult their own tax advisors about reporting requirements and information statements that could be applicable to the Ortho Scheme and any potential penalties associated with a failure to satisfy such requirements.

Receipt of Cash in lieu of Fractional Shares

Although not entirely free from doubt, the receipt of cash in lieu of fractional Topco Shares should be treated as if a fractional share had been issued by Topco to the affected U.S. Holder as part of the Ortho Scheme, and then sold by such U.S. Holder for cash in a taxable exchange. A U.S. Holder will generally recognize gain or loss equal to the difference between the amount of the cash received instead of the fractional shares and the U.S. Holder’s adjusted tax basis in such fractional shares. Any gain or loss recognized by a U.S. Holder in connection with receipt of cash in lieu of fractional Topco Shares will generally constitute capital gain or loss, and any such capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year as of the date of the Ortho Scheme. The deductibility of capital losses is subject to limits. Any gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.

Passive Foreign Investment Company Status

Ortho believes that it was not a passive foreign investment company (generally, a foreign corporation that has a specified percentage of “passive” income or assets, after the application of certain “look-through” rules) for U.S. federal income tax purposes for its 2021 taxable year or any prior taxable year and does not expect to be a passive foreign investment company for its 2022 taxable year. If Ortho were a passive foreign investment company for any taxable year during which a U.S. Holder held Ortho Shares, certain adverse tax consequences could apply to such U.S. Holder as a result of the Ortho Scheme. A U.S. Holder should consult its tax advisor with respect to the U.S. federal income tax consequences of the Ortho Scheme if such U.S. Holder believes that Ortho was a passive foreign investment company for any taxable year during which it held Ortho Shares.

Material U.S. Federal Income Tax Considerations to U.S. Holders of Quidel Shares of the Quidel Merger

The following discussion regarding U.S. federal income tax considerations relating to the Quidel Merger assumes that the Combinations will be consummated as described in the BCA and this joint proxy statement/prospectus. Neither Topco nor Quidel (or any of their affiliates) intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Quidel Merger. Consequently, no assurance can be given that the IRS will not challenge the tax treatment described below, or that a court would not sustain such challenge.

The exchange of Quidel Shares for Topco Shares pursuant to the Quidel Merger, taken together with the Ortho Scheme, will qualify as a transaction described in Section 351(a) of the Code. Section 351(a) provides that no gain or loss shall be recognized on the exchange of Quidel Shares solely for Topco Shares. The aggregate adjusted tax basis of the Topco Shares received pursuant to the Quidel Merger will be equal to the aggregate adjusted tax basis of the Quidel Shares surrendered by the U.S. Holder. The holding period of Topco Shares received pursuant to the Quidel Merger will include the holding period of the Quidel Shares exchanged for such Topco Shares. Lastly, if a U.S. Holder acquired different blocks of Quidel Shares at different times and different prices, any gain or loss will be determined separately with respect to each block of Quidel Shares.

U.S. Holders should consult their own tax advisors about reporting requirements and information statements that could be applicable to the Quidel Merger and any potential penalties associated with a failure to satisfy such requirements.

Material U.S. Federal Income Tax Considerations to Non-U.S. Holders of Owning and Disposing of Topco Shares Received in the Transactions

Distributions

If Topco makes distributions on Topco Shares, such distributions of cash or property on its shares will constitute dividends for U.S. federal income tax purposes to the extent paid from Topco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Topco Shares, but not below zero. Any excess amount will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of Topco Shares. Because Topco may not know the extent to which any distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below Topco or the applicable withholding agent may treat the entire distribution as a dividend.

Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a Non-U.S. Holder of Topco Shares that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. Holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the Non-U.S. Holder holding Topco Shares in connection with the conduct of a trade or business within the United States and dividends being effectively connected with that trade or business. To claim such a reduction in or exemption from withholding, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the Non-U.S. Holder provides the appropriate certification, as described above), the Non-U.S. Holder will generally be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Disposition of Topco Shares

Subject to the discussions below on backup withholding and foreign accounts, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of Topco Shares unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	Topco Shares constitute U.S. real property interests, or “USRPIs,” by reason of Topco’s status as a U.S. real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States) provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, Topco does not anticipate becoming a USRPHC. Because the determination of whether Topco is a USRPHC depends on the fair market value of its USRPIs relative to the fair market value of its other business assets and its non-U.S. real property interests, however, there can be no assurance Topco will not become a USRPHC in the future. Even if Topco were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of Topco Shares will not be subject to U.S. federal income tax if Topco Shares are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of Topco Shares throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible consequences to them if Topco were to become a USRPHC.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Subject to the discussion below on foreign accounts, a Non-U.S. Holder will not be subject to backup withholding with respect to distributions on Topco Shares made to the Non-U.S. Holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a U.S. person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification. However, information returns generally will be filed with the IRS in connection with any distributions (including deemed distributions) made on Topco Shares to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition of Topco Shares within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale or other taxable disposition of Topco Shares outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder on IRS Form W-8BEN or W-8BEN-E, or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or such owner otherwise establishes an exemption. Proceeds of a disposition of Topco Shares conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information or claim is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the legislation and administrative guidance commonly known as “FATCA,” on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) paid on Topco Shares unless (a) the foreign financial institution undertakes certain diligence and reporting obligations, (b) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (c) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (a) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends) paid on Topco Shares. Because Topco may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules, Topco or the applicable withholding agent may treat the entire distribution as a dividend. Non-U.S. Holders should consult their tax advisors regarding the potential application of these withholding provisions.

MATERIAL UK TAX CONSIDERATIONS

The following paragraphs are intended as a general guide to current UK tax law and HMRC published practice applying as of the date of this joint proxy statement/prospectus (all of which are subject to change at any time, possibly with retrospective effect) for holders of Ortho Shares who are transferring their Ortho Shares as part of the Combinations. They do not constitute legal or tax advice and do not purport to be a complete analysis of all UK tax considerations relating to the Combinations. They relate only to persons who are absolute beneficial owners of Ortho Shares who are resident for tax purposes in (and only in) the United Kingdom (except to the extent that the position of non-UK resident persons is expressly referred to).

These paragraphs may not relate to certain classes of holders of Ortho Shares, such as (but not limited to):

•	persons who are connected with Ortho or Topco;

•	insurance companies;

•	charities;

•	collective investment schemes;

•	pension schemes;

•	brokers or dealers in securities or persons who hold Ortho Shares or Topco Shares otherwise than as an investment;

•

persons who have (or are deemed to have) acquired their Ortho Shares or Topco Shares by virtue of an office or employment or who are or have been officers or employees of Ortho, Topco or any of their affiliates; and

•	individuals who are subject to UK taxation on a remittance basis.

These paragraphs do not describe all of the circumstances in which holders of Ortho Shares may benefit from an exemption or relief from UK taxation. It is recommended that all holders of Ortho Shares obtain their own tax advice. In particular, non-UK resident or domiciled persons are advised to consider the potential impact of any relevant double tax agreements.

Material UK Tax Considerations

Chargeable Gains

Subject to the comments below in relation to Section 137 of the TCGA, the receipt of Topco Shares by an Ortho shareholder in respect of, and in proportion to, such shareholder’s Ortho Shares pursuant to the Combinations may potentially be treated as a scheme of reconstruction for the purposes of UK capital gains tax or corporation tax on chargeable gain (collectively, “CGT”). On that basis, an Ortho shareholder would not be treated as making a disposal of their Ortho Shares and, therefore, no liability to CGT would arise in respect of the receipt of Topco Shares by an Ortho shareholder pursuant to the Combinations. For the purposes of CGT, the Topco Shares received by an Ortho shareholder would be treated as the same asset, acquired at the same time and for the same amount, as the Ortho Shares in respect of which they are issued.

If the “rollover” treatment described above is not available (and no assurance is or can be given that such treatment will be available), an Ortho shareholder would be treated as having made a full disposal of their Ortho Shares and may, depending on such shareholder’s personal circumstances, be liable to pay CGT.

Under Section 137 of the TCGA, any Ortho shareholder who holds (when his, her or its relevant holding is aggregated with that of persons connected with him, her or it) more than 5% of, or of any class of, shares in or debentures of Ortho will not in any event receive the possible “rollover” treatment described above if the relevant transaction has not been effected for bona fide commercial reasons or if it forms part of a scheme or arrangement of which the main purpose, or one of the main purposes, is the avoidance of liability to CGT or UK corporation tax. It is possible to apply for statutory clearance from HMRC under Section 138 of the TCGA confirming that this anti-avoidance provision does not apply. No application for clearance has been made to HMRC under Section 138 of the TCGA in respect of the receipt of Topco Shares pursuant to the Combinations. For the avoidance of doubt, please note that any Ortho shareholder who holds (when their relevant holding is aggregated with that of persons connected with them) 5% or less of, or of any class of, shares in or debentures of Ortho would not have to satisfy this anti-avoidance provision.

UK Stamp Duty and UK Stamp Duty Reserve Tax

No liability to UK stamp duty or Stamp Duty Reserve Tax will arise to holders of Ortho Shares on the issue of the Topco Shares pursuant to the Combinations.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF QUIDEL, ORTHO AND TOPCO

Quidel and Topco are each organized under the laws of the State of Delaware. Ortho is organized under the laws of England and Wales. If the Combinations are consummated, the Quidel stockholders and Ortho shareholders will become stockholders of Topco. After giving effect to the Combinations, the rights of stockholders of Topco and the relative powers of the Topco board of directors will be governed by Delaware law and by the Topco Charter and Topco Bylaws. Each Topco Share will be issued pursuant to, and will carry with it the rights and obligations set forth in, the Topco Charter. This section summarizes material differences between the rights of Quidel stockholders and Ortho shareholders before consummation of the Combinations and the rights of Topco stockholders after consummation of the Combinations. These differences in stockholder rights result from the differences between the respective organizational documents of Quidel, Ortho and Topco and the applicable governing law.

The following summary does not include a description of rights or obligations under the U.S. federal securities laws, English securities law or relevant Nasdaq listing requirements or standards.

The following summary is not a complete statement of the rights of the Quidel stockholders, the Ortho shareholders or the Topco stockholders or a complete description of the specific provisions referred to below. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. This summary is qualified in its entirety by reference to the DGCL, the UK Companies Act and Quidel’s, Ortho’s and Topco’s organizational documents, which you are urged to read carefully.

The forms of the Topco Charter and the Topco Bylaws are attached hereto as Exhibit 3.1 and Exhibit 3.2 of this joint proxy statement/prospectus and are incorporated herein by reference. Quidel and Ortho have filed with the SEC their respective organizational documents and will send copies of these documents to you, without charge, upon your request. For additional information, please see the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus.

Quidel	Ortho	Topco
Authorized Share Capital

The authorized capital stock of Quidel consists of 97,500,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

The shares of common stock are subdivided into two classes, consisting of 95,000,000 shares that are designated as “common stock” and 2,500,000 shares designated as “Class A common stock.”

	The authorized capital stock of Ortho consists of 1,000,000,000 ordinary shares, par value $0.00001 per share, and an unlimited number of deferred shares.	It is currently estimated that, following the Combinations, the authorized capital stock of Topco will consist of [●] shares of common stock, par value $0.001 per share, and [●] shares of preferred stock, $0.001 per share.

Structure of Board of Directors

Quidel has a one-tier board structure and currently has 10 directors.

Under Quidel’s amended and restated bylaws (the “Quidel Bylaws”), the business and affairs of Quidel are managed under the direction of the board of directors, and the board of directors may exercise all such powers as are not required to be exercised by the stockholders.

Ortho has a staggered board structure and currently has 11 directors.

Under the UK Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.

Under Ortho’s articles of association, Ortho may not have fewer than two directors on the board of directors and not more than 15.

Topco has a one-tier board structure and currently has one director. After the closing of the Combinations, the Topco board of directors will have 12 directors.

Under the Topco Bylaws, the business and affairs of Topco are managed under the direction of the board of directors, and the board of directors may exercise all such powers as are not required to be exercised by the stockholders.

Under the DGCL, a corporation must have at least one director and the number

Quidel	Ortho	Topco

Under the DGCL, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws. The Quidel Bylaws provide that the board of directors shall have no fewer than five nor more than 12 members, with the size at any time to be established exclusively by resolution of the board of directors.

Under the Quidel Bylaws, each member of the Quidel board of directors shall hold office until the next annual meeting of stockholders, and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

The board of directors are also empowered by the Quidel Bylaws to appoint directors to fill a vacancy or as an addition to the existing board of directors in accordance with the Quidel Bylaws.

of directors shall be fixed by or in the manner provided in the bylaws. The Topco Bylaws to be in effect as of the Ortho Effective Time provide that the board of directors shall have no fewer than five nor more than 14 members, with the size at any time to be established exclusively by resolution of the board of directors.

Under the Topco Bylaws, each member of the Topco board of directors shall hold office until the next annual meeting of stockholders, and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

The board of directors are also empowered by the Topco Bylaws to appoint directors to fill a vacancy or as an addition to the existing board of directors in accordance with the Topco Bylaws.

Nomination and Appointment of Directors

Pursuant to the Quidel Bylaws, each director shall be elected by a plurality of the voting power of Quidel’s capital stock present in person or represented by proxy at a meeting of stockholders and entitled to vote on the election of directors.

Subject to the provisions of Ortho’s articles of association, Ortho may, by ordinary resolution of the shareholders or a decision of the directors, elect any person to be a director, as an addition to the existing board, provided the total number of directors does not exceed the maximum number fixed, provided, further, that a vacancy caused by the departure of a Carlyle Stockholder appointee may only be filled by the Carlyle Stockholder. However, any person that is not a director retiring from the existing board must be recommended by the board or the person must have confirmed in writing to Ortho their willingness to be elected as a director.

Ortho’s articles of association provide for a staggered board consisting of three classes of directors. Directors of each class are chosen for three-year terms, with only one class of directors being elected at each annual meeting of shareholders. At the first annual meeting of shareholders, the terms of the Class I directors (other than a Carlyle

After the closing of the Combinations, directors will be identified and recommended by the Nominating and Governance Committee of the Topco board of directors, although the Topco Bylaws also permit stockholders to nominate directors subject to certain conditions. Pursuant to the Topco Bylaws, directors shall be elected by a plurality of the voting power of Topco Shares present in person or represented by proxy at a meeting of stockholders and entitled to vote on the election of directors.

In addition, the Carlyle Stockholder has the right to appoint directors while it holds at least a certain percentage of Topco Shares, as described in the section entitled “Stockholders Agreement / Deed of Irrevocable Undertaking— Stockholders Agreement” of this joint proxy statement/prospectus.

Quidel	Ortho	Topco
Stockholder appointee who is a Class I director) will expire and Class I directors (other than a Carlyle Stockholder appointee who is a Class I director) will be elected for a full term of three years. At the second annual meeting of shareholders, the terms of the Class II directors (other than a Carlyle Stockholder appointee who is a Class II director) will expire and Class II directors (other than a Carlyle Stockholder appointee who is a Class II director) will be elected for a full term of three years. At the third annual meeting of shareholders, the terms of the Class III directors (other than a Carlyle Stockholder appointee who is a Class III director) will expire and Class III directors (other than a Carlyle Stockholder appointee who is a Class III director) will be elected for a full term of three years. At each succeeding annual meeting, directors (other than Carlyle Stockholder appointees) will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual general meeting.

Removal of Directors and Vacancies

Under the DGCL, vacancies may be filled as provided for in the bylaws of a corporation. The Quidel Bylaws provide that directors may be removed, with or without cause, solely by the affirmative vote of the holders of a majority of the total voting power of all classes of outstanding stock of Quidel entitled to vote in the election of directors.

The Quidel Bylaws provide that vacancies on the Quidel board of directors will be filled by the affirmative vote of a majority of the directors then in office.

Ortho may, by ordinary resolution, remove any director from office. No special notice need be given of any resolution to remove a director in accordance with Ortho’s articles of association and no director proposed to be removed in accordance with Ortho’s articles of association has any special right to protest against their removal. Where a Carlyle Stockholder appointee is removed the Carlyle Stockholder may nominate his replacement provided the conditions for such an appointment subsist. Certain other procedural requirements under the UK Companies Act must also be followed such as allowing the director to make representations against his or her removal either at the meeting or in writing.

Subject to the provisions of Ortho’s articles of association, Ortho may, by ordinary resolution of the shareholders or a decision of the directors, elect any person to be a director to fill a casual vacancy. Under the UK Companies Act,

Under the DGCL, vacancies may be filled as provided for in the bylaws of a corporation. The Topco Bylaws provide that directors may be removed, with or without cause, solely by the affirmative vote of the holders of a majority of the total voting power of all classes of outstanding stock of Topco entitled to vote in the election of directors.

The Topco Bylaws provide that vacancies on the Topco board of directors will be filled by the affirmative vote of a majority of the directors then in office.

Quidel	Ortho	Topco
where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.

Remuneration of Directors

The Quidel Bylaws authorize the board of directors to set director compensation, and generally do not give stockholders the right to approve director compensation.

Ortho’s articles of association state that each of the directors is entitled to remuneration as determined by the board for their service as directors and other services undertaken for Ortho.

Each director may be paid his expenses in connection with such director’s attendance at meetings of the board or committees of the board or general meetings or separate meetings of the holders of class of shares or of debentures, or otherwise in connection with the exercise of powers and the discharge of responsibilities in relation to Ortho.

The Topco Bylaws authorize the board of directors to set director compensation, and generally do not give stockholders the right to approve director compensation.

Annual Meetings of Stockholders

Under the DGCL, the annual meeting of stockholders shall be held at such place, on such date and at such time as provided in a corporation’s bylaws. The Quidel Bylaws provide that Quidel must hold an annual meeting of stockholders on such date and at such time as may be fixed by resolution of the Quidel board of directors.

Pursuant to the DGCL, any stockholder or director may petition the Court of Chancery to order a meeting to elect directors if the annual meeting has not been held within 30 days of the date set for such meeting or 13 months following the date the previous annual meeting was held.

In accordance with the UK Companies Act, Ortho is required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. The annual general meeting shall be convened whenever and wherever the board sees fit, subject to the requirements of the UK Companies Act, which state that a public limited company must hold an annual general meeting in each six-month period following the company’s annual accounting reference date.

Under the DGCL, the annual meeting of stockholders shall be held at such place, on such date and at such time as provided in a corporation’s bylaws. The Topco Bylaws provide that Topco must hold an annual meeting of stockholders on such date and at such time as may be fixed by resolution of the Topco board of directors.

Pursuant to the DGCL, any stockholder or director may petition the Court of Chancery to order a meeting to elect directors if the annual meeting has not been held within 30 days of the date set for such meeting or 13 months following the date the previous annual meeting was held.

General / Special Meetings of Stockholders

Under the DGCL, special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by a corporation’s bylaws. Under the Quidel Bylaws, a special meeting of stockholders may be called at any

Under the UK Companies Act, a general meeting of the shareholders of Ortho may be called by the directors.

Ortho shareholders holding at least 5% of the paid-up capital of Ortho carrying voting rights at general meetings (excluding any paid-up capital held as

Under the DGCL, special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by a corporation’s bylaws. Under the Topco Bylaws, a special meeting of stockholders may be called at any time by (i) the secretary of

Quidel	Ortho	Topco
time by (i) the secretary of Quidel, following the secretary’s receipt of one or more written demands to call a meeting from stockholders of record who hold no less than 50% of the voting power of Quidel’s issued and outstanding capital stock, (ii) the Quidel board of directors, (iii) the Chairman of the Quidel board of directors or (iv) the president of Quidel. The business to be conducted at the special meeting shall be limited to the purpose or purposes stated in the notice of such meeting.	treasury shares) can require the directors to call a general meeting and, if the directors fail to do so within a certain period, may themselves convene a general meeting.	Topco, following the secretary’s receipt of one or more written demands to call a meeting from stockholders of record who hold no less than 50% of the voting power of Topco’s issued and outstanding capital stock, (ii) the Topco board of directors, (iii) the Chair of the Topco board of directors or (iv) the president of the corporation. The business to be conducted at the special meeting shall be limited to the purpose or purposes stated in the notice of such meeting.

Notice of Stockholder Meetings

Generally, the DGCL requires that notice to stockholders of the place (if any), date, and hour, and means of remote communication (if any) of each annual and special meeting of stockholders be given at least 10 days, but no more than 60 days, before the meeting date. The Quidel Bylaws provide that notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting.

Pursuant to the DGCL, notice of a meeting of stockholders to vote upon a merger or a sale of all or substantially all of the corporation’s assets must be delivered at least 20 days before the meeting date. In the case of a special meeting, the notice must also state the purpose or purposes for which the meeting is called.

Under the UK Companies Act, 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. At least 14 clear days’ notice (but no more than 60 days’ notice under Ortho’s articles of association) is required for any other general meeting. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice. Ortho shareholders may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.

Generally, the DGCL requires that notice to stockholders of the place (if any), date, and hour, and means of remote communication (if any) of each annual and special meeting of stockholders be given at least 10 days, but no more than 60 days, before the meeting date. The Topco Bylaws provide that notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting.

Pursuant to the DGCL, notice of a meeting of stockholders to vote upon a merger or a sale of all or substantially all of the corporation’s assets must be delivered at least 20 days before the meeting date. In the case of a special meeting, the notice must also state the purpose or purposes for which the meeting is called.

Quorum at Stockholder Meetings

The Quidel Bylaws provide that the holders of a majority of the voting power of Quidel’s outstanding capital stock entitled to vote, present in person or represented by proxy, constitute a quorum at all meetings of stockholders except as otherwise provided by law or Quidel’s restated certificate of incorporation (the “Quidel Charter”).	Under Ortho’s articles of association, no business shall be transacted at any general meeting unless a quorum is present. At least two Ortho shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes.	The Topco Bylaws provide that the holders of a majority of the voting power of Topco’s outstanding capital stock entitled to vote, present in person or represented by proxy, constitute a quorum at all meetings of stockholders except as otherwise provided by law or the Topco Charter.

Quidel	Ortho	Topco

Stockholder Voting Rights

Under the Quidel Bylaws, each stockholder of record entitled to vote at any meeting may do so in person or by proxy. Each Quidel Share entitles its holder to one vote.

Generally, under the Quidel Bylaws, when a quorum is present, the affirmative vote of holders of a majority of the voting power of Quidel’s capital stock, present in person or represented by proxy, at a meeting of stockholders and entitled to vote on a matter shall be the act of the stockholders.

Without prejudice to any special rights, privileges or restrictions as to voting rights attached to any Ortho Shares forming part of Ortho’s share capital from time to time, all votes at a general meeting shall be taken on a poll and each holder of the shares of the class shall, on a poll, have one vote in respect of every share of the class held by them.

An ordinary resolution is passed on a poll if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution.

A special resolution is passed on a poll if it is approved by holders representing not less than 75% of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolutions.

Under the Topco Bylaws, each stockholder of record entitled to vote at any meeting may do so in person or by proxy. Each Topco Share entitles its holder to one vote.

Generally, under the Topco Bylaws, when a quorum is present, the affirmative vote of a majority of the shares present in person or represented by proxy at a meeting of stockholders and entitled to vote on a matter shall be the act of the stockholders.

Approval of Mergers and Business Combinations

The DGCL requires, with limited exceptions, a merger, consolidation or sale of substantially all of the assets of a corporation to be approved by the corporation’s board of directors and a majority of the issued and outstanding shares entitled to vote thereon.

However, if a target corporation is listed on a national securities exchange or its shares are held of record by more than 2,000 holders immediately prior to the execution of a merger agreement, then the target corporation may opt into Section 251(h) of the DGCL. If the parties opt into Section 251(h) of the DGCL and a sufficient number of shares are accepted in the tender offer that are required to approve a merger, then the merger may be consummated without a vote of the target stockholders.

The Quidel Bylaws provide that Quidel expressly elects not to be governed by Section 203 of the DGCL, which restricts certain

Neither the UK Companies Act nor Ortho’s articles of association stipulate a specific approval in respect of mergers and business combinations generally. However, the manner in which a merger or business approval is structured may require certain specific approvals. For example, as is the case for the Combinations, a business combination by way of a scheme of arrangement requires, according to the UK Companies Act, approval of the terms of the scheme of arrangement and the scheme itself by a majority in number of shareholders representing 75% in value of share capital held by the members who vote in person or by proxy as well as the receipt of the required approval of the scheme of arrangement by the Court.

The DGCL requires, with limited exceptions, a merger, consolidation or sale of substantially all of the assets of a corporation to be approved by the corporation’s board of directors and a majority of the issued and outstanding shares entitled to vote thereon.

However, if a target corporation is listed on a national securities exchange or its shares are held of record by more than 2,000 holders immediately prior to the execution of a merger agreement, then the target corporation may opt into Section 251(h) of the DGCL. If the parties opt into Section 251(h) of the DGCL and a sufficient number of shares are accepted in the tender offer that are required to approve a merger, then the merger may be consummated without a vote of the target stockholders.

The Topco Charter provides that Topco expressly elects not to be governed by Section 203 of the DGCL, which restricts certain transactions with stockholders who own 15% or more of a corporation’s voting stock.

Quidel	Ortho	Topco
transactions with stockholders who own 15% or more of a corporation’s voting stock.

Mandatory Tender Offer and Squeeze-out Thresholds

Pursuant to the DGCL, a corporation or other entity owning at least 90% of the outstanding shares of a subsidiary corporation may effect a merger with or into such subsidiary by resolution of the board of directors of the parent and without any action on the part of the board of directors or the other stockholders of the subsidiary.	Pursuant to Sections 979 to 991 of the UK Companies Act, where a takeover offer has been made for Ortho and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the Ortho Shares to which the offer relates and not less than 90% of the voting rights carried by those Ortho Shares, the offeror may give notice to the holder of any Ortho Shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he wishes to acquire, and is entitled to so acquire, those Ortho Shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority Ortho shareholders telling them that it will compulsorily acquire their Ortho Shares. Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The squeeze-out of the minority Ortho shareholders can be completed at the end of six weeks from the date the notice has been given, subject to the minority Ortho shareholders failing to successfully lodge an application to the court to prevent such squeeze-out any time prior to the end of those six weeks following which the offeror can execute a transfer of the outstanding Ortho Shares in its favor and pay the consideration to Ortho, which would hold the consideration on trust for the outstanding minority Ortho shareholders. The consideration offered to the outstanding minority Ortho shareholders whose Ortho Shares are compulsorily acquired under the UK Companies Act must, in general, be the same as the consideration that was available under the takeover offer.	Pursuant to the DGCL, a corporation or other entity owning at least 90% of the outstanding shares of a subsidiary corporation may effect a merger with or into such subsidiary by resolution of the board of directors of the parent and without any action on the part of the board of directors or the other stockholders of the subsidiary.

Related Party Transactions

The DGCL provides that a corporation may lend money to, or guarantee any obligation incurred by, its officers or employees if, in the judgment of the board of directors,	If a situation arises in which a director of Ortho has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with Ortho’s interests (other than a situation that	The DGCL provides that a corporation may lend money to, or guarantee any obligation incurred by, its officers or employees if, in the judgment of the board of directors, the loan or guarantee

Quidel	Ortho	Topco

the loan or guarantee may reasonably be expected to benefit the corporation.

The DGCL further provides that any other contract or transaction between the corporation and one or more of its directors or officers is neither void nor voidable solely because the interested director or officer was present, participates or votes at the board or board committee meeting that authorizes the contract or transaction, if either: (i) the director’s or officer’s interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith; or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

cannot reasonably be regarded as likely to give rise to a conflict of interest or a conflict of interest arising in relation to a transaction or arrangement with Ortho), the Ortho board may authorize in accordance with the UK Companies Act the director’s interest and the continuing performance by the relevant director of his duties as a director on such terms as the Ortho board may determine.

A director of Ortho shall not be accountable to Ortho for any benefit which he derives from or in connection with a relationship involving a conflict of interest or possible conflict of interest which has been authorized by the directors or by Ortho in a general meeting and any such transaction or arrangement shall not be liable to be avoided on the grounds of any such benefit.

Subject to the requirements under Sections 175, 177 and 182 of the UK Companies Act, a director shall declare the nature and extent of such conflicts.

may reasonably be expected to benefit the corporation.

The DGCL further provides that any other contract or transaction between the corporation and one or more of its directors or officers is neither void nor voidable solely because the interested director or officer was present, participates or votes at the board or board committee meeting that authorizes the contract or transaction, if either: (i) the director’s or officer’s interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith; or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

Stockholder Proposals

Under the Quidel Bylaws, nominations of directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders by, subject to certain requirements, any stockholder of record who is entitled to vote at the meeting and who complies with specific notice procedures set forth in the Quidel Bylaws.	Pursuant to the UK Companies Act and Ortho’s articles of association, Ortho shareholders may require Ortho to give notice of a resolution to Ortho shareholders entitled to receive notice of the next annual general meeting. The resolution must be one which may properly be moved, and is intended to be moved at that meeting. Ortho is required to give notice of a resolution once it has received requests to do so from either Ortho shareholders representing at least 5% of the total voting rights of all the Ortho shareholders who have a right to vote on the resolution at the annual general meeting in question, or at least 100 Ortho shareholders who have a right to vote on the resolution at the annual general meeting in question and hold shares in Ortho on which there has been paid up an average sum, per Ortho shareholder, of at least £100.	Under the Topco Bylaws, nominations of directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders by, subject to certain requirements, any stockholder of record who is entitled to vote at the meeting and who complies with specific notice procedures set forth in the Topco Bylaws.

Stockholder Information Rights

The DGCL allows any stockholder of a corporation the right to inspect a	Pursuant to the UK Companies Act and Ortho’s articles of association, Ortho	The DGCL allows any stockholder of a corporation the right to inspect a

Quidel	Ortho	Topco

complete list of the stockholders entitled to vote at a meeting of stockholders, both during the time of the meeting and during the 10 days preceding the meeting, for a purpose germane to the meeting.

The DGCL allows any stockholder in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from: (a) a corporation’s stock ledger, a list of its stockholders, and its other books and records; and (b) any subsidiary’s books and records, to the extent that: (i) the corporation has actual possession and control of such records of such subsidiary; or (ii) the corporation could obtain such records through the exercise of control over such subsidiary, provided that as of the date of the making of the demand: (x) the stockholder inspection of such books and records of the subsidiary would not constitute a breach of an agreement between the corporation or the subsidiary and a person or persons not affiliated with the corporation; and (y) the subsidiary would not have the right under the law applicable to it to deny the corporation access to such books and records upon demand by the corporation.

shareholders are entitled to receive a copy of the Ortho’s annual accounts and reports for the relevant financial year which must, at least 21 clear days before the date of the meeting at which copies of those documents are to be laid, be sent to such Ortho shareholders. As set out above, each Ortho shareholder is entitled to receive notice of any general meeting and information concerning the resolutions to be voted on at such a general meeting.

complete list of the stockholders entitled to vote at a meeting of stockholders, both during the time of the meeting and during the 10 days preceding the meeting, for a purpose germane to the meeting.

The DGCL allows any stockholder in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from: (a) a corporation’s stock ledger, a list of its stockholders, and its other books and records; and (b) any subsidiary’s books and records, to the extent that: (i) the corporation has actual possession and control of such records of such subsidiary; or (ii) the corporation could obtain such records through the exercise of control over such subsidiary, provided that as of the date of the making of the demand: (x) the stockholder inspection of such books and records of the subsidiary would not constitute a breach of an agreement between the corporation or the subsidiary and a person or persons not affiliated with the corporation; and (y) the subsidiary would not have the right under the law applicable to it to deny the corporation access to such books and records upon demand by the corporation.

In addition, the Carlyle Stockholder has additional information rights as described in the section entitled “Stockholders Agreement / Deed of Irrevocable Undertaking—Stockholders Agreement” of this joint proxy statement/prospectus.

Amendments of Organizational Documents

Pursuant to the DGCL, an amendment to the Quidel Charter generally requires: (a) recommendation of the board of directors; (b) the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote; and (c) the affirmative vote of a majority of the voting power of the outstanding stock of each class entitled to vote. The Quidel Charter	Ortho’s articles of association may be varied or amended only by special resolution passed at a general meeting of the Ortho shareholders. Special resolutions require the affirmative vote of not less than 75% of the votes cast by Ortho shareholders present (in person or by proxy) at the meeting. If a poll is demanded, a special resolution is passed if it is approved by Ortho shareholders representing not less than 75% of the	Pursuant to the DGCL, an amendment to the Topco Charter generally requires: (a) recommendation of the board of directors; (b) the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote; and (c) the affirmative vote of a majority of the voting power of the outstanding stock of each class entitled to vote. The Topco Charter does not include any additional conditions on its amendment.

Quidel	Ortho	Topco

does not include any additional conditions on its amendment.

Under the Quidel Charter and the Quidel Bylaws, the Quidel Bylaws may be adopted, amended or repealed by (a) a majority of the voting power of Quidel’s issued and outstanding capital stock entitled to vote thereon and (b) the Quidel board of directors.

	total voting rights of Ortho shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolutions.	Under the Topco Charter and the Topco Bylaws, the Topco Bylaws may be adopted, amended or repealed by (a) a majority of the voting power of Topco’s issued and outstanding capital stock entitled to vote thereon and (b) the Topco board of directors.

Indemnification of Directors and Officers

The DGCL permits a corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

The Quidel Charter and Quidel Bylaws authorize Quidel to indemnify its directors and officers to the fullest extent permitted by the DGCL, including as it may be amended (unless, to the extent permitted by the DGCL, such amendment would adversely affect any right of a current or former director or officer).

Every director, officer or former director or officer of Ortho may be indemnified against all costs, charges, losses, expenses and liabilities incurred by him in connection with any negligence, default, breach of duty, or breach of trust by him in relation to Ortho or in connection with Ortho’s activities as a trustee of an occupational pension scheme, in the actual or purported exercise of his powers or duties or otherwise as an officer of Ortho, to the extent permitted under the UK Companies Act.

The DGCL permits a corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

The Topco Charter and Topco Bylaws authorize Topco to indemnify its directors and officers to the fullest extent permitted by the DGCL, including as it may be amended (unless, to the extent permitted by the DGCL, such amendment would adversely affect any right of a current or former director or officer).

Quidel	Ortho	Topco
Authority to Allot

Under the DGCL, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof.

Under the UK Companies Act, the directors of a company must not allot shares or grant rights to subscribe for or to convert any security into shares unless an exception applies or an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise, in each case in accordance with the provisions of the UK Companies Act.

Pursuant to Ortho’s articles of association, Ortho’s directors are authorized to exercise all of the powers of the company to allot shares in Ortho, and to grant rights to subscribe for or to convert any security into shares in Ortho, up to a maximum aggregate nominal value of $10,000 (in addition to any authority to allot that has not yet expired granted to the board prior to the date of the adoption of Ortho’s articles of association) for a period expiring (unless previously renewed, varied or revoked by Ortho in a general meeting) on February 1, 2026.

Under the DGCL, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof.

Preemptive Rights / Preferential Subscription Rights
Pursuant to the DGCL, a stockholder is not entitled to preemptive rights to subscribe for additional issuances of stock or any security convertible into stock unless they are specifically granted in the certificate of incorporation. The Quidel Charter does not provide for any preemptive rights.	Under the UK Companies Act, “equity securities,” being (i) shares in Ortho other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“ordinary shares”) or (ii) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in Ortho in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by Ortho shareholders in a general meeting or Ortho’s articles of association provide otherwise, in each case in accordance with the provisions of the UK Companies Act. On February 1, 2021, Ortho shareholders approved the exclusion of preemptive rights for a period of five years from the date of the approval in respect of the allotment of up to a maximum amount of one billion Ortho Shares.	Pursuant to the DGCL, a stockholder is not entitled to preemptive rights to subscribe for additional issuances of stock or any security convertible into stock unless they are specifically granted in the certificate of incorporation. The Topco Charter does not provide for any preemptive rights.

Quidel	Ortho	Topco

Dividends

The DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired.

Ortho may, by ordinary resolution of the Ortho shareholders, declare dividends out of profits available for distribution in accordance with the respective rights of Ortho shareholders but no such dividend shall exceed the amount recommended by the directors. The Ortho board may from time to time pay Ortho shareholders such interim dividends as they appear to the board to be justified by Ortho’s financial position.

Subject to any special rights attaching to or the terms of issue of any share, all dividends shall be declared and paid according to the amounts paid up on the Ortho Shares and shall be apportioned and paid pro rata according to the amounts paid up on the Ortho Shares during any part or parts of the period in respect of which the dividend is paid.

No dividend or other moneys payable by Ortho on or in respect of any share shall bear interest against Ortho unless otherwise provided by the rights attached to the share or the provisions of another agreement between the Ortho shareholder and Ortho. Any dividend unclaimed after a period of 12 years from the date such dividend became due for payment shall be forfeited and cease to remain owing.

Dividends may be declared or paid in any currency and the Ortho board may decide the rate of exchange for any currency conversions that may be required, and how any costs involved are to be met, in relation to the currency of any dividend.

Any general meeting declaring a dividend may by ordinary resolution of the Ortho shareholders, upon the recommendation of the Ortho board, direct payment or satisfaction of such dividend wholly or in part by the distribution of non-cash assets of equivalent value, including shares or other securities in any company.

The directors may, if authorized by an ordinary resolution of Ortho shareholders, offer any holders of Ortho

The DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired.

Quidel	Ortho	Topco
Shares the right to elect to receive in lieu of a dividend, or part of a dividend, an allotment of ordinary shares credited as fully paid up.

Repurchases and Redemptions

Pursuant to the DGCL, a corporation may purchase, redeem, receive, take or otherwise acquire, own and hold, sell, lend, exchange, transfer or otherwise dispose of, pledge, use and otherwise deal in and with its own shares; provided, however, that no corporation shall: (i) purchase or redeem its own shares of capital stock for cash or other property when the capital of the corporation is impaired or when such purchase or redemption would cause any impairment of the capital of the corporation, except that a corporation may purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets, whether by dividend or in liquidation, to a preference over another class or series of its stock, or, if no shares entitled to such a preference are outstanding, any of its own shares, if such shares will be retired upon their acquisition and the capital of the corporation reduced; (ii) purchase, for more than the price at which they may then be redeemed, any of its shares which are redeemable at the option of the corporation; or (iii) redeem any of its shares unless their redemption is authorized by a subsection of the DGCL and then only in accordance with such section and the certificate of incorporation.

Generally, pursuant to the DGCL, a corporation has a right to resell any of its shares theretofore purchased or redeemed and which have not been retired, for such consideration as shall be fixed by the board of directors.

Ortho may purchase its own fully paid Ortho Shares otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of the Ortho shareholders before the purchase takes place. Any authority will not be effective if any Ortho shareholder from whom Ortho proposed to purchase shares votes on the resolution and the resolution would not have been passed if they had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Ortho may issue shares which are to be redeemed or are to be liable to be redeemed at the option of Ortho or the holder. The Ortho board may determine the terms, conditions and manner of redemption of shares provided that it does so before the shares are allotted. The 50,001 deferred shares of £1.00 each in the capital of Ortho can be redeemed by the Ortho board for nil value at the Ortho board’s discretion.

Pursuant to the DGCL, a corporation may purchase, redeem, receive, take or otherwise acquire, own and hold, sell, lend, exchange, transfer or otherwise dispose of, pledge, use and otherwise deal in and with its own shares; provided, however, that no corporation shall: (i) purchase or redeem its own shares of capital stock for cash or other property when the capital of the corporation is impaired or when such purchase or redemption would cause any impairment of the capital of the corporation, except that a corporation may purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets, whether by dividend or in liquidation, to a preference over another class or series of its stock, or, if no shares entitled to such a preference are outstanding, any of its own shares, if such shares will be retired upon their acquisition and the capital of the corporation reduced; (ii) purchase, for more than the price at which they may then be redeemed, any of its shares which are redeemable at the option of the corporation; or (iii) redeem any of its shares unless their redemption is authorized by a subsection of the DGCL and then only in accordance with such section and the certificate of incorporation.

Generally, pursuant to the DGCL, a corporation has a right to resell any of its shares theretofore purchased or redeemed and which have not been retired, for such consideration as shall be fixed by the board of directors.

Stockholder Suits

Pursuant to the DGCL, a stockholder may initiate a derivative action to enforce a right of a corporation if the	Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in	Pursuant to the DGCL, a stockholder may initiate a derivative action to enforce a right of a corporation if the

Quidel	Ortho	Topco

corporation fails to enforce the right itself. The complaint must: (i) state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and (ii) allege with particularity (a) the efforts, if any, made by the plaintiff to obtain the action the plaintiff desires from the directors; or (b) the reasons for the plaintiff’s failure to obtain the action or for not making the effort. Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the court.

An individual may also maintain a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met.

respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the UK Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.

corporation fails to enforce the right itself. The complaint must: (i) state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and (ii) allege with particularity (a) the efforts, if any, made by the plaintiff to obtain the action the plaintiff desires from the directors; or (b) the reasons for the plaintiff’s failure to obtain the action or for not making the effort. Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the court.

An individual may also maintain a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met.

Standard of Conduct for Directors

The DGCL does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its stockholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in

Under English law, a director owes various statutory and fiduciary duties to the company, including:

•  to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

•  to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

•  to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;

•  to exercise independent judgment;

•  to exercise reasonable care, skill, and diligence;

•  not to accept benefits from a third party conferred by reason of his

The DGCL does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its stockholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his

Quidel	Ortho	Topco
a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director with no conflicting interest are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

being a director or doing, or not doing, anything as a director; and

a duty to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

or her corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director with no conflicting interest are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

SECURITY OWNERSHIP OF CERTAIN QUIDEL BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2021, except where otherwise noted, certain information with respect to the amount of Quidel Shares beneficially owned (as defined by the SEC’s rules and regulations) by (1) each person known by Quidel to beneficially own more than 5% of the outstanding Quidel Shares, (2) each member of the Quidel board of directors, (3) each of Quidel’s NEOs and (4) all current directors and executive officers as a group.

	Beneficial Ownership of Common Stock(1)(2)

	Number of Shares (#)	Percent of Class (%)

>5% Stockholders
T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street Baltimore, Maryland 21202	6,425,323	15.4
Jack W. Schuler(4) 100 N. Field Drive Suite 360 Lake Forest, IL 60045	4,292,374	10.3
The Vanguard Group(5) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,604,549	8.6
BlackRock, Inc.(6) 55 E. 52nd Street New York, NY 10055	3,510,895	8.4
Brown Capital Management, LLC(7) 1201 N. Culver Street Baltimore, Maryland 21202	2,282,444	5.5

Directors
Douglas C. Bryant(8)	645,142	1.5
Kenneth F. Buechler(9)	124,138	*
Edward L. Michael(10)	9,969	*
Kathy P. Ordoñez(11)	3,650	*
Mary Lake Polan(12)	28,636	*
Ann D. Rhoads(13)	1,051	*
Charles P. Slacik(14)	24,584	*
Matthew W. Strobeck(15)	61,507	*
Kenneth J. Widder(16)	41,803	*
Joseph D. Wilkins Jr.	289	*

Named Executive Officers
Randall J. Steward (17)	48,595	*
Robert J. Bujarski(18)	99,268	*
Werner Kroll(19)	30,037	*
Ratan S. Borkar(20)	27,602	*
All directors and executive officers as a group (19 persons)(21)	1,305,134	3.1

*	Indicates ownership of less than 1% of the outstanding Quidel Shares.
(1)

Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise noted, and subject to applicable community property laws, each director and executive officer has sole voting and dispositive power with respect to the shares indicated. The address for Quidel’s directors and executive officers is c/o Quidel Corporation, 9975 Summers Ridge Road, San Diego, CA 92121.

(2)

Quidel Shares subject to options or RSUs exercisable or vesting on or within 60 days of December 31, 2021 are deemed outstanding for computing the number of shares and the percentage ownership of the person holding such options or RSUs, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)

Based on information reported in Amendment No. 23 to Schedule 13G filed with the SEC dated April 12, 2021 by T. Rowe Price Associates, Inc., which reported beneficial ownership of 6,425,323 Quidel Shares with respect to which T. Rowe Price Associates, Inc. has sole voting power of 2,332,908 shares and sole dispositive power of 6,425,323 shares as of March 31, 2021.

(4)

Based on information reported in Amendment No. 5 to Schedule 13D filed with the SEC dated May 21, 2019 by Mr. Jack W. Schuler, Jack W. Schuler Living Trust, Renate Schuler and Schuler Family Foundation, which reported beneficial ownership of 4,292,374 Quidel Shares with respect to which Mr. Schuler has sole voting and dispositive power of 3,122,111 shares and shared voting and dispositive power of 1,105,263 shares. Mr. Schuler disclaims beneficial ownership of 1,105,263 shares held indirectly by the Schuler Family Foundation and 65,000 shares owned by the Renate Schuler Trust, except to the extent of his pecuniary interest in such shares, if any.

(5)

Based on information reported in Amendment No. 7 to Schedule 13G filed with the SEC dated February 10, 2021 by The Vanguard Group, which reported beneficial ownership of 3,604,549 Quidel Shares with respect to which The Vanguard Group has shared voting power of 29,642 shares, sole dispositive power of 3,544,126 shares and shared dispositive power of 60,423 shares as of December 31, 2020.

(6)

Based on information reported in Amendment No. 2 to Schedule 13G filed with the SEC dated February 1, 2021 by BlackRock, Inc., which reported beneficial ownership of 3,510,895 Quidel Shares with respect to which BlackRock, Inc. has sole voting power of 3,365,774 shares and sole dispositive power of 3,510,895 shares as of December 31, 2020.

(7)

Based on information reported in Amendment No. 11 to Schedule 13G filed with the SEC dated February 12, 2021 by Brown Capital Management, LLC, which reported beneficial ownership of 2,282,444 Quidel Shares with respect to which Brown Capital Management, LLC has sole voting power of 1,336,322 shares and sole dispositive power of 2,282,444 shares as of December 31, 2020.

(8)

Includes (i) 120,369 Quidel Shares issuable upon exercise of options that are exercisable on or within 60 days of December 31, 2021, (ii) 18,729 Quidel Shares underlying an equal number of RSUs issuable upon vesting on or within 60 days of December 31, 2021 and (iii) 9,501 Quidel Shares underlying an equal number of fully vested RSUs for which Mr. Bryant has no voting or dispositive power over such shares.

(9)

Includes (i) 48,820 Quidel Shares issuable upon exercise of options that are exercisable on or within 60 days of December 31, 2021, (ii) 11,968 Quidel Shares underlying an equal number of fully vested RSUs for which Dr. Buechler has no voting or dispositive power over such shares, (iii) 200 Quidel Shares that are beneficially owned by Dr. Buechler as custodian of his children’s UTMAs and (iv) 200 Quidel Shares jointly owned with his children.

(10)	Includes 2,495 Quidel Shares underlying an equal number of fully vested RSUs for which Mr. Michael has no voting or dispositive power over such shares.
(11)	Includes 754 Quidel Shares underlying an equal number of fully vested RSUs for which Ms. Ordoñez has no voting or dispositive power over such shares.
(12)	Includes 8,949 Quidel Shares underlying an equal number of fully vested RSUs for which Ms. Polan has no voting or dispositive power over such shares.
(13)	Includes 427 Quidel Shares underlying an equal number of fully vested RSUs for which Ms. Rhoads has no voting or dispositive power over such shares.
(14)

Includes (i) 12,086 Quidel Shares issuable upon exercise of options that are exercisable on or within 60 days of December 31, 2021 and (ii) 299 Quidel Shares underlying an equal number of fully vested RSUs for which Mr. Slacik has no voting or dispositive power over such shares.

(15)

Includes (i) 259 Quidel Shares issuable upon exercise of options that are exercisable on or within 60 days of December 31, 2021, (ii) 1,564 Quidel Shares underlying an equal number of fully vested RSUs for which Dr. Strobeck has no voting or dispositive power over such shares, (iii) 38,145 Quidel Shares held by Birchview Fund, LLC (Dr. Strobeck has sole voting and dispositive power with respect to such shares in his capacity as the Managing Partner of such entity), (iv) 3,869 Quidel Shares held directly by Dr. Strobeck and (v) 16,630 Quidel Shares beneficially owned by Dr. Strobeck as custodian of his children’s Uniform Gift to Minors Act accounts.

(16)

Includes (i) 22,440 Quidel Shares issuable upon exercise of options that are exercisable on or within 60 days of December 31, 2021 and (ii) 3,331 Quidel Shares underlying an equal number of fully vested RSUs for which Mr. Widder has no voting or dispositive power over such shares.

(17)

Includes (i) 20,639 Quidel Shares issuable upon exercise of options that are exercisable on or within 60 days of December 31, 2021 and (ii) 12,120 Quidel Shares underlying an equal number of RSUs issuable upon vesting on or within 60 days of December 31, 2021s.

(18)

Includes (i) 59,583 Quidel Shares issuable upon exercise of options that are exercisable on or within 60 days of December 31, 2021, (ii) 7,145 Quidel Shares underlying an equal number of RSUs issuable upon vesting on or within 60 days of December 31, 2021 and (iii) 6,696 Quidel Shares underlying an equal number of fully vested RSUs for which Mr. Bujarski has no voting or dispositive power over such shares.

(19)

Includes (i) 4,265 Quidel Shares issuable upon exercise of options that are exercisable on or within 60 days of December 31, 2021, (ii) 10,186 Quidel Shares underlying an equal number of RSUs issuable upon vesting on or within 60 days of December 31, 2021 and (iii) 4,826 Quidel Shares underlying an equal number of fully vested RSUs for which Mr. Kroll has no voting or dispositive power over such shares.

(20)

Includes (i) 6,247 Quidel Shares issuable upon exercise of options that are exercisable on or within 60 days of December 31, 2021, (ii) 6,739 Quidel Shares underlying an equal number of RSUs issuable upon vesting on or within 60 days of December 31, 2021 and (iii) 12,198 Quidel Shares underlying an equal number of fully vested RSUs for which Mr. Borkar has no voting or dispositive power over such shares.

(21)

All directors and executive officers as a group, including an aggregate of (i) 385,308 Quidel Shares issuable upon exercise of options that are exercisable on or within 60 days of December 31, 2021, (ii) 71,636 Quidel Shares underlying an equal number of RSUs issuable upon vesting on or within 60 days of December 31, 2021, and (iii) 63,008 Quidel Shares underlying an equal number of fully vested RSUs for which the group has no voting or dispositive power over such shares.

SECURITY OWNERSHIP OF CERTAIN ORTHO BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of the ordinary shares of Ortho Clinical Diagnostics Holdings plc as of January 20, 2022 by:

•	each person known by Ortho to own beneficially 5% or more of Ortho’s outstanding ordinary shares;

•	each of Ortho’s directors;

•	each of Ortho’s named executive officers; and

•	Ortho’s directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned ordinary shares.

Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o Ortho Clinical Diagnostics Holdings plc, 1001 Route 202, Raritan, New Jersey 08869.

Applicable percentage ownership and voting power is based on 237,527,690 Ortho Shares outstanding as of January 20, 2022.

	Ordinary Shares Beneficially Owned
	Shares	Percentage
5% Shareholders:
Carlyle Stockholder(1)	118,106,000	49.7%
Directors and Named Executive Officers:
Christopher M. Smith(2)	957,833	*
Joseph M. Busky(3)	66,392	*
Chad Dale(4)	131,396	*
Michael S. Iskra(5)	301,683	*
Chockalingam Palaniappan(6)	106,227
Michael A. Schlesinger(7)	273,940	*
Karen H. Bechtel(8)	1,950	*
Evelyn Dilsaver(9)	1,950	*
Allan Holt	—	*
Carl Hull(10)	60,558	*
Ron Labrum(11)	108,360	*
Thomas Mac Mahon(12)	140,228	*
David Perez(13)	6,951	*
Robert R. Schmidt	—	*
Stephen H. Wise	—	*
Robert Yates(14)	1,026,407	*
All directors and executive officers as a group (16 persons)(15)	3,183,875	1.3%

*	Indicates beneficial ownership of less than 1%.
(1)

Reflects ordinary shares held of record by the Carlyle Stockholder. The Carlyle Group Inc., a publicly traded company listed on Nasdaq, is the sole member of Carlyle Holdings II GP L.L.C., which is the managing member of Carlyle Holdings II L.L.C., which, with respect to the securities reported herein, is the managing member of CG Subsidiary Holdings L.L.C., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole member of TC Group VI Cayman, L.L.C., which is the general partner of TC Group VI Cayman, L.P., which is the general partner of the Carlyle Investor.

Voting and investment determinations with respect to the ordinary shares held of record by the Carlyle Investor are made by an investment committee of TC Group VI Cayman, L.P. Accordingly, each of the foregoing entities may be deemed to share beneficial ownership of the securities held of record by the Carlyle Investor. Each of them disclaims beneficial ownership of such securities. The address for each of TC Group Cayman Investment Holdings, L.P., TC Group Cayman Investment Holdings Sub L.P., TC Group VI Cayman, L.P. and the Carlyle Investor is c/o Walkers, 190 Elgin Avenue, George Town, Grand Cayman KY1-9001, Cayman Islands. The address of each of the other entities named in this footnote is c/o The Carlyle Group, 1001 Pennsylvania Avenue, NW, Suite 220 South, Washington, D.C. 20004.
(2)	Includes 590,473 ordinary shares issuable upon the exercise of options exercisable within 60 days following January 20, 2022.
(3)	Includes 66,392 ordinary shares issuable upon the exercise of options exercisable within 60 days following January 20, 2022.
(4)	As disclosed in Ortho’s Current Report on Form 8-K filed with the SEC on May 3, 2021, on April 27, 2021, Mr. Dale resigned as Chief Operating Officer of the Company, effective May 7, 2021.
(5)	Includes 301,683 ordinary shares issuable upon the exercise of options exercisable within 60 days following January 20, 2022.
(6)	Includes 106,227 ordinary shares issuable upon the exercise of options exercisable within 60 days following January 20, 2022.
(7)	Includes 186,303 ordinary shares issuable upon the exercise of options exercisable within 60 days following January 20, 2022.
(8)	Includes 1,950 ordinary shares issuable upon the settlement of restricted stock units that will vest within 60 days following January 20, 2022.
(9)	Includes 1,950 ordinary shares issuable upon the settlement of restricted stock units that will vest within 60 days following January 20, 2022.
(10)

Includes (i) 41,172 ordinary shares held by Mr. Hull in his capacity as a Trustee of the Hull Living Trust and (ii) 975 ordinary shares issuable upon the settlement of restricted stock units that will vest within 60 days following January 20, 2022.

(11)	Includes 975 ordinary shares issuable upon the settlement of restricted stock units that will vest within 60 days following January 20, 2022.
(12)

Includes (i) 27,584 ordinary shares held by Mr. Mac Mahon in his capacity as a Trustee of the Kelly M Ewing 2012 Trust U/A DTD 7/3/2012, (ii) 27,584 ordinary shares held by Mr. Mac Mahon in his capacity as a Trustee of the Lauren C. Hand 2012 Trust U/A/ DTD 7/3/2012, (iii) 24,501 ordinary shares held by Mr. Mac Mahon in his capacity as a Trustee of The Thomas & Sarah Mac Mahon Family Charitable Foundation Trust (dated 11/24/2003) and (iv) 975 ordinary shares issuable upon the settlement of restricted stock units that will vest within 60 days following January 20, 2022.

(13)	Includes 975 ordinary shares issuable upon the settlement of restricted stock units that will vest within 60 days following January 20, 2022.
(14)

Includes (i) 1,025,225 ordinary shares issuable upon the exercise of options exercisable within 60 days following January 20, 2022 and (ii) 1,182 ordinary shares issuable upon the settlement of restricted stock units that will vest within 60 days following January 20, 2022.

(15)

Includes (i) 2,276,303 ordinary shares issuable upon the exercise of options exercisable within 60 days following January 20, 2022 and (ii) 8,982 ordinary shares issuable upon the settlement of restricted stock units that will vest within 60 days following January 20, 2022.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless such stockholders have notified the company whose shares they hold of their desire to receive multiple copies of this joint proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact Quidel or Ortho, as applicable, at the address identified below. Quidel and Ortho will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any Quidel stockholder or Ortho shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Quidel Corporation, Attention: Phillip S. Askim, VP, Associate General Counsel & Secretary, 9975 Summers Ridge Road, San Diego, California 92121, United States of America, Telephone (858) 552-1100, or Innisfree M&A Incorporated, Quidel’s proxy solicitor, by calling (877) 750-0537. You may also request copies of this joint proxy statement/prospectus, without charge, by written or telephonic request directed to Ortho Clinical Diagnostics Holdings plc, Attention: Michael A. Schlesinger, Executive Vice President, General Counsel and Secretary, 1001 Route 202, Raritan, New Jersey 08869, United States of America, Telephone (908) 218-8000, or MacKenzie Partners, Ortho’s proxy solicitor, by calling toll-free at 1-800-322-2885.

FUTURE STOCKHOLDER PROPOSALS

Topco

Assuming consummation of the Combinations, Topco stockholders will be entitled to present proposals for consideration at forthcoming Topco stockholder meetings, provided that they comply with the proxy rules promulgated by the SEC and the Topco Charter. The deadline for submission of all Topco stockholder proposals to be considered for inclusion in Topco’s proxy statement for its next annual meeting will be disclosed in a subsequent filing with the SEC.

Quidel

Quidel held its 2021 Annual Meeting of Stockholders on May 18, 2021. Quidel does not intend to hold an annual meeting of stockholders in 2022, but intends to instead amend this joint proxy statement/prospectus to include certain matters that would have been proposals at its 2022 Annual Meeting of Stockholders, had it been held.

Ortho

Ortho does not intend to hold an annual meeting of shareholders in 2022, and will hold an annual meeting in 2022 only if the Combinations are not completed before June 16, 2022.

NO APPRAISAL RIGHTS FOR QUIDEL STOCKHOLDERS

Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to Quidel stockholders in connection with the Combinations.

NO DELAWARE APPRAISAL RIGHTS FOR ORTHO SHAREHOLDERS

As shareholders of a UK public limited company, Ortho shareholders do not have appraisal rights similar to the statutory rights under the DGCL that enable shareholders who object to certain extraordinary transactions to demand that the corporation pay such shareholders the fair value of their shares instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

LEGAL MATTERS

The legality of the Topco Shares issuable in the Combinations will be passed upon for Topco by Latham & Watkins LLP.

EXPERTS

The consolidated financial statements of Quidel Corporation as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, incorporated by reference into this joint proxy statement/prospectus and Registration Statement of Coronado Topco, Inc., have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Ortho Clinical Diagnostics Holdings plc (“Ortho”) as of January 3, 2021 and December 29, 2019 and for each of the three years in the period ended January 3, 2021 included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PwC completed an independence assessment to evaluate the services and relationships with Ortho and its affiliates that may bear on PwC’s independence under the SEC and the PCAOB (United States) independence rules for an audit period commencing January 1, 2018, PwC informed Ortho that certain of its member firms within PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity (“PwC member firm”), were engaged to perform non-audit services by and had relationships with entities that are under common control with Ortho. These non-audit services and relationships are not in accordance with the SEC and PCAOB auditor independence rules and are described below:

•

From April 2019 to September 2020, a PwC member firm assisted in the preparation and submission of two statistical reports to a non-tax authority for an entity under common control with Ortho. The fees for these services were approximately $1,600.

•	From April 2018 to March 2019, a PwC covered person, who was not involved in the audit of Ortho, held an impermissible financial interest in an affiliate of Ortho.

•	From August 2017 to January 2018, a PwC member firm had a business relationship with an entity under common control with Ortho. The fees for these services were approximately $180,000.

•

From November 2018 to February 2019, a PwC member firm provided an expert service to an entity under common control with Ortho. The fees for these services were approximately $360,000 (fees for the services were not invoiced or collected).

•	During March 2019, a PwC member firm held custody of documents and provided a registered office address for an entity under common control with Ortho. There were no fees earned for this service.

PwC provided an overview of the facts and circumstances surrounding the services and relationships to Ortho’s audit committee and management, including the entities involved, the nature of the relationships, where applicable, an approximation of the fees earned related to the services and relationships and other relevant factors. Considering the facts presented, Ortho’s audit committee and PwC have concluded that the relationships would not impair PwC’s application of objective and impartial judgment on any matters encompassed within the audit engagement performed by PwC for Ortho’s consolidated financial statements for each of the three years in the period ended January 3, 2021, and that no reasonable investor would conclude otherwise.

WHERE YOU CAN FIND MORE INFORMATION

Quidel files annual, quarterly and current reports, proxy statements and other information with the SEC. Quidel’s SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Quidel’s common stock is listed on Nasdaq under the symbol “QDEL” and the reports and other information filed by Quidel with the SEC are also available at Quidel’s Internet website (www.quidel.com). We have included the web addresses of the SEC and Quidel as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus.

Topco has filed with the SEC a registration statement on Form S-4 to register the Topco Shares to be issued in the Combinations. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Topco, in addition to being a proxy statement of Quidel for the Quidel Stockholders’ Meeting and Ortho for the Ortho Shareholder Meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information you can find in the registration statement or the annexes to the registration statement.

The SEC allows Quidel to incorporate by reference information into this joint proxy statement/prospectus. This means that Quidel can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the following documents previously filed with the SEC (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 and the related exhibits under Item 9.01 of Form 8-K):

•	Quidel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 19, 2021.

•	Quidel’s Quarterly Reports on Form 10-Q filed with the SEC on May 7, 2021, August 6, 2021 and November 5, 2021.

•	Quidel’s Current Reports on Form 8-K filed with the SEC on March 2, 2021, May 12, 2021, May 19, 2021, July 26, 2021, December 23, 2021 and January 27, 2022.

•	Definitive Proxy Statement for Quidel’s 2021 Annual Meeting of Stockholders filed with the SEC on April 15, 2021.

In addition, Quidel also incorporates by reference additional documents that Quidel files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (i) after the date of the initial filing and prior to the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and (ii) after the date of this joint proxy statement/prospectus and prior to the date of the Quidel Stockholders’ Meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above. You may also request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning Quidel, without charge, by written or telephonic request directed to Quidel Corporation, Attention: Phillip S. Askim, VP, Associate General Counsel & Secretary, 9975 Summers Ridge Road, San Diego, California 92121, United States of America, Telephone (858) 552-1100, or Innisfree M&A Incorporated, Quidel’s proxy solicitor, by calling (877) 750-0537.

THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED AS OF THE DATE ON THE COVER HEREOF. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE AND THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO QUIDEL STOCKHOLDERS AND ORTHO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Index to Consolidated Financial Statements of Ortho Clinical Diagnostics Holdings plc

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Ortho Clinical Diagnostics Holdings plc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.) and its subsidiaries (the “Company”) as of January 3, 2021 and December 29, 2019, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ deficit and cash flows for each of the three years in the period ended January 3, 2021, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 3, 2021 and December 29, 2019, and the results of its operations and its cash flows for each of the three years in the period ended January 3, 2021 in conformity with accounting principles generally accepted in the United States of America.

Changes in accounting principles

As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019 and the manner in which it accounts for revenues from contracts with customers in 2018.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Interim Goodwill Impairment Assessment

As described in Notes 3 and 7 to the consolidated financial statements, the Company’s goodwill balance was $580.1 million as of January 3, 2021. Management assesses goodwill for impairment at the reporting unit level on an annual basis in the Company’s fiscal fourth quarter and whenever events or changes in circumstances occur that indicate that the fair value of a reporting unit is below its carrying amount. As of December 30, 2019, the beginning of fiscal year 2020, management changed the financial information that was regularly reviewed by the Chief Operating Decision Maker (“CODM”) to measure performance and allocate resources. This resulted in a change to the Company’s operating segments and reporting units. Goodwill was allocated to the newly identified reporting units and management performed impairment assessments on the new reporting units following the change. Management estimates the fair value of its reporting units by using forecasts of discounted future cash flows and peer market multiples. Estimates of discounted future cash flows for each reporting unit require assumptions related to assumed revenue growth rates, long term growth rates and discount rates. Management also considers revenue and earnings trading multiples of the peer companies that have similar financial characteristics to the reporting units.

The principal considerations for our determination that performing procedures relating to the interim goodwill impairment assessment is a critical audit matter are (i) the significant judgment by management when developing the fair value measurement of the reporting units, (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to the assumed revenue growth rates, long term growth rates, and discount rates, and the revenue and earnings trading multiples of the peer companies; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others: (i) testing management’s process for developing the fair value measurement of the reporting units; (ii) evaluating the appropriateness of the discounted future cash flows and peer market multiples approaches; (iii) testing the completeness and accuracy of underlying data used in the approaches; (iv) evaluating the significant assumptions used by management related to the assumed revenue growth rates, long term growth rates, and the discount rates and the revenue and earnings trading multiples of the peer companies. Evaluating management’s assumptions related to the assumed revenue growth rates involved evaluating whether the assumptions used by management were reasonable considering: (i) the current and past performance of the reporting units; (ii) the consistency with external market and industry data; and (iii) whether the assumptions were consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in the evaluation of the Company’s discounted future cash flows and peer market multiples approaches, and the long term growth rates and discount rates.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 18, 2021

We have served as the Company’s auditor since 2013.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Consolidated statements of operations

(In millions, except per share data)

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
Net revenue	$1,766.2	$1,801.5	$1,787.3
Cost of revenue, excluding amortization of intangible assets	908.2	922.4	930.5

Gross profit	858.0	879.1	856.8
Selling, marketing and administrative expenses	489.6	515.1	491.6
Research and development expense	112.9	98.0	98.7
Amortization of intangible assets	131.9	131.7	128.8
Other operating expense, net	35.3	48.8	71.2

Income from operations	88.3	85.5	66.5
Interest expense, net	198.2	231.4	235.6
Tax indemnification expense (income)	31.2	29.2	(13.1)
Other expense, net	84.2	5.7	61.6

Loss before (benefit from) provision for income taxes	(225.3)	(180.8)	(217.6)
(Benefit from) provision for income taxes	(13.4)	(23.9)	31.2

Net loss	$(211.9)	$(156.9)	$(248.8)

Basic and diluted net loss per common share	$(1.45)	$(1.08)	$(1.72)
Basic and diluted weighted-average common shares outstanding	146.3	145.5	145.1

The accompanying notes are an integral part of these consolidated financial statements.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Consolidated statements of comprehensive loss

(In millions)

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
Net loss	$(211.9)	$(156.9)	$(248.8)
Other comprehensive income (loss), before tax:
Foreign currency translation adjustments	59.4	(0.9)	(21.2)
Foreign currency derivatives	(7.6)	2.1	2.6
Interest rate derivatives	(48.1)	(17.6)	4.1
Pension and other postemployment benefits	(0.2)	(3.3)	7.7

Other comprehensive income (loss), before tax	3.5	(19.7)	(6.8)
Income tax benefit related to items of other comprehensive income (loss)	—	—	0.1

Other comprehensive income (loss), net of tax	3.5	(19.7)	(6.7)

Comprehensive loss	$(208.4)	$(176.6)	$(255.5)

The accompanying notes are an integral part of these consolidated financial statements.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Consolidated balance sheets

(In millions, except share and per share data)

	January 3, 2021	December 29, 2019
Assets
Current assets:
Cash and cash equivalents	$132.8	$72.0
Accounts receivable (net of allowance for doubtful accounts of $9.8 and $7.5, respectively)	318.7	348.5
Inventories	278.7	253.9
Other current assets	127.0	147.0

Total current assets	857.2	821.4
Property, plant and equipment, net	832.0	848.2
Goodwill	580.1	567.3
Intangible assets, net	1,016.7	1,134.5
Deferred income taxes	8.0	6.1
Other assets	107.5	211.7

Total assets	$3,401.5	$3,589.2

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$146.2	$198.4
Accrued liabilities	284.7	291.3
Deferred revenue	35.5	36.3
Current portion of borrowings	160.0	156.7

Total current liabilities	626.4	682.7
Long-term borrowings	3,558.5	3,442.4
Employee-related obligations	39.3	36.9
Other liabilities	120.8	175.0
Deferred income taxes	67.3	65.0

Total liabilities	4,412.3	4,402.0

Commitments and contingencies (Note 21)
Stockholders’ Deficit:
Common stock, $0.00001 par, 1,000,000,000 shares authorized, 147,295,511 and 146,437,574 shares issued and outstanding as of January 3, 2021 and December 29, 2019, respectively	—	—
Additional paid-in capital	975.1	964.7
Accumulated deficit	(1,917.5)	(1,705.6)
Accumulated other comprehensive loss	(68.4)	(71.9)

Total stockholders’ deficit	(1,010.8)	(812.8)

Total liabilities and stockholders’ deficit	$3,401.5	$3,589.2

The accompanying notes are an integral part of the consolidated financial statements.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Consolidated statements of changes in stockholders’ deficit

(In millions)

	Common stock shares issued	Common stock par value	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total
Balance as of December 31, 2017	145,045,203	$—	$940.8	$(1,312.0)	$(45.5)	$(416.7)
Net loss	—	—	—	(248.8)	—	(248.8)
Exercise of stock options, net of shares retained for taxes	148,886	—	0.2	—	—	0.2
Restricted stock grant, net of shares retained for taxes	21,740	—	—	—	—	—
Share repurchases	(42,340)	—	(0.5)	—	—	(0.5)
Recognition of stock-based compensation	—	—	5.9	—	—	5.9
Impact from adoption of ASC 606	—	—	—	11.9	—	11.9
Pension and other postemployment benefits, net of tax of $0.1	—	—	—	—	7.8	7.8
Foreign currency derivatives, net of tax of $0.0	—	—	—	—	2.6	2.6
Interest rate derivatives, net of tax of $0.0	—	—	—	—	4.1	4.1
Foreign currency translation adjustments	—	—	—	—	(21.2)	(21.2)

Balance as of December 30, 2018	145,173,489	$—	$946.4	$(1,548.9)	$(52.2)	$(654.7)

Net loss	—	—	—	(156.9)	—	(156.9)
Exercise of stock options, net of shares retained for taxes	952,161	—	—	—	—	—
Restricted stock grant, net of shares retained for taxes	342,895	—	—	—	—	—
Share repurchases	(30,971)	—	(0.3)	—	—	(0.3)
Recognition of stock-based compensation	—	—	18.6	—	—	18.6
Impact from adoption of ASU 2017-12	—	—	—	0.2	(0.2)	—
Pension and other postemployment benefits, net of tax of $0.0	—	—	—	—	(3.3)	(3.3)
Foreign currency derivatives, net of tax of $0.0	—	—	—	—	2.1	2.1
Interest rate derivatives, net of tax of $0.0	—	—	—	—	(17.4)	(17.4)
Foreign currency translation adjustments	—	—	—	—	(0.9)	(0.9)

Balance as of December 29, 2019	146,437,574	$—	$964.7	$(1,705.6)	$(71.9)	$(812.8)

Net loss	—	—	—	(211.9)	—	(211.9)
Exercise of stock options, net of shares retained for taxes	486,629	—	1.8	—	—	1.8
Restricted stock grant, net of shares retained for taxes	371,308	—	—	—	—	—
Recognition of stock-based compensation	—	—	8.6	—	—	8.6
Pension and other postemployment benefits, net of tax of $0.0	—	—	—	—	(0.2)	(0.2)
Foreign currency derivatives, net of tax of $0.0	—	—	—	—	(7.6)	(7.6)
Interest rate derivatives, net of tax of $0.0	—	—	—	—	(48.1)	(48.1)
Foreign currency translation adjustments	—	—	—	—	59.4	59.4

Balance as of January 3, 2021	147,295,511	$—	$975.1	$(1,917.5)	$(68.4)	$(1,010.8)

The accompanying notes are an integral part of these consolidated financial statements.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Consolidated statements of cash flows

(In millions)

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
Cash Flows from Operating activities:
Net loss	$(211.9)	$(156.9)	$(248.8)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	325.9	327.5	332.2
Unrealized and non-cash foreign exchange losses (gains), net	68.2	(18.1)	43.3
Amortization of deferred financing costs and original issue discount	10.9	12.4	14.9
Deferred tax benefit	(2.5)	(4.4)	(4.7)
Stock based compensation	8.6	18.6	5.9
Provision for doubtful accounts	3.6	4.5	2.2
Loss on extinguishment of debt	12.6	—	2.1
Other non-cash, net	(0.5)	15.9	7.3
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	33.3	(21.4)	18.0
Inventories	(152.0)	(108.6)	(83.3)
Other current and non-current assets	(19.5)	(27.2)	(18.7)
Accounts payable and accrued liabilities	(36.0)	83.6	(22.4)
Deferred revenue	(1.9)	7.3	1.8
Other current and non-current liabilities	7.3	9.8	19.8

Cash provided by operating activities	46.1	143.0	69.6

Cash Flows from Investing activities:
Purchase of property, plant and equipment	(44.1)	(66.2)	(79.2)
Acquisition of Ortho-Clinical Diagnostics (purchase price adjustment)	—	—	(8.1)
Milestone payments and other	(1.3)	(2.3)	0.2

Cash used in investing activities	(45.4)	(68.5)	(87.1)

Cash Flows from Financing activities:
Proceeds from long-term debt	1,421.0	2.8	102.4
Payments on long-term debt	(1,363.5)	(49.7)	(125.5)
(Payments) borrowings on short-term borrowings, net	(3.5)	(17.2)	15.2
Proceeds from exercise of stock options	1.8	—	0.2
Repurchase of common stock	—	(0.3)	(0.5)

Cash provided by (used in) financing activities	55.8	(64.4)	(8.2)

Effect of exchange rate changes on cash	3.7	(0.7)	(4.3)

Increase (decrease) in cash, cash equivalents and restricted cash	60.2	9.4	(30.0)
Cash, cash equivalents and restricted cash at beginning of year	84.0	74.6	104.6

Cash, cash equivalents and restricted cash at end of year	$144.2	$84.0	$74.6

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
Reconciliation to amounts within the consolidated balance sheets:
Cash and cash equivalents	$132.8	$72.0	$56.4
Restricted cash included in Other assets	11.4	12.0	18.2

Cash, cash equivalents and restricted cash	$144.2	$84.0	$74.6

The accompanying notes are an integral part of these consolidated financial statements

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

(1)	General and description of the business

Ortho Clinical Diagnostics Holdings plc. (“UK Holdco” or the “Company” and formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd. Or “Bermuda Holdco”), is a public limited company incorporated under the laws of England and Wales and became the new holding company of Bermuda Holdco and its subsidiaries and upon incorporation, it had an initial share capital of one ordinary share and 50,000 preferred redeemable shares (“Incorporation Shares”) and it had no subsidiaries or operations. On January 25, 2021, Carlyle and all other shareholders of Bermuda Holdco contributed all of their outstanding equity interests in Bermuda Holdco to UK Holdco in exchange for ordinary shares of UK Holdco on a 1-for-1 basis (the “Reorganization Transactions”).

UK Holdco is a holding company with no business operations or assets other than cash, intercompany receivables, guarantees of certain obligations of Ortho-Clinical Diagnostics, Inc. (“Ortho U.S.”) and 100% of its ownership interest of Ortho-Clinical Diagnostics Holdings Luxembourg S.à r.l., which itself is a holding company with no operations or assets other than cash, intercompany receivables, miscellaneous administrative costs and its ownership of 100% of the capital stock of Ortho-Clinical Diagnostics S.A. (“LuxCo”). LuxCo, together with its indirect wholly owned subsidiary, Ortho U.S., are co-borrowers under the Senior Secured Credit Facilities and co-issuers of the Notes (each as defined below). The Company’s global operations are conducted by indirect wholly owned subsidiaries.

The Company is a leading global provider of in-vitro diagnostics solutions to the clinical laboratory and transfusion medicine communities. The Company maintains a commercial presence in more than 130 countries and territories. The Company’s instruments, assays, reagents and other consumables are used in hospitals, laboratories, clinics, blood banks and donor centers worldwide. The Company is globally operated with manufacturing facilities in the United States and the United Kingdom and sales centers, administrative offices and warehouses located throughout the world.

During the fiscal year ended January 3, 2021, the Company’s domestic and international operations were affected by the ongoing global pandemic of a novel strain of coronavirus (“COVID-19”) and the resulting volatility and uncertainty it has caused in the U.S. and international markets. In March 2020, the World Health Organization declared COVID-19 a pandemic and recommended containment and mitigation measures worldwide. On March 13, 2020, former President Trump announced a National Emergency relating to the disease. The COVID-19 pandemic has caused significant volatility and uncertainty in the U.S. and international markets, which could result in a prolonged economic downturn that has disrupted and is expected to continue to disrupt the Company’s business. The Company has a direct commercial presence in more than 30 countries, including many of the regions most impacted by the COVID-19 pandemic.

As a result of the COVID-19 pandemic, the Company experienced decreased demand from customers for certain of its products during the fiscal year ended January 3, 2021, with the most prominent effect during the fiscal second quarter of 2020. During the fiscal third quarter and fiscal fourth quarter of the fiscal year ended January 3, 2021, the Company experienced an increase in volumes compared to the fiscal second quarter, however the Company’s net revenue was negatively impacted by the COVID-19 pandemic for the full fiscal year, as net revenue decreased from $1,805.1 million for the fiscal year ended December 29, 2019 to $1,766.2 for the fiscal year ended January 3, 2021. The extent of the negative impact on revenues is uncertain and will depend on the length and extent of the pandemic, its consequences, and containment measures. Any prolonged material disruption of the Company’s employees, suppliers, manufacturing, or customers could materially impact its consolidated financial position, results of operations or cash flows.

The accompanying consolidated financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. As shown in the consolidated financial statements, at January 3, 2021, the Company has total cash and cash equivalents balance of $132.8 million and an accumulated deficit of $1,917.5 million. The Company has incurred losses since the acquisition from Johnson & Johnson and reported a net loss of $211.9 million, while generating $46.1 million of cash from operations during the fiscal year ended January 3, 2021. The Company’s primary cash needs will be to meet debt service requirements, working capital needs and capital expenditures. Management is required to evaluate whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern for at least one year from the date the financial statements are issued and, if so, disclose that fact.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

The Company’s debt agreements contain various covenants that may restrict the Company’s ability to borrow on available credit facilities and future financing arrangements and require the Company to remain below a specific credit coverage threshold. The Company’s credit agreement has a financial covenant (First Lien Net Leverage Ratio (as defined in the credit agreement) not to exceed 6-to-1, subject to two 50 basis point step-downs on June 30, 2021 and September 30, 2022) that is tested when borrowings under the Revolving Credit Facility exceed 30% of the committed amount at any period end reporting date. As of January 3, 2021, the Company had no outstanding borrowings under its Revolving Credit Facility. The Company believes that it has complied and will continue to comply with the financial covenant for the next 12 months. In the event the Company does not comply with the financial covenant of the Revolving Credit Facility, the lenders will have the right to call on all of the borrowings under the revolving facility. If the lenders on the revolving facility terminate their commitments and accelerate the loans, this would become a cross default to other material indebtedness.

Subsequent to the end of the fiscal year ended January 3, 2021, the Company completed its initial public offering (“IPO”) of ordinary shares at a price of $17.00 per share. The Company issued and sold 87,400,000 ordinary shares in the IPO, including 11,400,000 ordinary shares issued pursuant to the full exercise of the underwriters option to purchase additional shares. The ordinary shares sold in the IPO were registered under the Securities Act pursuant to a Registration Statement on Form S-1 (the “IPO Registration Statement”), which was declared effective by the SEC on January 29, 2021. The offering generated net proceeds of $1,426.4 million after deducting underwriting discounts and commissions and estimated offering expenses.

The Company used a portion of the net proceeds from the IPO (i) to redeem $160 million of its 2025 Notes, plus accrued interest thereon and $11.8 million of redemption premium, (ii) to redeem $270 million of its 2028 Notes, plus accrued interest thereon and $19.6 million of redemption premium, (iii) to repay $892.7 million in aggregate principal amount of borrowings under its Dollar Term Loan Facility and (iv) for working capital and general corporate purposes.

Given the expected impact of the COVID-19 pandemic and economic slowdown on its business the Company evaluated its liquidity position and ability to comply with financial covenants in its Revolving Credit Facility as of the date of the issuance of these consolidated financial statements. Based on this evaluation, management believes, despite the expected impact of COVID-19 on the Company’s business, that the Company’s financial position, net cash provided by operations combined with cash and cash equivalents, and borrowing availability under its Revolving Credit Facility, will be sufficient to fund its current obligations, capital spending, debt service requirements and working capital requirements over at least the next twelve months from the issuance of these consolidated financial statements. Should it become necessary, the Company may seek to raise additional capital within the next 12 months through borrowings on credit facilities, other financing activities and/or the sale of equity securities. The Company may also need to control discretionary spending, which could impact its planned general and administrative, research and development, or capital spend in an effort to provide sufficient funds to continue its operations or maintain compliance with the financial covenants, and the Company may be subject to adverse business conditions due to the global COVID-19 pandemic, all of which could adversely affect the Company’s business.

(2)	Basis of presentation of the consolidated financial statements

Annual closing date

The Company follows the concept of a fiscal year which ends on the Sunday nearest to the end of the month of December. Normally each fiscal year consists of 52 weeks, but every five or six years the fiscal year consists of 53 weeks as was the case for fiscal year 2020.

Stock Split

On January 18, 2021, the Company approved an issuance of 54,860,691 shares (an additional 0.5934 share for each existing share), which effected a 1.5934-for-1 stock split of its common stock. All references to share and per share amounts in the Company’s consolidated financial statements have been retrospectively revised to reflect the stock split.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

(3)	Summary of significant accounting policies

The consolidated financial statements of UK Holdco and its subsidiaries have been prepared in conformity with U.S. GAAP. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair statement of the results for periods have been included. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, after the elimination of intercompany transactions.

(a)	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the periods and disclosures. The estimates and underlying assumptions can impact all elements of the financial statements, including, but are not limited to, accounting for deductions from revenues (e.g. rebates, sales allowances, and discounts), receivable and inventory valuations, fixed asset valuations, useful lives, impairment of goodwill and tangible and intangible assets, the fair value of assets acquired and liabilities assumed in a business combination and related purchase price allocation, long-term employee benefit obligations, income taxes, environmental matters, litigation and allocations of costs. Estimates are based on historical experience, complex judgments, facts and circumstances available at the time and various other assumptions that are believed to be reasonable under the circumstances but are inherently uncertain and unpredictable. Actual results could differ materially from those estimates.

(b)	Accounting for business combinations

Business combinations are accounted for under the acquisition method of accounting, which requires the acquired assets, including separately identifiable intangible assets, and assumed liabilities to be recorded as of the acquisition date at their respective fair values. Any excess of the purchase price over the fair value of the assets acquired, including separately identifiable intangible assets, and liabilities assumed is recorded as goodwill. Fair value determination is subject to a significant degree of estimates.

The determination of the fair value of assets acquired and liabilities assumed involves assessments of factors such as the expected future cash flows associated with individual assets and liabilities and appropriate discount rates at the date of the acquisition. Where appropriate, external advisors are consulted to assist in the determination of fair value. For non-observable market values, fair value has been determined using acceptable valuation principles (e.g., multiple excess earnings and relief from royalty methods).

(c)	Revenue recognition

Revenue is recognized when obligations under the terms of a contract with a customer are satisfied; this occurs with the transfer of control of the Company’s goods or services. The Company considers revenue to be earned when all of the following criteria are met: the Company has a contract with a customer that creates enforceable rights and obligations; promised products or services are identified; the transaction price, or consideration the Company expects to receive for transferring the goods or providing services, is determinable; and the Company has transferred control of the promised items to the customer. A promise in a contract to transfer a distinct good or service to the customer is identified as a performance obligation. A contract’s transaction price is allocated to each performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Provisions for rebates and discounts are provided for in the period in which related sales are recorded based on historical experience and updated for changes in facts and circumstances, as appropriate. Such provisions are recorded as a reduction of revenue.

Product revenue includes sales of consumable supplies and test kits for equipment, sales and leases of instruments, as well as services related thereto. Revenue from sales of consumable supplies and test kits is generally recognized upon shipment or delivery based on the contractual shipping terms of the respective customer contract. Revenue from instrument sales is generally recognized upon installation and customer acceptance. Service revenue on equipment and instrument

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

maintenance contracts is recognized over the life of the service arrangement or as services are performed. Revenue earned from operating leases is recognized over the lease term, normally five to seven years. Revenue earned under sales-type leases is recognized at the beginning of the lease, as well as a lease receivable and unearned interest associated with the lease.

The Company may also enter into transactions that involve multiple performance obligations, such as the sale of products and related services. In accounting for these transactions, the Company allocates arrangement consideration to the deliverables by use of the standalone selling price method.

A portion of the Company’s product revenue includes revenue earned under reagent rental programs which provide customers the right to use instruments at no separate cost to the customer in consideration for a multi-year agreement to purchase annual minimum amounts of consumables. For these arrangements, the contract consideration is allocated between the lease component related to the instruments and the non-lease component related to the reagents, assays and consumables based on the relative standalone prices for each component. The cost of the instrument is capitalized within property and equipment, and is charged to cost of product revenue on a straight-line basis over the term of the minimum purchase agreement. All revenue related to the non-lease component is recognized when control of the diagnostics kits have passed to the customer.

The Company enters into collaboration arrangements that generate collaboration revenue and royalty revenue from license agreements. Revenue from collaborations is presented “gross” where the Company is deemed the principal in the arrangement and “net” where the Company is deemed the agent in the arrangement. For more information related to the Company’s collaboration arrangements, see Note 13—Collaborations and Other Relationships.

(d)	Shipping and handling

The revenue received for shipping and handling is included in “Net revenue” on the consolidated statements of operations and is less than 1% of total net revenue for each period presented. Shipping and handling costs were $61.2 million, $62.1 million and $56.2 million for the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018, respectively, and are included in “Selling, marketing and administrative expenses” on the consolidated statements of operations.

(e)	Research and development

Research and development expense incurred in the normal course of business is expensed as incurred, including in asset acquisitions that are not considered to be business combinations.

In-process research and development projects acquired in a business combination are recorded as intangible assets at their fair value as of the acquisition date. Subsequent costs related to acquired in-process research and development projects are expensed as incurred. Research and development intangible assets are considered indefinite-lived until the abandonment or completion of the associated research and development efforts. Upon completion of the research and development process, the carrying value of acquired in-process research and development projects is reclassified as a finite-lived asset and is amortized over its useful life. In-process research and development indefinite-lived intangible assets are tested for impairment on an annual basis in the Company’s fiscal fourth quarter, unless conditions arise that would require a more frequent evaluation.

Upfront and milestone payments made to third parties in connection with research and development collaborations are expensed as incurred up to the point of regulatory approval. Payments made to third parties at or subsequent to regulatory approval are capitalized and amortized over the remaining useful life of the related product. Amounts capitalized for such payments are included in other intangibles, net of accumulated amortization.

The Company enters into collaborative arrangements to develop and commercialize intellectual property. These arrangements typically involve two (or more) parties who are active participants in the collaboration and are exposed to

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

significant risks and rewards dependent on the commercial success of the activities. These collaborations usually involve various activities by one or more parties, including research and development, marketing and selling and distribution. Often, these collaborations require upfront, milestone and royalty or profit share payments, contingent upon the occurrence of certain future events linked to the success of the asset in development. Amounts due from collaborative partners related to development activities are generally reflected as a reduction of research and development expense because the performance of contract development services is not central to the Company’s operations.

In general, the income statement presentation for these collaborations is as follows:

Nature / type of collaboration	Statement of operations presentation
Third party sale of product	Net revenue
Royalties received from collaborative partner	Net revenue
Royalties/milestones paid to collaborative partner (post- regulatory approval)*	Amortization of intangible assets
Upfront payments and milestones paid to collaborative partner (pre-regulatory approval)	Research and development expense
Research and development payments to collaborative partner	Research and development expense
Research and development payments received from collaborative partner	Reduction to research and development expense

*	Milestone payments are capitalized as intangible assets and amortized as component of amortization of intangible assets over their useful life.

(f)	Advertising

Advertising costs, which are not material to the Company, are expensed as incurred and included in “Selling, marketing and administrative expenses” on the consolidated statements of operations.

(g)	Employee benefits

In connection with the Acquisition, the Company assumed certain defined benefit plan obligations and acquired certain related plan assets for current employees of our subsidiaries. In addition to the defined benefit plan obligations assumed in connection with the Acquisition, the Company implemented a replacement retiree health care reimbursement plan for certain U.S. employees.

Defined benefit plans specify an amount of pension benefit that an employee will receive on retirement, usually dependent on factors such as age, years of service and compensation. The net obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of the future benefits that employees have earned in return for their service in the current and prior periods. These benefits are then discounted to determine the present value of the obligations and are then adjusted for the impact of any unamortized prior service costs. All unamortized prior service costs and actuarial gains (losses) existing at the closing date of the Acquisition were eliminated in the determination of the fair value of the pension funded status at acquisition. The net obligation is then determined with reference to the fair value of the plan assets (if any). The discount rate used is the yield on bonds that are denominated in the currency in which the benefits will be paid and that have maturity dates approximating the terms of the obligations. The calculations are performed by qualified actuaries using the projected unit credit method.

The implementation of the replacement retiree health care reimbursement plan for certain U.S. employees in 2014 was considered the initiation of a new plan. The accumulated benefit obligation was calculated by estimating the amount of the future benefits that employees have earned in return for their service in the current and prior periods. These benefits were then discounted to determine the present value of the obligations. The discount rate used was the yield on bonds that are denominated in the currency in which the benefits will be paid and that have maturity dates approximating the terms of the obligations. The amount of the accumulated benefit obligation on the initiation date is accounted for as prior service cost and is deferred as a component of accumulated other comprehensive income and amortized over the period benefited.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

(h)	Stock-based compensation

Stock-based compensation, comprised of UK Holdco stock options and restricted stock awards to employees and directors, is measured at fair value on the grant date or date of modification, as applicable. Compensation expense is recognized over the requisite service period and includes an estimate of the awards that will be forfeited, and an estimate of what level of performance the company will achieve for performance-based awards.

(i)	Income taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets are also recognized for operating losses and tax credit carryforwards. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates applicable in the years in which they are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax law is recognized in income in the period that includes the enactment date.

The Company does not intend to permanently reinvest earnings of foreign subsidiaries at this time. As such, the Company provides for income taxes and foreign withholding taxes, where applicable, on undistributed earnings. Any repatriation of undistributed earnings would be done at little or no tax cost.

The Company recognizes the benefit of an income tax position only if it is “more likely than not” that the tax position will be sustained. The tax benefits recognized are measured based on the largest benefit that has a greater than 50% likelihood of being realized. Additionally, the Company recognizes interest and penalties accrued related to unrecognized tax benefits as a component of provision for taxes on income. The Acquisition Agreement includes indemnification provisions with respect to tax liabilities, including reserves for unrecognized tax benefits, as of the date of the Acquisition.

(j)	Net loss per common share

Basic net loss per share attributable to the Company’s common shareholders is based upon the weighted-average number of common shares outstanding during the period, excluding restricted stock that have been issued but are not yet vested. Diluted net loss per share attributable to the Company’s common shareholders is based upon the weighted-average number of common shares outstanding during the period plus additional weighted-average common equivalent shares outstanding during the period when the effect is dilutive. Common equivalent shares result from the assumed exercise of outstanding stock options (the proceeds of which are then assumed to have been used to repurchase outstanding stock using the treasury stock method) and the vesting of unvested restricted shares and unvested restricted stock units of common stock. The following common stock equivalents outstanding were excluded from the calculation of diluted net loss per share for the periods presented because including them would have been anti-dilutive:

	January 3, 2021	December 29, 2019	December 30, 2018
Stock options	16,080,124	15,218,726	12,419,379
Unvested restricted shares and restricted stock units	1,015,543	347,015	32,946

	17,095,667	15,565,741	12,452,325

(k)	Fair value measurements

Fair value is the exit price that would be received to sell an asset or paid to transfer a liability. U.S. GAAP defines a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

The following valuation techniques are used to measure fair value for assets and liabilities:

Level 1—Quoted market prices in active markets for identical assets or liabilities;

Level 2—Significant other observable inputs (e.g. quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs); and

Level 3—Unobservable inputs for the asset or liability, which are valued based on management’s estimates of assumptions that market participants would use in pricing the asset or liability.

(l)	Derivatives and hedging

The Company utilizes derivatives to manage exposures to risk and not for speculative or trading purposes. The fair values of all derivatives are recognized as assets or liabilities at the balance sheet date. Changes in the fair value of these instruments are reported in current earnings or other comprehensive income (“OCI”), depending on the use of the derivative and whether it qualifies for hedge accounting treatment. Cash flows from derivatives are recognized in the consolidated statement of cash flows in a manner consistent with the underlying transactions.

Unrealized gains and losses on derivatives that are designated and qualify as cash flow hedging instruments are recorded in OCI, to the extent the hedges are effective, until the underlying transactions settle, and the remaining gain or loss is recognized to the corresponding account in income (loss) from operations. The ineffective portions of cash flow hedging instruments, if any, are recognized immediately to the corresponding account in income (loss) from operations.

Derivatives not designated as hedging instruments are marked-to-market at the end of each accounting period with the results recorded in Other income (loss).

(m)	Other comprehensive income (loss)

Other comprehensive income (loss) is recorded directly to a separate section of stockholder’s equity in accumulated other comprehensive income (loss) and primarily includes unrealized gains and losses excluded from the Consolidated statement of operations. These unrealized gains and losses consist of changes in foreign currency translation, changes in unamortized pension, postretirement and postemployment actuarial gains and losses and prior service cost, changes in the fair value of interest derivatives and foreign currency derivatives that are designated and qualify as cash flow hedging instruments and changes in available for sale securities.

(n)	Cash and cash equivalents

Cash equivalents represent investments with original maturities of three months or less from time of purchase. They are carried at cost plus accrued interest, which approximates fair value because of the short-term maturity of these instruments. As of January 3, 2021 and December 29, 2019, the Company did not hold any cash equivalents. Cash balances may exceed government insured limits in certain jurisdictions.

(o)	Accounts receivable and allowance for doubtful accounts and concentration of credit risk

Accounts receivable are recognized net of an allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts for expected credit losses resulting from the collectability of customer accounts. The Company establishes a reserve based on historical losses, the age of receivables, customer mix and credit policies, current economic conditions in customers’ country or industry, and expectations associated with reasonable and supportable forecasts, and specific allowances for large or risky accounts. Receivables from federal and state government customers as well as large corporate customers have historically been less susceptible to collectability risk. Amounts later determined to be uncollectible are charged or written off against this allowance. No single customer accounted for 10% or more of total revenue or accounts receivable for all periods presented.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

(p)	Inventories

Inventories are stated at the lower of cost and net realizable value on a first-in, first-out method. Elements of cost include raw materials, direct labor and manufacturing overhead.

Equipment inventory can either be sold or leased to customers. When leased, the equipment is transferred to “Property, plant and equipment” and depreciation commences.

(q)	Customer leased instruments

Determining the economic life of leased instruments requires significant judgment based on our historical experience. The Company estimates the economic life for leased equipment to be ten years. The Company believes these lives represent the periods during which the instruments are expected to be economically usable, with normal repairs and maintenance, for the purposes for which they are intended. The Company regularly evaluates the economic life of existing and new products for purposes of this determination.

(r)	Property, plant and equipment and depreciation

Property, plant and equipment is recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Asset type	Useful life
Leasehold improvements	Up to 30 years
Building and building improvements	7-55 years
Machinery and equipment	3-30 years
Customer leased Instruments	5-8 years
Computer software	3-8 years

The Company depreciates customer leased instruments over the shorter of the contract length or useful economic life.

The Company capitalizes certain computer software and development costs when incurred in connection with developing or obtaining computer software for internal use.

Software developed for use in the Company’s products is expensed as incurred to research and development expense until technological feasibility is achieved. Costs incurred subsequent to the achievement of technological feasibility are capitalized. As of January 3, 2021 and December 29, 2019, capitalized costs related to software for use in the Company’s products amounted to $13.2 million and $13.2 million, respectively.

When assets are surrendered, retired, sold or otherwise disposed of, their gross carrying values and related accumulated depreciation are removed from the accounts and included in determining gain or loss on such disposals. Maintenance and repairs are expensed as incurred; major replacements and improvements that extend the useful life are capitalized.

(s)	Goodwill

Goodwill represents the excess of purchase price over the fair values of underlying net assets acquired in an acquisition. The Company assesses goodwill for impairment at the reporting unit level on an annual basis in the Company’s fiscal fourth quarter and whenever events or changes in circumstances occur that indicate that the fair value of a reporting unit is below its carrying amount.

When testing goodwill for impairment, the Company first has an option to assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (more than 50%) that

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

impairment exists. The Company is also required to perform a qualitative assessment if the carrying value of the reporting unit is zero or negative. Such qualitative factors may include the following: macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, and other relevant entity-specific events. In the event the qualitative assessment indicates that an impairment is more likely than not, the Company would be required to perform a quantitative impairment test, otherwise no further analysis is required. Under the quantitative goodwill impairment test, the evaluation of impairment involves comparing the current fair value of each reporting unit to its carrying value, including goodwill. The company estimates the fair value of its reporting units by using forecasts of discounted future cash flows and peer market multiples. Estimates of discounted future cash flows for each reporting unit require assumptions related to assumed revenue growth rates, long term growth rates and discount rates. The Company also considers revenue and earnings trading multiples of the peer companies that have similar financial characteristics to the reporting units. If the fair value of a reporting unit is less than its carrying value, impairment will be recognized in the amount by which the carrying value exceeds the fair value.

As of December 30, 2019, the beginning of fiscal year 2020, the Company changed the financial information that was regularly reviewed by the Chief Operating Decision Maker (“CODM”) to measure performance and allocate resources. This resulted in a change to the Company’s operating segments and reporting units. Goodwill was allocated to the newly identified reporting units and management performed impairment assessments on the new reporting units following the change. The Company performed a quantitative goodwill impairment assessment as of December 30, 2019 to assess for potential impairment in each of its reporting units and concluded that the fair value of each of its reporting unit is in excess of its carrying value.

In the fiscal fourth quarter ended January 3, 2021, the Company further changed the manner in which the CODM measured performance and allocated resources. This resulted in five geographically-based operating segments, however the Company’s reporting units remained the same. The Company performed a quantitative goodwill impairment assessment as of the beginning of the fourth quarter to assess for potential impairment. Based upon the Company’s quantitative impairment tests for the fiscal year ended January 3, 2021, the fair value of each of its reporting unit is in excess of its carrying value.

(t)	Impairment of long-lived assets

The process of evaluating the potential impairment of other long-lived assets, such as property, plant and equipment, technology, tradenames, customer relationships and capitalized milestone payments, is subjective and requires judgment. The Company reviews long-lived assets for impairment when events or changes in circumstances indicate the carrying value of an asset may not be recoverable. This impairment test may be triggered by a decrease in the market price of a long-lived asset, an adverse change in the extent or manner in which the asset is being used, or a forecast of continuing losses associated with the use of the asset. If the fair value is less than the asset’s carrying amount, a loss is recognized for the difference. The fair value methodology used is an estimate of fair value and is based on the discounted future cash flows of the asset or quoted market prices of similar assets. Based on these assumptions and estimates, the Company determines whether a need for an impairment charge exists to reduce the value of the asset stated on the balance sheet to reflect its estimated fair value.

(u)	Equity investments

The Company’s equity investments in publicly-traded equity securities are recorded using either the equity method of accounting or as available-for-sale securities, depending on our ownership percentage and other factors that suggest we have significant influence. For equity investments accounted for under the equity method, the Company records its share of the equity affiliates results of operations based on its percentage of ownership. Dividends declared are recorded as a reduction to the equity investment value. Equity investments with readily determinable fair values that are accounted for as available-for-sale securities are measured at their fair value with the changes in their fair value reported as a component of other comprehensive income (loss). The Company monitors these investments to determine whether any decline in their fair value is considered other-than-temporary.

Equity investments that the Company does not have the ability to exercise significant influence and do not have readily determinable fair values are accounted for under the cost method. The Company periodically reviews its cost method

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

investments for impairment and adjusts these investments to their fair value when a decline in market value is deemed to be other than temporary. If losses on these securities are considered to be other than temporary, the loss is recognized in earnings. Dividends are reported in current earnings as a component of Other operating expense, net in the consolidated statements of operations.

(v)	Litigation

The Company accrues for liabilities related to litigation matters when available information indicates that the liability is probable and the amount can be reasonably estimated. Legal costs, such as outside counsel fees and expenses, are charged to expense in the period incurred.

(w)	Foreign currency translation

The Company’s reporting currency is the U.S. dollar. In most cases, non-U.S. based subsidiaries use their local currency as the functional currency for their respective business operations. Assets and liabilities of these operations are translated into U.S. dollars at end-of-period exchange rates; income and expenses are translated using the average exchange rates for the reporting period. Resulting cumulative translation adjustments are recorded in “Foreign currency translation” in the consolidated statement of comprehensive income (loss).

Gains and losses from transactions denominated in foreign currencies other than the functional currency of the respective entity are included in the consolidated statements of operations in Other (income) expense, net.

(x)	Government grants

From time to time the Company may receive grants from government institutions for various matters. The Company evaluates the terms and conditions of each grant to determine the proper accounting treatment. The Company recognizes revenue under these arrangements when milestone conditions in the contract have been substantially met. During 2020, the Company received grants from the U.S. government’s Biomedical Advanced Research and Development Authority (“BARDA”). Grant revenue is presented in Collaboration and other revenue. For more information related to the BARDA grants, see Note 4—Revenue.

(y)	New accounting guidance

Accounting pronouncements adopted during the fiscal year ended December 30, 2018

Revenue from contracts with customers

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity is to apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

The Company adopted this new guidance on January 1, 2018 using the modified retrospective method and applying the practical expedient for all contracts not completed as of the date of adoption. The adoption of this guidance resulted in a cumulative net decrease of $11.9 million to opening accumulated deficit. Results for reporting periods beginning after December 31, 2017 are presented in accordance with the new guidance. Prior period amounts were not adjusted and are reported in accordance with legacy GAAP requirements under FASB ASC Topic 605, Revenue Recognition. See Note 4—Revenue for additional details.

Accounting pronouncements adopted during the fiscal year ended December 29, 2019

Accounting for leases

In February 2016, the FASB issued ASU 2016-02, Leases, which supersedes the previous leasing standard Topic 840. The main difference between previous U.S. GAAP and ASC 842 is the recognition of lease assets and liabilities by lessees for those leases classified as operating leases under previous U.S. GAAP. A lessee is required to recognize in the statement of financial position a liability to make lease payments and a Right-of-use asset representing its right to use the underlying asset during the lease term. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria in the previous U.S. GAAP. The result of retaining a distinction between finance leases and operating leases is that the effect of leases on the income statement and the statement of cash flows is largely unchanged from previous U.S. GAAP. The accounting applied by a lessor is largely unchanged from that applied under previous U.S. GAAP.

The Company adopted ASU 2016-02 on December 31, 2018 using a modified retrospective approach, which does not require prior periods to be restated. The Company elected the “package” of practical expedients related to the identification and classification of leases that commenced before the effective date, not to apply the recognition requirements for short term leases, and to not separate lease and non-lease components. The adoption of this guidance resulted in the recognition of right-of-use asset $46.9 million and lease liabilities of $47.3 million. The lease liabilities included $14.5 million of current lease liabilities and $32.8 million in long-term lease liabilities. For more information, see Note 10—Leases.

Accounting pronouncements adopted during the fiscal year ended January 3, 2021

Financial instruments—credit losses (Topic 326)

In June 2016, the FASB issued ASC Update No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends the impairment model by requiring entities to use a forward-looking approach based on expected losses rather than incurred losses to estimate credit losses on certain types of financial instruments, including trade receivables. The Company adopted this guidance on December 30, 2019 using the modified retrospective approach and the adoption did not have a material effect on the consolidated financial statements.

Cloud computing

In August 2018, the FASB issued Accounting Standards Update No. 2018-15, Intangibles-Goodwill and Other- Internal-Use Software (Subtopic 350- 40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract (“ASU 2018-15”). ASU 2018-15 aligns the accounting for implementation costs incurred in a hosting arrangement that is a service contract with the guidance on capitalizing costs associated with developing or obtaining internal-use software (and hosting arrangements that include an internal-use software license). The Company adopted the standards on a prospective basis on December 30, 2019.The adoption did not have a material impact on the Company’s consolidated financial statements.

Recent accounting pronouncements not yet adopted

Income taxes (Topic 740), simplifying the accounting for income taxes

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which enhances and simplifies various aspects of the income tax accounting guidance related to intra-period tax allocations,

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

interim-period accounting for enacted changes in tax law, and the year-to-date loss limitation in interim period tax accounting. The guidance is effective for fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company does not expect that the adoption of this standard will have a material impact on the Company’s consolidated financial statements.

Reference rate reform (Topic 848)

In January 2021, the FASB issued ASU 2021-01, Reference rate reform (topic 848), which clarifies that certain optional expedients and exceptions in Topic 848 apply to derivative instruments that use and interest rate for margining, discounting, or contract price alignment that is modified as a result of reference rate reform. The optional amendments can be applied on a full retrospective basis as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or on a prospective basis to new modifications from any date within an interim period that includes or is subsequent to the date of the issuance of a final Update, up to the date that financial statements are available to be issued. The Company does not expect that the adoption of this standard will have a material impact on the Company’s consolidated financial statements.

Intangibles—Goodwill and Other (Topic 350)

In January 2017, the FASB issued ASC Update No. 2017-04, Intangibles—Goodwill and Other—Simplifying the Test for Goodwill Impairment (Topic 350). The amendment eliminates Step 2 of the goodwill impairment test and no longer requires an entity to calculate implied fair value of goodwill by measuring the fair value of assets and liabilities consistent with the procedures required in a business combination. The amendment now requires that an entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. An entity still has the option to perform the qualitative assessment under this amendment. The Company adopted this guidance on December 30, 2019 on a prospective basis and the adoption did not have a material effect on the consolidated financial statements.

(4)	Revenue

The Company recognizes revenue when obligations under the terms of a contract with a customer are satisfied; this occurs with the transfer of control of the Company’s goods or services. The Company considers revenue to be earned when all of the following criteria are met: the Company has a contract with a customer that creates enforceable rights and obligations; promised products or services are identified; the transaction price, or consideration the Company expects to receive for transferring the goods or providing services, is determinable; and the Company has transferred control of the promised items to the customer. A promise in a contract to transfer a distinct good or service to the customer is identified as a performance obligation. A contract’s transaction price is allocated to each performance obligation and recognized as revenue when, or as, the performance obligation is satisfied.

The Company generates revenue primarily from the sale of in-vitro diagnostics instruments, assays, reagents and other consumables, accessories and service contracts. The Company generally recognizes revenue when the customer obtains control of the products, which occurs at a point in time. For instruments, the Company generally recognizes revenue upon installation and customer acceptance. The Company has determined that the installation services do not constitute a separate performance obligation. For assays, reagents and other consumables, the Company recognizes revenue upon shipment or delivery based on the contractual shipping terms of a contract. Service revenue is generally recognized over time using a time-based model, which is consistent with the pattern in which the Company provides the services.

The Company also generates revenues from a limited number of contract manufacturing arrangements. The Company recognizes revenues related to certain of these arrangements over time as the products are manufactured and the Company’s performance obligations have been satisfied under the terms of the contract because the Company has an enforceable right to payment and the products have no alternative use. This change resulted in revenue for certain of these arrangements being recognized earlier than under the previous guidance. The Company generally uses the cost-to-cost approach to measure the extent of progress towards completion of the performance obligation for these arrangements because it believes it best depicts the transfer of assets to the customer. Under the cost-to-cost approach, the extent of progress towards completion is measured based on the ratio

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

of costs incurred to date to the total estimated costs at completion of the performance obligation. Revenues are recorded proportionally as costs are incurred. Historically, adjustments made as a result of changes in the estimate of total costs to complete the performance obligation have been immaterial to the financial statements.

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. The Company may also enter into transactions that involve multiple performance obligations, such as the sale of products and related services. In accounting for these transactions, the Company allocates the consideration to the deliverables by use of the relative standalone selling price method.

A portion of the Company’s product revenue includes revenue earned under reagent rental programs which provide customers the right to use instruments at no separate cost to the customer in consideration for a multi-year agreement to purchase reagents, assays and consumables. For these arrangements, the contract consideration is allocated between the lease component related to the instruments and the non-lease component related to the reagents, assays and consumables on based on the relative standalone prices for each component. The cost of the instrument is capitalized within property and equipment, and is charged to cost of product revenue on a straight-line basis over the term of the minimum purchase agreement. Revenue related to the lease component is recognized over the lease term, normally five to seven years. Revenue earned under sales-type leases is recognized at the beginning of the lease, as well as a lease receivable and unearned interest associated with the lease. Revenue related to the non-lease component is recognized when control has transferred for the reagents, assays and consumables. Costs related to product sales are recognized at time of delivery. There was no impact to the Company’s consolidated financial statements upon transition to ASC 606 as a result of the Company’s reagent rental programs.

The Company recognizes product revenues at the net sales price, which includes estimates of variable consideration related to rebates and volume discounts. Rights of return are generally not included in the Company’s arrangements with customers. Management’s estimates of rebates and discounts are determined using the expected value method and take into consideration historical experience, contractual and statutory requirements, and other relevant information such as forecasted activity. These reserves reflect the Company’s best estimate of the amount of consideration to which it is entitled. The amount of variable consideration included in the net sales price is limited to the amount that is probable not to result in a significant future reversal of cumulative revenue under the contract.

Contract balances

Timing of revenue recognition may differ from timing of invoicing to customers. The Company records an asset when revenue is recognized prior to invoicing a customer (“contract asset”). Contract assets are included within other current assets or other assets in the Company’s consolidated balance sheet and are transferred to accounts receivable when the right to payment becomes unconditional. The balance of contract assets in the consolidated balance sheets were as follows:

	January 3, 2021	December 29, 2019
Other current assets	$40.4	$31.5
Other assets	2.4	2.0

Total Contract assets	$42.8	$33.5

The contract asset balance consists of the following components:

•

A customer supply agreement under which the difference between the timing of invoicing and revenue recognition resulted in a contract asset of $15.1 million as of January 3, 2021, of which $12.7 million was recorded within other current assets and $2.4 million was recorded within other assets. The balance of this contract asset was $13.8 million as of December 29, 2019, of which $11.8 million was recorded within other current assets and $2.0 million was recorded within other assets.

•

Contractual arrangements with certain customers under which the Company invoices the customers based on reportable results generated by its reagents, however, control of the goods transfers to the customers upon shipment

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

or delivery of the products, as determined under the terms of the contract, which allows the Company to record the related revenue. Using the expected value method, the Company estimates the number of reagents that will generate a reportable result. The Company records the revenue and an associated contract asset, and relieves the contract asset upon completion of the invoicing. The balance of the contract asset related to these arrangements was $24.3 million and $14.1 million as of January 3, 2021 and December 29, 2019, respectively.

•

One of the Company’s contract manufacturing agreements where revenue is recognized as the products are manufactured. The balance of the contract asset related to this arrangement was $3.4 million and $5.6 million as of January 3, 2021 and December 29, 2019, respectively.

The Company reviews contract assets for expected credit losses resulting from the collectability of customer accounts. Expected losses are established based on historical losses, customer mix and credit policies, current economic conditions in customers’ country or industry, and expectations associated with reasonable and supportable forecasts. No credit losses related to contract assets were recognized during the fiscal year ended January 3, 2021 and December 29, 2019, respectively.

The Company recognizes a contract liability when a customer pays an invoice prior to the Company transferring control of the goods or services (“contract liabilities”). The Company’s contract liabilities consist of deferred revenue primarily related to customer service contracts. The Company classifies deferred revenue as current or noncurrent based on the timing of the transfer of control or performance of the service. The balance of the Company’s current deferred revenue was $35.5 million and $36.3 million as of January 3, 2021 and December 29, 2019, respectively. The Company has one arrangement with a customer that is expected to be recognized beyond one year. The balance of the deferred revenue included in long term liabilities was $6.6 million and $6.9 million as of January 3, 2021 and December 29, 2019, respectively, and was included in other liabilities in the consolidated balance sheet. The amount of deferred revenue as of December 29, 2019 that was recorded in revenue during the fiscal year ended January 3, 2021 was $35.1 million. The amount of deferred revenue as of December 30, 2018 that was recorded in revenue during the fiscal year ended December 29, 2019 was $25.8 million.

Disaggregation of revenue

The Company generates revenue in the following lines of business:

•	Clinical Laboratories—Focused on clinical chemistry and immunoassay instruments and tests to detect and monitor disease progression across a broad spectrum of therapeutic areas.

•

Transfusion Medicine—Focused on immunohematology instruments and tests used for blood typing to ensure patient-donor compatibility in blood transfusions and donor screening instruments and tests used for blood and plasma screening for infectious diseases for customers primarily in the United States.

•	Other Product—Other product revenue includes revenues primarily from contract manufacturing.

•

Collaborations and Other—The Company has entered into collaboration and license agreements pursuant to which the Company derives collaboration and royalty revenues. During the fiscal year ended January 3, 2021, the Company entered into two agreements with the Biomedical Advanced research and Development Authority (BARDA), a division of the U.S. Department of Health and Human Services (HHS), for two awards of up to $13.6 million to develop and submit Emergency Use Authorizations and 510k applications to the FDA for our COVID-19 antigen and antibody tests. During the year ended January 3, 2021, the Company recognized $5.8 million of grant revenue related to these grants based upon project milestones completed to date.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

The following table summarizes net revenue by line of business for the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018:

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
Clinical Laboratories	$1,148.3	$1,142.3	$1,102.5
Transfusion Medicine	580.6	598.0	616.1
Other Product	8.5	37.3	36.0
Collaborations and other revenue	28.8	23.9	32.7

Net Revenue	$1,766.2	$1,801.5	$1,787.3

The following table summarizes changes to the rebate reserves balances, which reduce accounts receivable, for the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018:

	Balance at beginning of fiscal year	Additions	Deductions(a)	Balance at end of fiscal year
Rebate reserves
Fiscal year ended January 3, 2021	32.1	222.4	(212.1)	42.4
Fiscal year ended December 29, 2019	30.6	207.0	(205.5)	32.1
Fiscal year ended December 30, 2018	40.1	183.9	(193.4)	30.6

(a)	Primarily reflects payments of customer rebates.

(5)	Inventories

The Company’s inventories were as follows:

	January 3, 2021	December 29, 2019
Raw materials and supplies	$77.2	$70.9
Goods in process	35.2	36.7
Finished goods	166.3	146.3

Total Inventories	$278.7	$253.9

Customer leased instruments of $132.3 million and $118.6 million were transferred from “Inventories” to “Property, plant and equipment, net” during the fiscal years ended January 3, 2021 and December 29, 2019, respectively.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

(6)	Property, plant and equipment, net

The Company’s property, plant and equipment and accumulated depreciation balances were as follows:

	January 3, 2021	December 29, 2019
Land and leasehold improvements	$23.3	$23.0
Buildings and building improvements	246.8	237.3
Machinery and equipment	458.3	400.3
Computer software and development costs	273.6	262.4
Customer leased instruments	727.3	616.1
Construction in progress	71.1	100.4

Total property, plant and equipment	1,800.4	1,639.5
Less: Accumulated depreciation	(968.4)	(791.3)

Net property, plant and equipment	$832.0	$848.2

Depreciation expense was $194.0 million, $195.6 million and $203.4 million for the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018, respectively. Depreciation expense for computer software and development costs was $33.4 million, $38.4 million and $40.4 million for the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018, respectively. The Company recognized a loss on disposal of fixed assets of $1.4 million, $5.5 million and $4.5 million during the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018, respectively. Loss on disposals of fixed assets is either included within Costs of revenue or Other operating expense.

(7)	Goodwill and other intangible assets

Goodwill

Changes in goodwill were as follows:

	Fiscal year ended January 3, 2021
	Americas	EMEA	Greater China	Other	Total
Balance at beginning of fiscal year	$357.6	$36.7	$116.6	$56.4	$567.3
Foreign currency translation	(2.3)	2.2	9.9	3.0	$12.8

Balance at end of fiscal year	$355.3	$38.9	$126.5	$59.4	$580.1

On December 30, 2019, the Company established new reporting units aligned to our geographically-based reportable segments (see Note 19, “Segments and geographic information”). The balance at the beginning of the year in the table above shows how goodwill was allocated to the reporting unit on a relative fair value basis.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

Intangible assets, net

The following table summarizes the gross carrying amounts and accumulated amortization of identifiable intangible assets by major class:

January 3, 2021	Gross carrying amount	Accumulated amortization	Net book value	Estimated useful lives
Technology	$970.3	$(395.1)	$575.2	10-15 years
Customer relationships	618.3	(333.8)	284.5	5-12 years
Corporate tradename	164.8	(53.5)	111.3	20 years
Other (including milestone payments)	210.3	(164.6)	45.7	4-14 years

	$1,963.7	$(947.0)	$1,016.7

December 29, 2019	Gross carrying amount	Accumulated amortization	Net book value	Estimated useful lives
Technology	$962.1	$(326.3)	$635.8	10-15 years
Customer relationships	606.9	(275.2)	331.7	5-12 years
Corporate tradename	163.3	(44.9)	118.4	20 years
Other (including milestone payments)	205.5	(156.9)	48.6	4-14 years

	$1,937.8	$(803.3)	$1,134.5

During the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018, amortization expense of intangible assets was $131.9 million, $131.7 million and $128.8 million, respectively. The estimated amortization expense related to the fair value of acquired intangible assets for each of the succeeding five years is:

2021	$130.3
2022	130.4
2023	130.1
2024	127.6
2025	124.1

(8)	Other assets

The components of other assets were as follows:

	January 3, 2021	December 29, 2019
Equity investments	$21.0	$20.1
Indirect tax benefit	6.0	16.8
Right-of-use asset	26.7	40.3
Indemnity receivables	17.0	101.3
Restricted cash	11.4	12.0
Lease receivable	2.8	6.3
Deposits and advances	6.2	5.2
Other	16.4	9.7

Total Other Assets	$107.5	$211.7

Equity investments

In January 2015, the Company entered into an exclusive agreement with commercial-stage diagnostics company Quotient Limited (“Quotient”) to distribute and sell Quotient’s transfusion diagnostics platform MosaiQ™. See further

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

discussion of the Quotient relationship in Note 13—Collaborations and Other Relationships. Simultaneous with the establishment of the Distribution and Supply Agreement, the Company invested $25.0 million in Quotient consisting of (i) 444,445 common shares with a fair value of $5.8 million and (ii) 666,665 cumulative redeemable preferred shares carrying a 7% annual dividend with a fair value of $11.7 million and a redemption value of $15.0 million. As of January 3, 2021, the investment in common shares represented approximately 0.4% of outstanding Quotient shares.

Indemnity receivables

The Acquisition Agreement included indemnification provisions with respect to certain tax liabilities. The Acquisition Agreement generally provided that Johnson & Johnson retained all income tax liabilities accrued as of the date of the Acquisition, including reserves for unrecognized tax benefits.

(9)	Borrowings

As of January 3, 2021 and December 29, 2019, the components of borrowings were:

	January 3, 2021	December 29, 2019
Senior Secured Credit Facilities
Dollar Term Loan Facility	$2,185.5	$2,243.6
Euro Term Loan Facility	408.9	$—
Revolving Credit Facility	—	—
2028 Notes	675.0	—
2025 Notes	400.0	—
2022 Notes	—	1,300.0
Accounts Receivable Financing	75.0	75.0
Sale and Leaseback Financing	20.5	20.5
Capital lease obligation	1.0	2.6
Other short-term borrowings	0.9	1.0
Other long-term borrowings	3.9	4.6
Unamortized deferred financing costs	(40.9)	(34.6)
Unamortized original issue discount	(11.3)	(13.6)

Total borrowings	3,718.5	3,599.1
Less: Current portion	(160.0)	(156.7)

Long-term borrowings	$3,558.5	$3,442.4

Senior secured credit facilities

On June 30, 2014, LuxCo, as “Lux Borrower”, and its indirect wholly owned subsidiary, Ortho U.S., as “U.S. Borrower,” entered into the Senior Secured Credit Facilities comprising a $2,175.0 million senior secured U.S. dollar denominated term loan (the “Term Loan”) and a $350.0 million senior secured multi-currency revolving facility (the “Revolving Credit Facility”).

On June 6, 2017, the Company amended the credit agreement governing its Senior Secured Credit Facilities to, among other amendments, provide for an additional loan of $200.0 million (the “Incremental Term Loan”). This was accounted for as a modification of the Company’s existing indebtedness. The net proceeds of approximately $197.6 million were used primarily to reduce the outstanding borrowings on the Company’s existing Revolving Credit Facility and for general corporate purposes.

On June 8, 2018, the Company entered into a second amendment of its Senior Secured Credit Facilities (“the Second Amendment”). The amended Senior Secured Credit Facilities refinanced the existing Term Loan, increased the Term Loan

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

balance to $2,325.0 million and extended the maturity date from June 30, 2021 to June 30, 2025. The amendment also extended the maturity of the Revolving Credit Facility from June 30, 2021 to June 30, 2023. Certain terms of the financial covenant were also amended. In addition, the amendment also lowered the applicable interest rates on the Term Loan and Revolving Credit Facility.

The Company accounted for the portion of lenders whose participation in the Senior Secured Credit Facilities terminated on June 8, 2018 as an extinguishment of debt. The remaining lenders that continued their participation in the Term Loan and the extension of the Revolving Credit Facility was accounted for as a modification of the Company’s existing indebtedness. During the fiscal year ended December 30, 2018, the Company recorded a $2.1 million loss on extinguishment of debt included as a component of “Other expense (income), net”, primarily related to unamortized debt issuance costs and investor discount costs. During the fiscal year ended December 30, 2018, the Company expensed $18.5 million of debt refinancing costs, included in “Other operating expense, net” in the Consolidated statements of operations.

On January 7, 2020, the Company entered into a third amendment of its Senior Secured Credit Facilities, which amended the financial covenant contained in the credit agreement governing such Senior Secured Credit Facilities. After giving effect to the amendment, the financial covenant is tested when borrowings under the Revolving Credit Facility exceed $105 million at any period end reporting date and provides that Holdings will not permit the First Lien Net Leverage Ratio as of the end of such fiscal quarter of the Lux Borrower and its Restricted Subsidiaries to be greater than (i) 6.00:1.00 for each fiscal quarter ending after the Third Amendment Effective Date and on or prior to June 30, 2021, (ii) 5.50:1.00 for each fiscal quarter ending after June 30, 2021 and on or prior to September 30, 2022 and (iii) 5.00:1:00 for each fiscal quarter ending thereafter.

On January 27, 2020, the Company entered into a fourth amendment of its Senior Secured Credit Facilities, where the Company entered into a Euro-denominated senior secured term loan facility in an amount equal to the Euro-equivalent of $375 million, which bears interest at a rate of Euribor + 350 basis points per annum. The Euro Term Loan Facility will mature on June 30, 2025. The Euro Term Loan Facility is being amortized in equal quarterly installments in an amount equal to 1.00% per annum of the original aggregate principal amount thereof, with the remaining balance due at final maturity. The Company incurred deferred financing costs of $5.4 million related to the Euro Term Loan Facility, which were capitalized as deferred financing costs and are being amortized using the effective interest method as a component of interest expense over the life of the Euro Term Loan Facility. As of January 3, 2021, the remaining balance of deferred financing costs related to the Euro Term Loan Facility was $4.6 million.

Costs of $57.5 million related to the issuance of the Term Loan are recorded as a reduction of the principal amount of the borrowings and are being amortized using the effective interest method as a component of interest expense over the life of the Senior Secured Credit Facilities. As of January 3, 2021 and December 29, 2019, the remaining balance of deferred financing costs related to the Term Loan was $17.3 million and $20.9 million, respectively.

Costs of $9.2 million related to the establishment of the Revolving Credit Facility are recorded as “Other assets” and are being amortized on a straight-line basis over the term of the Revolving Credit Facility. Costs of $0.5 million related to the First Amendment of the Revolving Credit Facility were recorded as “Other assets” and are being amortized on a straight-line basis over the term of the amended Revolving Credit Facility. The Company also incurred lender fees and third-party fees of $5.0 million related to the Second Amendment of the Revolving Credit Facility, which was included in “Other assets” and are being amortized on a straight-line basis over the term of the amended Revolving Credit Facility. As of January 3, 2021 and December 29, 2019, the remaining unamortized balance related to the Revolving Credit Facility was $3.4 million and $4.8 million, respectively. The effective interest rate of the Term Loan as of January 3, 2021 is 5.65%.

Original issue discount of $21.8 million related to the Senior Secured Credit Facilities is recorded as a reduction of the principal amount of the borrowings and is amortized using the effective interest method as a component of interest expense over the life of the Senior Secured Credit Facilities. Costs of $1.9 million related to the Incremental Term Loan reduced the principal amount of the borrowings, and are being amortized using the effective interest method as a component of interest expense over the life of the Senior Secured Credit Facilities. The Company incurred original issue discount costs of

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

$5.8 million related to the Second Amendment of the Term Loan, which were capitalized are being amortized using the effective interest method as a component of interest expense over the life of the Term Loan. As of January 3, 2021 and December 29, 2019, the remaining unamortized balance was $11.3 million and $13.4, respectively.

As of January 3, 2021, there was no outstanding balance under the Revolving Credit Facility and letters of credit issued under the Revolving Credit Facility totaled $37.5 million, which reduced the availability under the Revolving Credit Facility to $312.5 million. The Senior Secured Credit Facilities are subject to various covenants that may restrict the Company’s ability to borrow on available credit facilities and future financing arrangements or require the Company to remain below a specific credit coverage threshold as indicated in our debt agreements.

On February 5, 2021 and February 9, 2021, the Company used a portion of the proceeds from its IPO to repay $706.6 million and $186.1 million, respectively, of borrowings under the Dollar Term Loan Facility. In aggregate, the Company repaid $892.7 million of borrowings under the Dollar Term Loan Facility.

On February 5, 2021, the Company entered into a fifth amendment of its Senior Secured Credit Facilities, which increased the Revolving Credit Facility contained in the credit agreement by $150 million to an aggregate amount of $500 million and extended the maturity date to February 5, 2026, provided that such date may be accelerated subject to certain circumstances as set forth in the fifth amendment. To the extent that the aggregate principal amount of the Dollar Term Loan Facility and Euro Term Loan Facility (and any Refinancing Indebtedness with respect thereto that matures on or prior to June 30, 2025) outstanding as of March 31, 2025 exceeds $500,000,000 then the Maturity Date with respect to the Revolving Credit Facility shall be March 31, 2025. All other terms of the Senior Secured Credit Facilities will remain substantially the same except as otherwise amended by the fifth amendment.

Significant terms of the senior secured credit facilities

The following table provides an overview of the significant terms of the Senior Secured Credit Facilities as of January 3, 2021:

Borrowers:	Ortho-Clinical Diagnostics S.A., as “Lux Borrower”, and Ortho-Clinical Diagnostics, Inc., as “U.S. Borrower”

Facilities:	Term Loan Facility: $2,325.0 million Revolving Credit Facility: $350.0 million (multi-currency sublimit of $150.0 million and letter of credit sublimit of $100.0 million)

Incremental Facility Amount:

An aggregate of (i) $375.0 million of incremental term or revolving facilities plus

(ii) an unlimited amount so long as on a pro-forma basis First Lien Leverage Ratio (as defined in the Senior Secured Credit Facilities) does not exceed 4.00:1.00

Guarantors:

Ortho-Clinical Diagnostics Holdings Luxembourg S.à r.l. (“Holdings”), the direct subsidiary of the Company, and each of Holdings’ current and future Restricted Subsidiaries (as defined in the Senior

Secured Credit Facilities) (subject to local law and certain other exceptions)

Security:	First priority lien on substantially all tangible and intangible assets of Holdings and each subsidiary guarantor (subject to certain exceptions)

Term (Maturity Date):	Term Loan : June 30, 2025 Revolving Credit Facility: February 5, 2026

Interest on Euro- currency Rate Loans	In the case of Eurocurrency Rate Loans (as defined in the Senior Secured Credit Facilities), the Adjusted Eurocurrency Rate (as defined in the Senior Secured Credit

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

Facilities) applicable to the currency in which the Eurocurrency Rate Loan is incurred which is subject to a floor of 1.00%, plus an applicable rate as follows:

•  3.25% per annum—Term Loan (with step down to 3.00% when First Lien Leverage Ratio is less than or equal to 3.75:1.00)

•  3.00% per annum—Revolver Loans (and Letters of Credit issued thereunder) (with steps down to 2.75% and 2.50% when First Lien Leverage Ratio is less than 3.50:1.00 and 3.00:1.00, respectively)

•  Rates with respect to Term Loans shall decrease by 25 basis points after the consummation of a Qualified IPO

Interest on Base Rate Loans

In the case of Base Rate Loans (as defined in the Senior Secured Credit Facilities), the greater of (i) the Federal Funds Rate effective from time to time plus 1/2 of 1%, (ii) the agent’s Prime Lending Rate (as defined in the Senior Secured Credit Facilities) in effect from time to time, (iii) the Adjusted Eurocurrency Rate (as defined in the Senior Secured Credit Facilities) for Eurocurrency Rate Loans denominated in US dollars plus 1% and (iv) 2.00%; plus an applicable rate as follows:

•  2.25% per annum—Term Loan (with step down to 2.00% when First Lien Leverage Ratio is less than or equal to 3.75:1.00)

•  2.00% per annum—Revolver Loans (and Letters of Credit issued thereunder) (with step downs to 1.75% and 1.50% when First Lien Leverage Ratio is less than 3.50:1.00 and 3.00:1.00, respectively)

•  Rates with respect to Term Loans shall decrease by 25 basis points after the consummation of a Qualified IPO

Fees:	Unused Revolving Credit Facility Commitment Fee: 0.50% per annum (with a step down to 0.375% when the First Lien Net Leverage Ratio is less than 2.50:1.00)

Repayment of Principal:

Term Loan: 1.00% of initial principal amount on the last business day of fiscal quarter ending September 30, 2018 0.50% of initial principal amount on the last business day of each fiscal quarter through December 31, 2019 0.625% of initial principal amount on the last business day of each fiscal quarter through June 30, 2025

Optional Prepayments:	Indebtedness under the Senior Secured Credit Facilities may be voluntarily prepaid in whole or in part, in minimum amounts, subject to make whole provisions set forth in the Senior Secured Credit Facilities

Mandatory Prepayments:

•  100% of net cash proceeds of asset sales in excess of $10.0 million or $25.0 million in any fiscal year, subject to reinvestment rights

•  100% of debt issuances (not otherwise permitted by the Senior Secured Credit Facilities)

•  50% of Excess Cash Flow (as defined in the Senior Secured Credit Facilities) with step downs to 25% and 0% when First Lien Leverage Ratio is less than 3.00:1.00 and 2.50:1.00, respectively

Financial Covenants:	The Company must maintain a Maximum First Lien Leverage Ratio of 5.00:1.00 for each fiscal quarter, if more than 30% of the Revolving Credit Facility (including letters of credit) is outstanding at the end of a fiscal quarter. On January 7, 2020, the Maximum First Lien Leverage Ratio was amended to (i) 6.00:1.00 for each fiscal

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

quarter ending after the Third Amendment Effective Date and on or prior to June 30, 2021, (ii) 5.50:1.00 for each fiscal quarter ending after June 30, 2021 and on or prior to September 30, 2022 and (iii) 5.00:1:00 for each fiscal quarter ending thereafter.

Maximum First Lien leverage Ratio is calculated using consolidated funded first lien indebtedness (as defined in the Senior Secured Credit Facilities) of the Borrower Parties for such period divided by consolidated EBITDA (as defined in the Senior Secured Credit Facilities) of the Borrower Parties for the four fiscal quarter period most recently then ended for which financial statements have been delivered.

Negative Covenants:	The Senior Secured Credit Facilities include certain negative covenants restricting or limiting the ability of the borrowers and their material subsidiaries to, among other things: declare dividends; repurchase equity interests of the parent or other restricted payments; prepay subordinated debt; make loans, acquisitions, capital contributions and other investments; engage in mergers, consolidations, liquidations and dissolutions; sell assets; incur additional debt; incur liens on property; dispose of assets; and enter into transactions with affiliates.

2025 Notes

On June 11, 2020, the Lux Borrower, as “Lux Issuer,” and Ortho U.S., as “U.S. Issuer” (collectively, the “Issuers”), issued $400 million aggregate principal amount of the 2025 Notes, which bear interest at a rate of 7.375% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2020. The 2025 Notes will mature on June 1, 2025. The 2025 Notes are the Issuers’ senior unsecured obligations and the 2025 Notes and the guarantees thereof rank equally in right of payment with all of the Issuers’ and guarantors’ existing and future senior debt, including the 2028 Notes. The 2025 Notes and the guarantees thereof are effectively subordinated to any of the Issuers’ and guarantors’ existing and future secured debt, including the Senior Secured Credit Facilities and the Financing Program, to the extent of the value of the assets securing such debt. In addition, the 2025 Notes and the guarantees thereof rank senior in right of payment to all of the Issuers’ and guarantors’ future subordinated debt and will be structurally subordinated to the liabilities of the Issuers’ non-guarantor subsidiaries. The Company incurred deferred financing costs of $7.5 million related to the 2025 Notes, which were capitalized as deferred financing costs and are being amortized using the effective interest method as a component of interest expense over the life of the 2025 Notes. As of January 3, 2021, the remaining unamortized balance was $7.0 million. The effective interest rate on the Notes is 8.03%.

On or after June 1, 2022, the Issuers have the option to redeem all or part of the 2025 Notes at the following redemption prices (expressed as percentages of principal amount):

Year	Price
2022	103.688%
2023	101.844%
2024 and thereafter	100.000%

Notwithstanding the foregoing, at any time and from time to time prior to June 1, 2022, the Issuers may at their option redeem in the aggregate up to 100% of the original aggregate principal amount of the 2025 Notes plus accrued and unpaid interest, if any to, but not including, the date of redemption, plus a “make-whole premium”. The Issuers may also, at their option, redeem up to 40% of the principal amount of the 2025 Notes with the net cash proceeds of certain equity offerings at a redemption price of 107.375% of the principal amount of the 2025 Notes redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption.

On February 5, 2021, the Company used a portion of the proceeds from its IPO to redeem $160 million aggregate principal amount of the 2025 Notes, plus accrued interest thereon and $11.8 million of redemption premium.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

2028 Notes

On January 27, 2020, the Issuers, issued $675 million aggregate principal amount of the 2028 Notes, which bear interest at a rate of 7.250% per annum, payable semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 2020. The 2028 Notes will mature on February 1, 2028. The 2028 Notes are the Issuers’ senior unsecured obligations and the 2028 Notes and the guarantees thereof rank equally in right of payment with all of the Issuers’ and guarantors’ existing and future senior debt, including the 2025 Notes. The 2028 Notes and the guarantees thereof are effectively subordinated to any of the Issuers’ and guarantors’ existing and future secured debt, including the Senior Secured Credit Facilities and the Financing Program, to the extent of the value of the assets securing such debt. In addition, the 2028 Notes and the guarantees thereof rank senior in right of payment to all of the Issuers’ and guarantors’ future subordinated debt and will be structurally subordinated to the liabilities of the Issuers’ non-guarantor subsidiaries. The Company incurred deferred financing costs of $12.9 million related to the 2028 Notes, which were capitalized as deferred financing costs and are being amortized using the effective interest method as a component of interest expense over the life of the 2028 Notes. As of January 3, 2021, the remaining unamortized balance was $11.8 million. The effective interest rate on the Notes is 7.76%.

On or after February 1, 2023, the Issuers have the option to redeem all or part of the 2028 Notes at the following redemption prices (expressed as percentages of principal amount):

Year	Price
2023	103.625%
2024	101.813%
2025 and thereafter	100.000%

Notwithstanding the foregoing, at any time and from time to time prior to February 1, 2023, the Issuers may at their option redeem in the aggregate up to 100% of the original aggregate principal amount of the 2028 Notes plus accrued and unpaid interest, if any to, but not including, the date of redemption, plus a “make-whole premium”. The Issuers may also, at their option, redeem up to 40% of the principal amount of the 2028 Notes with the net cash proceeds of certain equity offerings at a redemption price of 107.25% of the principal amount of the 2028 Notes redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption.

Concurrent with the issuance of the $675 million aggregate principal amount of 2028 Notes, the Company entered into U.S. Dollar to Japanese Yen cross currency swaps for a total notional amount of $350 million at a weighted average interest rate of 5.56%, with a five-year term in order to lower interest expense on the 2028 Notes.

On February 5, 2021, the Company used a portion of the proceeds from its IPO to redeem $270 million aggregate principal amount of the 2028 Notes, plus accrued interest thereon and $19.6 million of redemption premium.

2022 Notes

On May 16, 2014, Lux Borrower, as “Lux Issuer”, and Ortho U.S, as “US Issuer” (collectively the “Issuers”), issued the Notes and related guarantees thereof and the proceeds were placed into escrow. On the Day 1 Closing Date, the proceeds of the Notes were released from escrow and, together with the Equity Contribution and the proceeds from borrowings under the Term Loan Facility, were used to fund the Acquisition. The Notes were sold at par and are due May 15, 2022. The Notes bear interest at 6.625% and interest is payable semi-annually on May 15 and November 15. Costs related to the issuance of the Notes of $36.8 million are recorded as a reduction of the principal amount of the borrowings and are amortized using the effective interest rate method as a component of interest expense over the life of the Notes.

On January 28, 2020, the Company used the net proceeds from the issuance of the Euro Term Loan Facility and 2028 Notes, after payment of fees and expenses, to fund the redemption and discharge of $1.0 billion of the 2022 Notes. On June 12, 2020 the Company used the net proceeds from the issuance of the 2025 Notes, after payments of fees and expenses,

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

to fund the redemption and discharge of the remaining $300 million of 2022 Notes. The redemption of the 2022 Notes was accounted for as an extinguishment of debt. During the fiscal year ended January 3, 2021, the Company recorded a $12.6 million loss on extinguishment of debt, primarily related to the unamortized deferred financings costs on the redeemed 2022 Notes, included as a component of other expense, net. As of December 29, 2019, the remaining unamortized balance of the deferred financing cost was $13.4 million.

Sale and leaseback financing

In June 2016, the Company entered into a sale-leaseback financing arrangement with a third-party financing company (Buyer-lessor) related to specific property and equipment of the Company. The property and equipment were sold for $36.3 million and leased back over an initial term of two years. The monthly lease payments are $1.5 million until the equipment is repurchased or the lease is terminated. At the end of the initial term, the Company can repurchase the property and equipment at a price to be negotiated with the Buyer-lessor or terminate the lease arrangement, return the property and (possibly) enter into a new lease agreement. During the fiscal second quarter ended July 1, 2018, Ortho gave notice to the Buyer-lessor that it intends to negotiate with the Buyer-lessor the purchase of the property and equipment at the end of the initial term and have had discussions on negotiating the repurchase price for the property and equipment. According to the wording of the agreement and subject to certain legal interpretations, if the parties do not reach an agreement to purchase the property and equipment at the end of the initial term, the lease will automatically renew for another year, afterwards the lease will automatically be renewed for successive 6-month periods, provided that each of the Company and the Buyer-lessor have a right to terminate the lease 30 days prior to the end of each 6-month renewal period. A security deposit for the leaseback was retained by the third-party financing company and will be refunded to the Company at the end of the lease term. The balance of the security deposit was $9.1 million and $9.1 million as of January 3, 2021 and December 29, 2019, respectively, and was included in other current assets in the consolidated balance sheet. The transaction did not meet the criteria for sale-leaseback accounting as the security deposit constitutes a continuing involvement. Therefore, the Company is accounting for this arrangement as a financing over 42 months and recorded a financing obligation amounting to $36.3 million at inception. As a result of the Company’s adoption of ASC Topic 842 on December 31, 2018, the Company reassessed its accounting treatment of this arrangement and concluded that this arrangement continues to be recorded as a financing obligation.

On February 9, 2021, the Company and the Buyer-lessor agreed on a negotiated price of $21.0 million for the property and equipment, net of the security deposit.

Accounts receivable financing

In September 2016, the Company entered into a three-year accounts receivable financing program (the “Financing Program”) with a financial institution. The Financing Program is secured by receivables from the Ortho U.S. business that are sold or contributed to a wholly-owned, consolidated, bankruptcy remote subsidiary. The bankruptcy remote subsidiary’s sole business consists of the purchase or receipt of the receivables and subsequent granting of a security interest to the financial institution under the program, and its assets are available first to satisfy obligations and are not available to pay creditors of the Company’s other legal entities. Under the Financing Program, the Company may borrow up to the lower of $75 million or 85% of the accounts receivable borrowing base.

At January 3, 2021, the accounts receivable borrowing base was $81.4 million. Interest on outstanding borrowing under the Financing Program is charged based on a per annum rate equal to LIBOR Rate (with a floor of zero percent and as defined in the agreement) plus the LIBOR Rate Margin (2.25 percentage points) if the related loan is a LIBOR Rate Loan. Otherwise, the per annum rate is equal to a Base Rate (as defined in the agreement) plus the Base Rate Margin (1.25 percentage points). Interest is due and payable, in arrears, on the first day of each month. The Financing Program is also subject to termination under standard events of default as defined. Costs related to the Financing Program of $1.0 million are recorded as a reduction of the principal amount of the borrowings and are amortized using the effective interest method as a component of interest expense over the life of the Financing Program. The remaining unamortized balance was $0.2 million and $0.3 million as of January 3, 2021 and December 29, 2019, respectively. Outstanding borrowings under the Financing program bore interest at 2.77% and 2.77% per annum as of January 3, 2021 and December 29, 2019, respectively.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

In addition to customary representations, warranties and affirmative and negative covenants, the program is subject to interest coverage and minimum liquidity covenants. As of January 3, 2021, the Company was in full compliance with all debt covenant requirements.

On January 24, 2019, the Company extended the maturity of the Financing Program from September 23, 2019 to January 24, 2022. In addition, the Company amended its Financing Program terms to increase availability under the terms of the program within the existing $75 million limit of the agreement.

Capital lease obligation

During the fiscal year ended January 3, 2016, the Company relocated its U.S. distribution operations from a Johnson & Johnson facility to a new location. In connection with the new distribution facility, the Company entered into a capital lease with an initial obligation of $9.7 million. The capital lease is payable in monthly payments of $0.2 million over 60 months.

Interest expense, net

The following table provides the detail of interest expense, net for the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018.

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
Interest expense:
Dollar Term Loan Facility	$89.0	$128.6	$127.6
Euro Term Loan Facility	12.7	—	—
Revolving Credit Facility	3.7	4.2	6.6
2028 Notes	45.8	—	—
2025 Notes	16.6	—	—
2022 Notes	14.1	85.9	86.1
Accounts receivable financing	5.0	5.5	3.1
Amortization of:
Deferred financing costs	8.4	10.1	12.0
Original issue discount	2.3	2.3	2.8
Capital lease obligation and other	1.9	2.9	6.6
Derivative instruments	(1.3)	(8.0)	(8.9)
Less: Capitalized interest	—	(0.1)	(0.3)

Interest expense, net	$198.2	$231.4	$235.6

Future repayments

The following table provides a schedule of required future repayments of all borrowings outstanding on January 3, 2021.

2021	$160.1
2022	63.2
2023	62.8
2024	62.5
2025	2,347.0
Thereafter(1)	1,075.0

$3,770.6

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

(1)	Does not include subsequent use of IPO proceeds for repayment of $892.7 million for the Dollar Term Loan Facility, $160.0 million for the 2025 Notes and $270 million for the 2028 Notes.

Interest paid during the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018 was $191.8 million, $189.7 million and $218.8 million, respectively.

(10)	Leases

Lessee

The Company has operating leases for office space, warehouse and manufacturing space, vehicles and certain equipment. Leases with an initial term of 12 months or less are generally not recorded on the balance sheet and expense for these leases is recognized on a straight-line basis over the lease term. For leases executed in fiscal 2019 and later, the Company accounts for the lease components and the non-lease components as a single lease component with the exception for the third-party logistics arrangements. The Company’s leases have remaining lease terms of one year to approximately 18 years, some of which may include options to extend the leases for up to 5 years and some include options to terminate early. These options have been included in the determination of the lease liability when it is reasonably certain that the option will be exercised. The Company does not have any leases that include residual value guarantees.

The Company evaluates contracts at inception to determine whether they contain a lease, where the Company obtains the right to control an identified asset. The right-of-use assets and related liabilities for operating leases are included in other assets, accrued expenses, and other long-term liabilities in the consolidated balance sheets.

Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease contract. Operating lease liabilities and their corresponding right-of-use assets are recorded based on the present value of fixed lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes the appropriate incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term at an amount equal to the lease payments in a similar economic environment. The weighted average discount rate utilized on the Company’s operating and finance lease liabilities as of January 3, 2021 was 9.0%. The following table presents supplemental balance sheet information related to the Company’s operating and finance leases.

The components of lease cost for the year ended January 3, 2021 and December 29, 2019 were:

(in millions)	January 3, 2021	December 29, 2019
Operating lease cost	$20.3	$22.2
Finance lease cost:
Amortization of right-of-use assets	1.1	2.1
Interest on lease liabilities	0.2	0.4
Variable lease cost	0.5	2.0

Lease cost	$22.1	$26.7

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

The following table contains supplemental cash flow information related to leases for the year ended January 3, 2021 and December 29, 2019:

(in millions)	January 3, 2021	December 29, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Net operating cash flows from operating leases	$20.8	$24.2
Net operating cash flows from finance leases	0.2	0.4
Net financing cash flows from finance leases	1.4	2.3
Right-of-use operating lease assets obtained in exchange for lease obligations	6.6	12.8

There were no material lease transactions that we entered into but have not yet commenced as of January 3, 2021.

Supplemental balance sheet information related to leases as of January 3, 2021 and December 29, 2019 includes:

(in millions)	January 3, 2021	December 29, 2019
Operating leases ROU assets
Other assets	$26.7	$40.3

Operating lease liabilities
Accrued liabilities	$15.1	$16.3
Other liabilities	12.2	24.6

Total operating lease liabilities	$27.3	$40.9

Finance leases ROU assets
Property, plant and equipment, at cost	$11.2	$11.0
Accumulated depreciation	(10.2)	(8.8)

Property, plant and equipment, net	$1.0	$2.2

Finance lease liabilities
Current portion of borrowings	$0.3	$1.3
Long-term borrowings	0.7	1.3

Total finance lease liabilities	$1.0	$2.6

Lease term and discount rates as of January 3, 2021 and December 29, 2019 were:

	January 3, 2021	December 29, 2019
Weighted-average remaining lease term (years)
Operating leases	2.9	3.1
Finance leases	3.5	2.9
Weighted-average discount rate
Operating leases	8.7%	9.2%
Finance leases	16.8%	13.0%

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

Maturities of operating and finance lease liabilities as of January 3, 2021 were:

	Finance leases	Operating leases
2021	$0.4	$16.3
2022	0.3	6.9
2023	0.3	3.1
2024	0.2	1.2
2025	—	0.4
Thereafter	—	2.0

Total minimum lease payments	$1.2	$29.9
Less: imputed interest	0.2	2.6

Present value of lease liabilities	$1.0	$27.3

For the years ended December 29, 2019 and December 30, 2018, rent expense was $22.2 million and $20.8 million, respectively.

Lessor

Certain assets, primarily diagnostics instruments, are leased to customers under contractual arrangements that typically include an operating or sales-type lease as well as performance obligations for reagents and other consumables. These contractual arrangements are subject to termination provisions which are evaluated in determining the lease term for lease accounting purposes. Sales-type leases are not significant. Contract terms vary by customer and may include options to terminate the contract or options to extend the contract. Where instruments are provided under operating lease arrangements, some portion or the entire lease revenue may be variable and subject to subsequent non-lease component (e.g., reagent) sales. The allocation of revenue between the lease and non-lease components is based on stand-alone selling prices. Variable lease revenue and fixed lease revenue represented approximately 4% and 1%, respectively, of the Company’s consolidated revenue for the fiscal years ended January 3, 2021 and December 29, 2019.

The Company’s reagent rental agreements may require the customers to commit to making minimum reagent purchases over the lease term, which is typically 5 years. In certain jurisdictions, the Company has concluded that these minimum purchase commitments represent legally enforceable rights pursuant to the lease. If a contract contains a legally enforceable minimum purchase commitment, the minimums are considered in-substance fixed lease payments and the Company will evaluate the probability of collecting the lease payments. If collection is probable, for operating leases, the lease payments will be recognized on a straight-line basis over the lease term. If collection is not probable, for reagent rental agreements classified as operating leases, the lease income recognized by the Company is limited to the lesser of the income that would be recognized on a straight-line basis over the lease term or the lease payments, including variable lease payments, that have been collected from the lessee. In certain other jurisdictions, the Company has concluded that the minimum purchase commitments within the Company’s reagent rental agreements are not legally enforceable and, therefore, the entire contract consideration is concluded to be variable. The Company recognizes the variable payments that relate to the lease component as rental income when the variability is resolved, and the underlying reagent sale occurs.

As of January 3, 2021 and December 29, 2019, the Company’s equipment leased to customers under operating-type leases was:

	January 3, 2021	December 29, 2019
Customer leased instruments	$727.3	$616.1
Less: Accumulated depreciation	(432.8)	(342.9)

Total Customer leased instruments, net	$294.5	$273.2

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

Depreciation expense related to customer leased instruments was $107.2 million, $103.1 million and $102.0 million for the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018, respectively. The depreciation expense related to customer leased instruments is recorded in “Cost of revenue” in the consolidated statements of operations. The depreciation expense related to customer leased instruments is a component of total depreciation expense presented in Note 6—Property, Plant and Equipment, Net.

(11)	Accrued liabilities

Accrued liabilities included in current liabilities consist of the following:

	January 3, 2021	December 29, 2019
Accrued compensation and employee-related obligations	$110.5	$96.7
Accrued interest	42.2	46.1
Income taxes payable	4.1	37.9
Accrued commissions and rebates	24.9	18.8
Current portion of operating lease liabilities	15.1	16.3
Accrued taxes other than income	14.3	14.2
Derivatives	10.3	7.6
Other accrued liabilities	63.3	53.7

Total Accrued Liabilities	$284.7	$291.3

(12)	Restructuring costs

Restructuring costs (credits) for the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018, are presented in the consolidated statements of operations in the following captions:

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
Cost of revenue, excluding amortization of intangible assets	$0.7	$11.7	$32.5
Other operating expense, net	(0.6)	0.2	3.6

Total restructuring costs	$0.1	$11.9	$36.1

The following table summarizes the activities related to restructuring and related reserves for the fiscal years ended January 3, 2021 and December 29, 2019:

	Severance and employee benefits	Other	Total
Balance at December 30, 2018	$8.1	$1.0	$9.1
Restructuring costs	—	11.9	11.9
Payments made	(5.7)	(3.3)	(9.0)
Costs charged against assets	—	(3.6)	(3.6)

Balance at December 29, 2019	$2.4	$6.0	$8.4
Restructuring costs	(0.6)	0.7	0.1
Payments made	(1.7)	(6.6)	(8.3)
Costs charged against assets	—	—	—

Balance at January 3, 2021	$0.1	$0.1	$0.2

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

As of January 3, 2021, the Company has several initiatives intended to strengthen operational performance and to support building capabilities to enable us to win in the marketplace. These restructuring activities to improve operational performance are primarily cost reduction and productivity improvement initiatives in procurement, manufacturing, supply chain and logistics.

During the fiscal year ended January 3, 2016, the Company announced that it will outsource its equipment manufacturing operations in Rochester, New York and refurbishment operations in Neckargemund, Germany to a third-party contract manufacturing company. These initiatives were substantially completed during the fiscal year ended December 29, 2019, with total charges incurred of $75.4 million. The Company made cash payments of $6.5 million during the fiscal year ended January 3, 2021 and has made cumulative cash payments of $71.0 million to date, respectively, related to these initiatives. The remaining cash payments, related to severances, of approximately $0.1 million are expected to be made during the fiscal first quarter of 2021.

During the fiscal year ended December 30, 2018, the Company announced that it will transfer certain production lines among facilities in order to achieve operational and cost efficiencies. The Company estimates that the implementation of these initiatives will result in pre-tax charges of approximately $22 million, comprised of approximately $12 million in accelerated depreciation, $5 million in severance charges and $5 million in other facility-related costs. These initiatives are expected to be substantially completed during fiscal 2021, with the majority of cash payments being made by the end of fiscal 2021. The Company incurred $0.1 million and $19.1 million of charges during the fiscal year ended January 3, 2021 and cumulative to date, respectively, related to these initiatives. The Company made cash payments of $1.8 million during the fiscal year ended January 3, 2021 and has made cumulative cash payments of $5.8 million to date, respectively, related to these initiatives.

For the remaining balance as of January 3, 2021, the Company currently estimates payments of $0.1 million will be made over the following twelve months and are included in “Accrued liabilities” in the consolidated balance sheet as of January 3, 2021. The remaining balance of $0.1 million is included in “Other liabilities” in the consolidate balance sheet as of January 3, 2021. The Company has incurred restructuring costs of $0.1 million and $94.6 million during the fiscal year ended January 3, 2021 and cumulative to date, respectively.

(13)	Collaborations and other relationships

In the normal course of business, the Company has entered into various collaboration arrangements which provide the Company with rights to develop, produce and market products using certain know-how, technology and patent rights maintained by the Company’s collaborative partners. The arrangements are often entered into in order to share risks and rewards related to a specific program or product. The Company’s collaborative arrangements include agreements with respect to transition services and a number of on-going relationships.

Grifols / Novartis Vaccines and Diagnostics, Inc.

In 1989, Ortho Diagnostics Systems Inc. (now Ortho U.S.) and Chiron Corporation (a predecessor in interest to Novartis Vaccines and Diagnostics, Inc. (“Novartis”) entered into a 50-year collaboration arrangement (the “Joint Business”) to pursue income generating opportunities through the development of certain intellectual properties (“IP”). In January 2014, Novartis transferred its interest in the Joint Business to Grifols Diagnostic Solutions, Inc. (“Grifols”). The transfer to Grifols has not altered the existing structure or operations of the Joint Business. The Company’s portion of the pre-tax net profit shared under the Joint Business was $55.6 million, $70.7 million and $68.7 million during the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018, respectively.

Quotient limited

In January 2015, the Company entered into an exclusive agreement with Quotient, a commercial-stage diagnostics company, to distribute and sell Quotient’s transfusion diagnostics platform MosaiQ™. Under the terms of a Distribution and

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

Supply Agreement, Quotient is responsible for the development and launch of MosaiQ™, while the Company will leverage its worldwide commercial capabilities to sell the product to customers. The Company has exclusive rights to distribute MosaiQ™ for the global patient testing market (for blood grouping) and the donor testing market in the developing world and Japan (for blood grouping and serological disease screening). Quotient retains all rights to commercialize MosaiQ™ in the developed world (excluding Japan) for the donor testing market. On November 27, 2019, Quotient sent the Company a notice purporting to terminate the Agreement effective December 27, 2019. Under the Agreement, the Company is obligated to make payments to Quotient as certain milestones are achieved in the amount of $59 million.

On December 23, 2019, Ortho and Quotient entered into an agreement under which both parties agreed, while the arbitration was pending, not to enter into any agreement under which Quotient would grant rights to commercialize products that overlap with Ortho’s rights under the agreement without thirty days’ prior written notice to Ortho. Such thirty-day notice gave Ortho the ability to file for injunctive relief had Quotient intended to enter into an agreement with a third party that would have limited Ortho’s bargained for rights under the agreement.

On September 4, 2020, Ortho and Quotient entered into a binding letter agreement (the “Letter Agreement”) pursuant to which the Company and Quotient agreed:

•	to confirm the termination of the parties’ prior Distribution and Supply Agreement and various related contracts (the “Prior Quotient Agreement”);

•	to end the parties’ disputes regarding the Prior Quotient Agreement by executing mutual releases and terminating their pending arbitration proceeding related to the Prior Quotient Agreement; and

•

to negotiate in good faith, and use their respective reasonable best efforts to execute, a new distribution agreement (the “New Distribution Agreement”) based on the terms set forth in the Letter Agreement, but if for any reason no such definitive agreement is reached, the Letter Agreement will govern the parties’ respective rights and obligations as a binding contract.

Pursuant to the Letter Agreement, the Company made an initial, non-refundable upfront payment of $7.5 million to Quotient on the date of the Letter Agreement, and recorded a corresponding $7.5 million charge to research and development expense for the fiscal year ended January 3, 2021. In addition to the initial $7.5 million upfront payment, Ortho may be required to make up to an additional $60 million of payments upon achievement of certain regulatory milestones and commercial sales benchmarks, which include up to $25 million of payments upon the achievement by Ortho of certain cumulative revenue milestones. The Company does not anticipate making any such payments in fiscal year 2021.

In the Letter Agreement, the Company and Quotient have agreed that the Company will have the right to exclusively distribute in the United States, the European Economic Area, the UK and Switzerland a transfusion diagnostic patient immunohematology microarray (“PIM”), intended for use with Quotient’s MosaiQ Instruments, on which multiple compounds are placed which, when exposed to human blood samples, generate reactions that indicate the presence or absence of certain blood characteristics and antigens and is intended for immuno-hematological testing of the blood of medical patients during the course of their care or treatment.

During the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018 the Company recognized $0.3 million, $0.3 million and $0.2 million in sales to Quotient. The Company also purchased inventories from Quotient amounting to $21.1 million, $20.3 million and $11.9 million for the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018, respectively.

(14)	Long-term employee benefits

Defined benefit plans

In connection with the Acquisition, the Company assumed certain defined benefit plan obligations related to employees of non-U.S. subsidiaries and acquired certain related plan assets for current employees of the Company’s subsidiaries.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

Other postemployment benefits

In addition to the defined benefit obligations assumed in connection with the Acquisition, on June 30, 2014, the Company implemented a replacement retiree health care reimbursement plan for certain U.S. employees. The plan is funded on a pay-as-you-go basis and not accepting new participants. In accordance with ASC 715, Compensation—Retirement Benefits, the amount of the accumulated benefit obligation on the initiation date was accounted for as prior service cost and was deferred as a component of accumulated other comprehensive income (“AOCI”) and amortized over 5 years. The Company also maintains one non-U.S. post-employment benefit plan.

During the fiscal year ended December 30, 2018, the Company reduced the benefits provided to certain U.S. employees related to its replacement retiree health care reimbursement plan, resulting in a curtailment to the plan. As a result of the curtailment, the Company recorded a pre-tax charge of $2.5 million, which was included in selling, marketing and administrative expenses in the consolidated statement of operations for the fiscal year ended December 30, 2018. This pre-tax charge consisted of $7.5 million released from AOCI, offset by a $5.0 million reduction of the pension liability.

Obligation and funded status

The measurement date used to determine the defined benefit and other postemployment benefits obligations was January 3, 2021. The following tables set forth the changes to the projected benefit obligations (“PBO”) and plan assets:

	Fiscal year ended
	January 3, 2021	December 29, 2019
Defined Benefit Plans
Change in benefit obligation:
Projected benefit obligation at beginning of year	$41.3	$39.7
Service cost	2.4	2.2
Interest cost	0.3	0.5
Contributions by plan participants	—	—
Benefits paid	(0.2)	(0.4)
Actuarial (gain) loss	(1.5)	2.9
Settlements and amendments	(2.1)	(3.2)
Foreign currency exchange rate changes	2.9	(0.4)

Projected benefit obligation at end of year	$43.1	$41.3

Change in plan assets:
Fair value of plan assets at beginning of year	$23.1	$22.2
Actual return on plan assets	0.5	2.0
Employer contributions	2.0	2.2
Contributions by plan participants	—	—
Benefits paid	(0.2)	(0.4)
Settlements	(2.1)	(3.2)
Foreign currency exchange rate changes	1.4	0.3

Fair value of plan assets at end of year	$24.7	$23.1

Funded status at end of year	$(18.4)	$(18.2)

Amounts recognized on the consolidated balance sheets:
Other assets	$0.7	$—
Accrued compensation and employee related obligations	(0.2)	(0.3)
Employee related obligations	(18.9)	(17.9)

Net amount recognized	$(18.4)	$(18.2)

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

	Fiscal year ended
	January 3, 2021	December 29, 2019
Other Postemployment Benefits
Change in benefit obligation:
Projected benefit obligation at beginning of year	$20.3	$18.6
Service cost	0.8	0.8
Interest cost	0.4	0.6
Curtailment	—	—
Benefits paid	(0.6)	(0.4)
Actuarial loss (gain)	1.1	0.7

Projected benefit obligation at end of year	$22.0	$20.3

Amounts recognized on the consolidated balance sheets:
Accrued compensation and employee related obligations	$(2.2)	$(1.5)
Employee related obligations	(19.8)	(18.8)

Net amount recognized	$(22.0)	$(20.3)

PBO is the actuarial present value of benefits attributable to employee service rendered to date and reflects the effects of estimated future pay increases. The accumulated benefit obligation (“ABO”) is the actuarial present value of benefits attributable to employee service to date, but does not include the effects of estimated future pay increases.

The following table reflects the ABO for all defined benefit plans as of January 3, 2021 and December 29, 2019. Further, the table reflects the aggregate PBO, ABO and fair value of plan assets for pension plans with PBO in excess of plan assets and for pension plans with ABO in excess of plan assets.

	January 3, 2021	December 29, 2019
ABO	$36.0	$34.2
Plans with PBO in excess of plan assets
PBO	$24.4	$41.3
Fair value of plan assets	5.3	23.1
Plans with ABO in excess of plan assets
PBO	$21.7	$19.9
ABO	18.8	16.6
Fair value of plan assets	3.2	2.3

The pretax amounts that are not yet reflected in the net periodic benefit cost and are included in AOCI as of January 3, 2021, December 29, 2019 and December 30, 2018 include the following:

	January 3, 2021	December 29, 2019	December 30, 2018
Defined Benefit Plans
Accumulated net actuarial losses	$(2.6)	$(4.0)	$(1.4)

Other Postemployment Benefits
Accumulated net actuarial gains (losses)	$(1.2)	$—	$0.7
Accumulated prior service cost	(0.2)	(0.2)	(0.2)

Net amount recognized	$(1.4)	$(0.2)	$0.5

These accumulated net actuarial losses for defined benefit plans and other postemployment benefits primarily relate to differences between the actual net periodic expense and the expected net periodic expense from differences in significant assumptions, including primarily return on plan assets and discount rates used in these estimates. The accumulated prior

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

service cost for the other postemployment benefit plans relates to the remaining unamortized amount of the ABO on the initiation date of the plans.

The estimated pretax amount of net actuarial gain related to the Company’s defined benefit plans that is expected to be amortized from AOCI into net periodic benefit cost during fiscal year 2021 is $0.2 million. The amount of net actuarial gain related to the Company’s other postemployment benefit plans that is expected to be amortized from AOCI into net periodic benefit cost during fiscal year 2021 is not material. The amount of prior service cost expected to be amortized from AOCI into net periodic benefit cost during fiscal year 2021 related to the Company’s defined benefit and other postemployment benefit plans is not material.

Components of net periodic benefit cost

The following table sets forth the components of net periodic benefit cost:

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
Defined Benefit Plans
Net periodic benefit cost:
Service cost	$2.4	$2.2	$2.3
Interest cost	0.3	0.5	0.4
Expected return on plan assets	(0.7)	(0.6)	(0.6)
Amortization of net loss	(0.1)	(0.4)	(0.2)
Settlement loss (gain)	0.2	(0.7)	(0.1)

Net periodic benefit cost	$2.1	$1.0	$1.8

Changes in plan assets and benefit obligations recognized in other comprehensive loss:
Net actuarial loss (gain)	$(1.4)	$1.5	$1.1
Net translation adjustment	0.2	—	—
Amortization of gain (loss)	(0.1)	1.0	0.3

Total loss (income) recognized in other comprehensive loss	$(1.3)	$2.5	$1.4

Total recognized in net periodic benefit cost and other comprehensive loss	$0.8	$3.5	$3.2

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
Other Postemployment Benefit Plans
Net periodic benefit cost:
Service cost	$0.7	$0.8	$0.9
Interest cost	0.4	0.6	0.5
Amortization of prior service cost	—	—	0.8
Curtailment	—	—	2.5

Net periodic benefit cost	$1.1	$1.4	$4.7

Changes in benefit obligations recognized in other comprehensive loss:
Net actuarial loss (gain)	$1.1	$0.7	$(2.1)
Amortization of prior service cost	—	—	(7.0)

Total income recognized in other comprehensive loss	$1.1	$0.7	$(9.1)

Total recognized in net periodic benefit cost and other comprehensive loss	$2.2	$2.1	$(4.4)

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

The components of net periodic benefit cost other than the service cost component are recorded in “Other expense (income), net” in the consolidated statements of operations.

Assumptions and sensitivities

In determining the defined benefit obligations and net periodic benefit cost for the fiscal years ended January 3, 2021 and December 29, 2019, the Company used the following weighted-average assumptions:

	Fiscal year ended
	January 3, 2021	December 29, 2019
Defined Benefit Plans
Discount rate to determine benefit obligations	1.2%	1.0%
Discount rate to determine net cost	1.0%	1.5%
Rate of compensation increases to determine benefit obligations	2.5%	2.5%
Rate of compensation increases to determine net costs	2.5%	2.7%
Return on plan assets to determine cost	2.8%	2.8%
Other Postemployment Benefit Plans
Discount rate to determine benefit obligations	1.7%	2.5%
Discount rate to determine net cost	2.4%	3.8%

The discount rates used reflect the expected future cash flow based on plan provisions, participant data and the currencies in which the expected future cash flows will occur. For the majority of defined benefit obligations, the Company utilizes prevailing long-term high quality corporate bond indices applicable to the respective country at the measurement date. In countries where established corporate bond markets do not exist, the Company utilizes other index movement and duration analysis to determine discount rates. The long-term rate of return on plan assets assumptions reflect economic assumptions applicable to each country and assumptions related to the preliminary assessments regarding the type of investments to be held by the respective plans.

The discount rate is determined as of each measurement date, based upon a review of yield rates associated with long-term, high-quality corporate bonds. The calculation separately discounts benefit payments using the spot rates from a long-term, high-quality corporate bond yield curve.

The long-term rate of return on plan assets assumption represents the expected average rate of earnings on the funds invested to provide for the benefits included in the benefit obligations and is determined based on a number of factors, including historical market index returns, the anticipated long-term allocation of the plans, historical plan return data, plan expenses and the potential to outperform market index returns. The weighted-average expected long-term rate of return on plan assets was 2.8% for both fiscal years ended January 3, 2021 and December 29, 2019.

A significant factor in estimating future per capita cost of covered healthcare benefits for retirees is the healthcare cost trend rate assumption. The rate used as of January 3, 2021 was 6.3% trending down to 4.5% in 2036. Increasing or decreasing the healthcare cost trend rates by one percentage point would not result in a material increase or decrease in annual costs or benefit obligations. The healthcare cost trend rate assumption for the upcoming year is 6.0%.

Anticipated contributions to defined benefit plans

For funded plans, our policy is to fund amounts for defined benefit plans sufficient to meet minimum requirements set forth in applicable benefit and local tax laws. Based upon the same assumptions used to measure the defined benefit obligations at January 3, 2021, the Company expects to contribute $2.0 million to defined benefit plans in fiscal year 2021. No plan assets are expected to be returned to the Company in fiscal year 2021.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

Estimated future benefit payments

The following table reflects the total benefit payments expected to be made for defined benefit plans and other long-term postemployment benefits:

	Defined benefits	Other postemployment benefits
Fiscal 2021	$1.3	$2.2
Fiscal 2022	1.9	2.7
Fiscal 2023	2.4	3.1
Fiscal 2024	3.5	2.9
Fiscal 2025	2.4	2.3
Fiscal 2026-2030	12.8	7.6

Plan assets

The tables below present the fair value of the defined benefit pension plans by level within the fair value hierarchy, as described in Note 3—Summary of Significant Accounting Policies, at January 3, 2021 and December 29, 2019.

	Fair value measurements at January 3, 2021
	Total	Level 1	Level 2	Level 3
US equity securities	$3.1	$3.1	$—	$—
Japan equity securities	4.9	4.9	—	—
Other international equity securities	1.7	1.7	—	—
US government bonds	0.3	0.3	—	—
Japan government bonds	0.7	0.7	—	—
Other international government bonds	1.9	1.9	—	—
Cash and cash equivalents	7.3	7.3	—	—
Insurance contracts	4.8	—	—	4.8

Total	$24.7	$19.9	$—	$4.8

	Fair value measurements at December 29, 2019
	Total	Level 1	Level 2	Level 3
US equity securities	$3.0	$3.0	$—	$—
Japan equity securities	4.9	4.9	—	—
Other international equity securities	2.0	2.0	—	—
US government bonds	0.0	—	—	—
Japan government bonds	0.6	0.6	—	—
Other international government bonds	1.1	1.1	—	—
Cash and cash equivalents	7.9	7.9	—	—
Insurance contracts	3.6	—	—	3.6

Total	$23.1	$19.5	$—	$3.6

The Company has funded defined benefit plans in Japan, Belgium and Switzerland. The Japanese plan asset consists primarily of Japan equity and government bond securities, U.S. equity and government bond securities, other international equity and debt securities and cash and cash equivalents. The plan assets are invested in assets with quoted prices in active markets and therefore are classified as Level 1 assets. The Belgium and Switzerland plan assets consist solely of insurance contracts that are pledged on behalf of employees with benefits in certain countries and are classified as Level 3 assets. The target allocation rates of the Japanese plan is 53% for debt securities, 45% for equity securities and 2%% for other assets.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

The table below presents a rollforward of activity for these assets for the fiscal years ended January 3, 2021 and December 29, 2019.

Balance at December 30, 2018	$3.1
Net purchases and settlements	0.4
Currency translation adjustment	0.1

Balance at December 29, 2019	3.6
Net purchases and settlements	1.0
Currency translation adjustment	0.2

Balance at January 3, 2021	$4.8

Defined contribution plans

The Company offers defined contribution plans to eligible employees primarily in the U.S., whereby employees contribute a portion of their compensation. Company matching and other Company contributions are also provided to the plans. Once Company matching contributions have been paid, the Company has no further payment obligations. The Company’s contributions for its employees totaled approximately $15 million, $16 million and $20 million for the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018, respectively, which are recognized as expense as incurred in the consolidated statements of operations.

(15)	Other financial information

The following provides components of certain captions in the consolidated statements of operations.

Other operating expense, net

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
Joint Business operating expense	$30.1	$39.5	$39.0
Refinancing costs	—	—	18.5
Restructuring costs (credits)	(0.6)	0.2	3.6
Other(1)	5.8	9.1	10.1

Total other operating expense, net	$35.3	$48.8	$71.2

(1)

This line item includes Carlyle management fees, bad debt expense, settlement proceeds on disputed matters and other operating income and expenses. See Note 20—Related Party Transactions for additional detail on Carlyle management fees.

Other expense, net

Other expense, net was $84.2 million for the fiscal year ended January 3, 2021 and primarily related to $69.5 million of net foreign currency losses, of which $68.2 million was unrealized and loss on early extinguishment of the 2022 Notes of $12.6 million. The unrealized foreign currency losses are mainly related to intercompany loans denominated in currencies other than the functional currency of the affected subsidiaries.

Other expense, net was $5.7 million for the fiscal year ended December 29, 2019 and primarily related to $16.0 million of fair value losses on interest rate caps that did not qualify for hedge accounting, partially offset by $10.5 million of net foreign currency gains, of which $18.1 million was unrealized. The unrealized foreign currency gains are mainly related to intercompany loans denominated in currencies other than the functional currency of the affected subsidiaries.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

Other expense, net was $61.6 million for the fiscal year ended December 30, 2018 and primarily related to $53.0 million of net foreign currency losses, of which $43.3 million was unrealized and fair value losses of $2.7 million on interest rate caps that did not qualify for hedge accounting. The unrealized foreign currency losses are mainly related to intercompany loans denominated in currencies other than the functional currency of the affected subsidiaries.

(16)	Income taxes

The applicable tax rate for United Kingdom is 19 percent; however, the U.S. statutory rate has been used as management believes it is more meaningful to the Company.

U.S. and foreign components of earnings (loss) before provision for income taxes

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
U.S.	$(215.3)	$(179.7)	$(138.2)
Foreign	(10.0)	(1.1)	(79.4)

Total	$(225.3)	$(180.8)	$(217.6)

(Benefit from) provision for income taxes

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
Current
U.S.	$(42.3)	$(27.2)	$11.7
Foreign	29.8	10.2	24.8

Total Current	$(12.5)	$(17.0)	$36.5

Deferred
U.S.	$0.4	$0.3	$1.0
Foreign	(1.3)	(7.2)	(6.3)

Total Deferred	$(0.9)	$(6.9)	$(5.3)

(Benefit from) provision for income taxes	$(13.4)	$(23.9)	$31.2

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “TCJA”) was signed into law which made significant changes to the Internal Revenue Code. Changes include, but are not limited to: (1) a corporate tax rate decrease from 35% to 21% for tax years beginning after December 31, 2017; (2) the transition of U.S. international taxation from a worldwide to a territorial system; and (3) revision of the rules governing net operating losses and interest expense dis-allowance. These changes became effective in 2018. The Company finalized its assessment of the TCJA and all amounts have been recorded as of December 30, 2018. However, the Company’s amounts recorded as a result of the TCJA remain subject to developing interpretations of the provisions of the TCJA including U.S. Treasury regulations and state government adoption.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

Reconciliation to U.S. statutory rate

The applicable tax rate for United Kingdom is 19%; however, the U.S. statutory rate has been used as management believes it is more meaningful to the Company. A comparison of the provision for taxes on income at the U.S. statutory rate of 21% to the effective tax rate is as follows:

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
U.S. Statutory rate	21.0%	21.0%	21.0%
U.S. state and local	(0.1)%	(0.2)%	(0.4)%
Foreign income taxed at rates other than the applicable U.S. rate	10.3%	17.9%	8.6%
Tax credits	0.8%	1.1%	0.7%
Change in valuation allowance	(28.3)%	(33.0)%	(30.5)%
Foreign tax rate change	(2.1)%	(2.9)%	(0.0)%
Change in uncertain tax positions	11.7%	17.3%	(7.8)%
Foreign exchange gain/loss	(1.0)%	(1.5)%	(1.0)%
Indemnification income	(3.0)%	(3.4)%	1.1%
Withholding Tax	(0.7)%	(1.5)%	(1.3)%
Nondeductible/nontaxable items	(1.5)%	(2.3)%	(0.9)%
Other—net	(1.2)%	0.8%	(3.8)%

Effective tax rate	5.9%	13.3%	(14.3)%

The effective tax rate for the fiscal year ended January 3, 2021 differs from the U.S. federal statutory rate primarily due to (1) the impact of operating losses in certain subsidiaries not being benefited due to the establishment of a valuation allowance, (2) a decrease in the Company’s pre-Acquisition reserves for uncertain tax positions due to the settlement of certain tax matters, (3) partially offset by an increase in certain post-Acquisition non-U.S. reserves for uncertain tax positions, and (4) non-U.S. earnings being taxed at rates that are different than the U.S statutory rate. Deferred tax assets are reduced by valuation allowances when, based on available evidence, it is more likely than not that the tax benefit of loss carryforwards (or other deferred tax assets) will not be realized in the future. In periods when entities subject to a valuation allowance generate pre-tax earnings or losses, the corresponding increase or decrease in the valuation allowance has an overall impact on the effective tax rate.

The effective tax rate for the fiscal year ended December 29, 2019 differs from the U.S. federal statutory rate primarily due to (1) the impact of operating losses in certain subsidiaries not being benefited due to the establishment of a valuation allowance, (2) a decrease in the Company’s pre-Acquisition state and non-U.S. reserves for uncertain tax positions due to the settlement of certain tax matters, (3) an increase in the Company’s interest expense on prior year reserves for uncertain tax positions and (4) non-U.S. earnings being taxed at rates that are different than the U.S statutory rate.

The effective tax rate for the fiscal year ended December 30, 2018 differs from the U.S. federal statutory rate primarily due to (1) the impact of operating losses in certain subsidiaries not being benefited due to the establishment of a valuation allowance, (2) an increase in the Company’s reserves for uncertain tax positions, (3) an increase in the Company’s interest expense on prior year reserves for uncertain tax positions and (4) non-U.S. earnings being taxed at rates that are different than the U.S statutory rate.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

Deferred tax balances

	January 3, 2021	December 29, 2019
Deferred tax assets
Tax loss and credit carry forwards	$535.8	$480.1
Allowances and reserves	26.7	21.6
Accrued liabilities	5.1	4.6
Deferred lease liability	7.9	11.2
Employee related obligations	20.9	20.2
Capitalized transaction costs	7.1	8.0
Other	19.4	15.1

Total deferred tax assets	$622.9	$560.8

Less: Valuation Allowance	(554.8)	(484.1)

Net, Deferred tax assets	$68.1	$76.7

Deferred tax liabilities
Goodwill and intangibles	(76.8)	(73.4)
Depreciation	(31.4)	(31.1)
Right-of-use asset	(7.8)	(11.1)
Unrealized (gain)/loss	(7.7)	(17.9)
Other	(3.7)	(2.1)

Total deferred tax liabilities	$(127.4)	$(135.6)

Net, Deferred tax liability	$(59.3)	$(58.9)

	January 3, 2021	December 29, 2019
Non-current deferred tax asset	$8.0	$6.1
Non-current deferred tax liability	(67.3)	(65.0)

Net, Deferred tax liability	$(59.3)	$(58.9)

As of January 3, 2021, the Company had a deferred tax asset for tax losses and credit carryforwards of $535.8 million. This amount consists of $349.7 million of net operating loss carryforwards, $30.3 million of credit carryforwards and $155.8 million of interest deduction limitation carryforwards, net of uncertain tax positions.

As of January 3, 2021, the Company had $829.5 million of U.S. federal net operating loss carryforwards; of which $473.0 million are subject to expiration through 2037 and $356.5 million are not subject to expiration. In addition, the Company has $477.5 million of state net operating loss, which will expire in years 2021 through 2040. As of January 3, 2021, Company had $10.1 million of U.S. general business credit carryforwards which will begin to expire in 2034 and $25.6 million state business credit carryforwards which will begin to expire in 2029. As of January 3, 2021, the Company had $504.9 million of net operating loss carryforwards in certain non-U.S. jurisdictions, net of uncertain tax positions. Of these, $291.6 million have no expiration and the remaining $213.3 million will expire in years through 2040.

The Company had valuation allowances that primarily related to the realization of recorded tax benefits on tax loss carryforwards from operations in the United States and Luxembourg of $554.8 million as of January 3, 2021 and $484.1 million as of December 29, 2019.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

Total gross unrecognized tax benefits

The following table summarizes the activity related to gross unrecognized tax benefits:

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
Balance at beginning of fiscal year	$110.4	$143.4	$137.3
Increase related to positions taken on items from prior years	19.8	—	6.2
Decrease related to positions taken on items from prior years	(22.1)	(29.9)	—
Increase related to positions taken on items in current years	1.7	0.2	—
Decrease due to settlements	(81.9)	(3.1)
Decrease due to expiration of statutes of limitations	(0.4)	(0.2)	(0.1)

Balance at end of fiscal year	$27.5	$110.4	$143.4

As of January 3, 2021, the total amount of unrecognized tax benefits was $27.5 million ($110.4 million as of December 29, 2019), of which $23.1 million would impact the effective tax rate, if recognized ($106.9 million as of December 29, 2019). As of January 3, 2021, the amount of tax indemnification that would impact earnings (loss) before provisions for taxes on income if recognized would be $11.6 million ($90.8 million as of December 29, 2019). The net decrease in the balance from the beginning of the year relates to the resolution of certain pre-Acquisition U.S. federal and state tax positions taken in prior years for which the Company was indemnified by Johnson & Johnson. The Company estimates that within the next twelve months, its uncertain tax positions, excluding interest will not significantly decrease.

The Company is subject to income tax in approximately 34 jurisdictions outside the U.S. The Company’s most significant operations outside the U.S. are located in China, France, Japan, and the United Kingdom. For these jurisdictions for which the Company has significant operations, the statute of limitations varies by jurisdiction, with 2013 being the oldest tax year still open. The Company is currently under audit in certain jurisdictions for tax years under the responsibility of Johnson & Johnson. Pursuant to the Acquisition Agreement, all tax liabilities related to these tax years will be indemnified by Johnson & Johnson.

The Company includes interest expense and penalties related to unrecognized tax benefits as part of the provision for taxes on income. The Company recognized a benefit related to interest and penalties associated with unrecognized tax benefits of $35.2 million and $1.5 million for the fiscal years ended January 3, 2021 and December 29, 2019, respectively, and tax expense for interest and penalties associated with unrecognized tax benefits of $12.0 million for the fiscal year ended December 30, 2018. The Company’s accrual for interest and penalties was $6.1 million and $41.3 million as of January 3, 2021 and December 29, 2019, respectively. The Company classifies liabilities for unrecognized tax benefits and related accrued interest and penalties as either “Accrued Liabilities” or “Other liabilities” depending upon expected payment date. The Company includes the offset for interest and penalties related to unrecognized tax benefits to be reimbursed by Johnson & Johnson pursuant to the indemnification provisions in the Acquisition Agreement in Other operating expense, net.

As of January 3, 2021, the Company had $33.5 million of unrecognized tax benefits, including interest and penalties. Due to the high degree of uncertainty regarding future timing of cash flows associated with these liabilities, the Company is unable to estimate the years in which settlement will occur with the respective taxing authorities. The Acquisition Agreement includes indemnification provisions with respect to tax liabilities, including reserves for unrecognized tax benefits existing at the Day 1 Closing Date. The Acquisition Agreement generally provided that Johnson & Johnson retained all income tax liabilities accrued as of the date of the Acquisition, including reserves for unrecognized tax benefits. As of January 3, 2021, the indemnification receivable from Johnson & Johnson totaled $17.0 million, of which all $17.0 million was included in “Other assets”. As of December 29, 2019, the indemnification receivable from Johnson & Johnson totaled $130.6 million, of which $29.3 million was included in “Other current assets” and $101.3 million was included in “Other assets.”

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

Income taxes paid during the fiscal year ended January 3, 2021, December 29, 2019, and December 30, 2018 were $16.8 million, $8.4 million and $13.4 million, respectively.

The following table summarizes the changes to the valuation allowance for the fiscal year ended January 3, 2021, December 29, 2019, and December 30, 2018:

	Beginning Balance	Additions (deductions) charged to provision for income taxes	Currency translation/ other	Ending Balance
Deferred tax valuation allowance
Fiscal year ended January 3, 2021	$484.1	$63.0	$7.7	$554.8
Fiscal year ended December 29, 2019	$419.7	$64.7	$(0.3)	$484.1
Fiscal year ended December 30 2018	$349.1	$76.4	$(5.8)	$419.7

(17)	Stock-based compensation

During the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018, the Company recognized $8.6 million, $18.6 million and $5.9 million, respectively, in stock-based compensation which was recorded as components of Cost of revenue, Selling, marketing and administrative expenses and Research and development expense.

Description of equity incentive plan

On October 22, 2014, UK Holdco’s Board of Directors approved the Ortho Clinical Diagnostics Holding plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.) 2014 Equity Incentive Plan (the “2014 Plan”) which reserved an aggregate of 15,190,387 shares of common stock of the Company for issuance to employees, directors and consultants (“Options”). The 2014 Plan provides for the issuance of stock options, restricted stock and other stock-based awards. Options and restricted shares granted must be authorized by the Board of Directors of UK Holdco or a designated committee thereof (the “Plan Administrator”). The terms of the options may vary with each grant and are determined by the Plan Administrator within the guidelines of the 2014 Plan. In December 2019, the Company increased the number of shares reserved under the 2014 Plan to 20,356,346.

Stock options

Options granted under the 2014 Plan provide for time-based vesting for a portion of the Options, performance-based vesting for a portion of the Options and liquidity event vesting for a portion of the Options. The time-based Options generally vest ratably over three to five years and upon the occurrence of a Liquidity Event (as defined in the 2014 Plan), the liquidity-based Options vest immediately prior to the Liquidity Event. The performance-based Options vest and become exercisable based upon achievement of either minimum earnings targets or share price.

On January 11, 2019, the Board of Directors approved the Amendment to the Stock Option Agreement, whereby performance-based options that did not vest based on applicable minimum earnings targets will vest over a specified period of time. The Company accounted for this as a modification and recognized additional compensation expense of approximately $14.7 million during fiscal year 2019.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

A summary of stock option activity for the fiscal year ended January 3, 2021 is presented below:

	Number of shares	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual life (years)
Number of shares under option:
Outstanding as of December 29, 2019	15,218,726	$9.02	$3.61	3.82
Granted	2,552,093	12.57	5.58
Canceled	(1,042,797)	9.44	3.71
Exercised	(647,898)	6.56	3.36

Outstanding as of January 3, 2021	16,080,124	$9.66	$3.93	3.56

Exercisable as of January 3, 2021	8,356,050	7.27	5.85	2.74
Expected to vest as of January 3, 2021	3,438,030	12.19	4.72	4.43
Total vested and expected to vest as of January 3, 2021	11,794,080	$8.71	$5.52	3.23

During the fiscal year ended January 3, 2021, the Company granted under the 2014 Plan, 1,171,919 time-based stock options at a weighted average exercise price of $12.84 per share and a weighted average grant date fair value of $5.97 per option and 1,380,174 performance-based stock options at a weighted average exercise price of $12.35 per share and a weighted average grant date fair value of $5.23 per option.

The Black-Scholes option price model and Monte Carlo Simulation were used to estimate the fair value of the time-based and performance-based options, respectively, as of the date of the grant. Expected volatility is determined based on a number of factors, including management’s estimates and comparable companies. The expected term of the options is calculated as the mid-point between the expected time to vest and the maturity of the options. The yield interpolated from U.S. Constant Maturity Treasury rates for a period commensurate with the expected term assumption is used as the risk-free interest rate.

Information related to the assumptions used to estimate the grant fair value of shares using the Black-Scholes option price model follows:

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
Grant date fair value of common stock, per share	$12.56 - $14.13	$11.92 – 12.55	$11.61
Range of expected term	0.3 - 4.80	1.00 – 6.14	6.10 – 6.50
Range of expected volatility	55% -80%	45% – 55%	40%
Weighted-average dividend rate	0%	0%	0%
Range of risk-free rates	0.11% -0.30%	1.50% – 2.56%	2.16% – 2.20%

The weighted-average volatility used in the Black-Scholes option price model for options granted in 2020 was 66.9%.

During 2020, certain performance-based awards at the date of grant were estimated using the Monte-Carlo simulation model with the following assumptions:

Fiscal year ended January 3, 2021
Grant date fair value of common stock, per share	12.56 - 14.13
Range of expected volatility	40.0% - 80.0%
Expected annual dividend yield	0%
Range of risk-free interest rates	0.11% - 0.81%

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

The weighted-average volatility used in the Monte-Carlo simulation model for options granted in 2020 was 60.0%.

The Company estimated the per share fair value of its common stock using a contemporaneous valuation. In conducting this valuation, the Company considered all objective and subjective factors believed to be relevant, including its best estimate of the Company’s business condition, prospects and operating performance. Within this contemporaneous valuation, a range of factors, assumptions and methodologies were used. The significant factors included:

•	the fact that at the time of the grant, the Company was a private company with illiquid securities;

•	historical operating results;

•	discounted future cash flows, based on projected operating results;

•	financial information of comparable public companies; and

•	the risk involved in the investment, as related to earnings stability, capital structure, competition and market potential.

For the contemporaneous valuation of the common stock, management estimated, as of the issuance date, the Company’s enterprise value on a continuing operations basis, using both the income approach and the market approach, with equal weights assigned to each. The income approach utilized the discounted cash flow (“DCF”) methodology based on our financial forecasts and projections, as detailed below. For the DCF methodology, we prepared annual projections of future cash flows. These projected cash flows were projected at long-term sustainable growth rates consistent with long-term inflationary and industry expectations. Our projections of future cash flows were based on our estimated net debt-free cash flows and were discounted to the valuation date using a weighted-average cost of capital estimated based on market participant assumptions. When selecting comparable companies, consideration was given to industry similarity, their specific products offered, financial data availability and capital structure. Under the market approach, the Company’s enterprise value is based on trading multiples of these comparable companies.

As of January 3, 2021, the Company had $13.4 million of unrecognized compensation expense relating to outstanding unvested stock options. Compensation expense is recognized for the fair value of the stock options over the requisite service period of the awards using the straight-line method. This expense is expected to be recognized over a weighted-average period of 2.2 years.

Restricted stock

A summary of all restricted stock activity during the fiscal year ended January 3, 2021 is as follows:

	Number of shares	Weighted average grant date fair value
Restricted stock outstanding as of December 29, 2019	347,015	$12.53
Granted	374,449	14.10
Vested	(24,601)	12.34

Outstanding as of January 3, 2021	696,863	$13.62

The recipients of the restricted stock have all the rights of a stockholder with respect to the restricted shares of stock, including the right to receive any cash or stock dividend or other distribution paid to be made with respect to the restricted share of stock. These shares of restricted stock vest based on the terms as determined by the Executive Committee of the Board of Directors. Any unvested restricted shares are forfeited in the event of termination. As of January 3, 2021, the Company had $12.3 million of unrecognized compensation expense relating to outstanding unvested restricted stock awards.

On December 15, 2020, the Company granted 318,680 of restricted stock units with a grant date fair value of $14.13. The award will vest in a single installment six months following the closing date of an IPO. As of January 3, 2021, the Company had $4.5 million of unrecognized compensation expense relating to the outstanding restricted stock units award.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

(18)	Noncash investing and financing activities

During the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018, the Company made noncash transfers of instrument inventories from “Inventories” to “Property, Plant and Equipment” of $132.3 million, $118.6 million and $93.0 million, respectively.

As of January 3, 2021, December 29, 2019 and December 30, 2018, accounts payable and accrued liabilities included amounts related to purchases of property, plant and equipment and capitalized computer software and development costs of $11.4 million, $14.1 million and $17.2 million, respectively. The changes in these balances are excluded from changes in accounts payable and accrued liabilities.

(19)	Segments and geographic information

The Company is engaged in the design, development, manufacturing, marketing, distribution and sale of diagnostic instruments and assays for hospitals, laboratories and blood and plasma centers worldwide. The Company manages its business by geographic location. In the fiscal first quarter ended March 29, 2020, the Company changed the financial information that was regularly reviewed by the CODM to measure performance and allocate resources. This resulted in six geographically based operating segments: North America, EMEA, Greater China, Japan, Asia- Pacific (ASPAC) and Latin America (LATAM).

In the fiscal fourth quarter ended January 3, 2021, the Company further changed the manner in which the CODM measured performance and allocated resources. This resulted in five geographically based operating segments: Americas, EMEA, Greater China, Japan and ASPAC. The Company’s reportable segments consist of Americas, EMEA, and Greater China. Although the reportable segments provide similar products and services, each one is managed separately to better align with the market dynamics of each geographic region. Japan and ASPAC are immaterial operating segments not considered as reportable segments and are included in “Other.”

Our CEO is the CODM. The CODM evaluates segment profitability using Net revenue and Management EBITDA. Net revenue for geographic segments are generally based on the location of customers and sales through the Company’s operations located in those geographic locations. Management EBITDA for each segment is defined as segment net loss, plus interest expense, income taxes, depreciation and amortization and management adjustments.

Net revenue by segment is as follows:

	Fiscal Year Ended
	January 3, 2021	December 29, 2019	December 30, 2018
Americas	$1,067.3	$1,042.5	$1,041.6
EMEA	240.6	251.5	263.6
Greater China	229.6	242.5	224.3
Other	228.7	265.0	257.8

Net revenue	$1,766.2	$1,801.5	$1,787.3

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

Management EBITDA by segment is as follows:

	Fiscal Year Ended
	January 3, 2021	December 29, 2019	December 30, 2018
Americas	$486.8	$418.4	$420.4
EMEA	50.9	54.9	48.4
Greater China	107.3	118.4	102.5
Other	73.5	88.8	83.3
Corporate(1)	(191.8)	(177.9)	(169.1)

Management EBITDA	$526.7	$502.6	$485.5

(1)

Corporate primarily consists of costs related to executive and staff functions, including certain finance, human resources, manufacturing, and information technology, which benefit the enterprise as a whole. These costs are primarily related to the general management of these functions on a corporate level and the design and development of programs, policies, and procedures that are then implemented in the individual segments, with each segment bearing its own cost of implementation. Our Corporate function also includes debt and stock-based employee compensation expense associated with all employee stock-based awards. In the fiscal year ended January 3, 2021 the Company changed the methodology in which certain manufacturing expenses were allocated between Corporate and the reportable segments. As a result of the change in methodology, the Company has revised the Management EBITDA results by segment for the fiscal years ended December 29, 2019 and December 30, 2018 in order to provide comparable information for all periods presented.

The reconciliation of Management EBITDA is as follows:

	Fiscal Year Ended
	January 3, 2021	December 29, 2019	December 30, 2018
Net loss	$(211.9)	$(156.9)	$(248.8)
Interest expense, net	198.2	231.4	235.6
Depreciation and amortization	325.9	327.5	332.2
(Benefit from) provision for income taxes	(13.4)	(23.9)	31.2
Unrealized foreign currency exchange losses (gains)	63.0	(19.6)	46.5
Stock-based compensation	8.6	18.6	5.9
Restructuring and severance related costs	11.7	36.0	38.3
Tax indemnification expense (income)	31.2	29.2	(13.1)
Debt refinancing costs and loss on extinguishment of debt	12.6	—	20.6
Quotient upfront payment	7.5	—	—
Other adjustments	22.6	35.2	19.4
Management adjustments and realized foreign exchange losses	70.7	25.1	17.7

Management EBITDA	$526.7	$502.6	$485.5

The CODM does not review capital expenditures, total depreciation and amortization or total assets by segment, and therefore this information has been excluded as it does not comprise part of management’s key performance metrics.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

Net revenues by geographic location were as follows:

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
Net revenue
United States	$901.2	$855.1	$859.2
Greater China	229.6	242.5	224.3
Other countries	635.4	703.9	703.8

Total net revenue	$1,766.2	$1,801.5	$1,787.3

Property, plant and equipment, net and Right-of-use assets by geographic location were as follows:

	January 3, 2021	December 29, 2019
Long-lived assets
United States	$507.5	$550.8
United Kingdom	105.6	101.1
Other countries	245.6	236.6

Total long-lived assets	$858.7	$888.5

(20)	Related party transactions

Carlyle

The Company entered into consulting services agreements with Carlyle Investment Management, L.L.C. (“CIM”), pursuant to which the Company pays CIM a fee for advisory, consulting and other services to be provided to the Company. Pursuant to the consulting services agreement, which has an initial term of ten years, the Company pays an annual management fee to CIM of $3.0 million (the “Management Fee”). The Management Fee is payable on a quarterly basis. The Company will also reimburse CIM’s reasonable out-of-pocket expenses incurred in connection with services provided pursuant to the consulting services agreement, and the Company may pay CIM additional fees associated with other future transactions or in consideration of any additional services provided to the Company under the consulting services agreement. During the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018, the Company recorded $3.0 million, $3.1 million and $3.0 million of Management Fee expense and other out-of-pocket expenses, respectively.

During fiscal year 2017, the Company entered into agreements to sell products and provide services to health care diagnostic companies that are portfolio companies of funds affiliated with Carlyle. During the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018 the Company recognized revenues of $3.8 million, $3.5 million and $1.2 million from these affiliates, respectively.

The Company, as part of normal course of business, purchased inventories from health care companies that are affiliated with our officers. During the fiscal years ended January 3, 2021, the Company purchased inventories of $2.4 million.

Portfolio companies of funds affiliated with Carlyle provide IT services to the Company. During the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018 the Company incurred IT service fees of $1.1 million, $0.6 million and $2.6 million, respectively.

Portfolio companies of funds affiliated with Carlyle provide consulting services to the Company. During the fiscal years ended January 3, 2021, December 29, 2019 and December 30, 2018 the Company incurred consulting fees of $1.1 million, $0.8 million and $0.6 million, respectively.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

Other

A pharmacy benefit management organization affiliated with a member of our Board of Directors provides pharmacy services to the Company. During the fiscal year ended December 30, 2018 the Company incurred fees related to pharmacy services provided of $6.3 million. During the fiscal year ended December 29, 2019 the pharmacy benefit management organization was no longer affiliated with the Company.

A pharmacy benefit management organization affiliated with Carlyle started to provide pharmacy services to the Company in fiscal year 2020. During the fiscal year ended January 3, 2021 the Company incurred fees related to pharmacy services of $5.7 million.

(21)	Commitments and contingencies

At times, the entities that carry out the Company’s business are the subject of governmental investigations and various legal actions and claims from governmental agencies and other parties. The outcomes of these matters are not within the Company’s complete control and may not be known for prolonged periods of time. The Company records a liability in the consolidated financial statements for loss contingencies when a loss is known or considered probable and the amount can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. When determining the estimated loss or range of loss, significant judgment is required to estimate the amount and timing of a loss to be recorded. Estimates of probable losses resulting from these matters are inherently difficult to predict.

(22)	Fair value accounting

Fair value of financial instruments

Cash and cash equivalents—The carrying amount of cash equivalents approximates fair value because the original maturity is less than 90 days.

Accounts receivable—The carrying amount of current accounts receivable approximates fair value because of their short outstanding terms. For payments expected from customers over periods longer than one year, receivables have been discounted to reflect the estimated period of time for collection and are presented as a component of “Other assets” in the consolidated balance sheets.

Accounts payable—The carrying amount of accounts payable approximates fair value because of their short outstanding terms.

Short-term borrowings—The carrying amount of short-term borrowings approximates fair value because of their short outstanding terms.

Long-term borrowings—The estimated fair values of long-term borrowings were based on trades as reported by a third party bond pricing service. Due to the infrequency of trades of the Notes and Term Loans, these inputs are considered to be Level 2 inputs. The following table presents the fair value of long-term borrowings:

	January 3, 2021	December 29, 2019
Long-term borrowings:
Dollar Term Loan Facility	$2,627.7	$2,214.2
Euro Term Loan Facility	401.1	—
2028 Notes	710.4	—
2025 Notes	424.0	—
2022 Notes	—	1,293.5

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

(23)	Derivative and other hedging instruments

The Company selectively uses derivative instruments to reduce market risk associated with changes in interest rates and foreign currency. The use of derivatives is intended for hedging purposes only and the Company does not enter into derivative instruments for speculative purposes.

For derivative instruments that are designated and qualify as cash flow hedges, the gain or loss on the derivative is reported as a component of other comprehensive income (OCI) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings.

Interest rate hedging

The Company entered into a series of interest rate cap agreements to hedge our interest rate exposures related to our variable rate borrowings under the Senior Secured Credit Facilities. On July 19, 2019, the Company entered into an interest rate swap agreement, which fixed a portion of the variable interest due on the Company’s variable rate debt on September 27, 2019.

The following table summarizes the interest rate derivative agreements as of January 3, 2021:

Effective date	Expiration date	Interest rate cap amount	Notional amount	Hedge designation
December 31, 2020	December 31, 2023	3.5%	$1,500,000,000	Not designated
June 30, 2017	December 31, 2020	1.8%	$1,500,000,000	Not designated

Effective date	Expiration date	Description	Fixed rate	Floating rate	Notional amount(a)	Hedge description
September 27, 2019	December 31, 2023	Pay fixed, receive float	1.635%	1-month LIBOR rate	$700,000,000	Cash Flow hedge

Effective Date	Expiration Date	Interest Rate Received	Interest Rate Paid	Notional Amount	Hedge Designation
January 27, 2020	February 1, 2025	7.25%	5.548% - 5.556%	$350 million USD swapped to 5.5 billion JPY	Not designated

(a)	The Notional value of this instrument is expected to be $1,500 million in fiscal 2021, $1,000 million in fiscal 2022 and $500 million in fiscal 2023.

During the quarter ended September 29, 2019, the Company de-designated its 3.5% interest rate cap upon entering into the interest rate swap agreement that hedges a portion of the Company’s borrowings under the Senior Secured Credit Facilities. Accordingly, the Company recorded the activity related to the hedge through the date of the de-designation as a cash flow hedge, and subsequently recorded the activity related to the interest rate cap as mark to market, with the impact recorded to other income, net. The impact of the de-designation was not material to the consolidated statement of operations for the fiscal year ended December 29, 2019. As of December 29, 2019, the remaining loss of $9.3 million was included in OCI related to this de-designated hedge and will be amortized to interest expense over the remaining term of the interest rate swap when the hedged transaction affects earnings, of which an immaterial amount was reclassified to earnings in the fiscal year ended January 3, 2021 due to the fact that the underlying instrument was not effective until December 31, 2020.

During the quarter ended April 1, 2018, the Company changed from a 3-month LIBOR index to a 1-month LIBOR index for its Senior Secured Credit Facilities, in accordance with the terms of the agreement. The interest rate caps are based on a 3-month LIBOR index. As the critical terms of the interest rate cap no longer match the hedged transactions, they do not qualify for hedge accounting, which resulted in their de-designation. Accordingly, the Company recorded the activity related

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

to the hedges through the date of the de-designation as cash flow hedges, as well as a $5.3 million gain related to ineffectiveness, which was recorded in interest expense, net, in the consolidated statement of operations for the fiscal year ended December 30, 2018. Subsequent to the de-designation, the Company recorded the activity related to the hedges as mark to market, with the impact recorded to “Other expense (income), net”. As of January 3, 2021 the remaining gain of $8.5 million included in OCI related to the de-designated hedges was reclassified to earnings.

Foreign currency hedging

The Company has currency risk exposures relating primarily to foreign currency denominated monetary assets and liabilities and forecasted foreign currency denominated intercompany and third-party transactions. The Company uses foreign currency forward and option contracts to manage its currency risk exposures. The following table provides details of the foreign currency forward and option contracts outstanding as of January 3, 2021:

Description(a)	Notional amount	Hedge designation
Forward foreign currency contracts	$234.3	Cash Flow Hedge
Forward foreign currency contracts	$46.9	Not designated
Option foreign currency contracts	$—	Not designated

(a)

The Company’s forward currency foreign exchange contracts are denominated primarily in Australian Dollar, Brazilian Real, British Pound, Canadian Dollar, Chilean Peso, Chinese Yuan/Renminbi, Colombian Peso, Euro, Indian Rupee, Japanese Yen, Mexican Peso, Philippine Peso, Swiss Franc and the Thai Baht. The Company’s foreign currency option contracts are denominated in Chinese Yuan/Renminbi (offshore).

The foreign currency forward contracts that qualified and were designated as cash flow hedges are recorded at their fair value as of January 3, 2021 and the unrealized loss of $4.8 million is reported as a component of OCI, all of which is expected to be reclassified to earnings in the next 12 months. Actual gains (losses) upon settlement will be recognized in earnings, within the line item impacted, during the estimated time in which the transactions occur.

Fair value gains and losses of derivative contracts and interest rate derivatives, as determined using Level 2 inputs, that are designated and qualify as cash flow hedges during the fiscal years ended January 3, 2021 and December 29, 2019, are recorded as follows:

Derivatives in cash flow hedging relationships	Amount of loss (gain) recognized in OCI on derivatives	Location of loss reclassified from accumulated OCI into income	Amount of loss (gain) reclassified from accumulated OCI into income
Fiscal year ended January 3, 2021
Foreign currency forward contracts	$2.3	Cost of Revenue	$(5.3)
Interest rate derivatives	47.1	Interest expense	(1.0)
Fiscal year ended December 29, 2019
Foreign currency forward contracts	$(3.1)	Cost of Revenue	$(1.0)
Interest rate derivatives	9.8	Interest expense	(7.8)

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

The following table presents the effect of the Company’s derivative instruments on the statements of operations and comprehensive loss:

	Fiscal year ended January 3, 2021		Fiscal year ended December 29, 2019
	Interest expense	Cost of revenue	Interest expense	Cost of revenue
Total amounts of financial statement line item presented in the statements of operations and comprehensive loss in which the effects of cash flow hedges are recorded	$198.2	$908.2	$231.4	$922.4
The effects of cash flow hedging
Loss (Gain) on cash flow hedging relationships:
Foreign currency forward contracts
Amount of loss (gain) reclassified from accumulated OCI into income	N/A	$(5.3)	N/A	$(1.0)
Amount reclassified from accumulated OCI into income due to a forecast transaction that is no longer probable of occurring	N/A	$—	N/A	$—
Interest Rate Derivatives
Amount of loss (gain) reclassified from accumulated OCI into income	$(1.0)	N/A	$(7.8)	N/A
Amount excluded from the assessment of effectiveness recognized in earnings based on changes in fair value	$—	N/A	$—	N/A

Fair value gains and losses of derivative contracts, as determined using Level 2 inputs, that do not qualify for hedge accounting treatment are recorded in earnings as follows:

		Fiscal year ended
Derivatives not designated as hedging instruments under ASC 815	Location of (gain) loss recognized in earnings on derivatives	January 3, 2021	December 29, 2019	December 30, 2018
Interest rate cap derivatives	Other expense, net	$1.5	$16.0	$2.7
Foreign currency derivatives	Other expense, net	(2.1)	(1.8)	0.1
Cross currency swaps	Other expense, net	6.0	—	—

The following table presents the location and fair values using Level 2 inputs of derivative instruments that qualify and have been designated as cash flow hedges included in the consolidated balance sheet:

	January 3, 2021	December 29, 2019
Interest rate derivatives:
Accrued liabilities	$0.1	$—
Other long-term liabilities	44.1	4.4
Foreign currency forward contracts:
Other current assets	4.2	6.8
Accrued liabilities	10.0	4.0

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

The following table presents the location and fair values using Level 2 inputs of derivative instruments that have not been designated as hedges included in the consolidated balance sheet:

	January 3, 2021	December 29, 2019
Interest rate cap derivatives:
Accrued liabilities	$0.1	$2.3
Other long-term liabilities	11.1	10.4
Foreign currency derivative contracts:
Other current assets	0.3	1.5
Accrued liabilities	0.1	0.5
Cross currency swaps
Other current assets	2.0	—
Other long-term liabilities	10.8	—

(24)	Accumulated other comprehensive loss

The following table summarizes the changes in accumulated other comprehensive income (loss) (“AOCI”), net of tax:

	Pension and other postemployment benefits	Foreign currency derivatives	Interest rate cap derivatives	Unrealized foreign currency translation adjustments	Accumulated other comprehensive loss
Balance at December 31, 2017	$(8.8)	$(2.0)	$7.7	$(42.4)	$(45.5)
Current period deferrals	1.1	2.0	6.9	(21.2)	(11.2)
Amounts reclassified to net loss	6.7	0.6	(2.8)	—	4.5

Net change	7.8	2.6	4.1	(21.2)	(6.7)

Balance at December 30, 2018	(1.0)	0.6	11.8	(63.6)	(52.2)
Current period deferrals	(2.3)	3.1	(9.6)	(0.9)	(9.7)
Amounts reclassified to net loss	(1.0)	(1.0)	(7.8)	—	(9.8)
Cumulative effect of change in accounting standard	—	—	(0.2)	—	(0.2)

Net change	(3.3)	2.1	(17.6)	(0.9)	(19.7)

Balance at December 29, 2019	(4.3)	2.7	(5.8)	(64.5)	(71.9)
Current period deferrals	(0.1)	(2.3)	(47.1)	59.4	9.9
Amounts reclassified to net loss	(0.1)	(5.3)	(1.0)	—	(6.4)

Net change	(0.2)	(7.6)	(48.1)	59.4	3.5

Balance at January 3, 2021	$(4.5)	$(4.9)	$(53.9)	$(5.1)	$(68.4)

Amounts reclassified to net loss for the fiscal year ended December 30, 2018 included the release of AOCI related to the U.S. retiree health care reimbursement plan curtailment of $7.5 million. See further discussion of the AOCI related to pension and other postemployment benefits and the U.S. retiree health care reimbursement plan curtailment in Note 14—Long-Term Employee Benefits.

The income tax related to the change in pension and other postemployment benefits for the fiscal year ended January 3, 2021, December 29, 2019 and December 30, 2018 was immaterial. Foreign currency translation is not adjusted for income taxes relating to permanent investments in foreign subsidiaries.

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

(25)	Financial Information of Registrant (Parent Company Only)

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

(Parent Company Only)

Statements of operations and comprehensive loss

(In millions)

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
Equity in loss of subsidiaries	$(211.9)	$(156.9)	$(248.8)

Net loss	(211.9)	(156.9)	(248.8)
Equity in other comprehensive (loss) income of subsidiaries	4.2	(19.7)	(6.7)

Total comprehensive loss	$(207.7)	$(176.6)	$(255.5)

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

(Parent Company Only)

Balance sheets

(In millions, except share and per share data)

	January 3, 2021	December 29, 2019
Assets
Current assets:
Cash and cash equivalents	$1.8	$—
Receivables from subsidiaries	0.2	0.2
Loans receivable from subsidiaries	3.2	3.2

Total assets	$5.2	$3.4

Liabilities and Stockholders’ Equity (Deficit)
Payables to subsidiaries	0.8	0.8
Investments in subsidiaries	1,015.2	815.4

Total liabilities	1,016.0	816.2

Common stock, $0.00001 par, 1,000,000,000 shares authorized, 146,437,574 and 146,437,574 shares issued and outstanding as of January 3, 2021 and December 29, 2019, respectively	—	—
Additional paid-in capital	975.1	964.7
Accumulated deficit	(1,985.9)	(1,777.5)

Total stockholders’ deficit	(1,010.8)	(812.8)

Total liabilities and stockholders’ deficit	$5.2	$3.4

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

(Parent Company Only)

Statements of cash flows

(In million)

	Fiscal year ended
	January 3, 2021	December 29, 2019	December 30, 2018
Cash Flows from Operating activities:
Net loss	$(211.9)	$(156.9)	$(248.8)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Equity loss in subsidiaries	211.9	156.9	248.8
Changes in operating assets and liabilities:	—	—	—

Cash used in operating activities	—	—	—

Cash Flows from Investing activities:
Loans to subsidiaries	—	(3.3)	—

Cash used in investing activities	—	(3.3)	—

Cash Flows from Financing activities:
Proceeds from exercise of stock options	1.8	—	0.2
Repurchase of common stock	—	(0.3)	(0.5)

Cash provided (used in) by financing activities	1.8	(0.3)	(0.3)

Effect of exchange rate changes on cash	—	—	—

Increase (decrease) in cash, cash equivalents and restricted cash	1.8	(3.6)	(0.3)
Cash, cash equivalents and restricted cash at beginning of year	—	3.6	3.9

Cash, cash equivalents and restricted cash at end of year	$1.8	$—	$3.6

Ortho Clinical Diagnostics Holdings plc (formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd.)

Notes to Consolidated Financial Statements

January 3, 2021

(Dollars in millions, unless otherwise stated)

Note to Registrant’s Condensed Financial Statements (Parent Company Only)

Basis of Presentation

These condensed Ortho Clinical Diagnostics Holdings plc (“Ortho” or “Parent Company”) only financial statements have been prepared in accordance with Rule 12-04 of Regulation S-X, as the restricted net assets of the subsidiaries of the Parent Company exceed 25% of the consolidated net assets of the Parent Company as stipulated by Rule 5-04, Section I from Regulation S-X. The ability of the Parent Company’s operating subsidiaries to pay dividends is restricted due to the terms of the subsidiaries’ Credit Agreement and indentures as defined in Note 9, “Borrowings,” to the consolidated financial statements.

UK Holdco is a holding company that conducts substantially all of its business operations through its subsidiaries. These condensed Parent Company only financial statements have been prepared using the same accounting principles and policies described in the notes to the consolidated financial statements, with the only exception being that the Parent Company accounts for investments in its subsidiaries using the equity method. These condensed financial statements should be read in conjunction with the consolidated financial statements and related notes thereto.

(26)	Unaudited quarterly financial information

Unaudited financial results by quarter for the fiscal year ended January 3, 2021 and for the fiscal year ended December 29, 2019 are summarized below:

	Fiscal quarter ended
($ in millions, except per share data)	March 29, 2020	June 28, 2020	September 27, 2020	January 3, 2021
Net revenue	$408.0	$390.5	$451.1	$516.6
Gross profit	194.8	187.6	217.0	258.6
Income from operations	11.9	15.3	20.7	40.4
Net loss	(101.2)	(41.3)	(28.5)	(40.9)
Basic and diluted net loss per common share	$(0.69)	$(0.28)	$(0.20)	$(0.28)

	Fiscal quarter ended
($ in millions, except per share data)	March 31, 2019	June 30, 2019	September 29, 2019	December 29, 2019
Net revenue	$420.9	$453.7	$453.2	$473.7
Gross profit	204.5	218.2	221.1	235.3
Income from operations	0.0	27.7	27.5	30.3
Net income (loss)	(55.0)	(51.4)	(52.1)	1.6
Basic and diluted net income (loss) per common share	$(0.38)	$(0.35)	$(0.36)	$0.01

Ortho Clinical Diagnostics Holdings plc

Consolidated Statements of Operations

(Unaudited)

(In millions, except per share data)

	Fiscal Quarter Ended		Fiscal Nine Months Ended
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Net revenue	$522.5	$451.1	$1,521.8	$1,249.6
Cost of revenue, excluding amortization of intangible assets	252.4	234.1	748.7	650.2

Gross profit	270.1	217.0	773.1	599.4
Selling, marketing and administrative expenses	140.9	121.0	411.0	347.9
Research and development expense	32.1	32.7	91.3	82.1
Amortization of intangible assets	33.3	33.1	100.3	98.7
Other operating expense, net	9.8	9.5	27.7	22.8

Income from operations	54.0	20.7	142.8	47.9
Interest expense, net	36.1	48.9	112.5	148.6
Tax indemnification (income) expense, net	(0.2)	16.5	(0.6)	11.6
Other (income) expense, net	(2.6)	(5.9)	50.8	61.1

Income (loss) before income taxes	20.7	(38.8)	(20.0)	(173.4)
Provision for (benefit from) income taxes	6.0	(10.3)	24.4	(2.4)

Net income (loss)	$14.7	$(28.5)	$(44.4)	$(171.0)

Basic net income (loss) per ordinary share	$0.06	$(0.20)	$(0.20)	$(1.17)
Basic weighted-average ordinary shares outstanding	235.6	146.4	225.4	146.4
Diluted net income (loss) per ordinary share	$0.06	$(0.20)	$(0.20)	$(1.17)
Diluted weighted-average ordinary shares outstanding	242.8	146.4	225.4	146.4

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Ortho Clinical Diagnostics Holdings plc

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

(In millions)

	Fiscal Quarter Ended		Fiscal Nine Months Ended
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Net income (loss)	$14.7	$(28.5)	$(44.4)	$(171.0)
Other comprehensive income (loss), before tax:
Foreign currency derivatives	2.1	(3.5)	6.4	(2.3)
Interest rate derivatives	5.9	1.0	22.7	(49.0)
Foreign currency translation adjustments	(13.9)	8.1	(21.7)	1.7

Other comprehensive income (loss), before tax	(5.9)	5.6	7.5	(49.6)
Income tax provision related to items of other comprehensive income (loss)	—	—	—	—

Other comprehensive income (loss), net of tax	(5.9)	5.6	7.5	(49.6)

Comprehensive income (loss)	$8.7	$(22.9)	$(36.9)	$(220.6)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Ortho Clinical Diagnostics Holdings plc

Consolidated Balance Sheets

(Unaudited)

(In millions, except share and per share data)

	October 3, 2021	January 3, 2021
Assets
Current assets:
Cash and cash equivalents	$255.9	$132.8
Accounts receivable (net of allowance for credit losses of $9.7 and $9.8, respectively)	237.8	318.7
Inventories	308.3	278.7
Other current assets	141.8	127.0

Total current assets	943.8	857.2
Property, plant and equipment, net	782.6	832.0
Goodwill	570.8	580.1
Intangible assets, net	912.5	1,016.7
Deferred income taxes	7.1	8.0
Other assets	93.0	107.5

Total assets	$3,309.9	$3,401.5

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$139.3	$146.2
Accrued liabilities	251.5	284.7
Deferred revenue	32.6	35.5
Current portion of borrowings	64.4	160.0

Total current liabilities	487.7	626.4
Long-term borrowings	2,206.9	3,558.5
Employee-related obligations	39.9	39.3
Other liabilities	94.2	120.8
Deferred income taxes	84.4	67.3

Total liabilities	2,913.0	4,412.3

Commitments and contingencies (Note 15)
Shareholders’ Equity (Deficit):
Preferred redeemable shares, $1.39 nominal value per share, 50,000 and no shares issued and outstanding as of October 3, 2021 and January 3, 2021, respectively	0.1	—
Ordinary shares, $0.00001 par, 1,000,000,000 shares authorized, 236,679,437 and 147,295,511 shares issued and outstanding as of October 3, 2021 and January 3, 2021, respectively	—	—
Additional paid-in capital	2,419.7	975.1
Accumulated deficit	(1,961.9)	(1,917.5)
Accumulated other comprehensive loss	(61.0)	(68.4)

Total shareholders’ equity (deficit)	396.9	(1,010.8)

Total liabilities and shareholders’ equity (deficit)	$3,309.9	$3,401.5

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Ortho Clinical Diagnostics Holdings plc

Consolidated Statements of Changes in Shareholders’ Equity (Deficit)

(Unaudited)

(In millions, except share data)

	Ordinary shares issued	Ordinary share par value	Preferred redeemable shares issued	Preferred redeemable shares par value	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total
Balance as of July 4, 2021	234,921,002	$—	50,000	$0.1	$2,407.0	$(1,976.6)	$(54.9)	$375.6
Net income	—	—	—	—	—	14.7	—	14.7
Exercise of stock options	1,436,782	—	—	—	7.6	—	—	7.6
Restricted stock units vested, net of shares withheld for taxes	321,653	—	—	—	—	—	—	—
Recognition of stock-based compensation	—	—	—	—	5.1	—	—	5.1
Foreign currency derivatives, net of tax of $0.0	—	—	—	—	—	—	2.1	2.1
Interest rate derivatives, net of tax of $0.0	—	—	—	—	—	—	5.9	5.9
Foreign currency translation adjustments	—	—	—	—	—	—	(13.9)	(13.9)

Balance as of October 3, 2021	236,679,437	$—	50,000	$0.1	$2,419.7	$(1,961.9)	$(61.0)	$396.9

	Ordinary shares issued	Ordinary share par value	Preferred redeemable shares issued	Preferred redeemable shares par value	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total
Balance as of June 28, 2020	146,560,341	$—	—	$—	$968.7	$(1,848.1)	$(127.1)	$(1,006.5)
Net loss	—	—	—	—	—	(28.5)	—	(28.5)
Exercise of stock options	21,394	—	—	—	—	—	—	—
Restricted stock grant, net of shares retained for taxes	2,831	—	—	—	—	—	—	—
Recognition of stock-based compensation	—	—	—	—	2.4	—	—	2.4
Foreign currency derivatives, net of tax of $0.0	—	—	—	—	—	—	(3.5)	(3.5)
Interest rate derivatives, net of tax of $0.0	—	—	—	—	—	—	1.0	1.0
Foreign currency translation adjustments	—	—	—	—	—	—	8.1	8.1

Balance as of September 27, 2020	146,584,566	$—	—	$—	$971.1	$(1,876.6)	$(121.5)	$(1,027.0)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Ortho Clinical Diagnostics Holdings plc

Consolidated Statements of Changes in Shareholders’ Equity (Deficit)

(Unaudited)

(In millions, except share data)

	Ordinary shares issued	Ordinary share par value	Preferred redeemable shares issued	Preferred redeemable shares par value	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total
Balance as of January 3, 2021	147,295,511	$—	—	$—	$975.1	$(1,917.5)	$(68.4)	$(1,010.8)
Net loss	—	—	—	—	—	(44.4)	—	(44.4)
Issuance of ordinary shares upon completion of initial public offering, net of commissions, underwriting discounts and offering costs	87,400,000	—	—	—	1,415.2	—	—	1,415.2
Issuance of incorporation shares consisting of ordinary share and preferred redeemable shares	1	—	50,000	0.1	—	—	—	0.1
Exercise of stock options	1,662,272	—	—	—	9.9	—	—	9.9
Restricted stock units vested, net of shares withheld for taxes	321,653	—	—	—	—	—	—	—
Recognition of stock-based compensation	—	—	—	—	19.6	—	—	19.6
Foreign currency derivatives, net of tax of $0.0	—	—	—	—	—	—	6.4	6.4
Interest rate derivatives, net of tax of $0.0	—	—	—	—	—	—	22.7	22.7
Foreign currency translation adjustments	—	—	—	—	—	—	(21.7)	(21.7)

Balance as of October 3, 2021	236,679,437	$—	50,000	$0.1	$2,419.7	$(1,961.9)	$(61.0)	$396.9

	Ordinary shares issued	Ordinary share par value	Preferred redeemable shares issued	Preferred redeemable shares par value	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total
Balance as of December 29, 2019	146,437,574	$—	—	$—	$964.7	$(1,705.6)	$(71.9)	$(812.8)
Net loss	—	—	—	—	—	(171.0)	—	(171.0)
Exercise of stock options	144,161	—	—	—	0.2	—	—	0.2
Restricted stock grant, net of shares retained for taxes	2,831	—	—	—	—	—	—	—
Recognition of stock-based compensation	—	—	—	—	6.2	—	—	6.2
Foreign currency derivatives, net of tax of $0.0	—	—	—	—	—	—	(2.3)	(2.3)
Interest rate derivatives, net of tax of $0.0	—	—	—	—	—	—	(49.0)	(49.0)
Foreign currency translation adjustments	—	—	—	—	—	—	1.7	1.7

Balance as of September 27, 2020	146,584,566	$—	—	$—	$971.1	$(1,876.6)	$(121.5)	$(1,027.0)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Ortho Clinical Diagnostics Holdings plc

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in millions)

	Fiscal Nine Months Ended
	October 3, 2021	September 27, 2020
Cash Flows from Operating Activities:
Net loss	$(44.4)	$(171.0)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	246.6	239.6
Unrealized foreign exchange (gains) losses, net	(18.2)	51.1
Loss on extinguishment of debt	50.3	12.6
Amortization of deferred financing costs and original issue discount	6.5	8.0
Stock-based compensation	19.6	6.2
Deferred tax provision	18.6	4.3
Change in allowance for credit losses	1.2	1.4
Other, net	(9.7)	1.4
Changes in operating assets and liabilities:
Accounts receivable	73.7	34.5
Inventories	(117.3)	(126.9)
Other current and non-current assets	(14.4)	(27.6)
Accounts payable and accrued liabilities	(28.9)	(75.8)
Deferred revenue	(2.7)	(9.3)
Other current and non-current liabilities	7.3	2.9

Cash provided by (used in) operating activities	188.2	(48.6)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(27.2)	(28.4)
Proceeds from cross currency swaps	15.2	2.7
Milestone payments and other, net	0.2	(1.8)

Cash used in investing activities	(11.7)	(27.5)

Cash Flows from Financing Activities:
Proceeds from initial public offering	1,426.4	—
Payment of initial public offering costs	(9.2)	—
Proceeds from long-term borrowings	—	1,421.0
Payments on long-term borrowings	(1,407.9)	(1,347.7)
Payments on short-term borrowings, net	(81.1)	(2.2)
Proceeds from exercise of stock options	9.9	0.2

Cash (used in) provided by financing activities	(61.9)	71.3

Effect of exchange rate changes on cash	(1.0)	0.5

Increase (decrease) in cash, cash equivalents and restricted cash	113.5	(4.3)
Cash, cash equivalents and restricted cash at beginning of period	144.2	84.0

Cash, cash equivalents and restricted cash at end of period	$257.7	$79.7

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Ortho Clinical Diagnostics Holdings plc

Notes to unaudited consolidated financial statements

October 3, 2021

(Dollars in millions, unless otherwise stated)

(1) General and description of the business

Ortho Clinical Diagnostics Holdings plc (“UK Holdco”), formerly known as Ortho-Clinical Diagnostics Bermuda Co. Ltd. (“Bermuda Holdco”), is a public limited company incorporated under the laws of England and Wales. UK Holdco became the new holding company of Bermuda Holdco and its subsidiaries and upon incorporation, UK Holdco had an initial share capital of one ordinary share and 50,000 preferred redeemable shares (“Incorporation Shares”). On January 25, 2021, The Carlyle Group L.P. (“Carlyle”), and all other shareholders of Bermuda Holdco contributed all of their outstanding equity interests in Bermuda Holdco to UK Holdco in exchange for ordinary shares of UK Holdco on a 1-for-1 basis (“Reorganization Transactions”).

UK Holdco is a holding company with no business operations or assets other than cash, intercompany receivables, miscellaneous administrative costs and guarantees of certain obligations of Ortho-Clinical Diagnostics, Inc. (“Ortho U.S.”) and 100% of its ownership interest of Ortho-Clinical Diagnostics Holdings Luxembourg S.à r.l., which itself is a holding company with no operations or assets other than cash, intercompany receivables, miscellaneous administrative costs and its ownership of 100% of the capital stock of Ortho-Clinical Diagnostics S.A. (“LuxCo”). LuxCo, together with its indirect wholly owned subsidiary, Ortho U.S., are co-borrowers under the Senior Secured Credit Facilities and co-issuers of the Notes (each as defined in Note 7). UK Holdco’s global operations are conducted by indirect wholly owned subsidiaries. The terms “we”, “us”, “our”, “its”, and the “Company” refer to UK Holdco and its consolidated subsidiaries after giving effect to the Reorganization Transactions.

The Company is a leading global provider of in-vitro diagnostics (“IVD”) solutions to the clinical laboratory and transfusion medicine communities. The Company maintains a commercial presence in more than 130 countries and territories. The Company’s instruments, assays, reagents and other consumables are used in hospitals, laboratories, clinics, blood banks and donor centers worldwide. The Company is globally operated with manufacturing facilities in the United States (“U.S.”) and the United Kingdom (“U.K.”) and with sales centers, administrative offices and warehouses located throughout the world.

Both the Company’s domestic and international operations have been and continue to be affected by the ongoing global pandemic of a novel strain of coronavirus (“COVID-19”) and the resulting volatility and uncertainty it has caused in the U.S. and international markets. The Company has a direct commercial presence in more than 30 countries, including many of the regions most impacted by the COVID-19 pandemic. A decrease in shipments to the Company’s customers began to occur during the fiscal quarter ended June 28, 2020 in many countries, including the U.S. As a result, during the fiscal year ended January 3, 2021, the Company experienced decreased revenues and incurred idle or underutilized facilities costs, higher freight and higher distribution costs compared to the periods prior to the pandemic. During the fiscal quarter ended January 3, 2021, the Company started to experience a recovery in the base business of its core revenue, which continued through the fiscal nine months ended October 3, 2021. During the same period, the Company also continued to experience higher distribution costs due to higher shipping rates as a result of the COVID-19 pandemic.

During the fiscal quarter ended April 4, 2021, the Company completed its initial public offering (“IPO”) of ordinary shares at a price of $17.00 per share. The Company issued and sold 87,400,000 ordinary shares in the IPO, including 11,400,000 ordinary shares issued pursuant to the full exercise of the underwriters’ option to purchase additional shares. The ordinary shares sold in the IPO were registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to a Registration Statement on Form S-1, which was declared effective by the Securities and Exchange Commission (“SEC”) on January 29, 2021. The offering generated net proceeds of $1,426.4 million after deducting underwriting discounts and commissions.

The Company used a portion of the net proceeds from the IPO (i) to redeem $160.0 million of its 2025 Notes (as defined in Note 7), plus accrued interest thereon and $11.8 million of redemption premium, (ii) to redeem $270.0 million of its 2028 Notes (as defined in Note 7), plus accrued interest thereon and $19.6 million of redemption premium, (iii) to repay $892.7 million in aggregate principal amount of borrowings under its Dollar Term Loan Facility (as defined in Note 7) and (iv) for working capital and general corporate purposes.

Ortho Clinical Diagnostics Holdings plc

Notes to unaudited consolidated financial statements

October 3, 2021

(Dollars in millions, unless otherwise stated)

In September 2021, the Company completed an underwritten secondary offering (the “Secondary Offering”) of 25.3 million ordinary shares held by a selling shareholder affiliated with Carlyle, including 3.3 million ordinary shares pursuant to the full exercise of the underwriters’ option to purchase additional shares. The ordinary shares sold in the Secondary Offering were registered under the Securities Act pursuant to a Registration Statement on Form S-1, which was declared effective by the SEC on September 9, 2021. The Company did not offer any ordinary shares in this transaction and did not receive any proceeds from the sale of the ordinary shares by the selling shareholder. The Company incurred costs of $1.1 million in relation to the Secondary Offering for the three and nine months ended October 3, 2021, which were recorded in selling, marketing and administrative expenses in the unaudited consolidated statement of operations.

These unaudited consolidated financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. As shown in the unaudited consolidated financial statements, the Company has total Cash and cash equivalents of $255.9 million and an Accumulated deficit of $1,961.9 million as of October 3, 2021. The Company reported a Net loss of $44.4 million and Cash provided by operating activities of $188.2 million during the fiscal nine months ended October 3, 2021. The Company’s primary future cash needs will be to meet debt service requirements, working capital needs and capital expenditures. Management is required to evaluate whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements are issued and, if so, disclose that fact.

The Company’s debt agreements contain various covenants that may restrict the Company’s ability to borrow on available credit facilities and future financing arrangements and require the Company to remain below a specific credit coverage threshold. The Company’s Credit Agreement (as defined in Note 7) has a financial covenant referred to as the First Lien Net Leverage Ratio, (as defined in the Credit Agreement, not to exceed 5.5-to-1, subject to a 50 basis point step-down on September 30, 2022) that is tested when borrowings and letters of credit issued under the Revolving Credit Facility (as defined in Note 7) exceed 30% of the committed amount at any period end reporting date. Under the terms of the Credit Agreement, during the fiscal quarter ended July 4, 2021, the Company achieved a 50 basis point step-down on the interest rate on its Senior Secured Credit Facilities (as defined in Note 7) as a result of meeting its First Lien Net Leverage Ratio targets. As of October 3, 2021, the Company had no outstanding borrowings under its Revolving Credit Facility and letters of credit issued under the Revolving Credit Facility totaled $45.0 million. As of October 3, 2021, the Company was in compliance with the financial covenant. In the event the Company does not comply with the financial covenant of the Revolving Credit Facility, the lenders will have the right to call on all of the borrowings under the Revolving Credit Facility. If the lenders on the Revolving Credit Facility terminate their commitments and accelerate the loans, this would become a cross default to other material indebtedness.

The Company evaluated its liquidity position and ability to comply with financial covenants in its Revolving Credit Facility as of the date of the issuance of these unaudited consolidated financial statements. Based on this evaluation, management believes that the Company’s financial position, Cash provided by operating activities combined with Cash and cash equivalents, and borrowing capacity available under its Revolving Credit Facility, will be sufficient to fund its current obligations, capital spending, debt service requirements and working capital requirements for a period of at least the next 12 months from the issuance of these unaudited consolidated financial statements.

Should it become necessary, the Company may seek to raise additional capital within the next 12 months through borrowings on credit facilities, other financing activities and/or the public or private sale of equity securities. The Company may also need to control discretionary spending, which could impact its planned general and administrative, research and development, or capital spend in an effort to provide sufficient funds to continue its operations or maintain compliance with the financial covenants, and the Company may be subject to adverse business conditions due to the global COVID-19 pandemic, all of which could adversely affect the Company’s business.

(2) Basis of presentation of the unaudited consolidated financial statements

These unaudited consolidated financial statements for the Company include the accounts of UK Holdco and its subsidiaries. All intercompany accounts and transactions have been eliminated. These unaudited consolidated financial

Ortho Clinical Diagnostics Holdings plc

Notes to unaudited consolidated financial statements

October 3, 2021

(Dollars in millions, unless otherwise stated)

statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and Regulation S-X. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been included. Results for the fiscal quarter and nine months ended October 3, 2021 should not be considered indicative of results for the fiscal year ending January 2, 2022. These unaudited consolidated financial statements do not represent complete financial statements and should be read in conjunction with the Company’s audited consolidated financial statements and footnotes thereto for the fiscal year ended January 3, 2021 in the Company’s most recent Annual Report on Form 10-K.

The Company follows the concept of a fiscal year which ends on the Sunday nearest to the end of the month of December, and fiscal quarters which end on the Sunday nearest to the end of the months of March, June, and September. Each fiscal quarter presented in this Quarterly Report on Form 10-Q consists of 13 weeks.

Amounts reported in millions have been calculated based on underlying, unrounded amounts. Amounts presented in tables may not total due to rounding. Percentages have been calculated using underlying, unrounded amounts.

Stock Split

On January 18, 2021, the Company approved an issuance of 54,860,691 shares, or an additional 0.5934 share for each existing share, which effected a 1.5934-for-1 stock split of its ordinary shares. All references to share and per share amounts in the Company’s unaudited consolidated financial statements have been retrospectively revised to reflect the stock split.

(3) Recent accounting pronouncements

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which enhances and simplifies various aspects of the income tax accounting guidance related to intra period tax allocations, interim period accounting for enacted changes in tax law, and the year-to-date loss limitation in interim period tax accounting. The Company adopted this guidance on January 4, 2021 and the adoption did not have a material impact on the Company’s unaudited consolidated financial statements.

In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, which clarifies that certain optional expedients and exceptions in Topic 848 apply to derivative instruments that use an interest rate for margining, discounting, or contract price alignment that is modified as a result of reference rate reform. The guidance in ASU 2021-01 is optional and may be elected over time as reference rate reform activities occur. The optional amendments can be applied on a full retrospective basis as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or on a prospective basis to new modifications from any date within an interim period that includes or is subsequent to the date of the issuance of a final update, up to the date that financial statements are available to be issued. The guidance is not currently applicable to the Company. In a future period, the Company may apply elections and evaluate the impact of adoption, as applicable.

In July 2021, the FASB issued ASU 2021-05, Leases (Topic 842): Lessors—Certain Leases with Variable Lease Payments, which amends the accounting for lease contracts that have variable lease payments that do not depend on a reference index or rate, and which would have resulted in the recognition of a loss at lease commencement if classified as a sales-type or direct financing lease. Upon adoption, lessors will classify and account for leases with variable payments that do not depend on a reference index or rate as an operating lease if the lease would have been classified as a sales-type or direct financing lease, and if the lessor would have otherwise recognized a loss at lease commencement. The guidance in ASU 2021-05 is effective for fiscal years beginning after December 15, 2021 and can be applied either prospectively or retrospectively for reporting entities that have adopted Topic 842 prior to the issuance date of this amendment. The Company is currently evaluating the impact that adoption of this guidance will have on its consolidated financial statements.

Ortho Clinical Diagnostics Holdings plc

Notes to unaudited consolidated financial statements

October 3, 2021

(Dollars in millions, unless otherwise stated)

(4) Net income (loss) per share

Basic net income (loss) per ordinary share is based on the weighted-average number of ordinary shares outstanding during the period. Diluted net income (loss) per ordinary share is based on the weighted-average number of ordinary shares and ordinary share equivalents, calculated using the treasury stock method, outstanding during the period. The Company excludes potential ordinary share equivalents from the calculation if the effect would be anti-dilutive. For each period specified below, the Company incurred a Net loss, except for fiscal quarter ended October 3, 2021, in which the Company reported Net income. For the periods in which the Company incurred a Net loss, it excluded potential ordinary share equivalents from the calculations of Diluted net loss per ordinary share because the effect was anti-dilutive. The weighted-average number of ordinary shares used in the computation of basic and diluted net income (loss) per share were as follows:

	Fiscal Quarter Ended		Fiscal Nine Months Ended
(In millions)	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Basic weighted-average ordinary shares outstanding	235.6	146.4	225.4	146.4
Effect of stock options, unvested restricted shares and restricted stock units	7.2	—	—	—

Diluted weighted-average ordinary shares	242.8	146.4	225.4	146.4

The following table provides the total outstanding ordinary share equivalents, unaffected by the treasury stock method weighted-average calculation, as of the end of each period below:

	Fiscal Quarter Ended		Fiscal Nine Months Ended
(In millions)	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Stock options	13.9	16.2	13.9	16.2
Unvested restricted shares and restricted stock units	0.6	0.3	0.6	0.3

	14.5	16.5	14.5	16.5

(5) Revenue

Contract balances

Timing of revenue recognition may differ from timing of invoicing to customers. The Company records an asset when revenue is recognized prior to invoicing a customer (“contract asset”). Contract assets are included within Other current assets or Other assets in the Company’s unaudited consolidated balance sheet and are transferred to accounts receivable when the right to payment becomes unconditional. The balance of Contract assets recorded in the Company’s consolidated balance sheets were as follows:

	October 3, 2021	January 3, 2021
Other current assets	$47.8	$40.4
Other assets	0.8	2.4

Total contract assets	$48.7	$42.8

The contract asset balance consists of the following components:

•

A customer supply agreement under which the difference between the timing of invoicing and revenue recognition resulted in a contract asset of $12.7 million and $15.1 million as of October 3, 2021 and January 3, 2021, respectively, of which $0.8 million and $2.4 million were recorded in Other assets as of October 3, 2021 and January 3, 2021 respectively.

Ortho Clinical Diagnostics Holdings plc

Notes to unaudited consolidated financial statements

October 3, 2021

(Dollars in millions, unless otherwise stated)

•

Contractual arrangements with certain customers under which the Company invoices the customers based on reportable results generated by its reagents; however, control of the goods transfers to the customers upon shipment or delivery of the products, as determined under the terms of the contract. Using the expected value method, the Company estimates the number of reagents that will generate a reportable result. The Company records the revenue upon shipment and an associated contract asset, and relieves the contract asset upon completion of the invoicing. The balance of the contract asset related to these arrangements was $36.0 million and $24.3 million as of October 3, 2021 and January 3, 2021, respectively.

•

One of the Company’s contract manufacturing agreements that recognizes revenue as the products are manufactured. The balance of the contract asset related to this arrangement was immaterial as of October 3, 2021 and $3.4 million as of January 3, 2021.

The Company reviews contract assets for expected credit losses resulting from the collectability of customer accounts. Expected losses are established based on historical losses, customer mix and credit policies, current economic conditions in customers’ country or industry, and expectations associated with reasonable and supportable forecasts. No credit losses related to contract assets were recognized during the fiscal quarter and nine months ended October 3, 2021 and September 27, 2020, respectively.

The Company recognizes a contract liability when a customer pays an invoice prior to the Company transferring control of the goods or services (“contract liabilities”). The Company’s contract liabilities consist of deferred revenue primarily related to customer service contracts. The Company classifies deferred revenue as current or noncurrent based on the timing of the transfer of control or performance of the service. The balance of the Company’s current deferred revenue was $32.6 million and $35.5 million as of October 3, 2021 and January 3, 2021, respectively. The Company has one arrangement with a customer where the revenue is expected to be recognized beyond one year. The balance of the deferred revenue included in long-term liabilities was $5.8 million and $6.6 million as of October 3, 2021 and January 3, 2021, respectively, and was included in Other liabilities in the unaudited consolidated balance sheets. The amount of deferred revenue as of January 3, 2021 that was recorded in Net revenue during the fiscal nine months ended October 3, 2021 was $31.3 million.

Disaggregation of revenue

The Company generates product revenue in the following lines of business:

•	Clinical Laboratories—Focused on clinical chemistry and immunoassay instruments and tests to detect and monitor disease progression across a broad spectrum of therapeutic areas.

•

Transfusion Medicine—Focused on (i) immunohematology instruments and tests used for blood typing to ensure patient-donor compatibility in blood transfusions, and (ii) donor screening instruments and tests used for blood and plasma screening for infectious diseases for customers primarily in the United States.

•	Other Product Revenue—Includes revenues primarily from contract manufacturing.

The Company also enters into collaboration and license agreements pursuant to which the Company derives collaboration and royalty revenues. During the fiscal quarter ended October 3, 2021, the Company received an award of $8.5 million in connection with an arbitration proceeding related to one of its collaboration agreements, which was recorded in Net revenue. During the fiscal quarter ended September 27, 2020, the Company entered into two agreements with the Biomedical Advanced Research and Development Authority (“BARDA”), a division of the U.S. Department of Health and Human Services (“HHS”), for two awards of up to $13.6 million to develop and submit Emergency Use Authorizations and 510(k) applications to the U.S. Food and Drug Administration (“FDA”) for its COVID-19 antigen and antibody tests, respectively. An additional award was granted to the Company on April 16, 2021 for an amount up to $3.6 million to submit a 510(k) application for its COVID-19 antigen test. During the fiscal quarter and nine months ended October 3, 2021, the Company recognized $1.5 million and $7.3 million, respectively, of Net revenue related to these grants based upon project milestones completed to date. During both the fiscal quarter and nine months ended September 27, 2020, the Company recognized $2.5 million of Net revenue related to these grants.

Ortho Clinical Diagnostics Holdings plc

Notes to unaudited consolidated financial statements

October 3, 2021

(Dollars in millions, unless otherwise stated)

The following table summarizes Net revenue by line of business for the fiscal quarter and nine months ended October 3, 2021 and September 27, 2020:

	Fiscal Quarter Ended		Fiscal Nine Months Ended
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Clinical Laboratories	$336.6	$300.1	$993.9	$816.7
Transfusion Medicine	170.7	140.6	494.5	414.5
Other Product Revenue	—	3.3	5.6	3.7

Total Product Revenue	507.4	444.1	1,494.1	1,234.9
Collaborations and Other Revenue	15.1	7.0	27.8	14.7

Net Revenue	$522.5	$451.1	$1,521.8	$1,249.6

(6) Inventories

The Company’s inventories were as follows:

	October 3, 2021	January 3, 2021
Raw materials and supplies	$71.5	$77.2
Goods in process	38.3	35.2
Finished goods	198.6	166.3

Total Inventories	$308.3	$278.7

(7) Borrowings and other arrangements

As of October 3, 2021 and January 3, 2021, the components of borrowings were as follows:

	October 3, 2021	January 3, 2021
Senior Secured Credit Facilities
Dollar Term Loan Facility	$1,292.8	$2,185.5
Euro Term Loan Facility	357.2	408.9
Revolving Credit Facility	—	—
2028 Notes	405.0	675.0
2025 Notes	240.0	400.0
Accounts Receivable Financing	—	75.0
Sale and Leaseback Financing	—	20.5
Finance lease obligation	0.8	1.0
Other short-term borrowings	0.8	0.9
Other long-term borrowings	2.9	3.9
Unamortized deferred financing costs	(22.6)	(40.9)
Unamortized original issue discount	(5.6)	(11.3)

Total borrowings	2,271.3	3,718.5
Less: Current portion	(64.4)	(160.0)

Long-term borrowings	$2,206.9	$3,558.5

Senior secured credit facilities

On February 5, 2021, the Company entered into a fifth amendment of its credit agreement (as amended, the “Credit Agreement”) governing its senior secured credit facilities, which consist of (i) the Dollar Term Loan Facility, (ii) the euro-

Ortho Clinical Diagnostics Holdings plc

Notes to unaudited consolidated financial statements

October 3, 2021

(Dollars in millions, unless otherwise stated)

denominated senior secured term loan facility in an amount equal to €337.4 million (the “Euro Term Loan Facility” and, together with the Dollar Term Loan Facility, the “Term Loan Facilities”), and (iii) the multi-currency senior secured revolving facility with commitments of $500.0 million (the “Revolving Credit Facility”) (collectively, the “Senior Secured Credit Facilities”), which increased the Revolving Credit Facility contained in the credit agreement by $150.0 million to an aggregate amount of $500.0 million and extended the maturity date to February 5, 2026, provided that such date may be accelerated subject to certain circumstances as set forth in the fifth amendment. To the extent that the aggregate principal amount of the Dollar Term Loan Facility and Euro Term Loan Facility (and any Refinancing Indebtedness (as defined in the Credit Agreement) with respect thereto that matures on or prior to June 30, 2025) outstanding as of March 31, 2025 exceeds $500.0 million then the maturity date with respect to the Revolving Credit Facility shall be March 31, 2025. All other terms of the Senior Secured Credit Facilities will remain substantially the same except as otherwise amended by the fifth amendment.

In February 2021, the Company used a portion of the proceeds from its IPO to repay $892.7 million of borrowings under the Dollar Term Loan Facility and recognized a loss on early extinguishment of debt of $11.4 million, which is recorded as a component of Other expense, net during the fiscal nine months ended October 3, 2021.

As of October 3, 2021, there was no outstanding balance under the Revolving Credit Facility and letters of credit issued under the Revolving Credit Facility totaled $45.0 million, which reduced the availability under the Revolving Credit Facility to $455.0 million. The Senior Secured Credit Facilities are subject to various covenants that may restrict the Company’s ability to borrow on available credit facilities and future financing arrangements or require the Company to remain below a specific credit coverage threshold as indicated in our debt agreements. The Senior Secured Credit Facilities include a financial covenant that is tested when borrowings and letters of credit issued under the Revolving Credit Facility exceed 30% of the committed amount at any period end reporting date and provides that LuxCo will not permit the First Lien Net Leverage Ratio as of the end of such fiscal quarter of the LuxCo and its Restricted Subsidiaries (as defined in the Credit Agreement) to be greater than (i) 5.50:1.00 for each fiscal quarter ending on or prior to September 30, 2022 and (ii) 5.00:1:00 for each fiscal quarter ending thereafter. Under the terms of the Credit Agreement, during the fiscal quarter ended July 4, 2021, the Company achieved a 50 basis point step-down on the interest rate on its Senior Secured Credit Facilities as a result of meeting its First Lien Net Leverage Ratio targets. The Company was in compliance with the covenants as of October 3, 2021.

As of October 3, 2021 and January 3, 2021, the remaining balance of deferred financing costs related to the Dollar Term Loan Facility was $8.6 million and $17.3 million, respectively. As of October 3, 2021 and January 3, 2021, the remaining balance of deferred financing costs related to the Euro Term Loan Facility was $3.8 million and $4.6 million, respectively. As of October 3, 2021 and January 3, 2021, the remaining unamortized balance related to the Revolving Credit Facility was $3.1 million and $3.4 million, respectively. The effective interest rate of the Dollar Term Loan Facility and Euro Term Loan Facility as of October 3, 2021 is 5.76% and 3.88%, respectively.

2025 Notes

On June 11, 2020, the LuxCo and Ortho U.S. (collectively, the “Issuers”), issued $400.0 million aggregate principal amount of 7.375% Senior Notes due 2025 (the “2025 Notes’), on which interest is payable semi-annually in arrears on June 1 and December 1 of each year. The 2025 Notes will mature on June 1, 2025. The 2025 Notes and guarantees thereof are senior unsecured obligations and rank equally in right of payment with all of the Issuers’ and guarantors’ existing and future senior debt, including the 2028 Notes (as defined below). The 2025 Notes and the guarantees thereof are effectively subordinated to any of the Issuers’ and guarantors’ existing and future secured debt, including the Senior Secured Credit Facilities, to the extent of the value of the assets securing such debt. In addition, the 2025 Notes and the guarantees thereof rank senior in right of payment to all of the Issuers’ and guarantors’ future subordinated debt and will be structurally subordinated to the liabilities of the Issuers’ non-guarantor subsidiaries. The Company incurred deferred financing costs of $7.5 million related to the 2025 Notes, which were capitalized as deferred financing costs and are being amortized using the effective interest method as a component of interest expense over the life of the 2025 Notes.

Ortho Clinical Diagnostics Holdings plc

Notes to unaudited consolidated financial statements

October 3, 2021

(Dollars in millions, unless otherwise stated)

On or after June 1, 2022, the Issuers have the option to redeem all or part of the 2025 Notes at the following redemption prices (expressed as percentages of principal amount):

Year	Price
2022	103.688%
2023	101.844%
2024 and thereafter	100.000%

Notwithstanding the foregoing, at any time and from time to time prior to June 1, 2022, the Issuers may at their option redeem in the aggregate up to 100% of the original aggregate principal amount of the 2025 Notes plus accrued and unpaid interest, if any to, but not including, the date of redemption, plus a “make-whole premium.” The Issuers may also, at their option, redeem up to 40% of the principal amount of the 2025 Notes with the net cash proceeds of certain equity offerings at a redemption price of 107.375% of the principal amount of the 2025 Notes redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption.

On February 5, 2021, the Company used a portion of the proceeds from its IPO to redeem $160.0 million aggregate principal amount of the 2025 Notes, plus accrued interest thereon and $11.8 million of redemption premium, which was recorded as a component of Other expense, net, during the fiscal nine months ended October 3, 2021. The redemption resulted in an extinguishment loss recognized of $14.5 million, which consisted of $2.7 million of unamortized deferred issuance costs and $11.8 million of the redemption premium. As of October 3, 2021 and January 3, 2021, the remaining unamortized balance of deferred issuance costs was $3.6 million and $7.0 million, respectively. The effective interest rate on the 2025 Notes is 8.03%.

2028 Notes

On January 27, 2020, the Issuers, issued $675.0 million aggregate principal amount of 7.250% Senior Notes due 2028 (the “2028 Notes” and together with the 2025 Notes, the “Notes”), on which interest is payable semi-annually in arrears on February 1 and August 1 of each year. The 2028 Notes will mature on February 1, 2028. The 2028 Notes and the guarantees thereof are senior unsecured obligations and rank equally in right of payment with all of the Issuers’ and guarantors’ existing and future senior debt, including the 2025 Notes. The 2028 Notes and the guarantees thereof are effectively subordinated to any of the Issuers’ and guarantors’ existing and future secured debt, including the Senior Secured Credit Facilities, to the extent of the value of the assets securing such debt. In addition, the 2028 Notes and the guarantees thereof rank senior in right of payment to all of the Issuers’ and guarantors’ future subordinated debt and will be structurally subordinated to the liabilities of the Issuers’ non-guarantor subsidiaries. The Company incurred deferred financing costs of $12.9 million related to the 2028 Notes, which were capitalized as deferred financing costs and are being amortized using the effective interest method as a component of interest expense over the life of the 2028 Notes.

On or after February 1, 2023, the Issuers have the option to redeem all or part of the 2028 Notes at the following redemption prices (expressed as percentages of principal amount):

Year	Price
2023	103.625%
2024	101.813%
2025 and thereafter	100.000%

Notwithstanding the foregoing, at any time and from time to time prior to February 1, 2023, the Issuers may at their option redeem in the aggregate up to 100% of the original aggregate principal amount of the 2028 Notes plus accrued and unpaid interest, if any to, but not including, the date of redemption, plus a “make-whole premium.” The Issuers may also, at their option, redeem up to 40% of the principal amount of the 2028 Notes with the net cash proceeds of certain equity offerings at a redemption price of 107.25% of the principal amount of the 2028 Notes redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption.

Ortho Clinical Diagnostics Holdings plc

Notes to unaudited consolidated financial statements

October 3, 2021

(Dollars in millions, unless otherwise stated)

On February 5, 2021, the Company used a portion of the proceeds from its IPO to redeem $270.0 million aggregate principal amount of the 2028 Notes, plus accrued interest thereon and $19.6 million of redemption premium. The redemption resulted in an extinguishment loss recognized of $24.3 million, which consisted of $4.7 million of unamortized deferred issuance costs and $19.6 million of the redemption premium, which is recorded as a component of Other expense, net during the fiscal nine months ended October 3, 2021. As of October 3, 2021 and January 3, 2021, the remaining unamortized balance of deferred issuance costs was $6.6 million and $11.8 million, respectively. The effective interest rate on the 2028 Notes is 7.76%.

2022 Notes

On January 28, 2020, the Company used the net proceeds from the issuance of the Euro Term Loan Facility and 2028 Notes, after payment of fees and expenses, to fund the redemption and discharge of $1.0 billion of the $1.3 billion in aggregate principal amount of 6.625% Senior Notes due 2022 (the “2022 Notes”). On June 12, 2020 the Company used the net proceeds from the issuance of the 2025 Notes, after payments of fees and expenses, to fund the redemption and discharge of the remaining $300.0 million of the 2022 Notes. The redemption of the 2022 Notes was accounted for as an extinguishment of debt. During the fiscal nine months ended September 27, 2020, the Company recorded a $12.6 million loss on extinguishment of debt, primarily related to the unamortized deferred financings costs on the redeemed 2022 Notes, included as a component of Other expense, net.

Sale and leaseback financing

In June 2016, the Company entered into a sale-leaseback financing arrangement with a third-party financing company (the “Buyer-lessor”) related to specific property and equipment of the Company. The property and equipment were sold for $36.3 million and leased back over an initial term of two years. The monthly lease payments were $1.5 million until the equipment is repurchased or the lease is terminated. At the end of the initial term, the Company could repurchase the property and equipment at a price to be negotiated with the Buyer-lessor or terminate the lease arrangement, return the property or (possibly) enter into a new lease agreement. During the fiscal quarter ended July 1, 2018, the Company gave notice to the Buyer-lessor that it intends to negotiate with the Buyer-lessor the purchase of the property and equipment at the end of the initial term and have had discussions on negotiating the repurchase price for the property and equipment. Pursuant to the sale-leaseback financing agreement, if the parties do not reach a new lease agreement to purchase the property and equipment at the end of the initial term, the lease will automatically renew for another year, and afterwards, the lease will automatically be renewed for successive six month periods, provided that each of the Company and the Buyer-lessor have a right to terminate the lease agreement 30 days prior to the end of each six month renewal period. A security deposit for the leaseback was retained by the third-party financing company, the balance of which was $9.1 million as of January 3, 2021 and was included in Other current assets in the consolidated balance sheet. The transaction did not meet the criteria for sale-leaseback accounting as the security deposit constitutes a continuing involvement. Therefore, the Company accounted for this arrangement as a financing over 42 months and recorded a financing obligation amounting to $36.3 million at inception.

On February 9, 2021, the Company and the Buyer-lessor agreed on a re-purchase price for the property and equipment, which included the outstanding balance of the financing plus accrued interest. The Company paid the full amount of the negotiated price during the fiscal nine months ended October 3, 2021.

Accounts receivable financing

In September 2016, the Company entered into an accounts receivable financing program (the “Financing Program”) with a financial institution. The Financing Program, which was fully paid off in June 2021 in connection with entry into the RPA (as defined below), was set to mature on January 24, 2022 and was secured by receivables from the Company’s U.S. business that are sold or contributed to a wholly-owned, consolidated, bankruptcy remote subsidiary. The bankruptcy remote subsidiary’s sole business consisted of the purchase or receipt of the receivables and subsequent granting of a security interest to the financial institution under the program, and its assets were available first to satisfy obligations and were not available to pay creditors of the Company’s other legal entities. Under the Financing Program, the Company could borrow up to the lower of $75.0 million or 85% of the accounts receivable borrowing base.

Ortho Clinical Diagnostics Holdings plc

Notes to unaudited consolidated financial statements

October 3, 2021

(Dollars in millions, unless otherwise stated)

Interest on outstanding borrowings under the Financing Program was charged based on a per annum rate equal to the London Inter-bank Offered Rate (the “LIBOR Rate”) (with a floor of zero percent and as defined in the agreement) plus the LIBOR Rate margin (2.25 percentage points) if the related loan was a LIBOR Rate loan. Otherwise, the per annum rate was equal to a Base Rate (as defined in the Financing Program agreement) plus the base rate margin (1.25 percentage points). Interest was due and payable, in arrears, on the first day of each month. The Financing Program was also subject to termination under standard events of default as defined.

On June 11, 2021, Ortho-Clinical Diagnostics FinanceCo I, LLC (“Ortho FinanceCo I”), a wholly owned receivables financing subsidiary of the Company, entered into a receivables purchase agreement (the “RPA”) with Wells Fargo Bank, N.A., as administrative agent (the “Agent”), and certain purchasers. Under the RPA, Ortho FinanceCo I may sell receivables in amounts up to a $75.0 million limit. Transfers of receivables under the RPA are accounted for as a sale by the Company, resulting in a reduction in accounts receivables on the unaudited consolidated balance sheet.

The $75.0 million limit is subject to certain conditions, including that, at any date of determination, the aggregate capital paid to Ortho FinanceCo I does not exceed a “capital coverage amount,” equal to an adjusted net receivables pool balance minus a required reserve. Ortho FinanceCo I has guaranteed the prompt payment of the sold receivables, and to secure the prompt payment and performance of such guaranteed obligations, Ortho FinanceCo I has granted a security interest to the Agent, for the benefit of the purchasers, in all assets of Ortho FinanceCo I. The Company, in its capacity as master servicer under the RPA, is responsible for administering and collecting the receivables and has made customary representations, warranties, covenants and indemnities. The Company has also provided a performance guarantee for the benefit of Ortho FinanceCo I to cause the due and punctual performance by Ortho of its obligations as master servicer. The proceeds of the RPA were used, in part, to pay off the outstanding balance of the Financing Program. The impact on the Company’s unaudited consolidated statements of operations related to the RPA during the fiscal quarter and nine months ended October 3, 2021 was not material.

The RPA is subject to customary events of termination for transactions of this type and, in addition, includes a financial covenant termination event if the “first lien net leverage ratio,” calculated as of the last day of each fiscal quarter, of the Company exceeds (i) 5.50:1.00 for each fiscal quarter ending on or prior to September 30, 2022, and (ii) 5.00:1:00 for each fiscal quarter ending thereafter. The RPA has a scheduled termination date which is the earlier of (i) June 11, 2024, and (ii) the date that is 90 days prior to the maturity of the indebtedness incurred under the Company’s Senior Secured Credit Facilities. As of October 3, 2021, the Company was in full compliance with all debt covenant requirements.

The following table provides the detail of amounts within Interest expense, net for the fiscal quarter and nine months ended October 3, 2021 and September 27, 2020:

	Fiscal Quarter Ended		Fiscal Nine Months Ended
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Interest expense:
Dollar Term Loan Facility	$10.2	$19.1	$34.8	$68.6
Euro Term Loan Facility	3.3	3.5	10.3	9.0
Revolving Credit Facility	1.5	0.2	2.1	3.4
2028 Notes	7.3	12.1	23.7	32.8
2025 Notes	4.4	7.3	14.3	8.8
2022 Notes	—	—	—	14.1
Accounts Receivable Financing	—	1.1	0.7	3.7
Amortization of:
Deferred financing costs	1.6	2.2	4.9	6.5
Original issue discount	0.4	0.6	1.1	1.8
Derivative instruments and other	7.6	2.8	20.7	(0.1)

Interest expense, net	$36.1	$48.9	$112.5	$148.6

Ortho Clinical Diagnostics Holdings plc

Notes to unaudited consolidated financial statements

October 3, 2021

(Dollars in millions, unless otherwise stated)

Future repayments

Below is a schedule of required future repayments of all borrowings outstanding as of October 3, 2021:

Remainder of 2021	$45.8
2022	63.5
2023	63.1
2024	62.8
2025	1,659.4
Thereafter	405.0

$2,299.5

(8) Supplemental balance sheet information

Cash and cash equivalents and restricted cash within the unaudited consolidated balance sheets are presented below:

	October 3, 2021	January 3, 2021
Cash and cash equivalents	$255.9	$132.8
Restricted cash included in Other assets	1.8	11.4

Cash, cash equivalents and restricted cash	$257.7	$144.2

Accrued liabilities included in Total current liabilities consisted of the following:

	October 3, 2021	January 3, 2021
Accrued compensation and employee-related obligations	$101.8	$110.5
Accrued commissions and rebates	28.3	24.9
Accrued taxes other than income	18.7	14.3
Accrued interest	17.3	42.2
Current portion of operating lease liabilities	12.0	15.1
Derivatives	3.2	10.3
Other accrued liabilities	70.3	67.4

Total accrued liabilities	$251.5	$284.7

(9) Collaborations and other relationships

In the normal course of business, the Company has entered into various collaboration arrangements which provide the Company with rights to develop, produce and market products using certain know-how, technology and patent rights maintained by the Company’s collaborative partners. The arrangements are often entered into in order to share risks and rewards related to a specific program or product. The Company’s collaborative arrangements include agreements with respect to transition services and a number of on-going relationships.

Grifols / Novartis Vaccines and Diagnostics, Inc.

The Company and Grifols Diagnostic Solutions, Inc. (“Grifols”) have an ongoing collaboration arrangement (the “Joint Business”) to pursue income-generating opportunities through the development of certain intellectual properties (“IP”). The Company’s portion of the pre-tax net profit shared under the Joint Business was $21.3 million and $45.5 million during the fiscal quarter and nine months ended October 3, 2021, respectively. The Company’s portion of the pre-tax net profit shared under the Joint Business was $13.4 million and $35.9 million during the fiscal quarter and nine months ended September 27, 2020, respectively.

Ortho Clinical Diagnostics Holdings plc

Notes to unaudited consolidated financial statements

October 3, 2021

(Dollars in millions, unless otherwise stated)

Quotient Limited

In January 2015, the Company entered into an exclusive agreement with Quotient Limited (“Quotient”), a commercial-stage diagnostics company, to distribute and sell Quotient’s transfusion diagnostics platform MosaiQ™. Under the terms of a distribution and supply agreement, Quotient is responsible for the development and launch of MosaiQ™, while the Company will leverage its worldwide commercial capabilities to sell the product to customers. The Company has exclusive rights to distribute MosaiQ™ for the global patient testing market (for blood grouping) and the donor testing market in the developing world and Japan (for blood grouping and serological disease screening). Quotient retains all rights to commercialize MosaiQ™ in the developed world, excluding Japan, for the donor testing market. On September 4, 2020, the Company and Quotient amended the distribution and supply agreement and entered into a binding letter agreement (the “Letter Agreement”).

Pursuant to the Letter Agreement, the Company made an initial, non-refundable upfront payment of $7.5 million to Quotient on the date of the Letter Agreement, and recorded a corresponding $7.5 million charge to Research and development expense for the fiscal quarter and nine months ended September 27, 2020. In addition to the initial $7.5 million upfront payment, the Company may be required to make up to an additional $60.0 million of payments upon achievement of certain regulatory milestones and commercial sales benchmarks, which include up to $25.0 million of payments upon the achievement by the Company of certain cumulative revenue milestones. The Company did not make such payments during the fiscal nine months ended October 3, 2021 and does not anticipate making any such payments for the remainder of fiscal year 2021.

In the Letter Agreement, the Company and Quotient have agreed that the Company will have the right to distribute exclusively in the U.S., the European Economic Area, the U.K. and Switzerland a transfusion diagnostic patient immunohematology microarray (“PIM”), intended for use with Quotient’s MosaiQ Instruments, on which multiple compounds are placed which, when exposed to human blood samples, generate reactions that indicate the presence or absence of certain blood characteristics and antigens and is intended for immuno-hematological testing of the blood of medical patients during the course of their care or treatment.

During the fiscal quarter and nine months ended October 3, 2021, under a separate supply agreement, the Company purchased inventories from a subsidiary of Quotient amounting to $5.1 million and $17.1 million, respectively. The Company purchased inventories from the Quotient subsidiary amounting to $6.4 million and $17.1 million during the fiscal quarter and nine months ended September 27, 2020, respectively. As of October 3, 2021 and January 3, 2021, Accounts payable included amounts related to purchases from the Quotient subsidiary of $2.9 million and $2.3 million, respectively. During both the fiscal quarter and nine months ended October 3, 2021, sales to Quotient were $0.1 million. During the fiscal quarter and nine months ended September 27, 2020, sales to Quotient were $0.1 million and $0.2 million, respectively. As of October 3, 2021 and January 3, 2021, amounts due from Quotient were immaterial.

(10) Income taxes

During the fiscal quarter ended October 3, 2021, the Company reported income before provision for income taxes of $20.7 million and recognized a provision for income taxes of $6.0 million, resulting in an effective tax rate of 29.1%. During the fiscal nine months ended October 3, 2021, the Company incurred a loss before provision for income taxes of $20.0 million and recognized a provision for income taxes of $24.4 million, resulting in a negative effective tax rate of 122.2%. The effective tax rate for the fiscal nine months ended October 3, 2021 differs from the U.S. federal statutory rate primarily due to (i) a net cost of $27.5 million for the impacts of operating losses in certain subsidiaries not being benefited due to the establishment of valuation allowances, (ii) a net benefit of $10.9 million related to non-U.S. earnings being taxed at rates that are different than the U.S. statutory rate, and (iii) a net cost of $10.6 million for the tax expense associated with the remeasurement of deferred tax assets and liabilities due to the enactment of new tax rates, primarily in the United Kingdom.

During the fiscal quarter ended September 27, 2020, the Company incurred a loss before provision for income taxes of $38.8 million and recognized an income tax benefit of $10.3 million, resulting in an effective tax rate of 26.5%. During the

Ortho Clinical Diagnostics Holdings plc

Notes to unaudited consolidated financial statements

October 3, 2021

(Dollars in millions, unless otherwise stated)

fiscal nine months ended September 27, 2020, the Company incurred a loss before provision for income taxes of $173.4 million and recognized an income tax benefit of $2.4 million, resulting in an effective tax rate of 1.4%. The effective tax rate for the fiscal nine months ended September 27, 2020 differs from the U.S. federal statutory rate primarily due to (i) a net cost of $39 million for the impacts of operating losses in certain subsidiaries not being benefited due to the establishment of valuation allowances, (ii) a net benefit of $12 million related to the increase in the Company’s interest expense on prior year reserves for uncertain tax positions, and (iii) a net cost of $9.7 million due to the non-U.S. earnings being taxed at rates that are different than the U.S. statutory rate.

The balance of unrecognized tax benefits at October 3, 2021, not including interest and penalties, was $28.3 million, of which $23.8 million would affect the effective income tax rate in future periods, if recognized. The Company also recognizes interest and penalties related to unrecognized tax benefits in tax expense. At October 3, 2021, the Company had approximately $6.7 million of interest and penalties accrued related to unrecognized tax benefits. The Company estimates that within the next twelve months, its uncertain tax positions, excluding interest, will not significantly decrease.

Indemnification assets

On January 16, 2014, Bermuda Holdco entered into a stock and asset purchase agreement (the “Acquisition Agreement”) of (i) certain assets and liabilities, and (ii) all of the equity interests and substantially all of the assets and liabilities of certain entities which, together with their subsidiaries, comprised the Ortho Clinical Diagnostics business from Johnson & Johnson. The Acquisition Agreement generally provided that Johnson & Johnson retained all income tax liabilities accrued as of the date of the acquisition, including reserves for unrecognized tax benefits. The indemnification receivable from Johnson & Johnson totaled $17.6 million and $17.0 million as of October 3, 2021 and January 3, 2021, respectively. The Company recorded $0.2 million and $0.6 million of interest and penalties during the fiscal quarter and nine months ended October 3, 2021, respectively. These receivables are included as a component of Other current assets and Other assets on the unaudited consolidated balance sheets.

(11) Stock-based compensation

Stock-based compensation for the fiscal quarter and nine months ended October 3, 2021 and September 27, 2020 are presented in the unaudited consolidated statements of operations in the following captions:

	Fiscal Quarter Ended		Fiscal Nine Months Ended
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Cost of revenue	$0.1	$0.2	$0.4	$0.6
Selling, marketing and administrative expenses	4.9	2.1	18.9	5.4
Research and development expense	0.1	0.1	0.4	0.2

Total stock-based compensation	$5.1	$2.4	$19.6	$6.2

On May 3, 2021, the Board of Directors approved the modifications to the vesting of restricted stock and Liquidity Event option awards held by certain current and former members of management. The modification of restricted stock pertained to an award granted to a current member of management, for which the original vesting pattern was on a cliff-vesting basis over a three-year period. Upon modification, the vesting for 50% of the award was accelerated to six months from the date of the Company’s IPO. The result of the modification was an additional $0.3 million and $1.6 million of stock-based compensation expense recorded for the fiscal quarter and nine months ended October 3, 2021, respectively. There was no modification to the vesting conditions for the remaining 50% of the award and no additional shares granted as a result of the modification. The total unrecognized expense relating to unvested shares for this award as of the fiscal quarter ended October 3, 2021 was $0.7 million and will be recognized over a period of one year. The other modification related to an award granted to a former member of management for which the original vesting was contingent on a certain liquidity event as defined by the option agreement. The modification changed the vesting for the award such that the entirety of the award

Ortho Clinical Diagnostics Holdings plc

Notes to unaudited consolidated financial statements

October 3, 2021

(Dollars in millions, unless otherwise stated)

vested on the date the modification was approved by the Board of Directors. The modification resulted in an additional $4.6 million of stock-based compensation expense recognized during the fiscal quarter ended July 4, 2021. The additional expense related to both award modifications is recorded as a component of Selling, marketing and administrative expenses.

(12) Segment and geographic information

The Company has three geographically-based reportable segments: Americas, Europe, the Middle East and Africa (“EMEA”), and Greater China. Although all three segments are engaged in the marketing, distribution and sale of diagnostic instruments and assays for hospitals, laboratories and/or blood and plasma centers worldwide, each region is managed separately to better align with the market dynamics of the specific geographic region. Japan and Asia Pacific (“ASPAC”) are immaterial operating segments not considered as reportable segments and are included in “Other.”

Net revenue by segment is as follows:

	Fiscal Quarter Ended		Fiscal Nine Months Ended
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Americas	$306.5	$264.2	$924.2	$755.8
EMEA	67.2	58.6	203.5	168.2
Greater China	85.6	72.7	199.1	162.3

Net revenue of reportable segments	$459.3	$395.5	$1,326.8	$1,086.3
Other	63.2	55.6	195.1	163.2

Net revenue	$522.5	$451.1	$1,521.8	$1,249.6

Effective January 4, 2021, the Company changed the basis for which it measures segment profit or loss from Management EBITDA to Adjusted EBITDA. The new basis has been retroactively applied to the prior year period presented. Adjusted EBITDA by segment is as follows:

	Fiscal Quarter Ended		Fiscal Nine Months Ended
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Americas	$125.0	$116.8	$394.2	$329.9
EMEA	17.2	10.7	47.7	31.4
Greater China	42.2	41.1	91.7	78.9
Other	19.0	16.7	61.4	49.9
Corporate(a)	(63.8)	(65.9)	(174.8)	(167.8)

Adjusted EBITDA	$139.6	$119.5	$420.1	$322.4

(a)

Corporate primarily consists of costs related to executive and staff functions, including certain finance, human resources, manufacturing and information technology, which benefit the Company as a whole. These costs are primarily related to the general management of these functions on a corporate level and the design and development of programs, policies and procedures that are then implemented in the individual segments, with each segment bearing its own cost of implementation. The Company’s corporate function also includes debt and stock-based compensation associated with all employee stock-based awards.

Ortho Clinical Diagnostics Holdings plc

Notes to unaudited consolidated financial statements

October 3, 2021

(Dollars in millions, unless otherwise stated)

The reconciliation of Net income (loss) to Adjusted EBITDA is as follows:

	Fiscal Quarter Ended		Fiscal Nine Months Ended
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Net income (loss)	$14.7	$(28.5)	$(44.4)	$(171.0)
Interest expense, net	36.1	48.9	112.5	148.6
Provision for (benefit from) income taxes	6.0	(10.3)	24.4	(2.4)
Depreciation and amortization	80.8	79.9	246.6	239.6
Stock-based compensation	5.0	2.4	19.5	6.2
Restructuring and severance-related costs	1.7	4.7	4.7	9.3
Arbitration award	(7.4)	—	(7.4)	—
Tax indemnification (income) expense, net	(0.2)	16.5	(0.6)	11.6
Loss on extinguishment of debt	—	—	50.3	12.6
Quotient upfront payment	—	7.5	—	7.5
Unrealized foreign currency exchange (gains) losses, net	—	(6.3)	—	46.0
Other adjustments	2.9	4.7	14.5	14.4

Adjusted EBITDA	$139.6	$119.5	$420.1	$322.4

For the fiscal quarter and nine months ended September 27, 2020, unrealized foreign currency exchange (gains) losses, net relate to the remeasurement of transactions denominated in foreign currencies, primarily intercompany loans. Beginning in fiscal 2021, the Company initiated programs to mitigate the impact of foreign currency exchange rate fluctuations from intercompany loans. The Company recognized unrealized foreign currency exchange net gains of $4.3 million in the fiscal quarter ended October 3, 2021 and $38.0 million in the fiscal nine months ended October 3, 2021. The Company intends for these programs to mitigate the impact of foreign currency exchange rate fluctuations related to intercompany loans in current and future periods. Therefore, effective January 4, 2021, the Company no longer excludes noncash unrealized gains and losses from Adjusted EBITDA.

(13) Noncash investing and financing activities

During the fiscal nine months ended October 3, 2021 and September 27, 2020, the Company made noncash transfers of instrument inventories from Inventories to Property, plant and equipment, net of $82.6 million and $91.5 million, respectively.

As of October 3, 2021 and January 3, 2021, Accounts payable and Accrued liabilities included amounts related to purchases of property, plant and equipment and capitalized internal-use software costs of $10.4 million and $11.4 million, respectively. As of September 27, 2020 and December 29, 2019, Accounts payable and Accrued liabilities included amounts related to purchases of property, plant and equipment and capitalized internal-use software costs of $3.5 million and $14.1 million, respectively. The changes in these balances are excluded from changes in Accounts payable and Accrued liabilities in the unaudited consolidated statements of cash flows.

There was $3.0 million of initial public offering costs remaining in Accounts payable and Accrued liabilities as of January 3, 2021. There were no amounts related to initial public offering costs in Accounts payable and Accrued liabilities as of October 3, 2021.

(14) Related party transactions

The Company entered into consulting services agreements with Carlyle Investment Management, L.L.C. (“CIM”), pursuant to which the Company pays CIM a fee for advisory, consulting and other services to be provided to the Company (the “Consulting Services Agreement”). Pursuant to the Consulting Services Agreement, which has an initial term of ten

Ortho Clinical Diagnostics Holdings plc

Notes to unaudited consolidated financial statements

October 3, 2021

(Dollars in millions, unless otherwise stated)

years, the Company pays an annual management fee to CIM of $3.0 million (the “Management Fee”). The Management Fee is payable on a quarterly basis. The Company will also reimburse CIM’s reasonable out-of-pocket expenses incurred in connection with services provided pursuant to the Consulting Services Agreement, and the Company may pay CIM additional fees associated with other future transactions or in consideration of any additional services provided to the Company under the Consulting Services Agreement. During both the fiscal quarter ended October 3, 2021 and September 27, 2020, the Company recorded $0.8 million of Management Fee and other out-of-pocket expenses. During both the fiscal nine months ended October 3, 2021 and September 27, 2020, the Company recorded $2.3 million of Management Fee and other out-of-pocket expenses. As of January 3, 2021 and October 3, 2021, amounts due to CIM were immaterial.

The Company, as part of the normal course of business, entered into agreements to sell products and provide services to health care diagnostics companies that are portfolio companies of a fund affiliated with Carlyle. During the fiscal quarter ended October 3, 2021 and September 27, 2020, the Company recognized revenues from business conducted with these health care diagnostics companies of $3.2 million and $0.4 million, respectively. During the fiscal nine months ended October 3, 2021 and September 27, 2020, the Company recognized revenues from business conducted with these health care diagnostics companies of $5.0 million and $1.3 million, respectively. As of both October 3, 2021 and January 3, 2021, Accounts receivable included amounts related to these health care diagnostics companies of $1.2 million.

The Company, as part of the normal course of business, purchased inventories from a healthcare equipment company that is a portfolio company of a fund affiliated with Carlyle. During the fiscal quarter and nine months ended October 3, 2021, the Company recorded expenses for business conducted with this healthcare equipment company of $1.3 million and $2.2 million, respectively. The Company did not record any expenses for business conducted with this healthcare equipment company during fiscal quarter and nine months ended September 27, 2020. As of October 3, 2021, Accounts payable included immaterial amounts due to this healthcare equipment company. As of January 3, 2021, there were no amounts due to this healthcare equipment company.

Portfolio companies of funds affiliated with Carlyle provide Information Technology (“IT”) services to the Company. During the fiscal quarter ended October 3, 2021 and September 27, 2020, the Company recorded expenses for business conducted with these companies of $0.3 million and $0.2 million, respectively. During the fiscal nine months ended October 3, 2021 and September 27, 2020, the Company recorded expenses for business conducted with these companies of $1.0 million and $0.2 million, respectively. As of both October 3, 2021 and January 3, 2021, Accounts payable included amounts related to these companies of $0.1 million.

A portfolio company of a fund affiliated with Carlyle provides consulting services to the Company. During the fiscal quarter ended October 3, 2021 and September 27, 2020, the Company recorded expenses for business conducted with this portfolio company of $0.1 million and $0.3 million, respectively. During the fiscal nine months ended October 3, 2021 and September 27, 2020, the Company recorded expenses for business conducted with this portfolio company of $1.3 million and $0.7 million, respectively. As of January 3, 2021, Accounts payable included amounts related to this portfolio company of $0.3 million. As of October 3, 2021, there were no amounts due to this portfolio company.

A security services company that is affiliated with Carlyle provides services to the Company at one of its facilities. This was a new Carlyle investment in 2021. During the fiscal quarter and nine months ended October 3, 2021, the Company recorded expenses for these services of $0.2 million and $0.8 million, respectively. As of both October 3, 2021 and January 3, 2021, Accounts payable included $0.1 million of amounts due to this company.

A pharmacy benefit management organization that is a portfolio company of a fund affiliated with Carlyle provides pharmacy services to the Company. During the fiscal quarter ended October 3, 2021 and September 27, 2020, the Company recorded expenses for business conducted with this pharmacy benefit management organization of $1.5 million and $1.6 million, respectively. During the fiscal nine months ended October 3, 2021 and September 27, 2020, the Company recorded expenses for business conducted with this pharmacy benefit management organization of $4.4 million and $4.6 million, respectively. As of October 3, 2021, Accounts payable included amounts related to this pharmacy benefit management organization of $0.4 million. As of January 3, 2021, Accrued liabilities included amounts related to this pharmacy benefit management organization of $0.6 million.

Ortho Clinical Diagnostics Holdings plc

Notes to unaudited consolidated financial statements

October 3, 2021

(Dollars in millions, unless otherwise stated)

As part of the normal course of business, the Company may purchase from or sell to portfolio companies of funds affiliated with Carlyle or the Company’s officers and directors. These expenses and revenues are not expected to be material.

(15) Commitments and contingencies

At times, the entities that carry out the Company’s business are the subject of governmental investigations and various legal actions and claims from governmental agencies and other parties. The outcomes of these matters are not within the Company’s complete control and may not be known for prolonged periods of time. The Company records a liability in the unaudited consolidated financial statements for loss contingencies when a loss is known or considered probable and the amount can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. When determining the estimated loss or range of loss, significant judgment is required to estimate the amount and timing of a loss to be recorded. Estimates of probable losses resulting from these matters are inherently difficult to predict.

The Company is involved in an arbitration related to a commercial contract dispute. Although the Company believes it has meritorious defenses against the claim which it intends to pursue vigorously, arbitration is inherently uncertain and it could result in an unfavorable ruling to the Company. Given the early stage of this matter, an estimate of the possible loss or range of loss cannot be made at this time.

(16) Fair value measurements

The carrying amount of cash and cash equivalents, current accounts receivable, accounts payable, and short term borrowings approximates fair value because of their short outstanding terms.

The estimated fair values of the Company’s Long-term borrowings were based on trades as reported by a third-party bond pricing service. Due to the infrequency of trades of the Notes and Term Loans, these inputs are considered Level 2 inputs. The following table presents the fair values of Long-term borrowings:

	October 3, 2021	January 3, 2021
Long-term borrowings:
Dollar Term Loan Facility	$1,496.8	$2,627.7
Euro Term Loan Facility	357.1	401.1
2028 Notes	434.4	710.4
2025 Notes	252.0	424.0

(17) Derivative instruments and hedging activities

The Company selectively uses derivative and non-derivative instruments to manage market risk associated with changes in interest rates and foreign currency exchange rates. The use of derivatives is intended for hedging purposes only, and the Company does not enter into derivative transactions for speculative purposes. The Company’s derivative contracts do not require cash collateral.

Interest rate hedging instruments

The Company’s interest rate risk relates primarily to interest rate exposures on variable rate debt including the Senior Secured Credit Facilities. Refer to Note 7 for additional information on the currently outstanding components of the Senior Secured Credit Facilities. The Company entered into a series of interest rate cap and swap agreements to hedge the related risk of the variability to the Company’s cash flows due to the rates specified for these credit facilities.

The Company designates certain interest rate derivative instruments as cash flow hedges, including a portion of the outstanding interest rate swaps. The Company records gains and losses due to changes in fair value of the derivatives within

Ortho Clinical Diagnostics Holdings plc

Notes to unaudited consolidated financial statements

October 3, 2021

(Dollars in millions, unless otherwise stated)

Other comprehensive income (“OCI”) and reclassifies these amounts to Interest expense, net in the same period or periods for which the underlying hedged transaction affects earnings. In the event the Company determines the hedged transaction is no longer probable to occur or concludes the hedge relationship is no longer effective, the remaining gain or loss within Accumulated other comprehensive income (“AOCI”) is reclassified to earnings at that time. The pre-tax unrealized loss of $16.2 million within OCI as of October 3, 2021 is expected to be reclassified to earnings in the next 12 months.

The following tables summarize the Company’s interest rate derivative agreements as of October 3, 2021:

Effective date	Expiration date	Interest rate cap amount	Notional amount	Hedge designation
December 31, 2020	December 31, 2023	3.5%	$1,500.0	Non-designated

Effective date	Expiration date	Description	Fixed rate	Floating rate	Notional amount(a)	Hedge designation
September 27, 2019	December 31, 2023	Pay fixed, receive float	1.635%	1-month LIBOR rate	$1,500.0	Cash Flow Hedge

(a)	The notional value of this instrument is expected to be $1,000 million in fiscal 2022 and $500 million in fiscal 2023.

The Company previously entered into an interest rate cap that was designated as a cash flow hedge. During the fiscal quarter ended September 29, 2019, the Company de-designated its 3.5% interest rate caps upon entering into the interest rate swap agreement that hedges a portion of the Company’s borrowings under the Senior Secured Credit Facilities. Upon de-designation, the Company began prospectively recognizing mark-to-market gains and losses within Other expense, net on the interest rate caps. The remaining loss on the interest rate caps that was deferred in OCI was amortized to Interest expense, net until the Company concluded that a portion of the interest on the Company’s previously hedged borrowings was no longer probable of being paid due to the pay down of a portion of the borrowings using proceeds from the IPO. Accordingly, $0.6 million of losses that had previously been deferred within OCI were released into Interest expense, net during the fiscal quarter ended April 4, 2021. During the fiscal quarter and nine months ended October 3, 2021, the Company reclassified $0.9 million and $2.6 million, respectively, of deferred losses from AOCI to Interest expense, net. As of October 3, 2021, the remaining balance of the deferred loss in AOCI was $6.7 million. As of January 3, 2021, the balance of the deferred loss in AOCI was $9.8 million.

During the fiscal quarter ended April 4, 2021, the Company concluded that a portion of the interest on the Company’s previously hedged borrowings related to the interest rate swap was no longer probable of being paid due to the pay down of a portion of the borrowings using the proceeds from the IPO. Due to this reduction in the hedged borrowings, the Company de-designated the hedging relationship, and contemporaneously re-designated the remaining borrowings. Accordingly, $3.1 million of losses that had previously been deferred within AOCI were released into Interest expense, net during the fiscal quarter ended April 4, 2021. As of October 3, 2021, the remaining balance of the deferred loss in AOCI was $24.5 million.

Currency hedging instruments

The Company has currency risk exposures relating primarily to foreign currency denominated monetary assets and liabilities and forecasted foreign currency denominated intercompany and third-party transactions. The Company uses foreign currency forward, option contracts and cross currency swaps to manage its currency risk exposures. The Company’s foreign currency forward contracts are denominated primarily in Australian Dollar, Brazilian Real, British Pound, Canadian Dollar, Chilean Peso, Chinese Yuan/Renminbi, Colombian Peso, Euro, Indian Rupee, Japanese Yen, Mexican Peso, Philippine Peso, Swiss Franc and the Thai Baht.

The Company designates certain foreign currency forward contracts as cash flow hedges. The Company records gains and losses due to changes in fair value of the derivatives within OCI and reclassifies these amounts to Cost of revenue, excluding amortization of intangible assets in the same period or periods for which the underlying hedged transaction affects

Ortho Clinical Diagnostics Holdings plc

Notes to unaudited consolidated financial statements

October 3, 2021

(Dollars in millions, unless otherwise stated)

earnings. In the event the Company determines the hedged transaction is no longer probable to occur or concludes the hedge relationship is no longer effective, the remaining gain or loss within AOCI is reclassified to earnings at that time. The pre-tax unrealized gain of $1.6 million within OCI as of October 3, 2021 is expected to be reclassified to earnings in the next 12 months.

Foreign exchange risk is also managed through the use of foreign currency debt. During the fiscal quarter ended October 3, 2021, €260.0 million ($301.5 million) of the Company’s senior secured Euro Term Loan Facility has been designated as, and is effective as, economic hedges of the net investment in a foreign operation. Accordingly, foreign currency transaction gains or losses due to spot rate fluctuations on the Euro-denominated debt instruments are included in foreign currency translation adjustments within AOCI.

The Company also enters into foreign currency forward contracts that are not part of designated hedging relationships, which are intended to mitigate exchange rate risk of monetary assets and liabilities and related forecasted transactions. The Company records these non-designated derivatives at mark-to-market with gains and losses recognized currently in earnings within Other expense, net.

Concurrent with the issuance of the 2028 Notes, the Company entered into U.S. Dollar to Japanese Yen cross currency swaps for total notional of $350.0 million at a weighted average interest rate of 5.56%, with a five-year term to lower interest expense on the 2028 Notes. These cross currency swaps were not designated for hedge accounting, and consequently, changes in their fair value are recorded to Other expense, net. The Company terminated the cross currency swaps on April 1, 2021 and received $12.8 million of cash from net settlement during the fiscal nine months ended October 3, 2021.

The following table provides details of the currency hedging instruments outstanding as of October 3, 2021:

Description	Notional amount	Hedge designation
Foreign Currency Forward Contracts	$161.5	Cash Flow Hedge
Foreign Currency Forward Contracts	262.2	Non-designated

Gains and losses from designated derivative and non-derivative instruments within AOCI during the fiscal quarter and nine months ended October 3, 2021 and September 27, 2020 were recorded as follows:

Designated Hedging Instruments	Amount of loss (gain) recognized in OCI on hedges	Location of amounts reclassified from AOCI into income	Amount of loss (gain) reclassified from AOCI into income
Fiscal Quarter Ended October 3, 2021
Cash flow hedges:
Foreign currency forward contracts	$(1.0)	Cost of revenue, excluding amortization of intangible assets	$1.1
Interest rate derivative contracts	—	Interest expense, net	5.9
Net investment hedges:
Foreign currency-denominated debt(a)	0.8	N/A	N/A
Fiscal Nine Months Ended October 3, 2021
Cash flow hedges:
Foreign currency forward contracts	$(3.7)	Cost of revenue, excluding amortization of intangible assets	$2.7
Interest rate derivative contracts	(1.8)	Interest expense, net	20.9
Net investment hedges:
Foreign currency-denominated debt(a)	3.8	N/A	N/A

(a)

The amount of loss (gain) recognized in OCI for the foreign-currency denominated debt is presented within the CTA component of OCI. These gains and losses will remain in CTA until the related hedged item affects earnings, which would occur upon disposal or complete or substantial liquidation of the underlying hedged entities.

Ortho Clinical Diagnostics Holdings plc

Notes to unaudited consolidated financial statements

October 3, 2021

(Dollars in millions, unless otherwise stated)

Designated Hedging Instruments	Amount of loss (gain) recognized in OCI on hedges	Location of amounts reclassified from AOCI into income	Amount of loss (gain) reclassified from AOCI into income
Fiscal Quarter Ended September 27, 2020
Cash flow hedges:
Foreign currency forward contracts	$1.5	Cost of revenue, excluding amortization of intangible assets	$(2.0)
Interest rate derivative contracts	(0.5)	Interest expense, net	0.5
Fiscal Nine Months Ended September 27, 2020
Cash flow hedges:
Foreign currency forward contracts	$(2.2)	Cost of revenue, excluding amortization of intangible assets	$(4.5)
Interest rate derivative contracts(a)	47.1	Interest expense, net	(1.9)

(a)

For the fiscal nine months ended September 27, 2020, the $47.1 million loss recognized in OCI for the interest rate derivative contracts does not include the $3.7 million loss from the cumulative effect of change in accounting standard, which is presented in Note 18.

The following tables present the effect of the Company’s designated derivative instruments within Interest expense, net and Cost of revenue, excluding amortization of intangible assets in the unaudited consolidated statements of operations:

	Fiscal quarter ended October 3, 2021		Fiscal quarter ended September 27, 2020
	Interest expense, net	Cost of revenue, excluding amortization of intangible assets	Interest expense, net	Cost of revenue, excluding amortization of intangible assets
Total amount of line item in unaudited consolidated statements of operations where effects of hedges are presented:	$36.1	$252.4	$48.9	$234.1
Effects of cash flow hedging relationships

Foreign currency forward contracts:
Amount of loss (gain) reclassified from AOCI into income	N/A	1.1	N/A	(2.0)
Amount reclassified from AOCI into income due to forecast transaction that is no longer probable of occurring	N/A	—	N/A	(0.1)
Interest rate derivative contracts:
Amount of net loss reclassified from AOCI into income	5.9	N/A	0.5	N/A

	Fiscal nine months ended October 3, 2021		Fiscal nine months ended September 27, 2020
	Interest expense, net	Cost of revenue, excluding amortization of intangible assets	Interest expense, net	Cost of revenue, excluding amortization of intangible assets
Total amount of line item in unaudited consolidated statements of operations in which effects of hedges are presented:	$112.5	$748.7	$148.6	$650.2
Effects of cash flow hedging relationships

Foreign currency forward contracts:
Amount of loss (gain) reclassified from AOCI into income	N/A	2.7	N/A	(4.5)
Amount reclassified from AOCI into income due to forecast transaction that is no longer probable of occurring	N/A	—	N/A	(0.2)
Interest rate derivative contracts:
Amount of loss (gain) reclassified from AOCI into income	20.9	N/A	(1.9)	N/A
Amount reclassified from AOCI into income due to forecast transaction that is no longer probable of occurring(a)	3.7	N/A	—	N/A

(a)	The amount is included within the total amount of loss (gain) reclassified from accumulated OCI into income.

Ortho Clinical Diagnostics Holdings plc

Notes to unaudited consolidated financial statements

October 3, 2021

(Dollars in millions, unless otherwise stated)

The following table presents mark-to-market (gains) and losses on non-designated derivatives recognized currently within the unaudited consolidated statements of operations:

	Location of amounts recognized in earnings on derivatives	Fiscal Quarter Ended		Fiscal Nine Months Ended
Non-designated hedging instruments		October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Interest rate derivative contracts	Other expense, net	$0.1	$0.4	$—	$1.3
Foreign currency forward contracts	Other expense, net	(1.6)	1.5	32.6	3.1
Cross-currency interest rate swap contracts	Other expense, net	—	2.5	(24.0)	(2.6)

The following table presents the location and fair values of designated hedging instruments recognized within the unaudited consolidated balance sheets. The fair values of designated hedging instruments have been determined using Level 2 inputs.

	October 3, 2021	January 3, 2021
Interest rate derivative contracts:
Accrued liabilities	$0.1	$0.1
Other liabilities	25.4	44.1
Foreign currency forward contracts:
Other current assets	3.8	4.2
Accrued liabilities	2.4	10.0

The following table presents the location and fair values of non-designated hedging instruments recognized within the unaudited consolidated balance sheets. The fair values of non-designated hedging instruments have been determined using Level 2 inputs.

	October 3, 2021	January 3, 2021
Interest rate derivative contracts:
Accrued liabilities	$—	$0.1
Other liabilities	6.8	11.1
Foreign currency forward contracts:
Other current assets	1.7	0.3
Accrued liabilities	0.7	0.1
Cross currency interest rate swap contracts:
Other current assets	—	2.0
Other liabilities	—	10.8

(18) Accumulated other comprehensive income (loss)

The balances of accumulated other comprehensive income (loss), net of tax, were as follows for the fiscal quarter and nine months ended October 3, 2021 and September 27, 2020:

	Pension and Other Postemployment Benefits	Foreign Currency Derivatives	Interest Rate Derivatives	Unrealized Foreign Currency Translation Adjustments	Accumulated Other Comprehensive Loss
Balance at July 4,2021	$(4.5)	$(0.6)	$(37.1)	$(12.8)	$(54.9)
Current period deferrals	—	1.0	—	(13.9)	(12.9)
Amounts reclassified to net income	—	1.1	5.9	—	7.0

Net change	—	2.1	5.9	(13.9)	(5.9)

Balance at October 3, 2021	$(4.5)	$1.5	$(31.2)	$(26.7)	$(61.0)

Ortho Clinical Diagnostics Holdings plc

Notes to unaudited consolidated financial statements

October 3, 2021

(Dollars in millions, unless otherwise stated)

	Pension and Other Postemployment Benefits	Foreign Currency Derivatives	Interest Rate Derivatives	Unrealized Foreign Currency Translation Adjustments	Accumulated Other Comprehensive Loss
Balance at June 28, 2020	$(4.3)	$3.9	$(55.8)	$(70.9)	$(127.1)
Current period deferrals	—	(1.5)	0.5	8.1	7.1
Amounts reclassified to net loss	—	(2.0)	0.5	—	(1.5)

Net change	—	(3.5)	1.0	8.1	5.6

Balance at September 27, 2020	$(4.3)	$0.4	$(54.8)	$(62.8)	$(121.5)

	Pension and Other Postemployment Benefits	Foreign Currency Derivatives	Interest Rate Derivatives	Unrealized Foreign Currency Translation Adjustments	Accumulated Other Comprehensive Loss
Balance at January 3, 2021	$(4.5)	$(4.9)	$(53.9)	$(5.1)	$(68.4)
Current period deferrals	—	3.7	1.8	(21.7)	(16.1)
Amounts reclassified to net loss	—	2.7	20.9	—	23.6

Net change	—	6.4	22.7	(21.7)	7.5

Balance at October 3, 2021	$(4.5)	$1.5	$(31.2)	$(26.7)	$(61.0)

	Pension and Other Postemployment Benefits	Foreign Currency Derivatives	Interest Rate Derivatives	Unrealized Foreign Currency Translation Adjustments	Accumulated Other Comprehensive Loss
Balance at December 29, 2019	$(4.3)	$2.7	$(5.8)	$(64.5)	$(71.9)
Current period deferrals	—	2.2	(43.4)	1.7	(39.5)
Amounts reclassified to net loss	—	(4.5)	(1.9)	—	(6.4)
Cumulative effect of change in accounting standard	—	—	(3.7)	—	(3.7)

Net change	—	(2.3)	(49.0)	1.7	(49.6)

Balance at September 27, 2020	$(4.3)	$0.4	$(54.8)	$(62.8)	$(121.5)

(19) Other (income) expense, net

Other income, net was $2.6 million for the fiscal quarter ended October 3, 2021, comprised primarily of $0.7 million of net foreign currency gains and fair value gains of $1.5 million from interest rate caps. Other expense, net was $50.8 million for the fiscal nine months ended October 3, 2021 and was comprised primarily of loss on early extinguishment of debt of $50.3 million, which was related to the use of proceeds from the IPO to redeem portions of the Company’s outstanding 2025 Notes, 2028 Notes and Dollar Term Loan Facility.

Other income, net was $5.9 million for the fiscal quarter ended September 27, 2020, comprised primarily of $5.4 million of net foreign currency gains, of which $3.9 million was unrealized, primarily related to intercompany loans denominated in currencies other than the functional currency of the affected subsidiaries and fair value gains of $0.5 million from interest rate caps. Other expense, net was $61.1 million for the fiscal nine months ended September 27, 2020 and was comprised primarily of $49.4 million of net foreign currency losses, of which $51.1 million was unrealized, mainly related to intercompany loans denominated in currencies other than the functional currency of the affected subsidiaries, and loss on early extinguishment of $12.6 million related to debt refinancing activities.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

QUIDEL CORPORATION,

CORONADO TOPCO, INC.,

ORTHO CLINICAL DIAGNOSTICS HOLDINGS PLC,

LAGUNA MERGER SUB, INC.,

ORCA HOLDCO, INC.

and

ORCA HOLDCO 2, INC.

Dated as of December 22, 2021

A-i

A-ii

Annex I –	Defined Terms

Exhibit A –	Form of Orca Articles of Association

Exhibit B –	Form of Laguna Post-Merger Certificate of Incorporation

Exhibit C –	Form of Laguna Post-Merger Bylaws

Exhibit D –	Form of Topco Certificate of Incorporation

Exhibit E –	Form of Topco Bylaws

A-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of December 22, 2021, is by and among Quidel Corporation, a Delaware corporation (“Laguna”), Coronado Topco, Inc., a Delaware corporation and a wholly owned subsidiary of Orca (“Topco”), Laguna Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Topco (“U.S. Merger Sub”), Orca Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Topco (“U.S. Holdco Sub”), Orca Holdco 2, Inc., a Delaware corporation and a wholly owned subsidiary of U.S. Holdco Sub (“U.S. Holdco Sub 2”), and Ortho Clinical Diagnostics Holdings plc, a public limited company incorporated under the laws of England and Wales (“Orca”).

RECITALS

WHEREAS, each of Laguna and Orca desire, upon the terms and subject to the conditions set forth in this Agreement, to effect a strategic combination of their businesses through the Combinations and other transactions contemplated hereby;

WHEREAS, on December 17, 2021, Orca formed Topco and each of Laguna and Orca have determined that from and after the Laguna Effective Time on the Scheme Effective Date, Topco shall act as the parent company for their combined global businesses, incorporated under the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the board of directors of each of Orca and Topco have unanimously approved the terms for the scheme of arrangement (the “Orca Scheme”) (subject to passing of the Orca Requisite Vote), to be implemented in accordance with, in the case of Orca, Part 26 of the Companies Act 2006, all other relevant provisions of the Companies Act 2006, the UK companies law and all relevant procedural rules and practice directions or similar relating to and relevant to a scheme of arrangement under Part 26 of the Companies Act 2006 (collectively, the “UK Scheme Regulations”) and, in the case of Topco, the relevant provisions of the DGCL;

WHEREAS, the board of directors of each of Orca and Topco have, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Laws of England and Wales (“English Law”) and the DGCL, respectively, unanimously approved this Agreement and the Combinations, including the Orca Scheme and the Contributions, pursuant to which each issued and outstanding ordinary share, par value $0.00001 per share, of Orca (the “Orca Shares”), other than any Orca Shares held by Orca in treasury, shall be acquired by (or transferred within, as the case may be) a DR Nominee on behalf of Topco in exchange for Topco Shares pursuant to the Orca Scheme in exchange for (i) 0.1055 (the “Orca Exchange Ratio”) shares of common stock, par value $0.001 per share, of Topco (the “Topco Shares”); and (ii) the Cash Portion (as defined below) to be paid pursuant to Section 1.4 below, Topco will thereafter contribute depositary interests in the Orca Shares held by the DR Nominee received by it in the Orca Scheme to U.S. Holdco Sub and U.S. Holdco Sub will thereafter contribute such depositary interests in the Orca Shares to U.S. Holdco Sub 2;

WHEREAS, the board of directors of Laguna (the “Laguna Board”) has, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, unanimously approved this Agreement and the Combinations, including the proposed merger of U.S. Merger Sub with and into Laguna immediately following consummation of the Orca Scheme, with Laguna surviving the Laguna Merger as a wholly owned subsidiary of Topco (the “Laguna Merger” and, together with the Orca Scheme, the “Combinations”), pursuant to which each share of common stock, par value $0.001 per share, of Laguna (the “Laguna Shares”), other than Laguna Shares owned by Laguna, Orca, Topco, U.S. Merger Sub or any of their respective wholly owned Subsidiaries, shall be converted into the right to receive one (the “Laguna Exchange Ratio”) Topco Share;

WHEREAS, the board of directors of Orca (the “Orca Board”) has determined that the Combinations, including the Orca Scheme and the other transactions contemplated by this Agreement, are consistent with and will further the business strategies and goals of Orca, and are in the best interests of Orca and its stockholders and (a) has approved the Combinations, including the Orca Scheme (subject to passing of the Orca Requisite Vote) and the other transactions contemplated by this Agreement, (b) declared it advisable to enter into this Agreement and approved the execution, delivery and performance of this Agreement, and (c) has determined, subject to its duties under applicable Law, to recommend that the Orca Shareholders adopt this Agreement, approve the Orca Scheme and the transactions contemplated by this Agreement and pass the Orca Requisite Vote (such recommendation, the “Orca Recommendation”);

WHEREAS, the Laguna Board has determined that the Combinations, including the Laguna Merger and the other transactions contemplated by this Agreement, are consistent with and will further the business strategies and goals of Laguna, and are in the best interests of Laguna and its stockholders, and (a) has approved and declared advisable this Agreement and Combinations, including the Laguna Merger and the transactions contemplated by this Agreement, and (b) has determined, subject to its duties under applicable Law, to recommend that the Laguna stockholders adopt this Agreement and the transactions contemplated by this Agreement (such recommendation, the “Laguna Recommendation”);

WHEREAS, each of the sole stockholder of Topco and the Board of Directors of Topco, the sole stockholder and the Board of Directors of U.S. Merger Sub, the sole stockholder and the Board of Directors of U.S. Holdco Sub, and the sole stockholder and the Board of Directors of U.S. Holdco Sub 2, has determined that the Combinations, including the Orca Scheme, the Laguna Merger and the other transactions contemplated by this Agreement, are consistent with and will further the business strategies and goals of Topco, U.S. Merger Sub, U.S. Holdco Sub, and U.S. Holdco Sub 2, respectively, and are in the best interest of Topco, U.S. Merger Sub, U.S. Holdco Sub, and U.S. Holdco Sub 2, respectively, and each of their respective stockholders, and has approved this Agreement and the Combinations, including the Orca Scheme (subject to receipt of the Orca Requisite Vote), the Laguna Merger and the other transactions contemplated by this Agreement;

WHEREAS, for United States federal income Tax purposes, it is intended that the Combinations, taken together as a single integrated transaction, will qualify as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and the payment of the Cash Portion shall be treated as a payment pursuant to Section 351(b) of the Code and that the Laguna Merger will also qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

WHEREAS, this Agreement shall constitute an “agreement of merger” for purposes of Section 251 of the DGCL and a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3;

WHEREAS, concurrently with the execution of this Agreement, Carlyle Partners VI Cayman Holdings, L.P., a Cayman Islands exempted limited partnership (“Carlyle”) and holder of approximately 49.79% of the Orca Shares (as defined below) that are issued and outstanding on the date hereof, is executing and delivering to Laguna a transaction support agreement, pursuant to which Carlyle is agreeing to, among other things, take certain actions in support of the Combinations on the terms and conditions set forth therein;

WHEREAS, concurrently with the execution of this Agreement, Topco, Laguna, Orca and Carlyle are entering into a stockholders agreement regarding certain rights of Carlyle as a stockholder of Topco from and after the Orca Effective Time; and

WHEREAS, each of the parties desires to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

THE COMBINATIONS

Section 1.1. The Combinations.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with English Law (including the UK Scheme Regulations), the Orca Scheme and the DGCL, as applicable, at the Orca Effective Time, having received the Orca Scheme Order which shall have been duly filed with the Registrar, the Orca Scheme shall occur, upon the consummation of which all Orca Shares, other than the Excluded Orca Shares, will be transferred to Computershare Limited or another company mutually acceptable to Laguna and Orca and falling within Section 67(6) of the Finance Act 1986 (such company, a “DR Nominee”) on behalf of Topco in exchange for Topco Shares, such that Orca will become a wholly-owned direct subsidiary of the DR Nominee on behalf of Topco and Topco shall allot and issue the Topco Shares in accordance with Section 1.4. The Orca Scheme shall have the effects set forth in this Agreement and the Orca Scheme Terms. The parties shall take all actions necessary so that the articles of association of Orca shall be amended as part of the Orca Scheme, and as of the Orca Effective Time, to read in their entirety in the form attached hereto as Exhibit A, and such articles, as so amended, shall be the articles of Orca until thereafter changed or amended as provided therein or by applicable Law. In this Clause 1.1(a), references to Orca Shares being transferred to the DR Nominee on behalf of Topco shall, to the extent that such Orca Shares are already held by the DR Nominee at the Orca Effective Time, be construed as references to the DR Nominee ceasing to hold such Orca Shares on behalf of any other person and commencing holding such Orca Shares on behalf of Topco. As of the Orca Effective Time, the sole member of the board of directors of Orca shall be an individual reasonably acceptable to Laguna, and shall hold office in accordance with the articles of association of Orca, as amended as part of the Orca Scheme. As of the Orca Effective Time, the officers of Orca shall be individuals reasonably acceptable to Laguna, and shall hold office in accordance with the articles of association of Orca, as amended as part of the Orca Scheme.

(b) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Laguna Effective Time, the Laguna Merger shall occur, upon the consummation of which U.S. Merger Sub shall be merged with and into Laguna, the separate existence of U.S. Merger Sub shall thereupon cease and Laguna shall continue as the surviving corporation (the “Laguna Merger Surviving Corporation”). The Laguna Merger shall be preceded by the completion of the Orca Scheme. As a result of the Laguna Merger, Laguna shall become a wholly owned direct Subsidiary of Topco. The Laguna Merger shall have the effects specified in the DGCL. Without limiting the generality of the foregoing, from and after the Laguna Effective Time, the Laguna Merger Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Laguna and U.S. Merger Sub, all as provided under the DGCL. At the Laguna Effective Time, the certificate of incorporation of Laguna shall be amended to read in its entirety in the form attached hereto as Exhibit B, and as so amended, shall be the certificate of incorporation of the Laguna Merger Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The parties shall take all actions necessary so that the bylaws of Laguna shall be amended as of the Laguna Effective Time to read in their entirety in the form attached hereto as Exhibit C, and such bylaws, as so amended, shall be the bylaws of the Laguna Merger Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. As of the Laguna Effective Time, the sole member of the board of directors of U.S. Merger Sub shall be an individual reasonably acceptable to Laguna, and shall hold office in accordance with the certificate of incorporation and bylaws of the Laguna Merger Surviving Corporation. As of the Laguna Effective Time, the sole officer of Laguna immediately prior to the Laguna Effective Time shall be an individual reasonably acceptable to Laguna, and shall hold office in accordance with the certificate of incorporation and bylaws of the Laguna Merger Surviving Corporation.

Section 1.2. Closing. Topco and Orca shall each use their respective reasonable best efforts to obtain the Orca Scheme Order, including by promptly making all necessary applications under, and otherwise satisfying the requirements of, the UK Scheme Regulations, as promptly as practicable after the date hereof (but excluding any obligation to agree to any conditions or modifications to the Orca Scheme in respect of any substantive action or agreement) and subject to the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions), and will appear by counsel reasonably satisfactory to the parties (the “Scheme Counsel”) at a hearing (an “Orca Sanction Hearing”) to seek an order of the High Court of England and Wales (the “English Court”) under the UK Scheme Regulations sanctioning the Orca Scheme (the “Orca Scheme Order”) which shall be effective once the Orca Scheme Order is duly filed with the Registrar in accordance with Section 1.3(a) (such date the “Scheme Effective Date”). The date on which the Orca Scheme Order is filed with the Registrar in accordance with Section 1.3(a) shall be the “Closing Date,” and the time at which the Registrar receives the Orca Scheme Order shall be the “Closing.” Following the receipt of the Orca Scheme Order, the parties shall not take any action to amend, modify, rescind or terminate the Orca Scheme Order. For purposes of this Agreement, “Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in (i) London, England and (ii) New York, State of New York, United States of America.

Section 1.3. Effective Time.

(a) The parties shall make or cause to be made all filings and recordings required by English Law and the DGCL in connection with the due and effective implementation of the Orca Scheme, including the due filing of the Orca Scheme Order with the Registrar of Companies in England and Wales (the “Registrar”), as required in accordance with the UK Scheme Regulations and applicable Law as promptly as practicable following the grant by the English Court of the Orca Scheme Order.

(b) Subject to the terms and conditions set forth in this Agreement, on the date on which the Orca Scheme Order is duly filed with the Registrar, and as soon as practicable after such time, and in no event prior thereto, Laguna shall file a certificate of merger relating to the Laguna Merger (the “Laguna Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL, which Laguna Certificate of Merger shall specify the Laguna Effective Time contemplated by Section 1.3(c).

(c) The parties agree that the Combinations shall become effective sequentially (i) with the Orca Scheme Order becoming effective on the Scheme Effective Date at the time the Orca Scheme Order is duly delivered to the Registrar, such time being the “Orca Effective Time” and (ii) with the Laguna Certificate of Merger providing that the Laguna Merger shall become effective on the Scheme Effective Date immediately following the Orca Effective Time (or such subsequent time as Orca and Laguna shall agree and as shall be specified in the Laguna Certificate of Merger, and in no event prior to the Orca Effective Time), such time being the “Laguna Effective Time”.

Section 1.4. Effect of the Orca Scheme on Orca Shares. As a result of the Orca Scheme and without any action on the part of Topco (other than in respect of the allotment and issuance of Topco shares in accordance with Section 1.7), Orca, or the holder of any capital stock of Topco or Orca, at the Orca Effective Time:

(a) Transfer of Orca Shares. Each issued and outstanding Orca Share at the Orca Effective Time (other than Orca Shares that are held in the treasury of Orca immediately prior to the Orca Effective Time (each, an “Excluded Orca Share”)) shall be transferred to the DR Nominee (for the benefit of Topco) in accordance with the terms of this Agreement and the Orca Scheme such that the holders of the Orca Shares (and any holders of depositary interests in Orca Shares) shall cease to have any rights with respect to the Orca Shares, except their rights under the Orca Scheme. At the Orca Effective Time, or as soon as reasonably practicable thereafter, the statutory register of members for Orca shall be updated in accordance with the Orca Scheme to reflect the transfer of the Orca Shares under the Orca Scheme to Topco. In this Clause 1.4(a), references to Orca Shares being transferred to the DR Nominee (for the benefit of Topco) shall, to the extent that such Orca Shares are already held by the DR Nominee at the Orca Effective Time, be construed as references to the DR Nominee ceasing to hold such Orca Shares for the benefit of any other person and commencing holding such Orca Shares for the benefit of Topco.

(b) Topco Share and Cash Allotment. Subject to and in consideration for the transfer of the Orca Shares pursuant to Section 1.4(a), Topco shall, under the Orca Scheme and subject to the terms and conditions thereof and subject to Section 1.7, allot and issue, for each issued and outstanding Orca Share at the Orca Effective Time (other than the Excluded Orca Shares), (i) the Orca Exchange Ratio of a validly issued, fully paid and non-assessable Topco Share, having the terms set forth in the Topco Charter together with all rights at the Orca Effective Time or thereafter attached thereto, including the right to receive and retain all dividends and other distributions (if any) (the “Share Portion”) and (ii) the right to receive from Topco $7.14 in cash (the “Cash Portion” and, together with the Share Portion, the “Orca Scheme Consideration”) immediately following the Orca Effective Time, without any interest thereon and, in each case, subject to any withholding Taxes required by applicable Law in accordance with Section 1.10. The parties’ obligations in relation to the allotment and issue of the Topco Shares will be as set out more specifically in the Orca Scheme.

(c) Exchange of Interests in Orca Shares. As of the Orca Effective Time, the DR Nominee on behalf of Topco shall (to the extent that it is not already the holder) become the holder of all such Orca Shares and each depositary receipt with depositary intermediaries participating in the centralized depositary and clearing system managed by Computershare Trust Company, N.A. (the “Orca Depositary”) previously representing any such shares shall thereafter be represented by Topco Shares allotted for such Orca Shares in the Orca Scheme in accordance with the Orca Scheme Terms, and Section 1.4(a), Section 1.4(b) and Section 1.7 of this Agreement.

(d) No Fractional Shares. No fractional Topco Shares will be issued in the Orca Scheme to any holder of Orca Shares. Notwithstanding any other provision of this Agreement, each holder of Orca Shares converted pursuant to Section 1.4Section 1.5(a) whom would otherwise have been entitled to receive a fraction of a Topco Share shall receive from the Exchange Agent, in lieu thereof, cash (without interest) in an amount representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of Topco Shares which would otherwise be issued (the “Excess Orca Scheme Shares”). The sale of the Excess Orca Scheme Shares by the Exchange Agent shall be executed on Nasdaq, and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to such former holders of Orca Shares, the Exchange Agent shall hold such proceeds in trust for such holders (the “Fractional Interests Trust”). Topco shall pay all commissions, transfer Taxes and other out-of-pocket transaction costs incurred in connection with such sale of the Excess Orca Scheme Shares. The Exchange Agent shall determine the portion of the Fractional Interests Trust to which each holder of Orca Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Fractional Interests Trust by a fraction, the numerator of which is the amount of fractional Topco Shares to which such former holder of Orca Shares is entitled and the denominator of which is the aggregate amount of fractional Topco Shares to which all holders of Orca Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Orca Shares in lieu of fractional Topco Shares, the Exchange Agent shall make available such amounts to such former holders of Orca Shares. Any such sale shall be made within ten (10) Business Days or such shorter period as may be required by applicable Law as soon as reasonably practicable after the Orca Effective Time.

(e) Orca Shareholder Definition. As used in this Agreement, “Orca Shareholder” means a registered holder of Orca Shares as shown from time to time on Orca’s register of members.

(f) Topco and Orca shall take all action necessary so that the Topco Shares owned by Orca shall be transferred to Topco, effective as of the Orca Effective Time, for no consideration.

Section 1.5. Effect of the Laguna Merger on Laguna Shares; Laguna Merger Exchange.

(a) As a result of the Laguna Merger and the transactions contemplated by Section 1.2 and without any additional action on the part of Laguna, U.S. Merger Sub or the holders of any capital stock of Laguna or U.S. Merger Sub, at the Laguna Effective Time:

(i) Laguna Merger Consideration. Topco shall allot and issue for each Laguna Share (other than Excluded Laguna Shares) issued and outstanding immediately prior to the Laguna Effective Time, and each such Laguna Share shall automatically be converted into the right to receive, the Laguna Exchange Ratio of fully paid and non-assessable Topco Shares, having the terms set forth in the Topco Charter (such number of Topco Shares, the “Laguna Merger Consideration” and, together with the Orca Scheme Consideration, the “Combination Consideration”).

(ii) Excluded Laguna Shares. Each Laguna Share owned by Laguna, Orca or U.S. Merger Sub, and in each case not held on behalf of third parties (each, an “Excluded Laguna Share”), issued and outstanding immediately prior to the Laguna Effective Time shall automatically be cancelled and shall cease to exist, with no consideration being paid with respect thereto.

(iii) U.S. Merger Sub Shares. Each issued and outstanding share of common stock, par value $0.01 per share, of U.S. Merger Sub issued and outstanding immediately prior to the Laguna Effective Time shall automatically be converted into the right to receive one fully paid and non-assessable share of common stock, par value $0.01, of the Laguna Merger Surviving Corporation, which shares at such time shall comprise the only outstanding shares of capital stock of the Laguna Merger Surviving Corporation.

(b) In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Laguna Shares in connection with the Laguna Merger.

(c) No Fractional Shares. No fractional Topco Shares will be issued in the Laguna Merger to any holder of Laguna Shares.

(d) Unclaimed Funds. Any portion of the Exchange Fund and Fractional Interests Trust that remains unclaimed by the former stockholders of Laguna for 180 days after the Laguna Effective Time shall be delivered to Topco. Any former stockholders of Laguna who have not theretofore complied with Section 1.8 shall thereafter look only to Topco for delivery of any Topco Shares or Fractional Interests Trust of such stockholders and payment of any dividends and other distributions in respect of Topco Shares of such stockholder payable and/or issuable pursuant to this Section 1.5 upon delivery to the Exchange Agent of the applicable certificates formerly representing the Laguna Shares or written instructions for the transfer and cancellation of any entry in the records of Laguna or its transfer agent formerly representing the Laguna Shares, in each case, without any interest thereon. Notwithstanding the foregoing, none of Topco, Orca, Laguna, U.S. Merger Sub, the Exchange Agent or any other Person shall be liable to any former holder of Laguna Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 1.6. Effect of the Combinations on Options and Awards.

(a) Effect of the Orca Scheme on Orca Stock Awards.

(i) Each option to subscribe for Orca Shares (an “Orca Stock Option”) granted under the employee and director stock plans of Orca (the “Orca Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Orca Effective Time shall cease to represent a right to acquire Orca Shares and shall automatically, without any action on the part of the holders thereof, be converted, at the Orca Effective Time, into (A) an option to purchase Topco Shares (a “Topco Stock Option”) on the same terms and conditions as were applicable under such Orca Stock Option, except as adjusted hereby, (B) with respect to the portion of such Orca Stock Option that is vested as of the Orca Effective Time, a right to receive payment, in cash, equal to the Cash Portion in respect of the Orca Shares that are subject to the vested portion of the Orca Stock Option, and payable pursuant to Section 1.6(a)(vi) below, and (C) with respect to the portion of such Orca Stock Option that is not vested as of the Orca Effective Time, a right to receive payment, in cash, equal to the Cash Portion in respect of the Orca Shares that are subject to the unvested portion of the Orca Stock Option, payable through the payroll system or payroll provider of Topco or its affiliate and subject to applicable withholding, as and when the corresponding portion of the Orca Stock Option vests in accordance with its existing terms (and subject to the same vesting conditions as the existing Orca Stock Option). The number of Topco Shares subject to each such Topco Stock Option shall be equal to the product (rounded down to the nearest whole number) of (x) the number of Orca Shares subject to such Orca Stock Option immediately prior to the Orca Effective Time and (y) the Orca Exchange Ratio, and such Topco Stock Option shall have an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Orca Share of such option immediately prior to the Orca Effective Time divided by (B) the Orca Exchange Ratio; provided, however, that the exercise price and the number of Topco Shares purchasable pursuant to such Topco Stock Option will be determined in a manner consistent with the requirements of Section 409A of the Code, without reducing the total value of consideration provided to the holders of Orca Stock Options hereunder; provided, further, that in the case of any Orca Stock Option to which Section 422 of the Code applies, the exercise price and the number of Topco Shares purchasable pursuant to such Orca Stock Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code without reducing the total value of consideration provided to the holders of Orca Stock Options hereunder.

(ii) Each award of restricted stock, restricted stock units or other similar rights or awards granted under an Orca Stock Plan and relating to Orca Shares (any such award an “Orca Equity Right” and such awards together with the Orca Stock Options, the “Orca Stock Awards”) that is outstanding immediately prior to the Orca Effective Time shall automatically, without any action on the part of the holders thereof, cease to relate to or represent a right to receive Orca Shares and shall be converted, at the Orca Effective Time, into (A) an award of restricted stock, restricted stock units, or other similar rights or awards, as applicable, relating to Topco Shares (a “Topco Equity Right” and, together with the Topco Stock Options, “Topco Stock Awards”) of the same type and on the same terms and conditions as were applicable to the corresponding Orca Equity Right, except as adjusted hereby, and (B) with respect to the portion of such Orca Equity Right that is not vested as of the Orca Effective Time, a right to receive payment, in cash, equal to the Cash Portion in respect of the Orca Shares that are subject to the unvested portion of the Orca Equity Right, payable through the payroll system or payroll provider of Topco or its affiliate and subject to applicable withholding, as and when the corresponding portion of the Orca Equity Right vests in accordance with its existing terms (and subject to the same vesting conditions as the existing Orca Equity Right). The number of Topco Shares covered by each such Topco Equity Right shall be equal to the product (rounded to the nearest whole number) of (x) the number of Orca Shares subject to the Orca Equity Right immediately prior to the Orca Effective Time and (y) the Orca Exchange Ratio.

(iii) To the extent any Orca Stock Award is, immediately prior to the Orca Effective Time, subject to performance-based vesting based on the attainment of a stock price level or target (a “Stock Price Hurdle”), such Stock Price Hurdle shall be adjusted to reflect the Orca Scheme Consideration.

(iv) As soon as practicable after the Orca Effective Time, Topco shall deliver to the holders of Orca Stock Awards appropriate notices setting forth such holders’ rights pursuant to the respective Orca Stock Awards and stating that such Orca Stock Awards and the agreements relating thereto have been assumed by Topco and shall continue in effect on the same terms and conditions (subject to the adjustments required or permitted by Section 1.6(a) after giving effect to the Orca Scheme and the terms of the Orca Stock Plans).

(v) Prior to the Orca Effective Time, Orca shall take all necessary actions for the adjustment of Orca Stock Awards under this Section 1.6(a); provided that such actions shall expressly be conditioned upon the consummation of the Combinations and the other transactions contemplated hereby and shall be of no effect if this Agreement is terminated. Topco shall reserve for issuance a number of Topco Shares at least equal to the number of Topco Shares that will be issuable pursuant to Topco Stock Awards as a result of the actions contemplated by this Section 1.6(a).

(vi) All cash payments described in this Section 1.6(a) shall be paid through the payroll system or payroll provider of Topco or its affiliate; provided that for purposes of Section 1.10, the withholding applicable to the Cash Portion shall be applied solely to such Cash Portion and the withholding applicable to the Share Portion shall be applied solely to such Share Portion. Notwithstanding the foregoing, if any such payment cannot be made through such payroll system or payroll provider, then Topco or its affiliate will issue a check for such payment promptly following the Closing Date.

(b) Effect of the Laguna Merger on Laguna Stock Awards.

(i) Each option to purchase Laguna Shares (a “Laguna Stock Option”) granted under the employee and director stock plans of Laguna (the “Laguna Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Laguna Effective Time shall automatically, without any action on the part of the holders thereof, cease to represent a right to acquire Laguna Shares and shall be converted, at the Laguna Effective Time, into a Topco Stock Option on the same terms and conditions as were applicable under such Laguna Stock Option, except as adjusted hereby. The number of Topco Shares subject to each such Topco Stock Option shall be equal to the product (rounded down to the nearest whole number) of (x) the number of Laguna Shares subject to such option immediately prior to the Laguna Effective Time and (y) the Laguna Exchange Ratio, and such Topco Stock Option shall have an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Laguna Share of such Laguna Stock Option immediately prior to the Laguna Effective Time divided by (B) the Laguna Exchange Ratio; provided, however, that the exercise price and the number of Topco Shares purchasable pursuant to such Topco Stock Option will be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Laguna Stock Option to which Section 422 of the Code applies, the exercise price and the number of Topco Shares purchasable pursuant to such Laguna Stock Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(ii) Each award of restricted stock units, performance restricted stock units or other similar rights or awards granted under a Laguna Stock Plan and relating to Laguna Shares (any such award a “Laguna Equity Right” and such awards together with the Laguna Stock Options, the “Laguna Stock Awards”) that is outstanding immediately prior to the Laguna Effective Time shall automatically, without any action on the part of the holders thereof, cease to relate to or represent a right to receive Laguna Shares and shall be converted, at the Laguna Effective Time, into a Topco Equity Right of the same type and on the same terms and conditions as were applicable to the corresponding Laguna Equity Right, except as adjusted hereby. The number of Topco Shares covered by each such Topco Equity Right shall be equal to the product (rounded to the nearest whole number) of (x) the number of Laguna Shares subject to the Laguna Equity Right immediately prior to the Laguna Effective Time and (y) the Laguna Exchange Ratio.

(iii) To the extent any Laguna Stock Award is, immediately prior to the Laguna Effective Time, subject to any performance-based vesting or other performance conditions, the Laguna Board, or an applicable committee thereof, may, prior to the Orca Effective Time make such equitable adjustments, if any, to the applicable performance goals or conditions relating to such Laguna Stock Awards, as the Laguna Board may determine to be necessary or appropriate as a result of the consummation of the Combinations, which equitable adjustments shall take effect upon and be subject to the consummation of the Combinations and, in each case, subject to and in accordance with the terms and conditions of the Laguna Stock Plans and the Laguna Stock Awards.

(iv) As soon as practicable after the Laguna Effective Time, Topco shall deliver to the holders of Laguna Stock Awards appropriate notices setting forth such holders’ rights pursuant to the respective Laguna Stock Awards and stating that such Laguna Stock Awards and the agreements relating thereto have been assumed by Topco and shall continue in effect on the same terms and conditions (subject to the adjustments required or permitted by Section 1.6(b) after giving effect to the Laguna Merger and the terms of the Laguna Stock Plans).

(v) Prior to the Laguna Effective Time, Laguna shall take all necessary action for the adjustment of Laguna Stock Awards under this Section 1.6(b); provided, that such actions shall expressly be conditioned upon the consummation of the Combinations and the other transactions contemplated hereby and shall be of no effect if this Agreement is terminated. Topco shall reserve for issuance a number of Topco Shares at least equal to the number of Topco Shares that will be issuable pursuant to Topco Stock Awards as a result of the actions contemplated by this Section 1.6(b).

(vi) Prior to the Laguna Effective Time, the Board of Directors of Laguna or the appropriate committee thereof shall take all reasonable actions, including adopting any necessary resolutions or amendments with respect to the

Laguna’s Amended and Restated 1983 Employee Stock Purchase Plan (the “Laguna ESPP”) to effectuate the following: (i) to cause the “Purchase Period” (as defined in the Laguna ESPP) commencing on August 15, 2021 to be the final Purchase Period under the Laguna ESPP and the options under the Laguna ESPP to be exercised on the earlier of (x) the scheduled purchase date for such Purchase Period and (y) the date that is five business days prior to the Laguna Effective Time (with any participant payroll deductions not applied to the purchase of shares returned to the participant) and (ii) to terminate the Laguna ESPP effective immediately prior to the Laguna Effective Time.

(vii) Prior to the Scheme Effective Date, Topco shall adopt an employee stock purchase plan on terms mutually agreeable between Laguna and Orca, and submit such employee stock purchase plan for approval by the stockholders of Topco in a manner compliant with applicable law.

(c) At the Orca Effective Time and the Laguna Effective Time, as applicable, if Topco determines that it desires to do so, Topco may assume any or all of the Orca Stock Plans or Laguna Stock Plans. If Topco elects to so assume any Orca Stock Plan or Laguna Stock Plan, then, under such Orca Stock Plan or Laguna Stock Plan, as applicable, Topco will be entitled to grant stock awards, to the extent permissible under applicable Laws, using the share reserves of such Orca Stock Plan or Laguna Stock Plan, as applicable, as of the Orca Effective Time or Laguna Effective Time, as applicable (including any shares returned to such share reserves as a result of the termination or forfeiture of a Topco Stock Award that is issued or granted in substitution of an Orca Stock Award or Laguna Stock Award pursuant to this Section 1.6), except that: (i) shares covered by such awards will be Topco Shares; (ii) all references in such Orca Stock Plan or Laguna Stock Plan to a number of shares will be deemed amended to refer instead to that number of Topco Shares (rounded down to the nearest whole share) as adjusted pursuant to the application of the Orca Exchange Ratio or Laguna Exchange Ratio, as applicable; and (iii) the Board of Directors of Topco (the “Topco Board”) or a committee thereof will succeed to the authority and responsibility of the Orca Board or Laguna Board or any committee thereof with respect to the administration of such Orca Stock Plan or Laguna Stock Plan, as applicable.

(d) As soon as practicable following the Laguna Effective Time, Topco shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to Topco Shares subject to the Topco Stock Awards held by individuals who are employees, directors or consultants of Topco and its Subsidiaries as of the Scheme Effective Date.

Section 1.7. Exchange of Orca Shares.

(a) Exchange Agent. As promptly as practicable following the date hereof, Topco shall appoint a United States bank or trust company or other independent financial institution in the United States reasonably satisfactory to Orca and Laguna (the “Exchange Agent”) to act, among other things, as exchange agent for the Orca Scheme and the Laguna Merger and to deliver the Orca Scheme Consideration (including all cash payable pursuant to Section 1.6) and the Laguna Merger Consideration to former stockholders of Orca and Laguna, respectively. The parties shall enter into an Exchange Agent Agreement with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement.

(b) Orca Shares shall be transferred under the Orca Scheme in exchange for the Orca Scheme Consideration (without interest and after giving effect to any required Tax withholdings as provided in Section 1.10) in accordance with this Agreement, the Orca Scheme Terms, the Orca Scheme Order, the rules and procedures of any depositary or clearing agency through which such shares are held or traded and applicable Law. Prior to the Orca Sanction Hearing, Laguna will irrevocably commit to Topco and, as may be required, the English Court (on terms satisfactory to each of them) to make available to Topco the Cash Portion of the Orca Scheme Consideration, such that on the Closing Date and immediately following the Laguna Effective Time and in full satisfaction of any obligation to pay the Cash Portion to holders of Orca Shares, Laguna shall deposit, or cause to be deposited, in each case on behalf of Topco, with the Exchange Agent, for the benefit of the holders of Orca Shares issued and outstanding immediately prior to the Orca Effective Time, for exchange in accordance with Section 1.6 through the Exchange Agent, sufficient cash to make delivery of the Cash Portion to such holders pursuant to Section 1.4(d).

(c) Each Excluded Orca Share shall immediately following the Orca Effective Time be cancelled and shall cease to exist, with no consideration being paid with respect thereto.

Section 1.8. Exchange of Laguna Certificates and Laguna Book-Entry Shares.

(a) Exchange Fund. Topco shall deposit with the Exchange Agent, for the benefit of the holders of Laguna Shares (other than the Excluded Laguna Shares), for exchange in accordance with this ARTICLE I, a number of Topco Shares equal to the total number of Topco Shares issuable pursuant to Section 1.5 (the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver Topco Shares contemplated to be issued pursuant to Section 1.5 out of the Exchange Fund.

(b) Exchange Procedures.

(i) Certificates. As soon as practicable after the Laguna Effective Time (and in no event later than five (5) days after the Laguna Effective Time), Topco shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Laguna Effective Time, a holder of record of Laguna Shares (other than the Excluded Laguna Shares) represented by a certificate (each a “Laguna Certificate”): (A) an appropriate and customary letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Laguna Certificates shall pass, only upon delivery of the Laguna Certificates to the Exchange Agent, and shall otherwise be in such form as Topco, Laguna and the Exchange Agent shall reasonably agree; and (B) instructions for use in effecting the surrender of the Laguna Certificates (or affidavits of loss in lieu of the Laguna Certificates as provided in Section 1.8(e)) in exchange for the Laguna Merger Consideration. Upon surrender of a Laguna Certificate (or affidavit of loss in lieu of the Laguna Certificate as provided in Section 1.8(e)) to the Exchange Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Laguna Certificate shall be entitled to receive in exchange therefor the Laguna Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 1.10), and the Laguna Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Laguna Certificates. In the event of a transfer of ownership of Laguna Shares that is not registered in the transfer records of Laguna, the Laguna Merger Consideration, upon due surrender of the Laguna Certificate, may be issued to such transferee if the Laguna Certificate formerly representing such Laguna Shares is presented to the Exchange Agent, accompanied by all documents reasonably required by Topco to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. Until surrendered as contemplated hereby, each Laguna Certificate shall be deemed at any time after the Laguna Effective Time to represent only the right to receive the Laguna Merger Consideration (in each case, without interest and after giving effect to any required Tax withholdings as provided in Section 1.10) as contemplated by this Agreement. For the purposes of this Agreement, the term “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or Self-Regulatory Organization or other entity of any kind or nature. “Self-Regulatory Organization” means any United States or non-United States commission, board, agency or body that is not a Governmental Entity but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, electronic communication networks, insurance companies or agents, investment companies or investment advisers, including Nasdaq Global Select Market (“Nasdaq”).

(ii) Laguna Book-Entry Interests. Notwithstanding anything to the contrary contained in this Agreement, no holder of rights to an entry in the records of Laguna or its transfer agent representing Laguna Shares (the “Laguna Book-Entry Interests”) shall be required to deliver a Laguna Certificate or, in the case of holders of Laguna Book-Entry Interests held through The Depositary Trust Company, an executed letter of transmittal to the Exchange Agent to receive the Laguna Merger Consideration that such holder is entitled to receive pursuant to this Section 1.8. In lieu thereof, each holder of record of one or more Laguna Book-Entry Interests held through The Depositary Trust Company whose Laguna Shares were converted into the right to receive the Laguna Merger Consideration shall automatically upon the Laguna Effective Time be entitled to receive, and Topco shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Laguna Effective Time, in respect of each such Laguna Book-Entry Interest the Laguna Merger Consideration, without interest and after giving effect to any required Tax withholdings as provided in Section 1.10), and such Laguna Book-Entry Interests of such holder shall forthwith be cancelled. As soon as practicable after the Laguna Effective Time (and in no event later than five (5) days after the Laguna Effective Time), Topco shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Laguna Effective Time, a holder of record of Laguna Book-Entry Interests not held through The Depositary Trust Company: (A) an appropriate and customary letter of transmittal, which shall be in such form as Topco, Laguna and the Exchange Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the Laguna Merger Consideration. Upon delivery of such letter of transmittal to the Exchange Agent, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Laguna Book-Entry Interests shall be entitled to receive in exchange therefor the Laguna Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 1.10), and such Laguna Book-Entry Interests so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of Laguna Book-Entry Interests. The Laguna

Merger Consideration with respect to Laguna Book-Entry Interests shall only be made to the Person in whose name such Laguna Book-Entry Interests are registered. Until paid or surrendered as contemplated hereby, each Laguna Book-Entry Interest shall be deemed at any time after the Laguna Effective Time to represent only the right to receive the Laguna Merger Consideration as contemplated by this Agreement.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Laguna Effective Time, the stock transfer books of Laguna shall be closed and thereafter there shall be no further registration of transfers of Laguna Shares on the records of Laguna. From and after the Laguna Effective Time, the holders of Laguna Certificates and Laguna Book-Entry Interests representing Laguna Shares outstanding immediately prior to the Laguna Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law, subject, however, to the Laguna Merger Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Laguna Effective Time that may have been declared or made by Laguna on such Laguna Shares not in violation of the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Laguna Effective Time. If, after the Laguna Effective Time, Laguna Certificates representing Laguna Shares are presented to Topco for any reason, they shall be cancelled and exchanged for the Laguna Merger Consideration as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. At any time following one (1) year after the Scheme Effective Date, Topco shall be entitled to require the Exchange Agent to deliver to it, or its nominee, any Topco Shares remaining in the Exchange Fund made available to the Exchange Agent and not delivered to holders of Laguna Certificates or Laguna Book-Entry Interests, and thereafter such holders shall be entitled to look only to Topco (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Laguna Merger Consideration payable upon due surrender of their Laguna Certificates or Laguna Book-Entry Interests and compliance with the procedures in Section 1.8. If, prior to six (6) years after the Scheme Effective Date (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Laguna Certificates or Laguna Book-Entry Interests has not complied with the procedures in Section 1.8 to receive the Laguna Merger Consideration to which such holder would otherwise be entitled, the Laguna Merger Consideration to which such holder would otherwise be entitled in respect of such Laguna Certificates or Laguna Book-Entry Interests shall, to the extent permitted by applicable Law, become the property of Topco, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither Topco nor the Exchange Agent shall be liable to any holder of a Laguna Certificate or Laguna Book-Entry Interests for Laguna Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Laguna Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Laguna Certificates, upon the making of an affidavit of that fact by the holder thereof, the Laguna Merger Consideration payable in respect thereof pursuant to Section 1.5 hereof (after giving effect to any required Tax withholdings as provided in Section 1.10); provided, however, that Topco or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the payment of the Laguna Merger Consideration, require the owners of such lost, stolen or destroyed Laguna Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Topco or the Exchange Agent with respect to the Laguna Certificates alleged to have been lost, stolen or destroyed.

(f) Distributions with Respect to Unexchanged Topco Shares. No dividends or other distributions declared or made after the Laguna Effective Time with respect to Topco Shares with a record date after the Laguna Effective Time shall be paid to the holder of any unsurrendered Laguna Certificate or Laguna Book-Entry Interest with respect to Topco Shares represented thereby, unless and until the holder of such Laguna Certificate or Laguna Book-Entry Interest shall surrender such Laguna Certificate or Laguna Book-Entry Interest. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Laguna Certificate, there shall be paid by Topco to the holder of the certificates representing Topco Shares issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Laguna Effective Time theretofore paid with respect to such Topco Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Laguna Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such Topco Shares.

Section 1.9. Contributions. Immediately following, and as part of a plan that includes, the Combinations, Topco shall transfer (the “First Contribution”) 100% of the depositary interests in the issued and outstanding Orca Shares held by the DR Nominee and the Deferred Shares to U.S. Holdco Sub as a contribution to capital and, at least two days following the

First Contribution, U.S. Holdco Sub will transfer (the “Second Contribution” and, collectively with the First Contribution, the “Contributions”), 100% of the depositary interests in the issued and outstanding Orca Shares held by U.S. Holdco Sub and the Deferred Shares to U.S. Holdco Sub 2, a newly formed Delaware corporation wholly owned by U.S. Holdco Sub.

Section 1.10. Withholding. Each of Laguna, Orca, Topco, the Laguna Merger Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement or the Orca Scheme such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld by Laguna, Orca, Topco, the Laguna Merger Surviving Corporation or the Exchange Agent, as the case may be and paid over to the appropriate Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made. All parties to this Agreement shall cooperate in coordinating the deduction and withholding of any Tax required to be deducted and withheld under applicable Tax Law.

Section 1.11. Merger Consideration Adjustment. In the event that between the date of this Agreement and the Laguna Effective Time, the outstanding Orca Shares or Laguna Shares or securities convertible into, or exercisable or exchangeable for Orca Shares or Laguna Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend or distribution, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein (including any exchange ratio) which is based upon the number of Orca Shares or Laguna Shares, as the case may be, will be appropriately adjusted to provide to the stockholders of both Orca and Laguna the same economic effect as contemplated by this Agreement prior to such event.

Section 1.12. Orca and Topco Actions Prior to and at Closing.

(a) On or prior to Closing, Orca shall procure that a meeting of the Orca Board is held at which resolutions are passed (conditional upon the delivery of the Orca Scheme Order to the Registrar and effective as at the Orca Effective Time) approving: (i) the transfer to (or, as applicable, within) the DR Nominee of the Orca Shares provided to be transferred under the Orca Scheme and the registration as a member of such person(s) in accordance with the Orca Scheme in respect of such Orca Shares, with such Orca Shares to be subsequently transferred by the DR Nominee to Topco, (ii) the removal or resignation of the directors of Orca, (iii) the appointment of such persons as Orca shall determine (acting reasonably) as the directors of Orca and (iv) the (A) transfers to (a) Topco at the Orca Effective Time; (b) to U.S. Holdco Sub at the time of the First Contribution and (c) to U.S. Holdco Sub 2 at the time of the Second Contribution, each for nil consideration and (B) subsequent repurchase by Orca (no earlier than one day after the Orca Conversion) for nil consideration, and subsequent cancellation, of the 50,001 deferred shares of £1.00 each in the share capital of Orca (the “Deferred Shares”), and directing Orca’s officers to take such actions within their control to effect such transfers, repurchase and cancellation.

(b) On or prior to Closing, Topco shall procure that a meeting of the Topco Board is held at which resolutions are passed (conditional upon the delivery of the Orca Scheme Order to the Registrar and effective as at the Orca Effective Time) approving (i) the allotment and issue, in accordance with and subject to the terms and conditions of the Orca Scheme, to holders of the Orca Shares, subject to the Orca Scheme, of the number of Topco Shares provided for in the Orca Scheme and (ii) the appointment to the Topco Board of such persons as are nominated pursuant to Section 3.1.

(c) On the Closing Date, Orca shall: (i) deliver the Orca Scheme Order to the Registrar with a copy to Topco and Laguna, (ii) deliver to Topco a certified copy of the resolutions referred to in Section 1.12(a) and (iii) deliver to Topco all share certificates received by Orca in respect of the Orca Shares transferred to a DR Nominee in accordance with the Orca Scheme, provided that, to the extent that any such share certificates are received after the Closing Date, delivery to Topco shall be made as soon as reasonably practicable thereafter.

(d) On the Closing Date, Topco shall deliver to Orca and Laguna a certified copy of the resolutions referred to in Section 1.12(b).

Section 1.13. Further Assurances. If at any time before or after the Orca Effective Time, the parties reasonably believe or are advised that any further instruments, deeds, documents, conveyances, assignments or assurances are reasonably necessary or desirable to consummate the Combinations or to carry out the purposes and intent of this Agreement at or after the Orca Effective Time, then the parties and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Combinations and to carry out the intent and purposes of this Agreement in accordance with its terms and conditions.

ARTICLE II

GOVERNING DOCUMENTS AND

ADDITIONAL MATTERS CONCERNING TOPCO GROUP

Section 2.1. Topco Charter and Bylaws. Prior to the Orca Effective Time, the sole stockholder of Topco shall adopt the Amended and Restated Certificate of Incorporation of Topco, substantially in the form attached hereto as Exhibit D and as otherwise set forth in this Agreement (the “Topco Charter”), to be in effect as of the Orca Effective Time, or prior to the Orca Effective Time if mutually agreed by Laguna and Orca. Prior to the Orca Effective Time, the board of directors of Topco shall adopt the Amended and Restated Bylaws of Topco, substantially in the form attached hereto as Exhibit E and as otherwise set forth in this Agreement (the “Topco Bylaws”), to be in effect as of the Orca Effective Time, or prior to the Orca Effective Time if mutually agreed by Laguna and Orca. The Topco Charter and Topco Bylaws shall remain in effect as of the Laguna Effective Time.

Section 2.2. Additional Matters Concerning Topco and its Subsidiaries. From and after the Laguna Effective Time, unless prohibited by applicable Law, Topco and its Subsidiaries (together, following the consummation of the Combinations, the “Topco Group”) shall undertake the following, and have the following characteristics, as of and after the Laguna Effective Time:

(a) Corporate Name and Headquarters. As of each of the Orca Effective Time and the Laguna Effective Time, the name of Topco shall be “Quidel Holdings Co.” or such other name mutually agreed by Orca and Laguna prior to the Closing, as reflected in the Topco Charter. The executive headquarters of the Topco Group shall be in San Diego, California, and other appropriate offices shall be in various locations consistent with the business needs of the Topco Group.

(b) Listing Matters. Prior to the Orca Effective Time, (i) Orca shall take all actions as may be reasonably necessary such that the de-listing of the Orca Shares from Nasdaq and the deregistration of the Orca Shares under the Exchange Act shall occur promptly after the Orca Effective Time and (ii) Laguna shall take all actions as may be reasonably necessary such that the de-listing of the Laguna Shares from Nasdaq and the deregistration of the Laguna Shares under the Exchange Act shall occur promptly after the Laguna Effective Time.

(c) Exchange Listing and Ticker Symbol. Prior to the Orca Effective Time, Topco, Laguna and Orca shall use their respective reasonable best efforts to cause Topco Shares to be issued in the Combinations and the other Topco Shares to be reserved for issuance upon exercise of the Topco Stock Awards pursuant to this Agreement to be approved for listing on Nasdaq under a ticker symbol mutually agreed by Laguna and Orca, subject, in each case, to official notice of issuance, prior to the Scheme Effective Date. If at any time prior to the Orca Effective Time any of the parties discover that an amendment or supplement to documents or other information filed with Nasdaq should be filed pursuant to applicable Law, or so that any such documents or information would not include any misstatement of a material fact or any omission of any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that makes such discovery shall promptly notify the other parties and each party shall use reasonable best efforts to cause an appropriate amendment or supplement to be filed with Nasdaq, and, to the extent required by applicable Law, to cause such information to be made public.

(d) Tax-Free Reorganization Matters. Each of the parties intends that, for United States federal income tax purposes, (i) the Laguna Merger and the Orca Scheme, taken together as a single integrated transaction, will qualify as an exchange described under Section 351 of the Code and the payment of the Cash Portion shall be treated as a payment pursuant to Section 351(b) of the Code (this clause (i), the “Intended Tax Treatment”) and (ii) the Laguna Merger will also qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and (iii) this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

(e) Successor Status. The parties agree that Laguna will be the successor issuer for purposes of Section 12 of the Exchange Act and shall be deemed the acquirer for accounting purposes.

ARTICLE III

BOARD AND MANAGEMENT OF TOPCO GROUP

Section 3.1. Board of Directors and Board Committees of Topco; Management of the Topco Group.

(a) Unless otherwise agreed by Orca and Laguna prior to the Orca Effective Time, the parties shall cause the Topco Board to consist, at the Orca Effective Time, of twelve (12) members, comprised of: (i) eight (8) members designated by Laguna, of which one shall be the Chief Executive Officer of Laguna immediately prior to the Laguna Effective Time and at least four (4) of whom shall qualify as an “independent director” under applicable rules of Nasdaq and (ii) four (4) members designated by Orca, of which at least two (2) of whom shall qualify as an “independent director” under applicable rules of Nasdaq. Each of the members of the Topco Board designated by Orca shall be reasonably acceptable to the Nominating and Governance Committee of the Laguna Board. Unless otherwise agreed by Orca and Laguna, at the Orca Effective Time, a member of the Laguna Board immediately prior to the Laguna Effective Time shall be chairman of the Topco Board, Douglas Bryant (“Bryant”) shall be the Chief Executive Officer of Topco and an officer of Laguna immediately prior to the Laguna Effective Time shall be the President of Topco.

(b) At the Orca Effective Time, the Topco Board shall constitute the following committees of the Topco Board, each of which shall consist of one (1) member of the Topco Board designated by Orca and not less than two (2) additional members of the Topco Board designated by Laguna, in each case, subject to applicable legal and regulatory requirements (including listing standards of applicable Self-Regulatory Organizations) and, in the case of the of the Orca designees, shall be reasonably acceptable to the Topco Board: (i) the Audit Committee, (ii) the Nominating and Governance Committee, and (iii) the Compensation Committee. As of the Orca Effective Time, the Audit Committee. the Nominating and Governance Committee, and the Compensation Committee shall each be chaired by a member of the Topco Board designated by Laguna. The charters for the Audit Committee, the Nominating and Governance Committee and the Compensation Committee shall each be substantially similar to the charters for the respective Laguna committees that are in effect as of the date of this Agreement.

Section 3.2. Management. Unless otherwise agreed by Orca and Laguna, at the Orca Effective Time, Joseph Busky shall be the Chief Financial Officer of Topco, Michael Iskra shall be Chief Commercial Officer of Topco and Robert Bujarski shall be Chief Operating Officer of Topco (the three foregoing individuals, together with Bryant, the “Designated Executives”). The other individuals to be appointed as executive officers of Topco as of the Orca Effective Time shall be selected by the Designated Executives, subject to the final determination of Bryant.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Except as set forth (1) in the case of any representation and warranty made by Laguna, in the disclosure letter dated as of the date hereof, delivered to Orca by Laguna on or prior to entering into this Agreement (the “Laguna Disclosure Letter”) and except as disclosed in any report, schedule, form, statement or other document of Laguna filed with or furnished to the United States Securities and Exchange Commission (the “SEC”) no later than the Business Day immediately preceding the date hereof and on or after December 31, 2020 and publicly available on the date hereof on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR) (collectively, the “Laguna Reports”) (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any Laguna Reports or any other disclosure in any Laguna Report to the extent that such disclosure is predictive or forward-looking in nature), and (2) in the case of any representation and warranty made by Orca, in the disclosure letter dated as of the date hereof, delivered to Laguna by Orca on or prior to entering into this Agreement (the “Orca Disclosure Letter”) and except as disclosed in any report, schedule, form, statement or other document of Orca filed with or furnished to the SEC no later than the Business Day immediately preceding the date hereof and on or after December 31, 2020 and publicly available on the date hereof on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR) (collectively, the “Orca Reports”) (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any Orca Reports or any other disclosure in any Orca Report to the extent that such disclosure is predictive or forward-looking in nature), each of Laguna and Orca hereby represents and warrants to the other as set forth in this Section 4.1; provided, that any representation or warranty in this Section 4.1 that relates (i) specifically to Laguna or its Subsidiaries shall be deemed to be a representation or warranty made only by Laguna to Orca or (ii) specifically to Orca or its Subsidiaries, including Topco, U.S. Merger Sub, U.S. Holdco Sub, and U.S. Holdco Sub 2, shall be deemed to be a representation or warranty made only by Orca to Laguna.

Section 4.1. Organization, Good Standing and Qualification. Such party is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the laws of its jurisdiction of organization. Each of such party’s Subsidiaries is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the laws of its respective jurisdiction of organization, except where the failure to be so organized, existing and in good standing when taken together with all other such failures, individually or in the aggregate, (a) has not had and is not reasonably expected to have a Material Adverse Effect on such party and (b) is not reasonably expected to prevent or materially impair or delay the consummation of the Combinations or any of the other transactions contemplated by this Agreement. Each of such party and its Subsidiaries has all requisite corporate, company or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority when taken together with all other such failures, individually or in the aggregate, (x) has not had and is not reasonably expected to have a Material Adverse Effect on such party and (y) is not reasonably expected to prevent or materially impair or delay the consummation of the Combinations or any of the other transactions contemplated by this Agreement. Topco is and, as of Closing, U.S. Merger Sub shall be an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the laws of its jurisdiction of organization. Each of Topco, U.S. Holdco Sub, U.S. Holdco Sub 2, and U.S. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. None of Topco, U.S. Holdco Sub, U.S. Holdco Sub 2, or U.S. Merger Sub has conducted any business other than activities incidental to its organization and the consummation of the transactions contemplated by this Agreement.

“Material Adverse Effect” on Laguna, Orca, or, following the consummation of the transactions contemplated by this agreement, Topco, as applicable, means any event, change, circumstance, effect, occurrence, state of facts or development (collectively, “Effect”) that, individually or in the aggregate with all other Effects, materially adversely affects the condition (financial or otherwise), assets, liabilities, business or results of operations of Laguna Group, Orca Group, or, following the consummation of the transactions contemplated by this Agreement, Topco Group taken as a whole, respectively; provided, however, that none of the following, and no Effect resulting from (but only to the extent attributable to), the following, shall constitute a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur:

(a) any change or development in general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any other jurisdiction, except to the extent that such change or development affects the Laguna Group, the Orca Group or the Topco Group, respectively, in a disproportionate manner relative to other businesses operating in the industries in which the Laguna Group, the Orca Group or the Topco Group, respectively, operate;

(b) any change or development to the extent resulting from the execution and delivery of this Agreement or the public announcement, pendency or consummation of the Combinations or any of the other transactions contemplated by this Agreement (in the case of execution and delivery of this Agreement, or consummation, other than for purposes of any representation or warranty contained in Section 4.4(a), including stockholder litigation and the impact of such changes or developments on the relationships, contractual or otherwise, of such party or any of its Subsidiaries with employees, labor unions, clients, customers, suppliers or partners);

(c) any change or development to the extent resulting from any failure of the Laguna Group, the Orca Group or the Topco Group, respectively, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect);

(d) any change, in and of itself, in the market price, credit rating (with respect to such party or its securities) or trading volume of such party’s securities (it being understood that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect);

(e) any change in applicable Law or GAAP (or, in each case, authoritative interpretation thereof), except to the extent that such change or development affects the Laguna Group, the Orca Group or the Topco Group, respectively, in a disproportionate manner relative to other businesses operating in the industries in which the Laguna Group, the Orca Group or the Topco Group, respectively, operate;

(f) geopolitical conditions, the outbreak of hostilities, any acts of war, sabotage or terrorism, any pandemic, epidemic or disease outbreak (including SARS-CoV-2, COVID-19, and any evolutions or other mutations thereof, collectively, “COVID-19”) or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism, pandemic, epidemic or disease outbreak threatened or underway as of the date of this Agreement, except to the extent that such change or development affects the Laguna Group, the Orca Group or the Topco Group, respectively, in a disproportionate manner relative to other businesses operating in the industries in which the Laguna Group, the Orca Group or the Topco Group, respectively, operate;

(g) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent that such change or development affects the Laguna Group, the Orca Group or the Topco Group, respectively, in a disproportionate manner relative to other businesses operating in the industries in which the Laguna Group, the Orca Group or the Topco Group, respectively, operate; or

(h) any change or development to the extent resulting from any action by any member of the Laguna Group, the Orca Group or the Topco Group, respectively, that is expressly required to be taken by this Agreement (other than any actions required to be taken under Section 5.1).

“Laguna Group” means Laguna and its Subsidiaries, taken as a whole.

“Orca Group” means Orca and its Subsidiaries, taken as a whole.

“Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

Section 4.2. Capitalization.

(a) The authorized capital stock of Laguna consists of 97,500,000 Laguna Shares and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Laguna Preferred Stock”). At the close of business on December 22, 2021, (i) 41,685,949 Laguna Shares were issued and outstanding (not including unvested Laguna Equity Rights), (ii) no shares of Laguna Preferred Stock were issued and outstanding, (iii) no Laguna Shares were held in treasury by Laguna, (iv) 722,034 Laguna Shares were subject to outstanding Laguna Stock Options previously granted under the Laguna Stock Plans, (v) 587,485 Laguna Shares were subject to outstanding Laguna Equity Rights previously granted under the Laguna Stock Plans (which number represents, for outstanding awards subject to performance-based vesting under a Laguna Stock Plan, the “target” award level, if applicable), and (vi) 1,979,736 Laguna Shares were reserved and available for future awards that may be granted under the Laguna Stock Plans (exclusive of the outstanding Laguna Stock Options and Laguna Equity Rights reflected in the foregoing clauses (iv) and (v)). From the close of business on December 22, 2021 to the date of this Agreement, there have been no issuances by Laguna of shares of capital stock or voting securities of, or other equity interests in, Laguna, other than upon the exercise of Laguna Stock Options or upon the vesting or settlement of Laguna Equity Rights, in each case outstanding at the close of business on December 22, 2021 and in accordance with their terms in effect at such time.

(b) Each of the outstanding shares of capital stock or other equity interests in Laguna are duly authorized, validly issued, fully paid and non-assessable. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, profits interests, commitments or rights of any kind that obligate Laguna to issue or sell any shares of capital stock or other equity interests of Laguna or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of Laguna, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding bonds, debentures, notes or other debt of Laguna having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of Laguna may vote or be entitled to vote. There are no voting trusts or other agreements or understandings to which Laguna is a party with respect to the voting of capital stock of or equity interests in Laguna.

(c) Each of the outstanding shares of capital stock or other equity interests in each of Laguna’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, and owned by Laguna or by a direct or indirect wholly owned Subsidiary of Laguna. Each of the Laguna Subsidiaries is wholly owned by Laguna or by a direct or indirect wholly owned Subsidiary of Laguna. All shares of capital stock or other equity interests in each of Laguna’s Subsidiaries owned by Laguna or by a direct or indirect wholly owned Subsidiary of Laguna are free and clear of any lien, mortgage, pledge, charge, security interest, easement, covenant, condition, restriction, option, right of first refusal, right-of-way, encroachment, occupancy right, title matter or other encumbrance of any kind, whether voluntarily incurred or arising by operation of Law (“Lien”). There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, profits interests, commitments or rights of any kind that obligate Laguna or any of its Subsidiaries to issue or sell any shares of capital stock or other equity interests of any Laguna Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of any Laguna Subsidiary, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding bonds, debentures, notes or other debt of Laguna’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of Laguna’s Subsidiaries may vote or be entitled to vote. Except as has not had and is not reasonably expected to have a Material Adverse Effect on Laguna Group, there are no voting trusts or other agreements or understandings to which any of Laguna’s Subsidiaries is a party with respect to the voting of capital stock of or equity interests in any of Laguna’s Subsidiaries.

(d) The authorized capital stock of Orca consists of 1,000,000,000 Orca Shares and an unlimited number of Deferred Shares (the “Orca Deferred Stock”). At the close of business on December 20, 2021, (i) 237,174,462 Orca Shares were issued and outstanding (not including unvested Orca Equity Rights), (ii) 50,001 shares of Orca Deferred Stock were issued and outstanding and each of such shares of Orca Deferred Stock are redeemable for no consideration, (iii) no Orca Shares were held in treasury by Orca, (iv) 13,104,644 Orca Shares were subject to outstanding Orca Stock Options previously granted under the Orca Stock Plans, (v) 561,212 Orca Shares were subject to outstanding Orca Equity Rights previously granted under the Orca Stock Plans, and (vi) 7,961,054 Orca Shares were reserved and available for future awards that may be granted under the Orca Stock Plans (exclusive of the outstanding Orca Stock Options and Orca Equity Rights reflected in the foregoing clauses (iv) and (v)). From the close of business on December 20, 2021 to the date of this Agreement, there have been no issuances by Orca of shares of capital stock or voting securities of, or other equity interests in, Orca, other than upon the exercise of Orca Stock Options, upon the vesting or settlement of Orca Equity Rights, in each case outstanding at the close of business on December 20, 2021 and in accordance with their terms in effect at such time.

(e) Each of the outstanding shares of capital stock or other equity interests in Orca are duly authorized, validly issued, fully paid and non-assessable. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, profits interests, commitments or rights of any kind that obligate Orca to issue or sell any shares of capital stock or other equity interests of Orca or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of Orca, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding bonds, debentures, notes or other debt of Orca having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of Orca may vote or be entitled to vote. There are no voting trusts or other agreements or understandings to which Orca is a party with respect to the voting of capital stock of or equity interests in Orca.

(f) Each of the outstanding shares of capital stock or other equity interests of each of Orca’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, and is owned by Orca or by a direct or indirect wholly owned Subsidiary of Orca. Each of the Orca Subsidiaries is wholly owned by Orca or by a direct or indirect wholly owned Subsidiary of Orca. All shares of capital stock or other equity interests in each of Orca’s Subsidiaries owned by Orca or by a direct or indirect wholly owned subsidiary of Orca are free and clear of any Lien. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, profits interests, commitments or rights of any kind that obligate Orca or any of its Subsidiaries to issue or sell any shares of capital stock or other equity interests of any Orca Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of any Orca Subsidiary, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding bonds, debentures, notes or other debt of Orca’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of Orca’s Subsidiaries may vote or be entitled to vote. Except as has not had and is not reasonably expected to have a Material Adverse Effect on Orca Group, there are no voting trusts or other agreements or understandings to which any of Orca’s Subsidiaries is a party with respect to the voting of capital stock of or equity interests in any of Orca’s Subsidiaries.

(g) As of the date hereof, the authorized capital stock of Topco consists of 1,000 shares of common stock, par value $0.001 per share. As of the date hereof, all of the Topco Shares in issue have been duly authorized and are validly issued, fully paid and non-assessable and all of Topco Shares to be issued in connection with the transactions contemplated by this Agreement will be, at the time of issuance, duly authorized, validly issued, fully paid and non-assessable. Except as contemplated by this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, profits interests, commitments or rights of any kind that obligate Topco or any of its Subsidiaries to issue or sell any shares of capital stock or other equity interests of Topco or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of Topco or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding bonds, debentures, notes or other debt of Topco or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of Topco or any of its Subsidiaries may vote or be entitled to vote. There are no voting trusts or other agreements or understandings to which Topco or any of its Subsidiaries is a party with respect to the voting of capital stock of or equity interests in Topco or any of its Subsidiaries.

Section 4.3. Corporate Authority.

(a) Laguna has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the Laguna Merger and the other transactions contemplated hereby (including those steps set forth in Section 5.4), subject only to, in the case of the Laguna Merger, the approval and adoption of this Agreement and the Laguna Merger by the holders of a majority of the outstanding Laguna Shares entitled to vote thereon (the “Laguna Requisite Vote”). This Agreement is a valid and binding agreement of Laguna enforceable against Laguna in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The Laguna Board, at a meeting duly called and held: (A) duly adopted resolutions (x) unanimously approving and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Laguna Merger and (y) unanimously determining, subject to applicable Law, to recommend that the holders of Laguna Shares adopt this Agreement and the transactions contemplated by this Agreement; (B) directing that this Agreement be submitted to the holders of the issued and outstanding Laguna Shares for their adoption as promptly as practicable; and (C) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by Laguna. The Laguna Board has received the opinion of Perella Weinberg Partners LP, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations set forth therein, the Orca Scheme Consideration was fair, from a financial point of view, to Laguna, taking into account the Laguna Exchange Ratio. Laguna shall deliver a true and complete copy of such opinion to Orca for informational purposes only promptly following the execution and delivery of this Agreement. Such opinion is for the benefit of the Laguna Board and may not be relied on by Orca.

(b) Each of Topco, U.S. Merger Sub, U.S. Holdco Sub, and U.S. Holdco Sub 2 has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, deliver and perform its obligations under this Agreement, and to consummate the Combinations and the other transactions contemplated hereby. This Agreement is a valid and binding agreement of Topco enforceable against it in accordance with its terms, subject, as to enforcement, to the Bankruptcy and Equity Exception. Each of the sole stockholder of Topco and the Topco Board has approved and authorized this Agreement, the Combinations and the other transactions contemplated hereby (subject to the approval of the Orca Scheme Terms pursuant to Section 5.3(a)).

(c) Orca has all requisite company power and authority and has taken all company action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the Orca Scheme and the other transactions contemplated hereby (including those steps set forth in Sections 5.3 and 5.4), subject only to, (i) in the case of the Orca Scheme, the filing of the Orca Scheme Terms with the English Court and the English Court consenting to the convening of a meeting of Orca Shareholders as a single class to approve the Orca Scheme, the receipt of the required approval of the Orca Scheme by the English Court, and the approval of the Orca Scheme Terms and the Orca Scheme by a vote of the holders of more than three-quarters of the voting rights attached to the Orca Shares present at a meeting of the stockholders of Orca representing a majority of the registered Orca Shareholders; and (ii) in the case of the Orca General Meeting, the receipt of the required approval of the Orca Shareholders to the Orca Board’s implementation of the Orca Scheme, adoption of the new Orca Articles of Association as set out in Exhibit A (subject to any further amendments as the parties may agree) and the ancillary matters contemplated by this Agreement (the required votes in clauses (i) and (ii) collectively, the “Orca Requisite Vote”). This Agreement is a valid and binding agreement of Orca, enforceable against Orca in accordance with its terms, subject, as to enforcement, to the Bankruptcy and Equity Exception. The Orca Board, at a meeting duly called and held duly adopted resolutions (x) unanimously approving and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Orca Scheme (subject to the approval by the Orca Board of the Orca Scheme Terms pursuant to Section 5.3(a)), (y) unanimously recommending that, subject to applicable Law, the Orca Shareholders approve the Orca Scheme Terms and the transactions contemplated thereby; and (z) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by Orca. The Orca Board has received the opinion of its financial advisor, J.P. Morgan Securities LLC, to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan Securities LLC in preparing its opinion, the Orca Scheme Consideration, was fair, from a financial point of view, to the Orca Shareholders (other than holders of Excluded Orca Shares). Orca shall provide a true and complete copy of which opinion and deliver to Laguna for informational purposes only promptly following the execution and delivery of this Agreement. Such opinion is for the benefit of the Orca Board and may not be relied on by Laguna.

Section 4.4. No Conflicts.

(a) Neither the execution and delivery by such party of this Agreement, the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement, nor the consummation of the Combinations and the other transactions contemplated hereby, (i) will conflict with, or result in a breach or violation of, a termination (or right of termination), modification, cancellation, loss of a benefit under, a requirement of consent or approval, constitute a change of control under or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a Lien on the assets of such party or any of its Subsidiaries (with or without the giving of notice or the lapse of time or both) pursuant to, or permit any other party any improvement in rights with respect to or permit it to exercise, or otherwise constitute a default under, any provision of any Contract or Permit, or result in any change in the rights or obligations of any party under any Contract or Permit, in each case to which such party or any of its Subsidiaries is a party or by which such party or any of its Subsidiaries or any of their respective assets is bound, or (ii) will result in any breach or violation of, or a default under, the provisions of the Organizational Documents of such party or any of its Subsidiaries, or any Law applicable to it, except (in the case of clause (i)) for the respective rights of Creditors under English Law and such conflicts, breaches, violations, defaults, payments, accelerations, creations, permissions or changes that, individually or in the aggregate, (A) have not had and are not reasonably expected to have a Material Adverse Effect on such party and (B) are not reasonably expected to prevent or materially impair or delay the consummation of the Combinations or any of the other transactions contemplated by this Agreement.

(b) The execution and delivery, compliance, performance or consummation of this Agreement shall not result in any breach or violation of, or a default under, the provisions of Topco’s, U.S. Merger Sub’s, U.S. Holdco Sub’s, or U.S. Holdco Sub 2’s Organizational Documents as of Closing, except for such breaches, violations or defaults that, individually or in the aggregate, (A) have not had and are not reasonably expected to have a Material Adverse Effect on Topco and (B) are not reasonably expected to prevent or materially impair or delay the consummation of the Combinations or any of the other transactions contemplated by this Agreement.

“Contract” means, with respect to any Person, any agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed of trust, permit, license, understanding, arrangement, commitment or other obligation, written or oral, to which such Person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject, other than any Benefit Plan.

“Organizational Documents” means, with respect to any Person, the certificate of incorporation, articles of association, limited liability company agreement, bylaws or similar organizational documents of such Person.

Section 4.5. Governmental Approvals and Consents. Other than (a) notifications, filings, notices, reports and applications (collectively, “Filings”) and approvals, consents, clearances, permits, authorizations, waivers and waiting period expirations or terminations (collectively, “Approvals”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the other antitrust, competition, merger control or foreign investment Laws set forth on Section 4.5 of each of the Laguna Disclosure Letter and the Orca Disclosure Letter (such Approvals, collectively, the “Antitrust Approvals”), (b) the approvals and consents to be obtained from the SEC and Nasdaq, (c) the receipt and filing of the Orca Scheme Order with the Registrar, (d) the filing of the Laguna Certificate of Merger, (e) as required in order to comply with other state or local securities, takeover and “blue sky” laws and (f) such other authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions that, if not obtained, made or given, individually or in the aggregate, (i) are not reasonably expected to have a Material Adverse Effect on such party and (ii) are not reasonably expected to prevent or materially impair or delay the consummation of the Combinations or any of the other transactions contemplated by this Agreement, no authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from, or other actions are required to be made by such party or any of its Subsidiaries with, or obtained by such party or any of its Subsidiaries from, any government or governmental or regulatory authority, court or other judicial body, agency, commission, body or other governmental or regulatory entity, United States or non-United States, national or supra-national, state, provincial, municipal or local, including the SEC and the other Regulatory Authorities (“Governmental Entity”) or any Self-Regulatory Organization, in connection with the execution and delivery by such party of this Agreement, the performance by such party of its obligations hereunder and the consummation of the transactions contemplated hereby. For purposes of this Agreement, the term “Regulatory Authority” means any and all relevant regulatory agencies or authorities of the United States, the United Kingdom and other regulatory agencies or authorities, in each case only to the extent that such agency or authority has authority and jurisdiction in the particular context.

Section 4.6. Reports; Financial Statements; Internal Control and Disclosure Control.

(a) Each of the Laguna Reports and Orca Reports were (and any report filed after the date hereof and prior to the Closing of the type that would be a Laguna Report or an Orca Report if filed prior to the date hereof will be) filed in a timely manner and in material compliance with all applicable Laws and other requirements applicable thereto. As of their respective dates (or if amended prior to the date hereof, as of the date of such amendment), the Laguna Reports and the Orca Reports compiled (and any report filed after the date hereof and prior to the Closing of the type that would be a Laguna Report or an Orca Report if filed prior to the date hereof will comply) in all material respects with the requirements under applicable Law regarding the accuracy and completeness of the disclosures contained therein.

(b) All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Laguna and its consolidated Subsidiaries included in the Laguna Reports or any report filed after the date hereof and prior to the Closing of the type that would be a Laguna Report if filed prior to the date hereof (collectively, the “Laguna Financial Statements”) (i) fairly present in all material respects the consolidated financial position and the results of operations, cash flows and changes in stockholders’ equity of Laguna and its consolidated Subsidiaries as of the dates and for the periods referred to therein, (ii) have been or will be, as the case may be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature) and (iii) have been or will be prepared from, are in accordance with and accurately reflect (or with respect to Laguna Reports filed after the date hereof and prior to the Closing, will be prepared from, in accordance with and accurately reflect) the books and records of Laguna and its consolidated Subsidiaries in all material respects.

(c) All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Orca and its consolidated Subsidiaries included in the Orca Reports or any report filed after the date hereof and prior to the Closing of the type that would be an Orca Report if filed prior to the date hereof (the “Orca Financial Statements”) (i) fairly present in all material respects the consolidated financial position and the results of operations, cash flows and changes in stockholders’ equity of Orca and its consolidated Subsidiaries as of the dates and for the periods referred to therein, (ii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature) and (iii) have been or will be prepared from, are in accordance with and accurately reflect (or with respect to Orca Reports filed after the date hereof and prior to the Closing, will be prepared from, in accordance with and accurately reflect) the books and records of Orca and its consolidated Subsidiaries in all material respects.

(d) Each of Laguna and Orca maintains a system of accounting and internal controls effective to provide reasonable assurances regarding the reliability of the consolidated financial reporting and the preparation of the consolidated financial statements of such party and its consolidated Subsidiaries in accordance in all material respects with GAAP and the rules and regulations of the SEC. Based on its most recent evaluation of internal control prior to the date hereof, such party has disclosed to its auditors and the audit committee of the Laguna Board or the Orca Board, as applicable, (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect such party’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in such party’s internal control over financial reporting and any such disclosures have been made available to the other party. Such party is not an “ineligible issuer” as such term is defined in Rule 405 under the Securities Act.

(e) Each of Laguna and Orca is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq and the SEC. As of the date hereof, there are no outstanding or unresolved comments in any comment letters received from the staff of the SEC or Nasdaq (as the case may be) with respect to the Laguna Reports or the Orca Reports. To the knowledge of each of Laguna and Orca, as of the date of this Agreement none of the Laguna Reports, in the case of Laguna, or Orca Reports, in the case of Orca is subject to ongoing review or outstanding comment or investigation by the SEC or Nasdaq.

Section 4.7. Absence of Certain Changes. Except as disclosed in the Laguna Financial Statements for the year ended December 31, 2020 (in the case of Laguna) or the Orca Financial Statements for the year ended January 3, 2021 (in the case of Orca), since December 31, 2020 (in the case of Laguna) or since January 3, 2021 (in the case of Orca), (a) such party and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practice, (b) there has not been any Effect that, individually or in the aggregate, (i) has had or is reasonably expected to have a Material Adverse Effect on such party or (ii) is reasonably expected to prevent or materially impair or delay the consummation of the Combinations or any of the other transactions contemplated by this Agreement, and (c) there has not been any action taken by Laguna or Orca or any of their respective Subsidiaries since December 31, 2020 (in the case of Laguna) or since January 3, 2021 (in the case of Orca) through the date of this Agreement that, if taken during the period between the date of this Agreement through the Orca Effective Time, would constitute a breach of Section 5.1.

Section 4.8. Compliance. Neither such party nor any of its Subsidiaries is in conflict with, or in default or violation of, (a) any federal, state, local or provincial, municipal, foreign, multinational or common law, statute, treaty, ordinance, rule, regulation, Order, agency requirement, writ, franchise, variance, exemption, approval, certificate, notice, bylaw, standard, policy guidance, license, permit or other requirements, policies or instruments of any relevant jurisdiction, including in the United States, United Kingdom or elsewhere issued, promulgated, adopted, enacted, issued or entered into by or with any Governmental Entity or any Self-Regulatory Organization (each, a “Law” and collectively “Laws”) or (b) any Contract to which such party or any of its Subsidiaries is a party or by which such party or any of its Subsidiaries or its or any of their respective properties is bound or affected, except in each of clauses (a) and (b), for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on such party. Each of such party and its Subsidiaries has all permits, licenses, certificates, clearances, franchises, variances, exemptions, orders, registrations and other authorizations, consents and approvals (together, “Permits”) of all Governmental Entities or other third parties necessary to conduct its business as presently conducted, except where the failure to have such Permits, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party. All Permits held by such party and its Subsidiaries are valid and in full force and effect, except where the failure of any such Permits to be valid or in full force and effect, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party.

Section 4.9. Litigation and Liabilities. There are no (a) civil, criminal, administrative or regulatory actions, suits, claims, litigations, hearings, investigations or proceedings (collectively, “Proceedings”) pending or, to the knowledge of such party, threatened against such party, any of its Subsidiaries or any of their respective directors or officers in their capacity as such, (b) judgments, orders, decisions, writs, injunctions, decrees, stipulations, legal or arbitration awards, rulings or other findings or agency requirements promulgated, issued or entered by or with (or settlement or consent agreement subject to) any Governmental Entity (collectively, “Orders”) or (c) except as disclosed in the Laguna Financial Statements for the year ended December 31, 2020 (in the case of Laguna) or the Orca Financial Statements for the year ended January 3, 2021 (in the case of Orca), obligations or liabilities, whether accrued, contingent or otherwise and whether required to be disclosed, including those relating to, or any other facts or circumstances of which, to the knowledge of Laguna or Orca, as applicable, could result in any claims against, or obligations or liabilities of, such party, any of its Subsidiaries or any of their respective directors or officers in their capacity as such, except, in case of clauses (a) through (c) (inclusive), for those that, individually or in the aggregate, (i) have not had and are not reasonably expected to have a Material Adverse Effect on such party and (ii) are not reasonably expected to prevent or materially impair or delay the consummation of the Combinations or any of the other transactions contemplated by this Agreement.

Section 4.10. Employee Benefits.

(a) As used in this Agreement, the term “Benefit Plans” means all material benefit and compensation plans, contracts, policies or arrangements covering current or former employees of such party and its Subsidiaries and current or former directors or consultants of such party and its Subsidiaries, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, termination, end of service or severance pay (each a “Severance Pay”), vacation, holiday pay or other paid time off, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans or fringe benefit plans (but excludes any employment contracts or consultancy agreements for employees or consultants outside the United States where the employee or consultant’s base compensation is less than $500,000 per annum and there is no provision for severance compensation or notice of termination other than as required by applicable Law). All non-government sponsored Benefit Plans containing unfunded actuarial benefit obligations in excess of $1,000,000 (determined on the basis of the methodologies and assumptions utilized in the Laguna Financial Statements for the year ended December 31, 2020 or Orca Financial Statements for the year ended January 3, 2021, as applicable) are disclosed in the Laguna Financial Statements for the year ended December 31, 2020 or otherwise listed in Section 4.10(a) of the Laguna Disclosure Letter (in the case of Laguna) or disclosed in the Orca Financial Statements for the year ended January 3, 2021 or otherwise listed in Section 4.10(a) of the Orca Disclosure Letter (in the case of Orca). Each of Laguna and Orca had made available copies of each such Benefit Plan to the other party.

(b) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party, all contributions or other amounts payable by each party and its Subsidiaries with respect to all Benefit Plans in respect of current or prior plan years have been paid or accrued in accordance with GAAP. There are no pending or, to Laguna’s or Orca’s knowledge, respectively, threatened, claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Benefit Plans or any trusts related thereto except where such claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the relevant party.

(c) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such part, each Benefit Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service, and neither Laguna nor Orca is aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Benefit Plan. No Benefit Plan is, and neither the Laguna Group nor the Orca Group nor any of their respective ERISA Affiliates, maintains, sponsors or contributes to, or have, in the past six years, maintained, sponsored or contributed to (i) an employee benefit plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA); or (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code).

(d) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party, (i) each Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, government taxation, social security and funding requirements and with any agreement entered into with a union or labor organization (ii) to the extent required to be registered or approved by a Governmental Entity, has been registered with or approved by a Governmental Entity and to the knowledge of each party nothing has occurred that would adversely affect such registration or approval (iii) all Benefit Plans intended to qualify for special tax treatment meet all requirements for such treatment, and (iv) all Benefit Plans required to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with any applicable Laws or requirements.

(e) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former directors, officers, employees or other service providers of such party and its Subsidiaries to additional compensation or to severance pay or any increase in Severance Pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (iii) accelerate the time of payment or vesting of the Laguna Stock Awards (in the case of Laguna) or the Orca Stock Awards (in the case of Orca), (iv) limit or restrict the right of such party or, after the consummation of the Combinations or any other transactions contemplated hereby, Topco to merge, amend or terminate any of the Benefit Plans or (v) result in any payments, including under any Benefit Plan, that reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code. Neither the Laguna Group nor the Orca Group is obligated to pay a Tax gross-up or reimbursement payment to any employees.

(f) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party, with respect to each Benefit Plan subject to the Laws of a jurisdiction other than the United States, whether or not U.S. Law also applies (each, a “Non-U.S. Benefit Plan”) the fair market value of the assets of each such funded Non-U.S. Benefit Plan, the liability of each insurer for any such Non-U.S. Benefit Plan funded through insurance or the book reserve established for any such Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis (actual or contingent) with respect to all current or former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuation most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and none of the transactions contemplated by this Agreement will cause such assets, insurance obligations or book reserves to be less than such benefit obligations. Each such Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in all material respects in good standing with each applicable Governmental Entity. No Non-U.S. Benefit Plan that is maintained, contributed to or required to be contributed to by Laguna, Orca or any of their respective Subsidiaries is a defined benefit pension plan.

Section 4.11. Tax Matters. Other than with respect to clause (g) below, except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party:

(a) Each of Laguna and Orca and each of their Subsidiaries (i) has timely filed, taking into account any extensions, all material income and other Tax Returns required to have been filed and such Tax Returns are accurate and complete in all respects and have been prepared in compliance with applicable Tax Laws; and (ii) has timely paid all material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings. No deficiency for any Tax has been asserted or assessed by a Tax authority against Laguna or any of its Subsidiaries (in the case of Laguna) or Orca or any of its Subsidiaries (in the case of Orca) which deficiency has not been paid or is not being contested in good faith in appropriate proceedings (for which adequate reserves have been maintained in accordance with GAAP).

(b) No Tax Return of Laguna or Orca, or any of its Subsidiaries, is under audit or examination by any Tax authority, and no written (or, to the knowledge of Laguna or Orca, as applicable, oral) notice of such an audit or examination has been received by Laguna or Orca or any of its Subsidiaries. No requests for waivers of the time to assess any Taxes are pending. There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any material Tax Return, the assessment or collection thereof by any relevant Tax authority or the payment of any Tax by Laguna or Orca or any of its Subsidiaries. No other procedure, proceeding or contest of any refund or deficiency in respect of Taxes is pending in or on appeal from any Governmental Entity.

(c) Each of Laguna or Orca and each of such party’s Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding, collection and remittance of Taxes and other deductions required to be withheld and paid over to the proper Tax authority.

(d) Neither Laguna nor Orca, nor any of its Subsidiaries, has requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority.

(e) Other than for Taxes not yet due and delinquent or that are being contested in good faith in appropriate proceedings (for which adequate reserves have been maintained in accordance with GAAP), there are no Liens with respect to Taxes against any of the assets of Laguna or Orca, or any of its Subsidiaries. No written (or, to the knowledge of Laguna or Orca, as applicable, oral) claim has been received by Laguna or Orca, or any of its Subsidiaries from a Tax authority in a jurisdiction where such entity does not currently file a Tax Return that it is or may be subject to taxation by such jurisdiction. Neither Laguna nor Orca, nor any of its Subsidiaries has a permanent establishment or is resident for Tax purposes outside of its jurisdiction or territory of incorporation or formation, other than as specified under Section 4.11(e) of the Laguna Disclosure Letter or Orca Disclosure Letter, as applicable.

(f) Neither Laguna nor Orca, nor any of its Subsidiaries is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among such party and any of its wholly owned Subsidiaries), or has any liability for Taxes of any Person (other than

Laguna or Orca, as applicable, or any of its Subsidiaries) under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-United States Law), as a transferee or successor, by contract or otherwise.

(g) Within the past three (3) years, neither Laguna nor Orca, nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or a similar provision of state, local or non-U.S. Law). Neither Laguna nor Orca, nor any of its Subsidiaries has, within the past six (6) years, (i) been engaged in, or been party to, any of the transactions set out in Chapter 5 of Part 23 of the UK Corporation Tax Act 2010, or (ii) made or received a chargeable payment as defined in section 1086 of that Act.

(h) Neither Laguna nor Orca, nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b) (or any similar provision under state, local or non-U.S. Law) or any arrangements which have been or are required to be disclosed pursuant to Part 7 of the UK Finance Act 2004 (or a similar provision of state or non-U.K. Law).

(i) Neither Laguna nor Orca, nor any of their Subsidiaries beneficially owns shares or other equity interests (for any applicable Tax purposes) in the other party.

(j) None of Laguna, Topco, U.S. Merger Sub, U.S. Holdco Sub, U.S. Holdco Sub 2, or Orca, nor any of their respective Subsidiaries has taken or agreed to take any action, or has any knowledge of any fact, agreement, plan or other circumstance, that could reasonably be expected to prevent the Combinations from qualifying for the Intended Tax Treatment.

(k) As used in this Agreement, (i) the term “Tax” (including the plural form “Taxes” and, with correlative meaning, the terms “Taxable” and “Taxation”) means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all estimated payments related thereto, interest, penalties and additions imposed with respect to such amounts, including any liability for the Taxes of another Person as transferee or successor, by Contract or otherwise, and (ii) the term “Tax Return” means all Tax returns, declarations, statements, reports, claims for refund, estimates and information returns and any amended Tax return, in each case, including any schedules or forms attached thereof, relating to Taxes.

Section 4.12. Labor Matters.

(a) Neither such party nor any of its Subsidiaries is a party to any collective bargaining agreement, Contract or other agreement, understanding or obligation with or with respect to a labor union, works council or labor organization or similar employee or worker representative body (“Labor Agreements”), nor is such party or any of its Subsidiaries the subject of any proceeding asserting that such party or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain or consult with any labor union, works council or labor organization nor is there pending or, to the knowledge of Laguna or Orca, as applicable, contemplated, threatened, nor has there been during the past three (3) years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout (“Strikes”) involving such party or any of its Subsidiaries, except for any general Strikes that are not directed exclusively at such party or any of its Subsidiaries. Laguna and Orca, in each case, have made available to the other party true and complete copies of each Labor Agreement.

(b) Laguna and Orca and each of its Subsidiaries, in each case, have complied with any obligations to inform and consult with trade unions, works councils, labor organizations and other representatives of employees or workers, whether pursuant to a Labor Agreement, or otherwise as required in connection with the transactions contemplated by this Agreement, except to the extent that noncompliance would not have or be reasonably expected to have a Material Adverse Effect on such party or would not be reasonably expected to prevent or materially impair or delay the consummation of the Combinations or any of the other transactions contemplated by this Agreement.

(c) Section 4.12(c) of the Laguna Disclosure Letter (in the case of Laguna) or Section 4.12(c) of the Orca Disclosure Letter (in the case of Orca) sets forth a true and correct list of each Labor Agreement with respect to which such party or any of its Subsidiaries is subject to any requirement or local custom to inform or consult in connection with the transactions contemplated by this Agreement. Neither party is subject to any requirement or local custom to provide employee representation on its board of directors or similar governing body or on the Topco Board.

(d) Laguna and Orca and each of its Subsidiaries, in each case, is in compliance with (i) all applicable Laws relating to employment and employment practices with respect to both present and former employees and personnel (including workers, independent contractors and consultants), including payment of wages and salaries, hours, overtime, terms and conditions of employment and engagement, mandatory accrual of statutory leave allowances, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, classification of employees and contractors, staff leasing, discrimination, immigration, the payment and withholding of Taxes, collective redundancy, and the termination of employment; and (ii) applicable Labor Agreements and individual labor contracts, except to the extent that noncompliance would not have a Material Adverse Effect on such party.

(e) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Laguna or Orca, respectively, as of the date of this Agreement, there are no complaints, charges or claims against such party pending or, to the knowledge of Laguna or Orca, as applicable, threatened to be brought or filed with any Governmental Entity or before any court, tribunal or arbitral body, based on, arising out of, in connection with, or otherwise relating to the employment of, or termination of employment by, such party of any person.

Section 4.13. Material Contracts

(a) Section 4.13 of the Laguna Disclosure Letter or Orca Disclosure Letter, as applicable, sets forth a true and complete list of each Contract to which Laguna or Orca, as applicable, or any of its respective Subsidiaries is a party or which binds or affects their respective properties or assets, and which falls within any of the categories listed below (each Contract of the type described in this Section 4.13, together with this Agreement, the Contracts filed, or incorporated by reference, as exhibits to the Laguna Reports or Orca Reports, as applicable, and each Contract entered into after the date of this Agreement that, if existing on the date hereof, would be of the type described in this Section 4.13 is referred to herein as a “Material Contract”):

(A) any Contract with respect to a material joint venture, partnership, strategic alliance partnership, limited liability or other similar agreement or arrangement related to the formation, creation, operation or management;

(B) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (regardless of whether or not Orca is subject to Item 601(b)(10) of Regulation S-K of the SEC);

(C) any Contract with a Significant Customer or Significant Supplier;

(D) any acquisition or divestiture Contract (1) with a purchase price in excess of $25,000,000 entered into since December 31, 2019 or (2) that contains continuing “earn-out” provisions or other contingent payment obligations;

(E) any material hedges, derivatives or other similar instruments or Contracts related thereto;

(F) any collective bargaining, union, labor or similar Contract;

(G) any Contract that grants “most favored nation” status to any counterparty or any “non-compete” or similar Contract that, in any case, materially restricts the business of such party or its Subsidiaries with respect to engaging or competing in any line of business or in any geographic area

(H) any material contract with a Governmental Entity;

(I) that (1) (x) has an aggregate principal amount, or provides for an aggregate obligation, in excess of $25,000,000 evidencing indebtedness for borrowed money, (y) guarantees any indebtedness of a third party in excess of $25,000,000 or (z) contains a covenant restricting the payment of dividends in excess of $25,000,000 or (2) has the economic effect of any of the items set forth in the foregoing clause (1); and

(J) any other agreement which would prohibit or materially delay the consummation of the Combinations or any other transaction contemplated by this Agreement.

(b) Except as, individually or in the aggregate, has not had or is not reasonably expected to have a Material Adverse Effect on Laguna or Orca, as applicable, neither Laguna nor Orca, as applicable, nor any of its Subsidiaries is in breach of or default under the terms of any Material Contract, and no event has occurred that (with or without notice or lapse of time or both) is reasonably expected to result in a breach or default under any Material Contract. To the knowledge of Laguna or Orca, as applicable, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had, or is reasonably expected to have, individually or in the aggregate, a

Material Adverse Effect on Laguna or Orca, as applicable. Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on Laguna or Orca, as applicable, each Material Contract is a valid, binding and enforceable obligation of Laguna or Orca, as applicable, or any of its Subsidiaries which is party thereto and, to the knowledge of Laguna or Orca, as applicable, each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Bankruptcy and Equity Exception.

Section 4.14. Intellectual Property.

(a) For the purposes of this Agreement, “Intellectual Property” means all inventions, discoveries, patents, patent applications, trademarks, service marks, logos and trade names and all goodwill associated therewith and symbolized thereby, Internet domain names, copyrights (including databases and other compilations of information and including copyrights in software), confidential information, trade secrets and know-how, including processes, techniques, schematics, business methods, formulae, drawings, prototypes, models, designs, specifications, research and development records and other information, customer and supplier lists and information, and all other intellectual property and proprietary rights and rights equivalent to any of the foregoing in any jurisdiction.

(b) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect with respect to such party, such party or one of its Subsidiaries exclusively owns or otherwise has a valid right to use all Intellectual Property used in the operation of the business of such party and its Subsidiaries as currently conducted. The consummation of the transactions contemplated by this Agreement will not alter or impair in any material respect any rights of such party or any of its Subsidiaries with respect to any Intellectual Property that is material to its business (the “Material Intellectual Property”).

(c) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect with respect to such party, (i) the conduct of the business of such party and its subsidiaries is not infringing, misappropriating, diluting or otherwise violating any Intellectual Property rights of any Person, and (ii) neither such party nor any of its Subsidiaries has received any written claim, demand or other notice during the past three (3) years (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution or violation (including any claim that such party or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person). To the knowledge of Laguna or Orca, as applicable, no Person is, infringing or misappropriating, diluting or otherwise violating any Material Intellectual Property of such party and its Subsidiaries.

(d) Such party and its Subsidiaries have taken commercially reasonable steps to maintain, police and protect the Material Intellectual Property of such party and its Subsidiaries. All Material Intellectual Property of such party and its Subsidiaries that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance. To the knowledge of Laguna or Orca, as applicable, there has been no unauthorized use or disclosure of any Material Intellectual Property of such party or any of its Subsidiaries. To the knowledge of Laguna or Orca, as applicable, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of such party and each of its Subsidiaries (or their predecessors), who have contributed to or participated in the conception and development of Intellectual Property for such entities have entered into valid and binding agreements with such party or one of its Subsidiaries (or their respective predecessors) assigning to, or vesting ownership in, such party or one of its Subsidiaries all right, title and interest of such Intellectual Property, or granting a license for commercial use to such party or one of its Subsidiaries. No such Person has asserted, and to the knowledge of Laguna or Orca, as applicable, no such Person has basis to assert, an ownership interest in any Material Intellectual Property of such party and its Subsidiaries that is not subject to a license from such Person.

(e) The IT Assets of such party and its Subsidiaries operate and perform in all material respects in accordance with their documentation and functional specifications, to the extent available, or as otherwise required by such party and its Subsidiaries in connection with the business of such party and its Subsidiaries as currently conducted, and have not materially malfunctioned or failed within the last three (3) years. Such party and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality and security of the IT Assets of such party and its Subsidiaries (and all information stored or contained therein) against any unauthorized use, access, interruption, and corruption. Such party and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan.

(f) “IT Assets” means, with respect to Orca or Laguna, computers, software, firmware, middleware, servers, workstations, routers, hubs, networks, switches, data communications lines, and all other information technology infrastructure and equipment and elements, and all associated documentation, used in the business of Orca or Laguna, as applicable, and its Subsidiaries as currently conducted.

Section 4.15. Data Protection.

(a) As used in this Agreement: (i) “Applicable Data Protection Laws” means: (A) the General Data Protection Regulation 2016/679; (B) the Privacy and Electronic Communications Directive 2002/58/EC; (C) the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019, and the Privacy and Electronic Communications Regulations 2003; (D) HIPAA, as amended; (E) the California Consumer Privacy Act; (F) the Federal Trade Commission Act; and (G) relevant law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument which supplements or implements any of the above or which otherwise relates to data protection, privacy or the use of Personal Data, in each case as applicable and in force from time to time, and as amended, consolidated, re-enacted or replaced from time to time and (ii) each of “Personal Data” and “Processing” has the meaning given by the relevant Applicable Data Protection Laws.

(b) Except as, individually or in the aggregate, had not had and would not reasonably be expected to have a Material Adverse Effect, such party and its Subsidiaries, and so far as such party is aware, each third party Processing Personal Data on behalf of such party or its Subsidiaries is, and has been for the last three (3) years prior to the date of this Agreement, in material compliance with all: (i) Applicable Data Protection Laws; (ii) contractual obligations and other commitments; and (iii) such party’s own policies and procedures, in each case as relating to privacy, data protection, and the Processing of Personal Data.

(c) Except as, individually or in the aggregate, had not had and would not reasonably be expected to have a Material Adverse Effect, such party and its Subsidiaries, and so far as such party is aware, each third party processing Personal Data on behalf of such party or its Subsidiaries, has established, implemented and maintains appropriate technical and organizational measures to protect against the unauthorized or unlawful Processing of, or accidental loss or damage to, any Personal Data processed by such party and its Subsidiaries or on their behalf.

(d) Except as, individually or in the aggregate, had not had and would not reasonably be expected to have a Material Adverse Effect, to the extent any Personal Data originating in the United Kingdom or European Economic Area is transferred by such party outside of the United Kingdom or European Economic Area (as applicable), this is carried out in accordance with Applicable Data Protection Laws and with appropriate safeguards in place for such transfer.

(e) Except as, individually or in the aggregate, had not had and would not reasonably be expected to have a Material Adverse Effect, neither the Combinations nor the execution or performance of this Agreement or any document delivered pursuant to this Agreement, will: (i) conflict with or result in a breach of any Applicable Data Protection Laws, contractual obligations and other commitments to third parties, or such party’s own policies and procedures, in each case relating to privacy, data protection, and the Processing of Personal Data; or (ii) give rise to any right of termination or other restriction on the rights of such party or any of its Subsidiaries to Process any Personal Data as necessary to carry on such party or its Subsidiaries’ business in the same manner as it is currently carried on.

(f) Except as, individually or in the aggregate, had not had and would not reasonably be expected to have a Material Adverse Effect, in the last three (3) years: (i) such party and its Subsidiaries have not received a written complaint, claim, request, correspondence, objection, or other communication in relation to their collection, use or Processing of Personal Data that remains unresolved; and (ii) the collection, use and Processing of Personal Data by such party and its Subsidiaries has not been the subject of any investigation, audit, action or proceedings (whether of a criminal, civil or administrative nature).

(g) Except as, individually or in the aggregate, had not had and would not reasonably be expected to have a Material Adverse Effect, none of the Personal Data Processed by such party and its Subsidiaries, or on its behalf, has been subject to unauthorized or unlawful processing, or accidental loss or damage.

Section 4.16. Properties and Assets. Such party and its Subsidiaries have, and immediately following the Laguna Effective Time will continue to have (including through any successor entity to such party), good and valid title to their owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all assets and properties (in each case, tangible and intangible) necessary and desirable to permit such party and its Subsidiaries to conduct their respective businesses as currently conducted, except, in each case, which, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party. The assets and properties (in each case, tangible or intangible) owned or used by such party and its Subsidiaries are in satisfactory condition for their continued use as they have been used and are adequate for their current use, subject to reasonable wear and tear, except, in each case, which, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party.

Section 4.17. Environmental Matters. To the knowledge of such party, except as, individually or in the aggregate, has not had or is not reasonably expected to have a Material Adverse Effect on such party, (a) such party and its Subsidiaries hold, and are now and for the last five (5) years have been in compliance with all permits, licenses, certificates, clearances, variances, exemptions, and other authorizations (including emission or discharge allowances and credits) required under any foreign, federal, state, local or municipal law (including common law), statute, treaty, ordinance, rule, regulation, judgment, order or decree promulgated or issued by any Governmental Entity (including guidance notes that are implemented in jurisdictions outside of the United States) relating to contamination, pollution or protection of human health, natural resources or the environment (the “Environmental Laws”) for such party to conduct its operations (the “Environmental Permits”), and are in compliance with all applicable Environmental Laws and Environmental Permits and to the knowledge of such party, there is no condition (including the Combinations) that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Environmental Permits in the future, (b) such party and its Subsidiaries have not received any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any Person alleging any violation of, or any actual or potential liability under, any Environmental Laws or Environmental Permit (an “Environmental Claim”), and such party has no knowledge of any pending or threatened Environmental Claim, (c) no hazardous, dangerous or toxic substance, including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation or any other material that is regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by such party or its Subsidiaries, in violation of, or in a manner or to a location that could give rise to liability to such party or its Subsidiaries under Environmental Laws, (d) such party and its Subsidiaries have not assumed, contractually or by operation of Law, any liabilities or obligations under or relating to any Environmental Laws, (e) such party and its Subsidiaries have not entered into or agreed to any order or Contract, and are not subject to any judgment, settlement or agreement relating to compliance with or liability under any Environmental Laws, and (f) none of such party and its Subsidiaries are an indemnitor in connection with any potential or actual claim for any liability or responsibility under any Environmental Laws. Except for Section 4.6 (Reports; Financial Statements; Internal Control and Disclosure Control), Section 4.7 (Absence of Certain Changes), Section 4.13 (Material Contracts), Section 4.16 (Properties and Assets), Section 4.19 (Real Property), and Section 4.26 (Information in Public Filings), Section 4.17 (Environmental Matters) shall be the exclusive representations and warranties with respect to matters relating to contamination, pollution or protection of human health, natural resources or the environment.

Section 4.18. Customers and Suppliers.

(a) Section 4.18(a) of the Laguna Disclosure Letter or Orca Disclosure Letter, as applicable, sets forth a list showing the 10 largest customers of Laguna and Orca, as applicable, and its respective Subsidiaries by total sales by Laguna and Orca, as applicable, and its respective Subsidiaries, taken as a whole, during the twelve (12) month period ending on September 30, 2021 (each, a “Significant Customer”). Since September 30, 2021, no Significant Customer has indicated in writing an intention to (x) stop purchasing products from Laguna and Orca, as applicable, or its respective Subsidiaries; or (y) change, materially and adversely, the terms and conditions on which it purchases products from Laguna and Orca, as applicable, or its respective Subsidiaries, except as, individually or in the aggregate, had not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Section 4.18(b) of the Laguna Disclosure Letter or Orca Disclosure Letter, as applicable, sets forth a list showing the 10 largest suppliers of Laguna and Orca, as applicable, and its respective Subsidiaries by gross sales to Laguna and Orca, as applicable, and its respective Subsidiaries, taken as a whole, during the twelve (12) month period ending on September 30, 2021 (each, a “Significant Supplier”). Since September 30, 2021, no Significant Supplier has indicated in writing an intention to (x) stop supplying Laguna and Orca, as applicable, or its respective Subsidiaries; or (y) change, materially and adversely, the terms and conditions on which it is prepared to supply Laguna and Orca, as applicable, or its respective Subsidiaries except as, individually or in the aggregate, had not had and would not reasonably be expected to have a Material Adverse Effect. Each of Laguna and Orca, as applicable, and its respective Subsidiaries has delivered or caused to be delivered to the other party true and complete copies of the each currently effective Contract between Laguna and Orca, as applicable, or its respective Subsidiaries and a Significant Supplier.

Section 4.19. Real Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of Laguna and Orca, as applicable, and its respective Subsidiaries has good, valid and marketable title to each real property owned by such person (“Owned Real Property”), in each case free and clear of any Liens, other than Permitted Liens and (ii) no Owned Real Property of Laguna or Orca, as applicable, or its respective Subsidiaries is subject to any option, obligation or right of first refusal or contractual right to purchase, lease or acquire any interest in any Owned Real Property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of Laguna and Orca, as applicable, and its respective applicable Subsidiaries has good and valid leasehold interests in each real property leased by such person (“Leased Real Property” and, together with the Owned Real Property, the “Real Property”), in each case free and clear of any Liens, other than Permitted Liens. Each Contract of Laguna and Orca, as applicable, or any of its Subsidiaries for any Leased Real Property is legal, valid, enforceable and binding on Laguna and Orca, as applicable, or any of its Subsidiaries that is a party thereto and, to the knowledge of Laguna or Orca, each other party thereto and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and except for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and neither Laguna and Orca, as applicable, nor any of its Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, and no condition exists which (with notice or lapse of time or both) would constitute a default under, any lease of Leased Real Property where such breach or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) There are no pending or, to the knowledge of Laguna or Orca, as applicable, threatened condemnation or similar proceedings related to its Real Property where such condemnation or similar proceeding would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

“Permitted Liens” means (a) encumbrances for current Taxes or other governmental charges not yet delinquent and payable without penalty or the amount or validity of which is being contested in good faith by appropriate proceedings by Laguna or Orca, as applicable, or its Subsidiaries, and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmens’, contractors’ or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations that are not yet overdue by more than thirty (30) days and payable or that are being diligently contested in good faith by appropriate proceedings; (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over the Real Property of Laguna or Orca, as applicable, which are not, individually or in the aggregate, violated in any material respect by the current use and operation of the Real Property of Laguna or Orca, as applicable; (d) purchase money liens and liens securing rental payments under capital lease arrangements; (e) other minor encumbrances of record that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of the Real Property of Laguna or Orca, as applicable, to which they relate or the conduct of the business of Laguna or Orca, as applicable, and its Subsidiaries as presently conducted; and (f) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey of such Real Property that does not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of the Real Property of Laguna or Orca, as applicable, to which it relates or the conduct of the business of Laguna or Orca, as applicable, and its Subsidiaries as presently conducted.

Section 4.20. Personal Property. Except as has not resulted, and would not reasonably be expected to result, in, individually or in the aggregate, a Material Adverse Effect, each of Laguna and Orca, as applicable, and its respective

Subsidiaries has good and valid title to its respective owned assets and properties, or in the case of assets and properties it leases, licenses, or has other rights in, good and valid rights by lease, license or other agreement to use, all assets and properties necessary and desirable to permit Laguna and Orca, as applicable, and its respective Subsidiaries to conduct their respective businesses as currently conducted, free and clear of any Liens other than Permitted Liens, other than (x) personal property sold or otherwise disposed of in the ordinary course of business consistent with past practice since December 31, 2020; and (y) Intellectual Property.

Section 4.21. Related Party Transactions. There are no outstanding amounts payable to or receivable from, or advances by Laguna and Orca, as applicable, or any of its respective Subsidiaries to, and neither Laguna and Orca, as applicable, nor any of its respective Subsidiaries is otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of five (5) percent or more of the Laguna Shares or Orca Shares, as applicable, or any director, officer, employee or affiliate of Laguna and Orca, as applicable, or its respective Subsidiaries, or to any relative of any of the foregoing, except for (a) employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course consistent with past practice and (b) in the case of Orca, any Contracts entered into in the ordinary course of business on arms’ length terms between portfolio companies and other affiliates of any person owning five (5) percent or more of the Orca Shares.

Section 4.22. Takeover Statutes. The Laguna Board or the Orca Board, as applicable, has taken all actions necessary to render inapplicable to this Agreement, and the consummation of the transactions contemplated hereby or thereby, including the Combinations, the restrictions on business combinations contained in Section 203 of the DGCL and all takeover-related provisions set forth in the Organizational Documents of Laguna or Orca, as applicable, without any further action on the part of the respective stockholders or the Laguna Board or the Orca Board, as applicable.

Section 4.23. Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, (a) all current insurance policies and Contracts of each of Laguna and Orca, as applicable, and its respective Subsidiaries are in full force and effect and are valid and enforceable and (b) all premiums due thereunder have been paid. Neither Laguna, Orca nor any of their respective Subsidiaries has received notice of cancellation or termination with respect to any third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.24. Anti-Corruption, Trade Sanctions, and Trade Control Laws.

(a) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party, none of such party, such party’s Subsidiaries, their respective officers, directors, or employees, nor, to the knowledge of such party, any of their respective Representatives, has in the past five (5) years, directly or indirectly, corruptly offered, paid, given, promised, or authorized, requested, solicited, or accepted any money, financial or other advantage, or anything else of value, to or from any Person, including:

(i) any official, officer, employee or representative of, or any person acting in an official capacity or exercising a public function for or on behalf of, any Governmental Entity (which for purposes of this Section 4.24, includes (1) any national, federal, state, county, municipal, or local government or any entity exercising executive, legislative, judicial, regulatory, taxing, administrative, or public functions of a country or territory or pertaining to government, (2) any public international organization, (3) any agency, division, bureau, department, or other political subdivision of any government, entity, or organization described in the foregoing clauses (1) or (2) of this definition, or (4) any company, business, enterprise, or other entity majority-owned or controlled by any government, entity, or organization described in the foregoing clauses (1), (2), or (3) of this definition), and

(ii) any political party, party official or candidate for political office (in each case a “Government Official”) (1) for the purpose of influencing any act or decision of a Government Official in his or her official capacity, inducing a Government Official to omit to do any act in violation of a lawful duty, securing any improper advantage, inducing a Government Official to affect or influence any act or decision of any Governmental Entity or inducing or rewarding the improper performance of a function or activity by any Person; or (2) which would otherwise constitute or have the purpose or effect of public or commercial bribery kickbacks or other unlawful or improper means of obtaining business or any improper business advantage. Such party and its Subsidiaries are and at all times in the past five (5) years have been (A) in compliance in all material respects with and have not committed any offense under the United States Foreign Corrupt Practices Act of

1977, as amended (the “FCPA”) the U.K. Bribery Act 2010 (the “Bribery Act”) or any other applicable Laws of regarding bribery or corruption, including all Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions (together with the FCPA and the Bribery Act, “Anti-Corruption Laws”), and (B) subject to policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws.

(b) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party: (i) there is not currently, and there has not been in the past five (5) years, any actual, pending, or, to such party’s knowledge, threatened investigation or litigation by any Governmental Entity with respect to compliance with any applicable Anti-Corruption Laws by such party or its Subsidiaries, (ii) such party and its Subsidiaries are, and for the past five (5) years have been, in compliance in all material respects with all applicable Trade Sanctions Laws and Trade Control Laws, (iii) in the past five (5) years, none of such party, such party’s Subsidiaries nor any of their officers, directors, employees or Representatives has been or is designated on the list of Specially Designated Nationals and Blocked Persons maintained by the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”), or similar lists maintained by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any other relevant sanctions authority and (iv) none of such party or such party’s Subsidiaries nor, to their knowledge, any of their Representatives, has participated in the past five (5) years in any transaction or dealing involving a designated person or entity, or any Person or entity resident, operating in, or organized under the laws of a country or territory that is subject to sanctions under Trade Sanctions Laws, in violation of Trade Sanctions Laws.

(c) As used in this Agreement, (i) “Trade Sanctions Laws” means all applicable economic financial sanctions or trade embargoes imposed, administered or enforced from time to time by (A) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (B) the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other applicable sanctions authorities, (ii) “Trade Control Laws” means all applicable Laws and regulations related to the regulation of imports, trade, export control, or antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, the European Union, Her Majesty’s Treasury, or other relevant authorities, including (A) the United States International Traffic in Arms Regulations administered by the United States State Department’s Directorate of Defense Trade Controls; (B) the Export Administration Regulations administered by the United States Commerce Department (including the antiboycott regulations administered by the Office of Antiboycott Compliance); (C) nuclear export regulations administered by the United States Nuclear Regulatory Commission and the United States Department of Energy; (D) United States customs Laws and regulations administered by U.S. Customs and Border Protection; (E) the EU Dual-Use Regulation, Council Regulation (EC) No 428/2009 (and associated amendments); and (F) all other applicable import and export controls in the countries in which the party conducts business, except to the extent inconsistent with U.S. law.

(d) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party: (i) in the past five (5) years, such party and its subsidiaries (A) are and at all times have been subject to policies and procedures reasonably designed to ensure compliance with applicable Trade Sanctions Laws and Trade Control Laws, and (B) have obtained, and are in compliance with, all required export and import licenses, license exceptions and other consents, notices, approvals, orders, permits, authorizations, declarations, classifications and filings with any Governmental Entity required for the import, export and re-export of products, software and technology and (ii) there are not currently, and there has not been in the past five (5) years, any actual, pending, or, to such party’s knowledge, threatened investigation, litigation, or inquiry by any Governmental Entity with respect to compliance with any applicable Trade Sanctions Laws or Trade Control Laws by such party or its Subsidiaries.

Section 4.25. Healthcare Compliance Matters.

(a) Each of Laguna and Orca, as applicable, and each of its Subsidiaries, (i) is in compliance and since January 1, 2019 has been in compliance with all Health Care Laws applicable to it or any assets owned or used by it, and (ii) neither Laguna nor Orca, as applicable, nor any of its Subsidiaries has received any written communication since January 1, 2019 from a Governmental Entity that remains uncured or unresolved and that alleges that such party or any of its Subsidiaries is not in compliance with any Health Care Law, except in the case of clauses (i) and (ii) where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect. Neither Laguna nor Orca, as applicable, nor, to the knowledge of such party, any of its Subsidiaries is a party to or has any ongoing reporting obligations pursuant to or under any corporate integrity agreements, deferred or non-prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Entity. Additionally, since January 1, 2019, none of Laguna or Orca, as applicable, or any of its Subsidiaries or any of its respective employees, officers, directors or, to the knowledge of such party, agents (A) has been excluded, suspended or debarred from participation in any U.S. state or federal health care program, (B) to the knowledge of such party, has been convicted of any crime or is subject to a governmental inquiry, investigation, Proceeding, or other similar action, or (C) to the knowledge of such party, has engaged in any conduct, that could reasonably be expected to result in debarment, suspension, or exclusion, except for any exclusion, suspension, debarment, conviction or conduct that, individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Each of Laguna and Orca, as applicable, and each of its Subsidiaries has, maintains and is operating in material compliance with, and all of its products are designed, manufactured, imported, exported, processed, developed, labeled, stored, tested and marketed in compliance with, all Permits of the United States Food and Drug Administration (“FDA”) and comparable Governmental Entities which are required for the conduct of its business as currently conducted (collectively, the “FDA Permits”), and all such FDA Permits are valid, subsisting, and in full force and effect, except where the failure to have, maintain or operate in material compliance with the FDA Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2019, each of Laguna and Orca, as applicable, and each of its Subsidiaries have fulfilled and performed all of their material obligations with respect to the FDA Permits, and no event has occurred which allows, or with notice or lapse of time or both, would allow revocation or termination thereof or results in any other material impairment of the rights of the holder of any FDA Permit, except where the failure to so fulfill or perform, or the occurrence of such event, would not result in a Material Adverse Effect. Each of Laguna and Orca, as applicable, and each of its Subsidiaries have operated and currently are in compliance in all material respects with applicable Laws administered or enforced by the FDA and comparable Governmental Entities, except where the failure to so comply would not result in a Material Adverse Effect. Each of Laguna and Orca, as applicable, and each of its Subsidiaries has not received, since January 1, 2019, written notice of any pending or threatened Proceeding (other than FDA audits) from the FDA, any Governmental Entity, any qui-tam relator or applicable foreign Governmental Entity alleging that any operation or activity of such party or any of its Subsidiaries is in material violation of any applicable Health Care Law which violation would reasonably be expected to have a material and adverse impact on such party and its Subsidiaries, taken as a whole.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2019, all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a FDA Permit from the FDA or other Governmental Entity relating to Laguna or Orca, as applicable, and each of its Subsidiaries, businesses and products, when submitted to the FDA or other Governmental Entity were true, complete and correct as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2019, each of Laguna and Orca, as applicable, and each of its Subsidiaries has not had any product or manufacturing site (whether owned by such party or its Subsidiary(s), or a contract manufacturer for its products) subject to a Governmental Entity (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters” or requests or requirements to make changes to the products, or similar correspondence or notice from the FDA or other Governmental Entity alleging or asserting noncompliance with any applicable Law, Permit or such requests or requirements of a Governmental Entity.

(e) Section 4.25(e) of the Laguna Disclosure Letter or Orca Disclosure Letter, as applicable, sets forth a list of (i) all material recalls, removals, field notifications, field corrections, market withdrawals or replacements, corrective actions, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance (collectively, “Safety Notices”) with respect to the products of Laguna or Orca, as applicable, and its respective Subsidiaries, respectively, since January 1, 2019 and (ii) the date on which any such Safety Notice was resolved or closed (as applicable). To the knowledge of Laguna or Orca, as applicable, (A) since January 1, 2019, there have been no material complaints with respect to its products that are currently unresolved, (B) there are no facts that would be reasonably likely to result in (x) a material Safety Notice with respect to its products or offerings, (y) a material change in marketing classification or labeling of any such products, or (z) a termination or suspension of marketing or testing of any of its products or offerings.

(f) Neither Laguna nor Orca, as applicable, nor any of its Subsidiaries is the subject of any pending or, to the knowledge of Laguna or Orca, as applicable, threatened investigation in respect of such party, its Subsidiaries or its products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Since January 1, 2019, neither Laguna nor Orca, as applicable, nor, to the knowledge of such party, any of its officers, employees or agents (within the meaning of the applicable Law) has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar Law. As of the date hereof, no Proceedings that would reasonably be expected to result in such a debarment or exclusion are pending or, to the knowledge of Laguna or Orca, as applicable, threatened against such party, its Subsidiaries, or any of their respective officers, employees or agents.

(g) Since January 1, 2019, all studies, tests and preclinical and clinical studies being conducted by or on behalf of or sponsored by Laguna or Orca, as applicable, or its Subsidiaries, or in which Laguna or Orca, as applicable, or its Subsidiaries has participated, were and, if still pending, are being conducted in material compliance with applicable Laws, including, without limitation, the Health Care Laws including 21 C.F.R. Parts 50, 54, 56, 58, 312, and 812. Laguna and Orca have made all such filings and obtained all such approvals, authorizations or exemptions as may be required by the FDA or any other Healthcare Regulatory Authority for the conduct of such tests or studies. Since January 1, 2019, each of Laguna or Orca, as applicable, and its Subsidiaries, has not received any written notices, correspondence or other communication from any institutional review board or ethics committee, the FDA or any other Governmental Entity, recommending or requiring the termination, suspension, or material modification of any ongoing studies or tests conducted or proposed to be conduct by, or on behalf of, or supervised by, such party or its Subsidiaries, or in which the products or investigational products of such party or its Subsidiaries have participated.

(h) As used in this Agreement, “Health Care Laws” means all applicable federal, state, local and foreign healthcare Laws, including, without limitation, (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.); (ii) the Controlled Substances Act (21 U.S.C. § 801 et seq.); (iii) the Public Health Service Act (42 U.S.C. § 201 et seq.); (iv) all applicable federal, state, local and all applicable foreign health care related fraud and abuse, false claims, and anti-kickback laws, including, without limitation, the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the U.S. Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and similar gift and disclosure Laws, the U.S. Civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286 and 287, and the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.), Laws pertaining to privacy, data protection and information security, and the regulations promulgated pursuant to such statutes; (v) state Laws relating to the manufacture, sale and distribution of medical products; (vi) Medicare (Title XVIII of the Social Security Act) and (vii) Medicaid (Title XIX of the Social Security Act); (viii) any state or non-U.S. counterpart thereof; and (ix) the regulations promulgated pursuant to such laws identified in subparts (i) to (viii).

Section 4.26. Information in Public Filings. The information supplied or to be supplied by Laguna or Orca, as applicable, expressly for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus (and, in each case, any amendment thereof or supplement thereto) will not, when filed with the applicable Regulatory Authority and when distributed or disseminated to such party’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, or not otherwise comply with applicable Law. The Registration Statement and the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of any applicable securities Laws and will not, when filed with the applicable Regulatory Authority and when distributed or disseminated to such party’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, or not otherwise comply with applicable Law.

Section 4.27. Brokers. Except for (x) Laguna’s obligations to Perella Weinberg Partners LP and Citigroup Global Markets Inc., the fees and expenses of which will be paid by Laguna, and (y) Orca’s obligations to J.P. Morgan Securities LLC, the fees and expenses of which will be paid by Orca, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement (including the Combinations), based upon arrangements made by or on behalf of such party or any of its Subsidiaries.

ARTICLE V

COVENANTS

Section 5.1. Interim Operations. Each of Laguna and Orca covenants and agrees as to itself and its Subsidiaries that, after the date hereof and until the earlier of the Laguna Effective Time or the termination of this Agreement in accordance with its terms, unless Laguna (in the case of any action or omission proposed with respect to Orca or any Subsidiary of Orca) or Orca (in the case of any action or omission with respect to Laguna or any Subsidiary of Laguna) shall otherwise approve in writing (which approval shall not be unreasonably withheld, delayed or conditioned by the party from whom it is requested) and except as required by applicable Law, Self-Regulatory Organization, the Orca Scheme or as expressly contemplated by this Agreement or, in the case of Orca, as otherwise set forth in Section 5.1 of the Orca Disclosure Letter or, in the case of Laguna, as otherwise set forth in Section 5.1 of the Laguna Disclosure Letter:

(a) each of it and its Subsidiaries shall use its commercially reasonable efforts (i) to conduct its business in the ordinary and usual course consistent with past practice and (ii) to preserve intact its business organization and consistent with prior practice maintain its existing relations and goodwill with all Governmental Entities (including applicable Regulatory Authorities) and Self-Regulatory Organizations, clients, customers, suppliers, distributors, creditors, lessors, employees, stockholders and other Persons with which it or Laguna or Orca, as applicable, and its Subsidiaries has material business relations, as applicable;

(b) (i) neither it nor its Subsidiaries shall amend, modify, waive, rescind or otherwise change any provisions of its Organizational Documents; (ii) neither Laguna nor Orca, as applicable, shall split, combine or reclassify its outstanding shares of capital stock or other equity interests; (iii) neither it nor its Subsidiaries shall declare, set aside or pay any type of dividend or other distribution, whether payable in cash, stock, property or a combination thereof, in respect of any capital stock or other equity interests, as appropriate, other than dividends payable by direct or indirect wholly owned Subsidiaries of Laguna or Orca, as applicable, to Laguna or Orca, respectively, or another of its direct or indirect wholly owned Subsidiaries in the ordinary and usual course of business (including in connection with acquisitions entered into after the date of this Agreement as permitted by Section 5.1(h)) or to service existing indebtedness for borrowed money; (iv) neither it nor its Subsidiaries shall adopt a plan of merger, consolidation or complete or partial liquidation or resolutions providing for a merger, consolidation or complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; and (v) except (x) for the acquisition by such party of shares of its capital stock or other equity interests in connection with the surrender of such shares by holders of Laguna Stock Awards or Orca Stock Awards, as applicable, in order to pay the exercise price of such Stock Awards in accordance with the terms of such Stock Awards as in effect on the date of this Agreement and Disclosed to the other party, (y) for the withholding or disposition of shares of capital stock or other equity interests to satisfy withholding Tax obligations with respect to Laguna Stock Awards or Orca Stock Awards, as applicable, granted pursuant to the Laguna Stock Plans and the Orca Stock Plans, as applicable, in accordance with the terms of such Stock Awards as in effect on the date of this Agreement and Disclosed to the other party, neither it nor its Subsidiaries it shall repurchase, redeem or otherwise acquire any shares of any capital stock or other equity interests of Laguna or Orca or their respective Subsidiaries, as applicable, or any securities convertible into or exchangeable or exercisable for any such shares of capital stock or other equity interests, as applicable;

(c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, profits interests, commitments or rights of any kind to acquire, capital stock or other equity interests, or any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with its stockholders on any matter or any other property or assets, except for (x) Laguna Shares or Orca Shares (as applicable) issuable or transferable pursuant to Laguna Stock Awards or Orca Stock Awards outstanding on or awarded prior to the date hereof or made by Laguna or Orca, as applicable, (y) in amounts not to exceed the maximum amounts set forth respectively, in the case of Orca, on Section 5.1 of the Orca Disclosure Letter or, in the case of Laguna, on Section 5.1 of the Laguna Disclosure Letter, or (z) issuances to Subsidiaries of Laguna or Orca, as applicable, in connection with internal reorganizations entered into in the ordinary and usual course of business solely among the Subsidiaries of Laguna or Orca, as applicable, which will not adversely affect the Intended Tax Treatment; (ii) incur any indebtedness for borrowed money (including any guarantee of indebtedness) or issue any debt securities except for borrowing in amounts not to exceed $25,000,000 in the aggregate (including pursuant to any drawdowns of credit facilities outstanding as of the date hereof); or (iii) make or authorize or commit to any material capital expenditures, other than in the ordinary and usual course of business and consistent with past practice; provided that, to the extent permitted by Law, it shall inform the other party of material capital expenditures not contemplated by such party’s capital budget;

(d) neither it nor any of its Subsidiaries shall (i) terminate, establish, adopt, enter into, or materially amend any Benefit Plan, as the case may be, or any other arrangement that would be a Laguna Benefit Plan or an Orca Benefit Plan if in effect on the date of this Agreement; (ii) materially increase the salary, wage, bonus, fringe benefits or other compensation of any director, manager, officer or employee or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; provided, however, that any compensation or benefits that vest, accelerate or result in any payment or funding in connection with any of the transactions contemplated by this Agreement shall not be considered a breach of the foregoing clauses (i) and (ii); (iii) enter into any contract, agreement, commitment or arrangement providing for the payment to any director, manager, officer or employee of such party or the funding of compensation or benefits in connection with, contingent upon, or the terms of which are materially altered in connection with, any of the transactions contemplated by this Agreement either alone or, except as provided below, in conjunction with any other event; or (iv) provide, with respect to any stock option, restricted stock, restricted stock unit or other equity-related award, that the vesting of any such stock option, restricted stock, restricted stock unit or other equity-related award or any Benefit Plan shall accelerate or otherwise be affected by or result in any payment or funding in connection with any of the transactions contemplated by this Agreement, except (x) with respect to the foregoing clauses (i)—(iv), as required by applicable Law or the terms of any Benefit Plan existing and in effect on the date of this Agreement and Disclosed to the other party or (y) with respect to the foregoing clause (ii), in the usual course of business consistent with past practice;

(e) except in the ordinary course of business or as may be required by applicable Law or the terms of any Benefit Plan existing and in effect on the date of this Agreement and that is set forth, in the case of Orca, in Section 5.1 of the Orca Disclosure Letter or, in the case of Laguna, that is set forth in Section 5.1 of the Laguna Disclosure Letter, neither it nor any of its Subsidiaries shall establish, adopt, enter into, materially amend or terminate any collective bargaining or similar agreement with a labor union or similar organization;

(f) neither it nor any of its Subsidiaries shall lease, license, transfer, exchange or swap, mortgage (including securitizations) pledge, abandon, allow to lapse, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) any portion of its assets, including the capital stock or other equity interests of its Subsidiaries except for (i) dispositions of assets that, individually or in the aggregate with all other such dispositions, have fair market value of less than $25,000,000; (ii) transactions between it and any of its direct or indirect Subsidiaries or transactions between such Subsidiaries; or (iii) activities in the ordinary and usual course of business consistent with past practice;

(g) neither it nor any of its Subsidiaries shall, except in the ordinary and usual course of business and consistent with past practices, sell, lease, license, transfer, exchange or swap, mortgage (including securitizations) pledge, abandon, allow to lapse or otherwise dispose of any Material Intellectual Property of such party or any of its Subsidiaries;

(h) neither it nor any of its Subsidiaries shall acquire or agree to acquire (whether by merger, consolidation, purchase or otherwise) any Person, division or assets (including real property), except for acquisitions: (i) entered into on an arm’s length basis; (ii) the expected gross expenditures and commitments (including the amount of any indebtedness assumed) of which do not exceed, in the aggregate, $25,000,000; and (iii) which are not reasonably likely, individually or in the aggregate, to prevent or materially delay the satisfaction of the conditions set forth in Section 6.1(e);

(i) neither it nor any of its Subsidiaries shall settle or compromise (other than any claims or litigation brought by Laguna against Orca or brought by Orca against Laguna arising out of or relating to this Agreement) any material claims or litigation, if such settlement or compromise would involve, individually or together with all such other settlements or compromises, the payment of money by such party or its Subsidiaries in excess of $25,000,000 over the available insurance coverage or applicable reserves, if any, at the time of such settlement or would involve any admission of material wrongdoing or any material conduct requirement or restriction by such party or its affiliates, except, in each case, in the ordinary and usual course of business consistent with past practice;

(j) neither it nor any of its Subsidiaries shall modify, renew, amend or (excluding expirations in accordance with their terms) terminate in any material respect any of its Material Contracts or waive, release or assign any material rights or claims thereunder in excess of $20,000,000 individually or in the aggregate or enter into or amend any Contract that, if existing on the date hereof, would be a Material Contract, except, in each case, in the ordinary and usual course of business consistent with past practice or as permitted pursuant Section 5.1(c)(ii) or 5.1(c)(iii), or 5.1(d);

(k) neither it nor any of its Subsidiaries shall make or change any material Tax election, adopt or change any material method of Tax accounting, file any material amended Tax Return, enter into a closing agreement or advance pricing agreement in respect of a material amount of Taxes, settle or compromise any material audit, assessment, notice, Tax claim or proceeding relating to Taxes, surrender any material right to claim a refund or offset of any Taxes, consent to (or request) any extensions or waiver of the limitation period applicable to any material Tax claim or assessment, or change the classification of Laguna or Orca, as applicable, or any of their Subsidiaries for U.S. Tax purposes, except, in each case, to the extent otherwise required by Law or in the ordinary course of business consistent with past practice;

(l) neither it nor any of its Subsidiaries shall permit any material change in its financial accounting principles, policies or practices, except to the extent that any such changes in financial accounting principles, policies or practices shall be required by changes in GAAP or SEC rules and regulations or Regulation S-X of the Exchange Act and, in each case, authoritative interpretations thereof;

(m) neither it nor any of its Subsidiaries shall enter into any Contract that grants “most favored nation” status to any counterparty, except in the ordinary and usual course of business consistent with past practice, or any “non-compete” or similar Contract that, in any case, would materially restrict the business of the Topco Group following the Laguna Effective Time with respect to engaging or competing in any line of business or in any geographic area;

(n) neither it nor any of its Subsidiaries shall make any material loans, advances or capital contributions to, or investments in, any other Person (other than any wholly owned Subsidiary), other than: (i) any routine travel, relocation (of non-executive employees) and business advances in the ordinary course of business to employees of it or its Subsidiaries and (ii) trade credit to customers, in either case, made in the ordinary course of business consistent with past practice;

(o) neither it nor any of its Subsidiaries shall enter into any material new line of business outside of its existing business segments;

(p) neither it nor any of its Subsidiaries shall convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of it or its Subsidiaries other than (i) the stockholder meetings to adopt this Agreement and approve the Combinations and (ii) regular annual meetings to address matters arising in the ordinary course consistent with past practice other than this Agreement and the Combinations;

(q) neither it nor any of its Subsidiaries shall implement or announce any material plant closing, material reduction in labor force or other material group layoff of employees or service providers other than routine employee terminations for cause or following performance reviews in the ordinary course of business and consistent with past practice;

(r) subject to Section 5.2, neither it nor any of its Subsidiaries shall take any action that would reasonably be expected to prevent or materially impair or delay the consummation of the Combinations or any of the other transactions contemplated by this Agreement (including the satisfaction of the conditions set forth in ARTICLE VI); and

(s) neither it nor any of its Subsidiaries shall authorize or enter into an agreement, arrangement or understanding to do any of the foregoing set forth in Section 5.1(a) through (r) if Laguna or Orca, as applicable, would be prohibited by the terms of Section 5.1(a) through (r) from doing the foregoing.

Nothing contained in this Agreement shall give (x) Laguna, directly or indirectly, the right to control or direct the operations of Orca or Topco, or (y) Orca or Topco, directly or indirectly, the right to control or direct the operations of Laguna, prior to the filing of the Orca Scheme Order with the Registrar and the consummation of the Laguna Merger, respectively. Prior thereto, each of Laguna and its Subsidiaries, on the one hand, and Orca and its Subsidiaries (including Topco), on the other hand, shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over their business operations.

Notwithstanding anything to the contrary in this Agreement, any actions or omissions (a) that are reasonably prudent or reasonably necessary to mitigate the effects of the COVID-19 pandemic and the Effects resulting therefrom, or (b) required or prudent to comply with applicable Law, guidelines or best practices of any Governmental Entity or Orders in connection with or in response to the COVID-19 pandemic and the Effects resulting therefrom shall, in each case, be considered to have been taken in the “ordinary course of business”, “ordinary course” or “usual course”, and shall otherwise be permitted under this Section 5.1 so long as, prior to any such material action or omission by or on behalf of Laguna or Orca, or any of their respective Subsidiaries, after the date of this Agreement and prior to Closing (other than any commercially reasonable action taken in emergency situations for which Laguna or Orca, as applicable, promptly informs Orca or Laguna, respectively, of any such actions taken (and in any event no later than one Business Day after such action is taken)), Laguna or Orca, as applicable, has consulted with Orca or Laguna, respectively, and considered in good faith its reasonable suggestions with respect thereto.

For purposes of this Section 5.1, “Disclosed” (i) with respect to Laguna shall mean (x) disclosed in any Laguna Report no later than the Business Day immediately preceding the date hereof, (y) set forth in the Laguna Disclosure Letter or (z) included in the “Coronado” data room hosted by Datasite no later than 6:00 pm ET on the date hereof, and (ii) with respect to Orca shall mean (i) disclosed in any Orca Report no later than the Business Day immediately preceding the date hereof, (ii) set forth in the Orca Disclosure Letter or (iii) included in the “Project Coronado” data room hosted by Venue no later than 6:00 pm ET on the date hereof.

Section 5.2. Acquisition Proposals.

(a) Without limiting any of such party’s other obligations under this Agreement, each of Laguna and Orca agrees that, subject to Section 5.2(b) from and after the date hereof until the earlier of the Laguna Effective Time and the termination of this Agreement in accordance with its terms, neither it nor any of its Subsidiaries nor any of the officers, directors or employees of it or its Subsidiaries (including any member of the Laguna Board or the Orca Board, as applicable) shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly facilitate or encourage (including by way of furnishing information) any inquiries, discussions or the making, submission or announcement of any proposal, request or offer that constitutes, or could reasonably be expected to lead to or result in, an Acquisition Proposal; (ii) have any discussion with any Person relating to an Acquisition Proposal (other than, solely with respect to an Acquisition Proposal that does not result from a material breach of this Section 5.2(a), to clarify the terms of an Acquisition Proposal submitted to such party after the date of this Agreement for the sole purpose of enabling the Laguna Board or Orca Board, as applicable, to evaluate such Acquisition Proposal for the purposes of Section 5.2(b)), engage in, continue or otherwise participate in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; (iii) provide any non-public or confidential information or data or afford access to its books or records or directors, officers, employees or advisors, to any Person in relation to an Acquisition Proposal; (iv) terminate, amend, release, modify, or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by it or any of its Subsidiaries (other than to the extent the Laguna Board or Orca Board, as applicable, determines in good faith, after consultation with its financial and outside legal advisors, that failure to take any such actions under this Section 5.2(a) would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law); (v) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; (vi) approve or recommend, propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, business combination agreement, option agreement or other similar agreement relating to any Acquisition Proposal (any of the preceding in this (vi), an “Alternative Acquisition Agreement”); (vii) take any action to make the provisions of any Takeover Law inapplicable to any transactions contemplated by any Acquisition Proposal; or (viii) propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

An “Acquisition Proposal” with respect to Laguna or Orca means any offer or proposal for, (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of Laguna or Orca, as applicable, or any of its Subsidiaries that constitutes 15% or more of the consolidated gross revenue or consolidated gross assets of Laguna or Orca, as applicable, and its Subsidiaries, taken as a whole (such Subsidiary, a “Major Subsidiary”); (ii) any direct or indirect acquisition or purchase of (A) 15% or more of any class of equity securities or voting power or 15% or more of the consolidated gross assets of Laguna or Orca, as applicable, or (B) 15% or more of any class of equity securities or voting power of any of its Major Subsidiaries; (iii) any tender offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities or voting power of Laguna or Orca, as applicable; or (iv) any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Laguna or Orca, as applicable, or any Major Subsidiary of Laguna or Orca, as applicable, in each case, with a Person other than the other party or any of its affiliates.

(b) Notwithstanding anything in this Agreement to the contrary, (I) each of Laguna and Orca and the Laguna Board and Orca Board, respectively, shall be permitted to comply with Rule 14d-9 and Rule 14e-2 of the Exchange Act, provided that, the foregoing shall in no way eliminate or modify the effect that any such action would otherwise have under this Agreement, provided, further, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d 9(f) under the Exchange Act) shall be deemed to be a Change in Laguna Recommendation or a Change in Orca Recommendation, as applicable (including for purposes of Section 7.3 and Section 7.4), unless the Laguna Board or the Orca Board, as applicable, expressly reaffirms its recommendation to its stockholders in favor of the approval of this Agreement and the Combinations in such disclosure, and (II) if at any time following the date hereof and (x) in the case of Laguna, prior to the receipt by Laguna of the Laguna Requisite Vote and (y) in the case of Orca, prior to the receipt by Orca of the Orca Requisite Vote, (i) Laguna or Orca, respectively, has received an unsolicited bona fide written Acquisition Proposal from a third party that was not received or obtained in (or as a result of any) violation of this Section 5.2, which the Laguna Board or the Orca Board, respectively, determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes, or would reasonably be expected to lead to, a Superior Proposal and (ii) the Laguna Board or the Orca Board, respectively, determines in good faith (after consultation with its outside legal counsel) that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, then Laguna or Orca, as applicable, may (A) furnish nonpublic information to such Person that has delivered the bona fide written Acquisition Proposal and (B) engage in discussions or negotiations with such Person with respect to the Acquisition Proposal; provided, that (1) prior to so furnishing such information or engaging in any such discussion or negotiations, as the case may be, the applicable party receives from such Person an executed confidentiality agreement with confidentiality terms no less restrictive, in the aggregate, than those contained in the Confidentiality Agreement and (2) any non-public information concerning Laguna or Orca, as applicable, provided or made available to such Person shall, to the extent not previously provided or made available to Orca or Laguna, as applicable, be provided or made available to such party as promptly as reasonably practicable (and in no event later than twenty-four (24) hours) after it is provided or made available to such Person.

(c) From and after the date hereof, Laguna or Orca, as applicable, shall promptly (and in any event within twenty-four (24) hours), notify the other party (orally and in writing) in the event that it, one of its Subsidiaries or any of its Representatives receives (i) any Acquisition Proposal, (ii) any request for non-public information relating to such party or any of its Subsidiaries, other than requests for information that are (x) in the ordinary and usual course of business and consistent with past practice and (y) unrelated to an Acquisition Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal, or in each case, any revision, supplement or update thereto. Such notice shall include the identity of the Person making such Acquisition Proposal, request or inquiry, and an unredacted copy of such Acquisition Proposal, inquiry or request (or, where no such copy is available, a reasonably detailed description of such Acquisition Proposal, inquiry or request) including any debt financing materials related thereto, if any. Subject to applicable Law, Laguna or Orca, as applicable, shall keep the other party reasonably informed on a current basis of the status of any such Acquisition Proposal, inquiry or request, and any material developments, discussions and negotiations related thereto. Laguna and Orca shall not, and shall cause their respective Subsidiaries and Representatives not to, enter into any Contract that would prohibit Laguna or Orca, as applicable, from providing the information required by this Section 5.2(c).

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to the earlier of (i)(x) in the case of Laguna, receipt by Laguna of the Laguna Requisite Vote and (y) in the case of Orca, receipt by Orca of the Orca Requisite Vote, and (ii) the termination of this Agreement in accordance with its terms, the Laguna Board shall be entitled to effect a Change in Laguna Recommendation and the Orca Board shall be entitled to effect a Change in Orca Recommendation, in each case, (A) if such party receives an unsolicited bona fide Acquisition Proposal that did not result from a material breach of Section 5.2(a) (and as to which the party recipient of such Acquisition Proposal complied with Section 5.2(b) and (c)) which the applicable Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes a Superior Proposal (after having complied with, and giving effect to all of the adjustments which may be offered by the other party pursuant to Section 5.2(e)) or (B) in response to an Intervening Event (after having complied with, and giving effect to all of the adjustments which may be offered by the other party pursuant to Section 5.2(e)); provided, however, that, in each case referred to in the foregoing clauses (A) and (B), the Laguna Board shall be entitled to effect a Change in Laguna Recommendation or the Orca Board shall be entitled to effect a Change in Orca Recommendation, in each case, only to the extent such Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such a Change in Laguna Recommendation or Change in Orca Recommendation, as applicable, would be inconsistent with its fiduciary duties under applicable Law.

“Intervening Event” means any material event or development or material change in circumstances first occurring after the date of this Agreement and prior to, in the case of Laguna, receipt by Laguna of the Laguna Requisite Vote and, in the case of Orca, receipt by Orca of the Orca Requisite Vote, to the extent that such event, development or change in circumstances was not reasonably foreseeable as of or prior to the date of this Agreement; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, or (B) changes in the market price or trading volume of Orca Shares or Laguna Shares or the fact that a party meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period; provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (B).

“Superior Proposal” means, with respect to Laguna or Orca, a bona fide written Acquisition Proposal that did not result from a material breach of Section 5.2(a) and as to which the party recipient of the Acquisition Proposal complied with Section 5.2(b) and (c) for or in respect of 80% or more of the outstanding Laguna Shares or Orca Shares (as applicable) or 80% or more of the assets of Laguna and its Subsidiaries, on a consolidated basis, or Orca and its Subsidiaries, on a consolidated basis, as applicable, in each case on terms that the Laguna Board or the Orca Board, as applicable, determines in good faith (following receipt of the advice of its financial advisors and outside legal counsel) is reasonably likely to be consummated in accordance with its terms and, taking into account, among other things, (i) all legal, financial, antitrust or other regulatory, timing and other aspects of the Acquisition Proposal and this Agreement deemed relevant by such Board (including conditions to, expected timing and risks of consummation of, and the ability of the party making such proposal to obtain financing for such Acquisition Proposal), (ii) any improved terms that Orca (in the case of an Acquisition Proposal for Laguna) or Laguna (in the case of an Acquisition Proposal for Orca) may have offered pursuant to this Section 5.2, is more favorable from a financial point of view to Laguna and its stockholders or Orca and its shareholders, as the case may be, than the transactions contemplated by this Agreement (after taking into account any such improved terms) and (iii) the value of the synergies expected to be recognized as a result of the Combinations.

(e) The Laguna Board shall not be entitled to effect a Change in Laguna Recommendation unless it is expressly permitted to do so under Section 5.2(d) and (i) Laguna has not breached this Section 5.2(e) in any material respect, (ii) Laguna has provided Orca with a written notice (the “Laguna Change in Recommendation Notice”) that Laguna intends to take such action, which notice includes, as applicable, (x) an unredacted copy of the Superior Proposal that is the basis of such action (including the identity of the third party making the Superior Proposal and any debt financing materials related thereto, if any) and written notice of the material terms of the Superior Proposal, or (y) a reasonably detailed summary of the Intervening Event that is the basis of such action, (iii) during the five (5) Business Day period following Orca’s receipt of the Laguna Change in Recommendation Notice, Laguna shall, and shall cause its Representatives to, negotiate with Orca in good faith (to the extent Orca desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal or, with respect to an Intervening Event, as would permit the Laguna Board (consistent with its fiduciary duties under applicable Law) to not make a Change in Laguna Recommendation; and (iv) following the end of the five (5) Business Day period, the Laguna Board shall have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to this Agreement proposed in writing by Orca in response to the Laguna Change in Recommendation Notice or otherwise, that the Superior Proposal giving rise to the Laguna Change in Recommendation Notice continues to constitute a Superior Proposal or, as applicable, with respect to the Intervening Event, that its fiduciary duties under applicable Law continue to require it to make such an Change in Laguna Recommendation. Any amendment to the financial terms or any other material amendment of such Superior Proposal or any material change to the facts and circumstances relating to an Intervening Event, as applicable, shall require a new Laguna Change in Recommendation Notice and Laguna shall be required to comply again with the requirements of this Section 5.2(e); provided, however, that for purposes of this sentence, references to the five (5) Business Day period above shall be deemed to be references to a three (3) Business Day period. The Orca Board shall not be entitled to effect a Change in Orca Recommendation unless it is expressly permitted to do so under Section 5.2(d) and (i) Orca has not breached this Section 5.2 in any material respect, (ii) Orca has provided Laguna with a written notice (the “Orca Change in Recommendation Notice”) that Orca intends to take such action, which notice includes, as applicable, (x) an unredacted copy of the Superior Proposal that is the basis of such action (including the identity of the third party making the Superior Proposal and any debt financing materials related thereto, if any) and written notice of the material terms of the Superior Proposal which enabled the Orca Board to make the determination that the Acquisition Proposal is a Superior Proposal, or (y) a reasonably detailed summary of the Intervening Event that is the basis of such action, (iii) during the five (5) Business Day period following Laguna’s receipt of the Orca Change in Recommendation Notice, Orca shall, and shall cause its Representatives to, negotiate with Laguna in good faith (to the extent Laguna desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal or, with respect to an Intervening Event, as would permit the Orca Board (consistent with its fiduciary duties under applicable Law) to not make a Change in Orca Recommendation; and (iv) following the end of the five (5) Business Day period, the Orca Board shall have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to this Agreement proposed in writing by Laguna in response to the Orca Change in Recommendation Notice or otherwise, that the Superior Proposal giving rise to the Orca Change in Recommendation Notice continues to constitute a Superior Proposal or, as applicable, with respect to the Intervening Event, that its fiduciary duties under applicable Law continue to require it to make such a Change in Orca Recommendation. Any amendment to the financial terms or any other material amendment of such Superior Proposal or any material change to the facts and circumstances relating to an Intervening Event, as applicable, shall require a new Orca Change in Recommendation Notice and Orca shall be required to comply again with the requirements of this Section 5.2(e); provided, however, that for purposes of this sentence, references to the five (5) Business Day period above shall be deemed to be references to a three (3) Business Day period.

(f) Each of Laguna and Orca agree that they (i) shall not authorize or approve and (ii) shall use their reasonable best efforts to prevent, any violation of the foregoing restrictions by any Subsidiaries of Laguna or Orca, affiliates of Laguna or Orca, or either party’s respective Representatives or its Subsidiaries’ Representatives. Any violation of the restrictions provided in this Section 5.2 by any of either party’s respective affiliates shall be deemed to be a breach of this Section 5.2 by Laguna or Orca, as applicable.

(g) Each of Laguna and Orca agrees that it will, and will use reasonable best efforts to cause its Representatives and its Subsidiaries and such Subsidiaries’ Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Persons conducted heretofore with respect to any Acquisition Proposal (or that could reasonably be expected to lead to an Acquisition Proposal), and request that any such Person promptly return and destroy (and confirm destruction of) all non-public information. Each of Laguna and Orca agrees that it will use reasonable best efforts to promptly inform its Representatives of the obligations undertaken in this Section 5.2. Nothing in this Section 5.2 shall (x) permit Laguna or Orca to terminate this Agreement (except as specifically provided in Article VII hereof), or (y) affect any other obligation of Laguna or Orca under this Agreement, except as otherwise expressly set forth in this Agreement. Unless this Agreement shall have been earlier terminated, neither Laguna nor Orca shall submit to the vote of its stockholders any Acquisition Proposal (other than the Combinations).

Section 5.3. Preparation of Orca Scheme Terms, Registration Statement, Nasdaq Listing Application; Publications; Stockholders’ Meetings; Recommendation.

(a) Preparation of Orca Scheme Terms.

(i) As promptly as practicable after the date of this Agreement (having regard to the timing requirements of the Registration Statement), the parties shall (A) as further detailed and subject to the specific obligations of the respective parties set out in this Section 5.3, prepare or cause to be prepared a scheme circular (the “Orca Scheme Document”) containing, among other things, a letter from the Orca chairman, (subject to (e)) the Orca Recommendation, full terms and conditions of the Orca Scheme and other relevant terms and conditions of the Proposals, a timetable of events relating to the Orca Scheme (the “Timetable”), a summary of key implications of the Orca Scheme, a scheme of arrangement, an explanatory statement and notices to convene the Orca Shareholder Meetings (together with any revisions, amendments or supplements to such document, the “Orca Scheme Terms”) in accordance with English Law and the DGCL, as applicable, together with preparation of forms of proxy for each of the Orca Shareholder Meetings, and where the context requires, preparation of documents to be put on display, court document(s), meeting advertisements or other documents reasonably required in connection with the Orca Scheme; and (B) apply for such written confirmation from Her Majesty’s Revenue and Customs (“HMRC”) that neither the Orca Scheme Order nor any instrument of transfer transferring the Orca Shares held within The Depository Trust Company (“DTC”) or the Orca Depositary to a DR Nominee is subject to United Kingdom stamp duty or Stamp Duty Reserve Tax (“SDRT”) and that the only instrument or agreement subject to UK stamp duty or SDRT will be the stock transfer form(s), if any, which transfer Orca Shares not held within DTC or the Orca Depositary to Topco (or its nominee). For the avoidance of doubt, the failure to obtain any confirmations to be applied for pursuant this Section 5.3 shall not by itself constitute any breach of obligations of any party under this Agreement.

(ii) Orca shall be responsible for preparation of the Orca Scheme Terms, in each case, to the standard that is required pursuant to the UK Scheme Regulations to the extent customary or legally required for transactions of the type of the Orca Scheme, and to satisfy any other requirements that may reasonably be expected by, or as directed by, the English Court.

(iii) Orca shall ensure that the Orca Scheme Document includes customary terms relating to the transfer of shares subject to the Orca Scheme free from all encumbrances and relating to the form of transfer including without limitation the following terms: (A) on and with effect from the Scheme Effective Date, the DR Nominee on behalf of Topco shall acquire all of the Orca Scheme Shares, fully paid up with full title guarantee free from all encumbrances and with all rights attaching to them at the Orca Effective Time, including the right to receive all dividends and other distributions declared, made or paid after the Orca Effective Time; and (B) for the purposes of the Acquisition Proposal, the Orca Scheme Shares shall be transferred to the DR Nominee on behalf of Topco and such transfer shall be effected by means of a form of transfer or other instrument of transfer and to give effect to such transfers any director of the Orca may be appointed by virtue of the Orca Scheme as attorney and/or agent and/or otherwise and shall be authorized pursuant to the Orca Scheme as such attorney and/or agent and/or otherwise on behalf of the relevant holder of Orca Scheme Shares to execute and deliver as transferor a form of transfer or other instrument or instruction of transfer in a form. In this Clause 5.3(a)(iii), references to Orca Scheme Shares being transferred to or acquired by the DR Nominee on behalf of Topco shall, to the extent that such Orca Scheme Shares are already held by the DR Nominee at the Orca Effective Time, be construed as references to the DR Nominee ceasing to hold such Orca Scheme Shares on behalf of any other person and commencing holding such Orca Scheme Shares on behalf of Topco.

(iv) Orca shall procure that the Directors of Orca accept responsibility for all the information in the Orca Scheme Document (and any other document required by applicable Law to be published in connection with the Orca Scheme) relating to themselves (and members of their immediate families, related trusts and persons connected with them), Topco, the Orca Group, any statements of opinion, belief or expectation of the directors of Orca in relation to the Acquisition Proposal or the Orca Group and any other information in the Orca Scheme Document for which they are required by applicable Law to accept responsibility.

(v) Laguna shall procure that the Directors of Laguna accept responsibility for all the information in the Orca Scheme Document (and any other document required by applicable Law to be published in connection with the Orca Scheme) relating to themselves (and members of their immediate families, related trusts and persons connected with them), the Laguna Group, any statements of opinion, belief or expectation of the directors of Laguna in relation to the Acquisition Proposal or the Laguna Group and any other information in the Orca Scheme Document for which they are required by applicable Law to accept responsibility.

(vi) Laguna and Topco shall afford all such cooperation and assistance as may reasonably be requested of it by Orca in respect of the preparation and verification of any document required for the implementation of the Orca Scheme, including the provision to Orca of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as Orca may reasonably request (including for the purposes of preparing the Orca Scheme Terms and all material ancillary documents in connection thereto) and to do so in a timely manner. Orca agrees that it shall take reasonable steps to consult with Laguna and its professional advisers as to the form and content of the Orca Scheme Terms and provide Laguna with drafts of the Orca Scheme Terms. Orca shall afford Laguna and its professional advisers reasonable opportunity to consider, review and provide comments on drafts of the Orca Scheme Terms. Laguna shall review and provide comments (if any) in a reasonably timely manner on all such documentation submitted to it and Orca shall consider all comments proposed by Laguna and its professional advisers in good faith. To the extent of any inconsistency between this Agreement and the Orca Scheme Terms, the Orca Scheme Terms shall be amended or modified so as to conform to this Agreement, subject to mandatory provisions of English Law and DGCL, as applicable. The parties will, as promptly as reasonably practicable, notify each other if they become aware of any matter which would reasonably be expected to materially delay or prevent fulfilment of any of the steps in the Timetable including, filing and/or circulation of the Orca Scheme Document or the Orca Scheme Order. As promptly as practicable following the finalization of the Orca Scheme Terms, and in accordance with all applicable Law, the Orca Board and the Topco Board, as well as Orca in its capacity as the sole stockholder of Topco, shall approve the Orca Scheme Terms and the transactions contemplated thereby.

(vii) As promptly thereafter as is practicable and in accordance with the Timetable, Orca shall apply to the Court to schedule a hearing of the English Court (the “Scheme Convening Hearing” (including, where the context requires, any adjournment thereof)) at which the English Court will be invited to: (A) provide directions in connection with the Orca Scheme (including any issue which may arise in connection with the constitution of meetings of members, creditors or other interested persons) and Orca Scheme Document; and (B) grant an order (the “Scheme Directions Order”) for the convening of the meeting of the Orca Shareholders in accordance with the UK Scheme Regulations (to approve the Orca Scheme Terms (the “Orca Scheme Meeting”)), and shall make all necessary applications, prepare and file such documents (including advertising or otherwise providing due notice of the Scheme Convening Hearing to any person affected by the Orca Scheme in accordance with Court’s Practice Statement (Companies: Schemes of Arrangement under Part 26 and Part 26A of the Companies Act 2006) dated 26 June 2020). Orca shall apply at the Scheme Convening Hearing for permission to convene the Orca Court Meeting and shall make all necessary applications, prepare and file such documents and take such steps as may be necessary to facilitate and convene the Orca Court Meeting and the Orca General Meeting including without limitation, filing a notice of the Orca Scheme Meeting to be published in the London Gazette (the “Orca Scheme Meeting Publication”). Orca shall circulate to the holders of Orca Scheme Shares, relevant Orca Stock Option and Orca Equity Rights Holders the Orca Scheme Document, together with relevant forms of proxy and such other information, documents, circulars, forms and notices (as the case may be) as are or may be required under the UK Scheme Regulations, as the Court may approve and/or direct from time to time in connection with the due implementation of the Orca Scheme and such other information, circulars, forms or notices (as the case may be) as the parties agree in writing.

(viii) Following the Orca Scheme Meeting Publication, Orca shall promptly notify Laguna upon receipt of notice of any pending or threatened opposition rights proceeding initiated by any creditors, holders of bonds (obligations), whether or not redeemable or convertible, or warrants (collectively, “Creditors”) of Orca pursuant to English Law. Such notice shall describe in reasonable detail the nature of such opposition rights proceeding. With respect to any such opposition rights proceeding, Section 5.6 shall apply mutatis mutandis.

(ix) Orca shall, convene, hold and transact the relevant business at each of the Orca Shareholder Meetings at the time and date specified in the Scheme Document (or as soon as practicable thereafter) and propose the resolutions set out in the notices of those meetings (as appropriate) without amendments. Orca shall (and shall procure that any relevant member of the Orca Group shall) once approved by Laguna (pursuant to the terms set out in this Section 5.3(a)) and the English Court, not seek (by application to the English Court or otherwise) to: (A) revise the Scheme Document; (B) amend the terms of the Acquisition Proposal; or (C) (unless required by the Court or subject to Section 5.3(f)) adjourn the Orca Shareholder Meetings, in each case, without the prior written consent of Laguna (such consent not to be unreasonably withheld, delayed or conditioned). Further, Orca shall not (unless required by the English Court) agree to, or apply to the English Court for, an extension of time in connection with, or to any variation, amendment, withdrawal or non-enforcement (in whole or in part) of, the Orca Scheme without the prior written consent of Laguna (such consent not to be unreasonably withheld, delayed or conditioned). Following each of the Orca Shareholder Meetings and assuming the necessary resolutions are passed by the requisite majorities, subject to and as soon as reasonably practicable (in accordance with the Timetable), make all necessary applications, prepare and file such documents and take all necessary steps to seek the sanction of the English Court to the Orca Scheme at the Scheme Sanction Hearing. Orca shall attend each of the Orca Scheme Meeting and the Orca General Meeting and, by representation of the Scheme Counsel, shall attend the Scheme Convening Hearing and the Orca Sanction Hearing.

(x) Promptly following sanction of the Orca Scheme and receipt of the Orca Scheme Order and in any event no later than one Business Day after the Orca Scheme Order issued by the English Court being available for collection and/or registration, Orca shall deliver to the Registrar for filing by him or her and/or registration as the case may be originals and office copies of the Orca Scheme Order and any other necessary documents to be filed with the Registrar for the purpose of causing the Orca Scheme to become effective in compliance with the UK Scheme Regulations and to give effect to the provisions of the Orca Scheme. Orca shall (and shall procure that relevant members of the Orca Group shall) comply with the Scheme Directions Order and the Orca Scheme Order.

(xi) For the purposes of this Agreement, “Orca Scheme Shares” shall mean shares of Orca: (A) in issue at the date of the Orca Scheme Document; (B) issued after the date of the Orca Scheme Document and before the date specified in the Orca Scheme Document by reference to which entitlement to vote at the Orca Scheme Meeting will be determined in accordance with the UK Scheme Regulations (the “Voting Record Time”); and (C) issued at or after the Voting Record Time and before the Scheme Record Time, either on terms that the original or any subsequent holders of such shares are to be bound the by Orca Scheme or in respect of which their holders are, or shall have agreed in writing to be, bound by the Orca Scheme.

(b) As promptly as practicable after the date of this Agreement, the parties shall prepare and Topco shall file with the SEC, a registration statement on Form S-4 (together with any supplements or amendments thereto, the “Registration Statement”) to register the offer and exchange of Topco Shares, as applicable, pursuant to the Combinations. The Registration Statement will include the scheme circular with respect to the Orca Scheme Terms and a joint proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be used for (i) the Laguna Stockholders’ Meeting to approve and adopt this Agreement and the Laguna Merger, (ii) the Orca Shareholder Meetings to approve and adopt this Agreement and the Orca Scheme and (iii) the issuance of Topco Shares in the Combinations. Topco, Orca and Laguna each shall use reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable following such filing (including by responding to comments of the SEC), and shall also use its reasonable best efforts to satisfy prior to the effective date of the Registration Statement any applicable United States, English, foreign or state securities Laws in connection with the issuance of Topco Shares pursuant to the Combinations. After the execution of this Agreement and as promptly as reasonably practicable in accordance with applicable Law: the parties shall prepare and Topco shall file with Nasdaq a listing application (the “Nasdaq Listing Application”) for the listing of Topco Shares on Nasdaq. Each party and its Subsidiaries shall prepare and furnish all information (including any required financial statements) concerning itself as may reasonably be requested in connection with such actions and the preparation of the Registration Statement and the Nasdaq Listing Application, provided that no party shall use any such information for any other purpose without the prior written consent of the providing party (which consent shall not be unreasonably withheld, conditioned or delayed) or if doing so would violate or cause a violation of United States, English or other applicable securities Laws. Each of Laguna and Orca authorizes Topco to utilize in the Registration Statement and in all such filed materials the information concerning Laguna and its Subsidiaries and Orca and its Subsidiaries furnished by each of Laguna and Orca, respectively. Each party shall provide the other parties with a reasonable opportunity to review the Registration Statement, the Proxy Statement/Prospectus and Nasdaq Listing Application, and any amendment or supplement thereto (which comments shall be reasonably considered by the party making such filing) prior to their filing. No filing of, or amendment or supplement to, such document shall be made by Topco, Orca or Laguna, without the prior consent of Orca and Laguna, as applicable (which consent shall not be unreasonably withheld, delayed or conditioned). Subject to applicable Law, the parties agree that the information relating to the parties and their respective businesses included in the Registration Statement and the Nasdaq Listing Application shall be identical in terms of content to the greatest extent practicable and necessary. The parties agree to correct promptly any information provided by it for use in the Registration Statement and the Nasdaq Listing Application if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Topco shall promptly advise Orca and Laguna of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Topco Shares for offering or sale in any jurisdiction, and each of the parties shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff or any comments from any other Governmental Entity and of any request by the SEC or its staff or any request by any other Governmental Entity for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or Nasdaq Listing Application, or for additional information relating thereto, and will supply each other with copies of all correspondence between Laguna, Orca or Topco, as applicable, or any of their respective Representatives, and the SEC or its staff or any other Governmental Entity with respect to the foregoing documents and applications.

(c) Each of the parties shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”), the Exchange Act, any applicable English or other non-United States securities Laws or any applicable state securities or “blue sky” laws and the rules and regulations thereunder, in connection with the transactions contemplated by this Agreement and the issuance and Nasdaq listing of Topco Shares.

(d) Laguna will take, in accordance with applicable Law, the applicable rules and regulations of the SEC and Nasdaq and the Laguna Organizational Documents, all action necessary to convene a meeting of its stockholders to adopt and approve this Agreement, the Laguna Merger and the ancillary matters contemplated by this Agreement (the “Laguna Stockholders’ Meeting”) as promptly as practicable after the later of (x) the expiration of any Creditor rights opposition period following the Orca Scheme Terms Publication under English Law and (y) the date the Registration Statement is declared effective. The Laguna Board shall make the Laguna Recommendation and include the Laguna Recommendation in the Proxy Statement/Prospectus. Laguna shall, unless there has been a Change in Laguna Recommendation as permitted by this Agreement, use all lawful efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the transactions contemplated hereby and to take all other action reasonably necessary or advisable to secure Laguna’s stockholders’ approval thereof. In the event that on or subsequent to the date hereof and prior to the Laguna Stockholders’ Meeting (including any adjournment thereof), the Laguna Board determines either to make no recommendation for the Laguna Merger, or to withdraw, modify or qualify its recommendation for the Laguna Merger in a manner that is adverse to Orca (including by failing to recommend against any Acquisition Proposal structured as a tender or exchange offer (or any material modification thereto) within ten (10) Business Days after commencement of such offer (or such material modification)) (such determination not to make a recommendation or any such withdrawal, modification or qualification, a “Change in Laguna Recommendation”), which Change in Laguna Recommendation shall be made only in accordance with Section 5.2(d), then Orca shall have a right to terminate this Agreement in accordance with Section 7.4(a). Any Change in Laguna Recommendation shall not limit or modify the obligation of Laguna to present this Agreement for adoption at the Laguna Stockholders’ Meeting pursuant to this Section 5.3(d), and, if this Agreement is not otherwise terminated by either Laguna or Orca in accordance with the terms hereof, this Agreement and the transactions contemplated hereby shall be submitted to the stockholders of Laguna at the Laguna Stockholders’ Meeting for the purpose of obtaining the Laguna Requisite Vote; provided, that, the foregoing obligation shall not apply in the event of a Change in Laguna Recommendation made in accordance with Section 5.2(d) in response to a Superior Proposal that (i) includes only cash consideration and (ii) is fully financed and does not include any financing condition (including any financing contingency to the right of Laguna to seek specific performance) (a “Laguna All Cash Superior Proposal”).

(e) Orca will take, in accordance with applicable Law, the applicable rules and regulations of the SEC and Nasdaq and the Orca Organizational Documents, all action necessary to convene the Orca Scheme Meeting and an Orca-convened general meeting of Orca Shareholders to resolve and approve the Orca Board implementing the Orca Scheme and adopt the Orca Articles of Association in the form set out in Exhibit A and the ancillary matters contemplated by this Agreement (the “Orca General Meeting” and, together with the Orca Scheme Meeting, the “Orca Shareholder Meetings”) as promptly as practicable after the later of (x) the expiration of any Creditor rights opposition period following the Orca Scheme Terms Publication under English Law and (y) the date the Registration Statement is declared effective. The Orca Board shall make the Orca Recommendation and include the Orca Recommendation in the Proxy Statement/Prospectus. Orca shall, unless there has been a Change in Orca Recommendation as permitted by this Agreement, use all lawful efforts to solicit from the Orca Shareholders proxies in favor of the approval of the Orca Scheme Terms and the transactions contemplated hereby and to take all other action reasonably necessary or advisable to secure Orca’s stockholders’ approval thereof. Without limitation to the foregoing, Orca shall undertake all reasonable steps to support and facilitate the execution and implementation of irrevocable undertakings and/or support agreements by Carlyle in relation to the Orca Scheme and securing the Orca Requisite Vote including supporting or facilitating any steps taken by Carlyle (whether under its respective agreements or otherwise) to procure the transfer of legal title in any of its beneficial interests in Orca Scheme Shares in order to be able to vote directly in its own name in favor of the Orca Requisite Vote. In the event that on or subsequent to the date hereof and prior to the Orca Shareholder Meetings (including any adjournment thereof), the Orca Board determines either to make no recommendation for the Orca Scheme, or to withdraw, modify or qualify its recommendation for the Orca Scheme in a manner that is adverse to Laguna (including by failing to recommend against any Acquisition Proposal structured as a tender or exchange offer (or any material modification thereto) within ten (10) Business Days after commencement of such offer (or such material modification)) (such determination not to make a recommendation or any such withdrawal, modification or qualification, a “Change in Orca Recommendation”), which Change in Orca Recommendation shall be made only in accordance with Section 5.2(d), then Laguna shall have a right to terminate this Agreement in accordance with Section 7.3(a). Any Change in Orca Recommendation shall not limit or modify the obligation of Orca to present the Orca Scheme for approval at the Orca Scheme Meeting or the Orca General Meeting pursuant to this Section 5.3(e), and, if this Agreement is not otherwise terminated by either Laguna or Orca in accordance with the terms hereof, this Agreement, the Orca Scheme Terms and the transactions contemplated hereby shall be submitted to the stockholders. Any Change in Orca Recommendation shall not limit or modify the obligation of Orca to present the Orca Scheme for approval at the Orca Scheme Meeting or the Orca General Meeting pursuant to this Section 5.3(e), and, if this Agreement is not otherwise terminated by either Laguna or Orca in accordance with the terms hereof, this Agreement, the Orca Scheme Terms and the transactions contemplated hereby shall be submitted to the stockholders of Orca at the Orca Shareholder Meetings for the purpose of obtaining the Orca Requisite Vote; provided, that, the foregoing obligation shall not apply in the event of a Change in Orca Recommendation made in accordance with Section 5.2(d) in response to a Superior Proposal that (i) includes only cash consideration and (ii) is fully financed and does not include any financing condition (including any financing contingency to the right of Orca to seek specific performance) (an “Orca All Cash Superior Proposal”).

(f) In accordance with the Timetable and subject to any directions or requirements of the English Court, Laguna and Orca shall each use their reasonable best efforts to cause the Laguna Stockholders’ Meeting and the Orca Shareholder Meetings to be held on the same date. Notwithstanding the foregoing, (i) after the Laguna Stockholders’ Meeting has been convened, Laguna shall, upon the request of Orca (and Laguna may, if Orca does not make such request) adjourn the Laguna Stockholders’ Meeting on one or more occasions (A) if required by Law or (B) to the extent necessary to solicit additional proxies in order to obtain the Laguna Requisite Vote, for such time period as determined by Orca (or, if Orca does not make such request, as determined by Laguna) and (ii) after the Orca Shareholder Meetings have been convened, Orca shall, upon the request of Laguna (and Orca may, if Laguna does not make such request) adjourn the Orca Shareholder Meetings on one or more occasions (A) if required by Law or (B) to the extent necessary to solicit additional proxies in order to obtain the Orca Requisite Vote, for such time period as determined by Laguna (or, if Laguna does not make such request, as determined by Orca); provided, however that, in each case, (x) such adjournment shall not exceed fifteen (15) days for each such adjournment, (y) the applicable stockholders’ meeting shall not be adjourned without the written approval of both Laguna and Orca by more than thirty (30) days in the aggregate from the date on which the Laguna Stockholders’ Meeting or Orca Shareholder Meetings, as applicable, was originally convened, and (z) no such adjournment shall be permitted if Laguna or Orca, as applicable, shall have received at the applicable Stockholders’ Meeting an aggregate number of proxies necessary to obtain the Laguna Requisite Vote or the Orca Requisite Vote, as applicable, which have not been withdrawn, such that the condition in Section 6.1(a) would be satisfied (with respect to Laguna or Orca, as applicable) if a vote were taken at the applicable Stockholders’ Meeting.

Section 5.4. Reasonable Best Efforts; Regulatory Filings and Other Actions.

(a) Reasonable Best Efforts; Regulatory Filings. The parties shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Combinations and the other transactions contemplated by this Agreement as promptly as practicable, including (i) preparing and filing all documentation to effect all necessary Filings as promptly as practicable (and with respect to Filings pursuant to the HSR Act, no later than 10 Business Days after the date of this Agreement) and obtaining as promptly as practicable all Approvals (including all Antitrust Approvals) necessary or advisable to be obtained from any Person and/or any Governmental Entity or any Self-Regulatory Organization in order to consummate the transactions contemplated by this Agreement, (ii) using their reasonable best efforts to resolve any objections as may be asserted with respect to the transactions contemplated by this Agreement under any Laws, including defending and contesting (through litigation on the merits and any appeals) any Proceedings, whether judicial or administrative or otherwise, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any Order entered by any court or other Governmental Entity vacated or reversed, and (iii) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement pursuant to its terms and conditions.

(b) Obligations Relating to Filings. Without limiting the foregoing, the parties shall exercise their respective best efforts to (i) obtain termination or expiration of the waiting period (and any extension of such period) under the HSR Act and all other Antitrust Approvals, in each case, as soon as practicable (but in any event prior to the Termination Date) and (ii) otherwise cooperate in connection with any filing and in connection with resolving any investigation or other inquiry of any Governmental Entity relating to the HSR Act and all other Antitrust Approvals, except that nothing in this Section 5.4 shall require, or be construed to require, the parties to proffer or negotiate to, or agree or consent to, sell, license, dispose of or hold separate or agree to sell, license, dispose of or hold separate, or take any other action (including any contractual, behavioral or conduct restriction, agreement, commitment or remedy) with respect to, before or after the Orca Effective Time, any assets or businesses, or interests in any assets or businesses, of Topco, Laguna, Orca or any of their respective Subsidiaries, if such action would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Topco Group. Laguna and Orca (A) shall not (and shall cause their respective Subsidiaries and affiliates not to), without each of the other parties’ prior written consent, offer, negotiate, agree to, commit to, consent to, or effect any action described in the immediately preceding sentence and (B) shall not be required to take any action described in the immediately preceding sentence unless such action is conditioned on the consummation of the transactions contemplated by this Agreement. Laguna and Orca shall not (and shall cause their respective Subsidiaries and affiliates not to), without each of the other parties’ prior written consent (not to be unreasonably withheld, delayed or conditioned), (x) “pull-and-refile” more than one time pursuant to 16 C.F.R. § 803.12, any Filing made under the HSR Act or (y) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Entity to delay the consummation of, or not to close before a certain date, the transactions contemplated by this Agreement.

(c) Prior Review of Certain Information. Laguna and Orca shall provide the other party and/or its counsel with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other party in connection with, all submissions, Filings and communications (and the documents submitted therewith) intended to be submitted to any Governmental Entity or any Self-Regulatory Organization in connection with the Combinations and the other transactions contemplated by this Agreement. Each of the parties agrees not to participate independently in any meeting, teleconference or other discussion with any Governmental Entity or any Self-Regulatory Organization in connection with the Combinations and the other transactions contemplated by this Agreement and shall provide the other party with reasonable advance notice of the meeting, teleconference or other discussion and the opportunity to participate therein unless prohibited by the Governmental Entity or Self-Regulatory Organization, as applicable. Laguna and Orca shall keep each other apprised of all discussions with any Governmental Entity or Self-Regulatory Organization in respect of any Filings, investigation or other inquiry in connection with the transactions contemplated hereby.

(d) Furnishing of Information. Laguna and Orca each shall promptly furnish the other with a copy of all substantive notices or other communications received or provided by Laguna or Orca, as the case may be, from or to any Governmental Entity or Self-Regulatory Organization in connection with the Combinations and the other transactions contemplated by this

Agreement, and will furnish the other with information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as is reasonably necessary or advisable in connection with any Filing made by or on behalf of the parties or any of their respective Subsidiaries to any Person, Governmental Entity or Self-Regulatory Organization, in connection with the Combinations and the other transactions contemplated by this Agreement.

(e) Status Updates and Notice. Laguna and Orca each shall keep the other promptly apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with (i) written notice of the occurrence, or non-occurrence, of any event as to which they have knowledge that would reasonably be expected to cause any condition to the obligations of any party to effect the transactions contemplated hereby not to be satisfied; (ii) written notice of the failure of a party to satisfy, or the material breach by a party of, any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the transactions contemplated hereby not to be satisfied (provided, however, that the delivery of any notice pursuant to this Section 5.4(e) shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice); and (iii) copies of all substantive notices or other communications received by Laguna or Orca, as the case may be, or any of their respective Subsidiaries, from any Person, Governmental Entity or Self-Regulatory Organization, with respect to such transactions. Laguna and Orca shall regularly review with each other the progress of any Filings, investigation or other inquiry by any Governmental Entities or Self-Regulatory Organizations, and discuss with each other the scope, timing and tactics of any actions in relation thereto with a view to obtaining Approvals from the applicable Governmental Entities or Self-Regulatory Organizations as promptly as practicable.

(f) Treatment of Sensitive/Privileged Information. Notwithstanding anything to the contrary contained herein, for any information exchanged under this Section 5.4, it is understood that Laguna and Orca may, as each deems necessary, reasonably designate any competitively sensitive material provided to the other party under this Section 5.4 or any subsection thereof as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Laguna or Orca, as the case may be) or its legal counsel; provided, further, that materials provided to the other party pursuant to this Section 5.4 or any subsection thereof may be redacted to remove references concerning the valuation of the transactions contemplated hereby. Furthermore, it is understood that Laguna and Orca may each withhold material where the sharing thereof would be reasonably likely to result in the loss of attorney-client privilege; provided, further, that Laguna or Orca, as applicable, shall provide or cause to be provided to the other party a reasonably detailed description of the materials not provided and shall cooperate in good faith to design and implement alternative disclosure arrangements to enable the other party to evaluate such information without the loss of attorney-client privilege.

Section 5.5. Access. From the date of this Agreement to the earlier of consummation of the Laguna Merger and the termination of this Agreement, the parties shall, and shall cause each of their respective Subsidiaries, and shall direct and use reasonable best efforts to cause their respective directors, officers, employees, counsel, accountants, consultants (including any investment banker or financial advisor and, in the case of Orca, Carlyle Investment Management L.L.C.) and, to the extent practical, other authorized agents, intermediaries, or third party representatives that act or perform services for or on behalf of such party (“Representatives”) to: (a) provide to each other and their respective Representatives, upon prior written notice, reasonable access, during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by Laguna or Orca, as applicable, to its officers, employees, properties, offices, other facilities and books and records; and (b) furnish promptly such information concerning its business, properties, contracts, assets and liabilities as the parties or their respective Representatives may reasonably request; provided, however, that each party shall not be required to (or to cause any of their respective Subsidiaries or Representatives to) afford such access or furnish such information (i) to the extent that it reasonably believes in good faith that doing so would: (A) result in the loss of attorney-client privilege; (B) violate any of its obligations with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which it is party; or (C) breach, contravene, violate or result in liability under any applicable Law (it being agreed that the parties shall use their respective reasonable best efforts to reduce the scope of or eliminate the applicable restriction); or (ii) if Orca or Topco or any of their affiliates, on the one hand, and Laguna or any of its affiliates, on the other hand, are adverse parties in any legal proceeding or action, to the extent that is reasonably pertinent to such proceeding or action. The parties shall, and shall cause each of their respective Subsidiaries and shall direct and use reasonable best efforts to cause their respective Representatives to, hold all information provided or furnished pursuant to this Section 5.5 confidential in accordance with the terms of the Confidentiality Agreement.

Section 5.6. Transaction Litigation. Each of Laguna and Orca shall give the other party the opportunity to participate in (but not control) the defense or settlement of any stockholder litigation against such party or its officers or directors relating to the Combinations and the other transactions contemplated by this Agreement in accordance with the terms of a mutually agreed upon joint defense agreement. Prior to the Laguna Effective Time, no such settlement shall be agreed to without the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned. Each of Laguna and Orca shall cooperate, shall cause their respective Subsidiaries to cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate, in the defense against such litigation.

Section 5.7. Publicity. The initial press release regarding this Agreement and the Combinations shall be a joint press release mutually agreed by Laguna and Orca. Thereafter through the consummation of the Laguna Merger, and so long as this Agreement is in effect, none of the parties hereto shall issue or cause the publication of any press release or other public announcement concerning this Agreement, the Combinations or the other transactions contemplated hereby without the prior consultation and consent of the other parties hereto (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by applicable Law or by obligations pursuant to any listing agreement with Nasdaq or by any Governmental Entity with jurisdiction over such party. Notwithstanding the forgoing, this Section 5.7 shall not apply to any press release or similar public statement made by Laguna or Orca (a) which is consistent with any press release or similar public statement mutually agreed by Laguna and Orca, and the terms of this Agreement and does not contain any information relating to Laguna (in the case of Orca), Orca (in the case of Laguna) or the Combinations that has not been previously announced or made public in accordance with the terms of this Section 5.7 or (b) which is made in the ordinary course of business and does not relate to this Agreement or the Combinations. For the avoidance of doubt, the provisions of this Section 5.7 do not apply to any announcement, document or publication in connection with or in response to an Acquisition Proposal, Superior Proposal, Intervening Event or Change in Laguna Recommendation or Change in Orca Recommendation, as applicable.

Section 5.8. Certain Tax Matters.

(a) Each of Laguna and Orca shall, and shall cause their affiliates (to the extent within their control), to (i) cooperate in order to facilitate the issuance of any opinions relating to Tax matters that the SEC requires to be filed in connection with the Registration Statement, and (ii) deliver to Latham & Watkins LLP or such other counsel mutually agreeable to the parties (in the case of Tax matters relating to Orca or its stockholders) and Gibson Dunn and Crutcher LLP or such other counsel mutually agreeable to the parties (in the case of Tax matters relating to Laguna or its stockholders), in each case, to the extent requested by such counsel, a duly executed certificate dated as of the date requested by such counsel, containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion.

(b) Each of Laguna, U.S. Merger Sub, U.S. Holdco Sub, U.S. Holdco Sub 2, Orca, and Topco, and their respective Subsidiaries shall use reasonable best efforts to cause the Combinations to qualify for the Intended Tax Treatment. None of Laguna, U.S. Merger Sub, U.S. Holdco Sub, U.S. Holdco Sub 2, Orca, or Topco or any of their respective Subsidiaries shall take any action (or, to the extent within their control, permit any affiliate to take any action) that could reasonably be expected to preclude the Combinations from qualifying for the Intended Tax Treatment. Each of Laguna, U.S. Merger Sub, U.S. Holdco Sub, U.S. Holdco Sub 2, Orca and Topco shall file all income Tax returns consistent with the foregoing except as otherwise required by (i) a change in Law after the date of this Agreement or (ii) a final “determination” (within the meaning of Section 1313(a)(1) of the Code or any comparable provision of state or local Law).

(c) All transfer, documentary, sales, use, value added, excise, stock transfer, stamp duty, recording, registration and any similar Taxes and fees, including any penalties and interest thereon, that are required to be paid under Tax Laws in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne and paid by Topco. For the avoidance of doubt, Transfer Taxes shall not include any federal, state, local or non-U.S. Taxes measured by or based upon income or gains. The applicable parties shall cooperate in good faith in filing such forms and documents as may be necessary and to obtain any exemption or refund of any such Transfer Tax and to minimize the amount of any Transfer Taxes payable in connection with the Combinations.

(d) Prior to (but not more than thirty (30) days prior to) the Closing Date of the Combinations, Laguna shall provide to Topco a certificate duly executed, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g) and 1.1445-2(c)(3), certifying that no interest in Laguna is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of

Section 897(c) of the Code, and a form of notice to the Internal Revenue Service (which shall be mailed by Topco to the IRS following the Closing) prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(e) No earlier than two days following the Second Contribution, Orca will convert from a UK public limited company to a UK private limited company pursuant to applicable UK law (the “Orca Conversion”) and U.S. Holdco Sub 2 shall make a valid and timely election pursuant to Treasury Regulations Section 301.7701-3 to treat Orca as a disregarded entity for U.S. federal income tax purposes which election shall be effective as of the date of the Orca Conversion.

(f) If Ortho-Clinical Diagnostics S.A. was not converted to a Luxembourg S.à r.l. prior to the Closing Date, then no earlier than one day following the Orca Conversion, Orca shall cause (x) an election to be made pursuant to U.S. Treasury Regulations Section 301.7701-3 to treat Ortho-Clinical Diagnostics Holdings Luxembourg S.à r.l. as a disregarded entity for U.S. federal income tax purposes, effective as of that day, (y) Ortho-Clinical Diagnostics S.A. to convert to a Luxembourg S.à r.l. and (z) an election to be made pursuant to U.S. Treasury Regulations Section 301.7701-3 to treat Ortho-Clinical Diagnostics S.A. (after conversion to a Luxembourg S.à r.l.) as a disregarded entity for U.S. federal income tax purposes, effective as of the date of the conversion pursuant to clause (y) herein. The parties intend that the Second Contribution, taken together with the Orca Conversion and the election to treat Orca as a disregarded entity, shall be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

Section 5.9. Expenses. Subject to Section 7.5, whether or not the Combinations are consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses; provided, that (a) the registration and filing fees and the printing and mailing costs of the Registration Statement (including the scheme circular with respect to the Orca Scheme Terms and the Proxy Statement/Prospectus) and the Nasdaq Listing Application, and (b) any required filing fees with any Governmental Entity or Self-Regulatory Organization in connection with the transactions contemplated by this Agreement, in each of cases (a) and (b), shall be shared equally by Laguna and Orca unless prohibited by applicable Law. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Registration Statement, Proxy Statement/Prospectus and Nasdaq Listing Application, and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby, including in the case of Topco, U.S. Merger Sub, U.S. Holdco Sub, and U.S. Holdco Sub 2 any Expenses incurred by it in connection with the incorporation and financing of Topco, U.S. Merger Sub, U.S. Holdco Sub, or U.S. Holdco Sub 2 prior to the signing hereof.

Section 5.10. Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six (6) years from and after the Laguna Effective Time, Topco shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present (as of the Laguna Effective Time) directors, officers and employees of Laguna and its Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Laguna pursuant to the Organizational Documents of Laguna or its Subsidiaries and indemnification agreements, if any, in existence on the date of this Agreement with any directors, officers and employees of Laguna and its Subsidiaries against all costs or expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries, fines, losses, claims, damages or liabilities incurred by such individual in connection with any civil, criminal, administrative or investigative proceeding arising out of or pertaining to any act or omission of the director, officer or employee of Laguna or its Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by Law, in each case for acts or omissions occurring at or prior to the Laguna Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in Topco’s (or any successor’s) Organizational Documents for a period of at least six (6) years after the Laguna Effective Time, provisions providing for the elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses to the fullest extent permitted by Law and (iii) purchase a six-year “tail” prepaid policy on terms and conditions no less advantageous to the insured than the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Laguna; provided, that Laguna shall have the option to purchase the “tail” prepaid policy in lieu of Topco; provided, further, the amount paid by Topco or Laguna, as applicable, shall not exceed 300% of the annual premiums (such 300% amount, the “Maximum Laguna Insurance Amount”) currently paid by Laguna for such insurance. The obligations of Topco, or Laguna, as applicable, under this Section 5.10(a) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.10(a) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.10(a) applies shall be third-party beneficiaries of this Section 5.10(a)).

(b) For a period of six (6) years from and after the Laguna Effective Time, Topco shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present (as of the Laguna Effective Time) directors, officers and employees of Orca and its Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Orca pursuant to the Organizational Documents of Orca or its Subsidiaries and indemnification agreements, if any, in existence on the date of this Agreement with any directors, officers and employees of Orca and its Subsidiaries against all costs or expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries, fines, losses, claims, damages or liabilities incurred by such individual in connection with any civil, criminal, administrative or investigative proceeding arising out of or pertaining to any act or omission of the director, officer or employee of Laguna or its Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by Law, in each case for acts or omissions occurring at or prior to the Laguna Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in Topco’s (or any successor’s) Organizational Documents for a period of at least six (6) years after the Laguna Effective Time, provisions providing for the elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses to the fullest extent permitted by Law and (iii) purchase a six-year “tail” prepaid policy on terms and conditions no less advantageous to the insured than the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Orca; provided, that the amount paid by Topco shall not exceed 300% of the annual premiums (such 300% amount, the “Maximum Orca Insurance Amount”) currently paid by Orca for such insurance. The obligations of Topco under this Section 5.10(b) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.10(b) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.10(b) applies shall be third-party beneficiaries of this Section 5.10(b)).

Section 5.11. Section 16 Matters. Prior to the Orca Effective Time, the parties shall take all such steps as may be required to cause any dispositions of Orca Shares (including derivative securities with respect to Orca Shares) or acquisitions of Topco Shares (including derivative securities with respect to Topco Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the United States Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”) with respect to Orca to be exempt under Rule 16b-3 promulgated under the Exchange Act. Prior to the Laguna Effective Time, the parties shall take all such steps as may be required to cause any dispositions of Laguna Shares (including derivative securities with respect to Laguna Shares) or acquisitions of Topco Shares (including derivative securities with respect to Topco Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Laguna to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12. Financing Matters.

(a) Between the date hereof and the Scheme Effective Date, each of Laguna and Orca shall, and shall cause its Subsidiaries to, use reasonable best efforts (a) to obtain all necessary waivers or consents for the purpose of waiving any terms or provisions of any Contract or series of related Contracts relating to indebtedness that becomes or may become due and payable as a result of the transactions contemplated hereby, to the extent that the consummation of the transactions contemplated by this Agreement would result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, such terms or provisions, (b) to refinance, renew or replace the indebtedness under such agreements on terms mutually agreeable to Orca and Laguna; provided, that the transactions contemplated by this Agreement would not result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, any agreement under which such indebtedness is refinanced, renewed or replaced or (c) to ensure that sufficient cash is available for the prompt payment of any indebtedness under any such agreement. In addition, between the date hereof and the Scheme Effective Date, each of Laguna and Orca shall, and shall cause its Subsidiaries to, use reasonable best efforts to cooperate to develop an optimal global financing structure for Topco and its Subsidiaries from and after the Scheme Effective Date, and to reasonably cooperate in connection with the arrangement of such financing.

(b) Prior to the earlier of the Closing or termination of this Agreement in accordance with Article VII, Orca shall use commercially reasonable efforts to cooperate, and to cause its Subsidiaries and its and their respective Representatives to use commercially reasonable efforts to cooperate, at Laguna’s sole expense, with any debt financing undertaken by Laguna in order to consummate the Combinations (any such financing, a “Debt Financing”) as may be customary and reasonably requested by Laguna, including by using commercially reasonable efforts (i) to cause the management of Orca and its Subsidiaries with appropriate seniority and expertise to participate in a reasonable and limited number of conference calls (including lender and ratings agency conference calls) and telephonic or webcast video presentations, as well as a reasonable and limited number of telephonic or web-based video due diligence and drafting sessions; (ii) to assist with the preparation of materials for bank information memoranda (including a “private supplement” thereto), rating agency presentations and similar documents required in connection with the Debt Financing and delivering customary authorization letters with respect to the same (the “Authorization Letters”); provided that Laguna shall provide any such documents or other materials that include any material information regarding Orca to Orca for review and comment no fewer than two (2) Business Days prior to use in connection with the Debt Financing; (iii) to timely furnish Laguna and the Debt Financing Sources with the existing historical financial statements of Orca and its Subsidiaries to the extent reasonably necessary to satisfy any condition precedent required in connection with the Debt Financing; (iv) to provide Laguna all existing documentation and other information with respect to Orca and its Subsidiaries as shall have been reasonably requested in writing by Laguna at least six (6) Business Days prior to the Closing Date that is required in connection with the Debt Financing under applicable “know-your-customer” and anti-money laundering rules and regulations; (v) if applicable, to provide drafts of any customary payoff letters with respect to any Indebtedness of Orca and its Subsidiaries that is being repaid in connection with the Closing and otherwise taking such actions as are reasonably requested by the Laguna and the Debt Financing Sources in connection with the repayment of existing Indebtedness of Orca and its Subsidiaries and the release of related Liens; (vi) if applicable, to execute and deliver definitive documentation for the Debt Financing (including credit agreements, guarantee agreements, and pledge and security documents) no earlier than the Closing Date and otherwise reasonably facilitate the granting of a security interest (and perfection thereof) and assist in the negotiation of any such agreements and other documents, including providing Laguna with any information reasonably necessary to complete customary schedules and closing and perfection certificates as may be required under the Debt Financing (provided that (A) upon the reasonable request of Laguna, any executed signature pages to such agreements and documents shall be delivered in escrow by Orca and its Subsidiaries a reasonable period of time prior to the Closing Date (but shall not be released from escrow except on the Closing Date) and (B) any obligations applicable to Orca and its Subsidiaries contained in all such agreements and documents shall be subject to the occurrence of the Closing and shall be effective no earlier than the Closing (other than with respect to the Authorization Letters)); and (vii) to otherwise reasonably cooperate in Laguna’s efforts to obtain the Debt Financing (including, if applicable, requesting of the appropriate Persons, and using its good faith efforts to obtain, customary officers certificates, solvency certificates and other similar documents as may reasonably be requested by Laguna and facilitating the pledge of, and granting of security interests in, the stock and assets of Orca and its Subsidiaries); provided that Orca shall not be required to provide, or cause any of its Subsidiaries to provide, cooperation under this Section 5.12(b) that: (A) in the good faith determination of Orca, would unreasonably interfere with the conduct of ongoing business of Orca and its Subsidiaries, taken as a whole; (B) causes any representation, warranty covenant or agreement in this Agreement to be breached; (C) causes any closing condition set forth in Article VI to fail to be satisfied; (D) subject to the proviso in clause (vi) above, requires entry into any definitive agreement in respect of the Debt Financing that would be binding on Orca or any of its Subsidiaries prior to the Closing (and the authorization of the execution, delivery and performance of such agreements shall be at the direction of Laguna and/or the board of directors (or similar body) of Orca or such Subsidiary as constituted by Laguna at Closing); (E) causes Orca or any of its Subsidiaries or their respective Representatives (1) to take any action that would reasonably be expected to conflict with or violate its organizational documents or applicable law or (2) to incur any liability (excluding, in the case of Orca and its Subsidiaries, (x) customary expenses to be reimbursed by Laguna and (y) contractual commitments that are not effective prior to the Closing); or (F) could reasonably be expected to adversely affect the Intended Tax Treatment. The pre-Closing board of directors of Orca and the pre-Closing directors, managers and general partners of its Subsidiaries, to the extent such Persons shall not remain in such capacity as of Closing, shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained. To the extent reasonably desirable or necessary in connection with the Debt Financing, Orca hereby consents to the use of the logos of Orca and each of its Subsidiaries in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage Orca or any of its Subsidiaries or the reputation or goodwill of Orca or any of its Subsidiaries and (ii) are used solely in connection with a description of Orca or any of its Subsidiaries, its or their respective businesses and products, or the transactions contemplated hereby.

(c) Laguna shall (i) promptly upon request by Orca following the earlier of the Closing or the termination of this Agreement in accordance with Article VII, reimburse Orca for all reasonable, documented out-of-pocket costs incurred in good faith by Orca and its Subsidiaries and their affiliates and Representatives in connection with the cooperation contemplated by Section 5.12(b) and (ii) indemnify and hold harmless Orca and its Subsidiaries and their Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, reasonable, documented out-of-pocket costs and expenses (including reasonable, documented out-of-pocket attorney’s fees and expenses), interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing.

(c) Laguna expressly acknowledges and agrees that its obligations hereunder are not conditioned in any manner upon Laguna obtaining any financing.

“Debt Financing Sources” means, collectively, (i) Persons (including any agents, arrangers, commitment parties, lenders and other entities) that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or any other financing in connection with the transactions contemplated by this Agreement, including the parties to any joinder agreements or credit agreements entered into in connection therewith, (ii) the respective Representatives of each of the Persons specified in clause (i) above, and (iii) the respective successors and assigns of each of the Persons specified in clauses (i) and (ii) above.

Section 5.13. Employment Matters.

(a) The parties agree that (i) employees of Laguna and its Subsidiaries at the Laguna Effective Time who continue to remain employed with Laguna or its Subsidiaries (the “Laguna Continuing Employees”) and (ii) the employees of Orca and its Subsidiaries at the Orca Effective Time who continue to remain employed with Orca or its Subsidiaries (the “Orca Continuing Employees”) shall, during the period commencing at the Laguna Effective Time or Orca Effective Time, respectively, and ending on the one year anniversary of the Laguna Effective Time or Orca Effective Time, respectively, be provided with base salary or base wage, severance benefit protections, and pension and welfare benefits that are no less favorable, in the aggregate, than those provided to such Laguna Continuing Employees and Orca Continuing Employees, as applicable, immediately prior to the Effective Time or Orca Effective Time, respectively; provided, however, that the requirements of this sentence shall not apply to Laguna Continuing Employees or Orca Continuing Employees who are covered by a collective bargaining agreement, union, labor or similar Contract or who cease to be employed for any reason by Laguna and its Subsidiaries or Orca or its Subsidiaries (as the case may be).

(b) With respect to any Benefit Plan in which any Laguna Continuing Employee or Orca Continuing Employee (collectively, the “Relevant Continuing Employees”) first becomes eligible to participate on or after the Effective Time or Orca Effective Time, respectively (a “Relevant Benefit Plan”), each party shall use reasonable best efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any of its group health plans which is a Relevant Benefit Plan to be waived with respect to the other party’s Relevant Continuing Employees and their eligible dependents, (ii) give the other party’s Relevant Continuing Employees credit for the plan year in which the Laguna Effective Time or Orca Effective Time, respectively, occurs (or the plan year in which the Relevant Continuing Employee first becomes eligible to participate in the applicable Relevant Benefit Plan, if later) towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred during the plan year but prior to the Laguna Effective Time or Orca Effective Time, respectively (or eligibility date, as applicable), for which payment has been made and (iii) give the other party’s Relevant Continuing Employees service credit for such Relevant Continuing Employee’s employment with the other party for purposes of vesting, benefit accrual and eligibility to participate under each applicable Relevant Benefit Plan, as if such service had been performed with such party, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits (unless otherwise required under applicable Law) or to the extent it would result in a duplication of benefits.

(c) Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Laguna Benefit Plan or Orca Benefit Plan, (ii) prevent Laguna, Orca, the Laguna Merger Surviving Corporation or any of their affiliates from amending or terminating any of their respective Benefit Plans in accordance with their terms, (iii) prevent Laguna, Orca, the Laguna Merger Surviving Corporation or any of their affiliates, after the Orca Effective Time, from terminating the employment of any Relevant Continuing Employees or (iv) create any third-party beneficiary rights in any employee of Laguna, Orca or any of their Subsidiaries or affiliates, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Relevant Continuing Employee by Laguna, Orca, the Laguna Merger Surviving Corporation or any

of their affiliates or under any Benefit Plan which Laguna, Orca, the Laguna Merger Surviving Corporation or any of their affiliates may maintain.

Section 5.14. Obligations of Topco, U.S. Merger Sub, U.S. Holdco Sub and U.S. Holdco Sub 2. Orca shall take all actions necessary to cause each of Topco, U.S. Merger Sub, U.S. Holdco Sub, and U.S. Holdco Sub 2 to perform its obligations pursuant to this Agreement and to consummate the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement. Upon the terms and subject to the conditions set forth in this Agreement, Orca, Topco, U.S. Merger Sub, U.S. Holdco Sub, and U.S. Holdco Sub 2 shall be jointly and severally liable for the failure by any of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

ARTICLE VI

CONDITIONS TO THE COMBINATIONS

Section 6.1. Condition to Each Party’s Obligation to Effect the Combinations. The obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by such parties as of the Closing of each of the following conditions:

(a) Stockholder Approvals. The Laguna Requisite Vote shall be been obtained at the Laguna Stockholders’ Meeting and the Orca Requisite Vote shall have been obtained at the Orca Shareholder Meetings.

(b) Exchange Listing. The Topco Shares issuable in the Combinations shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

(c) No Orders or Laws. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or Law which is in effect and prohibits, restrains, prevents or makes illegal the consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act, and shall not be the subject of any stop order which is in effect suspending the effectiveness of the Registration Statement or any proceedings for that purpose.

(e) Competition and Other Approvals. Any waiting period (and any extension thereof) required under the Approvals set forth in Section 6.1(e) of the Laguna Disclosure Letter and Section 6.1(e) of the Orca Disclosure Letter and such other Approvals as are mutually agreed upon by the parties to be required, and any agreement (including any timing agreement) with any Governmental Entity not to consummate the transactions contemplated by this Agreement, shall in each case have expired or been terminated and (to the extent applicable) any such Approval shall have been obtained.

(f) Filing with the Registrar. The Orca Scheme Order shall have been sanctioned by the English Court with or without modification (but subject to any such modification being acceptable to each of Orca, Topco and Laguna) and the Orca Scheme Order shall have been delivered to the Registrar with due confirmatory receipt of the same.

Section 6.2. Additional Conditions to Orca’s and Topco’s Obligations to Effect the Combinations. The obligations of Orca and Topco to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Orca as of the Closing of each of the following additional conditions:

(a) Representations and Warranties of Laguna. (i) The representations and warranties of Laguna set forth in Section 4.2(a) shall be true and correct (except for de minimis inaccuracies) as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), (ii) each of the representations and warranties of Laguna set forth in and Section 4.3 shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), and (iii) each of the other representations and warranties of Laguna set forth in ARTICLE IV shall be true and correct (disregarding all qualifications or limitations as to “material”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except in the case of clause (iii) where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Laguna.

(b) Performance of Obligations of Laguna. Laguna shall, in all material respects, have performed and complied with all obligations required to be performed or complied with by Laguna under this Agreement at or prior to the Laguna Effective Time.

(c) No Material Adverse Effect. At any time after the date of this Agreement there shall not have occurred and be continuing any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Laguna.

(d) Certificate of Satisfaction of Closing Conditions. Orca shall have received a certificate dated as of the Closing Date executed by a duly authorized officer of Laguna as to the satisfaction of the conditions set forth in Section 6.2(a), (b) and (c).

Section 6.3. Additional Conditions to Laguna’s Obligations to Effect the Combinations. The obligations of Laguna to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver as of the Closing of each of the following additional conditions:

(a) Representations and Warranties of Orca. (i) The representations and warranties of Orca set forth in Section 4.2(d) and Section 4.2(g) shall be true and correct (except for de minimis inaccuracies) as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), (ii) each of the representations and warranties of Orca set forth in Section 4.2(e), and Section 4.3 shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), and (iii) each of the other representations and warranties of Orca set forth in ARTICLE IV hereof shall be true and correct (disregarding all qualifications or limitations as to “material”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except in the case of clause (iii) where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Orca.

(b) Performance of Obligations of Orca. Orca shall, in all material respects, have performed and complied with all obligations required to be performed or complied with by Orca under this Agreement at or prior to the Orca Effective Time.

(c) No Material Adverse Effect. At any time after the date of this Agreement there shall not have occurred and be continuing any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Orca.

(d) Certificate of Satisfaction of Closing Conditions. Laguna shall have received a certificate dated as of the Closing Date executed by a duly authorized officer of Orca as to the satisfaction of the conditions set forth in Section 6.3(a), (b) and (c).

ARTICLE VII

TERMINATION

Section 7.1. Termination by Mutual Consent. This Agreement may be terminated by mutual written consent of Laguna and Orca, by action authorized by their respective boards of directors, at any time prior to the Orca Effective Time.

Section 7.2. Termination by Either Laguna or Orca. This Agreement may be terminated by either Laguna or Orca, by action authorized by such Person’s board of directors, at any time prior to the Orca Effective Time:

(a) if the Orca Effective Time shall not have occurred by September 22, 2022 (such date as it may be extended under the proviso below, the “Termination Date”), whether such date is before or after the date of the receipt of the Laguna Requisite Vote or the Orca Requisite Vote; provided, however, that such date shall automatically be extended to January 22, 2023, if the only conditions that have not been satisfied (other than those conditions that Laguna and Orca have mutually agreed to waive, if and to the extent that such waiver is permitted by applicable Law, and other than those conditions that by their nature can only be satisfied at or immediately prior to the Scheme Effective Date) are one or more of the conditions set forth in (i) Section 6.1(c) to the extent relating to an Approval required by Section 6.1(e) or (ii) Section 6.1(e); provided, further, that the right to terminate this Agreement pursuant to this Section 7.2(a) may not be exercised by any party whose failure to perform any material covenant or obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of any such closing condition to be satisfied on or before the Termination Date;

(b) if (i) the Laguna Requisite Vote shall not have been obtained after a vote of the Laguna stockholders has been taken and completed at the Laguna Stockholders’ Meeting or at any adjournment or postponement thereof or (ii) the Orca Requisite Vote shall not have been obtained at the Orca Shareholder Meetings (or at any adjournment or postponement thereof) or the Orca Scheme is not sanctioned and the Orca Scheme Order is not issued by the English Court; or

(c) if any Governmental Entity that must grant a regulatory approval required under Section 6.1(e) has denied such grant in writing and such denial has become final, binding and non-appealable, or any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Combinations shall become final and non-appealable.

Section 7.3. Termination by Laguna. This Agreement may be terminated by Laguna by action authorized by the Laguna Board:

(a) at any time prior to the receipt of the Orca Requisite Vote, if the Orca Board shall have effected a Change in Orca Recommendation (whether or not in compliance with Section 5.2);

(b) at any time prior to the Orca Effective Time, if Orca breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Orca contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 6.3(a) through (c) and (ii) is not reasonably capable of being cured by Orca by the Termination Date or is not cured by Orca within 45 days after receiving written notice from Laguna; provided, that the right to terminate this Agreement pursuant to this Section 7.3(b) may not be exercised by Laguna if Laguna’s failure to perform any material covenant or obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of any such closing condition to be satisfied on or before the Termination Date; or

(c) at any time prior to the receipt of the Laguna Requisite Vote, if the Laguna Board shall have effected a Change in Laguna Recommendation in compliance with Section 5.2 in response to a Laguna All Cash Superior Proposal and in order for Laguna to enter into a merger agreement, acquisition agreement, purchase agreement or other similar agreement that the Laguna Board has authorized and directed Laguna to execute with respect to such Laguna All Cash Superior Proposal; provided, however, that this Agreement may not be so terminated unless (i) prior to or simultaneously with such termination the payment required by Section 7.5(b) has been made in full to Orca in accordance with Section 7.5(b), and (ii) simultaneously or promptly following such termination Laguna enters into such agreement.

Section 7.4. Termination by Orca. This Agreement may be terminated by Orca by action authorized by the Orca Board:

(a) at any time prior to the receipt of the Laguna Requisite Vote, if the Laguna Board shall have effected a Change in Laguna Recommendation (whether or not in compliance with Section 5.2);

(b) at any time prior to the Orca Effective Time, if Laguna breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Laguna contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 6.2(a) through (c) and (ii) is not reasonably capable of being cured by Laguna by the Termination Date or is not cured by Laguna within 45 days after receiving written notice from Orca; provided, that the right to terminate this Agreement pursuant to this Section 7.4(b) may not be exercised by Orca if Laguna’s failure to perform any material covenant or obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of any such closing condition to be satisfied on or before the Termination Date; or

(c) at any time prior to the receipt of the Orca Requisite Vote, if the Orca Board shall have effected a Change in Orca Recommendation in compliance with Section 5.2 in response to an Orca All Cash Superior Proposal and in order for Orca to enter into a merger agreement, acquisition agreement, purchase agreement or other similar agreement that the Orca Board has authorized and directed Orca to execute with respect to such Orca All Cash Superior Proposal; provided, however, that this Agreement may not be so terminated unless (i) prior to or simultaneously with such termination the payment required by Section 7.5(c) has been made in full to Orca in accordance with Section 7.5(c), and (ii) simultaneously or promptly following such termination Laguna enters into such agreement.

Section 7.5. Effect of Termination and Abandonment.

(a) Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article VII (other than Section 7.1), written notice thereof shall be given to the other parties to this Agreement specifying the provisions of this ARTICLE VII to which such termination is made and the basis therefore described in reasonable detail, and this Agreement (other than as set forth in this Section 7.5 and 8.1) shall become void and of no effect with no liability on the part of any party (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives); provided, however, that, except as otherwise provided herein, no such termination shall relieve any party of any liability or damages resulting from any fraud or willful and material breach of this Agreement; provided, further, that the parties shall cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any Governmental Entity or any Self-Regulatory Organization in connection with the transactions contemplated by this Agreement. For purposes of this ARTICLE VII, (i) “fraud” shall mean, with respect to any Person, intentional (and not constructive) misrepresentation of a material fact by such Person with the actual knowledge (as opposed to imputed or constructive knowledge or knowledge that could have been obtained after inquiry, or recklessness or negligence) of such Person that such representation was false when made and which was made with the specific intent to induce the Person to whom such representation was made to enter into or consummate the transactions contemplated by this Agreement and (ii) “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party or failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, cause a material breach of this Agreement.

(b) Termination Fee Payable by Laguna.

(i) In the event that (A) this Agreement is terminated by Orca pursuant to Section 7.4(a) or is terminated by either Laguna or Orca pursuant to Section 7.2(a) or 7.2(b)(i) (and, at the time of such termination pursuant to Section 7.2(a) or 7.2(b)(i), Orca had a right to terminate this Agreement pursuant to Section 7.4(a)), (B)(x) an Acquisition Proposal for Laguna shall have been publicly announced or made publicly known or otherwise communicated or made known to Laguna management or the Laguna Board (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal) and not withdrawn prior to termination or such vote to adopt this Agreement, as applicable, at any time after the date of this Agreement and (y) this Agreement is subsequently terminated by Orca pursuant to Section 7.4(b) or is terminated by either Laguna or Orca pursuant to Section 7.2(a) or 7.2(b)(i) (and, at the time of such termination pursuant to Section 7.2(a) or 7.2(b)(i), Orca had a right to terminate this Agreement pursuant to Section 7.4(b) as a result of a failure by Laguna to perform any of its covenants or agreements contained in this Agreement), or (C) this Agreement is terminated by Laguna pursuant to Section 7.3(c), then, in any such case, Laguna shall, prior to or contemporaneously with such termination, pay or cause to be paid to Orca an amount equal to $207,839,918.46 (the “Laguna Termination Payment”) by wire transfer of same day funds, as reduced by the amount of any applicable Expense Reimbursement for Orca, if any.

(ii) In the event that (A) an Acquisition Proposal for Laguna shall have been publicly announced or made publicly known or otherwise communicated or made known to management or the Laguna Board (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal) and not withdrawn prior to termination or such vote to adopt this Agreement, as applicable, at any time after the date of this Agreement, (B) this Agreement is subsequently terminated by Laguna or Orca pursuant to Section 7.2(a) or 7.2(b)(i), and (C) within nine (9) months of such termination pursuant to

Section 7.2(a) or 7.2(b)(i), Laguna or any of its Subsidiaries executes an Alternative Acquisition Agreement with respect to, or consummates, or approves or recommends to the Laguna stockholders to accept, any Acquisition Proposal (it being understood that, for purposes of this clause (C), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.2(a) except that each reference to “15% or more” in the definition of “Acquisition Proposal” and “Major Subsidiary” shall be deemed to be a reference to “50% or more”), then Laguna shall, prior to or contemporaneously with the completion of such acquisition or transaction, pay or cause to be paid to Orca, by wire transfer of same day funds, the Laguna Termination Payment, as reduced by the amount of any Expense Reimbursement for Orca previously paid, if any.

(iii) In the event that this Agreement is terminated by Orca pursuant to Section 7.2(b)(i) under circumstances in which the Laguna Termination Payment is not otherwise payable, then Laguna shall pay to Orca its reasonable documented out of pocket costs, fees, and expenses incurred in connection with its investigation, consideration, documentation, diligence and negotiations of this Agreement and the transactions contemplated hereby, including all fees and expenses of Orca’s and its Subsidiaries’ respective Representatives and financing sources (the “Expense Reimbursement for Orca”).

(c) Termination Fee Payable by Orca.

(i) In the event that (A) this Agreement is terminated by Laguna pursuant to Section 7.3(a) or is terminated by either Laguna or Orca pursuant to Section 7.2(a) or 7.2(b)(ii) (and, at the time of such termination pursuant to Section 7.2(a) or 7.2(b)(ii), Laguna had a right to terminate this Agreement pursuant to Section 7.3(a)), (B)(x) an Acquisition Proposal for Orca shall have been publicly announced or made publicly known or otherwise communicated or made known to Orca management or the Orca Board (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal) and not withdrawn prior to termination or such vote to adopt this Agreement, as applicable, at any time after the date of this Agreement and (y) this Agreement is subsequently terminated by Laguna pursuant to Section 7.3(b) or is terminated by either Laguna or Orca pursuant to Section 7.2(a) or 7.2(b)(ii) (and, at the time of such termination pursuant to Section 7.2(a) or 7.2(b)(ii), Laguna had a right to terminate this Agreement pursuant to Section 7.3(b) as a result of a failure by Orca to perform any of its covenants or agreements contained in this Agreement), or (C) this Agreement is terminated by Orca pursuant to Section 7.4(c), then, in any such case, Orca shall, prior to or contemporaneously with such termination, pay or cause to be paid to Laguna an amount equal to $46,880,426.11 (the “Orca Termination Payment”) by wire transfer of same day funds, as reduced by the amount of any applicable Expense Reimbursement for Laguna, if any.

(ii) In the event that (A) an Acquisition Proposal for Orca shall have been publicly announced or made publicly known or otherwise communicated or made known to management or the Orca Board (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal) and not withdrawn prior to termination or such vote to adopt this Agreement, as applicable, at any time after the date of this Agreement, (B) this Agreement is subsequently terminated by Laguna or Orca pursuant to Section 7.2(a) or 7.2(b)(ii), and (C) within nine (9) months of such termination pursuant to Section 7.2(a) or 7.2(b)(ii), Orca or any of its Subsidiaries executes an Alternative Acquisition Agreement with respect to, or consummates, or approves or recommends to Orca Shareholders to accept, any Acquisition Proposal (it being understood that, for purposes of this clause (C), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.2(a) except that each reference to “15% or more” in the definition of “Acquisition Proposal” and “Major Subsidiary” shall be deemed to be a reference to “50% or more”), then Orca shall, prior to or contemporaneously with the completion of such acquisition or transaction, pay or cause to be paid to Laguna, by wire transfer of same day funds, the Orca Termination Payment, as reduced by the amount of any Expense Reimbursement for Laguna previously paid, if any.

(iii) In the event that this Agreement is terminated by Laguna pursuant to Section 7.2(b)(ii) under circumstances in which the Orca Termination Payment is not otherwise payable, then Orca shall pay to Laguna its reasonable documented out of pocket costs, fees, and expenses incurred in connection with its investigation, consideration, documentation, diligence and negotiations of this Agreement and the transactions contemplated hereby, including all fees and expenses of Laguna and its Subsidiaries’ respective Representatives and financing sources (the “Expense Reimbursement for Laguna”).

(d) Nature of Termination Payment. The parties acknowledge and agree that neither the Laguna Termination Payment nor the Orca Termination Payment is a penalty but rather is a reasonable estimate of damages necessary to compensate Orca or Laguna, as the case may be, in the circumstances in which the Laguna Termination Payment or the Orca

Termination Payment, as applicable, is payable. The parties hereby acknowledge and agree that the amount of the Laguna Termination Payment or the Orca Termination Payment, if and as applicable, is fair, after taking into account the value of the Orca Scheme and Laguna Merger, the other transactions contemplated hereby and all the costs and expenses already incurred by the parties before entering into this Agreement. In no event shall Laguna, on the one hand, or Orca, on the other hand, be required to pay to the other party more than one Laguna Termination Payment or the Orca Termination Payment, if and as applicable, pursuant to this Section 7.5.

(e) Exclusive Remedy. Subject to Section 7.5(a) (including with respect to willful and material breach or fraud) and Section 7.5(f), in the event that the Laguna Termination Payment or the Orca Termination Payment, as applicable, is paid in accordance with this Section 7.5, Orca and Topco, or Laguna, as applicable shall have no further recourse against Laguna, on the one hand, or Orca and Topco, on the other, in each case, for any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries and fines suffered as a result of any breach of any representation, warranty, covenant or obligation in this Agreement, and neither Laguna and its affiliates nor Orca and its affiliates, as applicable, or any of their respective former, current or future Representatives, agents, partners, managers, members, stockholders, assignees or affiliates shall have any further liability or obligations relating to or arising out of this Agreement; provided, however, that the foregoing shall not impair the rights of the parties, if any, to obtain injunctive relief pursuant to Section 8.14.

(f) Interest and Collection Expenses. Each of Laguna and Orca acknowledges that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails to promptly pay or cause to be paid the amount due pursuant to this Section 7.5, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the payment set forth in this Section 7.5 or any portion of such payment, such party shall pay the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be paid, from the date on which such payment was required through the date of actual payment.

ARTICLE VIII

MISCELLANEOUS AND GENERAL

Section 8.1. Survival. This ARTICLE VIII and the agreements of Laguna and Orca contained in Section 5.10 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Combinations. This ARTICLE VIII, the agreements of Laguna and Orca contained in Section 5.9 (Expenses), Section 7.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement for the maximum period permitted by Law. No other representations, warranties, covenants and agreements in this Agreement shall survive the consummation of the Combinations or the termination of this Agreement; provided, that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Laguna Effective Time, which shall survive to the extent expressly provided for herein.

Section 8.2. Modification or Amendment. Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by action taken by or on behalf of their respective boards of directors and pursuant to a written instrument executed and delivered by all of the parties, whether before or after approval of the matters presented in connection with the Laguna Merger by the Laguna stockholders or the Orca Scheme by the Orca Shareholders; provided that, after any such approval, no amendment shall be made for which applicable Law or the rules of any relevant stock exchange requires further approval by such stockholders without such further approval.

Section 8.3. Extension; Waiver. At any time prior to the Orca Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Laguna shall require the approval of the Laguna stockholders unless such approval is required by Law and no extension or waiver by Orca shall require the approval of the Orca Shareholders unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.4. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.5. Governing Law; Jurisdiction, Waiver of Trial by Jury.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction; provided, however, that the Orca Scheme and matters related thereto shall be governed by, and construed in accordance with, English Law.

(b) Dispute Resolution. Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof (the “Chosen Courts”), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or proceeding shall be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the parties to this Agreement agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Notwithstanding the foregoing, the Orca Scheme and matters related to the sanction thereof shall be subject to the jurisdiction of the English Court and any appellate courts therefrom. Each party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 8.5(b) in the manner provided for notices in Section 8.7. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

For the avoidance of doubt, this Section 8.5 shall survive the consummation of the Combinations.

Section 8.6. Disclosure Letters. Any disclosure contained in the Laguna Disclosure Letter or the Orca Disclosure Letter with reference to any section or subsection of this Agreement shall be deemed to apply to any other section or subsection of the Laguna Disclosure Letter or Orca Disclosure Letter, respectively, where the relevance of such disclosure is reasonably apparent on the face of such disclosure. The mere inclusion of any item in the Laguna Disclosure Letter as an exception to a representation or warranty of Laguna in this Agreement or the Orca Disclosure Letter as an exception to a representation or warranty of Orca in this Agreement shall not be deemed to be an admission that such item is a material exception, fact, event or circumstance, or that such item, individually or in the aggregate, has had or is reasonably expected to have, a Material Adverse Effect on Laguna, Orca or Topco, as applicable, or trigger any other materiality qualification.

Section 8.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing, shall be deemed duly given on the date of delivery, unless such day is not a Business Day in the location of receipt, in which case it shall be deemed delivered on the next Business Day in the location of receipt, and delivered personally or sent by registered or certified mail, postage prepaid or by prepaid overnight courier (providing written proof of delivery), in each case with a copy delivered by electronic mail, or by confirmed electronic mail, addressed as follows:

(a) If to Orca, Topco, Merger Sub, U.S. Holdco Sub, and U.S. Holdco Sub 2, to:

Ortho Clinical Diagnostics Holdings plc

1001 US Route 202

Raritan, NJ 08869

Attention:	Christopher Smith

 Michael Schlesinger

Email:	[***]

 [***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street NW, Suite 1000

Washington, D.C. 20004

United States of America

Attention: David I. Brown

 Bradley C. Faris

 Richard Butterwick

Email:	[***]

 [***]

 [***]

(b) If to Laguna, to:

Quidel Corporation

9975 Summers Ridge Rd.

San Diego, CA 92121

Attention: Robert Bujarski

 Michelle Hodges

Email:	[***]

 [***]

with a copy (which shall not constitute notice) to:

Gibson Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, CA 94105-0921

United States of America

Attention: Ryan A. Murr

 Stephen I. Glover

 Branden C. Berns

Email:	[***]

 [***]

 [***]

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above and notification of the same has been duly given to all other parties.

Section 8.8. Entire Agreement. This Agreement (including any exhibits hereto), the Orca Scheme Terms, the Laguna Disclosure Letter, the Orca Disclosure Letter and the Confidentiality Agreement, dated June 1, 2021, between Laguna and Orca (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

Section 8.9. No Third-Party Beneficiaries. Except as provided in Section 5.10 (Indemnification; Directors’ and Officers’ Insurance) and Section 7.5(e) (Effect of Termination and Abandonment; Exclusive Remedy), each of which shall inure to the benefit of the Persons benefiting therefrom, this Agreement is not intended to, and does not, confer upon any Person other than the parties any rights or remedies hereunder. The parties agree that the rights of third-party beneficiaries under Section 5.10 shall not arise unless and until the Orca Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.3 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. For the avoidance of doubt, this Section 8.9 shall survive the Scheme Effective Date.

Section 8.10. Obligations of Laguna and Orca. Whenever this Agreement requires a Subsidiary of Topco, Laguna or Orca to take any action, such requirement shall be deemed to include an undertaking on the part of Topco, Laguna or Orca, as appropriate, to cause such Subsidiary to take such action.

Section 8.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.12. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or Exhibit, such reference shall be to a Section of, Schedule to or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “knowledge of Laguna ” shall be deemed to mean the actual knowledge of the individuals set forth on Section 8.12 of the Laguna Disclosure Letter. The term “knowledge of Orca” or “knowledge of Topco” shall be deemed to mean the actual knowledge of the individuals set forth on Section 8.12 of the Orca Disclosure Letter. For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa. All references in this Agreement to “$” are intended to refer to United States dollars. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.13. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties.

Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.14. Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with ARTICLE VII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (without necessity of posting bond or other security (any requirements therefor being expressly waived)) in the Chosen Court, this being in addition to any other remedy to which they are entitled at Law or in equity.

(b) Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided in this Section 8.14 on the basis that (i) the party seeking such relief has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) In no event shall Laguna’s, Topco’s, or Orca’s right to seek specific performance pursuant to this Section 8.14 reduce, restrict or otherwise limit any right of such party to terminate this Agreement and to be paid the Laguna Termination Payment or Orca Termination Payment, as and if applicable; provided, that in no event shall Laguna, Topco or Orca be entitled to both specific performance pursuant to this Section 8.14 and payment of the Laguna Termination Payment or Orca Termination Payment, as applicable, with respect to the same conduct or action.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

QUIDEL CORPORATION

By:	/s/ Douglas C. Bryant
Name: Douglas C. Bryant
Title: President and Chief Executive Officer

ORTHO CLINICAL DIAGNOSTICS HOLDINGS PLC

By:	/s/ Christopher Smith
Name: Christopher Smith
Title: Chief Executive Officer

CORONADO TOPCO, INC.

By:	/s/ Joseph Busky
Name: Joseph Busky
Title: President

[Signature Page to Business Combination Agreement]

LAGUNA MERGER SUB, INC.

By:	/s/ Joseph Busky
Name: Joseph Busky
Title: President

ORCA HOLDCO, INC.

By:	/s/ Joseph Busky
Name: Joseph Busky
Title: President

ORCA HOLDCO 2, INC.

By:	/s/ Joseph Busky
Name: Joseph Busky
Title: President

[Signature Page to Business Combination Agreement]

ANNEX I:

Defined Terms

Defined Term	Section
Acquisition Proposal	Section 5.2(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.2(a)
Anti-Corruption Laws	Section 4.24(a)(ii)
Antitrust Approvals	Section 4.5
Applicable Data Protection Laws	Section 4.15(a)
Approvals	Section 4.5
Authorization Letters	Section 5.12(b)
Bankruptcy and Equity Exception	Section 4.3(a)
Benefit Plans	Section 4.10(a)
Bribery Act	Section 4.24(a)(ii)
Bryant	Section 3.1(a)
Business Day	Section 1.2
Carlyle	Recitals
Cash Portion	Section 1.4(b)
Change in Laguna Recommendation	Section 5.3(d)
Change in Orca Recommendation	Section 5.3(e)
Chosen Courts	Section 8.5(b)
Closing	Section 1.3
Closing Date	Section 1.3
Combination Consideration	Section 1.5(a)(i)
Combinations	Recitals
Confidentiality Agreement	Section 8.8
Continuing Employees	Section 5.13
Contract	Section 4.4(ii)
Contributions	Section 1.9
COVID-19	Section 4.1
Creditors	Section 5.3(a)
Debt Financing	Section 5.12(b)
Debt Financing Sources	Section 5.12
Designated Executives	Section 3.2
DGCL	Recitals
Disclosed	Section 5.1
DR Nominee	Section 1.1(a)
DTC	Section 5.3(a)
Effect	Section 4.1
English Court	Section 1.2
English Law	Recitals
Environmental Claim	Section 4.17
Environmental Laws	Section 4.17
Environmental Permits	Section 4.17
Excess Orca Scheme Shares	Section 1.4(d)
Exchange Act	Section 5.11
Exchange Agent	Section 1.7
Exchange Fund	Section 1.8(a)
Excluded Laguna Share	Section 1.5(a)(ii)
Excluded Orca Share	Section 1.4(a)
Expense Reimbursement for Laguna	Section 7.5(c)(iii)
Expense Reimbursement for Orca	Section 7.5(b)(iii)
Expenses	Section 5.1
FCPA	Section 4.24(a)(ii)

Defined Term	Section
FDA	Section 4.25(b)
FDA Permits	Section 4.25(b)
Filings	Section 4.5
First Contribution	Section 1.9
Fractional Interests Trust	Section 1.4(d)
GAAP	Section 4.6(b)
Government Official	Section 4.24(a)(ii)
Governmental Entity	Section 4.5
HMRC	Section 5.3(a)
HSR Act	Section 4.5
Intellectual Property	Section 4.14(a)
Intended Tax Treatment	Section 2.2(d)
Intervening Event	Section 5.2(d)
IT Assets	Section 4.14(f)
knowledge of Laguna	Section 8.12(a)
knowledge of Orca	Section 8.12(a)
Labor Agreements	Section 4.12(a)
Laguna	Preamble
Laguna Board	Recitals
Laguna Book-Entry Interests	Section 1.8(b)(i)
Laguna Certificate	Section 1.8(b)(i)
Laguna Certificate of Merger	Section 1.3(b)
Laguna Change in Recommendation Notice	Section 5.2(e)
Laguna Continuing Employees	Section 5.13
Laguna Disclosure Letter	ARTICLE IV
Laguna Effective Time	Section 1.3(c)
Laguna Equity Right	Section 1.6(b)(ii)
Laguna ESPP	Section 1.6(b)(vi)
Laguna Exchange Ratio	Recitals
Laguna Financial Statements	Section 4.6(b)
Laguna Group	Section 4.1
Laguna Merger	Recitals
Laguna Merger Consideration	Section 1.5(a)(i)
Laguna Merger Surviving Corporation	Section 1.1(b)
Laguna Preferred Stock	Section 4.2(a)
Laguna Recommendation	Recitals
Laguna Reports	ARTICLE IV
Laguna Requisite Vote	Section 4.3(a)
Laguna Shares	Recitals
Laguna Stock Awards	Section 1.6(b)(ii)
Laguna Stock Option	Section 1.6(b)(i)
Laguna Stock Plans	Section 1.6(b)(i)
Laguna Stockholders’ Meeting	Section 5.3(d)
Laguna Termination Payment	Section 7.5(b)(i)
Law	Section 4.8
Leased Real Property	Section 4.19(b)
Lien	Section 4.2(c)
Limited Topco Equity Right	Section 1.6(a)(ii)
Major Subsidiary	Section 5.2(a)
Material Adverse Effect	Section 4.1
Material Intellectual Property	Section 4.14(b)
Maximum Laguna Insurance Amount	Section 5.10(a)
Maximum Orca Insurance Amount	Section 5.10(b)
Nasdaq	Section 1.8(b)(i)
Nasdaq Listing Application	Section 5.3(a)

Defined Term	Section
Non-U.S. Benefit Plan	Section 4.10(f)
OFAC	Section 4.24(b)
Orca	Preamble
Orca Board	Recitals
Orca Change in Recommendation Notice	Section 5.2(e)
Orca Continuing Employees	Section 5.13
Orca Convening Hearing	Section 5.3(a)
Orca Conversion	Section 5.8(e)
Orca Deferred Stock	Section 4.2(a)
Orca Depositary	Section 1.4(c)
Orca Disclosure Letter	ARTICLE IV
Orca Effective Time	Section 1.3(c)
Orca Equity Right	Section 1.6(a)(ii)
Orca Exchange Ratio	Recitals
Orca Financial Statements	Section 4.6(c)
Orca General Meeting	Section 5.3(e)
Orca Group	Section 4.1
Orca Recommendation	Recitals
Orca Reports	ARTICLE IV
Orca Requisite Vote	Section 4.3(c)
Orca Restricted Stock Awards	Section 1.6(a)(iii)
Orca Sanction Hearing	Section 1.2
Orca Scheme	Recitals
Orca Scheme Consideration	Section 1.4(b)
Orca Scheme Document	Section 5.3(a)
Orca Scheme Meeting	Section 5.3(a)
Orca Scheme Meeting Publication	Section 5.3(a)
Orca Scheme Order	Section 1.2
Orca Scheme Shares	Section 5.3(a)
Orca Scheme Terms	Section 5.3(a)
Orca Shareholder	Section 1.4(e)
Orca Shareholder Meetings	Section 5.3(e)
Orca Shares	Recitals
Orca Stock Awards	Section 1.6(a)(ii)
Orca Stock Option	Section 1.6(a)(i)
Orca Stock Plans	Section 1.6(a)(i)
Orca Termination Payment	Section 7.5(c)(i)
Orders	Section 4.9
Organizational Documents	Section 4.4(ii)
Owned Real Property	Section 4.19(a)
Permits	Section 4.8
Permitted Liens	Section 1.1(b)
Person	Section 1.8(b)(i)
Personal Data	Section 4.15(a)
Proceedings	Section 4.9
Processing	Section 4.15(a)
Proxy Statement/Prospectus	Section 5.3(b)
Real Property	Section 4.19(b)
Registrar	Section 1.3(a)
Registration Statement	Section 5.3(b)
Regulatory Authority	Section 4.5
Relevant Benefit Plan	Section 5.13
Representatives	Section 5.5
Safety Notices	Section 4.25(e)
Scheme Counsel	Section 1.2

Defined Term	Section
Scheme Directions Order	Section 5.3(a)
Scheme Effective Date	Section 1.2
SDRT	Section 5.3(a)
SEC	ARTICLE IV
Second Contribution	Section 1.9
Securities Act	Section 5.3(c)
Self-Regulatory Organization	Section 1.8(b)(i)
Severance Pay	Section 4.10(a)
Share Portion	Section 1.4(b)
Significant Customer	Section 1.1(a)
Significant Supplier	Section 1.1(b)
Stock Price Hurdle	Section 1.6(a)(iv)
Strikes	Section 4.12(a)
Subsidiary	Section 4.1
Superior Proposal	Section 5.2(d)
Tax	Section 4.11(k)
Tax Return	Section 4.11(k)
Taxable	Section 4.11(k)
Taxation	Section 4.11(k)
Termination Date	Section 7.2(a)
Timetable	Section 5.3(a)
Topco	Preamble
Topco Board	Section 1.6(c)
Topco Bylaws	Section 2.1
Topco Charter	Section 2.1
Topco Group	Section 2.2
Topco Restricted Stock Right	Section 1.6(a)(iii)
Topco Shares	Recitals
Topco Stock Awards	Section 1.6(a)(ii)
Topco Stock Option	Section 1.6(a)(i)
Trade Control Laws	Section 4.24(c)
Trade Sanctions Laws	Section 4.24(c)
Transfer Taxes	Section 5.8(c)
U.S. Holdco Sub	Preamble
U.S. Holdco Sub 2	Preamble
U.S. Merger Sub	Preamble
UK Scheme Regulations	Recitals
Voting Record Time	Section 5.3(a)
willful and material breach	Section 7.5(a)

Exhibit D

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CORONADO TOPCO, INC.

Coronado Topco, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Corporation is Coronado Topco, Inc. and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of Delaware is December 17, 2021.

SECOND: The Certificate of Incorporation of the Corporation is hereby amended and restated as hereinafter set forth, and which is entitled Amended and Restated Certificate of Incorporation of Coronado Topco, Inc.

THIRD: This amendment and restatement of the Corporation’s Certificate of Incorporation, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

FOURTH: The Certificate of Incorporation of the Corporation, as amended and restated herein, shall, at the effective time of this Amended and Restated Certificate of Incorporation, read as follows:

AMENDED & RESTATED CERTIFICATE OF INCORPORATION

OF

CORONADO TOPCO, INC.

1.	The name of the Corporation is Coronado Topco, Inc.

2.

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.	The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4.

The total number of shares of all classes of stock which the Corporation has authority to issue is [●] shares, consisting of [●] shares of common stock, $0.001 par value per share (the “Common Stock”) and [●] shares of preferred stock, $0.001 par value per share (the “Preferred Stock”).

(a)	Common Stock.

(i)

Voting Rights. Except as set forth herein or as otherwise required by law, each outstanding share of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder thereof shall be entitled to one vote for each share of such share of Common Stock held by such holder.

(ii)

Dividends. The Board of Directors of the Corporation (the “Board of Directors”) may cause dividends to be paid to holders of shares of Common Stock out of funds legally available for the payment of dividends.

(b)

Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

5.	The Corporation is to have perpetual existence.

6.	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

7.	The number of directors which constitute the whole Board of Directors shall be as specified in the Bylaws of the Corporation.

8.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

9.	The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

10.

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. Neither any amendment nor repeal of this Article 10, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article 10, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

11.	Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

12.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by [                    ], its [            ] as of this      day of                     , 2022.

Name:
Title: [ ]

EXHIBIT E

AMENDED & RESTATED BYLAWS

OF CORONADO TOPCO, INC.

* * * * *

ARTICLE I

CORPORATE OFFICES

SECTION 1.1 REGISTERED OFFICE

The address of the registered office of Coronado Topco, Inc. (the “Corporation”) shall be Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

SECTION 1.2 OTHER OFFICES

The Board of Directors may at any time establish other offices at any place or places where the Corporation is qualified to do business.

ARTICLE II

MEETINGS OF STOCKHOLDERS

SECTION 2.1 PLACE OF MEETINGS

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the board of directors of the Corporation (the “Board of Directors”). In the absence of any such designation, stockholders’ meetings shall be held at the principal executive offices of the Corporation. The Board of Directors may determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”).

SECTION 2.2 ANNUAL MEETINGS

The annual meeting of stockholders of the Corporation shall be held each year on a date and at a time designated by the Board of Directors. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors. At the meeting, directors shall be elected and any other proper business may be transacted.

SECTION 2.3 SPECIAL MEETINGS

(a) General. A special meeting of the stockholders may be called at any time by (i) the secretary of the Corporation (the “Secretary”), following the Secretary’s receipt of one or more written demands to call a special meeting of the stockholders in accordance with, and subject to, this Section 2.3 from stockholders of record as of the record date fixed in accordance with Section 2.3(e) of these amended and restated bylaws (as amended from time to time in accordance with the provisions hereof, these “Bylaws”) who hold, in the aggregate, not less than fifty percent (50%) of the voting power of the Corporation’s issued and outstanding capital stock (the “Requisite Percentage”), (ii) the Board of Directors, (iii) the Chairman of the Board (if any) or (iv) the president of the Corporation (the “President”). Except in accordance with this Section 2.3, stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. Stockholders who nominate persons for election to the Board of Directors at a special meeting must also comply with the requirements set forth in Section 2.6 of these Bylaws. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors. The business to be conducted at the special meeting shall be limited to the purpose or purposes stated in the notice of such meeting.

(b) Request to Fix Demand Record Date. The Secretary shall not be required to call a special meeting of stockholders pursuant to Section 2.3(a) of these Bylaws unless a stockholder of record shall have first submitted a request in writing that the Board of Directors fix a record date (a “Demand Record Date”) for the purpose of determining the stockholders entitled to demand that the Secretary call such special meeting, which request shall be in proper written form and delivered personally or sent by registered mail to, and received by, the Secretary at the principal executive offices of the Corporation.

(c) Form of Request. To be in proper written form, a stockholder’s request for the Board of Directors to fix a Demand Record Date must set forth (i) as to each matter such stockholder or any beneficial owner on whose behalf such business is proposed (each, a “Requesting Party”) proposes to bring before the special meeting, a brief description of the business desired to be brought before the special meeting and the reasons for conducting such business at the special meeting, (ii) the name and address of each Requesting Party, (iii)(A) the class or series and number of shares of capital stock of the Corporation that are owned, directly or indirectly, beneficially or of record by each Requesting Party and any Stockholder Associated Person (as defined below) and (B) any derivative positions held or beneficially held by each Requesting Party and any Stockholder Associated Person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, without limitation, any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, any such Requesting Party or any Stockholder Associated Person with respect to shares of the Corporation (which information described in this clause (iii) shall be supplemented by such Requesting Party not later than ten (10) days after the record date for the meeting to disclose such ownership and other information as of such record date); (iv) a description of all arrangements or understandings between each Requesting Party or any Stockholder Associated Person and any other person or persons (including their names) in connection with the request for the special meeting or the business proposed to be conducted at the special meeting and any material interest of each Requesting Party and any Stockholder Associated Person in such business; (v) a representation that such Requesting Party intends to appear in person or by proxy at the special meeting to bring such business before the meeting; (vi) a Business Solicitation Representation (as defined below) from each Requesting Party; and (vii) any other information relating to each Requesting Party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for stockholder proposals pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”) or the rules and regulations promulgated thereunder (the “Proxy Rules”).

(d) Definitions. For purposes of these Bylaws, (i) “Business Solicitation Representation” shall mean, with respect to any person, a representation as to whether or not such person or any Stockholder Associated Person intends or is part of a group that intends to deliver a proxy statement and form of proxy to the holders of at least the percentage of the Corporation’s outstanding voting shares required under applicable law to adopt the business proposed by such person or otherwise to solicit proxies from stockholders in support of such proposed business; and (ii) “Stockholder Associated Person” shall mean, with respect to any person, (A) any person directly or indirectly controlling, controlled by, under common control with or acting in concert with such person or (B) any member of such person’s immediate family sharing the same household.

(e) Fixing of Demand Record Date. Within ten (10) days after receipt by the Secretary of a request to fix a Demand Record Date in proper written form and otherwise in compliance with this Section 2.3 from any stockholder of record, the Board of Directors may adopt a resolution fixing a Demand Record Date for the purpose of determining the stockholders entitled to demand that the Secretary call a special meeting, which date shall not precede the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors. If no resolution fixing a Demand Record Date has been adopted by the Board of Directors within the ten (10)-day period after the date on which such a request to fix a Demand Record Date was received by the Secretary, the Demand Record Date in respect thereof shall be deemed to be the twentieth (20th) day after the date on which such a request was received (or, if such twentieth (20th) day is not a business day, the next business day). Notwithstanding anything in this Section 2.3 to the contrary, no Demand Record Date shall be fixed if the Board of Directors determines that the demand or demands that would otherwise be submitted following such Demand Record Date could not comply with the requirements set forth in clauses (ii), (iv), (v) or (vi) of Section 2.3(g) of these Bylaws.

(f) Demand to Call Special Meeting. In no event shall a special meeting of the stockholders be called pursuant to Section 2.3(a) of these Bylaws unless stockholders of record as of the Demand Record Date who hold the Requisite Percentage timely provide one or more demands to call such special meeting in writing and in proper written form to the Secretary at the principal executive offices of the Corporation. Only stockholders of record on the Demand Record Date shall be entitled to demand that the Secretary call a special meeting of the stockholders pursuant to Section 2.3(a) of these Bylaws. To be timely, a stockholder’s demand to call a special meeting must be delivered personally or sent by registered mail to, and received by, the Secretary at the principal executive offices of the Corporation not later than the thirtieth (30th) day following the Demand Record Date. To be in proper form for purposes of this Section 2.3, a demand to call a special meeting shall be in writing and set forth (i) the business proposed to be conducted at the special meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration), if applicable, (iii) with respect to any stockholder or stockholders submitting a demand to call a special meeting, the information required to be provided by a Requesting Party pursuant to Section 2.3(c) of these Bylaws, and (iv) any other information required by Sections 2.5 or 2.6 below, respectively. A stockholder may revoke a demand to call a special meeting by written revocation delivered to the Secretary at any time prior to the special meeting at the principal executive offices of the Corporation. If any such revocation(s) are received by the Secretary after the Secretary’s receipt of written demands from the holders of the Requisite Percentage of stockholders, and as a result of such revocation(s), there no longer are unrevoked demands from the Requisite Percentage of stockholders to call a special meeting, the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting.

(g) Defective Demand. The Secretary shall not accept, and shall consider ineffective, a written demand from a stockholder to call a special meeting (i) that does not comply with this Section 2.3, (ii) that relates to an item of business to be transacted at such meeting that is not a proper subject for stockholder action under applicable law, (iii) that includes an item of business to be transacted at such meeting that did not appear on the written request that resulted in the determination of the Demand Record Date, (iv) that relates to an item of business (other than the election of directors) that is identical or substantially similar to an item of business (a “Similar Item”) for which a record date for notice of a stockholder meeting (other than the Demand Record Date) was previously fixed and such demand is delivered between the time beginning on the sixty-first (61st) day after such previous record date and ending on the one-year anniversary of such previous record date, (v) if a Similar Item will be submitted for stockholder approval at any stockholder meeting to be held on or before the ninetieth (90th) day after the Secretary receives such demand, or (vi) if a Similar Item has been presented at the most recent annual meeting or at any special meeting held within one year prior to receipt by the Secretary of such demand to call a special meeting.

(h) Calling of Special Meeting. Notwithstanding anything in these Bylaws to the contrary, the Secretary shall not be required to call a special meeting pursuant to this Section 2.3 except in accordance with this Section 2.3. If the Board of Directors shall determine that any request to fix a record date for notice and voting for the special meeting or demand to call and hold a special meeting was not properly made in accordance with this Section 2.3, or shall determine that the stockholder or stockholders requesting that the Board of Directors fix such record date or submitting a demand to call the special meeting have not otherwise complied with this Section 2.3, then the Board of Directors shall not be required to fix such record date or to call and hold the special meeting. Subject to Section 2.3(f) of these Bylaws, after receipt of demands in proper written form and in accordance with this Section 2.3 from a stockholder or stockholders of record holding the Requisite Percentage, the Board of Directors shall duly call, and determine the date, time and place of, a special meeting of stockholders for the purpose or purposes, and to conduct the business, specified in the demands received by the Corporation. Notwithstanding anything in these Bylaws to the contrary, the Board of Directors may submit its own proposal or proposals for consideration at such a special meeting. The record date for notice and voting for such a special meeting shall be fixed in accordance with Section 2.14 of these Bylaws. The Board of Directors shall provide written notice of such special meeting to the stockholders in accordance with Section 2.4 of these Bylaws.

(i) Exchange Act. Notwithstanding the provisions of this Section 2.3, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to any request to fix a record date for notice and voting for the special meeting or demand to call a special meeting.

SECTION 2.4 NOTICE OF STOCKHOLDERS’ MEETINGS

(a) Timing and Content. Whenever stockholders are required or permitted to take any action at a meeting, notice of the meeting shall be given which shall state the place, if any, date and time of the meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, by or at the direction of the Board of Directors, the Chairman of the Board, the President or the Secretary, to each stockholder entitled to vote at such meeting as of the record date for determining stockholders entitled to notice of the meeting.

(b) Notice in Writing. Unless otherwise required by law, notice may be given in writing directed to a stockholder’s mailing address as it appears on the records of the Corporation and shall be given (i) if mailed, when deposited in the United States mail, postage prepaid, and (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address.

(c) Notice by Other Methods. So long as the Corporation is subject to the Proxy Rules, notice shall be given in the manner required by such rules. To the extent permitted by the Proxy Rules, notice may be given by electronic transmission directed to the stockholder’s electronic mail address and if so given, shall be given when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL. If notice is given by electronic mail, such notice shall comply with the applicable provisions of Sections 232(a) and 232(d) of the DGCL. Notice may be given by other means of electronic transmission with the consent of a stockholder in the manner permitted by Section 232(b) of the DGCL, and such notice shall be deemed given as provided therein.

SECTION 2.5 NATURE OF BUSINESS AT ANNUAL MEETINGS OF STOCKHOLDERS

(a) General. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s proxy materials with respect to such meeting given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (iii) otherwise properly brought before the annual meeting by any stockholder (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.5 and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting, (B) who is entitled to vote at such annual meeting and (C) who complies with the procedures set forth in this Section 2.5. In addition to the other requirements set forth in this Section 2.5, a stockholder may not transact any business at an annual meeting unless (1) such stockholder and any beneficial owner on whose behalf such business is proposed (each, a “Proposing Party”) acted in a manner consistent with the representation made in the Business Solicitation Representation delivered as set forth in Section 2.5(d) and (2) such business is a proper matter for stockholder action under the DGCL. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Exchange Act) at an annual meeting of stockholders. Stockholders who nominate persons for election to the Board of Directors at an annual meeting must also comply with the requirements set forth in Section 2.6 of these Bylaws.

(b) Timing of Notice. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting is convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received no more than one hundred twenty (120) days prior to such annual meeting nor less than the later of (i) ninety (90) days prior to such annual meeting and (ii) ten (10) days after the day on which public disclosure of the date of the meeting is first made by the Corporation. For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(c) No Effect of Adjournment and Postponement. In no event shall an adjournment of an annual meeting, or a postponement of an annual meeting for which notice has been given, or the public disclosure thereof, commence a new time period for the giving of a stockholder’s notice as described above.

(d) Form of Notice. To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each matter each Proposing Party proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of each Proposing Party; (iii)(A) the class or series and number of shares of capital stock of the Corporation that are owned, directly or indirectly, beneficially or of record by each Proposing Party and any Stockholder Associated Person and (B) any derivative positions held or beneficially held by each Proposing Party and any Stockholder Associated Person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, without limitation, any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, any such Proposing Party or any Stockholder Associated Person with respect to shares of the Corporation (which information described in this clause (iii) shall be supplemented by such Proposing Party not later than ten (10) days after the record date for the meeting to disclose such ownership and other information as of such record date); (iv) a description of all arrangements or understandings between each Proposing Party or any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business by such Proposing Party and any material interest of each Proposing Party or any Stockholder Associated Person in such business; (v) a representation that such Proposing Party intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; (vi) a Business Solicitation Representation from each Proposing Party; and (vii) any other information relating to each Proposing Party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for stockholder proposals pursuant to the Proxy Rules.

(e) Improper Business. No business shall be conducted at the annual meeting of stockholders of the Corporation except business brought before the annual meeting in accordance with the procedures set forth in these Bylaws, including this Section 2.5. If the Chairman of the Board, the Board of Directors or the chairperson of an annual meeting determines that business was not properly proposed in accordance with such procedures, such business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to propose business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such business may have been received by the Corporation. For purposes of this Section 2.5, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder to act for such stockholder as proxy at the meeting of stockholders, and such person must produce such writing, or a reliable reproduction thereof, at the meeting of stockholders.

(f) Exchange Act. Notwithstanding the provisions of this Section 2.5, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the proposal of business to be transacted at the annual meeting of stockholders. Nothing in this Section 2.5 shall be deemed to affect any right of (i) the Corporation to omit a proposal from the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

SECTION 2.6 NOMINATION OF DIRECTORS

(a) General. Only persons who are nominated in accordance with the procedures set forth in this Section 2.6 shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the certificate of incorporation of the Corporation (as amended and restated from time to time, the “Certificate of Incorporation”), including, without limitation, the terms of any certificate of designation with respect to any series of preferred stock with respect to the right, if any, of holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances and except as may otherwise be provided in the Proxy Rules; provided, that, the advance notice requirements for nominations for the election of directors in these Bylaws shall not apply to the nominations of directors by Carlyle Partners VI Cayman Holdings (the “Specified Stockholder”) pursuant to and in accordance with the terms and conditions of the Principal Stockholders Agreement, dated as of December 22, 2021, by and among the Corporation, Quidel Corporation, Ortho Clinical Diagnostics Holdings plc and the Specified Stockholder. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by any stockholder (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.6 and on the record date for the determination of stockholders entitled to notice of and to vote at such meeting, (B) who is entitled to vote at such meeting and (C) who complies with the procedures set forth in this Section 2.6. In addition to the other requirements set forth in this Section 2.6, a stockholder may not present a nominee for election at an annual or special meeting unless such stockholder, and any beneficial owner on whose behalf such nomination is made, acted in a manner consistent with the representation made in the Nominee Solicitation Representation (as defined below) delivered as set forth in Section 2.6 (d).

(b) Nominee Information.

(i) To be eligible to be a nominee for election or re-election as a director of the Corporation, a person must deliver to the Secretary at the principal executive offices of the Corporation the following information:

(A) a written representation and agreement, which shall be signed by such person and pursuant to which such person shall represent and agree that such person (1) consents to serving as a director if elected and to being named in the Corporation’s proxy statement and form of proxy as a nominee, and currently intends to serve as a director for the full term for which such person is standing for election; (2) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person as to how the person, if elected as a director, will act or vote on any issue or question that has not been disclosed to the Corporation, or that could limit or interfere with the person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law; (3) is not and will not become a party to any agreement, arrangement or understanding with any person other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee that has not been disclosed to the Corporation; and (4) if elected as a director, will comply with all of the Corporation’s corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, and any other Corporation policies and guidelines applicable to directors (which will be promptly provided following a request therefor); and

(B) all questionnaires prepared by the Corporation, completed and signed (including those questionnaires required of the Corporation’s directors and any other questionnaire the Corporation determines is necessary or advisable to assess whether a nominee will satisfy any qualifications or requirements imposed by the Certificate of Incorporation or these Bylaws, any law, rule, regulation or listing standard that may be applicable to the Corporation, and the Corporation’s corporate governance policies and guidelines) (all of the foregoing, “Questionnaires”). The Questionnaires shall be promptly provided following a request therefor.

(ii) such other information as the Corporation may reasonably request. The Corporation may request such additional information as necessary to permit the Corporation to determine the eligibility of such person to serve as a director of the Corporation, including information relevant to a determination whether such person can be considered an independent director. Such information shall be considered timely if provided to the Corporation within five (5) business days after a request therefor.

(iii) In the case of a nominee proposed pursuant to Section 2.3 or this Section 2.6, the Questionnaires described in Section (b)(i)(B) shall be considered timely if provided to the Corporation by the deadlines specified in these Bylaws.

All information provided pursuant to this Section 2.6 shall be deemed part of a stockholder’s demand under Section 2.3(f) or a stockholder’s notice submitted pursuant to this Section 2.6, as applicable.

(c) Timing of Notice. In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting of stockholders, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received no more than one hundred twenty (120) days prior to such annual meeting nor less than the later of (A) ninety (90) days prior to such annual meeting and (B) ten (10) days after the day on which public disclosure of the date of the meeting is first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, no more than one hundred twenty (120) days before such special meeting nor less than the later of (A) ninety (90) days prior to such special meeting and (B) ten (10) days after the day on which public disclosure of the date of the special meeting is first made by the Corporation. In no event shall an adjournment of an annual or special meeting, or a postponement of such a meeting for which notice has been given, or the public disclosure thereof, commence a new time period for the giving of a stockholder’s notice as described above. Notwithstanding the foregoing, in the event that the number of directors to be elected to the Board of Directors at the annual meeting is increased effective after the time period for which nominations would otherwise be due under this Section 2.6 and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.6 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(d) Form of Notice. To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of such person; (B) the principal occupation or employment of such person; (C) the class or series and number of shares of capital stock (if any) of the Corporation that are owned, directly or indirectly, beneficially or of record by such person; (D) the information required to be submitted by nominees pursuant to Section 2.6(b)(i) above; provided, however, that the Questionnaires described in Section 2.6(b)(i)(B) above may be provided within the time period for delivery of a stockholder’s notice under this Section 2.6; and (E) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to the Proxy Rules; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf such nomination is made (each, a “Nominating Party”) (A) the name and address of each Nominating Party; (B)(1) the class or series and number of shares of capital stock of the Corporation that are owned, directly or indirectly, beneficially or of record by each Nominating Party and any Stockholder Associated Person and (2) any derivative positions held or beneficially held by each Nominating Party and any Stockholder Associated Person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, without limitation, any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, any such Nominating Party or any Stockholder Associated Person with respect to shares of the Corporation (which information described in this clause (ii)(B) shall be supplemented by such Nominating Party not later than ten (10) days after the record date for the meeting to disclose such ownership and other information as of such record date); (C) a description of all arrangements or understandings between each Nominating Party or any Stockholder Associated Person and each proposed nominee or any other person or persons (including their names) pursuant to which the nomination(s) are to be made; (D) a representation that such Nominating Party intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; (E) a representation (a “Nominee Solicitation Representation”) as to whether or not such Nominating Party or any Stockholder Associated Person intends or is part of a group that intends to deliver a proxy statement and form of proxy to a number of holders of the Corporation’s outstanding voting shares reasonably believed by such Nominating Party to be sufficient to elect its nominee or nominees or otherwise to solicit proxies from stockholders in support of such nominee or nominees; and (F) any other information relating to each Nominating Party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Proxy Rules.

(e) Defective Nominations. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in these Bylaws, including this Section 2.6. If the Chairman of the Board, the Board of Directors or the chairperson of the meeting determines that a nomination was not made in accordance with such procedures, such defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.6, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present such stockholder’s nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.6, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder to act for such stockholder as proxy at the meeting of stockholders, and such person must produce such writing, or a reliable reproduction thereof, at the meeting of stockholders.

(f) Exchange Act. Notwithstanding the provisions of this Section 2.6, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the nomination of directors. Nothing in this Section 2.6 shall be deemed to affect any rights of the holders of any series of preferred stock to elect directors as provided in the Certificate of Incorporation.

SECTION 2.7 QUORUM

The holders of a majority of the voting power of the Corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by law or by the Certificate of Incorporation. Where a separate vote by a class or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to such vote. If a quorum is not present or represented at any meeting of the stockholders, then either the chairman of the meeting or the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, in the manner provided in Section 2.8 of these Bylaws, until a quorum is present or represented. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

SECTION 2.8 ADJOURNED MEETING; NOTICE

Any meeting of stockholders may be adjourned from time to time to reconvene at the same or some other place by holders of a majority of the voting power of the Corporation’s capital stock issued and outstanding and entitled to vote thereon, present in person or represented by proxy, though less than a quorum, or by any officer entitled to act as chairman or secretary of such meeting. When a meeting is adjourned to another time or place, if any, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders may be deemed to be present in person or represented by proxy and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting. If, after the adjournment, a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

SECTION 2.9 CONDUCT OF BUSINESS

The Board of Directors may designate any officer or director of the Corporation to act as chairman of any meeting of stockholders. In the absence of any such designation, the President shall act as chairman of meetings of stockholders. The Board of Directors may adopt by resolution such rules and regulations for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (f) limitations on the time allotted to questions or comments by participants. Except to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The Secretary shall act as secretary of the meeting but, in the Secretary’s absence, the chairman of the meeting may appoint any person to act as secretary of the meeting.

SECTION 2.10 VOTING

(a) Generally. Except as provided in the Certificate of Incorporation, every stockholder having the right to vote shall have one vote for each share of stock having voting power registered in such stockholder’s name on the books of the Corporation. Such votes may be cast in person or by proxy as provided in Section 2.16 of these Bylaws. The Board of Directors, in its discretion, or the chairman of the meeting, in the chairman’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(b) Matters Other Than Election of Directors. Any matter brought before any meeting of stockholders, other than the election of directors, shall be decided by the affirmative vote of the holders of a majority of the voting power of the Corporation’s capital stock present in person or represented by proxy at the meeting and entitled to vote on such matter, voting as a single class, unless the matter is one upon which, by express provision of law, the Certificate of Incorporation or these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such matter.

(c) Election of Directors. Except as otherwise required by law or the Certificate of Incorporation, directors shall be elected by a plurality of the voting power of the Corporation’s capital stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

SECTION 2.11 VOTING OF STOCK OF CERTAIN HOLDERS

Shares of stock of the Corporation standing in the name of another corporation or entity, domestic or foreign, and entitled to vote may be voted by such officer, agent or proxy as the bylaws or other internal regulations of such corporation or entity may prescribe or, in the absence of such provision, as the board of directors or comparable body of such corporation or entity may determine. Shares of stock of the Corporation standing in the name of a deceased person, a minor, an incompetent or a debtor in a case under Title 11, United States Code, and entitled to vote may be voted by an administrator, executor, guardian, conservator, debtor-in-possession or trustee, as the case may be, either in person or by proxy, without transfer of such shares into the name of the official or other person so voting. A stockholder whose shares of stock of the Corporation are pledged shall be entitled to vote such shares, unless on the transfer records of the Corporation such stockholder has expressly empowered the pledgee to vote such shares, in which case only the pledgee, or the pledgee’s proxy, may vote such shares.

SECTION 2.12 TREASURY STOCK

Shares of stock of the Corporation belonging to the Corporation, or to another corporation a majority of the shares entitled to vote in the election of directors of which are held by the Corporation, shall not be voted at any meeting of stockholders of the Corporation and shall not be counted in the total number of outstanding shares for the purpose of determining whether a quorum is present. Nothing in this Section 2.12 shall limit the right of the Corporation to vote shares of stock of the Corporation held by it in a fiduciary capacity.

SECTION 2.13 WAIVER OF NOTICE

Whenever notice is required to be given to a stockholder under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by such stockholder entitled to notice, or a waiver by electronic transmission by such stockholder entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Any stockholder may waive notice of any meeting before or after the meeting. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders need be specified in any written waiver of notice, or any waiver by electronic transmission, unless so required by law.

SECTION 2.14 RECORD DATE FOR STOCKHOLDER NOTICE, VOTING AND GIVING CONSENTS

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If the Board of Directors so fixes a date for any meeting of stockholders or any adjournment thereof, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors in accordance with these Bylaws:

(a) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and

(b) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may at or after adjournment fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case, shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 2.14. Notwithstanding anything to the contrary contained in this Section 2.14, the procedures for fixing a Demand Record Date shall be as set forth in Section 2.3 of these Bylaws, and the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting shall be determined in accordance with Section 2.15 of these Bylaws.

SECTION 2.15 ACTION BY WRITTEN CONSENT IN LIEU OF A MEETING

(a) General. Any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, (i) shall be signed by stockholders of record on the record date fixed pursuant to Section 2.15(b) below (the “Written Consent Record Date”) of outstanding shares of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (ii) shall be delivered personally or sent by registered mail to, and received by, the Secretary at the principal executive offices of the Corporation. Every written consent shall bear the date of the signature of each stockholder who signs the consent, and no written consent shall be effective to take corporate action unless, within sixty (60) days of the earliest dated valid consent delivered in the manner described in this Section 2.15, written consents signed by a sufficient number of holders to take such action are delivered to the Corporation in the manner described in this Section 2.15. Only stockholders of record on the Written Consent Record Date shall be entitled to consent to corporate action in writing without a meeting.

(b) Request to Fix Written Consent Record Date. Any stockholder of record seeking to have the stockholders of the Corporation authorize or take any action by written consent shall first request in writing that the Board of Directors fix a record date for the purpose of determining the stockholders entitled to authorize or take such action, which request shall be in proper form and delivered personally or sent by registered mail, and received by, the Secretary at the principal executive offices of the Corporation. Within ten (10) days after receipt by the Secretary of a request in proper form and otherwise in compliance with this Section 2.15(b) from any such stockholder, the Board of Directors may adopt a resolution fixing a record date for the purpose of determining the stockholders entitled to express consent to corporate action in writing without a meeting, which date shall not be more than ten (10) days after the date upon which the resolution fixing such record date is adopted by the Board of Directors. If no resolution fixing a record date has been adopted by the Board of Directors within such ten (10)-day period after the date on which such a request is received by the Secretary, the record date for determining stockholders entitled to express consent to such action, (i) when no prior action of the Board of Directors is required by applicable law, shall be as of the close of business on the first day on which a valid signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner described in this Section 2.15 and (ii) when prior action of the Board of Directors is required by applicable law, shall be as of the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) Form of Request. To be in proper written form, a stockholder’s request for the Board of Directors to fix a Written Consent Record Date must set forth (i) as to each action such stockholder and any beneficial owner on whose behalf such action is proposed to be taken by written consent (each, a “Soliciting Party”), a brief description of the action desired to be taken by written consent (including the text of any proposal, the text of any resolutions to be effected by consent and the language of any proposed amendment to these Bylaws) and the reasons for taking such action; (ii) the name and address of each Soliciting Party; (iii)(A) the class or series and number of shares of capital stock of the Corporation that are owned, directly or indirectly, beneficially or of record by each Soliciting Party and any Stockholder Associated Person and (B) any derivative positions held or beneficially held by each Soliciting Party and any Stockholder Associated Person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, without limitation, any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, any such Soliciting Party or any Stockholder Associated Person with respect to shares of the Corporation (which information described in this clause (iii) shall be supplemented by such Soliciting Party not later than ten (10) days after the Written Consent Record Date to disclose such ownership and other information as of the Written Consent Record Date); (iv) a description of all arrangements or understandings between each Soliciting Party or any Stockholder Associated Person and any other person or persons (including their names) in connection with the action proposed to be taken by written consent and any material interest of each Soliciting Party and any Stockholder Associated Person in such action; (v) any other information that would be required under Section 2.5(d) or Section 2.6(d) of these Bylaws if such Soliciting Party had proposed to take action at a stockholder meeting rather than by written consent; (vi) a representation as to whether or not such Soliciting Party or any Stockholder Associated Person intends or is part of a group that intends to solicit, or participate in the solicitation of, proxies or written consents from the holders of at least the percentage of the Corporation’s outstanding voting shares required under applicable law to take action by written consent or otherwise to solicit written consents from stockholders in support of such proposal; and (vii) any other information relating to each Soliciting Party that would be required to be disclosed in an information statement or other filings required to be made in connection with solicitations of consents pursuant to the Proxy Rules.

(d) Deficient Request; Notice to Stockholders. Notwithstanding anything in these Bylaws to the contrary, no action may be taken by the stockholders by written consent except in accordance with this Section 2.15. If the Board of Directors shall determine that any request to fix a Written Consent Record Date or to take stockholder action by written consent was not properly made in accordance with this Section 2.15, or the stockholder or stockholders seeking to take such action do not otherwise comply with this Section 2.15, then the Board of Directors shall not be required to fix a Written Consent Record Date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law.

Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date on which written consents signed by a sufficient number of stockholders to take the action were delivered to the Secretary as provided in this Section 2.15.

(e) Exchange Act. Notwithstanding the provisions of this Section 2.15, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to stockholders seeking to take action by written consent.

SECTION 2.16 PROXIES

Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting, or such stockholder’s authorized officer, director, employee or agent, may execute a document authorizing another person or persons to act for such stockholder as proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period.

SECTION 2.17 LIST OF STOCKHOLDERS ENTITLED TO VOTE

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing in this Section 2.17 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting, either (a) during ordinary business hours at the principal executive offices of the Corporation or (b) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to examination by any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to gain access to such list shall be provided with the notice of the meeting.

SECTION 2.18 INSPECTORS OF ELECTION

In advance of any meeting of stockholders, the Board of Directors, by resolution, the Chairman of the Board or the President shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.

SECTION 2.19 DELIVERY TO THE CORPORATION

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), the Corporation shall not be required to accept delivery of such document or information unless the document or information is in writing exclusively (and not in an electronic transmission) and delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested.

ARTICLE III

DIRECTORS

SECTION 3.1 POWERS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation required to be exercised or done by the stockholders.

SECTION 3.2 NUMBER OF DIRECTORS

The number of directors that shall constitute the entire Board of Directors shall not be less than five (5) nor more than fourteen (14). Within such limit, the number of members of the entire Board of Directors shall be fixed, from time to time, exclusively by the Board of Directors, subject to the rights of the holders of preferred stock with respect to the election of directors, if any. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

SECTION 3.3 QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these Bylaws, each director, including a director elected to fill a vacancy, shall hold office until the next annual meeting of stockholders, and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.

SECTION 3.4 RESIGNATION, REMOVAL AND VACANCIES

(a) Resignation. Any director may resign at any time by giving notice in writing or by electronic transmission to the Chairman of the Board (if any) or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the occurrence of some other event, and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.

(b) Removal. Any director may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the Corporation’s capital stock entitled to vote on the election of directors.

(c) Vacancies. If any vacancy occurs in the Board of Directors or if any new directorship is created by any increase in the number of directors constituting the Board of Directors, a majority of the directors then in office, although less than a quorum, or a sole remaining director may choose a successor to fill the vacancy or to fill the newly created directorship, and a director so chosen shall hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

SECTION 3.5 PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.

Members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

SECTION 3.6 REGULAR MEETINGS

Regular meetings of the Board of Directors may be held without notice at such time, on such date and at such place as shall from time to time be determined by the Board of Directors.

SECTION 3.7 SPECIAL MEETINGS; NOTICE

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairman of the Board (if any), the President, the Secretary or the Board of Directors and shall be held at such time, on such date and at such place as may be specified by the person or persons calling the meeting.

Notice of the time, date and place of special meetings shall be:

(a) delivered personally by hand or by telephone at least twenty-four (24) hours before the time of the meeting;

(b) sent by United States first-class mail, postage prepaid at least four (4) days before the date of the meeting;

(c) sent by nationally recognized overnight courier at least two (2) days before the date of the meeting;

(d) sent by facsimile at least twenty-four (24) hours before the time of the meeting; or

(e) sent by electronic mail at least twenty-four (24) hours before the time of the meeting,

or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances, directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the records of the Corporation.

If the notice is sent by United States mail or sent by overnight courier, such notice shall be deemed to be given at the time when it is deposited in the United States mail with first-class postage prepaid or deposited with the overnight courier. Notice by facsimile or electronic mail shall be deemed given when the notice is transmitted. The notice need not specify the place of the meeting (if the meeting is to be held at the principal executive offices of the Corporation) nor the purpose of the meeting.

SECTION 3.8 QUORUM; ADJOURNED MEETING

At all meetings of the Board of Directors, a majority of the directors constituting the Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum is present.

SECTION 3.9 CONDUCT OF BUSINESS

Meetings of the Board of Directors shall be presided over by the Chairman of the Board (if any) or, in the absence of the Chairman, by the President or, in the absence of the President, by a chairman chosen by a majority of the directors present. The chairman of any meeting of the Board of Directors shall determine the order of business and the procedures at the meeting. The Secretary shall act as secretary of the meeting but, in the Secretary’s absence, the chairman of the meeting may appoint any person to act as secretary of the meeting.

SECTION 3.10 WAIVER OF NOTICE

Any director may waive notice of any meeting before or after the meeting. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors need be specified in any notice or any waiver of notice of such meeting, unless required by law.

SECTION 3.11 BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without such a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes or proceedings of the Board of Directors or committee in the same paper or electronic form as the minutes are maintained. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action shall be effective at a future time (including a time determined upon the happening of an event), no later than sixty (60) days after such instruction is given or such provision is made and such consent shall be deemed to have been given at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

SECTION 3.12 FEES AND COMPENSATION OF DIRECTORS

The Board of Directors shall have the authority to fix the compensation of directors. The directors shall be paid their reasonable expenses, if any, of attendance at each meeting of the Board of Directors or any committee thereof and may be paid a fixed sum for attendance at each such meeting or an annual retainer or salary for service as a director or committee member, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

SECTION 3.13 CERTAIN TRANSACTIONS

No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of the Corporation’s directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.

SECTION 3.14 EMERGENCY BYLAWS

This Section 3.14 shall be operative during any emergency condition as contemplated by Section 110 of the DGCL (an “Emergency”), notwithstanding any different or conflicting provisions in these Bylaws, the Certificate of Incorporation or the DGCL. In the event of any Emergency, or other similar emergency condition, as a result of which a quorum of the Board of Directors or a standing committee of the Board of Directors cannot readily be convened for action, then the director or directors in attendance at the meeting shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the Board of Directors as they shall deem necessary and appropriate. Except as the Board of Directors may otherwise determine, during any Emergency, the Corporation and its directors and officers may exercise any authority and take any action or measure contemplated by Section 110 of the DGCL.

ARTICLE IV

COMMITTEES

SECTION 4.1 COMMITTEES OF DIRECTORS

The Board of Directors may from time to time designate one or more committees of the Board of Directors, with each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by law and provided in the resolutions of the Board of Directors establishing such committee, as such resolutions may be amended from time to time, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) amend the Certificate of Incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors as provided in Section 151(a) of the DGCL, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series), (b) adopt an agreement of merger or consolidation under Section 251 or 252 of the DGCL, (c) recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, (d) recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or (e) amend the Bylaws of the Corporation; and, unless the resolutions of the Board of Directors establishing the committee, as such resolutions may be amended from time to time, expressly so provide, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the DGCL.

SECTION 4.2 COMMITTEE MINUTES

Each committee shall keep minutes of its meetings and report to the Board of Directors when required.

SECTION 4.3 MEETINGS AND ACTIONS OF COMMITTEES

A majority of any committee may determine its action and fix the date, time and place of its meetings, unless the Board of Directors shall otherwise provide. Unless the resolutions of the Board of Directors establishing the committee, as such resolutions may be amended from time to time, expressly otherwise provide, the Board of Directors shall have power at any time to fill vacancies in, to change the membership of or to dissolve any such committee. A majority of the directors then serving on a committee shall constitute a quorum for the transaction of business by the committee except as otherwise required by law, the Certificate of Incorporation or these Bylaws, and except as otherwise provided in a resolution of the Board of Directors; provided, however, that in no case shall a quorum be less than one-third of the directors then serving on the committee. Unless the Certificate of Incorporation, these Bylaws or a resolution of the Board of Directors requires a greater number, the vote of a majority of the members of a committee present at a meeting at which a quorum is present shall be the act of the committee. Meetings and actions of committees shall be governed by, and held and taken in accordance with the following provisions of Article III of these Bylaws: Section 3.5 (Place of Meetings; Meetings by Telephone), Section 3.6 (Regular Meetings), Section 3.7 (Special Meetings; Notice), Section 3.8 (With Respect to Adjournment), Section 3.9 (Conduct of Business), Section 3.10 (Waiver of Notice), and Section 3.11 (Board Action by Written Consent Without a Meeting), with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board of Directors and its members; provided, however, that the time of regular meetings of committees may also be called by resolution of the Board of Directors and that alternative members of a committee shall be entitled to receive notice of special meetings of such committee and shall have the right to attend all meetings of such committee. The Board of Directors may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

ARTICLE V

OFFICERS

SECTION 5.1 OFFICERS

The officers of the Corporation shall be a President (who must be a director), a Secretary and a Chief Financial Officer. The Corporation may also have at the discretion of the Board of Directors, a Chairman of the Board (who must be a director), one or more vice presidents, a treasurer, one or more assistant secretaries, one or more assistant treasurers, and any such other officers as may be appointed in accordance with the provisions of Section 5.11 of these Bylaws. Any number of offices may be held by the same person. The officers of the Corporation need not be stockholders of the Corporation, nor, except in the case of a Chairman of the Board and the President, need such officers be directors of the Corporation. The officers of the Corporation shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

SECTION 5.2 ELECTION OF OFFICERS; TERM OF OFFICE

The officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.11 of these Bylaws, shall be chosen by the Board of Directors. Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation or removal.

SECTION 5.3 REMOVAL AND RESIGNATION OF OFFICERS

(a) Removal. Any officer may be removed, either with or without cause, at any time by the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors.

(b) Resignation. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Secretary. Any resignation shall take effect upon receipt unless it is specified to be effective at some other time or upon the occurrence of some other event, and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Any resignation or acceptance thereof is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

SECTION 5.4 VACANCIES IN OFFICES

Any vacancy occurring in any office of the Corporation shall be filled in the manner prescribed in this Article V for the regular election to such office.

SECTION 5.5 CHAIRMAN OF THE BOARD

The Chairman of the Board, if such an officer be elected, shall, if present, preside at meetings of the Board of Directors and exercise and perform such other powers and duties as may from time to time be assigned by the Board of Directors or as may be prescribed by these Bylaws. Unless otherwise determined by the Board of Directors, if there is no President, then the Chairman of the Board shall also be the chief executive officer of the Corporation and shall have the powers and duties prescribed in Section 5.6 of these Bylaws.

SECTION 5.6 PRESIDENT

Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board (if any), the President shall be the chief executive officer of the Corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and the officers of the Corporation. The President shall preside at all meetings of the stockholders, unless otherwise designated by the Board of Directors, and, in the absence or nonexistence of a Chairman of the Board, the President shall preside at all meetings of the Board of Directors. The President shall have the general powers and duties of management usually vested in the office of the president of a Corporation and shall have such other powers and duties as from time to time may be prescribed by the Board of Directors.

SECTION 5.7 VICE PRESIDENTS

The vice presidents shall have such powers and duties as from time to time may be prescribed for them respectively by the Board of Directors, the President, the Chairman of the Board (if any), or their respective superior officers.

SECTION 5.8 SECRETARY

The Secretary shall give the requisite notice of meetings of stockholders and directors and shall record the proceedings of such meetings, shall have the custody of the seal of the Corporation and shall affix it or cause it to be affixed to such instruments as require the seal and attest it and, besides the Secretary’s powers and duties prescribed by law, shall have such other powers and duties as from time to time may be prescribed by the Board of Directors.

SECTION 5.9 CHIEF FINANCIAL OFFICER

The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares. The books of account shall at all reasonable times be open to inspection by any director.

The Chief Financial Officer shall deposit all money and other valuables in the name and to the credit of the Corporation with such depositories as may be designated by the Board of Directors. The Chief Financial Officer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, shall render to the President and directors, whenever they request it, an account of the financial condition of the Corporation, and shall have such other powers and duties as from time to time may be prescribed by the Board of Directors.

SECTION 5.10 ASSISTANT SECRETARIES

The assistant secretary, or, if there is more than one, the assistant secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall assist the Secretary in the discharge of the Secretary’s duties, shall have such other powers and duties as may from time to time may be prescribed by the Board of Directors and, in the absence or disability of the Secretary or the Secretary’s refusal to act, shall perform the duties of the Secretary’s office, subject to the control of the Board of Directors.

SECTION 5.11 OTHER OFFICERS

The Board of Directors may appoint, or empower the President to appoint, such other officers as the business of the Corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

SECTION 5.12 VOTING SECURITIES OWNED BY THE CORPORATION

Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation (other than as set forth in Section 2.12) may be executed in the name of and on behalf of the Corporation by the President or any other officer authorized to do so by the Board of Directors, and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any such entity in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

ARTICLE VI

INDEMNITY

SECTION 6.1 THIRD-PARTY ACTIONS

Subject to Section 6.4 of these Bylaws, the Corporation shall, to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether internal or external, (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer (as defined in Section 6.8, below) of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, from and against expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

SECTION 6.2 ACTIONS BY OR IN THE RIGHT OF THE CORPORATION

Subject to Section 6.4 of these Bylaws, the Corporation shall, to the fullest extent permitted by the DGCL, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall have determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

SECTION 6.3 SUCCESSFUL DEFENSE

To the extent required by Section 145(c)(1) of the DGCL, a current or former director or officer (as defined therein) of the Corporation who has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 6.1 or Section 6.2 of these Bylaws, or in defense of any claim, issue or matter therein, shall be indemnified under this Section 6.3 against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Any other person who is or was an officer of the Corporation, as defined in Section 6.8, shall also be entitled to such indemnification. Indemnification under this Section 6.3 shall not be subject to satisfaction of a standard of conduct, and the Corporation may not assert the failure to satisfy a standard of conduct as a basis to deny indemnification or recover amounts advanced, including in a suit brought pursuant to Section 6.11 (notwithstanding anything to the contrary therein).

SECTION 6.4 DETERMINATION OF CONDUCT

Any indemnification (unless ordered by a court or required by Section 6.3) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 6.1 or Section 6.2 of these Bylaws. Such determination shall be made (a) by a majority vote of the Disinterested Directors (as defined below), whether or not such majority constitutes a quorum, (b) if there are no Disinterested Directors, or if the Disinterested Directors so direct, by independent legal counsel in a written opinion or (c) by the stockholders (but only if a majority of the Disinterested Directors, if they constitute a quorum of the Board of Directors, presents the matter to the stockholders for their determination). Notwithstanding the foregoing, a director or officer of the Corporation shall be able to contest any determination that such person has not met the applicable standard of conduct set forth in Section 6.1 or Section 6.2 of these Bylaws by petitioning a court of appropriate jurisdiction.

SECTION 6.5 PAYMENT OF EXPENSES IN ADVANCE

To the fullest extent permitted by the DGCL, expenses incurred in defending or settling a Proceeding by any person who may be entitled to indemnification pursuant to Section 6.1 or Section 6.2 of these Bylaws shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VI.

SECTION 6.6 INDEMNITY NOT EXCLUSIVE

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of, nor deemed to be a limitation of, any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation or any agreement, vote of stockholders or disinterested directors or otherwise. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

SECTION 6.7 INSURANCE

To the fullest extent permitted by the DGCL, the Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

SECTION 6.8 DEFINITIONS

For purposes of this Article VI, references to (a) “officer,” when used with respect to the Corporation, means an officer of the Corporation appointed by the Board of Directors under Article V of these Bylaws; (b) “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors and officers, so that any person who is or was a director or officer of such constituent corporation, or while a director or officer of the constituent corporation, is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence has continued; (c) “Disinterested Director” shall mean a director of the Corporation who is not or was not a party to the Proceeding in respect of which indemnification is being sought under Section 6.1 or Section 6.2 of these Bylaws; (d) “other enterprises” shall include employee benefit plans; (e) “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (f) “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and (g) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.

SECTION 6.9 INDEMNITY FUND

Upon resolution passed by the Board of Directors, the Corporation may establish a trust or other designated account, grant a security interest or use other means (including, without limitation, a letter of credit), to ensure the payment of any or all of its obligations arising under this Article VI or agreements which may be entered into between the Corporation and its officers and directors from time to time.

SECTION 6.10 INDEMNIFICATION OF OTHER PERSONS

The provisions of this Article VI shall not be deemed to limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, or to purchase and maintain insurance on behalf of, persons other than those persons described in the first sentence of Section 6.1 of these Bylaws.

SECTION 6.11 DETERMINATION; CLAIM

If a claim for indemnification or advancement of expenses under this Article VI is not paid in full within 90 days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to bring suit against the Corporation seeking an adjudication by a court of competent jurisdiction of such claimant’s entitlement to such indemnification or advancement of expenses, as applicable. The Corporation shall indemnify such person against any and all expenses that are incurred by such person in connection with any action for indemnification or advancement of expenses from the Corporation under this Article VI, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

SECTION 6.12 EFFECT OF REPEAL OR MODIFICATION

Any amendment, repeal or modification of any provision contained in this Article VI shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of any current or former director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring prior to such amendment, repeal or modification.

SECTION 6.13 SAVINGS CLAUSE

If this Article VI or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then, subject to Section 6.4 of these Bylaws, the Corporation shall nevertheless indemnify each person seeking indemnification hereunder against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any Proceeding, including a grand jury proceeding and an action or suit brought by or in the right of the Corporation, to the full extent permitted by any applicable provision of this Article VI that shall not have been invalidated or by any other applicable law.

SECTION 6.14 CONTINUATION OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

ARTICLE VII

FORUM FOR CERTAIN ACTIONS

(a) Forum. Unless the Corporation, in writing, selects or consents to the selection of an alternative forum (i) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware), and (ii) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. For purposes of this Article IX, “internal corporate claims” means claims, including claims in the right of the Corporation that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII.

(b) Enforceability. If any provision of this Article VII shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article VII (including, without limitation, each portion of any sentence of this Article VII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or circumstances shall not in any way be affected or impaired thereby.

ARTICLE VIII

GENERAL MATTERS

SECTION 8.1 CHECKS

From time to time, the Board of Directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.

SECTION 8.2 EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

The Board of Directors may authorize any officer or officers, or any agent or agents, to enter into any contract or execute and deliver any document or instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

SECTION 8.3 STOCK CERTIFICATES

The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the Corporation, including the Chairman of the Board, the President, the Chief Financial Officer, the Secretary or an assistant secretary of the Corporation, representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

SECTION 8.4 LOST CERTIFICATES

Except as provided in this Section 8.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and canceled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representative, to give the Corporation a bond that the Corporation determines is sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any certificate or the issuance of such new certificate or uncertificated shares.

SECTION 8.5 CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, (i) the singular number includes the plural and the plural number includes the singular and (ii) the term “person” includes both a corporation or other type of entity and a natural person.

SECTION 8.6 FISCAL YEAR

The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

SECTION 8.7 SEAL

The Corporation may adopt and may subsequently alter the corporate seal, and it may use the same by causing it or a facsimile thereof to be impressed or affixed or reproduced in any other manner.

SECTION 8.8 TRANSFER OF STOCK

Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation, as the Corporation may so instruct its transfer agent, if any, to issue a new certificate or uncertificated shares to the person entitled thereto, cancel the old certificate, and record the transaction in its books.

SECTION 8.9 REGISTERED STOCKHOLDERS

The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the DGCL.

SECTION 8.10 ELECTRONIC SIGNATURES, ETC.

Except as otherwise required by the Certificate of Incorporation or these Bylaws (including, without limitation, as otherwise required by Section 2.19), any document, including, without limitation, any consent, agreement, certificate or instrument, required by the DGCL, the Certificate of Incorporation or these Bylaws to be executed by any officer, director, stockholder, employee or agent of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. All other contracts, agreements, certificates or instruments to be executed on behalf of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. The terms “electronic mail,” “electronic mail address,” “electronic signature” and “electronic transmission” as used herein shall have the meanings ascribed thereto in the DGCL.

ARTICLE IX

AMENDMENTS

These Bylaws may be adopted, amended, altered or repealed by a majority of the voting power of the Corporation’s capital stock issued and outstanding and entitled to vote thereon, or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation.

Annex B

PRINCIPAL STOCKHOLDERS AGREEMENT

BY AND AMONG

CORONADO TOPCO, INC.,

QUIDEL CORPORATION,

ORTHO CLINICAL DIAGNOSTICS HOLDINGS PLC

AND

THE INITIAL CARLYLE STOCKHOLDER

DECEMBER 22, 2021

EXHIBIT

Exhibit A: Form of Joinder Agreement

B-i

PRINCIPAL STOCKHOLDERS AGREEMENT

This Principal Stockholders Agreement (this “Agreement”) is made as of December 22, 2021 by and among Coronado Topco, Inc., a Delaware corporation (the “Company”), Carlyle Partners VI Cayman Holdings, L.P., a Cayman Islands exempted limited partnership (the “Initial Carlyle Stockholder”), any Permitted Transferee who from time to time becomes party to this Agreement by execution of a joinder agreement substantially in the form of Exhibit A (a “Joinder Agreement”) and, solely for purposes of Section 2.2, Quidel Corporation, a Delaware corporation (“Laguna”), and Ortho Clinical Diagnostics Holdings plc, a public limited company incorporated under the laws of England and Wales (“Orca”).

RECITALS

A. Concurrently with execution of this Agreement, the Company, Laguna and Orca are entering into that certain Business Combination Agreement by and among the Company, Laguna, Orca, Laguna Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, Orca Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“U.S. Holdco Sub”) and Orca Holdco 2, Inc., a Delaware corporation and a wholly owned subsidiary of U.S. Holdco Sub (the “BCA”), pursuant to which, among other things, Orca will become a wholly owned subsidiary of the Company pursuant to the Orca Scheme (as defined in the BCA) and the Initial Carlyle Stockholder will receive Topco Shares (as defined in the BCA).

B. As of the date hereof, the Initial Carlyle Stockholder is a shareholder of Orca and is a party to that certain Principal Shareholders Agreement, dated as of January 25, 2021, by and between Orca and the Initial Carlyle Stockholder (the “Existing Principal Shareholders Agreement”).

C. The Initial Carlyle Stockholder and the Company desire to enter into this Agreement effective (except with respect to Section 2.2, which is effective as of the date hereof) upon the Orca Effective Time (as defined in the BCA) (the “Effective Time”) so that the Initial Carlyle Stockholder will retain the benefit through and until the Effective Time of (i) the rights set forth in the Existing Principal Shareholders Agreement and (ii) certain rights set forth in the governing documents of Orca, and from and after the Effective Time, the Existing Principal Shareholders Agreement shall terminate and this Agreement shall be in full force and effect, with such changes hereto, if any, as agreed among the Initial Carlyle Stockholder, the Company, Laguna and Orca.

D. The Board of Directors of the Company (the “Board of Directors”) has approved this Agreement.

E. The parties hereto desire to agree upon the respective rights and obligations after the Effective Time with respect to the securities of the Company now or hereafter issued and outstanding and held by the parties to this Agreement and certain matters with respect to their investment in the Company.

AGREEMENT

Now therefore, in consideration of the foregoing, and the mutual agreements and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION I. DEFINITIONS

1.1 Drafting Conventions; No Construction Against Drafter.

(a) The headings in this Agreement are provided for convenience and do not affect its meaning. The words “include,” “includes” and “including” are to be read as if they were followed by the phrase “without limitation.” Unless specified otherwise, any reference to an agreement means that agreement as amended or supplemented, subject to any restrictions on amendment contained in such agreement. Unless specified otherwise, any reference to a statute or regulation means that statute or regulation as amended or supplemented from time to time and any corresponding provisions of successor statutes or regulations. If any date specified in this Agreement as a date for taking action falls on a day that is not a business day, then that action may be taken on the next business day. Unless specified otherwise, the words “party” and “parties” refer only to a party named in this Agreement or one who joins this Agreement as a party pursuant to the terms hereof.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the parties and there is to be no presumption or burden of proof or rule of strict construction favoring or disfavoring any party because of the authorship of any provision of this Agreement.

1.2 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

“Affiliate” shall mean with respect to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with the specified Person, including any partner, officer, director or member of the specified Person and, if the specified Person is a private equity fund, any investment fund now or hereafter existing that is managed by, or which is controlled by or is under common control with, one or more general partners or managing members of, or shares the same management company with, the specified Person or any investment fund, managed account vehicle, collective investment scheme or comparable investment vehicle (“Fund”) now or hereafter existing that shares the same management company or registered investment advisor with such specified Person or any Fund now or hereafter existing that is controlled by, under common control with, managed or advised by the same management company or registered investment advisor that controls, is under common control with, manages or advises the Fund that controls such specified Person. For the purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security. The terms “Beneficially Own” and “Beneficial Owner” shall have a correlative meaning.

“Carlyle Board Representation Number” means the following number as applicable from time to time: (i) two (2), if the Carlyle Entity-Level Stockholders, collectively, Beneficially Own at least twelve percent (12%) of the outstanding Shares, (ii) one (1), if the Carlyle Entity-Level Stockholders, collectively, Beneficially Own at least five percent (5%) but less than twelve percent (12%) of the outstanding Shares, or (iii) zero (0), if the Carlyle Entity-Level Stockholders, collectively, Beneficially Own less than five percent (5%) of the outstanding Shares.

“Carlyle Entity-Level Stockholders” means the Initial Carlyle Stockholder and any Affiliated entities (i.e., excluding natural persons) fitting within clause (ii) of the definition of “Carlyle Stockholders.”

“Carlyle Majority Interest” shall mean, at any given time, the Carlyle Stockholders holding a majority of the outstanding Shares held at that specified time by all Carlyle Stockholders.

“Carlyle Stockholders” means (i) the Initial Carlyle Stockholder and (ii) any Permitted Transferee or Affiliate of the Initial Carlyle Stockholder (x) which is Transferred any shares of Common Stock by any Carlyle Stockholder, and (y) which becomes a party hereto by executing a Joinder Agreement.

“Closing” has the meaning ascribed to such term in the BCA.

“Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company” shall have the meaning set forth in the preamble and shall include any successor thereto.

“Competing Director” means any Carlyle Nominee who serves as an officer, director, partner, member, or employee for any business that competes in any material respect with the Company or its Subsidiaries, if a majority of the independent directors determines in good faith that such Carlyle Nominee’s continued service on the Board would constitute a violation of the Company’s bona fide conflict-of-interest policies, as applied consistently with respect to all actual or potential Directors, provided, however, that Carlyle Investment Management L.L.C. and its affiliates (excluding any portfolio companies advised by Carlyle Investment Management L.L.C. or its affiliates) will not be considered businesses that compete with the Company or its Subsidiaries.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Director” shall mean a member of the Board of Directors of the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations thereunder.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

“Nasdaq” means the Nasdaq Stock Market.

“Permitted Transferee” shall mean, with respect to any Carlyle Stockholder, (i) any Affiliate of such Carlyle Stockholder, (ii) any director, officer or employee of any Affiliate of such Carlyle Stockholder, and (iii) any direct or indirect member or general or limited partner of such Carlyle Stockholder that is the Transferee of Shares pursuant to a pro rata distribution of Shares by such Carlyle Stockholder to its partners or members, as applicable (or any subsequent transfer of such Shares by the transferee to another Permitted Transferee), in each instance of clauses (ii) or (iii) only to the extent that such Transferee (together with its Affiliates) Beneficially Owns at least 1% of the Shares following such Transfer or would not be able to sell under Rule 144 under the Securities Act, without volume or manner of sale restrictions all Shares Owned by such Transferee and its Affiliates immediately following such distribution.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government (or agency or political subdivision thereof) or any other entity or group (as defined in Section 13(d) of the Exchange Act).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933 and the rules and regulations thereunder.

“Shares” shall mean, at any time, (i) shares of Common Stock and (ii) any other equity securities now or hereafter issued by the Company, together with any options, warrants or other rights thereon and any other shares or other equity securities issued or issuable with respect thereto (whether by way of a share dividend, share split or in exchange for or in replacement or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement.

“Transferee” means the recipient of a Transfer.

“WKSI” means a well-known seasoned issuer, as defined in the SEC’s Rule 405.

SECTION II. REPRESENTATIONS AND WARRANTIES AND COVENANTS

2.1 Representations and Warranties of the Initial Carlyle Stockholder. The Initial Carlyle Stockholder hereby represents, warrants and covenants to the Company as follows: (a) the Initial Carlyle Stockholder has full limited partnership power and authority to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of the Initial Carlyle Stockholder enforceable against it in accordance with its terms; and (c) the execution, delivery and performance by the Initial Carlyle Stockholder of this Agreement: (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to the Initial Carlyle Stockholder, or require the Initial Carlyle Stockholder to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) does not constitute a breach of or default under any material agreement to which the Initial Carlyle Stockholder is a party or by which the property of such Initial Carlyle Stockholder is bound or affected.

2.2 Representations and Warranties and Covenants of the Company Parties.

(a) Each of the Company, Orca and Laguna (each a “Company Party”) hereby represents, warrants and covenants, severally and not jointly, to the Carlyle Stockholders as follows: (a) such Company Party has full corporate power and authority to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of such Company Party enforceable against it in accordance with its terms; and (c) the execution, delivery and performance by such Company Party of this Agreement: (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to such Company Party, or require such Company Party to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Company Party is a party or by which the property of such Company Party is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of such Company Party.

(b) Each of the Company Parties acknowledges and agrees with the Carlyle Stockholders that the intent of this Agreement is that the Company shall acquire Orca and Laguna, and the Company shall issue Common Stock (known as Topco Shares in the BCA), on the terms and subject to the conditions currently contemplated by the BCA, including as to the organizational documents of the Company, and the Company Parties shall not assign their rights under, or amend, the BCA in any manner such that, if the Closing occurs, (i) the Company would not be the sole issuer of Common Stock in connection with the Combinations as contemplated by the BCA or (ii) the terms of organizational documents of the Company would be inconsistent (in a manner that is adverse to the Carlyle Stockholders) with such terms contemplated by the BCA to be in effect as of the Orca Effective Time.

SECTION III. REGISTRATION RIGHTS

3.1 Demand and Piggyback Rights.

(a) Right to Demand a Non-Shelf Registered Offering. Upon the demand of any Carlyle Stockholder at any time and from time to time after the Closing, the Company will facilitate in the manner described in this Agreement a non-shelf registered offering of the Shares requested by the demanding Carlyle Stockholders to be included in such offering. A demand by Carlyle Stockholders for a non-shelf registered offering that will result in the imposition of a lockup on the Company and the Carlyle Stockholders may not be made unless: (i) the Shares requested to be sold by the demanding Carlyle Stockholders in such offering have an aggregate market value (based on the most recent closing price of the shares of Common Stock at the time of the demand) of at least $250 million (or such lesser amount if all Shares held by the demanding Carlyle Stockholders are requested to be sold), (ii) the duration of the lockup is no more than 90 days, and (iii) such lockups occur no more than twice in any 12-month period.

(b) Right to Piggyback on a Non-Shelf Registered Offering. In connection with any registered offering of shares of Common Stock covered by a non-shelf registration statement (whether pursuant to the exercise of demand rights or at the initiative of the Company), the Carlyle Stockholders may exercise piggyback rights to have included in such offering Shares held by them. The Company will facilitate in the manner described in this Agreement any such non-shelf registered offering.

(c) Right to Demand and be Included in a Shelf Registration. Upon the demand of any Carlyle Stockholder, made at any time and from time to time when the Company is eligible to utilize Form S-3 or a successor form to sell Shares in a secondary offering on a delayed or continuous basis in accordance with Rule 415 under the Securities Act, the Company will facilitate in the manner described in this Agreement a shelf registration of Shares held by such Carlyle Stockholder. Unless otherwise requested by any Carlyle Stockholder, any shelf registration filed by the Company covering Shares (whether pursuant to a Carlyle Stockholder demand or at the initiative of the Company) will cover Shares held by each of the Carlyle Stockholders (regardless of whether they demanded the filing of such shelf or not) up to an equivalent percentage of their original respective holdings as may be agreed upon by the demanding Carlyle Stockholders. If at the time of such request the Company is a WKSI, such shelf registration would, at the request of such Carlyle Stockholder, cover an unspecified number of Shares to be sold by the Company and the Carlyle Stockholders.

(d) Demand and Piggyback Rights for Shelf Takedowns. Upon the demand of one or more Carlyle Stockholders made at any time and from time to time, the Company will facilitate in the manner described in this Agreement a “takedown” of Shares off of an effective shelf registration statement. In connection with any underwritten shelf takedown (whether pursuant to the exercise of such demand rights or at the initiative of the Company), the Carlyle Stockholders may exercise piggyback rights to have included in such takedown Shares held by them that are registered on such shelf. Notwithstanding the foregoing, Carlyle Stockholders may not demand a shelf takedown for an offering that will result in the imposition of a lockup on the Company and the Carlyle Stockholders unless (i) the Shares requested to be sold by the demanding Carlyle Stockholders in such takedown have an aggregate market value (based on the most recent closing price of the Shares at the time of the demand) of at least $250 million (or such lesser amount if all Shares held by the demanding Carlyle Stockholders are requested to be sold), (ii) the duration of the lockup is no more than 90 days, and (iii) such lockups occur no more than three times in the first 12 months after the Closing (provided that the aggregate lock-up period in such 12-month period shall not exceed 180 days) and no more than twice in any 12-month period after the first anniversary of the Closing.

(e) Right to Reload a Shelf. Upon the written request of a Carlyle Stockholder, the Company will file and seek the effectiveness of a post-effective amendment to an existing resale shelf in order to register up to the number of Shares of the Carlyle Stockholders previously taken down off of such shelf and not yet “reloaded” onto such shelf.

(f) Limitations on Demand and Piggyback Rights.

(i) Any demand for the filing of a registration statement or for a registered offering or takedown will be subject to the constraints of any applicable lockup arrangements, and such demand must be deferred until such lockup arrangements no longer apply. If a demand has been made for a non-shelf registered offering or for an underwritten takedown, no further demands may be made so long as the related offering is still being pursued. Notwithstanding anything in this Agreement to the contrary, the Carlyle Stockholders will not have piggyback or other registration rights with respect to registered primary offerings by the Company (i) covered by a Form S-8 registration statement or a successor form applicable to employee benefit-related offers and sales, (ii) where the Shares are not being sold for cash or (iii) where the offering is a bona fide offering of securities other than Shares, even if such securities are convertible into or exchangeable or exercisable for Shares.

(ii) The Company may postpone the filing of a demanded registration statement or suspend the effectiveness of any shelf registration statement or support for a takedown offering for a reasonable “blackout period” not in excess of 90 days if the Board of Directors of the Company determines that such registration or offering could materially interfere with a bona fide business or financing transaction of the Company or is reasonably likely to require premature disclosure of information, the premature disclosure of which could materially and adversely affect the Company; provided that the Company shall not postpone the filing of a demanded registration statement or suspend the effectiveness of any shelf registration statement pursuant to this Section 3.1(f)(ii) more than once in any 360 day period. The blackout period will end upon the earlier to occur of (i) a date not later than 90 days from the date such deferral commenced and (ii) the date upon which such information is otherwise disclosed.

(g) Expiration of Registration Rights. The rights of the Carlyle Stockholders under Section 3.1(a) shall expire when the Carlyle Stockholders, collectively, Beneficially Own less than five percent (5%) of the outstanding Shares and the other rights of the Carlyle Stockholders under this Section 3.1 shall expire on a holder-by-holder basis when a given Carlyle Stockholder Beneficially Owns less than one percent (1%) of the outstanding Shares; provided, in each case, such Carlyle Stockholder is able to sell the Shares Beneficially Held as of the Effective Date under Rule 144 under the Securities Act, without volume or manner of sale restrictions, at such time.

3.2 Notices, Cutbacks and Other Matters.

(a) Notifications Regarding Registration Statements. In order for one or more Carlyle Stockholders to exercise their right to demand that a registration statement be filed, they must so notify the Company in writing indicating the number of Shares sought to be registered and the proposed plan of distribution. The Company will keep the Carlyle Stockholders contemporaneously apprised of all pertinent aspects of its pursuit of any registration, whether pursuant to a Carlyle Stockholder demand or otherwise, with respect to which a piggyback opportunity is available (and in any event, at least five days before a filing of a registration statement). Pending any required public disclosure and subject to applicable legal requirements, the parties will maintain the confidentiality of these discussions.

(b) Notifications Regarding Registration Piggyback Rights. Any Carlyle Stockholder wishing to exercise its piggyback rights with respect to a non-shelf registration statement must notify the Company and the other Carlyle Stockholders of the number of Shares it seeks to have included in such registration statement. Such notice must be given as soon as practicable, but in no event later than 5:00 pm, New York City time, on the second trading day prior to (i) if applicable, the date on which the preliminary prospectus intended to be used in connection with pre-effective marketing efforts for the relevant offering is expected to be finalized, and (ii) in any case, the date on which the pricing of the relevant offering is expected to occur. No such notice is required in connection with a shelf registration statement, as Shares held by all Carlyle Stockholders will be included up to the applicable percentage (unless otherwise requested by any Carlyle Stockholder).

(c) Notifications Regarding Demanded Underwritten Takedowns.

(i) The Company will keep the Carlyle Stockholders contemporaneously apprised of all pertinent aspects of any underwritten shelf takedown in order that they may have a reasonable opportunity to exercise their related piggyback rights (and in any event, at least two trading days before the filing of a prospectus supplement). Without limiting the Company’s obligation as described in the preceding sentence, having a reasonable opportunity requires that the Carlyle Stockholders be notified by the Company of an anticipated underwritten takedown (whether pursuant to a demand made by other Carlyle Stockholders or made at the Company’s own initiative) no later than 5:00 pm, New York City time, on (i) if applicable, the second trading day prior to the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with pre-pricing marketing efforts for such takedown is finalized, and (ii) in all cases, the second trading day prior to the date on which the pricing of the relevant takedown occurs.

(ii) Any Carlyle Stockholder wishing to exercise its piggyback rights with respect to an underwritten shelf takedown must notify the Company and the other Carlyle Stockholders of the number of Shares it seeks to have included in such takedown. Such notice must be given as soon as practicable, but in no event later than 5:00 pm, New York City time, on (i) if applicable, the trading day prior to the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with marketing efforts for the relevant offering is expected to be finalized, and (ii) in all cases, the trading day prior to the date on which the pricing of the relevant takedown occurs.

(iii) Pending any required public disclosure and subject to applicable legal requirements, the parties will maintain appropriate confidentiality of their discussions regarding a prospective underwritten takedown.

(d) Plan of Distribution, Underwriters and Counsel. If (i) a majority of the Shares proposed to be sold in an underwritten offering through a non-shelf registration statement or through a shelf takedown are being sold by the Company for its own account and (ii) such offering was initiated by the Company and not by any Carlyle Stockholder, the Company will be entitled to determine the plan of distribution and select the managing underwriters for such offering. Otherwise, the Carlyle Stockholders holding a majority of the Shares requested to be included in such offering will be entitled to determine the plan of distribution and select the managing underwriters, and such majority will also be entitled to select counsel for the selling Carlyle Stockholders (which may be the same as counsel for the Company). In the case of a shelf registration statement, the plan of distribution will provide as much flexibility as is reasonably possible, including with respect to resales by transferee Carlyle Stockholders.

(e) Cutbacks. If the managing underwriters advise the Company and the selling Carlyle Stockholders that, in their opinion, the number of Shares requested to be included in an underwritten offering exceeds the amount that can be sold in such offering without adversely affecting the distribution of the Shares being offered, such offering will include only the number of Shares that the underwriters advise can be sold in such offering.

(i) In the case of a registered offering upon the demand of one or more Carlyle Stockholders, the selling Carlyle Stockholders (including those Carlyle Stockholders exercising piggyback rights pursuant to Section 3.1(b)) collectively will have first priority and will be subject to cutback pro rata based on the proportion of all outstanding Shares that are held by each such selling Carlyle Stockholder at that time (up to the number of Shares initially requested by them to be included in such offering). To the extent of any remaining capacity, all other stockholders having similar registration rights will have second priority. Except as contemplated by the immediately preceding two sentences, if the Carlyle Stockholders are subject to a cutback, other selling stockholders will be included in an underwritten offering only with the consent of Carlyle Stockholders holding a majority of the Shares being sold in such offering.

(ii) In the case of a registered offering upon the initiative of the Company, the Company will have first priority. To the extent of any remaining capacity, the selling Carlyle Stockholders as a group, on the one hand, and all other stockholders having similar registration rights as a group, on the other hand, will be subject to cutback pro rata based on the number of Shares initially requested by such group to be included in such offering. The selling Carlyle Stockholders will be subject to cutback pro rata, based on the proportion of all outstanding Shares (as of the Closing) that were held by the Initial Carlyle Stockholder at the Closing (up to the number of Shares initially requested by them to be included in such offering). Except as contemplated by the immediately preceding sentence, if the Carlyle Stockholders are subject to a cutback, other stockholders will be included in an underwritten offering only with the consent of a Carlyle Majority Interest.

(f) Withdrawals. Even if Shares held by a Carlyle Stockholder have been part of a registered underwritten offering, such Carlyle Stockholder may, no later than the time at which the public offering price and underwriters’ discount are determined with the managing underwriter, decline to sell all or any portion of the Shares being offered for its account.

(g) Expenses. All expenses incurred in connection with any registration statement or registered offering covering Shares held by Carlyle Stockholders, including, without limitation, all registration and filing fees, printing expenses (including printing certificates for the Shares in a form eligible for deposit with the Depository Trust Company and printing preliminary, supplemental and final prospectuses), word processing, duplicating, telephone and facsimile expenses, messenger and delivery expenses, transfer taxes, expenses incurred in connection with promotional efforts or “roadshows”, fees and disbursements of counsel (including the fees and disbursements of outside counsel for Carlyle Stockholders (which may be the same as counsel for the Company) and fees and disbursements of counsel to the underwriters with respect to “blue sky” qualification of such Shares and their determination for eligibility for investment under the laws of the various jurisdictions and in connection with any filing with, and clearance of any offering by, FINRA (up to the cap on such fees included in any applicable underwriting agreement)) and of the independent certified public accountants of the Company (including with respect to the preparation of customary financial statements required to be included in any offering document, the provision of any customary comfort letters), and the expense of qualifying such Shares under state blue sky laws (reasonably requested by the Carlyle Stockholders), will be borne by the Company. However, underwriters’, brokers’ and dealers’ discounts and commissions applicable to Shares sold for the account of a Carlyle Stockholder will be borne by such Carlyle Stockholder and such underwriter expenses will be paid by the Carlyle Stockholders. In the event that the Carlyle Stockholders elect to abandon a non-shelf registered offering, then such offering-related expenses shall be reimbursed by the Carlyle Stockholders unless such abandonment is based upon adverse Company-specific information or the imposition of a “blackout” period under Section 3.1(c)(ii).

3.3 Facilitating Registrations and Offerings.

(a) General. If the Company becomes obligated under this Agreement to facilitate a registration and offering of Shares on behalf of Carlyle Stockholders, the Company will do so with the same degree of care and dispatch as would reasonably be expected in the case of a registration and offering by the Company of Shares for its own account. Without limiting this general obligation, the Company will fulfill its specific obligations as described in this Section 3.3.

(b) Registration Statements. In connection with each registration statement that is demanded by Carlyle Stockholders or as to which piggyback rights otherwise apply, for a period of 12 months from the date of the prospectus relating to such registration of the resale of the Company will:

(i) prepare and file (or confidentially submit) with the SEC a registration statement covering the applicable Shares, (ii) prepare and file (or confidentially submit) such amendments or supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but not in any event before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten public offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with the sale of Shares by an underwriter or dealer), (iii) seek the effectiveness thereof, and (iv) file with the SEC prospectuses and prospectus supplements as may be required, all in consultation with the Carlyle Stockholders and as reasonably necessary in order to permit the offer and sale of the such Shares in accordance with the applicable plan of distribution;

(ii) (1) within a reasonable time prior to the filing of any registration statement, any prospectus, any amendment to a registration statement, amendment or supplement to a prospectus or any free writing prospectus, provide copies of such documents to the selling Carlyle Stockholders and to the underwriter or underwriters of an underwritten offering, if applicable, and to their respective counsel; fairly consider such reasonable changes in any such documents prior to or after the filing thereof as the counsel to the Carlyle Stockholders or the underwriter or the underwriters may request; and make such of the representatives of the Company as shall be reasonably requested by the selling Carlyle Stockholders or any underwriter available for discussion of such documents;

(2) within a reasonable time prior to the filing of any document which is to be incorporated by reference into a registration statement or a prospectus, provide copies of such document to counsel for the Carlyle Stockholders and underwriters; fairly consider such reasonable changes in such document prior to the filing thereof as counsel for such Carlyle Stockholders or such underwriter shall request; and make such of the representatives of the Company as shall be reasonably requested by such counsel available for discussion of such document;

(iii) cause each registration statement and the related prospectus and any amendment or supplement thereto, as of the effective date of such registration statement, amendment or supplement and during the distribution of the registered Shares (x) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(iv) notify each Carlyle Stockholder promptly, and, if requested by such Carlyle Stockholder, confirm such advice in writing, (i) when a registration statement has become effective and when any post-effective amendments and supplements thereto become effective if such registration statement or post-effective amendment is not automatically effective upon filing pursuant to Rule 462 under the Securities Act, (ii) of the issuance by the SEC or any state of any stop order, injunction or other order or requirement suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (iii) if, between the effective date of a registration statement and the closing of any sale of securities covered thereby pursuant to any agreement to which the Company is a party, the representations and warranties of the Company contained in such agreement cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (iv) of the happening of any event during the period a registration statement is effective as a result of which such registration statement or the related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, if required by applicable law, prepare and file a supplement or amendment to such registration statement or prospectus so that, as thereafter delivered to the purchasers of Shares registered thereby, such registration statement or prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(v) furnish counsel for each underwriter, if any, and for the Carlyle Stockholders copies of any correspondence with the SEC or any state securities authority relating to the registration statement or prospectus;

(vi) otherwise comply with all applicable rules and regulations of the SEC, including making available to its security holders an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar provision then in force);

(vii) use all reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible time;

(c) Non-Shelf Registered Offerings and Shelf Takedowns. In connection with any non-shelf registered offering or shelf takedown that is demanded by Carlyle Stockholders or as to which piggyback rights otherwise apply, the Company will:

(i) cooperate with the selling Carlyle Stockholders and the sole underwriter or managing underwriter of an underwritten offering Shares, if any, to facilitate the timely preparation and delivery of certificates representing the Shares to be sold; and enable such Shares to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the selling Carlyle Stockholders or the sole underwriter or managing underwriter of an underwritten offering of Shares, if any, may reasonably request;

(ii) furnish to each Carlyle Stockholder and to each underwriter, if any, participating in the relevant offering, without charge, as many copies of the applicable prospectus, including each preliminary prospectus, and any amendment or supplement thereto and such other documents as such Carlyle Stockholder or underwriter may reasonably request in order to facilitate the public sale or other disposition of the Shares; the Company hereby consents to the use of the prospectus, including each preliminary prospectus or prospectus supplement, by each such Carlyle Stockholder and underwriter in connection with the offering and sale of the Shares covered by the prospectus, the preliminary prospectus or prospectus supplement;

(iii) (i) use all reasonable efforts to register or qualify the Shares being offered and sold, no later than the time the applicable registration statement becomes effective, under all applicable state securities or “blue sky” laws of such jurisdictions as each underwriter, if any, or any Carlyle Stockholder holding Shares covered by a registration statement, shall reasonably request; (ii) use all reasonable efforts to keep each such registration or qualification effective during the period such registration statement is required to be kept effective; (iii) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in the registration statement and (iv) do any and all other acts and things which may be reasonably necessary or advisable to enable each such underwriter, if any, and Carlyle Stockholder to consummate the disposition in each such jurisdiction of such Shares owned by such Carlyle Stockholder; provided, however, that the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to consent to be subject to general service of process (other than service of process in connection with such registration or qualification or any sale of Shares in connection therewith) in any such jurisdiction where it would not otherwise be required to qualify but for this subparagraph (iv) or subject itself to taxation in any such jurisdiction;

(iv) use commercially reasonable efforts to (i) cause all Shares being sold to be qualified for inclusion in or listed on Nasdaq or any other U.S. securities exchange on which Shares issued by the Company are then so qualified or listed, (ii) comply (and continue to comply) with the requirements of any self-regulatory organization applicable to the Company, including without limitation all corporate governance requirements, (iii) use its best efforts to cause Shares covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Shares and (iv) use best efforts to provide a transfer agent and registrar for all Shares to be sold by the Carlyle Stockholders not later than the effective date of such registration statement;

(v) cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter in an underwritten offering;

(vi) use all reasonable efforts to facilitate the distribution and sale of any Shares to be offered pursuant to this Agreement, including without limitation by making road show presentations, holding meetings with and making calls to potential investors and taking such other actions as shall be requested by the Carlyle Stockholders or the lead managing underwriter of an underwritten offering;

(vii) enter into customary agreements (including, in the case of an underwritten offering, underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein) and take all other customary and appropriate actions in order to expedite or facilitate the disposition of such Shares in connection therewith, including:

(1) make such representations and warranties to the selling Carlyle Stockholders and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings;

(2) obtain opinions of counsel to the Company in all relevant jurisdictions and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the lead managing underwriter, if any) addressed to each selling Carlyle Stockholder and the underwriters, if any, covering the matters and jurisdictions customarily covered in opinions requested in sales of securities or underwritten offerings and such other matters as may be reasonably requested by such Carlyle Stockholders and underwriters;

(3) obtain “cold comfort” letters and updates thereof from the Company’s independent certified public accountants addressed to the selling Carlyle Stockholders, if permissible, and the underwriters, if any, which letters shall be customary in form and shall cover matters of the type customarily covered in “cold comfort” letters to underwriters in connection with primary underwritten offerings;

(4) to the extent requested by the Carlyle Stockholders, cause the Company’s directors and executive officers to enter into lock-up agreements in customary form; and

(5) to the extent requested and customary for the relevant transaction, enter into a securities sales agreement with the Carlyle Stockholders providing for, among other things, the appointment of such representative as agent for the selling Carlyle Stockholders for the purpose of soliciting purchases of Shares, which agreement shall be customary in form, substance and scope and shall contain customary representations, warranties and covenants.

The above shall be done at such times as customarily occur in similar registered offerings or shelf takedowns.

(viii) take all actions to ensure that any free writing prospectus utilized in connection with any registration or offering hereunder complies in all material respects with the Securities Act in relation to the circulation of a prospectus, is filed in accordance with the Securities Act, is retained in accordance with the Securities Act and, when taken together with the related prospectus, prospectus supplement and related documents, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(ix) permit any Carlyle Stockholder that, in its sole exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registrations statement and to allow such Carlyle Stockholder to provide language for insertion therein, in form and substance satisfactory to the Company, which in the reasonable judgment of such Carlyle Stockholder and its counsel should be included;

(x) use best efforts to (i) make Form S-3 available for the sale of Shares and (ii) prevent the issuance of any stop order suspending the effectiveness of a registration statement, or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Shares included in such registration statement for sale in any jurisdiction, and in the event any such order is issued, use best efforts to obtain promptly the withdrawal of such order;

(xi) if requested by any managing underwriter and reasonably available, include in any prospectus or prospectus supplement updated financial or business information for the Company’s most recent period or current quarterly period (including estimated results or ranges of results) if required for purposes of marketing the offering in the view of the managing underwriter;

(xii) take no direct or indirect action prohibited by Regulation M under the Exchange Act;

(xiii) cooperate with each Carlyle Stockholder covered by the registration statement and each underwriter or agent participating in the disposition of such Shares and their respective counsel in connection with the preparation and filing of applications, notices, registrations and responses to requests for additional information with FINRA, Nasdaq or any other national securities exchange on which the Shares are or are to be listed, and to the extent required by the rules and regulations of FINRA, retain a Qualified Independent Underwriter acceptable to the managing underwriter;

(xiv) if the Company files an automatic shelf registration statement covering any Shares, use its best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such automatic shelf registration statement is required to remain effective;

(xv) if the Company does not pay the filing fee covering the Shares at the time an automatic shelf registration statement is filed, pay such fee at such time or times as the Shares are to be sold;

(xvi) if the automatic shelf registration statement has been outstanding for at least three years, at the end of the third year, refile a new automatic shelf registration statement covering the Shares, and, if at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, use its best efforts to refile the shelf registration statement on Form S-3 and, if such form is not available, Form S-1 and keep such registration statement effective during the period during which such registration statement is required to be kept effective;

(xvii) if the Company plans to file any automatic shelf registration statement for the benefit of the holders of any of its securities other than the Carlyle Stockholders, and the Carlyle Stockholders do not request that their Shares be included in such shelf registration statement, the Company agrees that, at the request of the Carlyle Majority Interest, include in such automatic shelf registration statement such disclosures as may be required by Rule 430B under the Securities Act in order to ensure that the Carlyle Stockholders may be added to such shelf registration statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment (and if the Company has filed any automatic shelf registration statement for the benefit of the holders of any of its securities other than the Carlyle Stockholders, the Company shall, at the request of the Carlyle Majority Interest, file any post-effective amendments necessary to include therein all disclosure and language necessary to ensure that the Carlyle Stockholders may be added to such Shelf Registration Statement); and

(xviii) with respect to any shelf takedown that is demanded by Carlyle Stockholders, use commercially reasonable efforts to take such actions necessary to facilitate such shelf takedown by the Carlyle Stockholders as soon as possible, and in any event within 72 hours of receipt of notice of any such shelf takedown (but in no event less than two business days after the receipt of such notice) (the “Preparation Period”); provided that the Company agrees that after such Preparation Period, it shall be prepared to cooperate to use commercially reasonable efforts to facilitate such shelf takedown on any trading day during the following 15 business days without requiring an additional Preparation Period;

provided, further that the Carlyle Stockholders shall use commercially reasonable efforts to provide the Company with at least five business days’ advanced notice of its intention to submit a notice of request for registration.

(d) Due Diligence. In connection with each registration and offering of Shares to be sold by Carlyle Stockholders, the Company will, in accordance with customary practice, make available for inspection by representatives of the Carlyle Stockholders and underwriters and any counsel or accountant retained by such Carlyle Stockholder or underwriters all relevant financial and other records, pertinent corporate documents and properties of the Company and cause appropriate officers, managers and employees of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with their due diligence exercise.

(e) Information from Stockholders. Each Carlyle Stockholder that holds Shares covered by any registration statement will timely furnish to the Company such information regarding itself as is required to be included in the registration statement, the ownership of Shares by such Carlyle Stockholder and the proposed distribution by such Carlyle Stockholder of such Shares as the Company may from time to time reasonably request in writing.

3.4 Indemnification.

(a) Indemnification by the Company. In the event of any registration under the Securities Act by any registration statement of Shares held by Carlyle Stockholders, the Company will hold harmless Carlyle Stockholders, any such Carlyle Stockholder’s officers, directors, employees, agents, fiduciaries, stockholders, managers, partners, members, affiliates, direct and indirect equityholders, consultants and representatives, and any successors and assigns thereof, and each underwriter of such securities and each other person, if any, who controls any Carlyle Stockholder or such underwriter within the meaning of the Securities Act (collectively, the “Indemnified Parties”), against any losses, claims, actions, damages, liabilities or expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorney fees and expenses) (collectively, “Losses”), joint or several, to which Carlyle Stockholders or such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such Losses arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in (A) any registration statement, prospectus, preliminary prospectus or free writing prospectus, or any amendment thereof or supplement thereto or (B) any application or other document or communication (in this Section 3.4, collectively called an “application”) executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the “blue sky” or securities laws thereof, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance; and will reimburse any such Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Losses; provided, however, that the Company shall not be liable to any such Indemnified Party in any such case to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, prospectus, preliminary prospectus or free writing prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with information furnished to the Company through a written instrument duly executed by such Indemnified Party specifically for use in the preparation thereof.

(b) Indemnification by Carlyle Stockholders. Each Carlyle Stockholder will indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 3.4(a)) the Company, its officers, directors, employees, agents and representatives, and each Person who controls the Company (within the meaning of the Securities Act), with respect to Losses (as determined by a final and unappealable judgment, order or decree of a court of competent jurisdiction) arising from (i) any statement or omission from such registration statement, or any amendment or supplement to it, if such statement or omission was made in reliance upon and in conformity with information furnished to the Company through a written instrument duly executed by such Carlyle Stockholder specifically regarding such Carlyle Stockholder for use in the preparation of such registration statement or amendment or supplement, and (ii) compliance by such Carlyle Stockholder with applicable laws in effecting the sale or other disposition of the securities covered by such registration statement.

(c) Indemnification Procedures. Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in Section 3.4(a) and Section 3.4(b), the indemnified party will, if a resulting claim is to be made or may be made against and indemnifying party, give written notice to the indemnifying party of the commencement of the action. The failure of any indemnified party to give notice shall not relieve the indemnifying party of its obligations in this Section 3.4, except to the extent that the indemnifying party is actually prejudiced by the failure to give notice. If any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense of the action with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume defense of the action, the indemnifying party will not be liable to such indemnified party for any legal or other expenses incurred by the latter in connection with the action’s defense. An indemnified party shall have the right to employ separate counsel in any action or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at such indemnified party’s expense unless (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party, which authorization shall not be unreasonably withheld, (ii) the indemnifying party has not assumed the defense and employed counsel reasonably satisfactory to the indemnified party within 30 days after notice of any such action or proceeding, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include the indemnified party and the indemnifying party and the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of the indemnified party), it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to all local counsel which is necessary, in the good faith opinion of both counsel for the indemnifying party and counsel for the indemnified party in order to adequately represent the indemnified parties) for the indemnified party and that all such fees and expenses shall be reimbursed as they are incurred upon written request and presentation of invoices. Whether or not a defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (such consent not to be unreasonably withheld, delayed or conditioned). No indemnifying party will consent to entry of any judgment or enter into any settlement which (i) does not include as an unconditional term the giving by the claimant or plaintiff, to the indemnified party, of a release from all liability in respect of such claim or litigation or (ii) involves the imposition of equitable remedies or the imposition of any non-financial obligations on the indemnified party.

(d) Contribution. If the indemnification required by this Section 3.4 from the indemnifying party is unavailable to or insufficient to hold harmless an indemnified party in respect of any indemnifiable Losses, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect (i) the relative benefit of the indemnifying and indemnified parties and (ii) if the allocation in clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect the relative benefit referred to in clause (i) and also the relative fault of the indemnified and indemnifying parties, in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact, has been made by, or relates to information supplied by, such indemnifying party or parties, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Company and Carlyle Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 3.4(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the prior provisions of this Section 3.4(d). Notwithstanding the provisions of this Section 3.4(d), no Carlyle Stockholder shall be required to contribute any amount in excess of the amount by which the net proceeds from the sale of the securities by such Carlyle Stockholder exceeds the amount of any damages which the indemnifying party has otherwise been required to pay by reason of an untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such a fraudulent misrepresentation.

(e) Non-Exclusive Remedy. The indemnification and contribution provided for under this Agreement will be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract (and the Company and its subsidiaries shall be considered the indemnitors of first resort in all such circumstances to which this Section 3 applies) and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of Shares and the termination or expiration of this Agreement.

3.5 Rule 144. If the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, the Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act but is not required to file such reports, it will, upon the request of any Carlyle Stockholder, make publicly available such information) and it will take such further action as any Carlyle Stockholder may reasonably request, so as to enable such Carlyle Stockholder to sell Shares without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Carlyle Stockholder, the Company will deliver to such Carlyle Stockholder a written statement as to whether it has complied with such requirements. Furthermore, the Company shall use its reasonable best efforts to facilitate any sale by a Carlyle Stockholder under Rule 144 under the Securities Act, including delivery of any legal opinions and instruction letters required by the Company’s transfer agent and such other documentation as may be reasonably requested by the Carlyle Stockholder or its broker in connection with such sales.

SECTION IV. BOARD OF DIRECTORS MATTERS

4.1 Board of Directors.

(a) The Carlyle Stockholders will have the right to nominate a number of individuals for election to the Board of Directors equal to the Carlyle Board Representation Number (with each of such individuals being nominated by the Initial Carlyle Stockholder and/or such other Carlyle Stockholders as the Initial Carlyle Stockholder shall from time to time designate in writing to the Company) and who are reasonably acceptable to the Board of Directors (each, a “Carlyle Nominee”), provided, that each of Stephen Wise, Robert Schmidt and Allan Holt shall be deemed to be reasonably acceptable for purposes of this Section 4.1(a). For the avoidance of doubt, the Board of Directors may determine that a Carlyle Nominee is not reasonably acceptable if such Carlyle Nominee is a Competing Director.

(b) For so long as the Carlyle Stockholders have the right to nominate any Carlyle Nominee, in connection with each election of Directors, (i) the Company shall nominate each such Carlyle Nominee for election as a Director as part of the slate that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of Directors, and shall provide the highest level of support for the election of each such Carlyle Nominee as it provides to any other individual standing for election as a Director as part of the Company’s slate of Directors, and the Board of Directors shall recommend that the stockholders of the Company elect to the Board of Directors each such Carlyle Nominee, and (ii) the Company shall include in the slate that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of Directors only (A) the Carlyle Nominees nominated by the Carlyle Stockholders in accordance with this Section 4.1(a) and (B) the other Director nominees (if any) nominated by the Board of Directors (or a committee thereof). For so long as the Carlyle Stockholders have the right to nominate any Carlyle Nominee, the Board of Directors (and any committee thereof) shall not nominate (and the Company shall not include in the slate that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of Directors) a number of nominees for any election of Directors that exceeds the total number of Directors. For the avoidance of doubt, without limiting the rights of the Carlyle Stockholders under this Agreement, nothing herein shall prevent the Company from including director nominees submitted by stockholders for inclusion in the Company’s proxy statement under proxy access or similar rules under the Exchange Act.

(c) If, from time to time, the Carlyle Board Representation Number shall decrease, the Carlyle Stockholders and the Company shall take all necessary action to cause the applicable number of Carlyle Nominees to resign or be removed immediately, unless otherwise requested in writing by the Company. Subject to the immediately foregoing sentence, in the event that a Carlyle Nominee shall cease to serve as a Director for any reason (including any removal thereof), the Carlyle Stockholders shall have the right to nominate another Carlyle Nominee to fill any vacancy resulting therefrom. For the avoidance of doubt, it is understood that the failure of the stockholders of the Company to elect any Carlyle Nominee shall not affect the right of the Carlyle Stockholder to designate the Carlyle Nominees for election pursuant to this Section 4.1(c) in connection with any future election of Directors.

(d) Other Board of Directors Matters.

(i) The Company shall reimburse each director nominated by the Carlyle Stockholders for all reasonable out-of-pocket expenses incurred in connection with his or her attendance at meetings of the Board of Directors and any committees thereof, including travel, lodging and meal expenses, subject to the Company’s travel and reimbursement policies that are no less favorable than the policies that apply to other Directors.

(ii) The Company shall obtain, for each director nominated by the Carlyle Stockholders, customary director and officer indemnity insurance on commercially reasonable terms as determined by the Board of Directors and on terms no less favorable than the director and officer indemnity insurance obtained for other Directors.

(iii) In addition to any other indemnification rights that the directors have pursuant to the certificate of incorporation and the bylaws (or equivalent governing documents) of the Company, each person nominated by the Carlyle Stockholders to serve on the Board of Directors in accordance with this Section 4.1 shall have the right to enter into, and the Company agrees to enter into, an indemnification agreement in a form consistent with indemnification agreements customarily entered into between companies and their independent board members.

(iv) If at any time a Carlyle Nominee serving on the Board of Directors becomes a Competing Director, such Competing Director shall promptly tender his or her resignation to the Board of Directors, provided that the Carlyle Stockholders shall have the right to appoint a new Carlyle Nominee to fill the resulting vacancy, including on any applicable Specified Committee.

SECTION V. CORPORATE OPPORTUNITIES

5.1 Competition and Corporate Opportunities. With respect to competition and corporate opportunities:

(a) In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the Initial Carlyle Stockholder may serve as directors, officers or agents of the Company, (ii) the Initial Carlyle Stockholder may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, and (iii) Carlyle Nominees who are not employees of the Company (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may (subject to Section 4.1(d)(iv)) engage in and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions of this ARTICLE V are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve any of the Initial Carlyle Stockholder, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Company and its directors, officers and stockholders in connection therewith.

(b) Neither (i) the Initial Carlyle Stockholder nor (ii) any Non-Employee Director (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities.

(c) To the fullest extent permitted from time to time by the laws of the State of Delaware, the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Persons and the Company or any of its Affiliates, except as provided in Section 5.1(d). Subject to Section 5.1(d), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself, or any of its or his or her Affiliates, and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(d) Notwithstanding the foregoing, the Company does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Company) if such opportunity is expressly offered to such person in his or her capacity as a director or officer of the Company, and the provisions of Section 5.1(d) shall not apply to any such corporate opportunity.

(e) In addition to and notwithstanding the foregoing provisions of this Article V, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company or (iii) is one in which the Company has no interest or reasonable expectancy, in each case as determined by the Board of Directors (with the Carlyle Nominees abstaining from any such deliberations or votes)

5.2 Approval of Waiver. Topco hereby (a) represents and warrants to the Initial Carlyle Stockholder that, in accordance with the DGCL, the board of directors of Topco has (i) approved the waiver set forth in the foregoing Section 5.1 and (ii) renounced any interest or expectancy of Topco in , or in being offered an opportunity to participate in, the business opportunities described in Section 5.1, and (b) covenants and agrees that such waiver and renouncement shall not be rescinded, revoked or modified in any manner adverse to any Identified Persons during the term of this Agreement.

SECTION VI. MISCELLANEOUS PROVISIONS

6.1 Information and Access Rights.

(a) Available Financial Information. Upon written request, the Company will deliver, or will cause to be delivered, to each Carlyle Stockholder (until such time as the Carlyle Entity-Level Stockholders, collectively, Beneficially Own less than five percent (5%) of the outstanding Shares) as soon as available after the end of each month and in any event within 30 days thereafter, a consolidated balance sheet of the Company and its subsidiaries as of the end of such month and consolidated statements of operations, income, cash flows, retained earnings and stockholders’ equity of the Company and its subsidiaries, for each month and for the current fiscal year of the Company to date, together with a comparison of such statements to the corresponding periods of the prior fiscal year and to the Company’s business plan then in effect and approved by the Board of Directors.

(b) Access. Until such time as the Carlyle Entity-Level Stockholders, collectively, Beneficially Own less than ten percent (10%) of the outstanding Shares, the Company shall, and shall cause its subsidiaries, officers, directors, employees, auditors and other agents to (a) afford the Carlyle Entity-Level Stockholders and their officers, employees, auditors and other agents, during normal business hours and upon reasonable notice, at all reasonable times to the Company’s and its subsidiaries’ officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records from time to time as each such Carlyle Entity-Level Stockholder may reasonably request, and (b) afford the Carlyle Entity-Level Stockholders and their officers, employees, auditors and other agents the opportunity to discuss the affairs, finances and accounts of the Company and its subsidiaries with their respective officers from time to time as each such Carlyle Stockholder may reasonably request, including a monthly call with the Company’s management, including its Chief Financial Officer, to discuss the financial condition and performance of, and material updates with respect to, the Company and its subsidiaries.

6.2 Confidentiality. Each Carlyle Stockholder agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company and its subsidiaries, any confidential information obtained from the Company pursuant to Section 6.1, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of any confidentiality obligation by such Carlyle Stockholder or its affiliates), (b) is or has been independently developed or conceived by such Carlyle Stockholder without use of the Company’s confidential information or (c) is or has been made known or disclosed to such Carlyle Stockholder by a third party (other than an Affiliate of any Carlyle Stockholder) without a breach of any confidentiality obligations or fiduciary duties such third party may have to the Company that is known to such Carlyle Stockholder; provided, that, a Carlyle Stockholder may disclose confidential information (i) to its attorneys, accountants, consultants and other professional advisors to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any prospective purchaser of any Shares from such Carlyle Stockholder as long as such prospective purchaser agrees to be bound by the provisions of this Section 6.2 as if a Carlyle Stockholder, (iii) to any Affiliate, partner, member, limited partners, prospective partners or related investment fund of such Carlyle Stockholder and their respective directors, employees, consultants and representatives, in each case in the ordinary course of business (provided that the recipients of such confidential information are subject to a customary confidentiality and non-disclosure obligation at least as restrictive as the confidentiality obligations under this Section 6.2 as applied to the Carlyle Stockholders), (iv) as may be reasonably determined by such Carlyle Stockholder to be necessary in connection with such Carlyle Stockholder’s enforcement of its rights in connection with this Agreement, or (v) as may otherwise be required by law or legal, judicial or regulatory process.

6.3 Reliance. Each covenant and agreement made by a party in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement on or before the Effective Time is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the Effective Time regardless of any investigation. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns.

6.4 Access to Agreement; Amendment and Waiver; Actions of the Board. For so long as this Agreement shall be in effect, this Agreement shall be made available for inspection by any Carlyle Stockholder at the principal executive offices of the Company. Any party may waive in writing any provision hereof intended for its benefit, provided, that, in the case of any waiver by the Carlyle Stockholders, such waiver is consented to in writing by the Carlyle Majority Interest. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise. This Agreement may be amended only with the prior written consent of the Carlyle Majority Interest and the Company (and, if such amendment is prior to the Effective Time, with the prior written consent of Laguna and Orca). Any consent given as provided in the preceding sentence shall be binding on all parties. Further, with the prior written consent of the Carlyle Majority Interest and the Company (and Laguna and Orca, if prior to the Effective Time), at any time hereafter Permitted Transferees may be made parties hereto, with any such additional parties shall be treated as “Carlyle Stockholders” for all purposes hereunder, by executing a counterpart signature page in the form attached as Exhibit A hereto, which signature page shall be attached to this Agreement and become a part hereof without any further action of any other party hereto.

6.5 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing, shall be deemed duly given on the date of delivery, unless such day is not a business day in the location of receipt, in which case it shall be deemed delivered on the next business day in the location of receipt, and delivered personally or sent by registered or certified mail, postage prepaid or by prepaid overnight courier (providing written proof of delivery), or by confirmed electronic mail, addressed as follows:

If to any Company Party prior to the Closing, in accordance with the BCA.

If to any Company Party following the Closing, c/o Laguna in accordance with the BCA:

If to the Carlyle Stockholders:

c/o The Carlyle Group

One Vanderbilt Avenue

Suite 3400

New York, NY 10017

Attention: Stephen H. Wise

Email: [***]

With a copy (which shall not constitute notice):

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004

Attention: David I. Brown

Email: [***]

or, as to each of the foregoing, at such other address as shall be designated by a party in a written notice to other parties complying as to delivery with the terms of this Section 6.5.

6.6 Counterparts. This Agreement may be executed in two or more counterparts, and delivered via facsimile, .pdf or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

6.7 Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by any party will result in irreparable injury to the other parties, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance or injunctive relief (to the extent permitted at law or in equity). If any one or more of the provisions of this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein are not to be in any way impaired thereby, it being intended that all of the rights and privileges of the parties be enforceable to the fullest extent permitted by law.

6.8 Entire Agreement; Termination of Prior Agreements. This Agreement and the letter agreement entered into as of the date hereof by and between Orca and the Initial Carlyle Stockholder (regarding appointment rights as of the Orca Effective Time) constitute the entire agreement of the Parties with respect to the subject matter hereof. Effective as of the Closing, the Existing Principal Shareholders Agreement and that certain Amended and Restated Consulting Services Agreement, dated as of October 15, 2020, by and between Ortho-Clinical Diagnostics, Inc., a subsidiary of Orca, and Carlyle Investment Management, L.L.C., an Affiliate of the Initial Carlyle Stockholder, shall terminate and be of no further force or effect.

6.9 Termination. This Agreement shall terminate on the earlier of (i) the termination of the BCA prior to the Closing, (ii) the election to terminate by the Carlyle Majority Interest and (iii) such date as the Carlyle Stockholders, in the aggregate, cease to hold any Shares; provided that notwithstanding any such termination, Section 3.4 shall survive any expiration or termination of this Agreement. Termination of this Agreement shall not relieve any party for the breach of any obligations under this Agreement prior to such termination.

6.10 Governing Law. This Agreement is to be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

6.11 Successors and Assigns; Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties and the respective successors and assigns of the parties as contemplated herein. Any successor to the Company by way of merger or otherwise must specifically agree to be bound by the terms hereof as a condition of such succession.

6.12 Consent to Jurisdiction; Specific Performance; WAIVER OF JURY TRIAL.

(a) Each of the parties hereto irrevocably and unconditionally consents to the sole and exclusive jurisdiction of the state and federal courts located in Wilmington, Delaware to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to or in connection with this Agreement or the negotiation, breach, validity, termination or performance hereof and thereof or the transactions contemplated hereby and thereby and agrees that it will not bring any such action in any court other than the federal or state courts located in Wilmington, Delaware. Each party further irrevocably waives any objection to proceeding in such courts based upon lack of personal jurisdiction or to the laying of venue in such courts and further irrevocably and unconditionally waives and agrees not to make a claim that such courts are an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given as provided in Section 6.5. Each of the parties hereto agrees that its or his or her submission to jurisdiction and its or his or her consent to service of process by mail is made for the express benefit of the other parties hereto. The choice of forum set forth in this Section shall not be deemed to preclude the enforcement of any judgment of a Delaware federal or state court, or the taking of any action under this Agreement to enforce such a judgment, in any other appropriate jurisdiction.

(b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

(c) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED AND DELIVERED PURSUANT TO OR IN CONNECTION HEREWITH OR THE NEGOTIATION, BREACH, VALIDITY, TERMINATION OR PERFORMANCE HEREOF AND THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. FURTHER, (I) NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY SUCH ACTION AND (II) NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN

WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 6.12. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

6.13 Further Assurances; Company Logo. At any time or from time to time after the Effective Time, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder. The Company hereby grants the Carlyle Stockholders and their respective Affiliates permission to use the Company’s and its subsidiaries’ name and logo in marketing materials.

6.14 Regulatory Matters. The Company shall and shall cause its subsidiaries to keep the Carlyle Stockholders informed, on a current basis, of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the Company or any of its subsidiaries, so that the Carlyle Stockholders and their respective Affiliates will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such investigation or action.

6.15 Inconsistent Agreements. Neither the Company nor any Carlyle Stockholder shall enter into any agreement or side letter with, or grant any proxy to, any Carlyle Stockholder, the Company or any other Person (whether or not such proxy, agreements or side letters are with other Carlyle Stockholders, holders of shares of Common Stock that are not parties to this Agreement or otherwise) that conflicts with the provisions of this Agreement or which would obligate such Person to breach any provision of this Agreement.

6.16 In-Kind Distributions. If any of the Carlyle Stockholders (and/or any of their Affiliates) seeks to effectuate an in-kind distribution of all or part of its Shares to its respective direct or indirect equity holders, the Company will, subject to any applicable lock-ups, work with the foregoing Persons to facilitate such in-kind distribution in the manner reasonably requested and consistent with the Company’s obligations under the Securities Act.

6.17 Recapitalization Transactions. If at any time or from time to time there is any change in the capital structure of the Company by way of share split, share dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by other means, appropriate adjustments will be made in the provision hereof so that the rights and privileges granted hereby will continue.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties are signing this Principal Stockholders Agreement as of the date first set forth above.

CORONADO TOPCO, INC.

By:	/s/ Joseph Busky
Name: Joseph Busky
Title: President

QUIDEL CORPORATION

By:	/s/ Douglas Bryant
Name: Douglas Bryant
Title: President and Chief Executive Officer

ORTHO CLINICAL DIAGNOSTICS HOLDINGS PLC

By:	/s/ Christopher Smith
Name: Christopher Smith
Title: Chief Executive Officer

[Signature Page to Principal Stockholders Agreement]

INITIAL CARLYLE STOCKHOLDER:

CARLYLE PARTNERS VI CAYMAN HOLDINGS, L.P.

By: TC Group VI Cayman, L.P.
Its: General Partner

By: TC Group VI Cayman, L.L.C.
Its: General Partner

By:	/s/ Robert Schmidt
Name: Robert Schmidt
Title: Authorized Person

[Signature Page to Principal Stockholders Agreement]

EXHIBIT A

Joinder Agreement

By execution of this signature page, [    ] hereby agrees to become a party to, and to be bound by the obligations of, and receive the benefits of, that certain Principal Stockholders Agreement, dated as of December 22, 2021, by and among Coronado Topco, Inc., a Delaware corporation, Quidel Corporation, a Delaware corporation, and Ortho Clinical Diagnostics Holdings plc, a public limited company incorporated under the laws of England and Wales, and Carlyle Partners VI Cayman Holdings, L.P., a Cayman Islands exempted limited partnership[, and certain other parties named therein,] as amended from time to time thereafter.

[NAME]

By:
Name:
Title:

Notice Address:

Accepted:

[●]

By:
Name:
Title:

Annex C

CARLYLE PARTNERS VI CAYMAN HOLDINGS, L.P.

DEED OF IRREVOCABLE UNDERTAKING

To:	Ortho Clinical Diagnostics Holdings plc
1001 Route 202
Raritan, NJ 08869

Quidel Corporation
9975 Summers Ridge Rd.
San Diego, CA 92121
(“Laguna”)

22 December 2021

Dear Ladies and Gentlemen,

Deed of irrevocable undertaking relating to the strategic combination of the businesses of Laguna and Ortho Clinical Diagnostics Holdings plc (“Orca”)

1.1.

We, being Carlyle Partners VI Cayman Holdings, L.P., a Cayman Islands exempted limited partnership acting by its general partner TC Group VI Cayman, L.P. (acting by its general partner TC Group VI Cayman, L.L.C.) (hereafter referred to as “we”, “us” and/or “Carlyle”) understand that (1) Orca, (2) Coronado Topco, Inc., a Delaware corporation and a wholly owned subsidiary of Orca (“Topco”), (3) Laguna Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Topco (“U.S. Merger Sub”), (4) Orca Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Topco (“U.S. Holdco Sub”), (5) Orca Holdco 2, Inc., a Delaware corporation and a wholly owned subsidiary of U.S. Holdco Sub (“U.S. Holdco Sub 2”), and (6) Laguna intend to enter into a business combination agreement, a draft of which is attached to this deed at Annex II (the “BCA”), on or around the date of this deed, with such amendments as may be agreed in writing between the parties thereto, pursuant to which (upon the terms and subject to the conditions set forth therein) Laguna and Orca will effect a strategic combination of their businesses through the Combinations (as defined in the BCA) and other transactions contemplated thereby (the “Transaction”).

1.2.	Terms not defined in this deed shall bear the same meaning as in the BCA.

1.3.

We understand that in order to facilitate the Transaction, Orca shall enter into a transfer by way of scheme of arrangement with Topco pursuant to Part 26 of the UK Companies Act 2006 (the “Companies Act”) such that former Orca shareholders would receive Topco Shares on a 1:0.1055 ratio basis and cash in an amount of $7.14 per Orca ordinary share (the “Orca Scheme”), the terms and conditions of which shall be set out in the Orca Scheme Document to be prepared pursuant to section 5.3(a)(i) of the BCA.

1.4.

In consideration of Orca and Laguna signing the BCA, Carlyle, by reason of being a shareholder of Orca, irrevocably and unconditionally warrants, undertakes to and confirms and agrees with you in the following terms:

2.	Interests in Committed Shares

2.1.

Carlyle is the beneficial owner of (and, unless specified in Annex I hereto, Carlyle is also the registered holder and to the extent that Carlyle is not the registered holder Carlyle will procure compliance by such registered holder(s) with the terms of this undertaking) (or where such shares have been transferred to an Affiliate of Carlyle, Carlyle is otherwise able to control the exercise of all rights attaching to, including voting rights and the ability to procure the transfer of), the number of shares in the capital of Orca (the “Committed Shares”, which expression shall:

A.

include any other shares or securities in Orca acquired by Carlyle or issued or transferred to Carlyle after the date hereof and which Carlyle has become the registered holder, beneficial owner or otherwise interested in, in accordance with clause 3.2; and

B.

exclude the 50,001 deferred shares of £1.00 each in the capital of Orca (the “Deferred Shares”) issued to us on Orca’s incorporation and which we hereby confirm and agree shall be transferred by us to Topco and/or shall be cancelled by Orca, in each case for nil consideration at any time on or after the Orca Scheme becoming effective in accordance with its terms).

2.2.

Carlyle has all relevant power and authority and the right (free from any legal or other restrictions) to enter into this undertaking, to perform the obligations under it in accordance with its terms and Carlyle has full power and authority to (where relevant) exercise any above-mentioned options and vote and transfer the Committed Shares as beneficial owner with full title guarantee free from all Encumbrances, together with all rights attaching to or enjoyed by them, including but not limited to any voting rights the right to all dividends and other distributions (if any) announced, declared, made or paid on or after the date of this undertaking.

2.3.

Neither Carlyle, nor the registered holder of any Committed Shares (where applicable), will take any action which would cause them to cease to have all relevant power and authority and right to enter into and perform the obligations in this undertaking in accordance with their terms.

2.4.	For the purposes of this deed, the following terms shall have the following meanings:

“Affiliate” means with respect to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with the specified Person, including any partner, officer, director or member of the specified Person. For the purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.

“Connected Persons” means Carlyle’s subsidiaries, Affiliates and any of their respective directors, employees, agents and professional advisors.

“Counsel” means Martin Moore QC of Erskine Chambers, 33 Chancery Lane, London WC2A 1EN, or such other counsel appointed by Orca as is agreed between Orca and Laguna;

“Encumbrance” means any charge, option, lien, equity, rights of pre-emption, restriction, encumbrance or third party rights of any kind whatsoever;

“Technical Revision” means the occurrence of any of the following events:

(a)

after the Court Meeting has been held, in circumstances where the Orca Scheme Resolution (as defined below) has not been lawfully passed due to a technical and/or procedural defect(s) relating to the Orca Scheme being either: (i) on the grounds that the provisions of the Companies Act have not been complied with including, without limitation, the composition of classes for the purposes of the Court Meeting; or (ii) there is a blot on the scheme (as per the decision of Mr Justice Morgan in Re TDG [2009] 1 BCLC 445 at [29]) (each of (i) and (ii) being a “Scheme Technical Defect”), which reasonably appears to be capable of remedy and/or rectification without having any adverse commercial or financial impact for Laguna in its judgement (acting reasonably);

(b)

after the General Meeting has been held, in circumstances where the GM Resolutions (or any one of them) have not been lawfully passed due to a technical and/or procedural defect(s) being either: (i) on the grounds that the relevant provisions of the Companies Act or applicable Laws have not been complied with; or (ii) a failure to comply with the articles of association or other constitutional documents of Orca, which reasonably appears to be capable of remedy and/or rectification without having any adverse commercial or financial impact for Laguna in its judgement (acting reasonably); or

(c)

in the event that the English Court does not sanction the Orca Scheme at the Orca Sanction Hearing on the grounds of a technical and/or procedural defect in relation to any aspect of the Orca Scheme or its implementation being a Scheme Technical Defect, or on such other grounds which reasonably appears to be capable of remedy and/or rectification without having any adverse commercial or financial impact for Laguna in its judgement (acting reasonably), in which case, subject to the terms of the BCA, Laguna and Orca may implement the Transaction (subject to obtaining the necessary shareholder votes) by way of a new, revised or renewed Orca Scheme or a direct contractual offer (or other similar transaction structure), subject to such terms and conditions as further particularised in the Orca Scheme Document.

3.	Dealings in Committed Shares

3.1.	Unless required by the terms of paragraph 4.4 below, Carlyle shall not, and to the extent relevant, shall procure that the registered holder shall not, until the Termination Date (as defined below):

A.

sell, transfer, charge, pledge, encumber, grant any option or other right over or otherwise deal or dispose of, or permit the sale, transfer, charging, encumbering, granting of any option or other right over or other disposal of any of Committed Shares or interest in Committed Shares except pursuant to the Transaction, or accept any other offer in respect of all or any of Committed Shares or any other interest in any of Committed Shares;

B.

accept or give any undertaking (whether conditional or unconditional) or letter of intent to accept any other offer made or proposed to be made in respect of the issued and to be issued share capital of Orca by any other Person other than Topco or Laguna (or its Affiliates);

C.	enter into any agreement or arrangement or incur any obligation with any Person (other than in connection with the Transaction):

(i)	to do all or any of the acts referred to in sub-paragraphs 3.1.A or 3.1.B above; or

(ii)	which would or might restrict or impede Carlyle (or any Carlyle Affiliate where relevant) from voting in favour of the Orca Scheme or Carlyle’s ability to comply with this deed,

and references in this paragraph 3.1.C to any agreement, arrangement or obligation shall include any such agreement, arrangement or obligation whether or not subject to any conditions or which is to take effect upon or following the Orca Scheme becoming effective or lapsing, or upon or following this deed ceasing to be binding;

D.

withdraw the acceptance(s) or proxy appointments referred to in this deed in respect of all or any of the Committed Shares notwithstanding that Carlyle may have become entitled to effect such withdrawal under other applicable Laws or otherwise and shall procure that any vote in favour of the Orca Scheme and any ancillary matters thereto in respect of the Committed Shares is not withdrawn; and

E.

exercise any voting rights attaching to Committed Shares in such manner as to frustrate or otherwise hinder the Orca Scheme and take any action which might result in any condition of the Orca Scheme not being satisfied.

3.2.

Without limitation to the restrictions in paragraph 3.1, in the event that after the date of this deed, Carlyle (or any of its Connected Persons) do acquire or purchase any shares, securities or interests in securities of Orca or rights therein (or otherwise become the registered holder or beneficial owner of further shares, securities or interests in securities of Orca or in respect of which Carlyle becomes entitled to exercise voting rights or interests), such shares, securities, interests or rights shall be deemed to be included in the definition of “Committed Shares” and the undertakings and agreements as set out in this deed in relation to such Committed Shares shall be performed as soon as reasonably practicable but by no later than one Business Day following the earlier of (i) the date of allotment; (ii) the registration of the relevant securities in Carlyle’s (or any Affiliate of Carlyle’s) name; or (iii) when Carlyle (or any of its Affiliates) become the beneficial owner or are otherwise entitled to exercise voting rights in respect of such securities (as applicable).

3.3.

Carlyle acknowledges that some or all of the information and any terms or other statements made in the course of, or for the purpose of, negotiations relating to the Transaction (including for the purposes of this irrevocable undertaking) may constitute inside information) and is aware of the prohibitions against insider dealing, encouraging dealing or disclosing such information contained in applicable legislation and agrees to abide by them.

4.	Scheme

4.1.	Carlyle hereby agrees and undertakes to do the following and to procure that its Connected Persons (where relevant) comply with the following:

A.	to co-operate with you in the production of the Orca Scheme Document, any associated or supplementary document containing the formal Scheme; and

B.	to take no action which may reasonably be viewed as, and which has the intent of being, prejudicial to the successful outcome of the Orca Scheme.

4.2.

Without limitation and in addition to the general voting undertakings granted in paragraph 5 below, Carlyle shall exercise (or, where applicable, procure the exercise of) all voting rights (whether on a show of hands or a poll and whether in person or by proxy) attaching to Committed Shares:

A.

at any meeting(s) of Orca Shareholders to be convened by order of the English Court (including any adjournments or postponements thereof, the “Court Meeting”), in favour of the resolutions at the Court Meeting to vote to approve, implement or effect the Orca Scheme (the “Orca Scheme Resolution”); and

B.

at any general meeting (including any adjournments or postponements thereof, the “General Meeting”) of Orca Shareholders which is convened by Orca in connection with the Orca Scheme, in favour of the resolutions at the General Meeting to approve, implement or effect the Orca Scheme and all related matters (including any proposed amendment to the articles of association of Orca) (the “GM Resolution”).

4.3.

In particular and without limiting paragraph 4.1 above, as soon as possible and in any event not later than 1:00 p.m. on the date falling five Business Days after the deemed date of receipt of (a) the Orca Scheme Document and (b) the accompanying forms of proxy, Carlyle shall in respect of Committed Shares:

A.

execute and deliver to Orca (in accordance with the delivery instructions contained therein) (or procure the execution and delivery to Orca of) such forms of proxy in accordance with the instructions printed on such forms of proxy; and

B.	in respect of any Committed Shares in uncertificated form, take (or procure the taking of) any action to make a valid proxy appointment and give valid proxy instructions,

to vote in favour of each of the resolutions to be proposed at the Court Meeting and the General Meeting and, unless instructed to do so by Laguna, shall not thereafter revoke such forms of proxy or proxy appointments and proxy instructions, either in writing or by attendance at any meeting or otherwise.

4.4.

In order to secure the lawful passing of the Orca Requisite Vote (or any of the relevant resolutions comprising the Orca Requisite Vote), if so advised by Counsel and/or confirmed by the English Court at the Orca Scheme Convening Hearing as a lawful means of securing the same, or otherwise reasonably directed by Laguna and Orca, Carlyle hereby undertakes to direct GTU Ops Inc. and/or Computershare Trust Company N.V. (together “Computershare”) to transfer the legal title in one or more of its Committed Shares, as advised by Counsel, confirmed by the English Court and/or reasonably directed by Laguna and Orca (as applicable), directly in Carlyle’s name in sufficient time prior to the Voting Record Time (the “Directly Held Shares”) and by no later than five (5) Business Days prior to such date unless otherwise requested by Laguna and Orca, and to do all such other things to ensure that Carlyle is able to lawfully vote or to procure that the votes on such share(s) and Carlyle hereby further undertakes to exercise all voting rights (whether on a show of hands or a poll and whether in person or by proxy) in the Directly Held Shares in favour of each of the resolutions relating to the Orca Requisite Vote. For the avoidance of doubt, pursuant to the terms of paragraph 3 above, Carlyle shall not direct Computershare to transfer the legal title of any of my Committed Shares other than as specifically required by this paragraph 4.4.

5.	Voting – General

In each case save as specifically set out in paragraph 4:

5.1.	Carlyle shall exercise (or procure the exercise of) the voting rights attached to Committed Shares on any resolution which would assist the implementation of the Orca Scheme.

5.2.	Carlyle shall exercise (or procure the exercise of) the voting rights attached to Committed Shares against any resolution:

A.

to the effect that the text or terms of the resolutions to be proposed at the General Meeting to approve the Orca Scheme and all related matters be amended, except in the case of amendments in accordance with the BCA;

B.	to adjourn the General Meeting except in accordance with paragraph 5.3(f) of the BCA; or

C.	in favour of (i) any Acquisition Proposal of Orca, or (ii) any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Transaction.

6.	Technical Revision

In this deed, references to the “Orca Scheme” and “Transaction” shall include any revision agreed as between Orca and Laguna to the Orca Scheme that is a Technical Revision, and, in such circumstances, all of Carlyle’s obligations as set out in this deed shall continue to apply mutatis mutandis.

7.	Warranties and additional undertakings

7.1.	Carlyle hereby warrants and undertakes:

A.

that the information in relation to the “interests” (as defined in paragraph 1 of Annex 1 hereto) of Carlyle and its Affiliates in Orca as set out in Annex I hereto (including the information referred to in paragraph 2.1 above) is complete and accurate and, other than as set out in Annex I hereto, Carlyle (and its Affiliates) have no interest in any Orca Shares or other securities or interests of Orca;

B.

that Carlyle shall transfer (or procure the transfer of) Committed Shares fully paid and free from Encumbrances and together with all rights attaching or accruing to them at the time of such transfer under the Orca Scheme, including voting rights and the right to receive and retain in full all dividends of any nature and other distributions (if any) declared, made or paid after the date of such transfer under the Orca Scheme; and

C.

any information provided by Carlyle for inclusion in the Orca Scheme Document or the BCA, and any other announcement or document issued in connection with the Combinations, is and will be true, accurate and not misleading.

8.	Announcements, information and documentation

8.1.

Carlyle consents to the inclusion of references to it and its Connected Persons and the provisions of this deed in the BCA, the Orca Scheme Document and any document in connection with the Combinations that is required by any other legal or regulatory requirements.

8.2.	Carlyle consents to this deed being published on a website or on or through such other media or platform as may be necessary in conjunction with the implementation of the Orca Scheme.

9.	Termination

9.1.

All of Carlyle’s obligations, save for the Surviving Covenants (as defined in and in accordance with paragraph 9.2 below), under this deed shall, without prejudice to any prior breaches, terminate upon the earliest of (a) the Orca Effective Time or (b) the termination of the BCA in accordance with its terms (such earliest date being referred to herein as the “Termination Date”); provided, that any liability incurred by any party hereto as a result of a breach of a term or condition of this deed prior to such termination shall survive the termination of this deed. For the avoidance of doubt, except as provided in the immediately preceding sentence, this deed shall not terminate upon a Change in Orca Recommendation (as defined in the BCA) or a Change in Laguna Recommendation (as defined in the BCA).

9.2.

If this deed is terminated in accordance with paragraph 9.1 above, the covenants and undertakings set out in in paragraphs 1.2, 2.1.B and 10 and 11 (inclusive) of this deed (the “Surviving Covenants”) shall survive termination of this deed.

10.	Notices

10.1.

Any notice, consent or other communication given under this deed shall be in writing and in English and signed by or on behalf of the party giving it, and shall be delivered by hand or sent by prepaid recorded or special delivery post (or prepaid international recorded airmail if sent internationally) or email in accordance with the details set out:

If to Carlyle, to:

c/o The Carlyle Group
One Vanderbilt Avenue
Suite 3400
New York, NY 10017
Attention:	Stephen H. Wise
Zachary Marshall
Email:	[***]
[***]

With a copy (which shall not constitute notice):

Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004
Attention: David I. Brown
Email: [***]

If to Orca, to:

Ortho Clinical Diagnostics Holdings plc
1001 US Route 202
Raritan, NJ 08869
Attention:	Christopher Smith
Michael Schlesinger
Email:	[***]
[***]

If to Laguna, to:

Quidel Corporation
9975 Summers Ridge Rd.
San Diego, CA 92121
Attention:	Robert Bujarski
Michelle Hodges

Email:	[***]
[***]

with a copy (which shall not constitute notice) to:

Gibson Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, CA 94105-0921
United States of America
Attention:	Ryan A. Murr
Stephen I. Glover
Branden C. Berns
Email:	[***]
[***]
[***]

10.2.

The parties may from time to time notify each other of any other Person or address for the receipt of notices or copy notices. Any such change shall take effect five Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.

10.3.

Any notice, consent or other communication given in accordance with paragraph 10.1 and received after 5.30 p.m. on a Business Day, or on any day which is not a Business Day, shall for the purposes of this deed be regarded as received on the next Business Day.

11.	General

11.1.	For the avoidance of doubt, nothing in this deed shall oblige Orca or Laguna to effect the Combinations.

11.2.

Any date, time or period referred to in this deed shall be of the essence except to the extent to which each of Orca, Laguna and Carlyle agrees in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

11.3.

Cross-references in this deed to provisions or clauses of the BCA which are incorporated by reference and form part of this deed shall, for the avoidance of doubt, include all relevant provisions of the BCA which relate to (for purposes of interpretation and/or meaning) or are directly referred to in such cross-referenced provisions or clauses including but not limited to any relevant definitions, interpretation provisions, recitals or schedules.

11.4.

No party to this deed may assign or otherwise dispose of any rights under this deed, at law or in equity, including by way of declaration of trust, without the consent of the other parties to this deed. Any purported assignment in breach of this paragraph shall be void and confer no rights on the purported assignee. This deed shall be binding on Carlyle’s successors and assigns.

11.5.	Except to the extent otherwise specified, Carlyle’s obligations set out in this deed are unconditional and irrevocable.

11.6.

With regard to any Committed Shares not registered in Carlyle’s name (or the name of any Carlyle Affiliate), the confirmations, warranties and undertakings contained in this deed are given by Carlyle on behalf of the registered holder(s) and Carlyle undertakes to ensure the compliance by such Person(s) with those confirmations, warranties and undertakings.

11.7.	In this deed:

A.	all references to time are to London time; and

B.

a Person will be treated as having an interest in securities if: (i) they own them; (ii) they have the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to them or has general control of them; (iii) by virtue of any agreement to purchase, option or derivative they: (a) have the right or option to call for their delivery, or (b) are under an obligation to take delivery of them, whether the right, option or obligation is conditional or absolute and whether it is in the money or otherwise; or (iv) they are a party to any derivative whose value is determined by reference to their price and which results, or may result, in them having a long position in them.

11.8.	A Person who is not party to this deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this deed.

11.9.	The invalidity, illegality or unenforceability of any provision of this deed shall not affect the continuation in force of the remainder of this deed.

11.10.

This deed, the Orca Scheme Document, the Confidentiality Agreement and the agreements referred to herein and therein contain the whole agreement between Orca, Laguna and Carlyle relating to the subject matter of this deed at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. Carlyle acknowledges that it has not been induced to sign this deed by any representation, warranty or undertaking not expressly incorporated into it.

11.11.

Carlyle agrees that damages would not be an adequate remedy for breach by it of any of its obligations under or pursuant to this deed and accordingly, without prejudice to any other rights or remedies that Orca and Laguna may have, that Orca and/or Laguna shall be entitled to the remedies of specific performance, injunction or other equitable relief for any threatened or actual breach of any such obligations and no proof of special damages shall be necessary for the enforcement by any party of their rights.

11.12.

This deed (and any dispute, controversy, proceedings or claim of any nature arising out of or in connection with it, including non-contractual disputes and claims) shall be governed and construed in accordance with English law. The parties agree to irrevocably submit to the exclusive jurisdiction of the English courts.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS whereof this document has been duly executed and delivered as a deed on the date above mentioned.

Signed as a Deed by

Carlyle Partners VI Cayman Holdings, L.P.,

in accordance with the laws

of its country of incorporation

By: TC Group VI Cayman, L.P.

Its: General Partner

By: TC Group VI Cayman, L.L.C.

Its: General Partner

By:	/s/ Robert Schmidt
Name:	Robert Schmidt
Title:	Authorized Person

ANNEX I

INTERESTS IN ORCA

1.	Interests in Orca

Carlyle’s “interests” (as defined in Part 22 of the Companies Act 2006) including those of its Affiliates in the securities (including securities convertible thereto, rights to subscribe therefor, options (including traded options) in respect thereof and derivatives referenced thereto) of Orca on the date hereof are as stated below:

Registered Holder	Beneficial Owner	Number of shares	Share class/ class of security

GTU OPS INC	CARLYLE PARTNERS VI CAYMAN HOLDINGS LP	118,106,000	Ordinary Shares

CARLYLE PARTNERS VI CAYMAN HOLDINGS LP	CARLYLE PARTNERS VI CAYMAN HOLDINGS LP	50,001	Deferred Shares

ANNEX II

BCA

Annex D

Opinion of Perella Weinberg Partners LP

767 Fifth Avenue New York, NY 10153 T 212.287.3200 F 212.287.3201 pwpartners.com

December 22, 2021

Board of Directors

Quidel Corporation

9975 Summers Ridge Road

San Diego, CA 92121

Members of the Board:

We understand that Quidel Corporation, a Delaware corporation (the “Company”), Ortho Clinical Diagnostics Holdings plc, a public limited company incorporated under the laws of England and Wales (“Ortho”), Coronado Topco, Inc., a Delaware corporation and a wholly owned subsidiary of Ortho (“Topco”), Laguna Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Topco (“U.S. Merger Sub”), Orca Holdco, Inc., a Delaware corporation and wholly owned subsidiary of Topco (“U.S. Holdco Sub”), and Orca Holdco 2, Inc., a Delaware corporation and wholly owned subsidiary of U.S. Holdco Sub (“U.S. Holdco Sub 2”), propose to enter into a Business Combination Agreement (the “Business Combination Agreement”) pursuant to which, among other things, (a) Ortho and Topco will undergo a scheme of arrangement (the “Ortho Scheme”) pursuant to which, through a series of transactions, each issued and outstanding ordinary share, par value $0.00001 per share (each, an “Ortho Ordinary Share”), of Ortho, other than any Ortho Ordinary Shares held by Ortho in treasury, will be exchanged for a combination of (i) 0.1055 shares of common stock, par value $0.001 per share (the “Topco Common Stock”), of Topco (the “Stock Consideration”) and (ii) $7.14 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Consideration”), and as a result of which Ortho will become a wholly owned subsidiary of Topco, and (b) U.S. Merger Sub will merge with and into the Company immediately following consummation of the Ortho Scheme, with the Company surviving the merger as a wholly owned subsidiary of Topco (the “Company Merger” and, together with the Ortho Scheme, the “Combinations”), pursuant to which each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than Company Common Stock owned by the Company, Ortho or U.S. Merger Sub, shall be converted into the right to receive one share (the “Company Exchange Ratio”) of Topco Common Stock. The terms and conditions of the Combinations are more fully set forth in the Business Combination Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company pursuant to the Business Combination Agreement taking into account the Company Exchange Ratio.

For purposes of the opinion set forth herein, we have, among other things:

1.       reviewed certain publicly available financial statements and other business and financial information with respect to the Company and Ortho, including equity research analyst reports;

2.       reviewed certain internal financial statements, analyses and forecasts, including sensitivities thereto (the “Company Forecasts”), and other financial and operating data relating to the business of the Company, in each case, prepared by management of the Company;

www.pwpartners.com

Partners have limited liability status

3.       reviewed certain internal financial statements, analyses and forecasts (the “Ortho Forecasts”), and other financial and operating data relating to the business of Ortho, in each case, prepared by management of Ortho and approved for our use by management of the Company;

4.       reviewed certain internal financial statements, analyses and forecasts (the “Company Ortho Forecasts”) relating to the business of Ortho prepared by management of the Company;

5.       reviewed estimates of synergies anticipated by the Company’s and Ortho’s management to result from the Combinations (collectively, the “Anticipated Synergies”);

6.       discussed the past and current business, operations, financial condition and prospects of the Company, including the Anticipated Synergies, with the management and other representatives of the Company, and discussed the past and current business, operations, financial condition and prospects of Ortho with the management and other representatives of the Company;

7.       reviewed the relative financial contributions of the Company and Ortho to the future financial performance of Topco on a pro forma basis;

8.       compared the financial performance of the Company and Ortho with that of certain other publicly traded companies which we believe to be generally relevant;

9.       compared the financial terms of the proposed Combinations with the publicly available financial terms of certain transactions which we believe to be generally relevant;

10.     reviewed the historical trading prices and trading activity for the Company Common Stock and Ortho Ordinary Shares, and compared such prices and trading activity of the Company Common Stock and Ortho Ordinary Shares with those of securities of certain other publicly traded companies which we believe to be generally relevant;

11.     participated in discussions among representatives of the Company and Ortho and their respective advisors;

12.     reviewed a draft, dated December 22, 2021, of the Business Combination Agreement; and

13.     conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this opinion and have further relied upon the assurances of the management of the Company that, to their knowledge, the information furnished, or approved for our use, by them for purposes of our analysis does not contain any material omissions or misstatements of material fact. With respect to the Company Forecasts, we have been advised by the management of the Company, and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future stand-alone financial performance of the Company and the other matters covered thereby and we express no view as to the assumptions on which they are based. With respect to the Ortho Forecasts, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Ortho as to the future stand-alone financial performance of Ortho and the other matters covered thereby and we express no view as to the assumptions on which they are based. With respect to the Company Ortho Forecasts, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future stand-alone financial performance of Ortho and the other matters covered thereby and we express no view as to the assumptions on which they are based. We have assumed, with your consent, that the Anticipated Synergies and potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by management of the Company to result from the Combinations will be realized in the amounts and at the times projected by management of the Company, and we express no view as to the assumptions on which they are based. We have

www.pwpartners.com

Partners have limited liability status

relied without independent verification upon the assessment by the management of the Company of the timing and risks associated with the integration of the Company and Ortho. In arriving at our opinion, we have not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Ortho, nor have we been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or Ortho. In addition, we have not evaluated the solvency of any party to the Business Combination Agreement (or the impact of the Combinations thereon), including under any applicable laws relating to bankruptcy, insolvency or similar matters. We have assumed that the final executed Business Combination Agreement will not differ from the form of the Business Combination Agreement reviewed by us in any respect material to our analysis, and that the Combinations will be consummated in accordance with the terms set forth in the Business Combination Agreement, without modification, waiver or delay in any respect material to our analysis. We also have assumed that the Company Merger and the Ortho Scheme, taken together as a single integrated transaction, will qualify as an exchange described under Section 351 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and that the Company Merger will also qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, we have assumed that in connection with the receipt of all the necessary approvals for the Combinations, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company, Ortho or the contemplated benefits expected to be derived in the proposed Combinations, in each case, in any way meaningful to our analysis. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Consideration provided for in the Business Combination Agreement to the Company taking into account the Company Exchange Ratio. We have not been asked to, nor do we, offer any opinion as to any other term of the Business Combination Agreement or any other document contemplated by or to be entered into in connection with the Business Combination Agreement or the form or structure of the Combinations or the likely timeframe in which the Combinations will be consummated. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Business Combination Agreement, or any class of such persons, whether relative to the Consideration or otherwise. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Business Combination Agreement or any related document, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals. Our opinion does not address the underlying business decision by the Company to enter into the Business Combination Agreement or the relative merits of the Combinations as compared with any other strategic alternative which may be available to the Company. We have not been authorized to solicit, and have not solicited, indications of interest in a transaction with the Company from any party.

We have acted as financial advisor to the Company in connection with the Combinations and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion (or would have become payable if we had determined that we were not able to deliver this opinion) and a significant portion of which is contingent upon the consummation of the Combinations. In addition, the Company has agreed to reimburse us for certain expenses that may arise, and indemnify us for certain liabilities and other items that may arise, out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Perella Weinberg Partners LP and its corporate advisory affiliates and Ortho pursuant to which compensation was received by Perella Weinberg Partners LP or its corporate advisory affiliates. In the past, Perella Weinberg Partners LP and its corporate advisory affiliates have provided financial advisory services unrelated to the Combinations to The Carlyle Group, a controlling shareholder of Ortho, or its affiliates pursuant to which compensation was received by Perella Weinberg Partners LP or its affiliates. In the past, Perella Weinberg Partners LP and its affiliates have provided financial advisory and other financial services to the Company and its affiliates unrelated to the Combinations, for which they have received compensation. Perella Weinberg Partners LP and its corporate advisory affiliates in the future may provide investment banking and other financial services to the Company, Ortho, The Carlyle Group and their respective affiliates and in the future may receive compensation for the rendering of such services. In the ordinary course of our business activities, Perella

www.pwpartners.com

Partners have limited liability status

Weinberg Partners LP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company, Ortho, The Carlyle Group or any of their respective affiliates. The issuance of this opinion was approved by a fairness opinion committee of Perella Weinberg Partners LP.

This opinion is for the information and assistance of the Board of Directors of the Company in connection with, and for the purposes of its evaluation of, the Combinations. This opinion is not intended to be and does not constitute a recommendation to any holder of Company Common Stock or Ortho Ordinary Shares, or any other person, as to how such person should vote or otherwise act with respect to the proposed Combinations or any other matter and does not in any manner address the prices at which the Company Common Stock, the Ortho Ordinary Shares or the Topco Common Stock will trade at any time. In addition, we express no opinion as to the fairness of the Combinations to, or any consideration received in connection with the Combinations by, the holders of any other class of securities, creditors or other constituencies of the Company.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, taking into account the Company Exchange Ratio, as of the date hereof, the Consideration to be paid by the Company pursuant to the Business Combination Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ Perella Weinberg Partners LP

PERELLA WEINBERG PARTNERS LP

www.pwpartners.com

Partners have limited liability status

Annex E

December 23, 2021

The Board of Directors

Ortho Clinical Diagnostics Holdings plc

1001 Route 202

Raritan, NJ 08869

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares, par value $0.00001 per share (the “Company Shares”), of Ortho Clinical Diagnostics Holdings plc (the “Company”), a public limited company incorporated under the laws of England and Wales, of the consideration to be paid to such holders in the proposed Transaction (as defined below). Pursuant to the Business Combination Agreement, dated as of December 22, 2021 (the “Agreement”), among Quidel Corporation (the “Merger Partner”), a Delaware corporation, Coronado Topco, Inc. (“Topco”), a Delaware corporation and wholly owned subsidiary of the Company, Laguna Merger Sub, Inc. (“Merger Subsidiary”), a Delaware corporation and wholly owned subsidiary of Topco, Orca Holdco, Inc. (“Holdco Subsidiary”) a Delaware corporation and a wholly owned subsidiary of Topco, Orca Holdco 2, Inc. (“Holdco Subsidiary 2”), a Delaware corporation and a wholly owned subsidiary of Holdco Subsidiary, and the Company, (i) the Company and Topco will effect a scheme of arrangement, in accordance with the laws of England and Wales (the “Company Scheme”), upon the consummation of which each Company Share, other than Company Shares held in treasury, will be acquired by (or transferred within) a nominee on behalf of Topco in exchange for the right to receive consideration per share equal to $7.14 in cash (the “Cash Consideration”) and 0.1055 shares (the “Stock Consideration”, and together with the Cash Consideration, the “Consideration”) of common stock, par value $0.001 per share, of Topco (the “Topco Common Stock”), such that the Company will become a wholly owned subsidiary of Topco and (ii) immediately following the Company Scheme, Merger Subsidiary will merge with and into the Merger Partner, with the Merger Partner surviving the merger as a wholly owned subsidiary of Topco, and each share of common stock of the Merger Partner, par value $0.001 per share (the “Merger Partner Shares”), other than Merger Partner Shares owned by the Merger Partner, the Company, Topco, Merger Subsidiary or any of their respective wholly owned subsidiaries, will be converted into the right to receive one share of Topco Common Stock (the transactions described in clauses (i) and (ii), collectively, the “Transaction”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Shares and the Merger Partner Shares and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business and the Merger Partner’s business, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company, the Merger Partner and Topco, the effects of the Transaction on the financial condition and future prospects of the Company, the Merger Partner and Topco, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company, the Merger Partner or Topco under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, the Merger Partner or Topco or on the contemplated benefits of the Transaction, in each case, that would be material to our analysis.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Shares in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Shares in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Shares, the Merger Partner Shares or shares of Topco Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on offerings of debt securities of Company subsidiaries in May 2020 and January 2020, and joint lead bookrunner on offerings of the Company’s equity securities in September 2021 and January 2021. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with The Carlyle Group Inc. (“Carlyle”), the Company’s approximately 50% shareholder, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on an offering of debt securities of a Carlyle subsidiary in May 2021. In addition, during the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Carlyle portfolio companies for which we and such affiliates have received customary compensation. Such services during such period have included providing debt syndication, equity underwriting, debt underwriting and financial advisory services to Carlyle portfolio companies. Our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Carlyle and Carlyle portfolio companies for which it receives customary compensation or other financial benefits. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with the Merger Partner. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding shares of each of the Company, Carlyle and the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Carlyle or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Shares in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any registration, proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

F413191

Annex F

             2021

THE COMPANIES ACT 2006

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

ORTHO CLINICAL DIAGNOSTICS HOLDINGS

[LIMITED]

Company Number 13084624

(Adopted by special resolution passed on [●]1)

99 Bishopsgate

London EC2M 3XF

United Kingdom

Tel: +44.20.7710.1000

www.lw.com

[1]	Note to draft: Date of special resolution adopting articles to be included.

F-i

F-ii

THE COMPANIES ACT 2006

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

ORTHO CLINICAL DIAGNOSTICS HOLDINGS [LIMITED]

Company Number 13084624

(the “Company”)

Adopted by special resolution passed on [●]2

INTERPRETATION AND LIMITATION OF LIABILITY

1.	DISAPPLICATION OF MODEL ARTICLES

The model articles of association for private companies limited by shares contained in Schedule 1 of The Companies (Model Articles) Regulations 2008 (SI 2009/3229) shall not apply to the Company.3

2.	DEFINITIONS AND INTERPRETATION

2.1	In these Articles, unless the context otherwise requires:

“Articles” means the Company’s articles of association for the time being in force;

“bankruptcy” includes individual insolvency proceedings (and, in relation to a corporate person, includes corporate insolvency proceedings) in a jurisdiction other than England and Wales or Northern Ireland which have an effect similar to that of bankruptcy (or, in relation to corporate persons, insolvency, liquidation or winding up);

“business day” means a day (other than a Saturday or Sunday) on which banks in the City of London are open for ordinary banking business;

“capitalised sum” has the meaning given in Article 43.1(b);

“chairman” has the meaning given in Article 14;

“chairman of the meeting” has the meaning given in Article 46;

“Companies Acts” means the Companies Acts (as defined in section 2 of the Companies Act 2006), in so far as they apply to the Company;

“director” means a director for the time being of the Company, and includes any person occupying the position of director, by whatever name called;

“distribution recipient” has the meaning given in Article 38.2;

“document” includes, unless otherwise specified, any document sent or supplied in electronic form;

“electronic form” has the meaning given in section 1168 of the Companies Act 2006;

“eligible director” has the meaning given in Article 10.3;

“fully paid” in relation to a share, means that the nominal value and any premium to be paid to the Company in respect of that share have been paid to the Company;

“hard copy form” has the meaning given in section 1168 of the Companies Act 2006;

[2]	Note to draft: Date of special resolution adopting articles to be included.
[3]	Note to draft: To be amended to the extent that the Company remains a public rather than a limited company.

F-1

“holder” in relation to shares means the person whose name is entered in the register of members as the holder of the shares;

“instrument” means a document in hard copy form;

“member” means a person who is the holder of a share;

“ordinary resolution” has the meaning given in section 282 of the Companies Act 2006;

“paid” means paid or credited as paid;

“participate”, in relation to a directors’ meeting, has the meaning given in Article 12.1;

“persons entitled” has the meaning given in Article 43.1(b);

“proxy notice” has the meaning given in Article 52.1;

“shares” means shares in the Company;

“special resolution” has the meaning given in section 283 of the Companies Act 2006;

“subsidiary” has the meaning given in section 1159 of the Companies Act 2006;

“transmittee” means a person entitled to a share by reason of the death or bankruptcy of a member or otherwise by operation of law; and

“writing” means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise.

2.2	In the Articles, unless the context otherwise requires:

(a)	terms used shall, unless otherwise defined herein, bear the meaning ascribed to them in the Companies Act 2006 as in force on the date when the Articles became binding on the Company;

(b)	a reference to an Article is a reference to the relevant article of these Articles unless expressly provided otherwise;

(c)	a reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time, taking account of:

(i)	any subordinate legislation from time to time made under it; and

(ii)	any amendment or re-amendment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts;

(d)	references to the singular include the plural and vice versa and references that are gender neutral or gender specific include each gender and no gender;

(e)

references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(f)

references to “sterling”, “pounds sterling” or “£” are references to the lawful currency from time to time of the United Kingdom and any references to “dollars” or “$” are references to the lawful currency from time to time of the United States of America;

(g)	references to times of the day are to London time unless otherwise stated;

(h)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(i)

general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

2.3	The headings and sub-headings in the Articles are inserted for convenience only and shall not affect the construction of the Articles.

F-2

3.	LIABILITY OF MEMBERS

The liability of the members is limited to the amount, if any, unpaid on the shares held by them.

DIRECTORS

DIRECTORS’ POWERS AND RESPONSIBILITIES

4.	DIRECTORS’ GENERAL AUTHORITY

Subject to the Articles, the directors are responsible for the management of the Company’s business, for which purpose they may exercise all the powers of the Company.

5.	COMPANY NAME

The directors may resolve in accordance with Article 9 to change the Company’s name.

6.	MEMBERS’ RESERVE POWER

6.1	The members may, by special resolution, direct the directors to take, or refrain from taking, specified action.

6.2	No such special resolution invalidates anything which the directors have done before the passing of the resolution.

7.	DIRECTORS MAY DELEGATE

7.1	Subject to the Articles, the directors may delegate any of the powers which are conferred on them under the Articles:

(a)	to such person or committee;

(b)	by such means (including by power of attorney);

(c)	to such an extent;

(d)	in relation to such matters or territories; and

(e)	on such terms and conditions,

as they think fit.

7.2	If the directors so specify, any such delegation may authorise further delegation of the directors’ powers by any person to whom they are delegated.

7.3	The directors may revoke any delegation in whole or part, or alter its terms and conditions.

8.	COMMITTEES

8.1

Committees to which the directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the Articles which govern the taking of decisions by directors.

8.2	The directors may make rules of procedure for all or any committees, which prevail over rules derived from the Articles if they are not consistent with them.

DECISION-MAKING BY DIRECTORS

9.	DIRECTORS TO TAKE DECISIONS COLLECTIVELY

9.1	The general rule about decision-making by directors is that any decision of the directors must be either a majority decision at a meeting or a decision taken in accordance with Article 10.

9.2	If:

(a)	the Company only has one director for the time being; and

(b)	no provision of the Articles requires it to have more than one director,

F-3

the general rule does not apply, and the director may (for so long as he remains the sole director) take decisions without regard to any of the provisions of the Articles relating to directors’ decision-making.

10.	UNANIMOUS DECISIONS

10.1	A decision of the directors is taken in accordance with this Article 10 when all eligible directors indicate to each other by any means that they share a common view on a matter.

10.2

Such a decision may take the form of a resolution in writing, signed by each eligible director (whether or not each signs the same document) or to which each eligible director has otherwise indicated agreement in writing.

10.3

References in these Articles to an “eligible director” means a director who would have been entitled to vote on the relevant matter had it been proposed as a resolution at a directors’ meeting and whose vote would have been counted in respect of such matter.

10.4	A decision may not be taken in accordance with this Article 10 if the eligible directors would not have formed a quorum at such a meeting.

11.	CALLING A DIRECTORS’ MEETING

11.1	Any director may call a directors’ meeting by giving notice of the meeting to the directors or by authorising the company secretary (if any) to give such notice.

11.2	Notice of any directors’ meeting must indicate:

(a)	its proposed date and time;

(b)	where it is to take place; and

(c)	if it is anticipated that directors participating in the meeting will not be in the same place, how it is proposed that they should communicate with each other during the meeting.

11.3	Subject to Article 11.4, notice of a directors’ meeting must be given to each director whether or not he is absent from the United Kingdom, but need not be in writing.

11.4

Notice of a directors’ meeting need not be given to directors who waive their entitlement to notice of that meeting, by giving notice to that effect to the Company prior to or not more than seven days after the date on which the meeting is held. Where such notice is given after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it.

12.	PARTICIPATION IN DIRECTORS’ MEETINGS

12.1	Subject to the Articles, directors participate in a directors’ meeting, or part of a directors’ meeting, when:

(a)	the meeting has been called and takes place in accordance with the Articles; and

(b)	they can each communicate to the others any information or opinions they have on any particular item of the business of the meeting.

12.2	In determining whether directors are participating in a directors’ meeting, it is irrelevant where any director is or how they communicate with each other.

12.3	If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

13.	QUORUM FOR DIRECTORS’ MEETINGS

13.1	At a directors’ meeting, unless a quorum is participating, no proposal is to be voted on, except a proposal to call another meeting.

13.2	Subject to Article 13.3 and save in the case where there is only one director in office, the quorum for the transaction of business at a meeting of the directors is any two eligible directors.

F-4

13.3

For the purposes of any meeting (or part of a meeting) held pursuant to Article 17 to authorise a director’s conflict of interest, where there is only one director in office who is not party to the relevant conflict, the quorum for such meeting (or part of a meeting) shall be one eligible director.

13.4	If the total number of directors for the time being is less than the quorum required, the directors must not take any decision other than a decision:

(a)	to appoint further directors; or

(b)	to call a general meeting so as to enable the members to appoint further directors.

14.	CHAIRING OF DIRECTORS’ MEETINGS

14.1	The directors may appoint a director to chair their meetings. The person so appointed for the time being is known as the chairman.

14.2	The directors may terminate the chairman’s appointment at any time.

14.3

If the chairman is not participating in a directors’ meeting within ten minutes after the time at which it was to start, or if no director has been appointed chairman, the participating directors must appoint one of themselves to chair it.

15.	CASTING VOTE

15.1	Subject to Article 15.2 if the numbers of votes for and against a proposal at a meeting of directors are equal, the chairman or other director chairing the meeting has a casting vote.

15.2

The chairman or other director chairing a meeting (or part of a meeting) shall not have a casting vote if, in accordance with the Articles, the chairman, or other director, is not an eligible director for the purposes of that meeting (or part of a meeting).

16.	DIRECTORS’ INTERESTS

16.1

A director who is in any way, directly or indirectly, interested in a proposed transaction or arrangement with the Company shall declare the nature and extent of his interest to the other directors before the Company enters into the transaction or arrangement.

16.2

A director who is in any way, directly or indirectly, interested in a transaction or arrangement that has been entered into by the Company shall declare the nature and extent of his interest to the other directors as soon as is reasonably practicable, unless the interest has already been declared under Article 16.1.

16.3	Any declaration required by Article 16.1 may (but need not) be made, and any declaration required by Article 16.2 must be made, either:

(a)	at a directors’ meeting;

(b)	by notice in writing in accordance with section 184 of the Companies Act 2006; or

(c)	by general notice in accordance with section 185 of the Companies Act 2006.

16.4	If a declaration made under Article 16.1 or 16.2 proves to be, or becomes, inaccurate or incomplete, a further declaration must be made under Article 16.1 or 16.2, as appropriate.

16.5	A director need not declare an interest under Article 16.1 or 16.2:

(a)	if it cannot reasonably be regarded as likely to give rise to a conflict of interest;

(b)	if, or to the extent that, the other directors are already aware of it (and for this purpose the other directors are treated as aware of anything of which they ought reasonably to be aware);

(c)

if, or to the extent that, it concerns terms of his service contract that have been or are to be considered by a directors’ meeting or by a committee of the directors appointed for the purpose under these Articles or any agreement between the members; or

(d)

if the director is not aware of his interest or is not aware of the transaction or arrangement in question (and for this purpose a director is treated as being aware of matters of which he ought reasonably to be aware).

F-5

16.6

Subject to the provisions of the Companies Act 2006 and provided that he has declared the nature and extent of any direct or indirect interest of his in accordance with Article 16.1 or 16.2, a director notwithstanding his office:

(a)	may be a party to, or otherwise be interested in, any transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

(b)

shall be entitled to vote at a meeting of directors (or of a committee of the directors) or participate in any unanimous decision, in respect of such existing or proposed transaction or arrangement in which he is interested (and shall be an eligible director for these purposes);

(c)

may act by himself or through his firm in a professional capacity for the Company (otherwise than as auditor), and in any such case on such terms as to remuneration and otherwise as the directors may decide; and

(d)

may be a director or other officer of, or employed or engaged by, or a party to any transaction or arrangement with, or otherwise be interested in, any body corporate in which the Company is otherwise (directly or indirectly) interested.

17.	CONFLICTS OF INTEREST

17.1

A director, notwithstanding his office, may at the time of his appointment or subsequently be a director or other officer of, employed by, or otherwise interested (including by the holding of shares) in, any subsidiary of the Company, any holding company of the Company, or any subsidiary of a holding company of the Company, from time to time, and no further authorisation under Article 17.2 or 17.3 shall be necessary in respect of such interest.

17.2

The directors may authorise any matter proposed to them which would, if not so authorised, involve a breach of duty by a director under section 175 of the Companies Act 2006 (and such authorisation may be given on such terms as the directors think fit and may be varied or terminated at any time), provided that any authorisation given under this Article 17.2 shall be effective only if:

(a)

any requirement as to the quorum at the meeting at which the matter is considered is met without counting the director in question or any other director interested in the matter under consideration; and

(b)	the matter was agreed to without such directors voting or would have been agreed to if such directors’ votes had not been counted.

17.3

Alternatively and without prejudice to the remainder of these Articles or the Companies Act 2006, the Company may authorise (specifically or generally) any matter proposed to it which would, if not so authorised, involve a breach of duty by a director under section 175 of the Companies Act 2006. Such authorisation shall be effected:

(a)	with the consent in writing of the holders of a majority in nominal value of the issued ordinary share capital for the time being of the Company; or

(b)	by an ordinary resolution.

17.4

A director shall be under no duty to the Company with respect to any information which he obtains or has obtained otherwise than as a director of the Company and in respect of which he owes a duty of confidentiality to another person. In particular the director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Companies Act 2006 if he:

(a)	fails to disclose any such information to the directors or to any director or other officer or employee of, or consultant to, the Company; or

(b)	does not use or apply any such information in performing his duties as a director of the Company.

However, to the extent that his relationship with that other person gives rise to a conflict of interest or possible conflict of interest, this Article 17.4 applies only if the existence of that relationship has been authorised pursuant to Article 17.1, or authorised by the directors pursuant to Article 17.2, or authorised by the members pursuant to Article 17.3 (and, in each case, subject to the terms upon which such authorisation was given).

17.5

Where the existence of a director’s relationship with another person has been authorised pursuant to Article 17.1, or authorised by the directors pursuant to Article 17.2, or authorised by the members pursuant to Article 17.3, and his relationship with that person gives rise to a conflict of interest or possible conflict of interest, the director shall not be

F-6

in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Companies Act 2006 if, at his discretion or at the request or direction of the directors or any committee of the directors, he:

(a)

absents himself from a directors’ meeting (or a committee thereof) at which any matter relating to the conflict of interest or possible conflict of interest will or may be discussed, or from the discussion of any such matter at a directors’ meeting or otherwise; or

(b)

makes arrangements not to receive documents and information relating to any matter which gives rise to the conflict of interest or possible conflict of interest sent or supplied by or on behalf of the Company or for such documents and information to be received and read by a professional adviser on his behalf, for so long as he reasonably believes such conflict of interest (or possible conflict of interest) subsists.

17.6	The provisions of Articles 17.4 and 17.5 are without prejudice to any equitable principle or rule of law which may excuse the director from:

(a)	disclosing information, in circumstances where disclosure would otherwise be required under these Articles or any agreement between the members; or

(b)

attending meetings or discussions or receiving documents and information as referred to in Article 17.5, in circumstances where such attendance or receipt would otherwise be required under these Articles or any agreement between the members.

17.7

A director shall not, by reason of his office, be accountable to the Company for any remuneration or other benefit which he derives from any office, employment or engagement or from any transaction or arrangement or from any interest in any body corporate:

(a)

the acceptance, entry into or existence of which is authorised pursuant to Article 17.1, or authorised by the directors pursuant to Article 17.2, or authorised by the members pursuant to Article 17.3 (in each case, subject to the terms upon which such authorisation was given); or

(b)	which he is permitted to hold or enter into pursuant to Article 16.6 or otherwise pursuant to these Articles or any agreement between the members,

and no such transaction, arrangement or interest shall be liable to be avoided on the ground of any such remuneration or other benefit, nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 of the Companies Act 2006.

18.	RECORDS OF DECISIONS TO BE KEPT

The directors must ensure that the Company keeps a record, in writing, for at least 10 years from the date of the decision recorded, of every unanimous or majority decision taken by the directors.

19.	DIRECTORS’ DISCRETION TO MAKE FURTHER RULES

Subject to the Articles, the directors may make any rule which they think fit about how they take decisions, and about how such rules are to be recorded or communicated to directors.

APPOINTMENT OF DIRECTORS

20.	NUMBER OF DIRECTORS

Unless otherwise determined by ordinary resolution, the number of directors shall not be subject to any maximum, but shall not be less than one.

21.	METHODS OF APPOINTING DIRECTORS

21.1	Any person who is willing to act as a director, and is permitted by law to do so, may be appointed to be a director:

(a)	by ordinary resolution;

(b)	by a decision of the directors; or

F-7

(c)	by a member or members, holding the whole or a majority in nominal value of the issued ordinary share capital for the time being of the Company, in accordance with Article 23.

21.2

In any case where, as a result of death or bankruptcy, the Company has no members and no directors, the transmittee of the last member to have died or to have a bankruptcy order made against him has the right, by notice in writing, to appoint a person who is willing to act and is permitted to do so, to be a director.

21.3	For the purposes of Article 21.2, where two or more members die in circumstances rendering it uncertain who was the last to die, a younger member is deemed to have survived an older member.

22.	TERMINATION OF DIRECTOR’S APPOINTMENT

22.1	A person ceases to be a director as soon as:

(a)	that person ceases to be a director by virtue of any provision of the Companies Act 2006 or is prohibited from being a director by law;

(b)	a bankruptcy order is made against that person;

(c)	a composition is made with that person’s creditors generally in satisfaction of that person’s debts;

(d)

a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than three months;

(e)	notification is received by the Company from that person that he is resigning from office, and such resignation has taken effect in accordance with its terms;

(f)	that person is convicted of a criminal offence (other than a motoring offence not resulting in disqualification) and the directors resolve that his office be vacated; or

(g)

he is removed from office by a member or members, holding the whole or a majority in nominal value of the issued ordinary share capital for the time being of the Company, in accordance with Article 23.

23.	APPOINTMENT AND REMOVAL BY SOLE OR MAJORITY MEMBER

A member or members holding the whole or a majority in nominal value of the issued ordinary share capital for the time being in the Company shall have power from time to time and at any time to appoint any person as a director or directors either as an additional director or to fill any vacancy and to remove from office any director howsoever appointed. Any such appointment or removal shall be effected by an instrument in writing signed by the member or members making the same, or in the case of a member being a body corporate signed by one of its directors or other officers on its behalf, and shall take effect upon lodgement at the registered office of the Company or such later date as may be specified in the instrument.

24.	DIRECTORS’ REMUNERATION

24.1	Directors may undertake any services for the Company that the directors decide.

24.2	Directors are entitled to such remuneration as the directors determine:

(a)	for their services to the Company as directors; and

(b)	for any other service which they undertake for the Company.

24.3	Subject to the Articles, a director’s remuneration may:

(a)	take any form; and

(b)	include any arrangements in connection with the payment of a pension, allowance or gratuity, or any death, sickness or disability benefits, to or in respect of that director.

24.4	Unless the directors decide otherwise, directors’ remuneration accrues from day to day.

F-8

24.5

Unless the directors decide otherwise, directors are not accountable to the Company for any remuneration which they receive as directors or other officers or employees of the Company’s subsidiary undertakings or of the Company’s parent undertakings from time to time or of any other body corporate in which the Company or any such parent undertaking is interested.

25.	DIRECTORS’ EXPENSES

25.1	The Company may pay any reasonable expenses which the directors and the company secretary (if any) properly incur in connection with their attendance at:

(a)	meetings of directors or committees of directors;

(b)	general meetings; or

(c)	separate meetings of the holders of any class of shares or of debentures of the Company,

or otherwise in connection with the exercise of their powers and the discharge of their responsibilities in relation to the Company.

26.	COMPANY SECRETARY

The directors may appoint any person who is willing to act as the company secretary for such term, at such remuneration, and upon such conditions as they may think fit and from time to time remove such person and, if the directors so decide, appoint a replacement, in each case by a decision of the directors.

SHARES AND DISTRIBUTIONS

SHARES

27.	ALL SHARES TO BE FULLY PAID

27.1

No share (other than shares taken on the formation of the company by the subscribers to the company’s memorandum) may be issued for less than the aggregate of its nominal value and any premium to be paid to the company in consideration for its issue.

28.	POWER TO ALLOT SHARES

28.1

The directors shall not, without the prior written consent of a member or members holding the whole or a majority in nominal value of the issued ordinary share capital for the time being of the Company, exercise any power of the Company to allot shares or other securities in, or to grant rights to subscribe for, or convert into, shares or other securities of, the Company to any person other than to a member holding the whole or a majority in nominal value of the issued ordinary share capital for the time being of the Company. The powers of the directors under section 550 of the Companies Act 2006 are limited accordingly.

29.	POWERS TO ISSUE DIFFERENT CLASSES OF SHARE

29.1	Subject to the Articles, but without prejudice to the rights attached to any existing share, the Company may issue shares with such rights or restrictions as may be determined by ordinary resolution.

29.2

The Company may issue shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder, and the directors may determine the terms, conditions and manner of redemption of any such shares.

30.	COMPANY NOT BOUND BY LESS THAN ABSOLUTE INTERESTS

Except as required by law, no person is to be recognised by the Company as holding any share upon any trust, and except as otherwise required by law or the Articles, the Company is not in any way to be bound by or recognise any interest in a share other than the holder’s absolute ownership of it and all the rights attaching to it.

F-9

31.	SHARE CERTIFICATES

31.1	The Company must issue each member, free of charge, with one or more certificates in respect of the shares which that member holds.

31.2	Every certificate must specify:

(a)	in respect of how many shares, of what class, it is issued;

(b)	the nominal value of those shares;

(c)	that the shares are fully paid up; and

(d)	any distinguishing numbers assigned to them.

31.3	No certificate may be issued in respect of shares of more than one class.

31.4	If more than one person holds a share, only one certificate may be issued in respect of it.

31.5	Certificates must:

(a)	have affixed to them the Company’s common seal; or

(b)	be otherwise executed in accordance with the Companies Acts.

32.	REPLACEMENT SHARE CERTIFICATES

32.1	If a certificate issued in respect of a member’s shares is:

(a)	damaged or defaced; or

(b)	said to be lost, stolen or destroyed,

that member is entitled to be issued with a replacement certificate in respect of the same shares.

32.2	A member exercising the right to be issued with such a replacement certificate:

(a)	may at the same time exercise the right to be issued with a single certificate or separate certificates;

(b)	must return the certificate which is to be replaced to the Company if it is damaged or defaced; and

(c)	must comply with such conditions as to evidence, indemnity and the payment of a reasonable fee as the directors decide.

33.	SHARE TRANSFERS

33.1	Shares may be transferred by means of an instrument of transfer in any usual form or any other form approved by the directors, executed by or on behalf of the transferor.

33.2	No fee may be charged for registering any instrument of transfer or other document relating to or affecting the title to any share.

33.3	The Company may retain any instrument of transfer which is registered.

33.4	The transferor remains the holder of a share until the transferee’s name is entered in the register of members as holder of it.

34.	TRANSMISSION OF SHARES

34.1	If title to a share passes to a transmittee, the Company may only recognise the transmittee as having any title to that share.

34.2	A transmittee who produces such evidence of entitlement to shares as the directors may properly require:

(a)	may, subject to the Articles, choose either to become the holder of those shares or to have them transferred to another person; and

(b)	subject to the Articles, and pending any transfer of the shares to another person, has the same rights as the holder had.

F-10

34.3

Subject to Article 21.2, transmittees do not have the right to attend or vote at a general meeting, or agree to a proposed written resolution, in respect of shares to which they are entitled, by reason of the holder’s death or bankruptcy or otherwise, unless they become the holders of those shares.

35.	EXERCISE OF TRANSMITTEES’ RIGHTS

35.1	Transmittees who wish to become the holders of shares to which they have become entitled must notify the Company in writing of that wish.

35.2	If the transmittee wishes to have a share transferred to another person, the transmittee must execute an instrument of transfer in respect of it.

35.3

Any transfer made or executed under this Article 35 is to be treated as if it were made or executed by the person from whom the transmittee has derived rights in respect of the share, and as if the event which gave rise to the transmission had not occurred.

36.	TRANSMITTEES BOUND BY PRIOR NOTICES

If a notice is given to a member in respect of shares and a transmittee is entitled to those shares, the transmittee is bound by the notice if it was given to the member before the transmittee’s name has been entered in the register of members.

DIVIDENDS AND OTHER DISTRIBUTIONS

37.	PROCEDURE FOR DECLARING DIVIDENDS

37.1	The Company may by ordinary resolution declare dividends, and the directors may decide to pay interim dividends.

37.2	A dividend must not be declared unless the directors have made a recommendation as to its amount. Such a dividend must not exceed the amount recommended by the directors.

37.3	No dividend may be declared or paid unless it is in accordance with members’ respective rights.

37.4

Unless the members’ resolution to declare or directors’ decision to pay a dividend, or the terms on which shares are issued, specify otherwise, it must be paid by reference to each member’s holding of shares on the date of the resolution or decision to declare or pay it.

37.5

If the Company’s share capital is divided into different classes, no interim dividend may be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

37.6	The directors may pay at intervals any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment.

37.7

If the directors act in good faith, they do not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on shares with deferred or non-preferred rights.

38.	PAYMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS

38.1	Where a dividend or other sum which is a distribution is payable in respect of a share, it must be paid by one or more of the following means:

(a)	transfer to a bank or building society account specified by the distribution recipient either in writing or as the directors may otherwise decide;

(b)

sending a cheque made payable to the distribution recipient by post to the distribution recipient at the distribution recipient’s registered address (if the distribution recipient is a holder of the share), or (in any other case) to an address specified by the distribution recipient either in writing or as the directors may otherwise decide;

(c)	sending a cheque made payable to such person by post to such person at such address as the distribution recipient has specified either in writing or as the directors may otherwise decide; or

F-11

(d)	any other means of payment as the directors agree with the distribution recipient either in writing or by such other means as the directors decide.

38.2	In the Articles, the “distribution recipient” means, in respect of a share in respect of which a dividend or other sum is payable:

(a)	the holder of the share;

(b)	if the share has two or more joint holders, whichever of them is named first in the register of members; or

(c)	if the holder is no longer entitled to the share by reason of death or bankruptcy, or otherwise by operation of law, the transmittee.

39.	NO INTEREST ON DISTRIBUTIONS

39.1	The Company may not pay interest on any dividend or other sum payable in respect of a share unless otherwise provided by:

(a)	the terms on which the share was issued; or

(b)	the provisions of another agreement between the holder of that share and the Company.

40.	UNCLAIMED DISTRIBUTIONS

40.1	All dividends or other sums which are:

(a)	payable in respect of shares; and

(b)	unclaimed after having been declared or become payable,

may be invested or otherwise made use of by the directors for the benefit of the Company until claimed.

40.2	The payment of any such dividend or other sum into a separate account does not make the Company a trustee in respect of it.

40.3	If:

(a)	twelve years have passed from the date on which a dividend or other sum became due for payment; and

(b)	the distribution recipient has not claimed it,

the distribution recipient is no longer entitled to that dividend or other sum and it ceases to remain owing by the Company.

41.	NON-CASH DISTRIBUTIONS

41.1

Subject to the terms of issue of the share in question, the Company may, by ordinary resolution on the recommendation of the directors, decide to pay all or part of a dividend or other distribution payable in respect of a share by transferring non-cash assets of equivalent value (including shares or other securities in any company).

41.2	For the purposes of paying a non-cash distribution, the directors may make whatever arrangements they think fit, including, where any difficulty arises regarding the distribution:

(a)	fixing the value of any assets;

(b)	paying cash to any distribution recipient on the basis of that value in order to adjust the rights of recipients; and

(c)	vesting any assets in trustees.

42.	WAIVER OF DISTRIBUTIONS

42.1	Distribution recipients may waive their entitlement to a dividend or other distribution payable in respect of a share by giving the Company notice in writing to that effect, but if:

(a)	the share has more than one holder; or

F-12

(b)	more than one person is entitled to the share, whether by reason of the death or bankruptcy of one or more joint holders, or otherwise,

the notice is not effective unless it is expressed to be given, and signed, by all the holders or persons otherwise entitled to the share.

CAPITALISATION OF PROFITS

43.	AUTHORITY TO CAPITALISE AND APPROPRIATION OF CAPITALISED SUMS

43.1	Subject to the Articles, the directors may, if they are so authorised by an ordinary resolution:

(a)

decide to capitalise any profits of the Company (whether or not they are available for distribution) which are not required for paying a preferential dividend, or any sum standing to the credit of the Company’s share premium account or capital redemption reserve; and

(b)

appropriate any sum which they so decide to capitalise (“capitalised sum”) to the persons who would have been entitled to it if it were distributed by way of dividend (“persons entitled”) and in the same proportions.

43.2	Capitalised sums must be applied:

(a)	on behalf of the persons entitled; and

(b)	in the same proportions as a dividend would have been distributed to them.

43.3

Any capitalised sum may be applied in paying up new shares of a nominal amount equal to the capitalised sum which are then allotted credited as fully paid to the persons entitled or as they may direct.

43.4

A capitalised sum which was appropriated from profits available for distribution may be applied in paying up new debentures of the Company which are then allotted credited as fully paid to the persons entitled or as they may direct.

43.5	Subject to the Articles the directors may:

(a)	apply capitalised sums in accordance with Articles 43.3 and 43.4 partly in one way and partly in another;

(b)

make such arrangements as they think fit to deal with shares or debentures becoming distributable in fractions under this Article 43 (including the issuing of fractional certificates or the making of cash payments); and

(c)

authorise any person to enter into an agreement with the Company on behalf of all the persons entitled which is binding on them in respect of the allotment of shares and debentures to them under this Article 43.

DECISION-MAKING BY MEMBERS

ORGANISATION OF GENERAL MEETINGS

44.	ATTENDANCE AND SPEAKING AT GENERAL MEETINGS

44.1

A person is able to exercise the right to speak at a general meeting when that person is in a position to communicate to all those attending the meeting, during the meeting, any information or opinions which that person has on the business of the meeting.

44.2	A person is able to exercise the right to vote at a general meeting when:

(a)	that person is able to vote, during the meeting, on resolutions put to the vote at the meeting; and

(b)	that person’s vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

44.3	The directors may make whatever arrangements they consider appropriate to enable those attending a general meeting to exercise their rights to speak or vote at it.

44.4	In determining attendance at a general meeting, it is immaterial whether any two or more members attending it are in the same place as each other.

F-13

44.5

Two or more persons who are not in the same place as each other attend a general meeting if their circumstances are such that if they have (or were to have) rights to speak and vote at that meeting, they are (or would be) able to exercise them.

45.	QUORUM FOR GENERAL MEETINGS

No business other than the appointment of the chairman of the meeting is to be transacted at a general meeting if the persons attending it do not constitute a quorum.

46.	CHAIRING GENERAL MEETINGS

46.1	If the directors have appointed a chairman, the chairman shall chair general meetings if present and willing to do so.

46.2	If the directors have not appointed a chairman, or if the chairman is unwilling to chair the meeting or is not present within ten minutes of the time at which a meeting was due to start:

(a)	the directors present; or

(b)	(if no directors are present), the meeting,

must appoint a director or member to chair the meeting, and the appointment of the chairman of the meeting must be the first business of the meeting.

46.3	The person chairing a meeting in accordance with this Article 46 is referred to as the “chairman of the meeting”.

47.	ATTENDANCE AND SPEAKING BY DIRECTORS AND NON-MEMBERS

47.1	Directors may attend and speak at general meetings, whether or not they are members.

47.2	The chairman of the meeting may permit other persons who are not:

(a)	members; or

(b)	otherwise entitled to exercise the rights of members in relation to general meetings,

to attend and speak at a general meeting.

48.	ADJOURNMENT

48.1

If the persons attending a general meeting within half an hour of the time at which the meeting was due to start do not constitute a quorum, or if during a meeting a quorum ceases to be present, the chairman of the meeting must adjourn it.

48.2	The chairman of the meeting may adjourn a general meeting at which a quorum is present if:

(a)	the meeting consents to an adjournment; or

(b)

it appears to the chairman of the meeting that an adjournment is necessary to protect the safety of any person attending the meeting or ensure that the business of the meeting is conducted in an orderly manner.

48.3	The chairman of the meeting must adjourn a general meeting if directed to do so by the meeting.

48.4	When adjourning a general meeting, the chairman of the meeting must:

(a)	either specify the time and place to which it is adjourned or state that it is to continue at a time and place to be fixed by the directors; and

(b)	have regard to any directions as to the time and place of any adjournment which have been given by the meeting.

48.5

If the continuation of an adjourned meeting is to take place more than 14 days after it was adjourned, the Company must give at least seven clear days’ notice of it (that is, excluding the day of the adjourned meeting and the day on which the notice is given):

(a)	to the same persons to whom notice of the Company’s general meetings is required to be given; and

(b)	containing the same information which such notice is required to contain.

F-14

48.6	No business may be transacted at an adjourned general meeting which could not properly have been transacted at the meeting if the adjournment had not taken place.

VOTING AT GENERAL MEETINGS

49.	VOTING: GENERAL

A resolution put to the vote of a general meeting must be decided on a show of hands unless a poll is duly demanded in accordance with the Articles.

50.	ERRORS AND DISPUTES

50.1

No objection may be raised to the qualification of any person voting at a general meeting except at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting is valid.

50.2	Any such objection must be referred to the chairman of the meeting, whose decision is final.

51.	POLL VOTES

51.1	A poll on a resolution may be demanded:

(a)	in advance of the general meeting where it is to be put to the vote; or

(b)	at a general meeting, either before a show of hands on that resolution or immediately after the result of a show of hands on that resolution is declared.

51.2	A poll on a resolution may be demanded by:

(a)	the chairman of the meeting;

(b)	the directors;

(c)	two or more persons having the right to vote on the resolution; or

(d)	a person or persons representing not less than one tenth of the total voting rights of all the members having the right to vote on the resolution.

51.3	A demand for a poll may be withdrawn if:

(a)	the poll has not yet been taken; and

(b)	the chairman of the meeting consents to the withdrawal.

A demand so withdrawn shall not invalidate the result of a show of hands declared before the demand was made.

51.4	Polls must be taken immediately and in such manner as the chairman of the meeting directs.

52.	CONTENT OF PROXY NOTICES

52.1	Proxies may only validly be appointed by a notice in writing (a “proxy notice”) which:

(a)	states the name and address of the member appointing the proxy;

(b)	identifies the person appointed to be that member’s proxy and the general meeting in relation to which that person is appointed;

(c)	is signed by or on behalf of the member appointing the proxy, or is authenticated in such manner as the directors may determine; and

(d)

is delivered to the Company in accordance with the Articles and any instructions contained in the notice of the general meeting to which they relate not less than 48 hours before the time appointed for holding the meeting at which the right to vote is to be exercised and in accordance with any instructions contained in the notice of the general meeting to which they relate,

F-15

and a proxy notice which is not delivered in such manner shall be invalid unless the directors in their absolute discretion at any time before the start of the meeting otherwise determine.

52.2	The Company may require proxy notices to be delivered in a particular form, and may specify different forms for different purposes.

52.3

Proxy notices may specify how the proxy appointed under them is to vote (or that the proxy is to abstain from voting) on one or more resolutions and the proxy is obliged to vote or abstain from voting in accordance with the specified instructions. However, the Company is not obliged to check whether a proxy votes or abstains from voting as he has been instructed and shall incur no liability for failing to do so. Failure by a proxy to vote or abstain from voting as instructed at a meeting shall not invalidate proceedings at that meeting.

52.4	Unless a proxy notice indicates otherwise, it must be treated as:

(a)	allowing the person appointed under it as a proxy discretion as to how to vote on any ancillary or procedural resolutions put to the meeting; and

(b)	appointing that person as a proxy in relation to any adjournment of the general meeting to which it relates as well as the meeting itself.

53.	DELIVERY OF PROXY NOTICES

53.1

A person who is entitled to attend, speak or vote (either on a show of hands or on a poll) at a general meeting remains so entitled in respect of that meeting or any adjournment of it, even though a valid proxy notice has been delivered to the Company by or on behalf of that person.

53.2	An appointment under a proxy notice may be revoked by delivering to the Company a notice in writing given by or on behalf of the person by whom or on whose behalf the proxy notice was given.

53.3	A notice revoking a proxy appointment only takes effect if it is delivered before the start of the meeting or adjourned meeting to which it relates.

53.4	If a proxy notice is not executed by the person appointing the proxy, it must be accompanied by written evidence of the authority of the person who executed it to execute it on the appointor’s behalf.

54.	AMENDMENTS TO RESOLUTIONS

54.1	An ordinary resolution to be proposed at a general meeting may be amended by ordinary resolution if:

(a)

notice of the proposed amendment is given to the Company in writing by a person entitled to vote at the general meeting at which it is to be proposed not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine); and

(b)	the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.

54.2	A special resolution to be proposed at a general meeting may be amended by ordinary resolution, if:

(a)	the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed; and

(b)	the amendment does not go beyond what is necessary to correct a grammatical or other non-substantive error in the resolution.

54.3	If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman’s error does not invalidate the vote on that resolution.

ADMINISTRATIVE ARRANGEMENTS

55.	MEANS OF COMMUNICATION TO BE USED

55.1

Subject to the Articles, anything sent or supplied by or to the Company under the Articles may be sent or supplied in any way in which the Companies Act 2006 provides for documents or information which are authorised or required by any provision of the Companies Act 2006 to be sent or supplied by or to the Company.

F-16

55.2	Any notice, document or other information shall be deemed served on or delivered to the intended recipient:

(a)

if properly addressed and sent by prepaid United Kingdom first class post to an address in the United Kingdom, 48 hours after it was posted (or five business days after posting either to an address outside the United Kingdom or from outside the United Kingdom to an address within the United Kingdom if (in each case) sent by reputable international overnight courier addressed to the intended recipient, provided that delivery in at least five business days was guaranteed at the time of sending and the sending party receives a confirmation of delivery from the courier service provider);

(b)	if properly addressed and delivered by hand, when it was given or left at the appropriate address;

(c)	if properly addressed and sent or supplied by electronic means, one hour after the document or information was sent or supplied; and

(d)

if sent or supplied by means of a website, when the material is first made available on the website or (if later) when the recipient receives (or is deemed to have received) notice of the fact that the material is available on the website.

For the purposes of this Article 55, no account shall be taken of any part of a day that is not a business day.

55.3

In proving that any notice, document or other information was properly addressed, it shall be sufficient to show that the notice, document or other information was delivered to an address permitted for the purpose by the Companies Act 2006.

55.4

Subject to the Articles, any notice or document to be sent or supplied to a director in connection with the taking of decisions by directors may also be sent or supplied by the means by which that director has asked to be sent or supplied with such notices or documents for the time being.

55.5

A director may agree with the Company that notices or documents sent to that director in a particular way are to be deemed to have been received within a specified time of their being sent, and for the specified time to be less than 48 hours.

56.	COMPANY SEALS

56.1	Any common seal may only be used by the authority of the directors.

56.2	The directors may decide by what means and in what form any common seal is to be used.

56.3

Unless otherwise decided by the directors, if the Company has a common seal and it is affixed to a document, the document must also be signed by at least one authorised person in the presence of a witness who attests the signature.

56.4	For the purposes of this Article 56, an authorised person is:

(a)	any director of the Company;

(b)	the company secretary (if any); or

(c)	any person authorised by the directors for the purpose of signing documents to which the common seal is applied.

57.	NO RIGHT TO INSPECT ACCOUNTS AND OTHER RECORDS

Except as provided by law or authorised by the directors or an ordinary resolution of the Company, no person is entitled to inspect any of the Company’s accounting or other records or documents merely by virtue of being a member.

58.	PROVISION FOR EMPLOYEES ON CESSATION OF BUSINESS

The directors may decide to make provision for the benefit of persons employed or formerly employed by the Company or any of its subsidiaries (other than a director or former director or shadow director) in connection with the cessation or transfer to any person of the whole or part of the undertaking of the Company or that subsidiary.

F-17

DIRECTORS’ INDEMNITY AND INSURANCE

59.	INDEMNITY

59.1	Subject to Article 59.2, but without prejudice to any indemnity to which a relevant officer is otherwise entitled:

(a)	each relevant officer shall be indemnified out of the Company’s assets against all costs, charges, losses, expenses and liabilities incurred by him as a relevant officer:

(i)	in the actual or purported execution and/or discharge of his duties, or in relation to them; and

(ii)	in relation to the Company’s (or any associated company’s) activities as trustee of an occupational pension scheme (as defined in section 235(6) of the Companies Act 2006),

including (in each case) any liability incurred by him in defending any civil or criminal proceedings, or regulatory investigation or action, in which judgment is given in his favour or in which he is acquitted or the proceedings are, or the investigation or action is, otherwise disposed of without any finding or admission of any material breach of duty on his part or in connection with any application in which the court grants him, in his capacity as a relevant officer, relief from liability for negligence, default, breach of duty or breach of trust in relation to the Company’s (or any associated company’s) affairs; and

(b)

the Company may provide any relevant officer with funds to meet expenditure incurred or to be incurred by him in connection with any proceedings, investigation, action or application referred to in Article 59.1(a) and otherwise may take any action to enable any such relevant officer to avoid incurring such expenditure.

59.2	This Article 59 does not authorise any indemnity to the extent it would be prohibited or rendered void by any provision of the Companies Acts or by any other provision of law.

59.3	In this Article 59:

(a)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate; and

(b)

a “relevant officer” means any director or other officer or former director or other officer of the Company or an associated company (including any company which is a trustee of an occupational pension scheme (as defined by section 235(6) of the Companies Act 2006).

60.	INSURANCE

60.1	The directors may decide to purchase and maintain insurance, at the expense of the Company, for the benefit of any relevant officer in respect of any relevant loss.

60.2	In this Article 60:

(a)

a “relevant officer” means any director or other officer or former director or other officer of the Company or an associated company (including any such company which is a trustee of an occupational pension scheme as defined by section 235(6) of the Companies Act 2006);

(b)

a “relevant loss” means any loss or liability which has been or may be incurred by a relevant officer in connection with that relevant officer’s duties or powers in relation to the Company, any associated company or any pension fund or employees’ share scheme of the Company or associated company; and

(c)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate.

61.	SCHEME OF ARRANGEMENT[4]

61.1

In this Article 61, references to the “Scheme” are to the scheme of arrangement between the Company and the holders of [Scheme Shares] (as defined in the Scheme) dated [•] 2022 (with or subject to any modification, addition or condition approved or imposed by the High Court of England and Wales and agreed by the Company and [Topco]) under Part 26 of the Companies Act 2006 and terms defined in the Scheme shall have the same meanings in this Article.

[4]	Note to draft: References to Topco entity and other cross-references to terms used in the Scheme to be confirmed.

F-18

61.2

Notwithstanding any other provisions in these Articles or the terms of any resolution, whether ordinary or special, passed by the Company in general meeting, if the Company issues any shares other than to any member of the [Topco Group] or its nominee(s) on or after the date of the adoption of this Article and prior to the [Scheme Record Time] such shares shall be issued subject to the terms of the Scheme (and shall be [Scheme Shares] for the purposes thereof) and the original or any subsequent holder or holders of such shares shall be bound by the Scheme accordingly.

61.3

Notwithstanding any other provision of these Articles, if any shares are issued to, or transferred or held by, any person or his nominee other than [Topco] or its nominee(s) (a “New Member”) at or after the [Scheme Record Time], such shares (the “Post-Scheme Shares”) will, provided that the Scheme has become effective, such shares shall be issued or transferred on terms that they shall, on the Effective Date (as defined in the Scheme) or, if later, on issue or transfer, be immediately transferred to [Topco] or its nominee(s) (which shall be obliged to acquire all of those Post-Scheme Shares) in consideration for and conditional on, the allotment and issue or transfer to the New Member of such number of Topco] Shares (“Consideration Shares”) and the payment of a cash amount (and the payment in cash in respect of fractional entitlements, as described in Article [61.5]) (together the “Relevant Consideration”) as that New Member would have been entitled to for those Post-Scheme Shares had they been [Scheme Shares] under the Scheme, provided that if, in respect of any New Member who is resident, located or has a registered address in a jurisdiction outside the United Kingdom or the United States or whom Topco reasonably believes to be a citizen, resident or national of a jurisdiction outside the United Kingdom or the United States, Topco is advised that the law of a country outside the United Kingdom and the United States: (i) precludes the allotment, issue and/or delivery to that New Member of Consideration Shares; or (ii) precludes the matters referred to in (i) except after compliance by the Company or Topco (as the case may be) with any governmental or other consent or any registration, filing or other formality with which the Company and/or Topco is unable to comply or compliance with which the Company and/or Topco (as the case may be) regards as unduly onerous, then Topco may, in its sole discretion, either: (A) determine that such Consideration Shares shall not be allotted, issued and delivered to such New Member, but shall instead be allotted, issued and delivered to a person appointed by Topco for such New Member on terms that such person shall, as soon as practicable following the allotment and issue of such Consideration Shares, sell the Consideration Shares so issued; or (B) determine that such Consideration Shares shall not be allotted, issued and delivered to such New Member, but instead a cash amount equal to the value of the Consideration Shares shall be paid to the New Member as soon as practicable[, save that any fractional cash entitlements shall be rounded down to the nearest penny]. In the event that the Consideration Shares are to be sold pursuant to (A), the Company shall appoint a person to act, and who shall be authorised, as attorney or agent for the New Member pursuant to this article and such person shall be authorised on behalf of such New Member to execute and deliver as transferor a form of transfer or other instrument or instruction of transfer on behalf of the New Member and to give such instructions and to do all other things which he or she may consider necessary or expedient in connection with such sale. The net proceeds of such sale (after deduction of all expenses and commissions incurred in connection with the sale) shall be paid to the persons entitled thereto in due proportion as soon as practicable following such sale, save that any fractional cash entitlements shall be rounded down to the nearest penny.

61.4

The Consideration Shares allotted and issued or transferred to a New Member pursuant to Article 61.3 shall be credited as fully paid and shall rank pari passu in all respects with the Topco Shares in issue at that time (other than as regards any dividends or other distributions payable by reference to a record date preceding the date of allotment or transfer). The allotment, issue or transfer of the Consideration Shares shall constitute a complete discharge to [Topco] (or its nominee (as applicable) and Company in respect of their obligations.

61.5

On any reorganisation of, or material alteration to, the share capital of the Company (including, without limitation, any subdivision and/or consolidation), the Relevant Consideration shall be adjusted by the directors in such manner as the auditors of the Company or an independent investment bank selected by the Company (whichever in their absolute discretion the directors may elect) may determine to be fair and reasonable to the New Member reflecting such reorganisation or alteration. References in this Article to Consideration Shares shall, following such adjustment, be construed accordingly.

61.6

No fraction of a Consideration Share shall be allotted, issued or transferred to any New Member pursuant to this Article. [Any fraction of a Consideration Share to which a New Member would otherwise have become entitled shall be aggregated with the fractional entitlements of any other New Members whose shares are being transferred under this article on the same date and the maximum number of Consideration Shares resulting therefrom (rounded [down] to the nearest whole number of Consideration Shares) shall be allotted and issued to a person appointed by Topco to hold such Consideration Shares on behalf of the relevant holders of Scheme Share. Topco shall procure that such Consideration Shares are sold in the market as soon as practicable after the Combination becomes Effective or, if later,

F-19

their allotment and issue, and the net proceeds of sale (after deduction of all expenses and commissions incurred in connection with the sale) shall be distributed in due proportions to the persons entitled thereto (rounded down to the nearest penny).].

61.7

To give effect to any transfer of Post-Scheme Shares required by this Article, the Company may hereby appoint any person as appointee or agent of the New Member to execute and deliver a form of transfer on behalf of the New Member in favour of [Topco] (or, if applicable, its nominee(s)) and to do all such things and execute and deliver such documents as may, in the opinion of the appointee or agent, be necessary or desirable to vest such Post-Scheme Shares in [Topco] (or its nominee(s), if applicable) including without limitation giving good receipt for the consideration for the Post-Scheme Shares. Pending the registration of [Topco] (or its nominee(s), if applicable) as the holder of any Post-Scheme Shares to be transferred pursuant to this Article, each New Member hereby irrevocably appoints [Topco] as its appointee and/or agent and/or otherwise to exercise on its behalf (in place of and to the exclusion of the relevant New Member) any voting rights attached to the Post-Scheme Shares and any or all rights and privileges attaching to the Post-Scheme Shares, to sign any consent to short notice of any general or separate class meeting of the Company and on the New Member’s behalf to execute a form of proxy in respect of its Post-Scheme Shares appointing any person nominated by [Topco] (or its nominee(s), if applicable) to attend general and separate class meetings of the Company and authorises the Company to send to [Topco] and/or its nominee(s) any notice, circular, warrant or other document or communication which may be required to be sent to them as a member of the Company, such that from the [Effective Date] (as defined in the Scheme), no New Member shall be entitled to exercise any voting rights attached to the Post-Scheme Shares or any other rights or privileges attaching to the Post-Scheme Shares. The Company shall not be obliged to issue a certificate to the New Member for any Post-Scheme Shares.

61.8

Notwithstanding any other provision of these Articles, neither the Company nor the directors shall register the transfer of any Scheme Shares effected between the [Scheme Record Time] and the date on which the Scheme becomes effective, other than to [Topco] or its nominee(s) pursuant to the Scheme.

61.9	If the Scheme shall not have become effective by the applicable date referred to in (or otherwise set in accordance with) clause [●] of the Scheme, this Article 61 shall cease to be of any effect.

F-20

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Topco is incorporated under the laws of the state of Delaware. Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Sections 145(a) and (b) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who are not a party to the action at issue (even though less than a quorum), (2) by a majority vote of a designated committee of these directors (even though less than a quorum), (3) if there are no such directors, or these directors authorize, by the written opinion of independent legal counsel, or (4) by the stockholders.

Section 145(c) of the DGCL provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) or (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith. Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL.

Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for (a) a breach of the director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (c) a violation of Section 174 of the DGCL (unlawful dividends) or (d) any transaction from which the director derived an improper personal benefit.

Article 8 of Topco’s Certificate of Incorporation eliminates the personal liability of Topco’s directors to the fullest extent permitted by the DGCL. Such section eliminates the personal liability of a director to Topco or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to Topco or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (unlawful dividends) or (d) for any transaction from which the director derived an improper personal benefit. Under the Topco Certificate of Incorporation, Topco agrees that it is the indemnitor of first resort to provide advancement of expenses or indemnification to directors and officers.

In the BCA filed as Exhibit 2.1 hereto, Topco agrees to (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present (as of the Quidel Effective Time) directors, officers and employees of Quidel and its subsidiaries and Ortho and its subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the BCA by Quidel pursuant to the organizational documents of Quidel or its subsidiaries and indemnification agreements, if any, and by Ortho pursuant to the organizational documents of Ortho or its subsidiaries and indemnification agreements, if any, as applicable, in existence on the date of BCA with any directors, officers and employees of Quidel and its subsidiaries or Ortho and its subsidiaries, as applicable, against all costs or expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries, fines, losses, claims, damages or liabilities incurred by such individual in connection with any civil, criminal, administrative or investigative proceeding arising out of or pertaining to any act or omission of the director, officer or employee of Quidel or its subsidiaries or Ortho and its subsidiaries, as applicable, and (B) without limitation to clause (A), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Quidel Effective Time (including for acts or omissions occurring in connection with the approval of the BCA and the consummation of the transactions contemplated thereby) (ii) include and cause to be maintained in effect in Topco’s (or any successor’s) organizational documents for a period of at least six years after the Quidel Effective Time, provisions providing for the elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses to the fullest extent permitted by law and (iii) purchase a six-year “tail” prepaid policy on terms and conditions no less advantageous to the insured than the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Quidel and Ortho, as applicable, or with respect to Quidel, continue coverage for the insured under the current Quidel directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Quidel.

For more information on the indemnification and directors’ and officers’ insurance provisions in the BCA, see the section entitled “The Business Combination Agreement—Indemnification and Insurance” in the joint proxy statement/prospectus that forms a part of this registration statement on Form S-4.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The exhibits listed below in the “Exhibit Index” are part of this registration statement and are numbered in accordance with Item 601 of Regulation S-K.

ITEM 22.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

• To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

• To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

• To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.    That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

• Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

• Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

• The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

• Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.    That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

8.    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

9.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

10.    To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

11.    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Business Combination Agreement, dated as of December 22, 2021, by and among Quidel Corporation, Ortho Clinical Diagnostics Holdings plc, Coronado Topco, Inc., Orca Holdco, Inc., Laguna Merger Sub, Inc. and Orca Holdco 2, Inc. (included as Annex A to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)

3.1	Form of Certificate of Incorporation of Coronado Topco, Inc. (included as Exhibit D to Annex A to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)

3.2	Form of Bylaws of Coronado Topco, Inc. (included as Exhibit E to Annex A to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)

5.1**	Opinion of Latham & Watkins LLP as to the validity of the securities being registered

10.1	Principal Stockholders Agreement, dated as of December 22, 2021, by and among Coronado Topco, Inc., Quidel Corporation, Ortho Clinical Diagnostics Holdings plc and the Initial Carlyle Stockholder (as defined therein) (included as Annex B to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)

10.2	Form of Irrevocable Undertaking (included as Annex C to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of PricewaterhouseCoopers LLP

23.3**	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

99.1**	Form of proxy card of Quidel Corporation

99.2**	Form of proxy cards of Ortho Clinical Diagnostics Holdings plc

99.3	Consent of J.P. Morgan Securities LLC

99.4	Consent of Perella Weinberg Partners LP

99.5	Opinion of Perella Weinberg Partners LP (included as Annex D to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)

99.6	Opinion of J.P. Morgan Securities LLC (included as Annex E to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)

101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document**

101.SCH	Inline XBRL Taxonomy Extension Schema Document**

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document**

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document**

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document**

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document**

104	Cover Page Interactive Data File (formatted as Inline XBRL)**

107	Filing Fee Table

*

Schedules to the agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

**	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raritan, New Jersey, on January 31, 2022.

CORONADO TOPCO, INC.

By:	/s/ Joseph Busky
Name: Joseph Busky Title: President, Chief Executive Officer, Chief Financial Officer and Director